Form 10KSB40, Exhibit 13
period 1996-12-31
ARGO BANCORP INC /DE/
filed 1997-04-29
CIK 883502

                                                                      Exhibit 13


                  ARGO BANCORP, INC.
                  AND SUBSIDIARIES

                  Annual Report

                  December 31, 1996, 1995, and 1994

                  (With Independent Auditors' Report Thereon)

ARGO BANCORP, INC.

Corporate Profile


--------------------------------------------------------------------------------

     Argo Bancorp, Inc. (Argo Bancorp or the Company) is a Delaware corporation organized in August 1987 for the purpose of acquiring Argo Federal Savings Bank, FSB (Argo Savings). Argo Bancorp acquired Argo Savings on November 17, 1987 for a capital infusion of $1.1 million. On May 26, 1992 Argo Bancorp completed a merger conversion with Dolton-Riverdale Savings and Loan Association (Dolton) and, as part of the conversion, Argo Bancorp sold an additional 74,750 shares of common stock at an issuance price of $11.50, which increased the outstanding common stock to 300,150 shares. There were 446,255 shares of common stock outstanding at December 31, 1996. Argo Bancorp is a unitary savings and loan holding company and is registered as such with the Office of Thrift Supervision (OTS). Argo Bancorp's common stock is publicly traded on the Nasdaq Stock Market Over the Counter Market. The current market makers of the stock are R. W. Baird, Incorporated, The Chicago Corporation, and Kemper Securities.

     Argo Savings was originally chartered in 1908 as a mutual savings and loan association in the State of Illinois and converted to a federal stock charter in 1982. Argo Savings is headquartered in Summit, Illinois and conducts business as a traditional savings and loan from four locations in Cook County, Illinois and one location in Lake County, Illinois.

     On October 31, 1995, Argo Bancorp acquired On-Line Financial Services, Inc. (On-Line), an Oak Brook, Illinois based third-party provider of on-line, real-time, electronic data processing services to financial institutions. The purchase of On-Line was structured as a revenue sharing agreement covering seven years from the acquisition date, with annual payouts and a maximum cap of $10 million to be paid to the former shareholders of On-Line. The acquisition was accounted for under the purchase method of accounting. Accordingly, the consolidated financial statements include the results of operations since the date of acquisition.

     On December 31, 1996 Argo Bancorp entered into a stock purchase agreement with The Deltec Banking Corporation Limited, (Deltec), a banking corporation organized under the laws of the Commonwealth of the Bahamas. Under the terms of the agreement Argo Bancorp agreed to issue and sell 111,564 shares of the Company's authorized and unissued common stock to Deltec at a purchase price $38 per share. Total proceeds from this transaction were approximately $4,239,000. A 5% investment advisory fee totaling approximately $212,000 was paid to Charles E. Webb & Company resulting in net proceeds of $4,027,000.

ARGO BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except per share amounts)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                 At December 31
                                                                         ----------------------------------------------------------
                                                                            1996         1995       1994         1993    1992
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA:

Loans receivable and discounted loans receivable, net                    $ 173,429      142,380    118,063      90,139      74,477
FHLB of Chicago stock                                                        3,428        2,669      2,576       2,576       1,632
Securities available for sale                                                5,788        7,573     12,491      15,009      28,178
Cash and interest-earning deposits                                          13,276       11,061      9,286       6,905       4,740
Excess cost over fair value of net assets acquired                             333          507        455         555         675
Purchased loan servicing rights                                              5,264        4,033      3,641       2,508       2,644
Foreclosed real estate                                                       3,913        2,234        359         554         453
Other assets                                                                23,853       16,011      9,146       7,483       5,166
-----------------------------------------------------------------------------------------------------------------------------------

Total assets                                                               229,284      186,468    156,017     125,729     117,965

Deposits                                                                   150,627      123,484    100,697      88,220      72,850
Borrowed money                                                              50,879       38,181     30,820       9,064      11,793
Custodial escrow balances for loans serviced for others                      5,782        9,696     14,691      20,031      25,735
Other liabilities                                                            5,436        4,228        835         619       1,505
------------------------------------------------------------------------------------------------------------------------------------

Stockholders' equity                                                     $  16,560       10,879      8,974       7,795       6,082
------------------------------------------------------------------------------------------------------------------------------------

SELECTED OPERATING DATA:                                                                   Year ended                Year ended
                                                                                           December 31               October 31,
                                                                         -----------------------------------------------------------

                                                                            1996         1995       1994        1993       1992
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                                          $  16,074       13,987     10,282       9,477       8,029
Interest expense                                                             9,083        8,341      5,012       3,822       3,881
------------------------------------------------------------------------------------------------------------------------------------

Net interest income                                                          6,991        5,646      5,270       5,655       4,148
Provision for loan losses                                                      248           55         48         270          43
------------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                          6,743        5,591      5,222       5,385       4,105

Noninterest income                                                          14,194        4,479      1,838       1,738       1,507
Noninterest expense                                                         19,260        7,662      5,383       4,587       4,191
------------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                   1,677        2,408      1,677       2,536       1,421

Income tax expense                                                             343          667        281         952         516
-----------------------------------------------------------------------------------------------------------------------------------

Income before extraordinary item and cumulative effect of change
 in accounting principle                                                     1,334        1,741      1,396       1,584         905

Cumulative effect of change in accounting for income taxes                     ---          ---        ---         460         ---
Extraordinary item - utilization of tax loss carryforward                      ---          ---        ---         ---         138
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                                               $   1,334        1,741      1,396       2,044       1,043
-----------------------------------------------------------------------------------------------------------------------------------

Net earnings per share - fully diluted                                   $    3.60         4.96       4.08        6.21        4.17
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Year ended
SELECTED FINANCIAL RATIOS AND OTHER DATA:                                         Year ended December 31               October 31
                                                                         ----------------------------------------------------------
                                                                            1996         1995       1994        1993          1992
                                                                         ----------------------------------------------------------
Return on average assets                                                      0.68 %       1.00       1.00        1.59        0.99
Return on average equity                                                     10.89        17.09      16.17       27.88       17.31
Average equity to average assets                                              6.26         5.85       6.10        5.71        5.69
Equity to total assets                                                        7.22         5.83       5.75        6.20        5.16
Interest rate spread during period                                            4.61         3.69       4.25        4.82        3.66
Net interest margin                                                           4.44         3.65       4.24        4.93        4.47
Noninterest expense to average assets                                         9.83         4.40       3.86        3.58        3.96
Nonperforming loans to total loans (1)                                        3.12         1.54       1.98        1.19        2.09
Nonperforming assets to total assets (1)                                      3.43         2.26       1.72        1.31        1.12
Allowance for loan losses to nonperforming loans (1)                         16.87        29.54      26.38       55.88       29.79
Average interest-earning assets to average interest-bearing liabilities      0.94x         .99x      1.00x       1.03x       1.19x
Book value per share                                                     $   37.11        36.72      30.91       27.38       21.54
----------------------------------------------------------------------------------------------------------------------------------

Full-service customer service facilities                                         5            5          4           3           3
----------------------------------------------------------------------------------------------------------------------------------

(1)  Excludes balances related to portfolio of discounted loans receivable.

                     MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

In addition to historical information, this Annual Report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 1996 Form 10-K.

GENERAL

Argo Bancorp was incorporated in August 1987 for the purpose of acquiring Argo Savings. The Company was originally capitalized through the sale of 300 shares (which split in December 1991 at 700/1) of common stock to three investors for total proceeds of $60,000. Argo Bancorp acquired Argo Savings on November 17, 1987 with a capital infusion of $1.1 million. On August 29, 1991 the Board of Directors of Dolton and Argo Savings adopted a Plan of Merger Conversion (Plan) whereby Dolton agreed to convert from a state-chartered mutual association to a federally-chartered stock association and merge with and into Argo Savings, with Argo Savings as the surviving entity. Pursuant to the Plan, shares of common stock of Argo Bancorp were first sold to the members of Dolton in a subscription offering and the shares not subscribed were then offered to the public in a community offering. The subscription and community offering were held concurrently and were completed on April 27, 1992. Final regulatory approval was received on May 26, 1992, at which time the merger conversion was completed. The transaction was accounted for as a pooling-of-interests. As a result, no goodwill or other intangible assets were recorded. As part of the merger conversion with Dolton, the Company sold an additional 74,750 shares of common stock at an issuance price of $11.50 per share. Net proceeds from the merger conversion were $326,000 after the deduction of the conversion expenses. The Company retained 50% of the net proceeds from the merger conversion and injected the remaining 50% into Argo Savings.

Argo Bancorp is a unitary savings and loan holding company and is registered as such with the OTS. The Company is an active holding company with assets consisting of Argo Savings' common stock, On-Line Financial Services Inc. common stock, marketable securities, interest-earning deposits, and an investment in a majority-owned limited liability corporation whose primary purpose is to purchase residential loans. Argo Bancorp is a Federal Housing Authority (FHA) approved originator and servicer, a licensed Illinois mortgage banker, and an approved Federal National Mortgage Association (FNMA) servicer.

The principal business of Argo Savings consists of attracting deposits from the general public and investing those deposits, together with deposits associated with purchased mortgage servicing rights (PMSRs) and funds generated internally, primarily in one-to-four family mortgage loans. Argo Savings is a member of the Federal Home Loan Bank (FHLB) System, and its deposits are insured to the maximum allowable amount by the Federal Deposit Insurance Corporation (FDIC).

Argo Savings operates two wholly-owned service corporation subsidiaries. Argo Mortgage Corporation engages in mortgage brokerage activities that focus on the purchase and sale of deeply discounted mortgage loans into the secondary market. Dolton-Riverdale Savings Service Corp. offers life insurance annuities to the customer base of Argo Savings. Argo Savings also has a majority interest in a limited liability corporation, Margo Financial Services, LLC (Margo). The primary activity of Margo is the origination of mortgage loans for portfolio and for sale into the secondary market.

Argo Savings' results of operations are dependent primarily on net interest income, representing the difference between the interest income earned on its loans, mortgage-backed securities, investment securities, and interest-earning deposits and its cost of funds, consisting of the interest paid on its deposits, escrows, and borrowings, and the income generated by its investment in PMSRs. Argo Savings' operating results are also affected by the profit recognized on the sale of mortgage loans, customer service charges, and other income. Argo Savings' operating expenses consist of employee compensation, occupancy expenses, federal deposit insurance premiums, amortization of goodwill, and other general and administrative expenses.

Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities.

DISCOUNTED LOANS RECEIVABLE

In recent years the Company has acquired through private sales and auctions, mortgage loans at a discount for which the borrowers are either not current as to principal and interest payments or there is doubt to the borrowers' ability to pay in full the contractual principal and interest. The Company estimates the amounts it will realize through foreclosure, collection efforts or other resolution of each loan and the length of time required to complete the collection process in determining the amounts it will bid to acquire such loans. Investment in these assets has generally resulted in higher than market interest yields and significant gains as a result of the ultimate sale of properties acquired through these purchases. Losses have also been incurred from certain properties through other real estate owned activity.

As a result of the Company's business strategy, the balance of the Company's discounted loans receivable portfolio increased from $13.5 million or 7.3% of total assets at December 31, 1995, to $47.7 million or 20.8% of total assets at December 31, 1996. The increase in the Company's discounted loan acquisition activity has substantially contributed to the Company's profitability in recent periods.

ON-LINE FINANCIAL SERVICES

On October 31, 1995 Argo Bancorp acquired On-Line Financial Services, Inc. (On-
Line), an Oak Brook, Illinois based computer services bureau, serving bank and thrift clients throughout the Midwest. The purchase transaction was consummated through the use of a wholly-owned subsidiary, OLF Acquisition Corporation, which acquired shares of three separate state chartered savings and loan service corporations which owned, in the aggregate, 98.9% of the outstanding shares on On-Line. Sale of the remaining 1.1% of On-Line shares was made by a single institutional stockholder which held shares in On-Line directly. The intervening acquisition subsidiary and state chartered savings and loan service corporation shells were liquidated and merged by Argo Bancorp in June 1996.

Financial terms of the transaction included a cash sweep to shareholders of On-Line funds on hand on the closing date, less amounts necessary to establish certain agreed-upon escrow balances; a two-year asset note of approximately $1,026,000, representing the closing date net book value of On-Line; a 26-month escrow note in the amount of $460,000, representing funds held for future performance under a third-party computer lease; and a structured schedule of contingent payments based on future revenues of On-Line over the next seven years. The total transaction value, including asset notes and contingent payments, will not exceed $10 million. Management anticipates funding any required payments with excess funds generated from operations and, to the extent necessary, earnings and assets of the Company.

On-Line is a third party provider of electronic data processing services, primarily to financial institutions located throughout the midwest. On-Line currently provides data processing services to thrifts, community banks and savings banks, representing over 1.5 million customer accounts in six midwestern states. On-Line has historically marketed its services to institutions with assets of less than $1 billion, where the company's orientation toward superior customer service and specialized products allows it to effectively compete. The acquisition by Argo Bancorp has promoted the development and sale of technological advances in the systems, programs, and services offered by On-Line, which includes resale of software produced by Information Technology Incorporated, integrated check and document imaging systems, and computer output laser disc storage technology. These services are in addition to new offerings by On-Line in the planning and deployment of wide area and local area network systems, the sale of all related hardware and services, expanded technical and communications support, consultation, and training, and the maintenance of in-house systems. On-Line's business plans include aggressive marketing to small to mid-size commercial and community banks, as well as other corporate users of advanced technology, as it moves to expand its traditional thrift institution client base.

PRIVATE PLACEMENT OF STOCK

On December 31, 1996 Argo Bancorp entered into a Stock Purchase Agreement with The Deltec Banking Corporation Limited (Deltec), a banking corporation organized under the laws of the Commonwealth of the Bahamas. Under the terms of the purchase agreement, Argo Bancorp agreed to issue and sell 111,564 shares of the Company's authorized but unissued common stock to Deltec at a purchase price of $38 per share. Total proceeds from this transaction were approximately $4,239,000. A 5% investment advisory fee totaling $212,000 was paid to Charles
E. Webb & Company resulting in net proceeds of $4,027,000. The Company also entered into a Stockholder Agreement with Deltec which stipulates, in material part that on any occasion the Company shall determine to issue additional shares, Argo Bancorp shall offer to sell to Deltec such number of shares required to allow Deltec to continue to own 25% of the outstanding common stock in the Company.

The proceeds from the issuance and sale of stock to Deltec were used to pay down $2.0 million on the Company's line of credit and to infuse $2.0 million of capital into Argo Federal Savings Bank. The capital infusion will allow Argo Federal Savings to pursue its growth goals.

LIQUIDITY AND CAPITAL RESOURCES

Argo Savings' primary sources of funds are deposits, proceeds from principal and interest payments on the loan and mortgage-backed securities portfolio, custodial deposit accounts related to loans serviced for others, maturing investments and borrowed money. The most liquid assets are cash and short-term investments. The levels of these assets are dependent on operating, financing, and investing activities during any given period. Cash and interest-earning deposits totaled $13.3 million at December 31, 1996. Additional sources of funds have included FHLB-Chicago advances, reverse repurchase agreements and loan sales. Argo Savings has adequate alternative funding sources if short-term liquidity needs arise.

The primary investing activity of Argo Savings is the origination and purchase of mortgage loans. During the years ended December 31, 1996 and 1995 Argo Savings originated and purchased $59.6 million and $35.6 million of loans receivable, respectively, and $41.1 million and $19.9 million of discounted loans receivable, respectively. Purchases of securities available-for-sale totaled $152,000 and $830,000 for 1996 and 1995, respectively. Income earned from limited partnership investments in purchased mortgage servicing rights totaled $352,000 for the year ended December 31, 1996. These investing activities were primarily funded by principal repayments on loans and mortgage-backed securities of $47.0 million and $36.9 million, an increase in deposit accounts of $27.1 million and $22.8 million for 1996 and 1995, respectively, and the increase in short-term borrowings of $12.7 million in 1996 and $8.2 million in 1995.

Argo Savings is required to maintain minimum levels of liquid assets as defined by OTS regulation. At December 31, 1996 Argo Savings' liquid assets represented 6.75% of its liquidity base as compared to the required level of 5%. The level of liquidity maintained is believed by management to be adequate to meet the requirements of normal operations, potential deposit outflows, and current loan demand. Cash flow projections are updated regularly to assure necessary liquidity.

Liquidity management for Argo Savings is both a daily and long-term function of Argo Savings' management. Argo Savings' management meets on a daily basis and monitors interest rates, current and projected commitments to purchase loans and the likelihood of funding such commitments, and projected cash flows. Excess funds are generally invested in short-term investments.

At December 31, 1996 Argo Savings' capital exceeded all capital requirements of the OTS. Argo Savings' tangible, core, and risk-based capital ratios were 5.82%, 5.82%, and 10.84%, respectively. Argo Savings is considered "well capitalized" under OTS prompt corrective action regulations.

At December 31, 1996 Argo Savings had outstanding loan commitments and unused lines of credit of $2.6 million and $5.4 million, respectively. Argo Savings had no commitments to purchase loans at December 31, 1996. Argo Savings has a commitment of $651,000 in connection with a contract signed on December 31, 1996 to purchase PMSR's. Argo Savings also had Community Reinvestment Act (CRA) investment commitments outstanding of $1.7 million. These commitments include $981,000 to be funded over ten years for investment in the Chicago Equity Fund, and $320,000 to be funded over six years for investment in the Community Investment Corporation. Argo Savings has also committed to sell approximately $570,000 first mortgage loans, at par, over a 60-day commitment period.

FINANCIAL CONDITION

Total assets increased $42.8 million to $229.3 million at December 31, 1996 from $186.5 million at December 31, 1995. The increase in total assets is due primarily to an increase of $27.1 million in deposits and $12.7 million in borrowed money. The increase in total assets of $30.5 million to $186.5 million at December 31, 1995 from $156.0 million at December 31, 1994 was due primarily to an increase of $22.8 million in deposits and $6.5 million from the acquisition of On-Line.

Net loans receivable, which include loans receivable, loans held for sale and discounted loans receivable, increased $31.0 million or 21.8%, in 1996 to $173.4 million at December 31, 1996. Net loans receivable increased $24.3 million, or 20.6%, in 1995 to $142.4 million at December 31, 1995. The increase in loans receivable for 1996 and 1995 is due primarily to the purchase of seasoned loan packages of both fixed and adjustable rate loans secured by single family residences. The purchases in 1996 totaling $99.1 million included $41.1 million in discounted loans receivable and $58.0 million in loans receivable. These purchases were primarily funded by the $27.1 million increase in deposits a $12.7 million increase in borrowings, and sales of discounted loans. The 1995 purchases of $55.5 million included $19.9 million of discounted loans receivable and $35.6 million of loans receivable. These additions were funded primarily by the $22.8 million increase in deposits and the $8.2 million increase in borrowings.

Securities available for sale, which totaled $5.8 million at December 31, 1996, are carried at fair value and include $4.9 million of mortgage-backed securities, $399,000 of U.S. Government obligations, $282,000 of marketable equity securities and $203,000 of municipal securities. The balance of mortgage-backed securities decreased during 1996 by $808,000 primarily due to principal repayments. The remaining securities available for sale decreased by $1.2 million during 1996 due to the maturity of U.S. Government obligations and municipal bonds.

Deposits increased $27.1 million to $150.6 million at December 31, 1996, while deposits increased $22.8 million to $123.5 million at December 31, 1995 from $100.7 million at December 31, 1994. The increase for both years is attributable to increased focus on attracting deposits.

Borrowings increased $12.7 million to $50.9 million at December 31, 1996 and
increased $7.4 million to $38.2 million at December 31, 1995.   The increase for
both years is primarily attributable to the need for increased funding for the purchase of seasoned loan packages and loan originations.

Custodial escrow balances for loans serviced decreased $3.9 million to $5.8 million at December 31, 1996. The custodial accounts relate to escrowed payments of taxes and insurance and the float on principal and interest payments on loans serviced either for Argo Savings or on behalf of others by an independent mortgage servicing operation. The custodial accounts related to loans serviced by others are maintained at Argo Savings in interest-bearing accounts. The custodial accounts associated with loans or purchased mortgage servicing rights serviced for Argo Savings are maintained in noninterest-bearing accounts. At December 31, 1996 and 1995, $5.7 million and $7.1 million, respectively, of all custodial escrow balances pertain to loans subserviced on behalf of Argo Saving for portfolio loans, servicing retained loans, and purchased mortgage servicing rights. Due to the nature of custodial escrow deposits, balances may fluctuate widely on a day-to-day basis.

Common shares outstanding increased 137,736 shares to 446,255 at December 31, 1996 from 308,519 shares at December 31, 1995. The increase is due to the issuance of 111,564 shares under the stock purchase agreement with The Deltec Banking Corporation Limited and the exercise of 26,172 stock options. The shares were issued from authorized but unissued common stock.

INTEREST RATE RISK

Argo Savings' financial objective is to reduce the sensitivity of its earnings to interest rate fluctuations by seeking a match between the interest rate sensitivity of its assets and liabilities. The major strategies Argo Savings has implemented are (i) the origination and purchase of adjustable rate loans and mortgage-backed securities; (ii) the origination of balloon mortgages; (iii) the sale of newly originated long-term fixed rate mortgages; (iv) the investment in PMSRs, which provide a source of noninterest income and also act as a hedge against the decline in the value of fixed rate mortgages in a rising interest rate environment; (v) the maintenance of noninterest-bearing custodial accounts related to the PMSRs; and (vi) the control of deposit growth and maintenance of long-term deposits. The strategies listed have been implemented by Argo Savings and are monitored on a monthly basis by management. Argo Savings does not use any derivatives to reduce its exposure to interest rate risk.

As part of its asset/liability strategy, Argo Savings' objectives are to maintain its cumulative one-year hedged gap within a range of (15%) to 15% of total assets, which helps maintain a more stable net interest spread in various interest rate environments. The gap ratio fluctuates as a result of market conditions and management's expectations of future interest rate trends.

Argo Savings had an excess of interest-sensitive liabilities which mature or reprice within one year over interest-sensitive assets of $28.4 million or 12.40% of total assets at December 31, 1996. As a result of the excess of interest-sensitive liabilities over interest-sensitive assets, Argo Savings is "net liability sensitive," which would indicate that its earnings would be negatively affected by rising interest rates. In periods of falling interest rates, however, the opposite effect on net interest income is expected.

In determining its gap position, Argo Savings has assumed that passbook accounts, NOW accounts, and money market accounts are withdrawn based on industry averages provided by the OTS. The assumptions used, although standardized, may not be indicative of the actual withdrawals experienced by Argo Savings. Fixed maturity deposits reprice at maturity. The combined effect of these assumptions on passbook, NOW, and money market accounts has 27% of these accounts withdrawn within one year. Management believes that these decay rate assumptions are reasonable.

The following table presents Argo Bancorp's interest sensitivity gap between interest-earning assets, excluding premiums and discounts, and interest-bearing liabilities at December 31, 1996. The information provided in the table below is based on asset maturity for fixed rate assets and repricing dates for adjustable rate assets. No prepayment assumptions have been included.

------------------------------------------------------------------------------------------------------------------------------------

                                                                                      At December 31, 1996
                                                            -----------------------------------------------------------------------
                                                                            More Than    More Than     More Than      More Than
                                                               1 Year        1 Year       3 Year        5 Year         10 Year
                                                               or Less      to 3 Years   to 5 Years    to 10 Years    to 20 Years
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars in thousands)
Interest-earning assets:
 Mortgage loans (1) (2)                                      $ 55,128        12,933       5,272         2,921             13,179
 Other loans (1)                                                6,634           237         271           158                 12
 Interest-earning deposits                                        758             -           -             -                  -
 Mortgage-backed securities                                     3,825           804           -           146                152
 Investment securities                                            226             -           -           175                370
-----------------------------------------------------------------------------------------------------------------------------------

Total interest-earning assets                                  66,571        13,974       5,543         3,400             13,713

 Less unearned discount, premium, and deferred fees            (5,348)       (1,262)       (514)         (273)            (1,286)
-----------------------------------------------------------------------------------------------------------------------------------

Total net interest-earning assets                              61,223        12,712       5,029         3,127             12,427

Interest-bearing liabilities:
 Passbook accounts                                              3,119         4,587       2,569         4,771              2,385
 NOW accounts (3)                                               4,598         2,485       3,604           821                918
 Money market accounts                                          3,917           544         248           197                 34
 Certificate accounts                                          48,570        57,111       9,114           100                  -
 Custodial escrows                                                 21            15          11            15                 11
 FHLB advances and other borrowings                            29,425         1,197         536        19,721                  -
----------------------------------------------------------------------------------------------------------------------------------

Total interest-bearing liabilities                             89,650        65,939      16,082        25,625              3,348
----------------------------------------------------------------------------------------------------------------------------------

Interest sensitivity gap                                     $(28,427)      (53,227)    (11,053)      (22,498)             9,079
----------------------------------------------------------------------------------------------------------------------------------

Cumulative interest sensitivity gap                          $(28,427)      (81,654)    (92,707)     (115,205)          (106,126)
----------------------------------------------------------------------------------------------------------------------------------

Cumulative interest sensitivity gap as a percentage of
  total assets                                                 (12.40)%      (35.26)     (40.44)       (50.25)            (46.20)
----------------------------------------------------------------------------------------------------------------------------------
Cumulative net interest-sensitive assets as a percentage
  of interest-sensitive liabilities                             74.25         51.76       50.14         45.35              51.43
----------------------------------------------------------------------------------------------------------------------------------
                                                             ---------------------------------------------------------------------
                                                                             More Than
                                                                             20 Years          Total
----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Mortgage loans (1) (2)                                                       91,023            180,456
 Other loans (1)                                                                 -                7,312
 Interest-earning deposits                                                       -                  758
 Mortgage-backed securities                                                      -                4,927
 Investment securities                                                         3,428              4,199
----------------------------------------------------------------------------------------------------------------------------------

Total interest-earning assets                                                 94,451            197,652

 Less unearned discount, premium, and deferred fees                           (8,882)           (17,565)
----------------------------------------------------------------------------------------------------------------------------------
Total net interest-earning assets                                             85,569            180,087

Interest-bearing liabilities:
 Passbook accounts                                                               918             18,349
 NOW accounts (3)                                                                  -             12,426
 Money market accounts                                                            17              4,957
 Certificate accounts                                                              -            114,895
 Custodial escrows                                                                 3                 76
 FHLB advances and other borrowings                                                -             50,879
----------------------------------------------------------------------------------------------------------------------------------

Total interest-bearing liabilities                                               938            201,582
----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                                                      84,631            (21,495)
----------------------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap                                          (21,495)
----------------------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap as a percentage of
  total assets                                                                 (9.30)
----------------------------------------------------------------------------------------------------------------------------------
Cumulative net interest-sensitive assets as a percentage
  of interest-sensitive liabilities                                            98.05
----------------------------------------------------------------------------------------------------------------------------------

(1) For purpose of the GAP analysis, mortgage and other loans are not reduced for allowance for loan losses, but are reduced for nonperforming loans.
(2) Mortgage loans include loans held for sale, portfolio loans receivable and discount loans receivable.
(3) Does not include noninterest-bearing NOW accounts of $2.9 million and noninterest-bearing accounts associated with loans serviced for others of $6.1 million.

The following table sets forth certain information relating to Argo Bancorp's consolidated average balance sheets and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management believes that the use of month-end balances instead of daily average balances has not caused a material difference in the information presented.

------------------------------------------------------------------------------------------------------------------------------------

                                                                           Years ended December 31
                                       --------------------------------------------------------------------------------------------
                                                    1996                            1995                            1994
                                       ----------------------------   ------------------------------   ----------------------------
                                                           Average                          Average                        Average
                                        Average             Yield/     Average               Yield/     Average             Yield/
                                        Balance   Interest   Cost      Balance    Interest    Cost      Balance   Interest   Cost
------------------------------------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
                       ASSETS

Interest-earning assets:
 Loans receivable (1)                 $ 151,384     15,057    9.95 % $ 139,194      13,010     9.35 % $ 106,780      9,315    8.72 %
 Mortgage-backed securities               5,294        354    6.68       6,108         405     6.63       7,521        479    6.37
 Interest-earning deposits                2,103        421    4.84       1,459          67     4.58       1,533         51    3.33
 Investment securities                    4,176        242    5.80       7,837         505     6.45       8,559        437    5.11
                                       ----------------------------   ------------------------------   ----------------------------

Total interest-earning assets           162,957     16,074    9.86     154,598      13,987     9.05     124,393     10,282    8.27
Noninterest-earning assets (2)           32,927                         19,444                           15,030
                                       ---------                      ---------                        ---------
Total assets                          $ 195,884                      $ 174,042                        $ 139,423
                                       =========                      =========                        =========

          LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
 Deposits                               130,163      6,433    4.94     113,857       5,610     4.93      93,232      3,501    3.76
 Custodial escrows                        1,209         78    6.45       3,126         224     7.17       7,134        228    3.20
 FHLB advances and other borrowings      41,909      2,572    6.14      38,768       2,507     6.47      24,376      1,283    5.26
                                       ----------------------------   ------------------------------    ---------------------------

Total interest-bearing liabilities      173,281      9,083    5.24     155,751       8,341     5.36     124,742      5,012    4.02
                                                                                                                    ---------------
Other liabilities                        10,340                          8,103                            6,050
                                       ---------                      ---------                        ---------

Total liabilities                       183,621                        163,854                          130,792

Equity                                   12,253                         10,188                            8,631
                                       ---------                      ---------                        ---------

Total liabilities and equity          $ 195,874                        174,042                          139,423
                                       =========                      =========                        =========
Net interest income/interest rate
 spread (3)                                          6,991    4.62 %                 5,646     3.69 %                5,270    4.25 %
                                                   ================                =================                ===============
Net interest-earning
 assets/(liabilities)/net interest
 margin (4)                           $ (10,324)              4.44 % $  (1,153)                3.65 % $    (349)              4.24 %
                                       =========             ======   =========               ======   =========             ======
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities                               0.94x                           .99x                            1.00x
                                       =========                      =========                        =========

(1) Loans receivable include loans held for sale, portfolio loans receivable and discount loans receivable.
(2) Included in the balances are PMSRs of approximately in $4.6, $4.0 million and $3.5 million in 1996, 1995 and 1994, respectively.
(3) Interest rate spread represents the difference between the average yield on total interest-earning assets and the average cost of total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASSET QUALITY

Argo Bancorp and Argo Savings regularly review assets to determine proper valuation. Loans are reviewed on a regular basis and an allowance for possible loan losses is established when, in the opinion of management, the net realizable value of the property collateralizing the loan is less than the outstanding principal and interest, and the collectibility of the loan's principal and interest becomes doubtful. The allowance for loan losses totaled $685,000 and $587,000 at December 31, 1996 and 1995, respectively.

At December 31, 1996 Argo Bancorp had 95 properties totaling $3.9 million classified as foreclosed real estate as compared to 40 properties for $2.2 million on December 31, 1995. The underlying properties at December 31, 1996 consist primarily of single family residences. The foreclosed real estate has been written down to its estimated fair value at December 31, 1996. The Savings Bank maintains an allowance for losses on foreclosed real estate. The balance totaled $189,000 and $412,000 at December 31, 1996 and 1995, respectively. The provision for losses and chargeoffs totaled $238,000 and $538,000, respectively during 1996, compared to $59,000 and $91,000 during 1995. The total amount of loans (excluding discounted loans) 90 days or more past due at December 31, 1996 was $3.9 million or 3.09% of total portfolio loans receivable and loans held for sale as compared to $2.0 million or 1.5% on December 31, 1995. The total amount of discounted loans 90 days or more past due at December 31, 1996 was $15.5 million or 32.4% of total discounted loans receivable. The total amount of discounted loans 90 days or more past due at December 31, 1995 was $8.4 million or 62.0% of total discounted loans receivable. Currently, management is unaware of any identifiable charge-offs based on information available.

RESULTS OF OPERATIONS

    COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED
        DECEMBER 31, 1996 TO THE YEAR ENDED DECEMBER 31, 1995

General.  Net income for the year ended December 31, 1996 was $1.3 million or
--------
$3.60 per share (on a fully diluted basis), compared to net income of $1.7 million, or $4.96 per share (on a fully diluted basis), in 1995.

Interest Income.  Interest income increased $2.1 million or 14.9% to $16.1
----------------
million in 1996 from $14.0 million in 1995. The increase is primarily due to the increase of $8.4 million in the average balance of interest-earning assets to $163.0 million in 1996 from $154.6 million in 1995, and an increase in the average yield on interest-earning assets to 9.86% in 1996 from 9.05% in 1995. This increase in average yield was primarily due to the significant growth in the higher yielding discounted loans receivable portfolio during 1996.

Interest Expense.  Interest expense increased $742,000 or 8.90% to $9.1 million
-----------------
in 1996 from $8.3 million in 1995, primarily as a result of a higher average balance of interest bearing liabilities. The average balance of interest-bearing liabilities increased $17.5 million to $173.3 million in 1996 from $155.8 million in 1995. Partially offsetting this increase was a 12 basis point decrease in the average cost of funds from 5.36% in 1995 to 5.24% in 1996.

Net Interest Income.  Net interest income totaled $7.0 million for the year
--------------------
ended December 31, 1996, reflecting an increase of $1.4 million from the $5.6 million recorded in 1995. The net interest margin increased from 3.65% in 1995 to 4.44% in 1996. The interest rate spread increased to 4.62% in 1996 compared to 3.69% in 1995, primarily as a result of the purchase of higher yielding discounted loans.

The table below sets forth certain information regarding changes in interest income and interest expense of Argo Bancorp for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (change in volume multiplied by prior rate); (2) changes in rates (change in rate multiplied by prior volume); and (3) net changes in rate-volume. The change attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

-----------------------------------------------------------------------------------------

                               1996 compared to 1995             1995 compared to 1994
                             --------------------------        --------------------------
                             Increase (decrease) due to        Increase (decrease) due to
                             --------------------------        --------------------------
                             Volume     Rate      Net          Volume     Rate      Net
-----------------------------------------------------------------------------------------
                                               (In thousands)
Interest-earning assets:
 Loans receivable, net        $1,220     828    2,048          2,832       863     3,695
 Mortgage-backed securities      (54)      3      (51)          (160)       86       (74)
 Interest-earning deposits
  and investment securities      (84)    174       90           (173)      257        84
-----------------------------------------------------------------------------------------

Total                          1,082   1,005    2,087          2,499     1,206     3,705
-----------------------------------------------------------------------------------------

Interest-bearing
 liabilities:
 Deposits                        805      18      823          1,018     1,091     2,109
 Custodial escrows              (124)    (22)    (146)          (287)      283        (4)
 FHLB advances and other
  borrowings                     193    (128)      65            930       294     1,224
-----------------------------------------------------------------------------------------

Total                            874    (132)     742          1,661     1,668     3,329
-----------------------------------------------------------------------------------------

Net change in interest
 income                       $  208   1,137    1,345            838      (462)      376
-----------------------------------------------------------------------------------------

Provision for Loan Losses.  A general loan loss provision of $248,000 was
--------------------------
recorded during 1996, bringing the allowance for loan losses to $665,000 or .53% of total loans receivable, excluding discounted loans receivable and 16.87% of total nonperforming loans, excluding discounted loans receivable, at December 31, 1996. The loan loss provision in 1995 was $55,000 and the allowance for loan losses balance at December 31, 1995 was $587,000, or .45% of loans receivable, excluding discounted loans receivable. In the determination of the provision for loan losses and adequacy of the corresponding allowance for loan losses, management considers changes in the asset quality, charge off experience and economic conditions.

Noninterest Income.  Noninterest income increased $9.7 million during 1996 to
-------------------
$14.2 million in 1996 from $4.5 million in 1995. The increase is primarily due to On-Line Financial Services, Inc., which generated $11.1 million in data processing revenue for the year ended December 31, 1996 as compared to the $1.8 million generated for the two months ending December 31, 1995. Also contributing to the increase in noninterest income was a $781,000 increase in gains on sale of discounted loans receivable. This increase was due to increased loan sale activity at Argo Mortgage. Offsetting these increases was a $364,000 increase in losses realized on the sale of foreclosed assets.

Noninterest Expense.  Noninterest expense increased $11.5 million to $19.2
--------------------
million in 1996 from $7.7 million in 1995. This increase was primarily due to the acquisition of On-Line Financial Services in the fourth quarter of 1995.
The full year of operations of On-Line Financial Services resulted in increases of $3.8 million in compensation, $2.7 million in occupancy, $1.3 million in data servicing costs, and $1.3 million in other general and administrative, $586,000 in software expenses, $140,000 in advertising and $194,000 in legal and professional fees. Also contributing to the increase in noninterest expense in 1996 was the $804,000 increase in Federal deposit insurance premiums. This was primarily the result of the special recapitalization assessment paid of $789,000 on September 30, 1996.

Income Tax Expense.  The provision for income tax expense decreased $324,000 to
-------------------
$343,000 for the year ended December 31, 1996. The decrease was primarily due to a decrease of pretax income of $731,000 and the utilization of approximately $179,000 in available tax credits primarily attributable to the Company's investment in low-income housing partnerships.

Fourth Quarter 1996 Results.  Income for the fourth quarter of 1996 totaled
----------------------------
$404,000, representing a decrease of $353,000 from 1995 net income of $757,000. Results for the fourth quarter of 1996 include adjustments made to the previously reported results for the year ended December 31, 1996. The adjustments impacted various accounts, including the following: loan interest income, the gain on sale of assets and data processing revenue were decreased by $280,000, $44,000, and 38,000, respectively; compensation expense and other noninterest expense increased by $118,000 and $451,000, respectively; interest expense on borrowings decreased by $40,000; other data processing income increased by $98,000. The related tax impact of these adjustments totaled $367,000, resulting in a net decrease to net income of $426,000.

RESULTS OF OPERATIONS

    COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED
        DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31, 1994

General.  Net income for the year ended December 31, 1995 was $1.7 million or
--------
$4.96 per share (on a fully diluted basis), compared to net income of $1.4 million, or $4.08 per share (on a fully diluted basis), in 1994.

Interest Income.  Interest income increased $3.7 million or 36% to $14.0 million
----------------
in 1995 from $10.3 million in 1994. The increase is primarily due to the increase of $30.2 million in the average balance of interest-earning assets to $154.6 million in 1995 from $124.4 million in 1994 and an increase in the average yield on interest-earning assets to 9.05% for 1995 from 8.27% for 1994.

Interest Expense.  Interest expense increased $3.3 million or $66.4% to $8.3
-----------------
million in 1995 from $5.0 million in 1994, primarily as a result of higher overall market interest rates. The average cost of funds increased 134 basis points to 5.36% in 1995 from 4.02% in 1994. In addition, the average balance of interest-bearing liabilities increased $31.1 million to $155.8 million in 1995 from $124.7 million in 1994.

Net Interest Income.  Net interest income totaled $5.6 million for the year
--------------------
ended December 31, 1995, reflecting an increase of $376,000 from the $5.3 million recorded in 1994. The average spread between interest-earning assets and interest-bearing liabilities increased $376,000 to $5.6 million for 1995 from $5.3 million in 1994. The interest rate spread decreased to 3.69% in 1995 compared to 4.25% in 1994, primarily as a result of the effect of higher overall market interest rates on interest-bearing liabilities, which adjust more quickly to changes in interest rates than interest-earning assets.

Provision for Loan Losses.  A general loan loss provision of $55,000 was
--------------------------
recorded during 1995, bringing the allowance for loan losses to $587,000 or .45% of loans receivable, excluding discounted loans receivable, and 29.54% of total nonperforming loans at December 31, 1995, excluding discounted loans receivable. The loan loss provision in 1994 was $48,000 and the allowance for loan losses balance at December 31, 1994 was $613,000.

Noninterest Income.  Noninterest income increased $2.6 million during 1995 as
-------------------
compared to 1994. The increase was primarily due to the acquisition of On-Line Financial Services, Inc., which generated $1.8 million in data processing income. Also contributing to the increase was the $534,000 increase in income from gain on sale of assets and a $180,000 increase in other income attributable directly to On-Line.

Noninterest Expense.  Noninterest expense increased $2.3 million in 1995
--------------------
primarily due to acquisition of On-Line Financial Services, Inc., which contributed to the $1.0 million increase in compensation, the $700,000 increase in occupancy, the $300,000 increase in other general and administrative, and the $231,000 of data servicing costs. Also contributing to the increases in occupancy, compensation, and other administrative during 1995 was the opening of the new branch in Gurnee.

Income Tax Expense.  The provision for income tax expenses increased $386,000 to
-------------------
$667,000 for the year ended December 31, 1995. The increase was due to the increase of pretax income of $731,000 from the previous year.

LEGISLATIVE MATTERS

On September 30, 1996 legislation was enacted which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Savings Bank, to recapitalize the SAIF and spread the payments of Financing Corporation Bonds ("FICO") across all SAIF and BIF members. The recapitalization assessment levied was 65.7 basis points on the amount of SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter of 1996 and is tax deductible. The Savings Bank paid $789,000 in connection with the FDIC special assessment.

Under legislation, the FDIC estimated that BIF members will be paying a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits on January 1, 1997, compared to 6.5 basis points on SAIF-insured deposits. Pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The legislation also requires the BIF and SAIF to be merged by January 1, 1999 provided that subsequent legislation is adopted to eliminate the savings association charter and there are no remaining savings associations as of that date.

The FDIC also lowered the SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis or whether the BIF and SAIF will eventually be merged.

The Deposit Insurance Funds Act provides that the BIF and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. That legislation also requires that the Department of Treasury submit a report to Congress by March 31, 1997 that makes recommendations regarding a common financial institutions charter, including whether the separate charters for thrifts and banks should be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS have been introduced in Congress. The bills would require federal savings institutions to convert to a national bank or some type of state charter by a specified date (January 1, 1998 in one bill, June 30, 1998 in the other) or they would automatically become national banks. Converted federal thrifts would generally be required to conform their activities to those permitted for the charter selected and divestiture of nonconforming assets would be required over a two year period, subject to two possible one year extensions. State chartered thrifts would become subject to the same federal regulation as applied to state commercial banks. Holding companies for savings institutions would become subject to the same regulation as holding companies that control commercial banks, with a limited grandfather provision for unitary savings and loan holding company activities. The Bank is unable to predict whether such legislation would be enacted, the extent to which the legislation would restrict or disrupt its operations or whether the BIF and SAIF funds will eventually merge.

Legislation regarding bad debt recapture was enacted into law on August 20, 1996. The legislation requires recapture of reserves accumulated after 1987. The recapture tax on post 1987 reserves must be paid over a six year period starting in 1996. The payment of the tax can be deferred in each of 1996 and 1997 if an institution originates at least the same average annual principal amount of mortgage loans that it originated in the six years prior to 1996. Management does not believe that this legislation will have a material impact on the operations of the Company.

ACCOUNTING DEVELOPMENTS

In June 1996, the Financial Accounting Standard Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement, among other things, applies a "financial-components approach" that focuses on control, whereby an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes assets when control has been surrendered, and derecognizes liabilities when extinguished. In December 1996, the FASB issued SFAS No. 127 which deferred the effective date of certain components of SFAS
No. 125 until January 1, 1998. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. The Company does not expect this pronouncement to have a significant impact on its consolidated financial condition or results of operations.

                [LETTER HEAD OF PEAT MARWICK LLP APPEARS HERE]






                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Argo Bancorp, Inc.:


We have audited the accompanying consolidated statements of financial condition of Argo Bancorp, Inc. and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Argo Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                   /s/ KPMG PEAT MARWICK LLP


Chicago, Illinois
April 9, 1997

ARGO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 1996 and 1995

-----------------------------------------------------------------------------------------------------

                         ASSETS                                               1996        1995
-----------------------------------------------------------------------------------------------------
                                                                              (in thousands)
Cash                                                                        $ 12,518     7,224
Interest-earning deposits                                                        758     3,837
Stock in Federal Home Loan Bank of Chicago, at cost                            3,428     2,669
Securities available-for-sale, at fair value                                   5,788     7,573
Loans receivable, net of allowance for loan losses of
  $665 and $587 in 1996 and 1995, respectively                               125,704   128,854
Discounted loans receivable                                                   47,725    13,526
Accrued interest receivable                                                    2,089     1,709
Foreclosed real estate, net of allowance for losses of $189 and $412
  in 1996 and 1995, respectively                                               3,913     2,234
Premises and equipment, net                                                    9,856     6,684
Excess cost over fair value of net assets acquired                               333       507
Mortgage loan servicing rights                                                 1,089      -
Investment in limited partnerships                                             4,175     4,033
Software licensing rights                                                      1,663     1,223
Prepaid expenses and other assets                                             10,245     6,395
-----------------------------------------------------------------------------------------------------
                                                                            $229,284   186,468
-----------------------------------------------------------------------------------------------------
                         LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------

Deposits                                                                     150,627   123,484
Borrowed money                                                                50,879    38,181
Advance payments by borrowers for taxes and insurance                             24       167
Accrued interest payable                                                         267       224
Interest-bearing custodial escrow balances for loans serviced for others          76     2,623
Custodial escrow balances for loans serviced for others                        5,706     7,073
Other liabilities                                                              5,145     3,837
-----------------------------------------------------------------------------------------------------
Total liabilities                                                            212,724   175,589
-----------------------------------------------------------------------------------------------------

Stockholders' equity:
  Preferred stock, $0.01 par value.  Authorized 500,000 shares; none
    issued or outstanding                                                       -         -
  Common stock:
    Class A, $0.01 par value.  Authorized 3,020,000 shares; issued and
     outstanding 446,255 shares in 1996 and 308,519 shares in 1995                 4         3
    Class B and C, $0.01 par value.  Authorized 340,000 shares each;
     none issued or outstanding                                                 -         -
    Class D, $0.01 par value.  Authorized 800,000 shares; none issued
     or outstanding                                                             -         -
  Additional paid-in capital                                                   7,382     2,739
  Retained earnings substantially restricted                                   9,444     8,322
  Common stock acquired by:
    Employee Stock Ownership Plan                                               (117)     (177)
    Management Recognition Plan                                                 (165)      (50)
  Net unrealized gain on securities available-for-sale,
    net of income taxes                                                           12        42
-----------------------------------------------------------------------------------------------------
Total stockholders' equity                                                    16,560    10,879

Commitments and contingencies
-----------------------------------------------------------------------------------------------------
                                                                            $229,284   186,468
-----------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

ARGO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 1996, 1995, and 1994

--------------------------------------------------------------------------------------------------------

                                                                 1996            1995        1994
--------------------------------------------------------------------------------------------------------
                                                                 (in thousands, except per share data)
Interest income:
  Loans receivable                                               $11,370        11,836       9,315
  Discounted loans receivable                                      3,687         1,174        -
  Mortgage-backed securities available-for-sale                      354           405         479
  Interest-earning deposits                                          421            67          51
  Securities available-for-sale                                      242           505         437
--------------------------------------------------------------------------------------------------------

Total interest income                                             16,074        13,987      10,282
--------------------------------------------------------------------------------------------------------

Interest expense:
  Deposits                                                         6,433         5,610       3,501
  Custodial escrows                                                   78           224         228
  Borrowed money                                                   2,572         2,507       1,283
--------------------------------------------------------------------------------------------------------

Total interest expense                                             9,083         8,341       5,012
--------------------------------------------------------------------------------------------------------

Net interest income before provision for
  loan losses                                                      6,991         5,646       5,270

Provision for loan losses                                            248            55          48
--------------------------------------------------------------------------------------------------------

Net interest income after provision for
  loan losses                                                      6,743         5,591       5,222
--------------------------------------------------------------------------------------------------------

Noninterest income:
  Loan servicing income, net                                         352           361         221
  Net gain (loss) on sale of:
    Loans held for sale                                              246           226         492
    Discounted loans receivable                                    1,843         1,062         375
    Purchased loan servicing rights                                 -             -             13
    Foreclosed real estate                                          (366)           (2)         12
    Securities available-for-sale                                    235           219          79
  Fees and service charges                                           520           450         499
  Data processing income                                          11,111         1,836         -
  Other                                                              253           327         147
--------------------------------------------------------------------------------------------------------

Total noninterest income                                          14,194         4,479       1,838
--------------------------------------------------------------------------------------------------------

                                       18                            (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

-----------------------------------------------------------------------------------------

                                                   1996         1995           1994
-----------------------------------------------------------------------------------------
                                                (in thousands, except per share data)
Noninterest expense:
  Compensation and benefits                      $ 8,731          3,648         2,635
  Occupancy and equipment                          4,260          1,471           771
  Federal deposit insurance premiums               1,072            268           250
  Professional fees                                  788            431           304
  Advertising and promotion                          305            104           111
  Amortization of excess cost over fair
    value of net assets acquired                     108            102           100
  Data processing cost of services                 1,542            231            --
  Computer services                                   --            181           154
  Software expense                                   705            119            --
  Other                                            1,749          1,107         1,058
-----------------------------------------------------------------------------------------

Total noninterest expense                         19,260          7,662         5,383
-----------------------------------------------------------------------------------------

Income before income taxes                         1,677          2,408         1,677
Income tax expense                                   343            667           281
-----------------------------------------------------------------------------------------

Net income                                       $ 1,334          1,741         1,396
-----------------------------------------------------------------------------------------

Per share amounts:
  Primary                                        $  3.64           4.99          4.20
  Fully diluted                                     3.60           4.96          4.08
-----------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

ARGO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years ended December 31, 1996, 1995, and 1994

====================================================================================================================================

                                                                                                   Net unrealized
                                                                             Common      Common      gain (loss)
                                       Common      Additional                stock       stock      on securities      Total
                                        stock       paid-in     Retained    acquired    acquired     available-      stockholders'
                                       Class A      capital     earnings     by ESOP     by MRP      for-sale          equity
------------------------------------------------------------------------------------------------------------------------------------
                                                                        (in thousands)
Balance at December 31, 1993,
  as previously reported                 $3          2,607       6,050        (290)       (124)            --             8,246
Cumulative effect of error in
  prior periods (note 15)                --             --        (451)         --          --             --              (451)
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993,
  as restated                             3          2,607       5,599        (290)       (124)            --             7,795

Implementation of change in accounting
  for investment securities, net of
  taxes                                  --             --          --          --          --            110               110
Net income                               --             --       1,396          --          --             --             1,396
Principal payments on ESOP loan          --             --          --          53          --             --                53
Amortization of purchase price of
  MRP stock                              --             --          --          --         103             --               103
Proceeds from exercise of stock options  --             54          --          --          --             --                54
Fair value adjustment for committed
  ESOP shares                                            3          --          --          --             --                 3
Cash dividends ($.68 per share)          --             --        (206)         --          --             --              (206)
Change in unrealized loss on securities
  available-for-sale, net of
  income taxes                           --             --          --          --          --           (334)             (334)
------------------------------------------------------------------------------------------------------------------------------------


Balance at December 31, 1994              3          2,664       6,789        (237)        (21)          (224)            8,974

Net income                               --             --       1,741          --          --             --             1,741
Principal payments on ESOP loan          --             --          --          60          --             --                60
Amortization of purchase price of
  MRP stock                              --             --          --          --          21             --                21
Proceeds from exercise of stock options  --             49          --          --          --             --                49
Fair value adjustment for committed
  ESOP shares                            --             26          --          --          --             --                26
Cash dividends ($.68 per share)          --             --        (208)         --          --             --              (208)
Purchase of additional MRP shares        --             --          --          --         (50)            --               (50)
Change in unrealized gain (loss) on
  securities available-for-sale, net of
  income taxes                           --             --          --          --          --            266               266
------------------------------------------------------------------------------------------------------------------------------------


Balance at December 31, 1995              3          2,739       8,322        (177)        (50)            42            10,879

Net income                               --             --       1,334          --          --             --             1,334
Proceeds from issuance of stock           1          4,026          --          --          --             --             4,027
Principal payments on ESOP loan          --             --          --          60          --             --                60
Proceeds from exercise of stock options  --            430          --          --          --             --               430
Tax benefits of stock options
  exercised                              --            149          --          --          --             --               149
Fair value adjustment for committed
  ESOP shares                            --             38          --          --          --             --                38
Cash dividends ($.68 per share)          --             --        (212)         --          --             --              (212)
Purchase of additional MRP shares        --             --          --          --        (115)            --              (115)
Change in unrealized gain on securities
  available-for-sale, net of income
  taxes                                  --             --          --          --          --            (30)              (30)
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996             $4          7,382       9,444        (117)       (165)            12            16,560
====================================================================================================================================

See accompanying notes to consolidated financial statements.

ARGO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 1996, 1995, and 1994

--------------------------------------------------------------------------------------------------------------------------------

                                                                                      1996         1995           1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)
Cash flows from operating activities:
 Net income                                                                         $  1,334        1,741         1,396
 Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
   Depreciation and amortization                                                       1,435          708           425
   Accretion of discounts and deferred loan fees                                        (774)      (1,440)         (357)
   Deferred income tax expense (benefit)                                                 261          545          (328)
   Provision for losses on loans receivable and foreclosed real estate                   487          114            48
   Loss (gain) on sale of:
     Loans held for sale                                                                (246)        (226)         (492)
     Discounted loans receivable                                                      (1,843)      (1,062)         (375)
     Purchased loan servicing rights                                                      --           --           (13)
     Securities available-for-sale                                                      (235)        (219)          (79)
     Foreclosed real estate                                                              366            2           (12)
   Loans originated and purchased for sale                                           (23,681)     (57,769)      (81,979)
   Proceeds from sale of loans held for sale                                          36,040       45,850        98,682
   Proceeds from sale of discounted loans receivable                                   9,358        6,494         1,347
   Amortization of excess cost over fair value of net assets acquired                    108          102           100
   Amortization of purchased loan servicing rights                                        --           --            36
   Amortization of purchase price of MRP and ESOP stock                                   60           81           156
   Recognition of fair value of ESOP shares committed to be released                      38           26             3
   FHLB stock dividends                                                                   --          (40)           --
   Increase in accrued interest receivable and
     prepaid expenses and other assets                                                (3,871)      (3,985)         (815)
   Increase in accrued interest payable and other liabilities                          1,500        2,865           425
--------------------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) operating activities                                   20,337       (6,213)       18,168
--------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
 Loans originated and purchased for portfolio                                        (59,552)     (35,633)      (75,495)
 Discounted loans receivable purchased                                               (41,061)     (19,904)       (1,436)
 Principal repayments on:
  Loans receivable and discounted loans receivable                                    46,231       35,928        31,936
  Mortgage-backed securities available-for-sale                                          735          936         1,897
 Proceeds from maturities of investment securities                                       625        4,100            99
 Proceeds from sale of:
  Securities available-for-sale                                                          742        1,448           962
  Foreclosed real estate                                                               1,968          600           167
  Purchased loan servicing rights                                                         --          --            568
  Premises and equipment                                                                  19           14            45
 Purchase of:
  Securities available-for-sale                                                         (152)        (830)         (648)
  Premises and equipment                                                              (5,849)      (3,691)         (919)
  Stock in Federal Home Loan Bank of Chicago                                            (759)         (53)           --
  Loan servicing rights                                                               (1,089)          --        (1,724)
 Net cash paid (received) in purchase of subsidiary                                       67         (629)           --
 Purchase of MRP shares                                                                 (115)         (50)           --
--------------------------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                                (58,190)     (17,764)      (44,548)
--------------------------------------------------------------------------------------------------------------------------------


                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

-------------------------------------------------------------------------------------------------------------------------------

                                                                                        1996          1995         1994
-------------------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)
Cash flows from financing activities:
 Net increase in deposits                                                             $ 27,143        22,787       12,477
 Proceeds from borrowed money                                                          118,671       145,718      178,773
 Repayment of borrowed money                                                          (105,974)     (137,482)    (157,017)
 Proceeds from stock issuance                                                            4,027            --           --
 Proceeds from exercise of stock options                                                   430            49           54
 Dividends paid                                                                           (212)         (208)        (206)
 Net increase (decrease) in advance payments by borrowers for
  taxes and insurance                                                                     (143)          (17)         119
 Net decrease in custodial escrow balances for loans serviced                           (3,914)       (4,995)      (5,340)
-------------------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                               40,028        25,852       28,860
-------------------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                                2,175         1,875        2,480
-------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at beginning of year                                          11,061         9,186        6,706
-------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                                              $ 13,236        11,061        9,186
-------------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest                                                                            $  8,980         7,983        4,954
  Income taxes                                                                         400,000           190          695
 Noncash investing activity -
  transfer of loans to foreclosed real estate                                            4,285         1,820          256
 Decrease in taxes payable from exercise of stock options                                  159            --           --
 On-Line acquisition:
  Fair value of assets acquired, including
   cash and cash equivalents                                                                --         5,344           --
  Value assigned to intangibles                                                             --           154           --
  Liabilities assumed                                                                       --         5,190           --
-------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1996, 1995, and 1994

================================================================================

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies of Argo Bancorp, Inc. (Argo Bancorp or the Company) and subsidiaries conform to generally accepted accounting principles and to prevailing industry practices. The following is a description of the more significant of those policies.

     (A)  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements are comprised of the accounts of Argo Bancorp; its wholly-owned subsidiaries, On-Line Financial Services, Inc. and the Savings Bank; the Savings Bank's wholly-owned subsidiaries, Argo Mortgage Corporation and Dolton-Riverdale Savings Service Corporation and its majority owned subsidiary, Margo Financial Services LLC; and Argo Bancorp's consolidated joint venture, Empire/Argo Mortgage LLC. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation.

     (B)  ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosures," effective January 1, 1995. SFAS No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. SFAS No. 118 eliminates the provisions in SFAS No. 114 that describe how a creditor should report interest income on an impaired loan and allows a creditor to use existing methods to recognize, measure, and display interest income on an impaired loan. Homogeneous loans that are collectively evaluated for impairment, including first mortgage loans, consumer loans, and the portfolio of discounted loans receivable are excluded from the provisions of SFAS No.
     114. At December 31, 1996 and 1995, the Company identified no loans that were considered impaired as defined in SFAS No. 114.

     (C)  INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

     Investments for which the Company has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and measured at amortized cost. Investments purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and measured at fair value, with any changes in fair value included in earnings. All other investments that are not classified as "held-to-maturity" or "trading securities" are classified as "available-for-sale." Investments available-for-sale are measured at fair value with any changes in fair value reflected as a separate component of stockholders' equity, net of income taxes.

     Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



================================================================================

     Amortization of premiums and accretion of discounts are recognized in interest income over the estimated life of the related securities using the interest method. Gains or losses on the sale of investment and mortgage-backed securities are determined using the specific identification method.

     (D)  LOANS RECEIVABLE

     Loans receivable are stated at unpaid principal balances less unearned discounts, deferred loan fees (costs), and allowance for loan losses. Discounts on loans are amortized to interest income over the contractual life of the related loans using the interest method.

     All loan origination fees and certain direct costs associated with loan originations are deferred. Net deferred fees and costs are amortized as yield adjustments over the contractual life of the related loans using a method which approximates the interest method, adjusted for estimated prepayments based on the Savings Bank's historical prepayment experience.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Allowances for estimated losses on loans receivable are established when any permanent decline in value occurs. Additions to allowances for losses are provided based on a periodic evaluation by management. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for losses. Such agencies may require the Savings Bank to recognize additions to the allowance for loan losses based on their judgments of information available to them at the time of their examination. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb losses in the current loan portfolio. Interest income is not recognized on loans which are 90 days or greater delinquent and on loans which management believes are uncollectible.

     (E)  DISCOUNTED LOANS RECEIVABLE

     The Company purchases predominately single family loans at moderate to deep discounts. The moderate discount loans have been historically performing loans whereas the deep discount loans have been nonperforming. These loan receivables are stated at unpaid principal balance less unearned discount. Discounts on the performing loans are accreted to interest income over the contractual life of the related loans using the interest method. Discounts on purchased loans for which the collection of principal and interest is not probable are only recognized in income when the loan is sold or paid in full. Management evaluates collectibility of the portfolio of discounted loans receivable on an aggregate pool basis. Any excess of estimated fair value over the net loan balance, in aggregate, is charged to income. There was no expense recorded in 1996, 1995, or 1994.

     (F)  MORTGAGE LOANS HELD FOR SALE

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized by charges to income.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



================================================================================

     (G)  FORECLOSED REAL ESTATE

     Real estate acquired through foreclosure or deed in lieu of foreclosure or in judgment is carried at the lower of fair value less costs to dispose or the related loan balance at the date of foreclosure. Valuations are periodically performed by management and an allowance for loss is established by a charge to operations if the carrying value of a property exceeds its fair value less costs to dispose.

     Activity in the allowance for losses on foreclosed real estate is summarized as follows:

================================================================================

                                                  Year ended December 31,
                                                  -----------------------
                                                  1996      1995     1994
--------------------------------------------------------------------------------
     Balance at beginning of year                 $ 412      399      392
     Provision for losses                           238       59       -
     Transfer from allowance for loan losses         77       45       43
     Charge-offs                                   (538)     (91)     (36)
--------------------------------------------------------------------------------
     Balance at end of year                       $ 189      412      399
================================================================================

     (H)  PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets. Useful lives are 25 to 50 years for building and additions, 7 to 10 years for building and parking lot improvements, and 3 to 10 years for furniture, fixtures, equipment, and computer software.

     (I)  PURCHASED LOAN SERVICING RIGHTS

     The investment in purchased loan servicing rights represents equity investments in limited partnerships carried at the lower of fair value or the equity investment. The cost of acquiring the rights to service mortgage loans is capitalized at the partnership level as are other loan servicing costs. Valuations are performed by management of Argo Bancorp on a quarterly basis, and an independent valuation is performed annually by the partnerships.

     (J)  SOFTWARE LICENSING RIGHTS

     The cost of certain software licensing rights acquired and other product conversion costs at On-Line Financial Services, Inc. are capitalized and amortized to expense on a straight-line basis over periods of 5 to 7 years.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



================================================================================

     (K)  EXCESS COST OVER FAIR VALUE
            OF NET ASSETS ACQUIRED

     The cost in excess of fair value of net assets acquired (goodwill) in business combinations is amortized to expense over 15 years (interest method) for banking acquisitions and 20 years (straight-line method) for the On-Line acquisition.

     (L)  INCOME TAXES

     Argo Bancorp and its subsidiaries file a consolidated Federal income tax return. The provision for Federal and state income taxes is based upon earnings reported in the consolidated financial statements.

     Under the asset and liability method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between the financial statement existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (M)  CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, cash and interest-earning deposits with banks with original maturities less than 90 days are considered to be cash and cash equivalents.

     The Savings Bank is required by federal regulations to maintain a minimum level of liquid assets of 5%. The Savings Bank exceeded the federal requirement at December 31, 1996 and 1995.

     (N)  EARNINGS PER SHARE

     Primary earnings per share is based on a weighted average number of shares outstanding of 366,673, 348,707, and 332,637 for the years ended December 31, 1996, 1995, and 1994, respectively. Fully diluted earnings per share for the years ended December 31, 1996, 1995, and 1994 is based upon 370,774, 351,164, and 341,281 weighted average shares outstanding, respectively.

     (O)  MANAGEMENT ESTIMATES

     In order to prepare the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make certain estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. These estimates may differ from actual results.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



================================================================================

(2)  ACQUISITION OF ON-LINE FINANCIAL SERVICES, INC.

     On October 31, 1995 Argo Bancorp acquired On-Line Financial Services, Inc. (On-Line), an Oak Brook, Illinois based computer service bureau, servicing bank and thrift clients throughout the Midwest. The acquisition was accounted for using the purchase method. The consolidated financial statements include the results of operations since the acquisition date.

     The purchase transaction was consummated through the use of a wholly owned subsidiary of the Company, OLF Acquisition Corporation, which acquired shares of three separate state chartered savings and loan service corporations which owned, in the aggregate, 98.9% of the outstanding shares on On-Line. Sale of the remaining 1.1% of On-Line shares was made by a single institutional stockholder which held shares in On-Line directly. The intervening acquisition subsidiary and state chartered savings and loan service corporation shells were liquidated and merged by Argo Bancorp in 1996.

     Financial terms of the transaction included a cash sweep of On-Line funds on hand to shareholders, less amounts necessary to establish certain agreed-upon escrow balances; a two-year asset note of approximately $1,026,000, representing the closing date net book value of On-Line; a 26-month escrow note in the amount of $460,000, representing funds held for future performance under a third-party computer lease; and a structured schedule of contingent payments based on future net revenue, as defined, of On-Line over a seven-year period. Net revenues as defined include all revenues from information processing services generated by the acquired customer list, reduced by certain expenses allocable to such revenues as established as part of the transaction. The annual contingent payment is based on an annual percentage of the net revenues as established by the transaction. The structured payment schedule is as follows:

================================================================================

                                                                   Percentage of
                                                                   net revenues
--------------------------------------------------------------------------------
     Year 1                                                            10.5%
     Year 2                                                            15.5
     Year 3                                                            15.5
     Year 4                                                            11.0
     Year 5                                                            11.0
     Year 6                                                            11.0
     Year 7                                                            11.0

================================================================================

     The total transaction value, including asset notes and contingent payments, will not exceed $10 million. Cash dividends from On-Line as well as Argo Savings Bank will provide the necessary liquidity to fund these future contingent payments.

     Goodwill, representing the excess of cost over fair value of net assets acquired, totaled $82,000 as of December 31, 1996. Any contingent payments based on future earnings made over the seven year period will increase this amount.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



================================================================================

(3)  SECURITIES AVAILABLE-FOR-SALE

     Securities available-for-sale are summarized as follows:

================================================================================

                                                                December 31, 1996
                                                  -----------------------------------------------
                                                               Gross        Gross      Estimated
                                                 Amortized   unrealized   unrealized      fair
                    Description                    cost        gains        losses        value
-------------------------------------------------------------------------------------------------
                                                             (in thousands)
     United States Government obligations         $  370         29            -           399
     Municipal securities                            187         16            -           203
     Mortgage-backed securities:
         Federal Home Loan Mortgage Corporation      826         12            (4)         834
         Federal National Mortgage Association     4,009          4          (103)       3,910
         Government National Mortgage Association    152          8            -           160
     Marketable equity securities                    226         56            -           282
=================================================================================================
                                                  $5,770        125          (107)       5,788
=================================================================================================
                                                                December 31, 1996
                                                  -----------------------------------------------
                                                               Gross        Gross      Estimated
                                                 Amortized   unrealized   unrealized      fair
                    Description                    cost        gains        losses        value
-------------------------------------------------------------------------------------------------
                                                             (in thousands)
     United States Government obligations         $  601          2            -           603
     Municipal securities                            558         61            -           619
     Mortgage-backed securities:
         Federal Home Loan Mortgage Corporation    1,162         23            (2)       1,183
         Federal National Mortgage Association     4,419          8           (63)       4,364
         Government National Mortgage Association    158          7            -           165
     Marketable equity securities                    607         36            (4)         639
-------------------------------------------------------------------------------------------------
                                                  $7,505        137           (69)       7,573
=================================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



================================================================================

     The amortized cost and estimated fair value of securities available-for-sale, by contractual maturity, at December 31, 1996 and 1995, are shown below. Mortgage-backed securities, although not due at a single maturity date, are allocated among the maturity groupings based on contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

================================================================================

                                                      1996                       1995
                                             -----------------------  -------------------------
                                             Amortized    Estimated     Amortized    Estimated
                                               cost       fair value      cost       fair value
-----------------------------------------------------------------------------------------------
                                                  (in thousands)             (in thousands)
     Due in one year or less                 $  3,884        3,779         781          784
     Due after one year through five years        805          816       2,462        2,476
     Due after five years through ten years       333          353         372          395
     Due after ten years                          522          558       3,283        3,279
-----------------------------------------------------------------------------------------------
                                                5,544        5,506       6,898        6,934

     Marketable equity securities                 226          282         607          639
-----------------------------------------------------------------------------------------------
                                             $  5,770        5,788       7,505        7,573
===============================================================================================

     Proceeds from sales of securities available-for-sale for the years ended December 31, 1996, 1995, and 1994 were $742,000, $1,448,000, and $962,000, respectively. Gross gains of $235,000, $219,000, and $79,000, respectively, were realized on those sales.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



================================================================================

(4)  LOANS RECEIVABLE

     Loans receivable and loans held for sale, net are summarized as follows:

================================================================================

                                                                December 31
                                                            -------------------
                                                              1996       1995
--------------------------------------------------------------------------------
                                                               (in thousands)
     First mortgage loans                                    $ 81,050    88,841
     Participating investment in first mortgage loans          37,487    34,625
     Commercial real estate loans                               4,019     2,379
     Equity line of credit loans                                6,035     5,124
     Other loans                                                1,297       910
--------------------------------------------------------------------------------

     Total gross loans receivable                             129,888   131,879

     Add (deduct):
      Allowance for loan losses                                  (665)     (587)
      Deferred loan costs                                          93        63
      Unearned discounts                                       (3,612)   (2,501)
--------------------------------------------------------------------------------

                                                             $125,704   128,854
================================================================================

     Weighted-average interest rate                             9.95%     9.35%
================================================================================

     Included in first mortgage loans are loans held for sale totaling approximately $6.2 million and $570,000 at December 31, 1996 and 1995, respectively.

     The following is a summary of the changes in the allowance for loan losses:

================================================================================

                                                        Years ended December 31
                                                       -------------------------
                                                         1996     1995     1994
--------------------------------------------------------------------------------
                                                             (in thousands)
     Balance at beginning of year                       $ 587      613      613
     Provision for loan losses                            248       55       48
     Transfer to allowance for losses on
       foreclosed real estate                             (77)     (45)     (43)
     Charge-offs                                          (93)     (36)      (5)
--------------------------------------------------------------------------------

     Balance at end of year                             $ 665      587      613
================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



================================================================================

     Loans receivable delinquent three months or more are as follows:

================================================================================

                                                                 Percentage of
                                             Number             loans receivable
                                            of loans    Amount   net of discount
--------------------------------------------------------------------------------
                                                     (in thousands)
     December 31, 1996                          78     $  3,942       3.12%
     December 31, 1995                          57        1,987       1.54
     December 31, 1994                          78        2,324       1.98
================================================================================

     First mortgage loans at December 31, 1996 include approximately $107 million in out-of-area purchased participation and whole loans, which are secured by single-family homes, with approximately 17% in California, 18% in New York, and 65% spread throughout the remainder of the country. There is no geographic concentration of nonperforming loans.


(5)  DISCOUNTED LOANS RECEIVABLE

     Discounted loans receivable, net are as follows:

================================================================================

                                                                 December 31
                                                             ------------------
                                                                1996     1995
--------------------------------------------------------------------------------
                                                              (in thousands)
     First mortgage loans                                    $ 60,276   21,472
     Commercial real estate loans                                 504      173
     Other loans                                                1,062      291
--------------------------------------------------------------------------------

     Total discounted loans receivable                         61,842   21,936

     Less unearned discount                                   (14,117)  (8,410)
--------------------------------------------------------------------------------

                                                             $ 47,725   13,526
================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



================================================================================

     Discounted loans receivable delinquent three months or more are as follows:

================================================================================

                                                                Percentage
                                                             of discount loans
                                                   Amount     receivable, net
--------------------------------------------------------------------------------
                                                (in thousands)
     December 31, 1996                            $  15,454       32.38%
     December 31, 1995                                8,381       61.96%
================================================================================

(6)  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable is summarized as follows:

================================================================================

                                                                  December 31
                                                                ---------------
                                                                1996       1995
--------------------------------------------------------------------------------
                                                                 (in thousands)
     Investment securities                                    $     58       26
     Mortgage-backed securities                                     27       32
     Loans receivable and discounted loans receivable            2,004    1,651
--------------------------------------------------------------------------------

                                                              $  2,089    1,709
================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



================================================================================

(7)  PREMISES AND EQUIPMENT

     Premises and equipment, at cost, less accumulated depreciation and amortization are summarized as follows:

================================================================================

                                                                 December 31
                                                             -------------------
                                                               1996      1995
--------------------------------------------------------------------------------
                                                              (in thousands)
     Land                                                  $    537       434
     Office buildings and improvements                        3,776     3,359
     Leasehold improvements                                   1,293       701
     Furniture, fixtures, and equipment                      15,331    16,458
     Capital leases                                           5,811     2,392
--------------------------------------------------------------------------------

                                                             26,748    23,344
     Less accumulated depreciation and amortization         (16,892)  (16,660)
--------------------------------------------------------------------------------

                                                           $  9,856     6,684
================================================================================

     Included in occupancy and equipment expense is depreciation and amortization expense of office properties and equipment of approximately $1,435,000, $708,000, and $425,000 for the years ended December 31, 1996,
     1995, and 1994, respectively.

     The Company leases certain equipment under capital lease agreements. The cost of these assets is amortized on the straight-line basis with the charge included in depreciation expense.

     At December 31, 1996 the Company had capital lease obligations of $5.8 million relating to lease agreements for equipment and other space in connection with On-Line. Interest expense in 1996 and 1995 totaled $207,000 and $42,000, respectively.

     The Company leases office space and computer equipment under noncancelable operating leases. Rent expense for the years ended December 31, 1996, 1995, and 1994 totaled $574,000, $149,000, and $24,000, respectively.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

     At December 31, 1996, minimum future rental payments due under capital and noncancelable operating leases having an initial or remaining term of one year or more consisted of the following:

================================================================================

Year ended December 31                               Operating   Capital
--------------------------------------------------------------------------------
                                                       (in thousands)


    1997                                              $  544      1,500
    1998                                                 554      1,127
    1999                                                 550        798
    2000                                                 585        601
    2001                                                 415        589
    Thereafter                                           -          776
--------------------------------------------------------------------------------
Total minimum lease payments                           2,648      5,391

Amount representing interest - capital leases                     1,053
--------------------------------------------------------------------------------
Present value of minimum capital lease payments       $           4,338
================================================================================

 (8) LOAN SERVICING AND PURCHASED MORTGAGE SERVICING RIGHTS

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans totaled $8.9 million, $10.3 million, and $11.9 million at December 31, 1996, 1995, and 1994, respectively.

     For independently acquired servicing rights, the cost of acquiring the rights to service mortgage loans is capitalized and amortized in proportion to and over the period of the estimated net servicing income. On December 31, 1996, Argo Savings entered into a contract to acquire purchased mortgage servicing rights (PMSR's) with an underlying principal balance of approximately $83.2 million, for a price of approximately $1.1 million. The weighted average servicing fee on the pool is estimated to be approximately .56%. In 1995 Argo Bancorp had no independently purchased servicing rights.

     There were no sales of purchased loan servicing rights for the years ended December 31, 1996 and 1995. Proceeds from the sale of purchased loan servicing rights for the year ended December'31, 1994 totaled $568,000, with net gains of $13,000 recorded.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

     The custodial accounts which relate to loans subserviced on behalf of the Savings Bank and Argo Bancorp for portfolio loans, servicing retained loans, and purchased mortgage servicing rights are maintained at the Savings Bank in noninterest-bearing accounts. The custodial accounts are used for escrowed payments of taxes and insurance and the float on principal and interest payments. At December 31, 1996, the entire balance of the custodial accounts of $5,706,000 relates to loans serviced on behalf of the Savings Bank and Argo Bancorp.

     The balance of investment in limited partnerships of $4.2 million at December 31, 1996 represents Argo Savings' investment in two limited partnerships. The single business activity of each of these limited partnerships is the purchase of current mortgage servicing rights. There are several equity investors in each partnership. The purchase of the servicing rights is then leveraged on a 1:1 ratio, allowing the partnership to purchase additional servicing rights. At the end of five years, or at such time as the investors agree, the servicing rights will be sold and the proceeds divided pro rata among the investors. As with typical investments in PMSR's, the collateral underlying the equity investment is the servicing rights. All purchases of servicing rights must be approved by all equity investors and undergo stringent guidelines outlined previously for a purchase of servicing. The administration and servicing of the purchased portfolios in each partnership is performed by the general partner of each. Argo Savings' recorded income related to these partnerships on the equity method of $352,000, $360,000, and $244,000 during 1996, 1995, and 1994, respectively, is included in servicing fee income, net of amortization of PMSR's, in the consolidated statements of operations.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(9)  DEPOSITS

     Deposits at December 31 are summarized as follows:

================================================================================

                                                        1996                                 1995
                                          -------------------------------     -----------------------------------
                                            Amount              Weighted        Amount                  Weighted
                                              in                 average          in                     average
                                           thousands   Percent    rate         thousands    Percent       rate
------------------------------------------------------------------------------------------------------------------
 Passbook accounts                        $ 18,349      12.2%     2.76%       $ 18,516       15.0%         2.75%
 NOW accounts                               12,426       8.3      3.05          12,830       10.4          3.23
 Money market accounts                       4,957       3.3      4.30           4,483        3.6          4.23
------------------------------------------------------------------------------------------------------------------
                                            35,732      23.8      3.07          35,829       29.0          3.11
------------------------------------------------------------------------------------------------------------------
 Certificate accounts:
     3.99% or less                              52         -      2.50              18          -          3.65
     4.00 - 4.99%                              769        .5      4.84           5,457        4.4          4.66
     5.00 - 5.99%                           71,169      47.2      5.50          36,937       30.0          5.47
     6.00 - 6.99%                           39,194      26.0      6.17          30,560       24.7          6.28
     7.00 - 7.99%                            3,612       2.4      7.05          14,550       11.8          7.32
     8.00 - 8.99%                               99        .1      8.44             133         .1          8.27
------------------------------------------------------------------------------------------------------------------
                                           114,895      76.2      5.77          87,655       71.0          6.01
------------------------------------------------------------------------------------------------------------------
                                          $150,627     100.0%     5.13%       $123,484      100.0%         5.17%
==================================================================================================================

     Contractual maturities of certificate accounts at December 31 are as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                              1996         1995
------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)
 Under 12 months                                                                          $   48,570      50,370
 12 months to 36 months                                                                       57,111      28,660
 Over 36 months                                                                                9,214       8,625
------------------------------------------------------------------------------------------------------------------
                                                                                          $  114,895      87,655
==================================================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

     The Savings Bank has pledged investment securities of approximately $4,160,000 and $4,403,000 at December'31, 1996 and 1995, respectively, as collateral to secure certain public deposits. At December'31, 1996 the Savings Bank also has a letter of credit of $14,523,000 as collateral to secure several State of Illinois certificates of deposit totaling approximately $14,114,000. The aggregate amount of deposit accounts with a balance greater than $100,000 was $36,487,000 and $33,797,000 at
     December'31, 1996 and 1995, respectively.

     Interest expense on deposit accounts is summarized as follows:

================================================================================

                                                         Years ended December 31
                                                        --------------------------
                                                         1996      1995     1994
----------------------------------------------------------------------------------
                                                              (in thousands)
Passbook and certificate accounts                     $  5,934     5,162    3,006
NOW accounts                                               282       333      374
Money market accounts                                      217       115      121
----------------------------------------------------------------------------------
                                                      $  6,433     5,610    3,501
==================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================


(10) BORROWED MONEY

     Borrowed money at December 31 is summarized as follows:

================================================================================

                                                            Weighted interest rate            Balance
                                                                  December 31               December 31
                                                           -----------------------      -------------------
                                            Maturity         1996         1995            1996      1995
-----------------------------------------------------------------------------------------------------------
                                                                                           (in thousands)
Advances from the Federal
 Home Loan Bank of Chicago:
                                            Open line        5.59%        5.94          $  25,650   19,800
                                              1/29/96        --         - 5.80                --     5,000
                                              7/11/96        --           8.21                --       417
                                             10/31/96        --           6.98                --        64
                                              1/02/97        6.14         6.14                297      297
                                              2/11/97        4.80         4.80              2,000    2,000
                                              2/10/97        4.80         4.80              1,409    1,409
                                             12/17/97        6.30         6.30                 55       55
                                              6/03/01        8.43         8.43                 72       72
                                              4/20/03        6.13         6.13              2,760    2,760
                                             11/25/06        6.58         --               10,000      --
-----------------------------------------------------------------------------------------------------------
                                                             5.80         5.85             42,243   31,874
-----------------------------------------------------------------------------------------------------------
Other borrowings:
 ESOP note payable                            4/27/99        8.02         8.25                117      177
 Note payable                               Open line        8.25         8.75              2,227    2,816
 Note payable                                10/31/97        5.90         5.90              1,026    1,026
 Note payable                               Open line        8.25           --                975      --
 Capital lease obligations
  (see note 7)                                various        9.28        10.50              4,291    2,288
-----------------------------------------------------------------------------------------------------------
                                                             8.48         8.91              8,636    6,307
-----------------------------------------------------------------------------------------------------------
                                                             6.25         6.36%         $  50,879   38,181
===========================================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

     The Savings Bank adopted a collateral pledge agreement whereby the Savings Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago. All stock in the Federal Home Loan Bank of Chicago is pledged as additional collateral for these advances.

     The 18,253 shares of common stock of Argo Bancorp held by the ESOP are pledged as collateral for the ESOP note. The other borrowings at December 31, 1996 consist of three notes payable. The note payable of $2,227,000 is drawn on an open line of credit totaling $6,000,000 with a third-party financial institution, and is collateralized by the Company's stock in Argo Federal Savings Bank. The rate of interest adjusts monthly at prime (8.25% at December 31, 1996). The note payable of $975,000 is drawn on On-Line's $1,000,000 line of credit with a third-party financial institution, and is collateralized by accounts receivable of On-Line. The rate of interest adjusts monthly at prime (8.25% at December 31, 1996). The note payable of $1,026,000, which matures on October 31, 1997, is an unsecured note due to the former shareholders of On-Line. This note payable has a fixed interest rate of 5.9%.


(11) INCOME TAXES

     The provision for Federal and state income tax expense (benefit) consists of the following:

================================================================================

                                                            Years ended December 31,
                                                           --------------------------
                                                             1996     1995     1994
-------------------------------------------------------------------------------------
                                                                 (in thousands)
Federal:
 Current                                                   $   82     122       609
 Deferred                                                     261     545      (328)
-------------------------------------------------------------------------------------
                                                              343     667       281
State                                                          -       -         -
-------------------------------------------------------------------------------------
Total income tax expense                                   $  343     667       281
=====================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

     The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are summarized as follows:

================================================================================

                                                                      1996           1995
--------------------------------------------------------------------------------------------
                                                                        (in thousands)
Deferred tax assets:
    Net operating loss carryforwards                               $    111           211
    Allowance for loan losses                                           259           259
    Depreciation                                                        159            69
    Other                                                                40            16
--------------------------------------------------------------------------------------------
Gross deferred tax assets                                               569           555

Valuation allowance                                                      -            (62)
--------------------------------------------------------------------------------------------
Net deferred tax assets                                                 569           493
--------------------------------------------------------------------------------------------
Deferred tax liabilities:
    Excess tax bad debt deduction                                       (31)          (67)
    Limited partnership interest                                       (988)         (584)
    Unrealized gain on securities available-for-sale                     (7)          (26)
    Other                                                              (108)         (101)
--------------------------------------------------------------------------------------------
Gross deferred tax liabilities                                       (1,134)         (778)
--------------------------------------------------------------------------------------------
Net deferred tax liabilities                                       $   (565)         (285)
============================================================================================

     The effective income tax rate differs from the statutory federal tax rate of 34%. The major reasons for this difference for the years ended December'31 follow:

================================================================================

                                                               1996       1995      1994
-------------------------------------------------------------------------------------------
                                                                  (in thousands)
Federal income tax at statutory rate                        $  570         819       570
Increase (decrease) in tax resulting from:
    Amortization of discounts and goodwill, net                 37          35        34
    Net operating loss carryforwards utilized                  (18)        (19)      (55)
    Net decrease in valuation allowance                        (62)         -       (167)
    Municipal interest, net                                    (14)        (13)      (10)
    Tax credits                                               (179)       (306)      (69)
    Other                                                       (9)        151       (22)
-------------------------------------------------------------------------------------------
    Income tax expense                                      $  343         667       281
===========================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

     At December 31, 1996 Argo Bancorp has net operating loss carryforwards available of approximately $323,000 expiring in 2004. Utilization of these net operating losses is limited to approximately $55,000 per year. Reductions of the valuation allowance are attributable to utilizations of state net operating loss carryforwards.

     Retained earnings at December 31, 1996 include $1,349,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income, which will be subject to the then-current corporate income tax rate.


(12) EMPLOYEE BENEFIT PLANS

         401(K) PLAN AND TRUST

     The Argo Federal Savings 401(k) Plan (Plan) is an ERISA-qualified plan covering all employees of the Savings Bank who have completed at least 1,000 hours of service within a 12 consecutive month period and are age 21 or older. Participants may make contributions to the Plan from 1% to 12% of their earnings, subject to Internal Revenue Service limitations. Matching contributions of 50% of each participant's contribution up to 12% are made at the Savings Bank's discretion each Plan year. The Savings Bank made contributions of $73,000, $64,000, and $43,000 to the Plan for the years ended December 31, 1996, 1995, and 1994, respectively. The Plan also provides benefits in the event of death, disability, or other termination of employment.

     On-Line has a qualified 401(k) Plan covering all employees who have completed one or more years of service. Participants may make contributions to the Plan from 1% to 12% of their earnings, subject to Internal Revenue Service limitations. Matching contributions of 50% of each participant's contribution up to 6% of participant contributions are made at On-Line's discretion each year. On-Line made contributions of $81,000 to the Plan in 1996 and $10,800 in 1995.

     In conformity with Internal Revenue Service (IRS) rules governing separate lines of business, the 401(k) Plan for On-Line will continue to be operated separately from the 401(k) Plan for the Savings Bank.

         EMPLOYEE STOCK OWNERSHIP PLAN

     In connection with the Dolton Riverdale merger conversion, the Savings Bank formed an Employee Stock Ownership Plan (ESOP) for eligible employees. The ESOP borrowed funds from an unrelated third-party lender in the amount of $60,180 in order to purchase 7% of the common stock to be issued in the merger conversion (5,233 shares at $11.50 per share). The ESOP has subsequently borrowed additional funds from the same third-party lender in the amount of $245,000 in order to purchase an additional 13,020 shares at an average price of $18.79 per share. The Savings Bank will make scheduled discretionary cash contributions to the ESOP sufficient to

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

     service the amounts borrowed. The unpaid balance of the ESOP loan has been included in borrowed funds on the consolidated statements of financial condition, and stockholders' equity has been reduced by a similar amount. Contributions of $72,000, $78,000, and $72,000 were made to the ESOP to fund principal and interest payments for the years ended December 31, 1996, 1995, and 1994, respectively. At December 31, 1996, 18,253 shares were allocated, 12,690 shares were committed to be released, and 5,563 shares were in suspense. The fair value of unearned shares at December 31, 1996 was $173,844.

     In accordance with Statement of Position 93-6, (SOP 93-6), "Employers' Accounting for Employee Stock Ownership Plans," Argo Bancorp considers outstanding only those shares of the ESOP that are committed to be released when calculating both primary and fully diluted earnings per share. The Savings Bank records the difference between the fair value of the shares committed to be released and the cost of those shares to the ESOP as a charge to additional paid-in capital with the corresponding increase or decrease to compensation expense. Additional paid-in capital was increased by $38,000, $26,000, and $3,000 for the years ended December 31, 1996,
     1995, and 1994, respectively.

     On-Line does not offer an ESOP for its employees. On-Line employees are not eligible for participation under the Savings Bank's ESOP.

         MANAGEMENT RECOGNITION PLAN

     The Board of Directors of the Savings Bank formed a Management Recognition Plan and Trust (MRP) effective October 31, 1991, which purchased 6.8%, or 15,400 shares, of Argo Bancorp's authorized but unissued common stock in December 1991. In addition, Argo Bancorp contributed $34,385 to allow the MRP to purchase 2,990 shares in the merger conversion or on the open market. All MRP shares have been awarded to employees in key management positions with the Savings Bank. The awards vested over a three-year period. The aggregate purchase price of the shares awarded is being amortized to expense as a portion of annual compensation, and the unamortized cost is reflected as a reduction of stockholders' equity. For the years ended December 31, 1995 and 1994, the Savings Bank expensed $21,000 and $103,000, respectively, of the funds relating to the MRP awards. No MRP shares were awarded or expensed during the year ended December 31, 1996.

     On April 26, 1995, an amendment to the MRP was approved, which increased the amount of shares available to be awarded under the MRP to 24,498. An additional 3,797 and 1,907 shares were purchased in 1996 and 1995, respectively, under the MRP. None have been awarded.

     The Board of Directors of Argo Bancorp formed a new MRP effective September 1, 1996, which purchased 12,500 shares of Argo Bancorp stock on September 24, 1996 for $115,000. Under this plan, employees in key management positions with Argo Bancorp and all its subsidiaries are eligible for participation. No MRP shares were awarded or expensed during the year ended December 31, 1996.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

         STOCK OPTION PLANS

     Argo Bancorp's Board of Directors adopted the 1991 Stock Option and Incentive Plan (the 1991 Stock Option Plan), under which up to 107,450 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of incentive stock options to be granted to full-time employees of Argo Bancorp and its subsidiaries from time to time. All 107,450 options were awarded during 1993. The exercise price for the options awarded was equal to the fair market value of the common stock on the date of grant. During 1996 and 1995, 22,972 and 3,107 of the options were exercised, respectively. The weighted average exercise price for the options exercised in 1996 and 1995 was $16.76 and $14.21. During 1994, 3,762 options were exercised. At December 31, 1996, options to purchase 77,609 shares were outstanding.

     Argo Bancorp's Board of Directors adopted the Non-Qualified Stock Option Plan for Non-Employee Directors (Non-Qualified Stock Option Plan) in 1991, under which up to 107,450 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of nonincentive stock options to be granted to nonemployee directors of the Savings Bank subsidiary from time to time. At December 31, 1996, 55,100 options for shares have been awarded by Argo Bancorp under the Non-Qualified Stock Option Plan. The exercise price for the options awarded was equal to the fair market value of the common stock on the date of grant. During 1996 and 1995, 3,200 and 500 of the options were exercised, respectively. There were no options exercised in 1994. The weighted average exercise price for options exercised in 1996 and 1995 was $14.31 and $11.50, respectively. At December 31, 1996, options to purchase 50,400 shares were outstanding.

     On-Line does not offer a stock option plan for its employees. On-Line employees and directors are not eligible for participation under Argo Bancorp's Stock Option Plans.

     The Company applies ABP Opinion No. 25 in accounting for the Restated Stock Plan and, accordingly, compensation cost based on the fair value at grant date has not been recognized for its stock options in the consolidated financial statements during the years ended December 31, 1996 and 1995. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been reduced to the pro forma amounts indicated below:

================================================================================
                                                              1996   1995
--------------------------------------------------------------------------------
                                                             (in thousands)
     Net income:
       As reported                                            $1,334  1,741
       Pro forma                                               1,115  1,375

     Earnings per share:
       Primary:
         As reported                                            3.64   4.99
         Pro forma                                              3.04   3.94
       Fully diluted:
         As reported                                            3.60   4.96
         Pro forma                                              3.01   3.91
================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

     Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above, because compensation cost is reflected over the options' graded vesting period of three years for the 1991 Stock Option Plan and immediate vesting for the Non Qualified Stock Option Plan and compensation cost for options granted prior to January 1, 1995, is not considered. However, the annual expense allocation methodology prescribed by SFAS No. 123 attributes a higher percentage of the reported expense to earlier years than to later years, resulting in an accelerated expense recognition.

     The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were used in estimated the fair value for options granted in 1995 and 1996:

================================================================================
                                                             1996     1995
--------------------------------------------------------------------------------
     Dividend yield                                           2.37%    2.37%
     Risk-free interest rate                                  6.10%    6.64%
     Weighted average expected life                           8 yrs.   8 yrs.
     Expected volatility                                      6.95%    6.95%
================================================================================

     The weighted average per share fair values of options granted during 1996 and 1995 were $9.99 and $8.49, respectively.

(13) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Savings Bank is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments represent commitments to originate and sell first mortgage loans and letters of credit, and involve credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

     Commitments to originate fixed and adjustable rate mortgage loans amounted to approximately $2.6 million at December 31, 1996, at rates ranging from 6.875% to 9.5%. These commitments represent amounts which the Savings Bank plans to fund in its normal commitment period. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis.

     Unused lines of credit amounted to approximately $5.4 million as of December 31, 1996. The Savings Bank also had Community Reinvestment Act
     (CRA) investment commitments outstanding of $1.7 million. These commitments include $981,000 to be funded over ten years for investment in the Chicago Equity Fund and $320,000 to be funded over six years for investment in the Community Investment Corporation.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(14) CAPITAL CONTRIBUTIONS

     Argo Bancorp contributed $1.5 million to On-Line during the year ended December 31, 1996. These capital contributions were used to fund software license purchases and to improve the cash flow position. Argo Bancorp contributed $2.3 million and $1.0 million to the Savings Bank in December of 1996 and 1994, respectively. Both contributions were made with the intent of increasing regulatory capital levels and thereby allowing future growth. Argo Bancorp also contributed $2.5 million to Empire Mortgage LLC during the year ended December 31, 1995 to fund loan purchases.


(15) PRIOR PERIOD ADJUSTMENT

     Management of the Company has identified an out-of-balance condition at the Savings Bank relating to historical cash disbursement activity, primarily occurring during 1991 and 1992. The balance has been quantified at $726,000, however, the ultimate disposition has yet to be determined. Although investigation of this matter is continuing, management has concluded that it is probable that the entire balance will be unrecoverable. As a result, a prior period adjustment has been recorded to reduce retained earnings, net of the related tax effect of $275,000, by $451,000.


(16) REGULATION AND SUPERVISION

     The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital (as defined) to assets (as defined), and tangible capital (as defined). Management believes, as of December 31, 1996, that the Savings Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the Office of the Thrift Supervision categorized the Savings Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

     The Savings Bank's actual capital amounts (in thousands) and ratios are as follows as of December 31, 1996:

=====================================================================================================
                                                                                     To be well-
                                                            For capital           capitalized under
                                                             adequacy             prompt corrective
                                       Actual                purposes                  action
                                      ----------------  --------------------     --------------------
                                      Amount   Ratio    Amount        Ratio      Amount      Ratio
-----------------------------------------------------------------------------------------------------
     Total capital
       (to risk-weighted assets)      $13,212  10.84%   $9,749        8.00%      $12,186     10.00%

     Tier I capital
       (to risk-weighted assets)       12,547  10.30      N/A          N/A         7,311       6.00

     Tier I capital (core leverage)
       (to assets)                     12,547   5.82     6,464        3.00        10,774       5.00

     Tangible capital
       (to assets)                     12,547   5.82     3,232         1.50        N/A          N/A
=====================================================================================================

(17) DIVIDEND RESTRICTIONS

     The OTS imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier I Savings Bank) and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval. As of December 31, 1996 and 1995, the Savings Bank was a Tier I Savings Bank.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(18) SEGMENT FINANCIAL INFORMATION

     Argo Bancorp operates in two primary business segments, banking and data processing, through its two operating subsidiaries. The Savings Bank provides a wide array of diversified financial services including mortgage, commercial, and consumer banking services to individuals as well as small and midsize businesses. The data processing company was purchased by Argo Bancorp on October 31, 1995 and operates as On-Line Financial Services, Inc. in six midwestern states. On-Line Financial provides data processing services to financial institutions.

     The following table highlights Argo Bancorp's organizational revenues, earnings, and assets by business segment. Organizational revenues, earnings, and assets by business segment are impacted by Argo Bancorp allocations. The allocations are based upon various management estimates. The data processing figures in 1995 represent a stub period of two months from the acquisition date of On-Line.

================================================================================
                                                           Data     Consolidated
                                      Banking           processing      total
================================================================================
                                                       (in thousands)
     1996:
        Revenues                      $18,722           11,546       30,268
        Earnings                          598              736        1,334
        Assets                        218,972           10,312      229,284
================================================================================
     1995:
        Revenues                      $16,630            1,836       18,466
        Earnings                        1,519              222        1,741
        Assets                        179,983            6,485      186,468
================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(19) PARENT COMPANY FINANCIAL INFORMATION

     Condensed statements of financial condition, operations, and cash flows of Argo Bancorp, Inc. are presented on the following pages, and should be read in connection with the consolidated financial statements and notes thereto.

================================================================================
                       STATEMENTS OF FINANCIAL CONDITION

================================================================================
                                                                December 31
                                                             ----------------
                                                               1996     1995
--------------------------------------------------------------------------------
                                                              (in thousands)
     Assets:
       Cash                                                   $   538      123
       Interest-bearing deposits                                  316      102
       Securities available-for-sale                              282      639
       Loans receivable                                             5        8
       Investment in subsidiaries.                             18,583   14,734
       Other assets                                               813      206
--------------------------------------------------------------------------------
     Total assets                                             $20,537   15,812
================================================================================
     Liabilities and stockholders' equity:
       Borrowed money                                           3,540    4,717
       Other liabilities                                          437      216
       Total stockholders' equity.                             16,560   10,879
--------------------------------------------------------------------------------
     Total liabilities and stockholders' equity               $20,537   15,812
================================================================================

                           STATEMENTS OF OPERATIONS

================================================================================

                                                         Years ended December 31
                                                         -----------------------
                                                          1996     1995     1994
                                                              (in thousands)
     Interest income                                   $    9       23       31
     Interest expense                                    (341)    (286)     (99)
--------------------------------------------------------------------------------
     Net interest expense                                (332)    (263)     (68)
     Dividends from subsidiaries                        1,818      973    1,582
     Equity in undistributed earnings
        of subsidiaries                                   148    1,097       92
     Other noninterest income                             235      206       41
     Noninterest expense                                 (683)    (399)    (291)
--------------------------------------------------------------------------------
     Net income before income taxes                     1,186    1,614    1,356
     Income tax benefit                                  (148)    (127)     (40)
--------------------------------------------------------------------------------
     Net income                                        $1,334    1,741    1,396
================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================
                            STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------
                                                                         Years ended December 31
                                                                        ---------------------------
                                                                          1996     1995     1994
---------------------------------------------------------------------------------------------------
                                                                              (in thousands)
     Cash flows from operating activities:
       Net income                                                       $ 1,334    1,741    1,396
       Adjustments to reconcile net income to net cash
         provided by operating activities:
            Proceeds from sale of loans                                     ---      137      ---
            (Gain) loss on the sale of:
               Loans                                                        ---       (2)     ---
               Investment securities                                       (235)    (204)     (51)
               Purchased loan servicing rights                              ---      ---      (13)
            Equity in undistributed earnings of subsidiaries               (148)  (1,097)     (92)
            Amortization of purchased loan servicing rights                 ---      ---       36
            Amortization of purchase price of ESOP and MRP                   60       81      156
            Recognition of fair value of ESOP shares scheduled
             to be released                                                  38       26        3
            Increase in other assets                                       (586)    (139)     (10)
            Increase (decrease) in other liabilities                        370     (499)    (234)
---------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                              833       44    1,191
---------------------------------------------------------------------------------------------------
     Cash flows from investing activities:
       Loans originated                                                     ---     (135)     ---
       Principal repayments on loans receivable                               3        3        2
       Proceeds from the sale of:
         Purchased loan servicing rights                                    ---      ---      568
         Investment securities                                              742    1,314      746
       Purchase of investment securities                                   (127)    (760)    (341)
       Net cash paid in purchase of subsidiary                              ---     (629)     ---
       Contribution to MRP and ESOP                                        (115)     (50)     ---
---------------------------------------------------------------------------------------------------
     Net cash provided by (used in) investing activities                    503     (257)     975
---------------------------------------------------------------------------------------------------
     Cash flows from financing activities:                                4,027      ---      ---
        Proceeds from stock issuance                                      1,943    5,173    3,244
        Proceeds from borrowed money
        Repayment of borrowed money                                      (3,120)  (2,573)  (2,234)
        Capital contributions to subsidiaries                            (3,775)  (2,517)  (2,321)
        Proceeds from exercise of stock options                             430       49       54
        Dividends paid                                                     (212)    (208)    (206)
        Net decrease in custodial escrow balances for loans serviced        ---      ---   (1,497)
---------------------------------------------------------------------------------------------------
     Net cash used in financing activities                                 (707)     (76)  (2,960)
---------------------------------------------------------------------------------------------------
     Net increase (decrease) in cash and cash equivalents                   629     (289)    (794)
     Cash and cash equivalents at beginning of year                         225      514    1,308
---------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year                           $   854      225      514
---------------------------------------------------------------------------------------------------

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

(20) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of estimated fair values for all asset, liability, and off-balance-sheet financial instruments. The estimated fair value amounts under SFAS No. 107 have been determined as of a specific point in time utilizing various available market information, assumptions, and appropriate valuation methodologies. Accordingly, the estimated fair values presented herein are not necessarily representative of the underlying value of Argo Bancorp. Rather, the disclosures are limited to reasonable estimates of the fair value of only Argo Bancorp's financial instruments. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. Argo Bancorp does not plan to sell most of its assets or settle most of its liabilities at these fair values. The estimated fair values of Argo Bancorp's financial instruments as of December 31, 1996 and 1995 are set forth in the following table, followed by the methods and assumptions used.

===================================================================================
                                                    1996               1995
                                              ----------------   ---------------
                                              Carrying   Fair    Carrying   Fair
                                               amount   value     amount   value
-----------------------------------------------------------------------------------
                                                         (in thousands)
     Financial assets:
        Cash                                  $ 12,518   12,518     7,224    7,224
        Interest-bearing deposits                  758      758     3,837    3,837
        FHLB of Chicago stock                    3,428    3,428     2,669    2,669
        Securities available-for-sale            5,788    5,788     7,573    7,573
        Loans receivable                       173,429  190,655   143,141  145,637
        Accrued interest receivable              2,089    2,089     1,709    1,709
===================================================================================
     Financial liabilities:
        Deposits without stated maturities    $ 35,732   35,732    35,829   35,829
        Deposits with stated maturities        114,895  115,184    87,655   92,410
        Borrowed money                          50,879   50,018    38,181   38,205
        Interest-bearing custodial escrow
         balances                                   76       76     2,623    2,623
        Custodial escrow balances                5,706    5,706     7,073    7,073
        Accrued interest payable                   267      267       224      224
===================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

================================================================================

     The following methods and assumptions are used by Argo Bancorp in estimating the fair value amounts for its financial instruments.

     (A) CASH AND INTEREST-BEARING DEPOSITS

     The carrying value of cash and interest-bearing deposits approximates fair value due to the short period of time between origination of the instruments and their expected realization.

     (B) SECURITIES AVAILABLE-FOR-SALE
         AND FHLB OF CHICAGO STOCK

     The fair value of these securities available-for-sale were estimated using quoted market prices. The fair value of FHLB stock is based on its redemption value .

     (C) LOANS RECEIVABLE AND ACCRUED INTEREST RECEIVABLE

     The fair value of loans receivable is based on values obtained in the secondary market. The loan portfolio is segmented into fixed and adjustable interest rate categories. For fixed rate loans, fair value is estimated based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. For adjustable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The carrying amount of accrued interest receivable approximates its fair value due to the relatively short period of time between accrual and expected realization.

     (D) DEPOSITS, CUSTODIAL ESCROWS, AND INTEREST PAYABLE

     The fair value of deposits with no stated maturity, such as passbook savings, NOW, and money market accounts and custodial escrows are disclosed as the amount payable on demand.

     The fair value of fixed-maturity deposits is the present value of the contractual cash flow discounted using interest rates currently being offered for deposits with similar remaining terms to maturity.

     The carrying amount of interest payable approximates its fair value due to the relatively short period of time between accrual and expected realization.

     (E)  BORROWED FUNDS

     The fair value of borrowed funds is the present value of the contractual cash flows, discounted by the current rate offered for similar remaining maturities.

ARGO BANCORP, INC. AND SUBSIDIARIES

Shareholder Information

================================================================================
                            DIRECTORS AND OFFICERS

                                      ARGO BANCORP, INC.
John G. Yedinak                                                  Sergio Martinucci
President and Chief Executive Officer                            President and Owner, Coldwell Banker
Chairman of the Board                                            Stanmeyer Realtors
                                                                 Vice President and Director

Frances M. Pitts                                                 Charles E. Shomo, IV
Executive Vice President, Secretary and Director                 First Vice President, R. W. Baird, Incorporated
                                                                 Director

Carol J. Delgado                                                 Donald G. Wittmer
Senior Vice President, Chief Financial Officer                   President and Owner, Wittmer Financial Services, Ltd.
                                                                 Director

                                 ARGO FEDERAL SAVINGS BANK, FSB


John G. Yedinak                                                  Sergio Martinucci
President and Chief Executive Officer and Director               President and Owner, Coldwell Banker
                                                                 Stanmeyer Realtors
Frances M. Pitts                                                 Chairman of the Board
Senior Vice President, General Counsel and Secretary
                                                                 Richard B. Duffner
Carol J. Delgado                                                 President and Owner, RBD & Associates, Ltd.
Senior Vice President, Finance and Operations                    Director

Ruth M. Louie                                                    Emil T. Sergo
Senior Vice President and Director of Community                  Mayor, McCook, Illinois
Lending and Development                                          Director

Frank J. Lis                                                     Dennis G. Carroll
Vice President and                                               Detective, City of Chicago Police Department
Chief Financial Officer                                          Director

Patricia E. Reid                                                 Raymond E. Froula
Assistant Vice President, Controller                             Retired
                                                                 Director

Maria L. Garcia
Assistant Secretary                                              Mary Ann Gearhart
                                                                 Member, Will County Board of Commissioners
                                                                 Director


ARGO BANCORP, INC. AND SUBSIDIARIES

Shareholder Information

================================================================================
                            DIRECTORS AND OFFICERS

On-Line Financial Services, Inc.

John G. Yedinak                                                  Gordon L. Grevengoed
Chief Executive Officer and Chairman of the Board                Vice Chairman and CEO
                                                                 Ameribank, fsb
John J. Murphy                                                   Director
Executive Vice President
                                                                 Dennis Kosobucki
Colleen Kitch                                                    President and Chairman of the Board
Senior Vice President                                            West Town Savings Bank
Chief Operating Officer                                          Director

Frances M. Pitts                                                 Sergio Martinucci
Senior Vice President and Secretary                              President and Owner, Coldwell Banker
                                                                 Stanmeyer Realtors
Carol J. Delgado                                                 Director
Senior Vice President and Chief Financial Officer
                                                                 Thomas F. Prisby
David Birk                                                       Chairman
Vice President,                                                  Citizens Financial Services FSB
Information Systems Development                                  Director

Angelo Tomasello                                                 Joseph J. Renn
Vice President,                                                  President, Chairman of the Board and
Information Processing                                           Chief Executive Officer
                                                                 Lisle Savings & Loan
Greg Wright                                                      Director
Vice President, Sales
                                                                 Charles E. Shomo, IV
Phyllis Duffner                                                  First Vice President, R. W. Baird, Incorporated
Vice President,                                                  Director
Client Services
                                                                 David H. Stack
Steve Szopa                                                      President
Vice President,                                                  Superior Savings Bank
Information Systems                                              Director

Kristin Seper                                                    Edward E. Whalen
Controller                                                       Chairman of the Board
                                                                 Lincoln Federal Savings Bank
                                                                 Director

                                                                 Donald G. Wittmer
                                                                 President and Owner,
                                                                 Wittmer Financial Services, LTD
                                                                 Director


ARGO BANCORP, INC. AND SUBSIDIARIES

Shareholder Information

================================================================================
                             STOCKHOLDER REFERENCE

Corporate Headquarters                                                          Independent Auditors
Argo Bancorp, Inc.                                                              KPMG Peat Marwick LLP
7600 W. 63rd Street                                                             303 E. Wacker Drive
Summit, Illinois  60501                                                         Chicago, Illinois  60601
(708) 496-6010

Washington Counsel                                                              Transfer Agent and Registrar
Muldoon, Murphy & Faucette                                                      Harris Trust and Savings Bank
5101 Wisconsin Avenue, N.W.                                                     Shareholder Services Division
Washington, D.C.  20016                                                         311 W. Monroe 11th floor
                                                                                Chicago, Illinois  60690
                                                                                312-461-2545

Chicago Counsel                                                                 Annual Report on Form 10-K
Kemp, Grzelakowski & Lorenzini, Ltd.                                            Copies of Argo Bancorp, Inc.'s 1996 Annual
1900 Spring Road                                                                  Report on Form 10-K filed without exhibits
Suite 500                                                                         with the Securities and Exchange Commission
Oak Brook, Illinois  60521                                                        are available without charge to stockholders,
                                                                                  upon written request to:
Market Makers
R. W. Baird, Incorporated                                                         Frances M. Pitts, Corporate Secretary
Chicago, Illinois                                                                 Argo Bancorp, Inc.
(312) 578-2060                                                                    7600 W. 63rd Street
                                                                                  Summit, Illinois  60501

Investor Information                                                            Annual Meeting
Stockholders, investors, and analysts interested                                The annual meeting of stockholders will be held at
in additional information may contact:                                            3:00 p.m. on May 28, 1997, at Argo Federal Savings

   John G. Yedinak, President                                                     Bank, FSB, 7600 W. 63rd Street, Summit, Illinois
   and CEO at the Corporate                                                       60501.
   Headquarters

                                                                                  Stockholders are encouraged to attend.


                                OFFICE LOCATIONS


Home Office                   Branch Offices
7600 W. 63rd Street           8267 S. Roberts Road               2240 W. Madison Street
Summit, Illinois  60501       Bridgeview, Illinois  60455        Chicago, Illinois  60612
(708) 496-6010                (708) 496-6020                     (312) 563-5500

                              14076 Lincoln Avenue               6121 Washington Street
                              Dolton, Illinois  60419            Gurnee, Illinois  60031
                              (708) 849-3770                     (847) 855-2100

ARGO BANCORP, INC. AND SUBSIDIARIES

Shareholder Information

================================================================================
                            STOCK PRICE INFORMATION

Argo Bancorp's Inc.'s common stock is traded on the NASDAQ Over the Counter Market under the symbol ARGO. The table shows the reported high and low sale prices of common stock and the dividends per share during the periods indicated.

================================================================================

                                 High             Low            Dividends
--------------------------------------------------------------------------------
Year ended December 31, 1996:
  First Quarter                  $    30          26 3/4               .17
  Second Quarter                  30 1/4          30 1/8               .17
  Third Quarter                   30 1/2          30 1/4               .18
  Fourth Quarter                  31 1/4          30 1/2               .18
--------------------------------------------------------------------------------
Year ended December 31, 1995:

  First Quarter                  $    25              25               .17
  Second Quarter                  25 1/4              25               .17
  Third Quarter                   26 1/4          25 1/4               .17
  Fourth Quarter                  26 1/4          26 1/4               .17
--------------------------------------------------------------------------------
Year ended December 31, 1994:
  First Quarter                  $    25              19               .17
  Second Quarter                      25              25               .17
  Third Quarter                       25              25               .17
  Fourth Quarter                      25              25               .17
================================================================================