Form 10-K, Exhibit 13
period 1997-12-31
ARGO BANCORP INC /DE/
filed 1998-03-31
CIK 883502

ARGO BANCORP, INC.

Corporate Profile


--------------------------------------------------------------------------------

  Argo Bancorp, Inc. (Argo Bancorp or the Company) is a Delaware corporation organized in August 1987 for the purpose of acquiring Argo Federal Savings Bank, FSB (Argo Savings). Argo Bancorp acquired Argo Savings on November 17, 1987 for a capital infusion of $1.1 million. On May 26, 1992 Argo Bancorp completed a merger conversion with Dolton-Riverdale Savings and Loan Association (Dolton) and, as part of the conversion, Argo Bancorp sold an additional 74,750 shares of common stock at an issuance price of $11.50, which increased the outstanding common stock to 300,150 shares. There were 489,584 shares of common stock outstanding at December 31, 1997. Argo Bancorp is a unitary savings and loan holding company and is registered as such with the Office of Thrift Supervision (OTS). Argo Bancorp's common stock is publicly traded on the Nasdaq Stock Market Over the Counter Market. The current market makers of the stock are R. W. Baird, Incorporated, ABN AMRO Incorporated and Kemper Securities.

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

ARGO BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except per share amounts)

-------------------------------------------------------------------------------------------------------------------
                                                                                   At December 31
                                                                 --------------------------------------------------
                                                                     1997      1996      1995      1994      1993
---------------------------------------------------------------- ----------  --------- --------  --------- --------
Financial Condition Data:

Loans receivable and discounted loans receivable, net            $  184,358   173,429   142,380   118,063    90,139
FHLB of Chicago stock                                                 3,271     3,428     2,669     2,576     2,576
Securities available for sale                                         4,974     5,788     7,573    12,491    15,009
Cash and interest-earning deposits                                    8,677    13,276    11,061     9,286     6,905
Purchased loan servicing rights                                       6,706     5,264     4,033     3,641     2,508
Foreclosed real estate, net                                           4,251     3,913     2,234       359       554
Other assets                                                         24,061    24,186    16,518     9,601     8,038
---------------------------------------------------------------- ----------  --------- --------  --------- --------

Total assets                                                        236,298   229,284   186,468   156,017   125,729

Deposits                                                            172,469   150,627   123,484   100,697    88,220
Borrowed money                                                       34,156    50,879    38,181    30,820     9,064
Custodial escrow balances for loans serviced for others               6,400     5,782     9,696    14,691    20,031
Other liabilities                                                     5,169     5,436     4,228       835       619
---------------------------------------------------------------- ----------  --------- --------  --------- --------

Stockholders equity                                              $   18,104    16,560    10,879     8,974     7,795
---------------------------------------------------------------- ----------  --------- --------  --------- --------
                                                                                    Year ended
Selected Operating Data:                                                            December 31
                                                                 ----------  --------- --------  --------- --------
                                                                     1997      1996      1995      1994      1993
---------------------------------------------------------------- ----------  --------- --------  --------- --------

Interest income                                                  $   18,266    16,074    13,987    10,282     9,477
Interest expense                                                     11,286     9,083     8,341     5,012     3,822
---------------------------------------------------------------- ----------  --------- --------  --------- --------

Net interest income before provision for loan losses                  6,980     6,991     5,646     5,270     5,655
Provision for loan losses                                               210       248        55        48       270
---------------------------------------------------------------- ----------  --------- --------  --------- --------

Net interest income after provision for loan losses                   6,770     6,743     5,591     5,222     5,385

Noninterest income                                                   15,585    14,194     4,479     1,838     1,738
Noninterest expense                                                  21,409    19,260     7,662     5,383     4,587
---------------------------------------------------------------- ----------  --------- --------  --------- --------

Income before income taxes                                              946     1,677     2,408     1,677     2,536

Income tax expense                                                      123       343       667       281       952
---------------------------------------------------------------- ----------  --------- --------  --------- --------

Income before extraordinary item and cumulative effect of change
 in accounting principle                                                823     1,334     1,741     1,396     1,584

Cumulative effect of change in accounting for income taxes                -         -         -         -       460
---------------------------------------------------------------- ----------  --------- --------  --------- --------

Net income                                                       $      823     1,334     1,741     1,396     2,044
---------------------------------------------------------------- ----------  --------- --------  --------- --------
Basic earnings per share                                         $     1.70      4.26      5.88      4.62      6.80
Diluted earnings per share                                       $     1.56      3.60      4.96      4.08      6.21
---------------------------------------------------------------- ----------  --------- --------  --------- --------

Selected Financial Ratios and Other Data:                                       Year ended December 31
                                                                 ----------  --------- --------  --------- --------
                                                                     1997      1996      1995      1994      1993
                                                                 ----------  --------- --------  --------- --------
Return on average assets                                               0.35%      0.68     1.00       1.00     1.59
Return on average equity                                               4.62      10.89    17.09      16.17    27.88
Average equity to average assets                                       7.53       6.26     5.85       6.10     5.71
Equity to total assets                                                 7.66       7.22     5.83       5.75     6.20
Interest rate spread during period                                     3.81       4.61     3.69       4.25     4.82
Net interest margin                                                    3.54       4.44     3.65       4.24     4.93
Noninterest expense to average assets                                  9.05       9.83     4.40       3.86     3.58
Nonperforming loans to total loans (1)                                 3.57       3.12     1.54       1.98     1.19
Nonperforming assets to total assets (1)                               4.14       3.43     2.26       1.72     1.31
Allowance for loan losses to nonperforming loans (1)                  14.73      16.87    29.54      26.38    55.88
Average interest-earning assets to average
  interest-bearing liabilities                                        0.95x      0.94x     .99x      1.00x    1.03x
Book value per share                                             $    36.98      37.11    36.72      30.91    27.38
---------------------------------------------------------------- ----------  --------- --------  --------- --------

Full-service customer service facilities                                  5          5        5          4        3
---------------------------------------------------------------- ----------  --------- --------  --------- --------

(1)  Excludes balances related to portfolio of discounted loans receivable.

                     MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

In addition to historical information, this Annual Report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, an increase in loan delinquencies or foreclosures, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, a decline in real estate values, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 1997 Form 10-K.

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

Argo Savings operates two wholly-owned service corporation subsidiaries. Argo Mortgage Corporation engages in mortgage brokerage activities that focus on the purchase and sale of deeply discounted mortgage loans into the secondary market. Dolton-Riverdale Savings Service Corp. offers life insurance annuities to the customer base of Argo Savings. Argo Savings also has a majority interest in a limited liability corporation, Margo Financial Services, LL. (Margo). The primary activity of Margo is the origination of mortgage loans for portfolio and for sale into the secondary market.

Argo Savings' results of operations are dependent primarily on net interest income, representing the difference between the interest income earned on its loans, mortgage-backed securities, investment securities, and interest-earning deposits and its cost of funds, consisting of the interest paid on its deposits, escrows, and borrowings, and the income generated by its investment in PMSRs. Argo Savings' operating results are also affected by the profit recognized on the sale of mortgage loans, investment securities customer service charges, and other income. Argo Savings' operating expenses consist of employee compensation, occupancy expenses, federal deposit insurance premiums, amortization of goodwill, and other general and administrative expenses.

Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, real estate values, government policies, and actions of regulatory authorities.

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

During 1997, the Company began to focus its resources on traditional loans receivable originated through its majority-owned subsidiary, Margo, and began to reduce its portfolio of discounted loans receivable. Sales of discounted loans receivable totaled $21.0 million in 1997, compared to $9.4 million in 1996. As a result of the Company's business strategy, the balance of the discounted loans receivable portfolio decreased from $47.7 or 20.8% of total assets to $30.6 million or 12.9% of total assets at December 31, 1997.

ON-LINE FINANCIAL SERVICES

On October 31, 1995 Argo Bancorp acquired On-Line Financial Services, Inc. (On-
Line), an Oak Brook, Illinois based computer services bureau, serving bank and thrift clients throughout the Midwest. The purchase transaction was consummated through the use of a wholly-owned subsidiary, OLF Acquisition Corporation, which acquired shares of three separate state chartered savings and loan service corporations which owned, in the aggregate, 98.9% of the outstanding shares of On-Line. Sale of the remaining 1.1% of On-Line shares was made by a single institutional stockholder which held shares in OnLine directly. The intervening acquisition subsidiary and state chartered savings and loan service corporation shells were liquidated and merged by Argo Bancorp in June 1996.

Financial terms of the transaction included a cash sweep to shareholders of On-Line funds on hand on the closing date, less amounts necessary to establish certain agreed-upon escrow balances; a two-year asset note of approximately $1,026,000, representing the closing date net book value of On-Line; a 26-month escrow note in the amount of $460,000, which was paid in 1997, representing funds held for future performance under a third-party computer lease; and a structured schedule of contingent payments based on future revenues of On-Line over the next seven years. The total transaction value, including asset notes and contingent payments, will not exceed $8.9 million. During 1997, the Company asserted claims that the selling shareholders of On-Line had breached certain representations and warranties in the purchase contract. Following a series of negotiations, the selling shareholders agreed to reduce the purchase price by $1,098,000. In December, 1997, the Company purchased from certain of the former shareholders their rights to 25.45% of the future contingent payment. The Company paid $172,000 for these future contingent payments. Management anticipates funding any required future payments with borrowed funds and excess funds generated from operations and, to the extent necessary, earnings and assets of the Company.

On-Line is a third party provider of electronic data processing services, primarily to financial institutions located throughout the midwest. On-Line currently provides data processing services to thrifts, community banks and savings banks, representing over 1.2 million customer accounts in six midwestern states. On-Line has historically marketed its services to institutions with assets of less than $1 billion, where the company's orientation toward superior customer service and specialized products allows it to effectively compete. The acquisition by Argo Bancorp has promoted the development and sale of technological advances in the systems, programs, and services offered by On-Line, which includes resale of software produced by Information Technology Incorporated, integrated check and document imaging systems, and computer output laser disc storage technology. These services are in addition to new offerings by On-Line in the planning and deployment of wide area and local area network systems, the sale of all related hardware and services, expanded technical and communications support, consultation, and training, and the maintenance of in-house systems. On-Line's business plans include aggressive marketing to small to mid-size commercial and community banks, as well as other corporate users of advanced technology, as it moves to expand its traditional thrift institution client base.


LIQUIDITY AND CAPITAL RESOURCES

Argo Savings' primary sources of funds are deposits, proceeds from principal and interest payments on the loan and mortgage-backed securities portfolio, custodial deposit accounts related to loans serviced for others, maturing investments and borrowed money. The most liquid assets are cash and short-term investments. The levels of these assets are dependent on operating, financing, and investing activities during any given period. Cash and interest-earning deposits totaled $8.7 million at December 31, 1997. Additional sources of funds have included FHLB advances, and loan sales. Argo Savings has adequate alternative funding sources if short-term liquidity needs arise.

The primary investing activity at Argo Savings is the origination and purchase of mortgage loans. During the years ended December 31, 1997 and 1996, Argo Savings originated and purchased $115.2 million and $83.2 million of loans receivable, respectively, and $8.9 million and $41.1 million of discounted loans receivable, respectively. Purchase of securities available for sale totaled $8.1 million and $152,000 for 1997 and 1996, respectively. Income earned from limited partnership investments in purchase mortgage servicing rights totaled $341,000 for the year ended December 31, 1997. These investing activities were primarily funded by principal repayments on loans and mortgage-backed securities of $49.1 million, and $47.0 million, respectively, and an increase in deposits of $21.8 million and $27.1 million for 1997 and 1996, respectively. Also providing funding was the $74.5 million in total proceeds that resulted from the sale of loans receivable, discounted loans receivable, securities available for sale, and foreclosed real estate in 1997.

Argo Savings is required to maintain minimum levels of liquid assets as defined by OTS regulation. At December 31, 1997 Argo Savings' liquid assets represented 6.51% of its liquidity base as compared to the required level of 4%. The level of liquidity maintained is believed by management to be adequate to meet the requirements of normal operations, potential deposit outflows, and current loan demand. Cash flow projections are updated regularly to assure necessary liquidity.

Liquidity management for Argo Savings is both a daily and long-term function of Argo Savings' management. Argo Savings' management meets on a daily basis and monitors interest rates, current and projected commitments to purchase loans and the likelihood of funding such commitments, and projected cash flows. Excess funds are generally invested in short-term investments.

At December 31, 1997 Argo Savings' capital exceeded all capital requirements of the OTS. Argo Savings' tangible, core, and risk-based capital ratios were 5.93%, 5.93%, and 11.10%, respectively. Argo Savings is considered "well capitalized" under OTS prompt corrective action regulations.

At December 31, 1997 , Argo Savings had outstanding loan commitments and unused lines of credit of $5.4 million and $7.8 million, respectively. Argo Savings also had Community Reinvestment Act investment commitments outstanding of $3.2 million. These commitments include $977,000 to be funded over 8 years for the investment in the Chicago Equity Fund, $317,000 to be funded over twelve years for investment in the Community Investment Corporation, $1.0 million to be funded for the Great West Side Loan Fund, $498,000 to be funded over five years for investment in the Keidze Ltd Partnership, and $182,000 to be funded for investment in the Westward III Limited Partnership.

FINANCIAL CONDITION

Total assets increased $7.0 million to $236.3 million at December 31, 1997 from $229.3 million at December 31, 1996. The increase in total assets is due primarily to an increase of $21.8 million in deposits, partially offset by a $15.7 million decrease in borrowed money. The increase in total assets of $42.8 million to $229.3 million at December 31, 1996 from $186.5 million at December 31, 1995 was due primarily to an increase of $27.1 million in deposits and $12.7 million in borrowed money.

Loans receivable, which include loans receivable, loans held for sale and discounted loans receivable, increased $10.9 million or 6.28% in 1997 to $184.4 million at December 31, 1997. The increase in loans receivable for 1997 and 1996 is due to the origination and purchase of seasoned fixed rate and adjustable rate loans secured by single family residences. New originations and purchases contributed $115.2 million in loans receivable and purchases contributed $8.9 million in discounted loans receivable. These purchases and originations were primarily funded by principal repayments of $49.1 million on loans receivable, discounted loans receivable and mortgage-backed securities, proceeds from the sale of loans receivable, discounted loans receivable and foreclosed real estate of $65.8 million and an increase in deposits of $21.8 million, partially offset by a $16.7 million decrease in borrowings. The 1996 originations and purchases of $99.1 million were primarily funded by the $27.1 million increase in deposits, and $8.2 million increase in borrowings, principal repayments of $48.2 million and proceeds from the sale of loans receivable and discounted loans receivable of $45.4 million.

Securities available for sale, which totaled $5.0 million at December 31, 1997, are carried at fair value and include $2.9 million of mortgage-backed securities, $1.7 million of marketable equity securities, and $380,000 of municipal securities. The balance of mortgage-backed securities decreased during 1997 by $2.0 million due to the sale of $1.1 million and principal repayments of $855,000. Partially offsetting these decreases was a $1.4 million dollar increase in marketable equity securities.

Deposits increased $21.8 million to $172.5 at December 31, 1997, while deposits increased $27.1 million to $150.6 million at December 31, 1996 from $123.5 million at December 31, 1995. The increase for both years is attributable to increased focus on attracting deposits.

Borrowings decreased $16.7 million to $34.2 million at December 31, 1997. The decrease is primarily due to the increase in deposits and decreased funding needs for the purchase of seasoned loan packages. Borrowing increased $12.7 million to $50.9 million at December 31, 1996 from $38.2 million at December 31, 1995. The increase was primarily attributable to the increased funding needs related to the purchase of seasoned loan packages and loan originations.

Custodial escrow balances for loans serviced increased $618,000 to $6.4 million at December 31, 1997. The custodial accounts relate to escrowed payments of taxes and insurance and the float on principal and interest payments on loans serviced either for Argo Savings or on behalf of others by an independent mortgage servicing operation. The custodial accounts related to loans serviced by others are maintained at Argo Savings in interest-bearing accounts. The custodial accounts associated with loans or purchased mortgage servicing rights serviced for Argo Savings are maintained in noninterest-bearing accounts. At December 31, 1997 and 1996, $6.4 million and $5.8 million, respectively, of all custodial escrow balances pertain to loans subserviced on behalf of Argo Saving for portfolio loans, servicing retained loans, and purchased mortgage servicing rights. Due to the nature of custodial escrow deposits, balances may fluctuate widely on a day-to-day basis.

Common shares outstanding increased 43,330 shares to 489,584 at December 31, 1997. The increase is due to the exercise of 32,497 stock options and the issuance of 10,833 shares under the stock purchase agreement with The Deltec Banking Corporation Limited. The shares were issued from authorized but unissued common stock.

INTEREST RATE RISK

Argo Savings' financial objective is to reduce the sensitivity of its earnings to interest rate fluctuations by seeking a match between the interest rate sensitivity of its assets and liabilities. The major strategies Argo Savings has implemented are (i) the origination and purchase of adjustable rate loans and mortgage-backed securities; (ii) the origination of balloon mortgages; (iii) the sale of newly originated long-term fixed rate mortgages; (iv) the investment in PMSRs, which provide a source of noninterest income and also act as a hedge against the decline in the value of fixed rate mortgages in a rising interest rate environment; (v) the maintenance of noninterest-bearing custodial accounts related to the PMSRs; and (vi) the control of deposit growth and maintenance of long-term deposits. The strategies listed have been implemented by Argo Savings and are monitored on a quarterly basis by management. Argo Savings does not use any derivatives to reduce its exposure to interest rate risk.

Argo Savings had an excess of interest-sensitive liabilities which mature or reprice within one year over interest-sensitive assets of $73.1 million or 30.9% of total assets at December 31, 1997. As a result of the excess of interest-sensitive liabilities over interest-sensitive assets, Argo Savings is "net liability sensitive," which would indicate that its earnings would be negatively affected by rising interest rates. In periods of falling interest rates, however, the opposite effect on net interest income is expected.

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

The following table presents Argo BancorpAEs interest sensitivity gap between interest-earning assets, excluding premiums and discounts, and interest-bearing liabilities at December 31, 1997. The information provided in the table below is based on asset maturity for fixed rate assets and repricing dates for adjustable rate assets. No prepayment assumptions have been included.



                                                                      At December 31, 1997
                             ------------------------------------------------------------------------------------------------------
                                                                 More Than  More Than   More Than   More Than
                                                      1 Year       1 Year    3 Years      5 Years    10 Years    More Than
                                                      or Less    to 3 Years to 5 Years  to 10 Years to 20 Years  20 Years  Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                                   (Dollars in thousands)
Interest-earning assets:
 Mortgage loans (1) (2)                                $ 56,085     15,258       2,469     12,381      17,738     71,316   175,247
 Other loans (1)                                          8,417        208          86        500       2,217        333    11,761
 Interest-earning deposits                                2,466          -          -           -           -          -     2,466
 Mortgage-backed securities                               2,923          -          -           -           -          -     2,923
 Investment securities                                    1,571          -          -           -         370      3,271     5,212
----------------------------------------------------------------------------------------------------------------------------------

Total interest-earning assets                            71,462     15,466       2,555     12,881      20,325     74,920   197,609

 Less unearned discount, premium, and deferred fees      (2,142)      (616)       (100)      (500)       (716)    (3,249)   (7,323)
----------------------------------------------------------------------------------------------------------------------------------

Total net interest-earning assets                        69,320     14,850       2,455     12,381      19,609     71,671   190,286

Interest-bearing liabilities:
 Passbook accounts                                        2,993      4,402       2,465      4,578       2,289        880    17,607
 NOW accounts (3)                                         4,896      2,643       3,835        874         976          -    13,224
 Money market accounts                                    4,917        683         311        247          43         22     6,223
 Certificate accounts                                   116,154     13,314       5,747        200           -          -   135,415
 Custodial escrows                                            1          -           -          -           -          -         1
 FHLB advances and other borrowings                      13,435      6,464       1,197     13,060           -          -    34,156
----------------------------------------------------------------------------------------------------------------------------------

Total interest-bearing liabilities                      142,396     27,506      13,555     18,959       3,308        902   206,626
----------------------------------------------------------------------------------------------------------------------------------

Interest sensitivity gap                               $(73,076)     (12,656)  (11,100)    (6,578)     16,301     70,769   (16,340)
==================================================================================================================================

Cumulative interest sensitivity gap                    $(73,076)     (85,732)  (96,832)  (103,410)    (87,109)   (16,340)
==================================================================================================================================

Cumulative interest sensitivity gap as a percentage of
 total assets                                          (30.93)%     (36.28)     (40.98)    (43.76)     (36.86)     (6.91)
==================================================================================================================================

Cumulative net interest-sensitive assets as a
 percentage of interest-sensitive liabilities           48.68 %      49.54       47.22      48.91       57.66      92.09
==================================================================================================================================

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

                                       8
s

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

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    Years ended December 31
                                              -------------------------------------------------------------------------------------
                                                         1997                         1996                         1995
                                              --------------------------   --------------------------   ---------------------------
                                                                 Average                      Average                      Average
                                               Average           Yield/     Average           Yield/     Average           Yield/
                                               Balance  Interest  Cost      Balance  Interest  Cost      Balance  Interest  Cost
-----------------------------------------------------------------------------------------------------------------------------------
                                                                              (Dollars in thousands)
                ASSETS

Interest-earning assets:
 Loans receivable (1)                        $ 180,964    17,321  9.57%   $ 151,384    15,057  9.95%   $ 139,194    13,010  9.35%
 Mortgage-backed securities                      4,423       292  6.60        5,294       354  6.68        6,108       405  6.63
 Interest-earning deposits                       6,573       364  5.54        2,103       421  4.84        1,459        67  4.58
 Investment securities                           5,247       289  5.51        4,176       242  5.80        7,837       505  6.45
                                             --------------------------   --------------------------   --------------------------

Total interest-earning assets                  197,207    18,266  9.26      162,957    16,074  9.86      154,598    13,987  9.05
Noninterest-earning assets (2)                  39,260                       32,927                       19,444
                                             ---------                    ---------                    ---------

Total assets                                 $ 236,467                    $ 195,884                    $ 174,042
                                             =========                    =========                    =========

  LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
 Deposits                                      165,669     8,580  5.18      130,163     6,433  4.94      113,857     5,610  4.93
 Custodial escrows                                  21         1  5.10        1,209        78  6.45        3,126       224  7.17
 FHLB advances and other borrowings             41,140     2,705  6.58       41,909     2,572  6.14       38,768     2,507  6.47
                                             --------------------------   --------------------------   --------------------------

Total interest-bearing liabilities             206,830    11,286  5.46      173,281     9,083  5.24      155,751     8,341  5.36
Other liabilities                               11,827                       10,340                        8,103
                                             ---------                    ---------                    ---------

Total liabilities                              218,657                      183,621                      163,854

Equity                                          17,810                       12,263                       10,188
                                             ---------                    ---------                    ---------

Total liabilities and equity                 $ 236,467                      195,884                      174,042
                                             =========                    =========                    =========

Net interest income/interest
  rate spread (3)                                          6,980  3.80%                 6,991  4.62%                 5,646  3.69%
                                                         =============                =============                =============

Net interest-earning assets/(liabilities)/
  net interest margin (4)                    $  (9,623)           3.54%   $ (10,324)           4.44%   $  (1,153)           3.65%
                                             =========          ======    =========          ======    =========          ======
Ratio of average interest-earning assets to
 average interest-bearing liabilities            0.95x                        0.94x                         .99x
                                             =========                    =========                    =========

(1) Loans receivable include loans held for sale, portfolio loans receivable and discount loans receivable.
(2) Included in the balances are PMSRs of approximately in $6.7, $5.3 million and $4.0 million in 1997, 1996, and 1995, respectively.
(3) Interest rate spread represents the difference between the average yield on total interest-earning assets and the average cost of total interest-bearing liabilities .
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASSET QUALITY

Argo Bancorp and Argo Savings regularly review assets to determine proper valuation. Loans are reviewed on a regular basis and an allowance for possible loan losses is established when, in the opinion of management, the net realizable value of the property collateralizing the loan is less than the outstanding principal and interest, and the collectibility of the loan's principal and interest becomes doubtful. The allowance for loan losses totaled $814,000 and $685,000 at December 31, 1997 and 1996, respectively.

The total amount of loans (excluding discounted loans) 90 days or more past due at December 31, 1997 was $5.5 million or 3.57% of total loans receivable as compared to $3.9 million or 3.12% on December 31, 1996. The total amount of discounted loans 90 days or more past due at December 31, 1997 was $6.2 million or 20.4% of total discounted loans receivable. The total amount of discounted loans 90 days or more past due at December 31, 1996 was $15.5 million or 32.4% of total discounted loans receivable.

At December 31, 1997, Argo Bancorp had 113 properties totaling $4.3 million classified as foreclosed as compared to 95 properties totaling $3.9 million on December 31, 1996. The underlying properties at December 31, 1997 consist primarily of single family residences. The foreclosed real estate has been written down to its net realizable value at December 31, 1997. The Savings Bank maintains an allowance for losses on foreclosed real estate. The balance totaled $92,000 and $189,000 at December 31, 1997 and 1996, respectively. The provision for losses and chargeoffs totaled $38,000 and $185,000, respectively, during 1997, compared to $238,000 and $538,000 during 1996.

RESULTS OF OPERATIONS


    COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED
         DECEMBER 31, 1997 TO THE YEAR ENDED DECEMBER 31, 1996

General.  Net income for the year ended December 31, 1997 was $823,000 million
--------
or $1.56 per share (on a diluted basis), compared to net income of $1.3 million, or $3.60 per share (on a diluted basis), in 1996.

Interest Income.  Interest income increased $2.2 million or 13.6% to $18.3
---------------
million in 1997 from $16.1 million in 1996. The increase is primarily due to the increase of $34.2 million in the average balance of interest-earning assets to $197.2 million in 1997 from $163.0 million in 1996. Partially offsetting this increase was a 60 basis point decrease in the average yield on interest-earning assets to 9.26% in 1997 from 9.86% in 1996.

Interest Expense.  Interest expense increased $2.2 million or 24.25% to $11.3
-----------------
million in 1997 from $9.1 million in 1996, primarily as a result of a higher average balance of interest-bearing liabilities. The average balance of interest-bearing liabilities increased $33.5 million to $206.8 million from $173.3 million in 1996. Also contributing to the increase in interest expense was a 22 basis point increase in the average cost of funds from 5.24% in 1996 to 5.46% in 1996.

Net Interest Income.  Net interest income for the year remained relatively
--------------------
unchanged from 1996 at $7.0 million. The net interest margin decreased from 4.44% in 1996 to 3.54% in 1997. The interest rate spread decreased to 3.80% in 1997 from 4.62% in 1996.

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


                                           1997 compared to 1996              1996 compared to 1995
                                     ----------------------------------  ----------------------------------
                                         Increase (decrease) due to         Increase (decrease) due to
                                     ----------------------------------  ----------------------------------
                                      Volume        Rate          Net      Volume          Rate      Net
                                     ----------  -----------  ---------  ----------  -----------  ---------
                                                                 (In thousands)
Interest-earning assets:
  Loans receivable, net                  $2,943         (679)     2,264       1,220          828      2,048
  Mortgage-backed securities                (58)          (3)       (61)        (54)           3        (51)
  Interest-earning deposits
    and investment securities               304         (315)       (11)        (84)         174         90
                                     ----------  -----------  ---------  ----------  -----------  ---------
Total                                     3,189         (997)     2,192       1,082        1,005      2,087
                                     ----------  -----------  ---------  ----------  -----------  ---------

Interest-bearing liabilities:
  Deposits                                1,755          392      2,147         805           18        823
  Custodial escrows                         (77)           -        (77)       (124)         (22)      (146)
  FHLB advances and other
     borrowings                             (47)         180        133         193         (128)        65
                                     ----------  -----------  ---------  ----------  -----------  ---------
Total                                     1,631          572      2,203         874         (132)       742
                                     ----------  -----------  ---------  ----------  -----------  ---------

Net change in interest income            $1,558       (1,569)       (11)        208        1,137      1,345
                                     ==========  ===========  =========  ==========  ===========  =========

Provision for Loan Losses.  A provision of $210,000 was recorded during
--------------------------
1997, resulting in an allowance for loan losses of $814,000 or .53% of total loans receivable, excluding discounted loans receivable and 14.73% of total nonperforming loans, excluding discounted loans receivable, at December 31, 1997. The loan loss provision in 1996 was $148,000 and the allowance for loan losses balance at December 31, 1996 was $665,000 or .53% of loans receivable, excluding discounted loans receivable. In the determination of the provision for loan losses and adequacy of the corresponding allowance for loan losses, management considers changes in the asset quality, charge off experience and economic conditions.

Noninterest Income.  Noninterest income increased $1.4 million to $15.6 million
-------------------
in 1997 from $14.2 million in 1996. The increase is primarily due to a $931,000 increase in fees attributable to Margo's operation; a $475,000 increase in gains on sale of securities, a $417,000 increase in data processing income, a $702,000 increase in other income primarily attributable to other ancillary income at On-Line, and a $385,000 increase in gains on sale of foreclosed real estate. Offsetting these increases was a $1.6 million decrease in gains on sale of discounted loans receivable.

Noninterest Expense.  Noninterest expense increased $2.1 million to $21.4
--------------------
million in 1997 from $19.3 million in 1996. This increase was primarily due to increases in occupancy, professional fees, data processing cost of services, and other expenses. Occupancy increased $670,000 primarily due to significant leasehold improvement at On-Line, as well as the opening of Argo Savings' permanent branch location on the West side of Chicago, Illinois. The $473,000 increase in professional fees was caused by significant increases in legal and accounting fees. Data processing cost of services increased $1.3 million due to significant increases in hardware and software cost of sale by On-Line as a result of growth in the hardware and software sales division. Also contributing to the increase in data processing cost of services were increases in various third party data communication charges. The $129,000 increase in other expenses was partially due to Margo being fully operational in 1997 as well as increases at other subsidiaries. Offsetting these increases in noninterest expenses is the significant decrease in federal deposit insurance premiums as a result of the one time SAIF assessment of $789,000 during the year ended December 31, 1996.

Income Tax Expense.  The provision for income tax expense decreased $220,000 to
-------------------
$123,000 for the year ended December 31, 1997. The decrease was primarily due to a decrease of pretax income of $731,000 and the utilization of approximately $202,000 in available tax credits primarily attributable to the Company's investment in low-income housing partnerships.


RESULTS OF OPERATIONS


    COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED
         DECEMBER 31, 1996 TO THE YEAR ENDED DECEMBER 31, 1995

General.  Net income for the year ended December 31, 1996 was $1.3 million or
--------
$3.64 per share (on a diluted basis), compared to net income of $1.7 million, or $4.96 per share (on a diluted basis), in 1995.

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

Interest Expense.  Interest expense increased $742,000 or 8.90% to $9.1 million
-----------------
in 1996 from $8.3 million in 1995, primarily as a result of a higher average balance of interest-bearing liabilities. The average balance of interest-bearing liabilities increased $17.5 million to $173.3 million in 1996 from $155.8 million in 1995. Partially offsetting this increase as a 12 basis point decrease in the average cost of funds from 5.36% in 1995 to 5.24% in 1996.

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

Noninterest Income.  Noninterest income increased $9.7 million during 1996 to
-------------------
$14.2 million in 1996 from $4.5 million in 1995. The increase is primarily due to the November 1995 acquisition of On-Line Financial Services, Inc., which generated $11.1 million in data processing revenue for the year ended December 31, 1996 as compared to the $1.8 million generated for the two months ending December 31, 1995. Also contributing to the increase in noninterest income was a $781,000 increase in gains on sale of discounted loans receivable. This increase was due to increased loan sale activity at Argo Mortgage. Offsetting these increases was a $364,000 increase in losses realized on the sale of foreclosed assets.

Noninterest Expense.  Noninterest expense increased $11.5 million to $19.2
--------------------
million in 1996 from $7.7 million in 1995. This increase was primarily due to the acquisition of On-Line Financial Services in the fourth quarter of 1995.
The full year of operations of On-Line Financial Services resulted in increases of $3.8 million in compensation, $2.7 million in occupancy, $1.3 million in data servicing costs, and $1.3 million in other general and administrative, $586,000 in software expenses, $140,000 in advertising and $194,000 in legal and professional fees. Also contributing to the increase in noninterest expense in 1996 was the $804,000 increase in Federal deposit insurance premiums. This was primarily the result of the special recapitalization assessment of $789,000 accrued on September 30, 1996.

Income Tax Expense.  The provision for income tax expense decreased $324,000 to
-------------------
$343,000 for the year ended December 31, 1996. The decrease was primarily due to a decrease of pretax income of $731,000 and the utilization of approximately $179,000 in available tax credits primarily attributable to the Company's investment in low-income housing partnerships.

Fourth Quarter 1996 Results.  Income for the fourth quarter of 1996 totaled
---------------------------
$404,000, representing a decrease of $353,000 from 1995 net income of $757,000. Results for the fourth quarter of 1996 include adjustments made to the previously reported results for the year ended December 31, 1996. The adjustments impacted various accounts, including the following: loan interest income, the gain on sale of assets and data processing revenue were decreased by $280,000, $44,000, and $38,000, respectively; compensation expense and other noninterest expense increased by $118,000 and $451,000, respectively; interest expense on borrowings decreased by $40,000; other data processing income increased by $98,000. The related tax impact of these adjustments totaled $367,000, resulting in a net decrease to net income of $426,000.


LEGISLATIVE MATTERS

On September 30, 1996 legislation was enacted which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Savings Bank, to recapitalize the SAIF and spread the payments of Financing Corporation Bonds ("FICO") across all SAIF and BIF members. The recapitalization assessment levied was 65.7 basis points on the amount of SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter of 1996 and was tax deductible. The Savings Bank paid $789,000 in connection with the FDIC special assessment.

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

RECENT AND PROPOSED CHANGES IN ACCOUNTING RULES

The Financial Accounting Standards Board ("FASB") recently adopted or issued proposals and guidelines which may have a significant impact on the accounting practices of commercial enterprises in general and financial institutions in particular.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from net worth and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management of the Company does not expect that the adoption of SFAS 130 will have a material effect on the consolidated financial statements of the Company.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires disclosure for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. SFAS No. 131 is effective for fiscal year beginning after December 15, 1997, with earlier application permitted. The Company will be adopting SFAS No. 131 in 1998.

YEAR 2000 DISCUSSIONS

Many existing computer programs use only two digits to identify a year in a date field. These programs were designed and developed without considering the impact of a change in century. If not corrected, many computer programs could fail, or create erroneous results which could affect a company's ability to do business prior to, at, or after December 31, 1999.

Financial service organizations such as Argo Savings are heavily reliant upon computer systems in processing and accounting for services provided to customers. Substantially all of the Company's major computer processing is contracted with third party providers. Although the contracted vendors bear the responsibility of making their systems "year 2000 complaint", assuming the costs associated with necessary changes, keeping the Company appraised of their progress in meeting established benchmarks, and certifying to the Company that the systems are in fact "year 2000 ready", the Company bears ultimate responsibility for testing, due diligence and assurance that its major vendors will continue to provide service without interruption due to the change in century at year-end 1999.

In 1996, the Company established an internal technology committee to identify and/or resolve issues related to the year 2000 change. The technology committee has inventoried all of the systems used by the Company, and has identified those which are deemed "critical" to its business. As a part of its responsibilities, the committee maintains regular communications with vendors providing critical systems to the Company to verify that 1) testing is performed regularly, and 2) necessary changes are being identified and addressed. The Savings Bank management estimates that the year 2000 compliance expense will total approximately $100,000.

On-Line has initiated a Company-wide program to prepare On-Line's computer systems and applications for the year 2000. On-Line expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the year 2000. Testing and conversion of system applications is expected to cost approximately $600,000 to $800,000 over the next three years.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As part of its normal operations, the Savings Bank is subject to interest-rate risk on the interest-sensitive assets it invests in and the interest-sensitive liabilities it borrows. The investment committee which includes members of senior management and directors, monitors and determines the strategy of managing the rate and sensitivity repricing characteristics of the individual asset and liability portfolios the Savings Bank maintains. The overall goal is to manage this interest rate risk to most efficiently utilize the Savings Bank's capital, as well as to maintain an acceptable level of change to its net portfolio value ("NPV"), and net interest income. The Savings Bank strategy is to minimize the impact of sudden and substained changes in interest rates on NPV and its net interest margin.

Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Savings Bank change in NPV in the event of hypothetical changes in interest rates, as well as interest rate sensitivity gap analysis, which monitors the repricing characteristics of the Savings Bank's interest-earning assets and interest-bearing liabilities. The Board of Directors has established limits to changes in NPV and net interest income across a range of hypothetical interest rate changes. If estimated changes to NPV and net interest income are not within these limits, the Board may direct management to adjust its asset/liability mix to bring its interest rate risk within Board limits.

In an effort to reduce its interest rate risk, the Savings Bank has focused on strategies limiting the average maturity of its assets by emphasizing the origination of adjustable-rate mortgage loans. The Savings Bank, from time to time, also invests in long-term fixed-rate mortgages provided it is compensated with an acceptable spread.

Interest rate sensitivity analysis is used to measure the Savings Bank's interest rate risk by calculating the estimated change in the NPV of its cash flows from interest sensitive assets and liabilities, as well as certain off-balance sheet items, in the event of a series of sudden and sustained changes in interest rates ranging from 100 to 400 basis points. Management assumes that a 200 basis point movement up or down is considered reasonable and plausible for purposes of managing its interest-rate risk on a day-to-day basis. NPV is the market value of portfolio equity and is computed as the difference between the market value of assets and the market value of liabilities, adjusted for the value of off-balance sheet items. The following table presents the Bank's projected change in NPV for the various rate shocks as of December 31, 1997.
The Bank does not maintain any securities for trading purposes.


                                                         Estimated increase
                                                         (decrease) in NPV
         Change in                           Estimated   -----------------
       Interest rate                           NPV       Amount    Percent
       -------------                         ---------   -------  --------
                                                (Dollars in thousands)
400 basis point risk                           $19,624    (8,816)      (31)%
300 basis point risk                            23,536    (4,903)      (17)
200 basis point rise                            26,708    (1,731)       (6)
100 basis point rise                            28,501        62         -
Base scenario                                   28,440         -         -
100 basis point decline                         27,246    (1,194)       (4)
200 basis point decline                         25,956    (2,483)       (9)
300 basis point decline                         24,978    (3,462)      (12)
400 basis point decline                         24,296    (4,144)      (15)

The NPV is calculated by the Savings Bank using guidelines established by the OTS related to interest rates, loan prepayment rates, deposit decay rates and market values of certain assets under the various interest rate scenarios. These assumptions should not be relied upon as indicative of actual results due to the inherent shortcomings of the NPV analysis. These shortcomings include
(i) the possibility that actual market conditions could vary from the assumptions used in the computation of NPV, (ii) certain assets, including adjustable-rate loans, have features which affect the potential repricing of such instruments, which may vary from the assumptions used, and (iii) the likelihood that as interest rates are changing, the Investment Committee would likely be changing strategies to limit the indicated changes in NPV as part of its management process.

The Savings Bank does not currently engage in trading activities or use derivative instruments to control interest rate risk. In addition, interest rate risk is the most significant market risk affecting the Savings Bank. Other types of market risk, such as foreign currency exchange risk and commodity price risk, do not arise in the normal course of the Company's business activities and operations.

                          INDEPENDENT AUDITORS' REPORT


  The Board of Directors
  Argo Bancorp, Inc.:


  We have audited the accompanying consolidated statements of financial condition of Argo Bancorp, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Argo Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

  /s/ KPMG

  Chicago, Illinois
  March 24, 1998

ARGO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 1997 and 1996

----------------------------------------------------------------------------------------------------
Assets                                                                             1997       1996
-----------------------------------------------------------------------------------------  ---------
                                                                                (in thousands)
Cash                                                                          $     6,211     12,518
Interest-earning deposits                                                           2,466        758
Stock in Federal Home Loan Bank of Chicago, at cost                                 3,271      3,428
Securities available-for-sale, at fair value                                        4,974      5,788
Loans receivable, net of allowance for loan losses of
 $814 and $665 in 1997 and 1996, respectively                                     153,808    125,704
Discounted loans receivable                                                        30,550     47,725
Accrued interest receivable                                                         1,725      2,089
Foreclosed real estate, net of allowance for losses of $92 and $189
 in 1997 and 1996, respectively                                                     4,251      3,913
Premises and equipment, net                                                        11,235      9,856
Mortgage loan servicing rights                                                        794      1,089
Investment in limited partnerships                                                  5,912      4,175
Software licensing rights                                                           1,338      1,663
Prepaid expenses and other assets                                                   9,763     10,578
-----------------------------------------------------------------------------------------  ---------
                                                                              $   236,298    229,284
-----------------------------------------------------------------------------------------  ---------
Liabilities and Stockholders Equity
-----------------------------------------------------------------------------------------  ---------
Deposits                                                                          172,469    150,627
Borrowed money                                                                     34,156     50,879
Advance payments by borrowers for taxes and insurance                                 741         24
Accrued interest payable                                                              264        267
Interest-bearing custodial escrow balances for loans serviced for others                1         76
Custodial escrow balances for loans serviced for others                             6,399      5,706
Other liabilities                                                                   4,164      5,145
-----------------------------------------------------------------------------------------  ---------
Total liabilities                                                                 218,194    212,724
-----------------------------------------------------------------------------------------  ---------
Stockholders' equity:
 Preferred stock, $0.01 par value.  Authorized 500,000 shares; none
  issued or outstanding                                                                 -          -
 Common stock:
  Class A, $0.01 par value.  Authorized 3,020,000 shares; issued and
   outstanding 489,584 shares in 1997 and 446,254 shares in 1996                        5          4
  Class B and C, $0.01 par value.  Authorized 340,000 shares each;
   none issued or outstanding                                                           -          -
  Class D, $0.01 par value.  Authorized 800,000 shares; none issued or outstanding      -          -
 Additional paid-in capital                                                         8,570      7,382
 Retained earnings - substantially restricted                                       9,915      9,444
 Common stock acquired by:
  Employee Stock Ownership Plan                                                       (57)      (117)
  Management Recognition Plan                                                        (296)      (165)
 Net unrealized gain (loss) on securities available-for-sale, net of income taxe      (33)        12
-----------------------------------------------------------------------------------------  ---------
Total stockholders' equity                                                         18,104     16,560

Commitments and contingencies
-----------------------------------------------------------------------------------------  ---------
                                                                              $   236,298    229,284
-----------------------------------------------------------------------------------------  ---------

See accompanying notes to consolidated financial statements.

ARGO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 1997, 1996, and 1995

-----------------------------------------------------------------------------------
                                                      1997     1996     1995
-----------------------------------------------------------------------------------
                                              (in thousands, except per share data)
Interest income:
 Loans receivable                                  $ 12,072   11,370   11,836
 Discounted loans receivable                          5,249    3,687    1,174
 Mortgage-backed securities available-for-sale          293      354      405
 Interest-earning deposits                              364      421       67
 Securities available-for-sale                          288      242      505
-----------------------------------------------------------------------------------

Total interest income                                18,266   16,074   13,987
-----------------------------------------------------------------------------------

Interest expense:
 Deposits                                             8,580    6,433    5,610
 Custodial escrows                                        1       78      224
 Borrowed money                                       2,705    2,572    2,507
-----------------------------------------------------------------------------------

Total interest expense                               11,286    9,083    8,341
-----------------------------------------------------------------------------------

Net interest income before provision for
 loan losses                                          6,980    6,991    5,646

Provision for loan losses                               210      248       55
-----------------------------------------------------------------------------------

Net interest income after provision for
 loan losses                                          6,770    6,743    5,591
-----------------------------------------------------------------------------------

Noninterest income:
 Loan servicing income, net                             426      352      361
 Net gain (loss) on sale of:
  Loans held for sale                                   217      246      226
  Discounted loans receivable                           279    1,843    1,062
  Foreclosed real estate                                 19     (366)      (2)
  Securities available-for-sale                         710      235      219
 Fees and service charges                             1,451      520      450
 Data processing income                              11,528   11,111    1,836
 Other                                                  955      253      327
-----------------------------------------------------------------------------------

Total noninterest income                             15,585   14,194    4,479
-----------------------------------------------------------------------------------

ARGO BANCORP, INC. AND SUBSIDIARIES

-----------------------------------------------------------------------------------
                                                           1997     1996     1995
-----------------------------------------------------------------------------------
                                                           (in thousands, except
                                                              per share data)
Noninterest expense:
 Compensation and benefits                              $  8,799    8,731    3,648
 Occupancy and equipment                                   4,930    4,260    1,471
 Federal deposit insurance premiums                          102    1,072      268
 Loan servicing expense                                      550      268      251
 Professional fees                                         1,261      788      431
 Advertising and promotion                                   382      305      104
 Goodwill amortization                                       104      108      102
 Data processing cost of services                          2,806    1,542      231
 Computer services                                            -        -       181
 Software expense                                            865      705      119
 Other                                                     1,610    1,481      856
-----------------------------------------------------------------------------------

Total noninterest expense                                 21,409   19,260    7,662
-----------------------------------------------------------------------------------

Income before income taxes                                   946    1,677    2,408
Income tax expense                                           123      343      667
-----------------------------------------------------------------------------------

Net income                                              $    823    1,334    1,741
===================================================================================

Per share amounts:
 Basic                                                  $   1.70     4.24     5.88
 Diluted                                                    1.56     3.60     4.96
===================================================================================

See accompanying notes to consolidated financial statements.

ARGO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders Equity

Years ended December 31, 1997, 1996, and 1995

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  Net unrealized
                                                                              Common    Common     gain (loss)
                                              Common   Additional              stock     stock    on securities    Total
                                               stock    paid-in     Retained  acquired  acquired   available-    stockholders
                                              Class A   capital     earnings  by ESOP    by MRP     for-sale       equity
-------------------------------------------- --------- ----------   --------  --------  --------  -------------  ------------
                                                                      (in thousands)
Balance at December 31, 1994                 $       3      2,664      6,789      (237)      (21)          (224)        8,974

Net income                                           -          -      1,741         -         -              -         1,741
Principal payments on ESOP loan                      -          -          -        60         -              -            60
Amortization of purchase price of
 MRP stock                                           -          -          -         -        21              -            21
Proceeds from exercise of stock options              -         49          -         -         -              -            49
Fair value adjustment for committed
 ESOP shares                                         -         26          -         -         -              -            26
Cash dividends ($.68 per share)                      -          -       (208)        -         -              -          (208)
Purchase of additional MRP shares                    -          -          -         -       (50)             -           (50)
Change in unrealized gain (loss) on
 securities available-for-sale, net of
 income taxes                                        -          -          -         -         -            266           266
-------------------------------------------- --------- ----------   --------  --------  --------  -------------  ------------

Balance at December 31, 1995                         3      2,739      8,322      (177)      (50)            42        10,879

Net income                                           -          -      1,334         -         -              -         1,334
Proceeds from issuance of stock                      1      4,026          -         -         -              -         4,027
Principal payments on ESOP loan                      -          -          -        60         -              -            60
Proceeds from exercise of stock options              -        430          -         -         -              -           430
Tax benefits of stock options exercised              -        149          -         -         -              -           149
Fair value adjustment for committed
 ESOP shares                                         -         38          -         -         -              -            38
Cash dividends ($.68 per share)                      -          -       (212)        -         -              -          (212)
Purchase of additional MRP shares                    -          -          -         -      (115)             -          (115)
Change in unrealized gain (loss) on securities
 available-for-sale, net of income taxes             -          -          -         -         -            (30)          (30)
-------------------------------------------- --------- ----------   --------  --------  --------  -------------  ------------

Balance at December 31, 1996                         4      7,382      9,444      (117)     (165)            12        16,560

Net income                                           -          -        823         -         -              -           823
Proceeds from issuance of stock                      1        411          -         -         -              -           412
Principal payments on ESOP loan                      -          -          -        60         -              -            60
Amortization of purchase price of
 MRP stock                                           -          -          -         -        12              -            12
Proceeds from exercise of stock options              -        525          -         -         -              -           525
Tax benefits of stock options exercised              -        145          -         -         -              -           145
Fair value adjustment for committed
 ESOP shares                                         -         50          -         -         -              -            50
Cash dividends ($.68 per share)                      -          -       (352)        -         -              -          (352)
Purchase of additional MRP shares                    -          -          -         -      (486)             -          (486)
Proceeds from sale of MRP stock                      -         57          -         -       343              -           400
Change in unrealized gain (loss) on securities
 available-for-sale, net of income taxes             -          -          -         -         -            (45)          (45)
-------------------------------------------- --------- ----------   --------  --------  --------  -------------  ------------

Balance at December 31, 1997                 $       5      8,570      9,915       (57)     (296)           (33)       18,104
-------------------------------------------- --------- ----------   --------  --------  --------  -------------  ------------

See accompanying notes to consolidated financial statements.

ARGO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 1997, 1996, and 1995

-------------------------------------------------------------------------------------------------

                                                                        1997     1996     1995
-------------------------------------------------------------------------------------------------
                                                                             (in thousands)
Cash flows from operating activities:
 Net income                                                           $   823    1,334    1,741
 Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
   Depreciation and amortization                                        2,176    1,435      708
   Accretion of discounts and deferred loan fees                       (1,032)    (774)  (1,440)
   Deferred income tax expense (benefit)                                  (37)     261      545
   Provision for losses on loans receivable and foreclosed real estate    248      487      114
   Loss (gain) on sale of:
    Loans held for sale                                                  (217)    (246)    (226)
    Discounted loans receivable                                          (279)  (1,843)  (1,062)
    Securities available-for-sale                                        (710)    (235)    (219)
    Foreclosed real estate                                                (19)     366        2
   Loans originated and purchased for sale                            (14,428) (23,681) (57,769)
   Proceeds from sale of loans held for sale                           40,312   36,040   45,850
   Proceeds from sale of discounted loans receivable                   20,990    9,358    6,494
   Goodwill amortization                                                  104      108      102
   Amortization of purchased loan servicing rights                        169        -        -
   Amortization of purchase price of MRP and ESOP stock                    72       60       81
   Recognition of fair value of ESOP shares committed to be released       50       38       26
   FHLB stock dividends                                                     -        -      (40)
   Decrease (increase) in accrued interest receivable and
    prepaid expenses and other assets                                   1,571   (3,689)  (3,985)
   Increase in accrued interest payable and other liabilities            (948)   1,500    2,865
-------------------------------------------------------------------------------------------------

Net cash provided by (used in) operating activities                    48,845   20,519   (6,213)
-------------------------------------------------------------------------------------------------

Cash flows from investing activities:
 Loans originated and purchased for portfolio                        (100,742) (59,552) (35,633)
 Discounted loans receivable purchased                                 (8,858) (41,061) (19,904)
 Principal repayments on:
  Loans receivable and discounted loans receivable                     48,232   46,231   35,928
  Mortgage-backed securities available-for-sale                           855      735      936
 Proceeds from maturities of investment securities                          -      625    4,100
 Proceeds from sale of:
  Securities available-for-sale                                         8,668      742    1,448
  FHLB stock                                                              157        -        -
  Foreclosed real estate                                                4,543    1,968      600
  Purchased loan servicing rights                                         120        -        -
  Premises and equipment                                                    -       19       14
 Purchase of:
  Securities available-for-sale                                        (8,088)    (152)    (830)
  Premises and equipment                                               (3,553)  (5,849)  (3,691)
  Stock in Federal Home Loan Bank of Chicago                                -     (759)     (53)
  Loan servicing rights                                                (1,731)  (1,231)       -
 Net cash (paid) received in purchase of subsidiary                         -       67     (629)
-------------------------------------------------------------------------------------------------

Net cash used in investing activities                               $ (60,397) (58,217) (17,714)
-------------------------------------------------------------------------------------------------

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES


-------------------------------------------------------------------------------------------------

                                                                        1997     1996     1995
-------------------------------------------------------------------------------------------------
                                                                            (in thousands)
Cash flows from financing activities:
 Net increase in deposits                                           $  21,842   27,143   22,787
 Proceeds from borrowed money                                          88,433  118,671  145,718
 Repayment of borrowed money                                         (105,156)(105,974)(137,482)
 Purchase of MRP shares                                                  (486)    (115)     (50)
 Proceeds from stock issuance                                             412    4,027        -
 Proceeds from sale of MRP stock                                          400        -        -
 Proceeds from exercise of stock options                                  525      430       49
 Dividends paid                                                          (352)    (212)    (208)
 Net increase (decrease) in advance payments by borrowers for
  taxes and insurance                                                     717     (143)     (17)
 Net increase (decrease) in custodial escrow balances for loans servic    618   (3,914)  (4,995)
-------------------------------------------------------------------------------------------------

Net cash provided by financing activities                               6,953   39,913   25,802
-------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                              (4,599)   2,215    1,875

Cash and cash equivalents at beginning of year                         13,276   11,061    9,186
-------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                            $   8,677   13,276   11,061
-------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest                                                          $  11,196    8,980    7,983
  Income taxes                                                             76      400      190
 Noncash investing activity -
  transfer of loans to foreclosed real estate                           4,955    4,285    1,820
 Decrease in taxes payable from exercise of stock options                 145      149        -
 On-Line acquisition:
  Fair value of assets acquired, including
   cash and cash equivalents                                                -        -    5,344
  Value assigned to intangibles                                             -        -      154
  Liabilities assumed                                                       -        -    5,190
-------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1997, 1996, and 1995

--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accounting policies of Argo Bancorp, Inc. (Argo Bancorp or the Company) and subsidiaries conform to generally accepted accounting principles and to prevailing industry practices. The following is a description of the more significant of those policies.

       (A)  PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements are comprised of the accounts of Argo Bancorp; its wholly-owned subsidiaries, On-Line Financial Services, Inc. and the Savings Bank; the Savings Bank's wholly-owned subsidiaries, Argo Mortgage Corporation and Dolton-Riverdale Savings Service Corporation and its majority owned subsidiary, Margo Financial Services LLC; and Argo Bancorp's consolidated joint venture, Empire/Argo Mortgage LLC. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the 1997 presentation.

       (B) INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

       Investments for which the Company has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and measured at amortized cost, adjusted for amortization of premiums and accretion of discounts. Investments purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and measured at fair value, with any changes in fair value included in earnings. All other investments that are not classified as "held-to-maturity" or "trading securities" are classified as "available-for-sale." Investments available-for-sale are measured at fair value with any unrealized gains or losses reflected as a separate component of stockholders' equity, net of income taxes.

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

       (C)  LOANS RECEIVABLE

       Loans receivable are stated at unpaid principal balances less unearned discounts, deferred loan fees (costs), and allowance for loan losses. Discounts on loans are amortized to interest income over the contractual life of the related loans using the interest method. Interest income is not recognized on loans which are 90 days or greater delinquent or on loans which management believes are uncollectible.

       All loan origination fees and certain direct costs associated with loan originations are deferred. Net deferred fees and costs are amortized as yield adjustments over the contractual life of the related loans using a method which approximates the interest method, adjusted for estimated prepayments based on the Savings Bank's historical prepayment experience.

       The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Allowances for estimated losses on loans receivable are established when any permanent decline in value occurs. Additions to allowances for losses are provided based on a periodic evaluation by management. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions. In addition, various regulatory agencies, as an integral part of their

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

    examination process, periodically review the Savings Bank's allowance for losses. Such agencies may require the Savings Bank to recognize additions to the allowance for loan losses based on their judgments or information available to them at the time of their examination. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb losses in the current loan portfolio.

       (D) ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN

       Impaired loans are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. Homogeneous loans that are collectively evaluated for impairment, including first mortgage loans, consumer loans, and the portfolio of discounted loans receivable are excluded from the impairment provisions. At December 31, 1997 and 1996, the Company identified no loans that were considered impaired as defined.

       (E)  DISCOUNTED LOANS RECEIVABLE

       The Company purchases loans, predominately secured by single family homes, at moderate to deep discounts. The moderate discount loans have been historically performing loans whereas the deep discount loans have been nonperforming. These loans receivable are stated at unpaid principal balance less unearned discount. Discounts on the performing loans are accreted to interest income over the contractual life of the related loans using the interest method. Discounts on purchased loans for which the collection of principal and interest is not probable are only recognized in income when the loan is sold or paid in full. Management evaluates collectibility of the portfolio of discounted loans receivable on an aggregate pool basis. Any excess of estimated fair value over the net loan balance, in the aggregate, is charged to income. There was no impairment expense recorded in 1997, 1996, or 1995.

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

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

-------------------------------------------------------------------------

       Activity in the allowance for losses on foreclosed real estate is summarized as follows:

-------------------------------------------------------------------------
                                                Year ended December 31,
                                               --------------------------
                                                 1997     1996     1995
-------------------------------------------------------------------------

    Balance at beginning of year                 $ 189      412      399
    Provision for losses                            38      238       59
    Transfer from allowance for loan losses         50       77       45
    Charge-offs                                   (185)    (538)     (91)
-------------------------------------------------------------------------

    Balance at end of year                       $  92      189      412
=========================================================================

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

       (I) PURCHASED LOAN SERVICING RIGHTS

       The investment in purchased loan servicing rights represents equity investments in limited partnerships carried at the lower of fair value or the equity investment. The cost of acquiring the rights to service mortgage loans is capitalized at the partnership level as are other loan servicing costs. Valuations are performed by management of the Company on a quarterly basis, and an independent valuation is performed annually by the partnerships.

       (J)  SOFTWARE LICENSING RIGHTS

       The cost of certain software licensing rights acquired and other product conversion costs at On-Line Financial Services, Inc. are capitalized and amortized to expense on a straight-line basis over periods of 5 to 7 years.

       (K)  EXCESS COST OVER FAIR VALUE
                OF NET ASSETS ACQUIRED

       The cost in excess of fair value of net assets acquired (goodwill) in business combinations is amortized to expense over 15 years for banking acquisitions and 20 years for the On-Line acquisition using the straight line method.

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

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

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

       The Savings Bank is required by federal regulations to maintain a minimum level of liquid assets of 4%. The Savings Bank exceeded the federal requirement at December 31, 1997 and 1996.

       (N)  EARNINGS PER SHARE

       The Company adopted SFAS No. 128, "Earnings Per Share," in the fourth quarter of 1997. All prior periods presented have been restated under the provisions of SFAS No. 128. Under the provisions of SFAS No. 128, primary and fully diluted earnings per share were replaced with basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares adjusted for the diluted effect of outstanding stock options.

       The following table sets forth the components of basic and diluted earnings per share:

--------------------------------------------------------------------------------
                                                      Years ended December 31
                                                      1997      1996     1995
--------------------------------------------------------------------------------
                                                           (in thousands,
                                                       except per share data)
Numerator:
 Net income                                         $    823     1,334    1,741
--------------------------------------------------------------------------------
Denominator:
 Basic earnings per share  weighted
  average shares outstanding                         482,893   313,256  295,987
 Effect of dilutive stock options
  outstanding                                         43,798    57,523   55,186
--------------------------------------------------------------------------------
Diluted earnings per share
 weighted average shares outstanding                 526,691   370,779  351,164
--------------------------------------------------------------------------------

Basic earnings per share                            $   1.70      4.26     5.88
Diluted earnings per share                              1.56      3.60     4.96
--------------------------------------------------------------------------------

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

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

       The purchase transaction was consummated through the use of a wholly owned subsidiary of the Company, OLF Acquisition Corporation, which acquired shares of three separate state chartered savings and loan service corporations which owned, in the aggregate, 98.9% of the outstanding shares of On-Line. Sale of the remaining 1.1% of On-Line shares was made by a single institutional stockholder which held shares in On-Line directly. The intervening acquisition subsidiary and state chartered savings and loan service corporation shells were liquidated and merged by Argo Bancorp in 1996.

       Financial terms of the transaction included a cash sweep to shareholders of On-Line funds on hand on the closing date, less amounts necessary to establish certain agreed-upon escrow balances; a two-year asset note of approximately $1,026,000, representing the closing date net book value of On-Line; a 26-month escrow note in the amount of $460,000, which was paid in 1997, representing funds held for future performance under a third-party computer lease; and a structured schedule of contingent payments based on future revenues of On-Line over the next seven years. The total transaction value, including asset notes and contingent payments, will not exceed $8.9 million. During 1997, the Company asserted claims that the selling shareholders of On-Line had breached certain representations and warranties in the purchase contract. Following a series of negotiations, the selling shareholders agreed to reduce the purchase price by $1,098,000. As a result, at December 31, 1997, the amounts paid or payable, exclusive of the future contingent payments, for On-Line were $836,000 less than the fair value of the net assets acquired. Any future contingent payments will reduce this shortgage. In December, 1997, the Company purchased from certain of the former shareholders their rights to 25.45% of the future contingent payment. The Company paid $172,000 for these future contingent payments. Management anticipates funding any required future payments with borrowed funds and excess funds generated from operations and, to the extent necessary, earnings and assets of the Company. The structured payment schedule is as follows:

------------------------------------------------------------------------------
                                                                Percentage of
                                                                 net revenues
------------------------------------------------------------------------------
       Year 1                                                            10.5%
       Year 2                                                            15.5
       Year 3                                                            15.5
       Year 4                                                            11.0
       Year 5                                                            11.0
       Year 6                                                            11.0
       Year 7                                                            11.0
------------------------------------------------------------------------------

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(3) SECURITIES AVAILABLE-FOR-SALE

       Securities available-for-sale are summarized as follows:

------------------------------------------------------------------------------------------------
                                                              December 31, 1997
                                              --------------------------------------------------
                                                                Gross        Gross     Estimated
                                                Amortized     unrealized  unrealized     fair
                Description                        cost         gains       losses       value
------------------------------------------------------------------------------------------------
                                                                (in thousands)
Municipal Securities                                 $  370           10         380           -
Mortgage-backed securities:
 Federal Home Loan Mortgage Corporation                 125            -          (1)        124
 Federal National Mortgage Association                2,837                      (34)      2,803
Marketable equity securities                          1,695            7         (35)      1,667

                                                     $5,027           17         (70)      4,974
================================================================================================

                                                                   December 31, 1996
                                              --------------------------------------------------
                                                                Gross        Gross     Estimated
                                                Amortized     unrealized  unrealized     fair
                Description                        cost         gains       losses       value
------------------------------------------------------------------------------------------------
                                                                (in thousands)
Municipal securities                                 $  557           45         602
Mortgage-backed securities:
  Federal Home Loan Mortgage Corporation                826           12          (4)        834
  Federal National Mortgage Association               4,009            4        (103)      3,910
  Government National Mortgage Association              152            8                     160
Marketable equity securities                            226           56         282
------------------------------------------------------------------------------------------------
                                                     $5,770          125        (107)      5,788
================================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

      The amortized cost and estimated fair value of securities available-for-sale, by contractual maturity, at December 31, 1997, are shown below. Mortgage-backed securities, although not due at a single maturity date, are allocated among the maturity groupings based on contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

--------------------------------------------------------------------------------
                                                          Amortized  Estimated
                                                            cost     fair value
--------------------------------------------------------------------------------
                                                             (in thousands)

       Due in one year or less                               $  234         234
       Due after one year through five years                    565         560
       Due after five years through ten years                    50          52
       Due after ten years                                    2,483       2,461
--------------------------------------------------------------------------------
                                                              3,332       3,307

       Marketable equity securities                           1,695       1,667
--------------------------------------------------------------------------------

                                                             $5,027       4,974
================================================================================

      Proceeds from sales of securities available-for-sale for the years ended December 31, 1997, 1996, and 1995 were $8,668,000, $742,000, and $1,448,000, respectively. Gross gains of $710,000, $235,000, and $219,000, respectively during 1997, 1996, and 1995 there were no realized losses on security sales during these years.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(4)  LOANS RECEIVABLE

       Loans receivable and loans held for sale, net are summarized as follows:

--------------------------------------------------------------------------------
                                                                December 31
                                                            -------------------
                                                              1997       1996
--------------------------------------------------------------------------------
                                                              (in thousands)
      First mortgage loans                                  $111,404    81,050
      Participating investment in first mortgage loans        31,059    37,487
      Commercial real estate loans                             1,951     4,019
      Equity line of credit loans                              7,700     6,035
      Other loans                                              3,649     1,297
--------------------------------------------------------------------------------

      Total gross loans receivable                           155,763   129,888

      Add (deduct):
        Allowance for loan losses                               (814)     (665)
        Deferred loan costs                                      681        93
        Unearned discounts                                    (1,822)   (3,612)
--------------------------------------------------------------------------------

                                                            $153,808   125,704
================================================================================
      Weighted-average interest rate                            9.57%     9.95%
================================================================================

       Included in first mortgage loans are loans held for sale totaling approximately $6.5 million and $8.2 million at December 31, 1997 and 1996, respectively.

       The following is a summary of the changes in the allowance for loan losses:

--------------------------------------------------------------------------------
                                                      Years ended December 31
                                                     --------------------------
                                                       1997     1996     1995
--------------------------------------------------------------------------------
                                                           (in thousands)

    Balance at beginning of year                       $ 665      587      613
    Provision for loan losses                            210      248       55
    Transfer to allowance for losses on
      foreclosed real estate                             (50)     (77)     (45)
    Charge-offs                                          (11)     (93)     (36)
--------------------------------------------------------------------------------

    Balance at end of year                             $ 814      665      587
================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

       Loans receivable delinquent three months or more are as follows:

--------------------------------------------------------------------------------

                                                                Percentage of
                                           Number              loans receivable
                                          of loans     Amount   net of discount
--------------------------------------------------------------------------------
                                                     (in thousands)
      December 31, 1997                      104       $5,525        3.57%
      December 31, 1996                       78        3,942        3.12
      December 31, 1995                       57        1,987        1.54
================================================================================

       First mortgage loans at December 31, 1997 include approximately $90.9 million in out-of-area purchased participation and whole loans, which are secured by single-family homes, with approximately 13% in California, 13% in New York, and 74% spread throughout the remainder of the country. There is no geographic concentration of nonperforming loans.


(5)  DISCOUNTED LOANS RECEIVABLE

       Discounted loans receivable, net are as follows:

--------------------------------------------------------------------------------
                                                                December 31
                                                             ------------------
                                                               1997      1996
--------------------------------------------------------------------------------
                                                               (in thousands)

      First mortgage loans                                   $36,310    60,276
      Commercial real estate loans                                         504
      Other loans                                                460     1,062
--------------------------------------------------------------------------------
      Total discounted loans receivable                       36,770    61,842

      Less unearned discount                                  (6,220)  (14,117)
--------------------------------------------------------------------------------

                                                             $30,550    47,725
================================================================================

       Discounted loans receivable delinquent three months or more are as follows:

--------------------------------------------------------------------------------
                                                                 Percentage
                                                              of discount loans
                                                    Amount     receivable, net
--------------------------------------------------------------------------------
                                                 (in thousands)
      December 31, 1997                              $6,220        20.36%
      December 31, 1996                              15,454         32.38
================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(6)  ACCRUED INTEREST RECEIVABLE

       Accrued interest receivable is summarized as follows:

--------------------------------------------------------------------------------

                                                                  December 31
                                                                 -------------
                                                                  1997   1996
--------------------------------------------------------------------------------
                                                                 (in thousands)
      Investment securities                                      $   61     58
      Mortgage-backed securities                                     18     27
      Loans receivable and discounted loans receivable            1,646  2,004
--------------------------------------------------------------------------------

                                                                 $1,725  2,089
================================================================================

(7)  PREMISES AND EQUIPMENT

       Premises and equipment, at cost, less accumulated depreciation and amortization are summarized as follows:

--------------------------------------------------------------------------------

                                                                December 31
                                                            -------------------
                                                              1997       1996
--------------------------------------------------------------------------------
                                                              (in thousands)

      Land                                                  $    537       537
      Office buildings and improvements                        4,075     3,776
      Leasehold improvements                                   1,994     1,293
      Furniture, fixtures, and equipment                      17,082    15,331
      Capital leases                                           6,593     5,811
--------------------------------------------------------------------------------

                                                              30,281    26,748
      Less accumulated depreciation and amortization         (19,046)  (16,892)
--------------------------------------------------------------------------------

                                                            $ 11,235     9,856
================================================================================

       Included in occupancy and equipment expense is depreciation and amortization expense of office properties and equipment of approximately $2,176,000, $1,435,000, and $708,000 for the years ended December 31, 1997,
    1996, and 1995, respectively.

       The Company leases certain equipment under capital lease agreements. The cost of these assets is amortized on the straight-line basis with the charge included in depreciation expense.

       At December 31, 1997 the Company had capital lease obligations of $6.6 million relating to lease agreements for equipment and other space in connection with On-Line. Interest expense with respect to these capital leases totaled $402,000, $207,000, and $42,000 in 1997, 1996, and 1995,
    respectively.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

       The Company leases office space and computer equipment under noncancelable operating leases. Rent expense for the years ended December 31, 1997, 1996, and 1995 totaled $503,000, $574,000, and $149,000, respectively.

       At December 31, 1997, minimum future rental payments due under capital and noncancelable operating leases having an initial or remaining term of one year or more consisted of the following:

--------------------------------------------------------------------------------

Year ended December 31                                       Operating  Capital
--------------------------------------------------------------------------------
                                                               (in thousands)

     1998                                                       $  343    1,296
     1999                                                          359      986
     2000                                                          344      802
     2001                                                          359      777
     2002                                                          372      496
     Thereafter                                                  1,520      310
--------------------------------------------------------------------------------

Total minimum lease payments                                     3,297    4,667

Amount representing interest  capital leases                                838
--------------------------------------------------------------------------------

Present value of minimum capital lease payments                           3,829
================================================================================

(8) LOAN SERVICING AND PURCHASED MORTGAGE SERVICING RIGHTS

       Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans totaled approximately $9.1 million, $8.9 million, and $10.3 million at December 31, 1997, 1996, and 1995, respectively.

       For independently acquired servicing rights, the cost of acquiring the rights to service mortgage loans is capitalized and amortized in proportion to and over the period of the estimated net servicing income. On December 31, 1997 and 1996, Argo Savings held $794,000 and $1.1 million, respectively, in purchased mortgage servicing rights (PMSR's) with an underlying principal balance of approximately $62.2 million and $83.2 million, respectively. Service fee income for the year ended December 31, 1997 totaled $84,000 net of amortization of purchased mortgage servicing rights of $2,000. No income was recorded in 1996. In 1995, Argo Bancorp had no independently purchased servicing rights.

       During the year ended December 31, 1997, PMSR's totaling $120,000 with an underlying principal balance of $9.2 million were sold at cost from the Savings Bank. There were no other sales of purchased mortgage servicing rights for the years ended December 31, 1997, 1996, and 1995.

       The custodial accounts which relate to loans subserviced on behalf of the Savings Bank and Argo Bancorp for portfolio loans, servicing retained loans, and purchased mortgage servicing rights are maintained at the Savings Bank in noninterest-bearing accounts. The custodial accounts are used for escrowed payments of taxes and insurance and the float on principal and interest payments. At December 31, 1997, the entire balance of the custodial accounts of $6,399,000 relates to loans serviced on behalf of the Savings Bank and Argo Bancorp.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

    The balance of investment in limited partnerships of $5.9 million and $4.2 million at December 31, 1997 and 1996, respectively, represents Argo Savings' investment in three divisions of a single limited partnerships.
    The single business activity of this limited partnership is the purchase of current mortgage servicing rights. There are several equity investors in each division of the partnership. The purchase of the servicing rights is then leveraged allowing the partnership to purchase additional servicing rights. At the end of five years, or at such time as the investors agree, the servicing rights will be sold and the proceeds divided pro rata among the investors. As with typical investments in PMSR's, the collateral underlying the equity investment is the servicing rights. All purchases of servicing rights must be approved by all equity investors and undergo stringent guidelines outlined previously for a purchase of servicing. The administration and servicing of the purchased portfolios in each division is performed by the general partner. Argo Savings' recorded income related to this partnership on the equity method of $341,000, $352,000, and $360,000 during 1997, 1996, and 1995, respectively, is included in servicing fee income, net of amortization of PMSR's, in the consolidated statements of operations.


(9)  DEPOSITS

       Deposits at December 31 are summarized as follows:

                                         1997                        1996
                             --------------------------- ------------------------------
                               Amount              Weighted   Amount             Weighted
                                in                 average     in                average
                             thousands   Percent     rate   thousands  Percent     rate
------------------------------------------------------------------------------------------
    Passbook accounts         $ 17,607      10.2%    2.63%   $ 18,349     12.2%      2.76%
    NOW accounts                13,225       7.7     2.48      12,426      8.3       3.05
    Money market accounts        6,223       3.6     3.50       4,957      3.3       4.30
------------------------------------------------------------------------------------------

                                37,055      21.5     2.72      35,732     23.8       3.07
------------------------------------------------------------------------------------------
    Certificate accounts:
       3.99% or less                10               2.50          52                2.50
       4.00  4.99%                 874        .5     4.85         769       .5       4.84
       5.00  5.99%              62,935      36.5     5.55      71,169     47.2       5.50
       6.00  6.99%              69,962      40.5     6.11      39,194     26.0       6.17
       7.00  7.99%               1,513        .9     7.09       3,612      2.4       7.05
       8.00  8.99%                 120        .1     8.44          99       .1       8.44
------------------------------------------------------------------------------------------

                               135,414      78.5     5.85     114,895     76.2       5.77
------------------------------------------------------------------------------------------
                              $172,469     100.0%    5.18%   $150,627    100.0%      5.13%
------------------------------------------------------------------------------------------

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

    Contractual maturities of certificate accounts at December 31 are as follows:
--------------------------------------------------------------------------------


                                                                1997     1996
--------------------------------------------------------------------------------
                                                               (in thousands)

      Under 12 months                                         $116,154   48,570
      12 months to 36 months                                    13,313   57,111
      Over 36 months                                             5,947    9,214
--------------------------------------------------------------------------------
                                                              $135,414  114,895
--------------------------------------------------------------------------------

    The Savings Bank has pledged investment securities of approximately $3,022,000 and $4,160,000 at December 31, 1997 and 1996, respectively, as collateral to secure certain public deposits. At December 31, 1997 and 1996, respectively, the Savings Bank also had letters of credit totaling $15,402,000 and $14,523,000, respectively, as collateral to secure several State of Illinois certificates of deposit totaling approximately $14,100,000. The aggregate amount of deposit accounts with a balance greater than $100,000 was $40,607,000 and $36,487,000 at December 31, 1997
    and 1996, respectively.

    Interest expense on deposit accounts is summarized as follows:
--------------------------------------------------------------------------------


                                                        Years ended December 31
                                                        -----------------------
                                                         1997     1996    1995
--------------------------------------------------------------------------------
                                                            (in thousands)

   Passbook and certificate accounts                    $8,064   5,934   5,162
   NOW accounts                                            270     282     333
   Money market accounts                                   246     217     115
--------------------------------------------------------------------------------

                                                        $8,580   6,433   5,610
--------------------------------------------------------------------------------

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(10)  BORROWED MONEY

       Borrowed money at December 31 is summarized as follows:
--------------------------------------------------------------------------------


                                           Weighted interest rate        Balance
                                                December 31            December 31
                                            -------------------   -------------------
                               Maturity       1997       1996       1997       1996
-------------------------------------------------------------------------------------
                                                  (in thousands)
Advances from the Federal
 Home Loan Bank of Chicago:
   Open line                                     6.24%     5.59      $ 6,000  25,650
                                 1/02/97            -      6.14            -     297
                                 2/11/97            -      4.80            -   2,000
                                 2/10/97            -      4.80            -   1,409
                                12/17/97            -      6.30            -      55
                                 2/21/00         5.48         -        5,000       -
                                 6/03/01         8.43      8.43           72      72
                                 4/20/03         6.13      6.13        2,760   2,760
                                11/25/06         6.58      6.58       10,000  10,000
------------------------------------------------------------------------------------

                                                 6.22      5.80       23,832  42,243
------------------------------------------------------------------------------------

Other borrowings:
 ESOP note payable               4/27/99         8.08      8.02           57     117
 Note payable                  Open line         8.44      8.25        5,279   2,227
 Note payable                   10/31/97         5.90         -        1,026       -
 Note payable                  Open line         8.44      8.25          830     975
 Margin account                Open line         8.49         -          329       -
 Capital lease obligations
  (see note 7)                   various         8.96      9.28        3,829   4,291
------------------------------------------------------------------------------------
                                                 8.63      8.48       10,324   8,636
------------------------------------------------------------------------------------
                                                 6.95%     6.25      $34,156  50,879
------------------------------------------------------------------------------------

    The Savings Bank adopted a collateral pledge agreement whereby the Savings Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances and letters of credit from the Federal Home Loan Bank of Chicago. All stock in the Federal Home Loan Bank of Chicago is pledged as additional collateral for these advances.

    The 18,253 shares of common stock of Argo Bancorp held by the ESOP are pledged as collateral for the ESOP note. The other borrowings at December 31, 1997 consist of two notes payable and an open line margin account. The note payable of $5,279,000 is drawn on an open line of credit totaling $6,000,000 with a third-party financial institution, and is collateralized by the Company's stock in Argo Federal Savings Bank. The rate of interest adjusts monthly at prime (8.50% at December 31, 1997). The note payable of $830,000 is drawn on On-Line's $1,000,000 line of credit with a third-party financial institution, and is collateralized by accounts receivable of On-Line. The rate of interest adjusts monthly at prime (8.50% at December 31, 1997).

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

       The margin account loan is from a third party securities broker. The rate of interest on the loan adjusts daily at prime less .50% (8.00% at December 31, 1997). The margin account loan was secured at December 31, 1997 by securities held by the broker having a market value of $1.1 million.


(11)  INCOME TAXES

       The provision for Federal and state income tax expense consists of the following:

--------------------------------------------------------------------------------

                                                      Years ended December 31,
                                                      -------------------------
                                                        1997     1996     1995
--------------------------------------------------------------------------------
                                                           (in thousands)
      Federal:
        Current                                         $ 496        82     122
        Deferred                                         (242)      261     545
--------------------------------------------------------------------------------
                                                          254       343     667
      State:
        Current                                          (124)        -       -
        Deferred                                           (7)        -       -
--------------------------------------------------------------------------------
      Total income tax expense                          $ 123       343     667
================================================================================

       The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1996 are summarized as follows:

--------------------------------------------------------------------------------

                                                                1997     1996
--------------------------------------------------------------------------------
                                                               (in thousands)
Deferred tax assets:
 Net operating loss carryforwards                             $    91      111
 Unused tax credit carryforwards                                  212        -
 Allowance for loan losses                                        374      259
 Depreciation                                                     215      159
 Unrealized loss on securities
   available-for-sale                                              20        -
 Other                                                             20       40
--------------------------------------------------------------------------------

Gross deferred tax assets                                         932      569
--------------------------------------------------------------------------------

Deferred tax liabilities:
 Excess tax bad debt deduction                                    (31)     (31)
 Limited partnership interest                                  (1,116)    (988)
 Unrealized gain on securities available-for-sale                   -       (7)
 Other                                                            (75)    (108)
--------------------------------------------------------------------------------

Gross deferred tax liabilities                                 (1,222)  (1,134)
--------------------------------------------------------------------------------

Net deferred tax liabilities                                  $  (502)    (565)
================================================================================

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

       The effective income tax rate differs from the statutory federal tax rate of 34%. The major reasons for this difference for the years ended December 31 follow:

--------------------------------------------------------------------------------

                                                            1997   1996   1995
--------------------------------------------------------------------------------
                                                              (in thousands)

      Federal income tax at statutory rate                 $ 321    570    819
      Increase (decrease) in tax resulting from:
        Amortization of discounts and goodwill, net           35     37     35
        Net operating loss carryforwards utilized           (124)   (18)   (19)
        Net decrease in valuation allowance                         (62)
        Municipal interest, net                              (14)   (14)   (13)
        Tax credits                                         (208)  (179)  (306)
        Other                                                113      9    151
--------------------------------------------------------------------------------
        Income tax expense                                 $ 123    343    667
================================================================================

       At December 31, 1997 Argo Bancorp has net operating loss carryforwards available of approximately $267,000 expiring in 2004. Utilization of these net operating losses is limited to approximately $55,000 per year.

       At December 31, 1997, Argo Bancorp has low income housing tax credit carryforwards in the amount of $212,000 expiring in 2011 and 2012.

       Retained earnings at December 31, 1997 include $1,349,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income, which will be subject to the then-current corporate income tax rate.


(12)  EMPLOYEE BENEFIT PLANS

       401(K) PLAN AND TRUST

       The Argo Federal Savings 401(k) Plan (Plan) is an ERISA-qualified plan covering all employees of the Savings Bank who have completed at least 1,000 hours of service within a 12 consecutive month period and are age 21 or older. Participants may make contributions to the Plan from 1% to 12% of their earnings, subject to Internal Revenue Service limitations. Matching contributions of 50% of each participant's contribution up to 12% are made at the Savings Bank's discretion each Plan year. The Savings Bank made contributions of $82,000, $73,000, and $64,000 to the Plan for the years ended December 31, 1997, 1996, and 1995, respectively. The Plan also provides benefits in the event of death, disability, or other termination of employment.

       On-Line has a qualified 401(k) Plan covering all employees who have completed one or more years of service. Participants may make contributions to the Plan from 1% to 12% of their earnings, subject to Internal Revenue Service limitations. Matching contributions of 50% of each participant's contribution up to 6% of participant contributions are made at On-Line's discretion each year. On-Line made contributions of $49,000, $81,000, and $10,800 to the Plan for the years ended December 31, 1997, 1996, and 1995, respectively.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

       In conformity with Internal Revenue Service (IRS) rules governing separate lines of business, the 401(k) Plan for On-Line will continue to be operated separately from the 401(k) Plan for the Savings Bank.

       EMPLOYEE STOCK OWNERSHIP PLAN

       In connection with the Dolton Riverdale merger conversion, the Savings Bank formed an Employee Stock Ownership Plan (ESOP) for eligible employees. The ESOP borrowed funds from an unrelated third-party lender in the amount of $60,180 in order to purchase 7% of the common stock to be issued in the merger conversion (5,233 shares at $11.50 per share). The ESOP has subsequently borrowed additional funds from the same third-party lender in the amount of $245,000 in order to purchase an additional 13,020 shares at an average price of $18.79 per share. The Savings Bank will make scheduled discretionary cash contributions to the ESOP sufficient to service the amounts borrowed. The unpaid balance of the ESOP loan has been included in borrowed funds on the consolidated statements of financial condition, and stockholders' equity has been reduced by a similar amount. Contributions of $67,000, $72,000, and $78,000 were made to the ESOP to fund principal and interest payments for the years ended December 31, 1997, 1996, and 1995, respectively. At December 31, 1997, 18,253 shares were allocated, 15,856 shares were committed to be released, and 2,397 shares were in suspense.
    The fair value of unearned shares at December 31, 1997 was $93,483.

       In accordance with Statement of Position 93-6, (SOP 93-6), "Employers' Accounting for Employee Stock Ownership Plans," Argo Bancorp considers outstanding only those shares of the ESOP that are committed to be released when calculating both basic and diluted earnings per share. The Savings Bank records the difference between the fair value of the shares committed to be released and the cost of those shares to the ESOP as a charge to additional paid-in capital with the corresponding increase or decrease to compensation expense. Additional paid-in capital was increased by $50,000, $38,000, and $26,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

       On-Line does not offer an ESOP for its employees. On-Line employees are not eligible for participation under the Savings Bank's ESOP.

       MANAGEMENT RECOGNITION PLAN

       The Board of Directors of the Savings Bank formed a Management Recognition Plan and Trust (MRP) effective October 31, 1991, which purchased 6.8%, or 15,400 shares, of Argo Bancorp's authorized but unissued common stock in December 1991. In addition, Argo Bancorp contributed $34,385 to allow the MRP to purchase 2,990 shares in the merger conversion or on the open market. All MRP shares have been awarded to employees in key management positions with the Savings Bank. The awards vested over a three-year period. The aggregate purchase price of the shares awarded is being amortized to expense as a portion of annual compensation, and the unamortized cost is reflected as a reduction of stockholders' equity. No MRP shares were awarded or expensed during the years ended December 31, 1997 and 1996. For the year ended December 31, 1995, the Savings Bank expensed $21,000 of the funds relating to the MRP awards.

       On April 26, 1995, an amendment to the MRP was approved, which increased the amount of shares available to be awarded under the MRP to 24,498. An additional 3,797 and 1,907 shares were purchased in 1996 and 1995, respectively, under the MRP. During the year ended December 31, 1997, the Company sold 5,604 shares held by the Savings Bank MRP for $219,000, reducing the total shares held by the plan to one hundred (100). The proceeds from this transaction were recorded as an increase in capital at December 31, 1997. None of the remaining shares have been awarded.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

       The Board of Directors of Argo Bancorp formed a new MRP effective September 1, 1996, which purchased 12,500 shares of Argo Bancorp stock on September 24, 1996 for $115,000. Under this plan, employees in key management positions with Argo Bancorp and all its subsidiaries are eligible for participation. During the year ended December 31, 1997, 1,575 shares were awarded to certain key On-Line employees. Amortization expense totaled $12,000 for the year ended December 31, 1997. No MRP shares were awarded or expensed during the year ended December 31, 1996. Also during the year ended December 31, 1997, the Company sold 4,652 shares held by the Argo Bancorp MRP plan for $181,000, reducing the total shares held by the plan to 7,848. The proceeds from this transaction were recorded as an increase in capital at December 31, 1997.

       STOCK OPTION PLANS

       Argo Bancorp's Board of Directors adopted the 1991 Stock Option and Incentive Plan (the 1991 Stock Option Plan), under which up to 107,450 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of incentive stock options to be granted to full-time employees of Argo Bancorp and its subsidiaries from time to time. All 107,450 options were awarded during 1993. The exercise price for the options awarded was equal to or greater than the fair market value of the common stock on the date of grant. During 1997, 1996, and 1995, 23,997, 22,972, and 3,762 of the options were exercised, respectively. The weighted average exercise price for the options exercised in 1997, 1996, and 1995 was $15.40, $16.76, and $14.21, respectively. At December 31, 1997, options to purchase 53,612 shares were outstanding.

       Argo Bancorp's Board of Directors adopted the Non-Qualified Stock Option Plan for Non-Employee Directors (Non-Qualified Stock Option Plan) in 1991, under which up to 107,450 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of nonincentive stock options to be granted to nonemployee directors of the Savings Bank subsidiary from time to time. At December 31, 1997, 62,100 options for shares have been awarded by Argo Bancorp under the Non-Qualified Stock Option Plan. The exercise price for the options awarded was equal to the fair market value of the common stock on the date of grant. During 1997, 1996, and 1995, 8,500, 3,200, and 500 of the options were exercised, respectively. The weighted average exercise price for options exercised in 1997, 1996, and 1995 was $18.24, $14.31, and $11.50, respectively. At
    December 31, 1997, options to purchase 48,900 shares were outstanding.

       On-Line does not offer a stock option plan for its employees. On-Line employees and directors are not eligible for participation under Argo Bancorp's Stock Option Plans.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

       The Company applies ABP Opinion No. 25 in accounting for the Stock Option Plan and, accordingly, compensation cost based on the fair value at grant date has not been recognized for its stock options in the consolidated financial statements during the years ended December 31, 1997 and 1996. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been reduced to the pro forma amounts indicated below:

-------------------------------------------------------------------------------
                                                           1997   1996   1995
-------------------------------------------------------------------------------
                                                             (in thousands)
Net income:
 As reported                                               $ 823  1,334  1,741
 Pro forma                                                   583  1,115  1,375

Earnings per share:
 Basic:
As reported                                                 1.70   4.26   5.88
Pro forma                                                   1.21   3.56   4.63
 Diluted:
As reported                                                 1.56   3.60   4.96
Pro forma                                                   1.10   3.01   3.92
-------------------------------------------------------------------------------

       Pro forma net income reflects only options granted in 1997, 1996, and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above, because compensation cost is reflected over the options' graded vesting period of three years for the 1991 Stock Option Plan and immediately for the Non Qualified Stock Option Plan. Compensation cost for options granted prior to January 1, 1995, is not considered. However, the annual expense allocation methodology prescribed by SFAS No. 123 attributes a higher percentage of the reported expense to earlier years than to later years, resulting in an accelerated expense recognition.

       The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were used in estimated the fair value for options granted in 1997, 1996, and 1995:
-------------------------------------------------------------------------------

                                                      1997     1996     1995
-------------------------------------------------------------------------------
      Dividend yield                                   2.13%    2.37%    2.37%
      Risk-free interest rate                          6.11%    6.10%    6.64%
      Weighted average expected life                  8 yrs.   8 yrs.   8 yrs.
      Expected volatility                              8.70%    6.95%    6.95%
-------------------------------------------------------------------------------

      The weighted average per share fair values of options granted during 1997, 1996, and 1995 were $10.72, $9.99, and $8.49, respectively.


                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

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

       Commitments to originate fixed and adjustable rate mortgage loans amounted to approximately $5.8 million at December 31, 1997, at rates ranging from 6.25% to 9.38%. These commitments represent amounts which the Savings Bank plans to fund in its normal commitment period. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis.

       Unused lines of credit amounted to approximately $7.8 million as of December 31, 1997. The Savings Bank also had Community Reinvestment Act
    (CRA) investment commitments outstanding of $3.2 million. These commitments include $977,000 to be funded over ten years for investment in the Chicago Equity Fund, $317,000 to be funded over thirteen years for investment in the Community Investment Corporation.


(14)  CAPITAL CONTRIBUTIONS

       Argo Bancorp contributed $2.4 million and $1.5 million to On-Line during the years ended December 31, 1997 and 1996, respectively. These capital contributions were used to fund software license purchases, leasehold improvements, and to improve the cash flow position. Argo Bancorp contributed $1.3 million and $2.3 million to the Savings Bank in December of 1997 and 1996, respectively. Both contributions were made with the intent of increasing regulatory capital levels and thereby allowing future growth. Argo Bancorp also contributed $2.5 million to Empire Mortgage LLC during the year ended December 31, 1995 to fund loan purchases.

(15)  REGULATION AND SUPERVISION

       The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Savings Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

       Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital (as defined) to assets (as defined), and tangible capital (as defined). Management believes, as of December 31, 1997 and 1996, that the Savings Bank meets all capital adequacy requirements to which it is subject.

       As of December 31, 1997 and 1996, the most recent notification from the Office of the Thrift Supervision categorized the Savings Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

       The Savings Bank's actual capital amounts (in thousands) and ratios are as follows as of December 31, 1997 and 1996:

--------------------------------------------------------------------------------------------------------
                                                                                          To be well-
                                                                      For capital      capitalized under
                                                                        adequacy       prompt corrective
                                                      Actual            purposes             action
                                                  ---------------   ----------------   -----------------
December 31, 1997                                 Amount    Ratio   Amount     Ratio    Amount    Ratio
--------------------------------------------------------------------------------------------------------
      Total capital
       (to risk-weighted
       assets)                                    $13,849   11.10%  $ 9,981    8.00%    $12,476   10.00%

      Tier I capital
       (to risk-weighted
       assets)                                     13,035   10.45       N/a     N/a       7,486    6.00

      Tier I capital (core leverage)
       (to assets)                                 13,035    5.93     6,592    3.00      10,986    5.00

      Tangible capital
       (to assets)                                 13,035    5.93     3,296    1.50         N/a     N/a
--------------------------------------------------------------------------------------------------------

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------------------------------
                                                                                          To be well-
                                                                      For capital      capitalized under
                                                                        adequacy       prompt corrective
                                                      Actual            purposes             action
                                                  ---------------   ----------------   -----------------
December 31, 1996                                 Amount    Ratio   Amount     Ratio    Amount    Ratio
--------------------------------------------------------------------------------------------------------
      Total capital
       (to risk-weighted
       assets)                                    $13,212   10.84%  $9,749    8.00%    $12,186   10.00%

      Tier I capital
       (to risk-weighted
       assets)                                     12,547   10.30      N/A     N/A       7,311    6.00

      Tier I capital (core leverage)
       (to assets)                                 12,547    5.82    6,464    3.00      10,774    5.00

      Tangible capital
       (to assets)                                 12,547    5.82    3,232    1.50         N/A     N/A
---------------------------------------------------------------------------------------------------------

(16)  DIVIDEND RESTRICTIONS

       The OTS imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier I Savings Bank) and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval. As of December 31, 1997 and 1996, the Savings Bank was a Tier I Savings Bank.


(17) SEGMENT FINANCIAL INFORMATION

       Argo Bancorp operates in two primary business segments, banking and data processing, through its two operating subsidiaries. The Savings Bank provides a wide array of diversified financial services including mortgage, commercial, and consumer banking services to individuals as well as small and midsize businesses. On-Line Financial provides data processing services to financial institutions.
                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

       The following table highlights Argo Bancorp's organizational revenues, earnings, and assets by business segment. Organizational revenues, earnings, and assets by business segment are impacted by Argo Bancorp intercompany allocations. The allocations are based upon various management estimates. The data processing 1995 amounts represent a stub period of two months from the acquisition date of On-Line.
--------------------------------------------------------------------------------

                                  Data        Consolidated
                   Banking     processing        total
-------------------------------------------------------------------------------
                           (in thousands)
     1997:
-------------------------------------------------------------------------------
       Revenues    $ 21,101        12,750         33,851
       Earnings         698           125            823
       Assets       225,129        11,169        236,298
-------------------------------------------------------------------------------
    1996:
       Revenues    $ 18,722        11,546         30,268
       Earnings         598           736          1,334
       Assets       218,972        10,312        229,284
--------------------------------------------------------------------------------
    1995:
       Revenues    $ 16,630         1,836         18,466
       Earnings       1,519           222          1,741
       Assets       179,983         6,485        186,468
-------------------------------------------------------------------------------

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(18) PARENT COMPANY FINANCIAL INFORMATION

       Condensed statements of financial condition, operations, and cash flows of Argo Bancorp, Inc. are presented on the following pages, and should be read in connection with the consolidated financial statements and notes thereto.
--------------------------------------------------------------------------------
                       STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------

                                                                   December 31
                                                                 ---------------
                                                                  1997     1996
--------------------------------------------------------------------------------
                                                                 (in thousands)
      Assets:
        Cash                                                     $   146     538
        Interest-bearing deposits                                    520     316
        Securities available-for-sale                              1,333     282
        Loans receivable                                              62       5
        Investment in subsidiaries                                20,185  18,583
        Other assets                                               1,760     813
--------------------------------------------------------------------------------
      Total assets                                               $24,006  20,537
--------------------------------------------------------------------------------

      Liabilities and stockholders' equity:
        Borrowed money                                             5,608   3,540
        Other liabilities                                            294     437
        Total stockholders' equity                                18,104  16,560
 -------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                 $24,006  20,537
--------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                      Years ended December 31
                                                     --------------------------
                                                       1997     1996     1995
--------------------------------------------------------------------------------
                                                           (in thousands)

      Interest income                                $    23        9       23
      Interest expense                                  (335)    (341)    (286)
--------------------------------------------------- ----------------------------

      Net interest expense                              (312)    (332)    (263)
      Dividends from subsidiaries                      2,242    1,818      973
      Equity in undistributed earnings
        of subsidiaries                               (1,144)     148    1,097
      Other noninterest income                           618      235      206
      Noninterest expense                               (789)    (683)    (399)
--------------------------------------------------------------------------------

      Net income before income taxes                     615    1,186    1,614
      Income tax benefit                                (208)    (148)    (127)
--------------------------------------------------------------------------------

      Net income                                      $   823    1,334    1,741
--------------------------------------------------------------------------------

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                  Years ended December 31
                                                                                 --------------------------
                                                                                   1997     1996     1995
-----------------------------------------------------------------------------------------------------------
                                                                                       (in thousands)
      Cash flows from operating activities:
        Net income                                                               $   823    1,334    1,741
        Adjustments to reconcile net income to net cash
          provided by operating activities:
            Proceeds from sale of loans                                                                137
            (Gain) loss on the sale of:
              Loans                                                                                     (2)
              Investment securities                                                 (618)    (235)    (204)
            Equity in undistributed earnings of subsidiaries                       1,144     (148)  (1,097)
            Amortization of purchase price of ESOP and MRP                            72       60       81
            Recognition of fair value of ESOP shares scheduled to be released         50       38       26
            Increase in other assets                                                (729)    (586)    (139)
            Increase (decrease) in other liabilities                                (143)     370     (499)
-----------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                      599      833       44
-----------------------------------------------------------------------------------------------------------
      Cash flows from investing activities:
        Loans originated                                                             (63)             (135)
        Principal repayments on loans receivable                                       6        3        3
        Proceeds from the sale of investment securities                            5,790      742    1,314
        Purchase of investment securities                                         (6,306)    (127)    (760)
        Net cash (paid) received in purchase of subsidiary                           916              (629)
        Contribution to MRP and ESOP                                                (486)    (115)     (50)
-----------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities                           (143)     503     (257)
-----------------------------------------------------------------------------------------------------------
      Cash flows from financing activities:
        Proceeds from stock issuance                                                 412    4,027
        Proceeds from borrowed money                                              11,108    1,943    5,173
        Repayment of borrowed money                                               (9,040)  (3,120)  (2,573)
        Capital contributions to subsidiaries                                     (3,698)  (3,775)  (2,517)
        Proceeds from exercise of stock options                                      525      430       49
        Proceeds from sale of MRP stock                                              400
        Dividends paid                                                              (351)    (212)    (208)
-----------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                                         (644)    (707)     (76)
-----------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents                          (188)     629     (289)
      Cash and cash equivalents at beginning of year                                 854      225      514
-----------------------------------------------------------------------------------------------------------
      Cash and cash equivalents at end of year                                   $   666      854      225
-----------------------------------------------------------------------------------------------------------

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of estimated fair values for all asset, liability, and off-balance sheet financial instruments. The estimated fair value amounts under SFAS No. 107 have been determined as of a specific point in time utilizing various available market information, assumptions, and appropriate valuation methodologies. Accordingly, the estimated fair values presented herein are not necessarily representative of the underlying value of Argo Bancorp. Rather, the disclosures are limited to reasonable estimates of the fair value of only Argo Bancorp's financial instruments. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. Argo Bancorp does not plan to sell most of its assets or settle most of its liabilities at these fair values. The estimated fair values of Argo Bancorp's financial instruments as of December 31, 1997 and 1996 are set forth in the following table, followed by the methods and assumptions used.
--------------------------------------------------------------------------------

                                                            1997               1996
                                                      ----------------   ----------------
                                                      Carrying   Fair    Carrying   Fair
                                                       amount    value    amount    value
------------------------------------------------------------------------------------------
                                                                 (in thousands)
      Financial assets:
        Cash                                          $  6,211    6,211    12,518   12,518
        Interest-bearing deposits                        2,466    2,466       758      758
        FHLB of Chicago stock                            3,271    3,271     3,428    3,428
        Securities available-for-sale                    4,974    4,974     5,788    5,788
        Loans receivable                               184,358  201,466   173,429  190,655
        Accrued interest receivable                      1,725    1,725     2,089    2,089
------------------------------------------------------------------------------------------
      Financial liabilities:
        Deposits without stated maturities            $ 37,055   37,055    35,732   35,732
        Deposits with stated maturities                135,414  135,582   114,895  115,184
        Borrowed money                                  34,156   34,205    50,879   50,018
        Interest-bearing custodial escrow balances           1        1        76       76
        Custodial escrow balances                        6,399    6,399     5,706    5,706
        Accrued interest payable                           264      264       267      267
------------------------------------------------------------------------------------------

                                                                     (Continued)

ARGO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

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

       (B) SECURITIES AVAILABLE-FOR-SALE
         and FHLB of Chicago Stock

       The fair value of these securities available-for-sale were estimated using quoted market prices. The fair value of FHLB stock is based on its redemption value.

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

ARGO BANCORP, INC. AND SUBSIDIARIES

Shareholder Information

--------------------------------------------------------------------------------

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

Frances M. Pitts                                                Donald G. Wittmer
Executive Vice President, Secretary and Director                President and Owner, Wittmer Financial Services,
                                                                Ltd.
                                                                Director
Lawrence H. Chlum                                               Arthur E. Byrnes
Executive Vice President and                                    Chairman, Deltec Asset Management Corporation
Chief Financial Officer                                         Director

ARGO FEDERAL SAVINGS BANK, FSB

John G. Yedinak                                                 Sergio Martinucci
President, Chief Executive Officer and Director                 President and Owner, Coldwell Banker
                                                                Stanmeyer Realtors
Frances M. Pitts                                                Chairman of the Board
Senior Vice President, General Counsel and Secretary
                                                                Richard B. Duffner
                                                                President and Owner, RBD & Associates, Ltd.
Ruth M. Louie                                                   Director
Senior Vice President and
Director of Community Lending and Development                   Emil T. Sergo
                                                                Mayor, McCook, Illinois
George L. Koehm                                                 Director
Senior Vice President and Chief Operating Officer
                                                                Dennis G. Carroll
Frank J. Lis                                                    Detective, City of Chicago Police Department
Vice President and                                              Director
Chief Financial Officer
                                                                Raymond E. Froula
Patricia E. Reid                                                Retired
Assistant Vice President, Controller                            Director

Maria L. Horstmann                                              Mary Ann Gearhart
Assistant Secretary                                             Member, Will County Board of Commissioners
                                                                Director


ARGO BANCORP, INC. AND SUBSIDIARIES

Shareholder Information

-------------------------------------------------------------------------------

                       ON-LINE FINANCIAL SERVICES, INC.
John G. Yedinak                                    Gordon L. Grevengoed
Chief Executive Officer and Chairman of the Board  Vice Chairman and CEO
                                                   Ameribank, fsb
Colleen Kitch                                      Director
Senior Vice President
Chief Operating Officer                            Dennis Kosobucki
                                                   President and Chairman of the Board
Frances M. Pitts                                   West Town Savings Bank
Senior Vice President and Secretary                Director

David Birk                                         Sergio Martinucci
Vice President,                                    President and Owner, Coldwell Banker
Information Systems Development                    Stanmeyer Realtors
                                                   Director
Greg Wright
Vice President, Sales                              Thomas F. Prisby
                                                   Chairman
Steve Szopa                                        Citizens Financial Services FSB
Vice President,                                    Director
Information Systems
                                                   Joseph J. Renn
Edward E. Whalen                                   President, Chairman of the Board and
Chairman of the Board                              Chief Executive Officer
Lincoln Federal Savings Bank                       Lisle Savings & Loan
Director                                           Director

Donald G. Wittmer                                  David H. Stack
President and Owner,                               President
Wittmer Financial Services, Ltd.                   Superior Savings Bank
Director                                           Director


ARGO BANCORP, INC. AND SUBSIDIARIES

Shareholder Information

--------------------------------------------------------------------------------

                             STOCKHOLDER REFERENCE

Corporate Headquarters                                        Independent Auditors
Argo Bancorp, Inc.                                            KPMG Peat Marwick LLP
7600 W. 63rd Street                                           303 E. Wacker Drive
Summit, Illinois  60501                                       Chicago, Illinois  60601
(708) 496-6010

Washington Counsel                                            Transfer Agent and Registrar
Patton Boggs, L.L.P.                                          Harris Trust and Savings Bank
2550 M. Street, N.W.                                          Shareholder Services Division
20037-1350                                                    311 W. Monroe 11th floor
                                                              Chicago, Illinois  60690
                                                              312-461-2545

Chicago Counsel                                               Annual Report on Form 10-K
Kemp & Grzelakowski, Ltd.                                     Copies of Argo Bancorp, Inc.'s 1997 Annual
1900 Spring Road                                                Report on Form 10-K filed without exhibits
Suite 500                                                       with the Securities and Exchange Commission
Oak Brook, Illinois  60523-14495                                are available without charge to stockholders,
                                                                upon written request to:
Market Makers
R. W. Baird, Incorporated                                       Frances M. Pitts, Corporate Secretary
Chicago, Illinois                                               Argo Bancorp, Inc.
(312) 578-2060                                                  7600 W. 63rd Street
                                                                Summit, Illinois  60501

Investor Information
Stockholders, investors, and analysts interested              Annual Meeting
in additional information may contact:                        The annual meeting of stockholders will be held at
    John G. Yedinak, President                                    3:00 p.m. on May 20, 1998, at Argo Federal Savings Bank,
    and CEO at the Corporate                                  FSB, 7600 W. 63rd Street, Summit, Illinois 60501.
    Headquarters
                                                                  Stockholders are encouraged to attend.

                                OFFICE LOCATIONS
Home Office                         Branch Offices
7600 W. 63rd Street                 8267 S. Roberts Road                2154 W. Madison Street
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

ARGO BANCORP, INC. AND SUBSIDIARIES

Shareholder Information

--------------------------------------------------------------------------------

                            STOCK PRICE INFORMATION

Argo Bancorp's Inc.'s common stock is traded on the NASDAQ Over the Counter Market under the symbol ARGO. The table shows the reported high and low sale prices of common stock and the dividends per share during the periods indicated.

--------------------------------------------------------------------------------


                                      High            Low             Dividends
--------------------------------------------------------------------------------

Year ended December 31, 1997:
   First Quarter                     $32 3/4         31 1/4                 .18
   Second Quarter                     33 7/8         32 3/4                 .18
   Third Quarter                      34 1/8         33 7/8                 .18
   Fourth Quarter                         39         34 1/8                 .18
--------------------------------------------------------------------------------

Year ended December 31, 1996:
   First Quarter                     $    30         26 3/4                 .17
   Second Quarter                     30 1/4         30 1/8                 .17
   Third Quarter                      30 1/2         30 1/4                 .18
   Fourth Quarter                     31 1/4         30 1/2                 .18
--------------------------------------------------------------------------------

Year ended December 31, 1995:
   First Quarter                     $    25             25                 .17
   Second Quarter                     25 1/4             25                 .17
   Third Quarter                      26 1/4         25 1/4                 .17
   Fourth Quarter                     26 1/4         26 1/4                 .17
--------------------------------------------------------------------------------