Form 10-K, Exhibit 13
period 1998-12-31
ARGO BANCORP INC /DE/
filed 1999-03-30
CIK 883502

ARGO BANCORP, INC.

Corporate Profile

--------------------------------------------------------------------------------

    Argo Bancorp, Inc. (Argo Bancorp or the Company) is a Delaware corporation Argo Bancorp, Inc. (Argo Bancorp or the Company) is a Delaware corporation organized in August 1987 for the purpose of acquiring Argo Federal Savings Bank, FSB (Argo Savings). Argo Bancorp acquired Argo Savings on November 17, 1987 for a capital infusion of $1.1 million. On May 26, 1992, Argo Bancorp completed a merger conversion with Dolton-Riverdale Savings and Loan Association (Dolton) and, as part of the conversion, Argo Bancorp sold an additional 299,000 shares of common stock at an issuance price of $2.875, which increased the outstanding common stock to 1,299,600 shares. There were 2,004,896 shares of common stock outstanding at December 31, 1998. Argo Bancorp is a unitary savings and loan holding company and is registered as such with the Office of Thrift Supervision (OTS). Argo Bancorp's common stock is publicly traded on the Nasdaq Stock Market Over the Counter Market. The current market makers of the stock are R. W. Baird, Incorporated, ABN AMRO Incorporated and Kemper Securities.

    Argo Savings was originally chartered in 1908 as a mutual savings and loan association in the State of Illinois and converted to a federal stock charter in 1982. Argo Savings is headquartered in Summit, Illinois and conducts business as a traditional savings and loan from four locations in Cook County, Illinois.

    On October 31, 1995, Argo Bancorp acquired On-Line Financial Services, Inc. (On-Line), an Oak Brook, Illinois based third-party provider of on-line, real-time, electronic data processing services to financial institutions and other companies The purchase of On-Line was structured as a revenue sharing agreement covering seven years from the acquisition date, with annual payouts and a maximum cap of $8.9 million to be paid to the former shareholders of On-Line. The acquisition was accounted for under the purchase method of accounting.

    On December 31, 1996, Argo Bancorp entered into a stock purchase agreement with The Deltec Banking Corporation Limited (Deltec), a banking corporation organized under the laws of the Commonwealth of the Bahamas. Under the terms of the agreement, Argo Bancorp agreed to issue and sell 446,256 shares of the Company's authorized and unissued common stock to Deltec at a purchase price $9.50 per share. Total proceeds from this transaction were approximately $4,239,000. A 5% investment advisory fee totaling approximately $212,000 was paid to Charles E. Webb & Company resulting in net proceeds of $4,027,000.

    In October of 1998, the Company formed Argo Capital Trust, a statutory business trust formed under the laws of the State of Delaware. The Company and Argo Capital Trust offered 11% Capital Securities with a liquidation amount of $10.00 per security. The proceeds from the offering were $17,250,000 and were used to issue 11% Junior Subordinated debentures to the Company. The Junior Subordinated debentures bear an interest rate of 11%, due quarterly to the Argo Capital Trust. The Junior Subordinated debentures will mature on November 6, 2028 at which time the Capital securities must be redeemed.

ARGO BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except per share amounts)

--------------------------------------------------------------------------------


                                                                                             At December 31
                                                                        ----------------------------------------------------
                                                                          1998       1997       1996       1995       1994
----------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA:

Loans receivable and discounted loans receivable, net                   $245,189   $184,358   $173,429   $142,380   $118,063
FHLB of Chicago stock                                                      1,911      3,271      3,428      2,669      2,576
Securities available for sale                                              7,901      4,974      5,788      7,573     12,491
Cash and interest-earning deposits                                        10,156      8,677     13,276     11,061      9,286
Purchased loan servicing rights                                            5,062      6,706      5,264      4,033      3,641
Foreclosed real estate, net                                                3,875      4,251      3,913      2,234        359
Other assets                                                              32,924     24,061     24,186     16,518      9,601
                                                                        --------   --------   --------   --------   --------
Total assets                                                            $307,018   $236,298   $229,284   $186,468   $156,017
                                                                        --------   --------   --------   --------   --------
                                                                        --------   --------   --------   --------   --------

Deposits                                                                $232,980   $172,469   $150,627   $123,484   $100,697
Borrowed money                                                            25,227     34,156     50,879     38,181     30,820
Custodial escrow balances for loans serviced for others                    5,340      6,400      5,782      9,696     14,691
Other Liabilities                                                          7,273      5,169      5,436      4,228        835
Guaranteed preferred beneficial interest in the Company's junior debt     17,784       --         --         --         --

Stockholders' equity                                                      18,414     18,104     16,560     10,879      8,974
                                                                        --------   --------   --------   --------   --------
Total liabilities and shareholders' equity                              $307,018   $236,298   $229,284   $186,468   $156,017
                                                                        --------   --------   --------   --------   --------
                                                                        --------   --------   --------   --------   --------




SELECTED OPERATING DATA:
                                                                                        Year ended December 31
                                                                         -----------------------------------------------------
                                                                           1998        1997       1996       1995       1994
------------------------------------------------------------------------------------------------------------------------------
Interest income                                                          $17,627     $18,266    $16,074    $13,987    $10,282
Interest expense                                                          11,777      11,286      9,083      8,341      5,012
------------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses                       5,850       6,980      6,991      5,646      5,270
Provision for loan losses                                                    355         210        248         55         48
------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                        5,495       6,770      6,743      5,591      5,222

Noninterest income                                                        17,675      15,585     14,194      4,479      1,838
Noninterest expense                                                       22,847      21,409     19,260      7,662      5,383
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                   323         946      1,677      2,408      1,677

Income tax expense                                                          (208)        123        343        667        281
------------------------------------------------------------------------------------------------------------------------------
Net income                                                               $   531     $   823    $ 1,334    $ 1,741    $ 1,396
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                                 $  0.27     $  0.43    $  1.07    $  1.47    $  1.16
Diluted earnings per share                                                  0.26        0.39       0.90       1.24       1.02
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


SELECTED FINANCIAL RATIOS AND OTHER DATA:
                                                                                        Year ended December 31
                                                                          ----------------------------------------------------
                                                                            1998      1997      1996     1995      1994
                                                                          ----------------------------------------------------
Return on average assets                                                    0.21%     0.35%    0.68%     1.00%     1.00%
Return on average equity                                                    2.86      4.62    10.89     17.09     16.17
Average equity to average assets                                            7.40      7.53     6.26      5.85      6.14
Equity to total assets                                                      6.00      7.66     7.22      5.83      5.75
Interest rate spread during period                                          2.97      3.80     4.62      3.69      4.25
Net interest margin                                                         2.76      3.54     4.29      3.65      4.24
Noninterest expense to average assets                                       9.09      9.05     9.83      4.40      3.83
Nonperforming loans to total loans (1)                                      2.80      3.57     3.12      1.54      1.93
Nonperforming assets to total assets (1)                                    3.39      4.14     3.43      2.26      1.72
Allowance for loan losses to nonperforming loans (1)                       14.42     14.73    16.87     29.54     26.38
Allowance for loan losses to net loans receivable (1)                       0.40      0.53     0.53      0.45      0.52
Ratio of net charge-offs during the period to average loans
 outstanding, excluding Discounted Loans                                    0.01      0.01     0.08      0.03        --
Average interest-earning assets to average interest-bearing liabilities     0.96x     0.95x    0.94x     0.99x     1.00x
Book value per share                                                      $ 9.18    $ 9.25   $ 9.28    $ 9.18    $ 7.73
----------------------------------------------------------------------------------------------------------------------------
Full-service customer service facilities                                       5         5        5         5         4
----------------------------------------------------------------------------------------------------------------------------



----------
(1) Excludes balances related to portfolio of discounted loans receivable.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

In addition to historical information, this Annual Report may include certain forward looking statements based on current management expectations. Forward looking statements which are based on certain assumptions and describe future plans , strategies, and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, an increase in loan delinquencies or foreclosures, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, a decline in real estate values, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 1998 Form 10-K.

GENERAL

Argo Bancorp was incorporated in August 1987 for the purpose of acquiring Argo Savings. The Company was originally capitalized through the sale of 300 shares (which split in December 1991 at 700/1) of common stock to three investors for total proceeds of $60,000. Argo Bancorp acquired Argo Savings on November 17, 1987 with a capital infusion of $1.1 million. On August 29, 1991 the Board of Directors of Dolton and Argo Savings adopted a Plan of Merger Conversion (Plan) whereby Dolton agreed to convert from a state-chartered mutual association to a federally-chartered stock association and merge with and into Argo Savings, with Argo Savings as the surviving entity. Pursuant to the Plan, shares of common stock of Argo Bancorp were first sold to the members of Dolton in a subscription offering and the shares not subscribed were then offered to the public in a community offering. The subscription and community offering were held concurrently and were completed on April 27, 1992. Final regulatory approval was received on May 26, 1992, at which time the merger conversion was completed. The transaction was accounted for as a pooling-of-interests. As a result, no goodwill or other intangible assets were recorded. As part of the merger conversion with Dolton, the Company sold an additional 299,000 shares of common stock at an issuance price of $2.875 per share. Net proceeds from the merger conversion were $326,000 after the deduction of the conversion expenses. The Company retained 50% of the net proceeds from the merger conversion and injected the remaining 50% into Argo Savings.

On December 31, 1996, Argo Bancorp entered into a Stock Purchase Agreement with The Deltec Banking Corporation Limited (Deltec), a banking corporation organized under the laws of the Commonwealth of the Bahamas. Under the terms of the purchase agreement, Argo Bancorp agreed to issue and sell 446,256 shares of the Company's authorized but unissued common stock to Deltec at a purchase price of $9.50 per share. Total proceeds from this transaction were approximately $4,239,000. A 5% investment advisory fee totaling $212,000 was paid to Charles
E. Webb & Company resulting in net proceeds of $4,027,000. The Company also entered into a Stockholder Agreement with Deltec which stipulates, in material part that on any occasion the Company shall determine to issue additional shares, Argo Bancorp shall offer to sell to Deltec such number of shares required to allow Deltec to continue to own 25% of the outstanding common stock in the Company.


In October of 1998, the Company formed Argo Capital Trust, a statutory business trust formed under the laws of the State of Delaware. The Company and Argo Capital Trust offered 11% Capital Securities with a liquidation amount of $10.00 per security. The proceeds from the offering were $17,250,000 and were used to issue 11% Junior Subordinated debentures to the Company. The Junior Subordinated debentures bear an interest rate of 11%, due quarterly to the Argo Capital Trust. The Junior Subordinated debentures will mature on November 6, 2028 at which time the Capital securities must be redeemed. The Company has provided a full and unconditional guarantee of the Trust under the Capital Securities in the event of an occurrence of default. The proceeds will be used for enhancements of operational capabilities, and general corporate purposes. Debt issue costs of $1,669,000 were capitalized related to the debenture offering.

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

Argo Savings operates a wholly-owned service corporation. Argo Mortgage Corporation which engages in mortgage brokerage activities that focus on the purchase and sale of deeply discounted mortgage loans into the secondary market. Argo Savings also has a majority interest in a limited liability corporation, Margo Financial Services, L.L.C. (Margo). The primary activity of Margo is the origination of mortgage loans for portfolio and for sale into the secondary market.

Argo Savings' results of operations are dependent primarily on net interest income, representing the difference between the interest income earned on its loans, mortgage-backed securities, investment securities, and interest-earning deposits and its cost of funds, consisting of the interest paid on its deposits, escrows, and borrowings, and the income generated by its investment in PMSRs and a limited partnership. Argo Savings' operating results are also affected by the profit recognized on sales of mortgage loans, securities, customer service charges, and other income. Argo Savings' operating expenses consist of employee compensation, occupancy expenses, federal deposit insurance premiums, amortization of goodwill, and other general and administrative expenses.

Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, real estate values, government policies, and actions of regulatory authorities.

DISCOUNTED LOANS RECEIVABLE

In recent years, the Company has acquired through private sales and auctions, mortgage loans at a discount for which the borrowers are either not current as to principal and interest payments or there is doubt to the borrowers' ability to pay in full the contractual principal and interest. The Company estimates the amounts it will realize through foreclosure, collection efforts or other resolution of each loan and the length of time required to complete the collection process in determining the amounts it will bid to acquire such loans. Investment in these assets has generally resulted in higher than market interest yields and significant gains as a result of the ultimate sale of properties acquired through these purchases. Losses have also been incurred from certain properties through other real estate owned activity.

Beginning in 1997 and continuing in 1998, the Company began to focus its resources on traditional loans receivable originated through Margo and began to reduce its portfolio of discounted loans receivable. As a result of the Company's business strategy, the balance of the discounted loans receivable portfolio decreased from $47.7 or 20.8% of total assets at December 31, 1997 to $12.4 million or 4.0% of total assets at December 31, 1998.

ON-LINE FINANCIAL SERVICES, INC.

On October 31, 1995, Argo Bancorp acquired On-Line Financial Services, Inc. (On-Line), an Oak Brook, Illinois based computer services bureau, serving banks, thrifts, and other companies, throughout the Midwest. The purchase transaction was consummated through the use of a wholly-owned subsidiary, OLF Acquisition Corporation, which acquired shares of three separate state chartered savings and loan service corporations which owned, in the aggregate, 98.9% of the outstanding shares of On-Line. Sale of the remaining 1.1% of On-Line shares was made by a single institutional stockholder which held shares in On-Line directly. The intervening acquisition subsidiary and state chartered savings and loan service corporation shells were liquidated and merged by Argo Bancorp in June 1996.

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

In 1997 and 1998, the Company purchased from certain of the former On-Line shareholders their rights to 33% of the future contingent payments. The Company paid $196,000 for these future contingent payments. Management anticipates funding any required future payments with borrowed funds and excess funds generated from operations and, to the extent necessary, earnings and assets of the Company. During 1998, the Company paid $454,000 in contingent payments to the former shareholders for 1997 and 1996, and accrued the 1998 contingent payment payable in 1999 of $592,000. The total transaction value, including asset notes and contingent payments, will not exceed $8.9 million.

On-Line currently provides data processing services to thrifts, community banks and savings banks, representing over 1.2 million customer accounts in six Midwestern states. On-Line has historically marketed its services to institutions with assets of less than $1 billion, where the Company's orientation toward superior customer service and specialized products allows it to effectively compete. The acquisition by Argo Bancorp has promoted the development and sale of technological advances in the systems, programs, and services offered by On-Line, which includes resale of software produced by Information Technology Incorporated, integrated check and document imaging systems, and computer output laser disc storage technology. These services are in addition to new offerings by On-Line in the planning and deployment of wide area and local area network systems, the sale of all related hardware and services, expanded technical and communications support, consultation and training, and the maintenance of in-house systems. On-Line's business plans include aggressive marketing to small to mid-size commercial and community banks, as well as other corporate users of advanced technology, as it moves to expand its traditional thrift institution client base.

LIQUIDITY AND CAPITAL RESOURCES

Argo Savings' primary sources of funds are deposits, proceeds from principal and interest payments on the loan and mortgage-backed securities portfolio, custodial deposit accounts related to loans serviced for others, maturing investments and borrowed money. The most liquid assets are cash and short-term investments. The levels of these assets are dependent on operating, financing, and investing activities during any given period. Cash and interest-earning deposits totaled $10.2 million at December 31, 1998. Additional sources of funds have included FHLB advances and loan sales. Argo Savings has adequate alternative funding sources if short-term liquidity needs arise.

The primary investing activity at Argo Savings is the origination and purchase of mortgage loans. During the years ended December 31, 1998 and 1997, Argo Savings originated and purchased $186.2 million and $114.3 million of loans receivable, respectively. Management has chosen to de-emphasize the Savings Bank's investment in discounted loans. As a result there were no new purchases of discount loans in 1998. In 1997, $8.9 million of discounted loan receivables were purchased . Purchase of securities available for sale totaled $6.2 million and $8.1 million for 1998 and 1997, respectively. These investing activities were primarily funded by principal repayments on loans and mortgage-backed securities of $75.6 million, and $49.1 million, respectively, and an increase in deposits, net of the sale of the Gurnee branch location, of $60.5 million and $21.8 million for 1998 and 1997, respectively. Also providing funding was the $63.1 million in total proceeds that resulted from the sale of loans receivable, discounted loans receivable, securities available for sale, and foreclosed real estate in 1998. In addition to these sources of funding, the Company also uses Federal Home Loan Bank Advances. During 1998 and 1997 the Company borrowed $20.1 million and $23.8 million from the Federal Home Loan Bank. These borrowings have maturities ranging from daily through November of 2006. During 1998, to increase liquidity, as well as provide more capital for the subsidiary bank, the Company issued $17.8 million of junior subordinated debt. This debt bears interest at 11% and is due in November of 2028.

Argo Savings is required to maintain minimum levels of liquid assets as defined by OTS regulation. At December 31, 1998 Argo Savings' liquid assets represented 6.51% of its liquidity base as compared to the required level of 4%. The level of liquidity maintained is believed by management to be adequate to meet the requirements of normal operations, potential deposit outflows, and current loan demand. Cash flow projections are updated regularly to assure necessary liquidity.

Liquidity management for Argo Savings is both a daily and long-term function of Argo Savings' management.

Argo Savings' management meets on a daily basis and monitors interest rates, current and projected commitments to purchase loans and the likelihood of funding such commitments, and projected cash flows. Excess funds are generally invested in short-term investments.

At December 31, 1998, Argo Savings' capital exceeded all capital requirements of the OTS. Argo Savings' tangible, core, and risk-based capital ratios were 6.32%, 6.32%, and 10.54%, respectively. Argo Savings is considered "well capitalized" under OTS prompt corrective action regulations.

At December 31, 1998, Argo Savings had outstanding loan commitments and unused lines of credit of $27.3 million and $4.2 million, respectively. Argo Savings also had Community Reinvestment Act investment commitments outstanding of $3.2 million. These commitments include $968,000 to be funded over 8 years for the investment in the Chicago Equity Fund, $321,000 to be funded over twelve years for investment in the Community Investment Corporation, $1.0 million to be funded for the Great West Side Loan Fund, $112,500 to be funded over five years for investment in the Kedzie Limited Partnership, and $182,000 to be funded for investment in the Westward III Limited Partnership.

FINANCIAL CONDITION

Total assets increased $70.7 million to $307.0 million at December 31, 1998 from $236.3 million at December 31, 1997. The increase in total assets was funded due primarily by an increase of $60.5 million in deposits and the issuance of $17.8 million of junior subordinated debt, which were partially offset by a $9.0 million decrease in other sources of borrowed money.

Loans receivable, which include loans held for sale and discounted loans receivable, increased $60.8 million or 33.0% in 1998 to $245.2 million at December 31, 1998 after increasing by $11.0 million or 6.3% in 1997. The increase in loans receivable for 1998 and 1997 is due to the origination and purchase of seasoned fixed rate and adjustable rate loans secured by single family residences. New originations and purchases of loans contributed $129.1, net of proceeds of $57.1 million from the sale of similar assets. These purchases and originations were primarily funded by principal repayments of $75.6 million on loans receivable, discounted loans receivable and mortgage-backed securities; an increase in deposits of $60.5 million; and the issuance of $17.9 million of Junior Subordinated Debt, partially offset by a $9.0 million decrease in borrowings.

Securities available for sale, which totaled $7.2 million at December 31, 1998, are carried at fair value and include $1.9 million of mortgage-backed securities, $2.8 million of marketable equity securities, $2.1 million of U.S Agency securities, and $380,000 of municipal securities. The balance of mortgage-backed securities decreased during 1998 by $1.0 million due to the sale of $372,000 and principal repayments of $645,000. Other security categories increased due to the purchase of $6.2 million of securities, which was offset by sales of $2.6 million. In addition during 1998 the Company started trading various FHLMC and FNMA stocks. At December 31, 1998, $693,000 of securities were classified as trading.

Deposits increased $60.5 million to $233.0 at December 31, 1998 after increasing by $21.8 million in 1997. The increase for the years is attributable to increased focus on attracting deposits to fund loan demand.

Borrowings decreased $8.9 million to $25.2 million at December 31, 1998. The decrease is primarily due to the increase in deposits and the issuance of $17.8 million of junior subordinated debt in November of 1998, primarily offset by the repayment of $2.7 million of advances and a $5.3 million note payable.

Custodial escrow balances for loans serviced declined $1.1 million to $5.3 million at December 31, 1998 . The custodial accounts relate to escrowed payments of taxes and insurance and the float on principal and interest payments on loans serviced either for Argo Savings or on behalf of others by an independent mortgage servicing operation. The custodial accounts related to loans serviced by others are maintained at Argo Savings in non-interest-bearing accounts. The custodial accounts associated with loans or purchased mortgage servicing rights serviced for Argo Savings are also maintained in noninterest-bearing accounts. At December 31, 1998 and 1997, $5.3 million and $6.4 million, respectively, of all custodial escrow balances pertain to loans subserviced on behalf of Argo Saving for portfolio loans, servicing retained loans, and purchased mortgage servicing rights. Due to the nature of custodial escrow deposits, balances may fluctuate widely on a day-to-day basis.

During 1998 the Company increased its authorized common shares to 9 million. In conjunction with this the Company decalared a four for one stock split. After restating the common shares for all periods presented for this stock split, common shares outstanding increased 46,560 shares to 2,004,896 at December 31, 1998. The increase is due to the exercise of stock options on 42,980 shares and the issuance of 3,580 shares under the stock purchase agreement with The Deltec Banking Corporation Limited. The shares were issued from authorized but unissued common stock.

During 1998, the Company also increased its authorized preferred shares to 1,000,000. In addition during 1998 the Company issued goodwill preferred stock to common stockholders of the Company. These shares entitle the holders to 75% of any settlement damages awarded, net of any related expenses, as a result of the Savings Bank's lawsuit against the United States seeking damages for breach of contract related to the elimination of supervisory goodwill in the computation of regulatory capital. See note 14 of the consolidated financial statements for a complete discussion.

PURCHASED MORTGAGE SERVICING RIGHTS

At December 31, 1998, the Savings Bank owned directly and indirectly, $5.1 million in PMSRs. The Banks principal investments in PMSRs is through a $4.6 million equity investment in a limited partnership. The limited partnership was established for the sole purpose of purchasing mortgage servicing rights. The Bank's ownership of PMSRs, as well as their investment in the limited partnership carry interest rate risk because the total amount of servicing fees earned, as well as the amortization of the investment in the servicing rights, fluctuates based on loan prepayments (affecting the expected average life of a portfolio of PMSRs). The rate of prepayment of mortgage loans may be influenced by changing national and regional trends, prevailing mortgage rates and the housing market in general. During periods of declining interest rates, as existed for most of 1998, many borrowers refinanced their mortgage loans. Accordingly, prepayments of mortgage loans increased and the loan administration income related to the mortgage loan servicing rights corresponding to a mortgage loan ceased as underlying loans were prepaid. Consequently, the market value of PMSRs tend to decrease during periods of declining interest rates, since greater prepayments can be expected. The income derived from and market value of the Bank's PMSRs and their investment in the limited partnership, therefore, may be adversely affected during periods of declining interest rates. The Bank accounts for its investment in the limited partnership using the equity method. Income or loss is recorded based upon information received from Dovenmuehle Mortgage, Inc. ("DMI"), which is a Delaware Corporation engaged principally in mortgage servicing activities. DMI obtains quarterly valuations from an independent appraiser for each limited partnership. The general partner recorded a valuation allowance for the twelve months ended December 31, 1998. The Bank's proportionate share of the valuation allowance was $1.4 million for the twelve months ended December 31, 1998. There can be no assurance that such reserves are adequate or additional reserves will not be required in the future.

ASSET QUALITY

Argo Bancorp and Argo Savings regularly review assets to determine proper valuation. Loans are reviewed on a regular basis and an allowance for loan losses is established when, in the opinion of management, the net realizable value of the property collateralizing the loan is less than the outstanding principal and interest, and the collectibility of the loan's principal and interest becomes doubtful. The allowance for loan losses totaled $940,000 and $814,000 at December 31, 1998 and 1997, respectively.

The total amount of loans (excluding discounted loans) 90 days or more past due at December 31, 1998 was $6.5 million or 2.80% of total loans receivable as compared to $5.5 million or 3.57% on December 31, 1997. The total amount of discounted loans 90 days or more past due at December 31, 1998 was $3.0 million or 24.3% of total discounted loans receivable. The total amount of discounted loans 90 days or more past due at December 31, 1997 was $6.2 million or 20.4% of total discounted loans receivable.

At December 31, 1998, Argo Bancorp had 90 properties totaling $3.9 million classified as foreclosed as compared to 113 properties totaling $4.3 million on December 31, 1997. The underlying properties at December 31, 1998 consist primarily of single family residences. The foreclosed real estate has been written down to its estimated net realizable value at December 31, 1998. The Savings Bank maintains an allowance for losses on foreclosed real estate. The balance totaled $332,000 and $92,000 at December 31, 1998 and 1997, respectively. The were no provisions or charge-offs recorded in 1998, compared to $238,000 and $538,000 of provisions and charge-offs, respectively during 1997.

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



                                                                               Years ended  December 31
                                       --------------------------------------------------------------------------------------------
                                                     1998                            1997                             1996
                                       -------------------------------  -------------------------------  --------------------------
                                                               Average                         Average                      Average
                                         Average                Yield/  Average                 Yield/   Average             Yield/
                                         Balance    Interest    Cost    Balance     Interest     Cost    Balance  Interest   Cost
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                (Dollars in thousands)
                  Assets

Interest-earning assets:
 Loans receivable (1)                   $194,378     16,624     8.55%   $180,964     17,321      9.57%    $151,384   15,057   9.95%
 Mortgage-backed securities                2,284        143     6.26       4,423        292      6.60        5,294      354   6.68
 Interest-earning deposits                10,066        608     6.04       6,573        364      5.54        2,103      421   4.84
 Investment securities                     5,428        252     4.64       5,247        289      5.51        4,176      242   5.80
                                        -----------------------------   ------------------------------    -------------------------
Total interest-earning assets            212,156     17,627     8.31     197,207     18,266      9.26      162,957   16,074   9.86
Noninterest-earning assets (2)            39,029                          39,260                            32,927
                                        --------                        --------                          --------
Total assets                            $251,185                        $236,467                          $195,884
                                        --------                        --------                          --------
                                        --------                        --------                          --------

   Liabilities and Stockholders' Equity

Interest-bearing liabilities:
 Deposits                               $188,680      9,414    4.99     $165,669     8,580       5.18     $130,163    6,433   4.94
 Custodial escrows                            --         --      --           21         1       5.10        1,209       78   6.45
 FHLB advances and other borrowings       29,260      2,091    7.15       41,140     2,705       6.58       41,909    2,572   6.14
 Guaranteed preferred beneficial
 interest in the Corporation's junior
 subordinated debt                         2,519        272   10.80
                                        -----------------------------   ------------------------------    -------------------------

Total interest-bearing liabilities       220,459     11,777    5.34      206,830    11,286       5.46      173,281    9,083   5.24
Other liabilities                         12,139                          11,827                            10,340
                                        --------                        --------                          --------
Total liabilities                        232,598                         218,657                           183,621

Equity                                    18,587                          17,810                            12,263
                                        --------                        --------                          --------
Total liabilities and equity            $251,185                        $236,467                          $195,884
                                        --------                        --------                          --------
                                        --------                        --------                          --------

Net interest income/interest
 rate spread (3)                                      5,850    2.97%                 6,980       3.80%               6,991    4.62%
                                                      --------------                 -----------------            -----------------
                                                      --------------                 -----------------            -----------------
Net interest-earning assets/
(liabilities)/net interest
margin (4)                              $ (8,303)              2.76%    $(9,623)                 3.54%    $(10,324)           4.29%
                                        ---------              -----    --------                 -----    ---------           -----
                                        ---------              -----    --------                 -----    ---------           -----
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities                                0.96x                                    0.95x                    0.94x
                                            -----                                    -----                    -----
                                            -----                                    -----                    -----



----------

(1) Loans receivable include loans held for sale, portfolio loans receivable and discount loans receivable.
(2) Included in the balances are PMSRs of approximately $5.1 million, $6.7 million and $5.3 million in 1998, 1997, and 1996 respectively.
(3) Interest rate spread represents the difference between the average yield on total interest-earning assets and the average cost of total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

RESULTS OF OPERATIONS

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED
         DECEMBER 31, 1998 TO THE YEAR ENDED DECEMBER 31, 1997

GENERAL. Net income for the year ended December 31, 1998 was $531,000 or $.26 per share (on a diluted basis), compared to net income of $823,000 or $.39 per share (on a diluted basis) in 1997. The decrease in net income was due to various factors, including a decrease in the net interest margin, a loss on the investment in limited partnership, offset by a gain on the sale of a branch location.

INTEREST INCOME Interest income decreased by $639,000 or 3.5% to $17.6 million for the year ended December 31, 1998 from $18.3 million for the same period last year. The decrease was primarily the result of a 95 basis point decline in the average yield on average interest earning assets to 8.31% in 1998 from 9.26% in 1997. This was primarily due to the decline in yield on loans receivable of 102 basis points. .Partially offsetting this decrease was an overall increase of $14.9 million in the average balance of interest-earning assets to $212.2 million in 1998 from $197.2 million in 1997.

INTEREST EXPENSE. Interest expense increased $491,000 or 4.35% to $11.8 million in 1998 from $11.3 million in 1997, primarily as a result of a higher average balance of interest-bearing liabilities. The average balance of interest-bearing liabilities increased $13.6 million to $220.5 million from $206.8 million in 1997. Partially offsetting this increase in average balances was a 12 basis point decline in the average cost of interest-bearing liabilities to 5.34% in 1998 from 5.46% in 1997.

NET INTEREST INCOME. Net interest income decreased by $1.1 million to $5.9 million for the twelve months ended December 31, 1998 from $7.0 million for the same period last year. The net interest margin decreased from 3.54% in 1997 to 2.76% in 1998. The interest rate spread decreased to 2.97% in 1998 from 3.80% in 1997.

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



                                                 1998 compared to 1997                     1997 compared to 1996
                                         -----------------------------------         -----------------------------------
                                               Increase (decrease) Due to                 Increase (decrease) Due to
                                         -----------------------------------         -----------------------------------
                                          Volume        Rate             Net          Volume         Rate          Net
-------------------------------------------------------------------------------------------------------------------------
                                                                            (In thousands)
Interest-earning assets:
 Loans receivable, net                    $1,284       $(1,981)         $(697)        $2,943        $(679)       $2,264
 Mortgage-backed securities                 (141)           (9)          (150)           (58)          (3)          (61)
 Interest-earning deposits
  and investment securities                  204             4            208            304         (315)          (11)
-------------------------------------------------------------------------------------------------------------------------
Total                                      1,346        (1,985)          (639)         3,189         (997)        2,192
-------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
 Deposits                                  1,192          (358)           834          1,755          392         2,147
 Custodial escrows                            (1)           --             (1)           (77)          --           (77)
 FHLB advances and other
  Borrowings                                (782)          168           (614)           (47)         180           133
-------------------------------------------------------------------------------------------------------------------------
 Guaranteed preferred beneficial
  interest in the Corporation's
  junior subordinated debt                   272             0            272             --           --            --
-------------------------------------------------------------------------------------------------------------------------
Total                                        681          (190)           491          1,631          572)        2,203
-------------------------------------------------------------------------------------------------------------------------
Net change in interest income             $  665       $(1,795)       $(1,130)        $1,558      $(1,569)         $(11)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


PROVISION FOR LOAN LOSSES. A provision of $355,000 was recorded during 1998, resulting in an allowance for loan losses of $940,000 or .40% of total loans receivable, excluding discounted loans receivable and 14.47% of total non-performing loans, excluding discounted loans receivable, at December 31, 1998. The loan loss provision in 1997 was $210,000 and the allowance for loan losses balance at December 31, 1997 was $814,000 or .53% of loans receivable, excluding discounted loans receivable. The increase in the provision for loan losses was primarily due to the increase in non accrual loans. Non accrual loans increased by $993,000 during the year or 18%. In the determination of the provision for loan losses and adequacy of the corresponding allowance for loan losses, management considers changes in the asset quality, charge off experience and economic conditions.

NON-INTEREST INCOME. Non-interest income increased $2.1 million to $17.7 million in 1998 from $15.6 million in 1997. This increase was primarily the result of a $976,000 gain recorded on the sale of the Gurnee branch, a $567,000 increase in loan servicing fees, an aggregate increase of $574,000 in gains on sale of loans receivable, discounted loans receivable, securities available-for-sale, net gains on trading account securities and foreclosed real estate. In addition, data processing income increased by $1.3 million as a result of increased revenues at the On-Line subsidiary. Other miscellaneous income also increased by $212,000 primarily as a result of increased sales of add-on features by On-Line. Partially offsetting the increases to non-interest income was a decline of $1.7 million in limited partnership income which was the result of losses totaling $1.4 million recorded on the Company's investment in the limited partnership. The general partner recorded a valuation allowance for the twelve months ended December 31, 1998.and the Bank's proportionate share of the valuation allowance was $1.4 million There can be no assurance that such valuation allowance is adequate or additional valuation allowance adjustments will not be required in the future.

NON-INTEREST EXPENSE. Non-interest expense increased by $1.4 million or 6.7% to $22.8 million in 1998 from $21.4 million in 1997. This increase was primarily due to a $660,000 increase in occupancy & equipment expenses and a $723,000 increase in data processing costs of services. The occupancy and equipment increase was primarily the result of significant leasehold improvements at the Savings Bank's Margo subsidiary, increased property tax accruals as a result of increased assessments, hardware purchases, and software upgrades at On-Line, as well as the opening of two permanent branch locations within the City limits of Chicago; Illinois. The increase in data processing costs of services was due to the growth of hardware and software sales at On-Line.

INCOME TAX EXPENSE. The Company recorded a tax benefit of $208,000 for the twelve months ended December 31, 1998 compared to a tax provision of $123,000 for the same period in 1997. The 1998 tax benefit resulted from recognizing low-income housing tax credits totaling $250,000. The Company has low-income housing tax credit carryforwards in the amount of $595,000 expiring in 2012 and 2018. In addition, the Company has federal net operating loss carryforwards of approximately $212,000 expiring in 2004 and state net operating loss carryforwards of $2,628,000 expiring in 2012 through 2018.


COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED
         DECEMBER 31, 1997 TO THE YEAR ENDED DECEMBER 31, 1996

GENERAL. Net income for the year ended December 31, 1997 was $823,000 or $.39 per share (on a diluted basis), compared to net income of $1.3 million, or $.90 per share (on a diluted basis), in 1996.

INTEREST INCOME. Interest income increased $2.2 million or 13.6% to $18.3 million in 1997 from $16.1 million in 1996. The increase is primarily due to the increase of $34.2 million in the average balance of interest-earning assets to $197.2 million in 1997 from $163.0 million in 1996. Partially offsetting this increase was a 60 basis point decrease in the average yield on interest-earning assets to 9.26% in 1997 from 9.86% in 1996.

INTEREST EXPENSE. Interest expense increased $2.2 million or 24.25% to $11.3 million in 1997 from $9.1 million in 1996, primarily as a result of a higher average balance of interest-bearing liabilities. The average balance of interest-bearing liabilities increased $33.5 million to $206.8 million from $173.3 million in 1996. Also contributing to the increase in interest expense was a 22 basis point increase in the average cost of funds from 5.24% in 1996 to 5.46% in 1997.

NET INTEREST INCOME. Net interest income for the year remained relatively unchanged from 1996 at $7.0 million. The net interest margin decreased from 4.29% in 1996 to 3.54% in 1997. The interest rate spread decreased to 3.80% in 1997 from 4.62% in 1996.

PROVISION FOR LOAN LOSSES. A provision of $210,000 was recorded during 1997, resulting in an allowance for loan losses of $814,000 or .53% of total loans receivable, excluding discounted loans receivable, and 14.73% of total nonperforming loans, excluding discounted loans receivable, at December 31, 1997. The loan loss provision in 1996 was $248,000 and the allowance for loan losses balance at December 31, 1996 was $665,000 or .53% of loans receivable, excluding discounted loans receivable

NON-INTEREST INCOME. Non-interest income increased $1.4 million to $15.6 million in 1997 from $14.2 million in 1996. The increase is primarily due to a $931,000 increase in fees attributable to Margo's operation, a $475,000 increase in gains on sales of securities, a $417,000 increase in data processing income, a $702,000 increase in other income primarily attributable to other ancillary income at On-Line, and a $385,000 increase in gains on sales of foreclosed real estate. Offsetting these increases was a $1.6 million decrease in gains on sales of discounted loans receivable.


NON-INTEREST EXPENSE. Non-interest expense increased $2.1 million to $21.4 million in 1997 from $19.3 million in 1996. This increase was primarily due to increases in occupancy, professional fees, data processing cost of services, and other expenses. Occupancy increased $670,000 primarily due to significant leasehold improvement at On-Line, as well as the opening of Argo Savings' permanent branch location on the west side of Chicago, Illinois. The $473,000 increase in professional fees was caused by a non-recurring one-time charge for legal and accounting fees. Data processing costs of services increased $1.3 million due to significant increases in hardware and software costs of sales by On-Line as a result of growth in the hardware and software sales division. Also contributing to the increase in data processing costs of services were increases in various third party data communication charges. The $129,000 increase in other expenses was partially due to Margo being fully operational in 1997 as well as increases at other subsidiaries. Offsetting these increases in noninterest expenses is the significant decrease in federal deposit insurance premiums as a result of the one time SAIF assessment of $789,000 during the year ended December 31, 1996.

INCOME TAX EXPENSE. The provision for income tax expense decreased $220,000 to $123,000 for the year ended December 31, 1997. The decrease was primarily due to a decrease of pretax income of $731,000 and the utilization of approximately $202,000 in available tax credits primarily attributable to the Company's investment in low-income housing partnerships

LEGISLATIVE MATTERS

Legislation enacted in 1996 provided that BIF and SAIF would merge by January 1, 1999, if there were no savings associations in existence on that date. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS have been introduced in Congress. Argo Savings is unable to predict whether such legislation would be enacted or the extent to which the legislation would restrict or disrupt its operations.

RECENT AND PROPOSED CHANGES IN ACCOUNTING RULES

Statement of Financial Accounting Standards (Statement) No. 133 on derivatives will, in 2000, require all derivatives to be recorded at fair value in the balance sheet, with changes in fair value charged or credited to income. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item. Under the new standard, securities held-to-maturity can no longer be hedged, except for changes in the issuer's creditworthiness. Therefore, upon adoption of Statement No. 133, companies will be able to reclassify held-to-maturity securities to either trading or available-for-sale, provided certain criteria are met. This Statement may be adopted early at the start of a calendar quarter. Since the Company has no significant derivative instruments or hedging activities, adoption of Statement No. 133 is not expected to have a material impact on the Company's financial statements.
Management has not decided whether to adopt Statement No. 133 early.

Statement No. 134 on mortgage banking will, in 1999, allow mortgage loans that are securitized to be classified as trading, available-for-sale, or, in certain circumstances, held-to-maturity. Currently, these must be classified as trading. Since the Company has not securitized mortgage loans, Statement No. 134 is not expected to affect the Company.

American Institute of Certified Public Accountants Statement of Position ("SOP") 98-1, effective in 1999, sets the accounting requirements to capitalize costs incurred to develop or obtain software that is to be used solely to meet internal needs. Costs to capitalize are those direct costs incurred after the preliminary project stage, up to the date when all testing has been completed and the software is substantially ready to use. All training costs, research and development costs, costs incurred to convert data, and all other general and administrative costs are to be expensed as incurred. The capitalized cost of internal-use software is amortized over its useful life and reviewed for impairment using the criteria in Statement No. 121. Statement of Position 98-1 is not expected to have a material impact on the Company.

SOP 98-5, also effective in 1999, requires all start-up, pre-opening, and organization costs to be expensed as incurred. Any such costs previously capitalized for financial reporting purposes must be written off to income at the start of the year. Statement of Position 98-5 is not expected to have a material impact on the Company.

YEAR 2000 DISCUSSIONS

The year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems.

The federal banking regulators have recently issued guidelines establishing minimum safety and soundness standards for achieving Year 2000 compliance. The guidelines, which took effect October 15, 1998 and apply to all FDIC-insured depository institutions, establish standards for developing and managing Year 2000 project plans, testing remediation efforts and planning for contingencies. The guidelines previously issued by the agencies under the auspices of the Federal Financial Institutions Examination Council (the "FFIEC") are not intended to replace or supplant the FFIEC guidelines which will continue to apply to all federally insured depository institutions.

The guidelines were issued under the section 39 of the Federal Deposit Insurance Act (the "FDIA"), as amended, which requires the federal banking regulators to establish standards for the safe and sound operation of federally insured depository institutions. Under section 39 of the FDIA, if an institution fails to meet any of the standards established in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving compliance. If an institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Such an order is enforceable in court in the same manner as a cease and desist order. Until the deficiency cited in the regulator's order is cured, the regulator may restrict the institution's rate of growth or require the institution to take any action the regulator deems appropriate under the circumstances. In addition to the enforcement procedures established by the regulatory guidelines there may also be grounds for other enforcement action by the federal banking regulators, including cease and desist orders and civil money penalty assessments.

In 1996, the Company established an internal technology committee to identify and/or resolve issues related to the year 2000 change. This committee has inventoried all of the systems used by the Company, and has identified those which are deemed "critical" to its business. The committee is charged with administering the strategic plan for Year 2000 compliance as developed by the Company. The plan follows guidelines set forth by the FFIEC.

The status of each of the five phases of the FFIEC Year 2000 plan are:


               1. Awareness                 100% complete
               2. Assessment                100% complete
               3. Renovation                100% complete
               4. Validation                 80% complete
               5. Implementation             80% complete


The 20% of validation which remains consists of two issues. The Bank's General Ledger system with updated software to accommodate Year 2000 needs to be tested and the Bank's Fed-Line system is also scheduled to be tested in April 1999.

On-Line has initiated a Company-wide program to prepare On-Line's computer systems and applications for the year 2000, which includes due diligence efforts, certain program remediation, and testing of all date-sensitive hardware and operating systems, financial application systems product offering, and other ancillary interface applications and systems. On-Line expects to incur primarily internal staffing and consulting services expenses related to internal Year 2000 efforts, as well as costs for software tools and a dedicated testing platform. In addition to the direct and indirect costs necessary for On-Line to meet its contractual and regulatory requirements for its existing and future clients to ensure "Year 2000 Readiness", On-Line will also incur certain costs related to optional subscription services for its clients to perform their own Year 2000 testing both at On-Line's facility and from their institution locations. Costs associated with these optional services are expected to be offset by revenues earned from providing these testing services.

While the Company will incur some expenses during the next year, the Company has not identified any situations at this time that will require material cost expenditures to become fully compliant. It is impossible at this time to quantify the estimated future costs due to possible business disruption caused by vendors, suppliers, customers, or even the possible loss of electric power or phone service; however, such cost could be substantial.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As part of its normal operations, the Savings Bank is subject to interest-rate risk on the interest-sensitive assets it invests in and the interest-sensitive liabilities it borrows. The investment committee, which includes members of senior management and directors, monitors and determines the strategy of managing the rate and sensitivity repricing characteristics of the individual asset and liability portfolios the Savings Bank maintains. The overall goal is to manage this interest rate risk to most efficiently utilize the Savings Bank's capital, as well as to maintain an acceptable level of change to its net portfolio value ("NPV"), and net interest income. The Savings Bank Strategy is to minimize the impact of sudden and sustained changes in interest rates on NPV and its net interest margin.

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

Interest rate sensitivity analysis is used to measure the Savings Bank's interest rate risk by calculating the estimated change in the NPV of its cash flows from interest sensitive assets and liabilities, as well as certain off-balance sheet items, in the event of a series of sudden and sustained changes in interest rates ranging from 100 to 400 basis points. Management assumes that a 200 basis point movement up or down is considered reasonable and plausible for purposes of managing its interest-rate risk on a day-to-day basis. NPV is the market value of portfolio equity and is computed as the difference between the market value of assets and the market value of liabilities, adjusted for the value of off-balance sheet items. The following table presents the Savings Bank's projected change in NPV for the various rate shocks as of December 31, 1998 and 1997.


-------------------------------------------------------------------------------------------------------
                                                                                 Estimated increase
                                                                                  (decrease) IN NPV
     Change in                                               Estimated          -----------------------
   Interest rate                                                NPV             Amount          Percent
-------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
        1998:
400 basis point rise                                           $9,335         $(19,421)           (68)%
300 basis point rise                                           15,770          (12,986)           (45)
200 basis point rise                                           21,493           (7,263)           (25)
100 basis point rise                                           25,932           (2,824)           (10)
Base scenario                                                  28,756               --             --
100 basis point decline                                        29,939            1,183              4
200 basis point decline                                        30,471            1,715              6
300 basis point decline                                        31,375            2,619              9
400 basis point decline                                        31,863            3,107             11
-------------------------------------------------------------------------------------------------------

        1997:
400 basis point rise                                          $19,624          $(8,816)           (31)%
300 basis point rise                                           23,536           (4,903)           (17)
200 basis point rise                                           26,708           (1,731)            (6)
100 basis point rise                                           28,501               62             --
Base scenario                                                  28,440               --             --
100 basis point decline                                        27,246           (1,194)            (4)
200 basis point decline                                        25,956           (2,483)            (9)
300 basis point decline                                        24,978           (3,462)           (12)
400 basis point decline                                        24,296           (4,144)           (15)
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

The Savings Bank is more sensitive to a sudden rise in interest rates at December 31, 1998 as compared to December 31, 1997. However, a decline in interest rates would be beneficial to the Savings Bank at December 31, 1998 compared to December 31, 1997, where a decline in rates produces lower results.

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

The Savings Bank does not use derivative instruments to control interest rate risk. In addition, interest rate risk is the most significant market risk affecting the Savings Bank. Other types of market risk, such as foreign currency exchange risk and commodity price risk, do not arise in the normal course of the Company's business activities and operations.

                       ARGO BANCORP, INC. AND SUBSIDIARIES

                                Summit, Illinois

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                                Summit, Illinois

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996


                                    CONTENTS





REPORT OF INDEPENDENT ACCOUNTANTS...............................   A-17


CONSOLIDATED FINANCIAL STATEMENTS

 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION.................   A-18

 CONSOLIDATED STATEMENTS OF OPERATIONS..........................   A-19

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY................   A-20

 CONSOLIDATED STATEMENTS OF CASH FLOWS..........................   A-21

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.....................   A-23


                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Argo Bancorp, Inc.
Summit, Illinois


We have audited the accompanying consolidated statement of financial condition of Argo Bancorp, Inc. and Subsidiaries (the Company) as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated financial statements of the Company as of December 31, 1997, and for the two years then ended, were audited by other auditors whose report dated March 24, 1998 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Argo Bancorp, Inc. and Subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                          Crowe, Chizek and Company LLP

Oak Brook, Illinois
March 5, 1999

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 1998 and 1997
                             (Dollars in thousands)
-------------------------------------------------------------------------------


                                                                         1998          1997
ASSETS
Cash                                                                   $  3,276     $  6,211
Interest-earning deposits                                                 6,880        2,466
                                                                       --------     --------
 Total cash and cash equivalents                                         10,156        8,677
Trading account securities                                                  693           --
Securities available-for-sale                                             7,208        4,974
Loans receivable, net of allowance for loan losses of $940 and $814     232,788      153,808
Discounted loans receivable, net                                         12,401       30,550
Stock in Federal Home Loan Bank of Chicago                                1,911        3,271
Foreclosed real estate, net of allowance for losses of $332 and $92       3,875        4,251
Premises and equipment, net                                              10,707       11,235
Mortgage loan servicing rights                                              593          794
Investment in limited partnership                                         4,469        5,912
Software licensing rights                                                 1,731        1,338
Debt issuance costs related to junior subordinated debt, net              1,657         --
Accrued interest receivable                                               2,024        1,725
Prepaid expenses and other assets                                        16,805        9,763
                                                                      ---------    ---------

 Total assets                                                          $307,018     $236,298
                                                                      ---------    ---------
                                                                      ---------    ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
 Deposits                                                              $232,980     $172,469
 Borrowed money                                                          25,227       34,156
 Advance payments by borrowers for taxes and insurance                      853          741
 Accrued interest payable                                                   661          264
 Custodial escrow balances for loans serviced for others                  5,340        6,400
 Other liabilities                                                        5,759        4,164
 Junior subordinated debt                                                17,784           --

Stockholders' equity
 Preferred stock                                                              3           --
 Common stock                                                                20            5
 Additional paid-in capital                                               8,829        8,570
 Retained earnings - substantially restricted                            10,084        9,915
 Common stock acquired by
  Employee Stock Ownership Plan                                             --          (57)
  Management Recognition Plan                                             (284)        (296)
 Accumulated other comprehensive loss                                     (238)         (33)
                                                                      ---------    ---------

 Total stockholders' equity                                             18,414       18,104
                                                                      ---------    ---------

 Total liabilities and stockholders' equity                           $307,018     $236,298
                                                                      ---------    ---------
                                                                      ---------    ---------



          See accompanying notes to consolidated financial statements.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years ended December 31, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------


                                                              1998        1997        1996
-------------------------------------------------------------------------------------------
INTEREST INCOME
 Loans receivable                                          $14,445     $12,072    $11,370
 Discounted loans receivable                                 2,179       5,249      3,687
 Mortgage-backed securities available-for-sale                 143         293        354
 Interest-earning deposits                                     608         364        421
 Securities available-for-sale                                 252         288        242
                                                           --------    --------   --------
  Total interest income                                     17,627      18,266     16,074
                                                           --------    --------   --------

INTEREST EXPENSE
 Deposits                                                    9,414       8,580      6,433
 Custodial escrows                                            --             1         78
 Borrowed money                                              2,091       2,705      2,572
 Junior subordinated debt                                      272        --         --
                                                           --------    --------   --------
  Total interest expense                                    11,777      11,286      9,083
                                                           --------    --------   --------

NET INTEREST INCOME                                          5,850       6,980      6,991

Provision for loan losses                                      355         210        248
                                                           --------    --------   --------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          5,495       6,770      6,743
                                                           --------    --------   --------

NONINTEREST INCOME
 Loan servicing income                                       1,626         962         85
 Net gain (loss) on sale of
  Loans held for sale                                          853         217        246
  Discounted loans receivable                                  695         279      1,843
  Foreclosed real estate                                      (228)         19       (366)
  Securities available-for-sale                                234         710        235
  Profits on trading account activity                          245          --         --
  Branch location                                              976          --         --
 Fees and service charges                                      702         477        520
 Data processing income                                     12,800      11,528     11,111
 Net income (loss) on investment in limited partnership     (1,399)        341        352
 Other                                                       1,171       1,052        168
                                                           --------    --------   --------
  Total noninterest income                                  17,675      15,585     14,194
                                                           --------    --------   --------

NONINTEREST EXPENSE
 Compensation and benefits                                   8,828       8,799      8,731
 Occupancy and equipment                                     5,596       4,930      4,260
 Federal deposit insurance premiums                            112         102      1,072
 Loan expense                                                  816         620        218
 Professional fees                                             992       1,261        788
 Advertising and promotion                                     344         382        305
 Goodwill amortization                                         102         104        108
 Data processing cost of services                            3,529       2,806      1,542
 Software expense                                            1,379         865        705
 Other                                                       1,149       1,540      1,531
                                                           --------    --------   --------
  Total noninterest expense                                 22,847      21,409     19,260
                                                           --------    --------   --------

Income before income taxes                                     323         946      1,677

Income tax expense (benefit)                                  (208)        123        343
                                                           --------    --------   --------

Net income                                                 $   531     $   823    $ 1,334
                                                           --------    --------   --------
                                                           --------    --------   --------

Per share amounts
 Basic                                                     $   .27     $   .43    $  1.07
 Diluted                                                       .26         .39        .90


          See accompanying notes to consolidated financial statements.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
                   EQUITY Years ended December 31, 1998, 1997,
                   and 1996 (Dollars in thousands, except per
                                   share data)

-------------------------------------------------------------------------------


                                                                                 Common    Common    Accumulated
                                                                                 Stock     Stock     Other Com-     Total
                                                           Additional           Acquired  Acquired   Prehensive    Stock-
                                        Preferred  Common   Paid-in    Retained    by        by        Income      Holders'
                                          Stock    Stock    Capital    Earnings   Esop       Mrp       (Loss)      Equity
                                        ---------  ------  ----------  -------- --------  --------   -----------  ---------
Balance at December 31, 1995            $   --      $ 3     $2,739     $8,322    $(177)    $ (50)      $  42       $10,879

Comprehensive income:
 Net income                                 --       --         --      1,334       --        --          --         1,334
 Other comprehensive loss                   --       --         --         --       --        --         (30)          (30)
                                                                                                                   --------
  Total comprehensive income                                                                                         1,304
Proceeds from issuance of stock             --        1      4,026         --       --        --          --         4,027
Release of ESOP shares                      --       --         38         --       60        --          --            98
Proceeds from exercise of stock
 options                                    --       --        430         --       --        --          --           430
Tax benefits of stock options exercised     --       --        149         --       --        --          --           149
Cash dividends ($.175 per share)            --       --         --       (212)      --        --          --          (212)
Purchase of additional MRP shares           --       --         --         --       --      (115)         --          (115)
                                        -------    ------  --------    -------  --------   ------      ------      --------

Balance at December 31, 1996                --        4      7,382      9,444     (117)     (165)         12        16,560

Comprehensive income:
 Net income                                 --       --         --        823       --        --          --           823
 Other comprehensive loss                   --       --         --         --       --        --         (45)          (45)
                                                                                                                    -------

  Total comprehensive income                                                                             778
Proceeds from issuance of stock             --        1        411         --       --        --          --           412
Release of ESOP shares                      --       --         50         --       60        --          --           110
MRP stock awards earned                     --       --         --         --       --        12          --            12
Proceeds from exercise of stock
 options                                    --       --        525         --       --        --          --           525
Tax benefits of stock options
 exercised                                  --       --        145         --       --        --          --           145
Cash dividends ($.18 per share)             --       --         --       (352)      --        --          --          (352)
Purchase of additional MRP shares           --       --         --         --       --      (486)         --          (486)
Proceeds from sale of MRP shares            --       --         57         --       --       343          --           400
                                        -------    ------  --------    -------  --------   ------      ------       -------
Balance at December 31, 1997                --        5      8,570      9,915      (57)     (296)        (33)       18,104

Comprehensive income:
 Net income                                 --       --         --        531       --        --          --           531
 Other comprehensive loss                   --       --         --         --       --        --        (205)         (205)
                                                                                                                    -------
  Total comprehensive income                                                                             326
Release of ESOP shares                      --       --         48         --       57        --          --           105
MRP stock awards earned                     --       --         --         --       --        12          --            12
Proceeds from exercise of stock
 options                                    --       --        186         --       --        --          --           186
Tax benefits of stock options
 exercised                                  --       --         40         --       --        --          --            40
Four-for-one stock split                    --       15        (15)        --       --        --          --            --
Preferred stock dividend                     3       --         --         (3)      --        --          --            --
Cash dividends ($.185 per share)            --       --         --       (359)      --        --          --          (359)
                                        -------    ------  --------    -------  --------   ------      ------      --------
Balance at December 31, 1998            $    3      $20     $8,829    $10,084    $  --     $(284)      $(238)      $18,414
                                        -------    ------  --------    -------  --------   ------      ------      --------
                                        -------    ------  --------    -------  --------   ------      ------      --------

          See accompanying notes to consolidated financial statements.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1998, 1997, and 1996
                             (Dollars in thousands)

--------------------------------------------------------------------------------


                                                               1998       1997        1996
                                                            --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                 $    531    $    823    $  1,334
 Adjustments to reconcile net income to net cash from
  operating activities
   Depreciation and amortization                               2,154       2,176       1,435
   Accretion of discounts and deferred loan fees              (1,867)     (1,032)       (774)
   Deferred income tax expense (benefit)                        (534)       (249)        261
   Provision for losses on loans receivable
     and foreclosed real estate                                  355         248         487
   Loss (gain) on sale of
      Loans held for sale                                       (853)       (217)       (246)
      Discounted loans receivable                               (695)       (279)     (1,843)
      Securities available-for-sale                             (234)       (710)       (235)
      Trading account securities                                (245)         --          --
      Foreclosed real estate                                     228         (19)        366
      Branch location                                           (976)         --          --
   Net change in trading account activity                       (448)         --          --
   Net change in investment in limited partnership             1,443      (1,731)     (1,231)
   Loans originated and purchased for sale, net              (33,751)     25,884      12,359
   Proceeds from sale of discounted loans receivable          10,827      20,990       9,358
   Goodwill amortization                                         102         104         108
   Amortization of purchased loan servicing rights               201         169        --
   MRP stock and ESOP shares earned                              117         122          98
   Decrease (increase) in accrued interest receivable and
     prepaid expenses and other assets                        (5,489)      1,571      (3,689)
   Increase (decrease) in accrued interest payable
     and other liabilities                                     1,433        (736)      1,500
                                                            --------    --------    --------

   Net cash from operating activities                        (27,701)     47,114      19,288
                                                            --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Loans originated and purchased for portfolio, net        (37,708)    (61,368)    (54,382)
    Proceeds from maturities of and principal
      repayments on securities available-for-sale                645         855       1,360
    Proceeds from sale of
       Securities available-for-sale                           2,993       8,668         742
       Stock in Federal Home Loan Bank of Chicago              1,360         157          --
       Foreclosed real estate                                  3,010       4,543       1,968
       Purchased loan servicing rights                            --         120          --
       Premises and equipment                                     89          --          19
       Gurnee branch, net of cash and cash equivalents       (11,965)         --          --
    Purchase of
       Securities available-for-sale                          (6,157)     (8,088)       (152)
       Premises and equipment                                 (2,065)     (3,553)     (5,849)
       Stock in Federal Home Loan Bank of Chicago                 --          --        (759)
       Net cash received in purchase of subsidiary                --          --          67
    Software licensing rights                                   (393)         --          --
    Cash paid to former stockholders of On-Line                 (454)         --          --
                                                            --------    --------    --------

       Net cash from investing activities                    (50,645)    (58,666)    (56,986)
                                                            --------    --------    --------



          See accompanying notes to consolidated financial statements.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1998, 1997, and 1996
                             (Dollars in thousands)

--------------------------------------------------------------------------------


                                                                1998         1997         1996
                                                              --------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in deposits                                     $ 73,760    $  21,842    $  27,143
 Proceeds from borrowed money                                   74,003       88,433      118,671
 Repayment of borrowed money                                   (82,932)    (105,156)    (105,974)
 Proceeds from issuance of junior subordinated debentures,
   net of debt issuance expenses                                16,115           --           --
 Purchase of MRP shares                                             --         (486)        (115)
 Proceeds from stock issuance                                       --          412        4,027
 Proceeds from sale of MRP stock                                    --          400           --
 Proceeds from exercise of stock options                           186          525          430
 Dividends paid                                                   (359)        (352)        (212)
 Net change in advance payment by borrowers for taxes
   and insurance                                                   112          717         (143)
 Net change in custodial balances for loans serviced            (1,060)         618       (3,914)
                                                              ---------    ---------    ---------
    Net cash from financing activities                          79,825        6,953       39,913
                                                              ---------    ---------    ---------

Net change in cash and cash equivalents                          1,479       (4,599)       2,215

Cash and cash equivalents at beginning of year                   8,677       13,276       11,061
                                                              ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                      $ 10,156     $  8,677     $ 13,276
                                                              ---------    ---------    ---------
                                                              ---------    ---------    ---------
Supplemental disclosures of cash flow information
 Cash paid during the year for
  Interest                                                    $ 11,380     $ 11,196     $  8,980
  Income taxes                                                      15           76          400

Supplemental disclosure of noncash investing and
 financing activities
  Sale of Gurnee branch
   Assets sold                                                $    351     $     --    $       --
   Cash paid                                                    12,316           --            --
                                                              ---------    ---------    ---------
    Net liabilities sold                                      $ 11,965     $     --    $       --
                                                              ---------    ---------    ---------
                                                              ---------    ---------    ---------

    Transfer of loans to foreclosed real estate                  3,102        4,955        4,285


          See accompanying notes to consolidated financial statements.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include Argo Bancorp, Inc. (Argo Bancorp or the Company) and its wholly-owned subsidiaries, Argo Federal Savings Bank, FSB (Argo Savings or the Savings Bank) and On-Line Financial Services, Inc. (On-Line); the Savings Bank's wholly-owned subsidiaries, Argo Mortgage Corporation and Dolton-Riverdale Savings Service Corporation and its majority owned subsidiary, Margo Financial Services LLC; and Argo Bancorp's consolidated joint venture, Empire/Argo Mortgage LLC. Intercompany transactions and balances are eliminated in consolidation.

The Company, through its subsidiaries, provides a full range of financial services and data processing services through its locations in Cook County, Illinois. The Savings Bank's primary business is the solicitation of savings deposits from the general public and the purchase or origination of loans secured by one-to-four-family residential real estate. In addition, the Savings Bank sells mortgage loans on a service released basis into the secondary market, has an ATM network, and has investments in a partnership which owns purchased mortgage servicing rights. Through its nonbank subsidiaries, the Savings Bank also provides mortgage banking activities that focus on the purchase and sale of mortgage loans into the secondary market. On-Line provides a full range of computer services to bank, thrift, and other clients. In addition, through the Company's joint venture, the Company is involved in the purchase and disposition of discounted loans.

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, amortization period of debt issuance costs, amortization of software licensing rights, and valuation of the limited partnership investment are particularly subject to change.

SECURITIES: Securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses, net of taxes, reported in other comprehensive income. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.


                                  (Continued)

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities.

LOANS: Loans are reported at the principal balance outstanding, net of unearned discounts, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

DISCOUNTED LOANS RECEIVABLE: The Company purchases loans, predominately secured by single-family homes, at moderate to deep discounts. The moderate discount loans have been historically performing loans whereas the deep discount loans have been nonperforming. These loans receivable are stated at unpaid principal balance less unearned discount. Discounts on the performing loans are accreted to interest income over the contractual life of the related loans using the interest method. Discounts on purchased loans for which the collection of principal and interest is not probable are only recognized in income when the loan is sold or paid in full. Management evaluates collectibility of the portfolio of discounted loans receivable on an aggregate pool basis.
There was no impairment expense recorded in 1998, 1997, or 1996.

MORTGAGE LOANS HELD FOR SALE: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.


                                  (Continued)

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FORECLOSED REAL ESTATE: Foreclosed real estate acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the asset useful lives on a straight-line basis.

INVESTMENT IN LIMITED PARTNERSHIP: The investment in limited partnership is carried at the lower of fair value or the equity investment. The cost of acquiring the rights to service mortgage loans is capitalized at the partnership level as are other loan servicing costs. Valuations are performed by management of the Company on a quarterly basis, and an independent valuation is performed at least annually by the partnership.

SERVICING RIGHTS: The Company does not service loans sold. Purchased servicing rights are recognized as assets and expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

SOFTWARE LICENSING RIGHTS: The cost of software licensing rights acquired and other product conversion costs at On-Line are capitalized and amortized to expense on a straight-line basis over periods of 5 to 7 years.

INTANGIBLES: The cost in excess of fair value of net assets acquired (goodwill) in business combinations is amortized to expense over 15 years for banking acquisitions and 20 years for the On-Line acquisition, using the straight-line method.

INCOME TAXES: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

CASH AND CASH EQUIVALENTS: Cash and interest-earning deposits with banks with original maturities less than 90 days are considered to be cash and cash equivalents. The Company reports net cash flows for customer loan and deposit activity.


                                  (Continued)

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

EARNINGS PER SHARE: Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares, adjusted for the dilutive effects of outstanding stock options and the management retention plan.

COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

INDUSTRY SEGMENTS: Internal financial information is primarily reported and aggregated into four lines of business; banking, acquisition of discount loans, mortgage banking, and data processing.

FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties, and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

NEW ACCOUNTING PRONOUNCEMENTS: Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.

Mortgage loans originated in mortgage banking can be converted into securities, although the Company has historically had no such securitizations. A new accounting standard for 1999 will allow classifying these securities as available-for-sale, trading, or held-to-maturity, instead of the current requirement to classify as trading. This is not expected to have a material effect but the effect will vary depending on the level and designation of securitizations as well as on market price movements.

RECLASSIFICATION: Certain reclassifications have been made to the 1996 and 1997 information to make it comparable with the 1998 presentation.


                                  (Continued)

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 2 - ACQUISITION OF ON-LINE FINANCIAL SERVICES, INC.

On-Line was purchased by Argo Bancorp, effective October 30, 1995. The acquisition was accounted for using the purchase method of accounting.

The purchase transaction was consummated through the use of a wholly-owned subsidiary of Argo Bancorp, OLF Acquisition Corporation, which acquired shares of three separate state chartered savings and loan service corporations which owned, in the aggregate, 98.9% of the outstanding shares of On-Line. Sale of the remaining 1.1% of On-Line shares was made by a single institutional stockholder which held shares in On-Line directly. The intervening acquisition subsidiary and state chartered savings and loan service corporation shells were liquidated and merged by Argo Bancorp in 1997. In addition, Argo Bancorp received $133,927 prior to 1998 from the stock it held in the Illinois Service Corporation, which owned shares of On-Line.

Financial terms of the transaction included a cash sweep to stockholders of On-Line funds on hand on the closing date, less amounts necessary to establish certain agreed-upon escrow balances; a two-year asset note of approximately $1,026,000, representing the closing date net book value of On-Line; a 26-month escrow note in the amount of $460,000, which was paid in 1997, representing funds held for future performance under a third-party computer lease; and a structured schedule of contingent payments based on future revenues of On-Line over the next seven years. The structured payment schedule requires payments as a percent of net revenues. The payment schedule requires 10.5% of net revenues in year 1, 15.5% in years 2 and 3, and 11.0% in years 4 through 7. The total transaction value, including asset notes and contingent payments, will not exceed $8.9 million.

During 1997, Argo Bancorp asserted claims that the selling stockholders of On-Line had breached certain representations and warranties in the purchase contract. Following a series of negotiations, the selling stockholders agreed to reduce the purchase price by $1,098,000. During 1998, Argo Bancorp paid $454,000 in contingent payments to the former stockholders for the periods ended October 31, 1997 and 1996 and accrued the October 31, 1998 contingent payment payable, to be paid in 1999, of $592,000.

In 1997 and 1998, Argo Bancorp purchased from certain former On-Line stockholders their rights to 33% of the future contingent payments and increased goodwill. Argo Bancorp paid $196,000 for these future contingent payments. At December 31, 1998, the maximum amount of future contingent payments approximates $2,500,000. The actual amount to be paid will be impacted by future revenue streams and potential purchases of former stockholders' rights to contingent payments.


                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 3 - SECURITIES AVAILABLE-FOR-SALE

Securities available-for-sale are summarized as follows:

                                                     ----------------------December 31, 1998 -----------------
                                                                        Gross         Gross
                                                        Amortized    Unrealized    Unrealized          Fair
                                                          Cost          Gains        Losses            Value
                                                          ----          -----        ------            -----
                                                                             (In Thousands)

     Municipal securities                            $       370     $        10    $        --    $       380
     Mortgage-backed securities:
         Federal Home Loan Mortgage
           Corporation                                       110              --             (1)           109
         Federal National Mortgage
           Association                                     1,827               3             (8)         1,822
     U.S. agency securities                                2,091              --             (3)         2,088
     Marketable equity securities                          3,195               5           (391)         2,809
                                                     -----------     -----------    -----------    -----------
                                                     $     7,593     $        18    $      (403)   $     7,208
                                                     -----------     -----------    -----------    -----------
                                                     -----------     -----------    -----------    -----------

                                                     -----------------------December 31, 1997-----------------
                                                                        Gross         Gross
                                                        Amortized    Unrealized    Unrealized          Fair
                                                          Cost          Gains        Losses            Value
                                                          ----          -----        ------            -----
                                                                             (In Thousands)
     Municipal securities                            $       370     $        10    $        --    $       380
     Mortgage-backed securities:
         Federal Home Loan Mortgage
           Corporation                                       125              --             (1)           124
         Federal National Mortgage
           Association                                     2,837              --            (34)         2,803
     Marketable equity securities                          1,695               7            (35)         1,667
                                                     -----------     -----------    -----------    -----------
                                                     $     5,027     $        17    $       (70)   $     4,974
                                                     -----------     -----------    -----------    -----------
                                                     -----------     -----------    -----------    -----------


The amortized cost and fair value of securities available-for-sale, by contractual maturity, at December 31, 1998 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 3 - SECURITIES AVAILABLE-FOR-SALE (Continued)

                                                                                    Amortized           Fair
                                                                                      Cost              Value
                                                                                      ----              -----
                                                                                           (In Thousands)

     Due in one year or less                                                        $     1,591    $     1,590
     Due after five years through ten years                                                 695            698
     Due after ten years                                                                    175            180
                                                                                    -----------    -----------
                                                                                          2,461          2,468
     Mortgage-backed securities                                                           1,937          1,931
     Marketable equity securities                                                         3,195          2,809
                                                                                    -----------    -----------
                                                                                    $     7,593    $     7,208
                                                                                    -----------    -----------
                                                                                    -----------    -----------

Proceeds from sales of securities available-for-sale for the years ended December 31, 1998, 1997, and 1996 were $2,993,000, $8,668,000, and $742,000.
Gross gains of $234,000, $710,000, and $235,000 were recorded during 1998, 1997, and 1996. There were no realized losses on security sales during these years.


NOTE 4 - LOANS RECEIVABLE

Loans receivable and loans held for sale, net, are summarized as follows:

                                                                                 ----------December 31,--------
                                                                                      1998              1997
                                                                                      ----              ----
                                                                                         (In Thousands)
     First mortgage loans                                                         $    198,178    $    111,404
     Participating investment in first mortgage loans                                   22,701          31,059
     Commercial real estate loans                                                        1,390           1,951
     Equity line of credit loans                                                         3,521           7,700
     Other loans                                                                         8,493           3,649
                                                                                  ------------    ------------
         Total gross loans receivable                                                  234,283         155,763
     Add (deduct)
         Allowance for loan losses                                                        (940)           (814)
         Deferred loan costs                                                             1,208             681
         Unearned discounts                                                             (1,763)         (1,822)
                                                                                  ------------    ------------
                                                                                  $    232,788    $    153,808
                                                                                  ------------    ------------
     Weighted-average interest rate                                                      7.84%            9.57%
                                                                                  ------------    ------------
                                                                                  ------------    ------------


--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 4 - LOANS RECEIVABLE (Continued)

Included in first mortgage loans are loans held for sale totaling approximately $31.0 million and $6.5 million at December 31, 1998 and 1997.

The following is a summary of the changes in the allowance for loan losses:

                                                                     ----------Year Ended December 31,---------
                                                                       1998             1997            1996
                                                                       ----             ----            ----
                                                                                  (In Thousands)
     Balance at beginning of year                                    $       814    $       665    $       587
     Provision for loan losses                                               355            210            248
     Allowance on acquired loans                                              30             --              -
     Transfer to allowance for losses on
       foreclosed real estate                                               (240)           (50)           (77)
     Charge-offs                                                             (19)           (11)           (93)
                                                                     -----------    -----------    -----------
         Balance at end of year                                      $       940    $       814    $       665
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------

Loans receivable on nonaccrual are as follows:

                                                                                                     Percentage
                                                                                                      of Loans
                                                                          Number                     Receivable,
                                                                            of                         Net of
                                                                           Loans       Amount         Discount
                                                                           -----       ------         --------
                                                                                  (In Thousands)

     December 31, 1998                                                       105    $     6,518          2.80%
     December 31, 1997                                                       104          5,525          3.57

First mortgage loans at December 31, 1998 include approximately $129.3 million in out-of-area purchased participation and whole loans, which are secured by single-family homes, with approximately 13% in California, 7% in New York, and 80% spread throughout the remainder of the country. There is no geographic concentration of nonperforming loans.

--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 5 - DISCOUNTED LOANS RECEIVABLE

Discounted loans receivable, net, are as follows:

                                                                                 ----------December 31,--------
                                                                                      1998              1997
                                                                                      ----              ----
                                                                                         (In Thousands)
     First mortgage loans                                                         $     15,018    $     36,310
     Other loans                                                                            --             460
                                                                                  ------------    ------------
     Total discounted loans receivable                                                  15,018          36,770
     Less unearned discount                                                             (2,617)         (6,220)
                                                                                  ------------    ------------
                                                                                  $     12,401    $     30,550
                                                                                  ------------    ------------
                                                                                  ------------    ------------


Discounted loans receivable on nonaccrual are as follows:

                                                                                                     Percentage
                                                                                                     of Discount
                                                                       Number                          Loans
                                                                      of Loans           Amount      Receivable
                                                                      --------           ------      ----------
                                                                                             (In Thousands)
     December 31, 1998                                                    83        $     3,019         24.34%
     December 31, 1997                                                   152              6,220         20.36


NOTE 6 - ALLOWANCE FOR LOSSES ON FORECLOSED REAL ESTATE

Activity in the allowance for losses on foreclosed real estate is summarized as follows:

                                                                     ----------Year Ended December 31,---------
                                                                       1998             1997            1996
                                                                       ----             ----            ----
                                                                                  (In Thousands)
     Balance at beginning of year                                    $        92    $       189    $       412
     Provision for losses                                                     --             38            238
     Transfer from allowance for loan losses                                 240             50             77
     Charge-offs                                                              --           (185)          (538)
                                                                     -----------    -----------    -----------
         Balance at end of year                                      $       332    $        92    $       189
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------



NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment, net, are summarized as follows:

                                                                                  ----------DECEMBER 31,-------
                                                                                       1998             1997
                                                                                         (In Thousands)
     Land                                                                          $        537        $   537
     Office buildings and improvements                                                    4,159          4,075
     Leasehold improvements                                                               2,060          1,994
     Furniture, fixtures, and equipment                                                  17,804         17,082
     Capital leases                                                                       5,698          6,593
                                                                                    -----------    -----------
                                                                                         30,258         30,281
     Less accumulated depreciation and amortization                                     (19,551)       (19,046)
                                                                                    -----------    -----------
                                                                                    $    10,707    $    11,235
                                                                                    -----------    -----------
                                                                                    -----------    -----------


Included in occupancy and equipment expense is depreciation and amortization expense of office properties and equipment of approximately $2,154,000, $2,176,000, and $1,435,000 for the years ended December 31, 1998, 1997, and
1996. The Company leases certain equipment under capital lease agreements. The cost of these assets is amortized on the straight-line basis with the charge included in depreciation expense.

At December 31, 1998, the Company had capital lease obligations of $5.7 million relating to lease agreements for equipment and other space in connection with On-Line. Interest expense with respect to these capital leases totaled $346,000, $402,000 and $207,000 in 1998, 1997, and 1996 and is included with borrowed money interest expense.

The Company leases office space and computer equipment under noncancelable operating leases. Rent expense for the years ended December 31, 1998, 1997, and 1996 totaled $508,000, $503,000, and $574,000.

At December 31, 1998, minimum future rental payments due under capital and noncancelable operating leases having an initial or remaining term of one year or more consisted of the following:





--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 7 - PREMISES AND EQUIPMENT (Continued)

                  Year Ended December 31                                         Operating      Capital
                  ----------------------                                         ---------      -------
                                                                                     (In Thousands)
         1999                                                                   $      403     $     1,155
         2000                                                                          421             958
         2001                                                                          440             933
         2002                                                                          456             574
         2003                                                                          408             310
         Thereafter                                                                  1,070               -
                                                                                ----------     -----------
         Total minimum lease payments                                           $    3,199           3,930
                                                                                ----------
                                                                                ----------
         Amount representing interest - capital leases                                                 619
                                                                                               -----------
         Present value of minimum capital lease payments                                       $     3,311
                                                                                               -----------
                                                                                               -----------



NOTE 8 - LOAN SERVICING, PURCHASED MORTGAGE SERVICING RIGHTS, AND
  INVESTMENT IN LIMITED PARTNERSHIP

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans totaled approximately $3.8 million, $9.1 million, and $8.9 million at December 31, 1998, 1997, and 1996.

For independently acquired servicing rights, the cost of acquiring the rights to service mortgage loans is capitalized and amortized in proportion to and over the period of the estimated net servicing income. On December 31, 1998 and 1997, Argo Savings held $593,000 and $794,000 in purchased mortgage servicing rights (PMSRs) with underlying principal balances of approximately $46.8 million and $62.2 million. During the year ended December 31, 1997, PMSRs totaling $120,000 with an underlying principal balance of $9.2 million were sold at cost by the Savings Bank. There were no sales of purchased mortgage servicing rights for the years ended December 31, 1998 and 1996.

The balance of investment in limited partnership of $4.5 million and $5.9 million at December 31, 1998 and 1997 represents Argo Savings' investment in three divisions of a single limited partnership. The single business activity of this limited partnership is the purchase of current mortgage servicing rights. There are several equity investors in each division of the partnership. The purchase of the servicing rights is leveraged allowing the partnership to purchase additional servicing rights. At the end of five years, or at such time as the investors agree, the servicing rights will be sold and the proceeds divided pro rata among the investors. As with typical investments in PMSRs, the collateral underlying the equity investment is the




--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 8 - LOAN SERVICING, PURCHASED MORTGAGE SERVICING RIGHTS, AND
  INVESTMENT IN LIMITED PARTNERSHIP (Continued)

servicing rights. All purchases of servicing rights must be approved by all equity investors and undergo stringent guidelines outlined previously for a purchase of servicing. The administration and servicing of the purchased portfolios in each division is performed by the general partner. During 1998, the net loss for the partnership resulted from the impairment of the PMSRs at the partnership level, due to a decrease in the appraised value of the PMSRs, which exceeded income from the partnership.


NOTE 9 - DEPOSITS

Deposits at December 31 are summarized as follows (dollars in thousands):

                             ------------------1998------------------   ------------------1997-----------------
                                 Amount       Percent      Weighted        Amount        Percent       Weighted
                                   in           of          Average          in            of           Average
                                Thousands      Total         Rate         Thousands       Total          Rate
                                ---------      -----         ----         ---------       -----          ----

Non-interest-bearing         $    18,244          7.8%           --%   $      4,496          2.6%            --%
Passbook accounts                 21,307          9.1          2.78          17,607         10.2           2.63
NOW accounts                       9,045          3.9          1.97           8,729          5.1           2.48
Money market accounts              4,706          2.0          3.57           6,223          3.6           3.50
                             -----------   ----------                   -----------   ----------
                                  53,302         22.8          2.43          37,055         21.5           2.72
                             -----------   ----------                   -----------   ----------
    Certificate accounts:
       3.99% or less                  --          --            --               10           --           2.50
       4.00 - 4.99%               28,491         12.2          4.72             874           .5           4.85
       5.00 - 5.99%              139,039         59.7          5.52          62,935         36.5           5.50
       6.00 - 6.99%               11,665          5.0          6.29          69,962         40.5           6.17
       7.00 - 7.99%                  475           .3          7.28           1,513           .9           7.05
       8.00 - 8.99%                    8           --          8.53             120           .1           8.44
                             -----------   ----------                   -----------   ----------

                                 179,678         77.2          5.45         135,414         78.5           5.85
                             -----------   ----------                   -----------   ----------


                             $   232,980        100.0%         4.76%    $   172,469        100.0%          5.18%
                             -----------   ----------                   -----------   ----------
                             -----------   ----------                   -----------   ----------

Contractual maturities of certificate accounts at December 31 are as follows:

                                                                                      1998              1997
                                                                                      ----              ----
                                                                                         (In Thousands)

     Under 12 months                                                              $    154,178    $    116,154
     12 months to 36 months                                                             22,142          13,313
     Over 36 months                                                                      3,358           5,947
                                                                                  ------------    ------------
                                                                                  $    179,678    $    135,414
                                                                                  ------------    ------------
                                                                                  ------------    ------------

--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 9 - DEPOSITS (Continued)

The Savings Bank has pledged investment securities of approximately $6,379,000 and $3,022,000 at December 31, 1998 and 1997 as collateral to secure certain public deposits. In addition to securities at December 31, 1998 and 1997, the Savings Bank also had letters of credit totaling $13,260,000 and $15,402,000 as collateral to secure several State of Illinois certificates. The total State of Illinois certificates secured by letters of credit and securities totaled approximately $15,102,000 and $14,100,000. The aggregate amount of deposit accounts with a balance greater than $100,000 was $60,348,000 and $40,607,000 at December 31, 1998 and 1997.

Interest expense on deposit accounts is summarized as follows:

                                                                     ----------YEAR ENDED DECEMBER 31,---------
                                                                       1998             1997            1996
                                                                                  (In Thousands)

     Passbook and certificate accounts                               $     8,960    $     8,064    $     5,934
     NOW accounts                                                            230            270            282
     Money market accounts                                                   224            246            217
                                                                     -----------    -----------    -----------
                                                                     $     9,414    $     8,580    $     6,433
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------



NOTE 10 - BORROWINGS

During 1998, the Company issued 11% junior subordinated debentures aggregating
$17,784,000 to Argo Capital Trust Company (Trust). The Trust issued 11% capital securities with an aggregate liquidation amount of $17,250,000 ($10 per capital security) to third-party investors. The capital securities and cash are the sole assets of the Trust. The junior subordinated debentures are includable as Tier I capital for regulatory capital purposes. The offering price was $10 per capital security. The junior subordinated debentures and the capital securities pay dividends and distributions, respectively, on a quarterly basis, which are included in interest expense. The Trust is a statutory business trust formed under the laws of the State of Delaware wholly owned by the Company. The junior subordinated debentures will mature on November 6, 2028, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities can be redeemed contemporaneously, in whole or in part, beginning November 6, 2003 at a redemption price of $10 per capital security.
The Company has provided a full and unconditional guarantee of the obligations of the Trust under the capital securities in the event of the occurrence of an event of default, as defined. Debt issuance costs totaling $1,669,000 were capitalized related to the debenture offering and are being amortized over the 30-year life of the junior subordinated debentures.




--------------------------------------------------------------------------------
                                  (Continued)

                                     A-35

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 10 - BORROWINGS (Continued)

Borrowed money at December 31 is summarized as follows:

                                                                Weighted Interest Rate           Balance
                                                                     December 31,             December 31,
                                         Maturity              1998            1997         1998         1997
                                         --------              ----            ----         ----         ----
                                                                                             (In Thousands)
    Advances from the Federal
      Home Loan Bank of Chicago
                                           Open line            5.23%           6.24%   $    2,300   $    6,000
                                            2/21/00             5.48            5.48         5,000        5,000
                                            6/03/01             8.43            8.43            72           72
                                            4/20/03             6.13            6.13         2,760        2,760
                                           11/25/06             6.58            6.58        10,000       10,000
                                                            --------      ----------    ----------   ----------
                                                                6.10            6.22        20,132       23,832
                                                            --------      ----------    ----------   ----------
    Other borrowings
       ESOP note payable                                       --               8.08            --           57
       Note payable                        Open line           --               8.44            --        5,279
       Note payable                        Open line            7.75            8.44           865          830
       Margin account                      Open line            7.28            8.49           319          329
       Capital lease obligations
          (see Note 7)                      Various             8.75            8.96         3,311        3,829
       Federal funds purchased               Daily              5.50              --           600            -
                                                            --------      ----------    ----------   ----------
                                                                7.71            8.63         5,095       10,324
                                                            --------      ----------    ----------   ----------
                                                                8.31%           6.95%   $   25,227   $   34,156
                                                            --------      ----------    ----------   ----------
                                                            --------      ----------    ----------   ----------


The required aggregate principal balance of first mortgage loans securing advances is determined by the Federal Home Loan Bank (FHLB). At December 31, 1998 and 1997, approximately $48 million and $56 million, respectively, of loans were pledged and delivered to the FHLB. In addition, the Savings Bank adopted a collateral pledge agreement whereby the Savings Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances and letters of credit from the Federal Home Loan Bank of Chicago. All stock in the Federal Home Loan Bank of Chicago is also pledged as collateral for these advances.

The open line with the Federal Home Loan Bank of Chicago (FHLB) bears interest at a rate that adjusts daily. All other FHLB advances are at fixed interest rates.


--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------



NOTE 10 - BORROWINGS (Continued)

The note payable of $865,000 at December 31, 1998 is drawn on On-Line's $1,000,000 line of credit with a third-party financial institution and is collateralized by accounts receivable of On-Line. The rate of interest is the lender's prime rate.

The margin account loan is from a third-party securities broker. The rate of interest on the loan is 2% over a rate negotiated with the broker (7.28% at December 31, 1998). The margin account loan was secured at December 31, 1998 by securities held by the broker having a market value of $1.5 million.

During 1998, the Company used a portion of the proceeds from the issuance of the junior subordinated debentures to repay and retire its open line of credit of $6,000,000 which the Company had with a third-party financial institution.


NOTE 11 - INCOME TAXES

The provision for federal and state income tax expense consists of the following:

                                                                     ----------Year Ended December 31,---------
                                                                       1998             1997            1996
                                                                                  (In Thousands)
     Federal
         Current                                                     $       171    $       496    $        82
         Deferred                                                           (413)          (242)           261
                                                                     -----------    -----------    -----------
                                                                            (242)           254            343
     State
         Current                                                             155           (124)             -
         Deferred                                                           (121)            (7)             -
                                                                     -----------    -----------    -----------
     Total income tax expense (benefit)                              $      (208)   $       123    $       343
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------


The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are summarized as follows:


--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------



NOTE 11 - INCOME TAXES (Continued)

                                                                                 ----------December 31,--------
                                                                                      1998              1997
                                                                                         (In Thousands)
     Deferred tax assets
         Net operating loss carryforwards                                           $       207    $        91
         Unused tax credit                                                                  595            212
         Allowance for loan losses                                                          515            374
         Depreciation                                                                        --            215
         Unrealized loss on securities
              available-for-sale                                                            146             20
         Other                                                                               --             20
                                                                                    -----------    -----------
         Gross deferred tax assets                                                        1,463            932
                                                                                    -----------    -----------
     Deferred tax liabilities
         Excess tax bad debt deduction                                                      (26)           (31)
         Limited partnership interest                                                      (593)        (1,116)
         Depreciation                                                                      (250)            --
         Other                                                                             (224)           (75)
                                                                                    -----------    -----------
         Gross deferred tax liabilities                                                  (1,093)        (1,222)
                                                                                    -----------    -----------
              Net deferred tax asset (liability)                                    $       370    $      (290)
                                                                                    -----------    -----------
                                                                                    -----------    -----------


The effective income tax rate differs from the statutory federal tax rate of 34%. The major reasons for this difference for the years ended December 31 follow:

                                                                     ----------Year Ended December 31,---------
                                                                       1998             1997            1996
                                                                                  (In Thousands)
     Federal income tax at statutory rate                            $       110    $       321    $       570
     Increase (decrease) in tax resulting from:
         Amortization of discounts and goodwill, net                          35             35             37
         Net decrease in valuation allowance                                  --             --            (62)
         Municipal interest, net                                             (11)           (14)           (14)
         Tax credits                                                        (204)          (208)          (179)
         Other                                                              (138)           (11)            (9)
                                                                     -----------    -----------    -----------
              Income tax expense (benefit)                           $      (208)   $       123    $       343
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------



NOTE 11 - INCOME TAXES (Continued)

At December 31, 1998, Argo Bancorp has federal net operating loss carryforwards available of approximately $212,000 expiring in 2004. Utilization of these net operating losses is limited to approximately $55,000 per year. At December 31, 1998, state net operating loss carryforwards of $2,628,000 were available for future use.
These net operating losses expire from 2012 through 2018.

At December 31, 1998, Argo Bancorp has low income housing and alternative minimum tax credit carryforwards in the amount of $595,000 expiring in 2012 and 2018.

Retained earnings at December 31, 1998 include $1,349,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income, which will be subject to the then-current corporate income tax rate.


NOTE 12 - EMPLOYEE BENEFIT PLANS

All share and per-share information within this footnote reflects the 1998 four-for-one stock split.

401(K) PLAN AND TRUST

The Argo Federal Savings 401(k) Plan is an ERISA-qualified plan covering all employees of the Savings Bank who have completed at least 1,000 hours of service within a 12 consecutive month period and are age 21 or older. Participants may make contributions to the plan from 1% to 12% of their earnings, subject to Internal Revenue Service (IRS) limitations. Discretionary matching contributions of 50% of each participant's contribution up to 12% may be made by the Savings Bank each plan year. The Savings Bank made contributions of $71,000, $82,000, and $73,000 to the plan for the years ended December 31, 1998, 1997, and 1996. The plan also provides benefits in the event of death, disability, or other termination of employment.

On-Line has a qualified 401(k) Plan covering all employees who have completed one or more years of service. Participants may make contributions to the plan from 1% to 12% of their earnings, subject to Internal Revenue Service limitations. Discretionary matching contributions of 50% of each participant's contribution up to 6% of participant contributions are made by On-Line each plan year. On-Line made contributions of $60,000, $49,000 and $81,000, to the plan for the years ended December 31, 1998, 1997, and 1996.

--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------

In conformity with IRS rules governing separate lines of business, the 401(k) Plan for On-Line will continue to be operated separately from the 401(k) Plan for the Savings Bank.

--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------




NOTE 12 - EMPLOYEE BENEFIT PLANS (Continued)

EMPLOYEE STOCK OWNERSHIP PLAN

The Savings Bank formed an Employee Stock Ownership Plan (ESOP) for eligible employees. The ESOP borrowed funds from an unrelated third-party lender in the amount of $60,180 in order to purchase 7% of the common stock to be issued in the merger conversion (20,932 shares at $2.88 per share). The ESOP subsequently borrowed additional funds from the same third-party lender in the amount of $245,000 in order to purchase an additional 52,080 shares at an average price of $4.70 per share. All ESOP debt was paid off during 1998. At December 31, 1997, the unpaid balance of the ESOP loan was included in borrowed money on the consolidated statements of financial condition, and stockholders' equity was reduced by a similar amount. Contributions of $60,000, $67,000, and $72,000 were made to the ESOP to fund principal and interest payments for the years ended December 31, 1998, 1997, and 1996. Selected ESOP information at December 31, 1998 and 1997 follows:

                                                                                        1998           1997
                                                                                        ----           ----
     Shares allocated                                                                    73,909         63,424
     Unearned shares                                                                      1,443          9,588
                                                                                    -----------    -----------
         Total ESOP shares                                                               75,352         73,012
                                                                                    -----------    -----------
                                                                                    -----------    -----------
              Total value of unearned shares                                        $    13,709    $    93,483
                                                                                    -----------    -----------
                                                                                    -----------    -----------


In addition, during 1998, in connection with the preferred stock issue of goodwill (see Note 14), 18,838 shares of preferred stock were contributed to the ESOP. At December 31, 1998, the total allocated preferred shares were 18,618 and the unallocated shares were 220.

In accordance with Statement of Position 93-6 (SOP 93-6), "Employers' Accounting for Employee Stock Ownership Plans," Argo Bancorp considers outstanding only those shares of the ESOP that are allocated and committed to be released when calculating both basic and diluted earnings per share. The Savings Bank records the difference between the fair value of the shares committed to be released and the cost of those shares to the ESOP as a charge to additional paid-in capital with the corresponding increase or decrease to compensation expense.

On-Line does not offer an ESOP for its employees. On-Line employees are not eligible for participation under the Savings Bank's ESOP.


--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 12 - EMPLOYEE BENEFIT PLANS (Continued)

MANAGEMENT RECOGNITION PLAN

The Board of Directors of the Savings Bank formed a Management Recognition Plan and Trust (MRP) effective October 31, 1991, which purchased 6.8%, or 61,600 shares, of Argo Bancorp's authorized but unissued common stock in December 1991. In addition, Argo Bancorp contributed $34,385 to allow the MRP to purchase 11,960 shares in the merger conversion or on the open market. All MRP shares have been awarded to employees in key management positions with the Savings Bank. The awards are fully vested.

On April 26, 1995, an amendment to the MRP was approved, which increased the amount of shares available to be awarded under the MRP to 97,992. An additional 15,188 and 7,628 shares were purchased in 1996 and 1995 under the MRP. During the year ended December 31, 1997, the Company sold 22,416 shares held by the Savings Bank MRP for $219,000, reducing the total shares held by the plan to
400. The proceeds from this transaction were recorded as an increase in capital at December 31, 1997. None of the remaining shares have been awarded.

The Board of Directors of Argo Bancorp formed a new MRP effective September 1, 1996, which purchased 50,000 shares of Argo Bancorp stock on September 24, 1996 for $115,000. Under this plan, employees in key management positions with Argo Bancorp and all its subsidiaries are eligible for participation. During the year ended December 31, 1997, 6,300 shares were awarded to certain key On-Line employees. The awards vest over a five-year period, the aggregate purchase price of shares awarded in being expensed as a portion of annual compensation, and the remaining cost is reflected as a reduction of stockholders' equity. The expense totaled $12,000 for the years 1998 and 1997. No MRP shares were awarded during the years ended December 31, 1998 and 1996. Also during the year ended December 31, 1997, the Company sold 18,608 shares held by the Argo Bancorp MRP plan for $181,000, reducing the total shares held by the plan to 31,392, including the 6,300 awarded shares. The proceeds from this transaction were recorded as an increase in capital at December 31, 1997.

STOCK OPTION PLANS

Argo Bancorp's Board of Directors adopted the 1991 Stock Option and Incentive Plan (the 1991 Stock Option Plan), under which up to 429,800 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of incentive stock options to be granted to full-time employees of Argo Bancorp and its subsidiaries from time to time. All 429,800 options were awarded during 1993. The exercise price for the options awarded was equal to or greater than the fair market value of the common stock on the date of grant ($3.84 per share). During 1998, 1997, and 1996, 42,980, 95,988, and 91,888 of the options were exercised. The weighted

--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 12 - EMPLOYEE BENEFIT PLANS (Continued)

average exercise price for the options exercised in 1998, 1997, and 1996 was $3.60, $3.85, and $4.19. At December 31, 1998, options to purchase 171,468 shares were outstanding, at an average price of $5.90.

Argo Bancorp's Board of Directors adopted the Non-Qualified Stock Option Plan for Non-Employee Directors (Non-Qualified Stock Option Plan) in 1991, under which up to 429,800 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of nonincentive stock options to be granted to nonemployee directors of the Savings Bank subsidiary from time to time. Options for 4,000 shares were granted in 1997. At December 31, 1997, the Board of Directors approved a resolution to discontinue any further grants under this plan. At December 31, 1998, 252,400 options for shares had been awarded by Argo Bancorp under the Non-Qualified Stock Option Plan. The exercise price for the options awarded was equal to the fair market value of the common stock on the date of grant ($6.02 per share). During 1998, 1997, and 1996, 3,580, 34,000, and 12,800, of the options were exercised. The weighted average exercise price for options exercised in 1998, 1997, and 1996 was $8.87, $4.56, and $3.58. At December 31, 1998, options to purchase 199,600 shares were outstanding at an average price of $6.02.

Argo Bancorp's Board of Directors adopted the 1998 Incentive Stock Option Plan for Employees in 1998, under which up to 400,000 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of stock options to be granted to employees from time to time. At December 31, 1998, 12,000 options for shares have been awarded by Argo Bancorp under the plan. The exercise price for the options awarded was equal to the fair market value of the common stock on the date of grant ($8.625). The weighted average exercise price for options exercised in 1998 was $8.625.

On-Line does not offer a stock option plan for its employees. On-Line employees and directors are not eligible for participation under Argo Bancorp's 1991 Stock Option Plans, but are eligible under the 1998 Incentive Stock Option Plan for Employees.

The Company applies ABP Opinion No. 25 in accounting for the Stock Option Plans and, accordingly, compensation cost based on the fair value at grant date has not been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 12 - EMPLOYEE BENEFIT PLANS (Continued)

                                                                     ----------Year Ended December 31,---------
                                                                       1998             1997            1996
                                                                       ----             ----            ----
                                                                       (In Thousands, Except Per Share Data)
     Net income
         As reported                                                 $       531    $       823    $     1,334
         Pro forma                                                           515            583          1,115

     Earnings per share
         Basic
              As reported                                                   .27             .43           1.07
              Pro forma                                                     .26             .30            .89
         Diluted
              As reported                                                   .26             .39            .90
              Pro forma                                                     .25             .28            .75

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were used in estimated the fair value for options granted in 1998, 1997, and 1996:

                                                                     ----------Year Ended December 31,---------
                                                                       1998             1997            1996
                                                                       ----             ----            ----
     Dividend yield                                                   2.07%            2.13%           2.37%
     Risk-free interest rate                                          5.50%            6.11%           6.10%
     Weighted average expected life                                   8 years          8 years         8 years
     Expected volatility                                              13.93%           6.70%           6.95%

The weighted average per share fair values of options granted during 1998, 1997, and 1996 were $2.11, $2.68, and $2.50.


NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of its business to meet the financing needs of its customers and to reduce its own exposure to fluctuations of interest rates. These financial instruments represent commitments to originate and sell first mortgage loans and letters of credit and involve credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.


--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------



NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Continued)

Commitments to originate fixed and adjustable rate mortgage loans amounted to approximately $22.2 million and $5.1 million, respectively, at December 31, 1998. The fixed rate commitments have rates ranging from 5.88% to 9.50%. These commitments represent amounts which the Savings Bank plans to fund in its normal commitment period. the Company evaluates each customer's creditworthiness on a case-by-case basis.

Unused lines of credit amounted to approximately $4.2 million as of December 31, 1998. The Savings Bank also had Community Reinvestment Act (CRA) investment commitments outstanding of $3.2 million. These commitments include $977,000 to be funded over ten years for investment in the Chicago Equity Fund, $317,000 to be funded over thirteen years for investment in the Community Investment Corporation.


NOTE 14 - CAPITAL MATTERS

During 1998, the Board of Directors authorized, and the stockholders approved, an increase to 10,000,000 in the aggregate number of shares of all classes of capital stock which the Company has authority to issue. Of these shares, 9,000,000 are to be shares of common stock, $.01 par value per share, and 1,000,000 are to be shares of serial preferred stock, $.01 par value per share. Concurrently, the Board authorized cancellation of the Class B, Class C, and Class D common stock, resulting in only Class A common stock being authorized.

The Board of Directors also approved a four-for-one stock split of common stock during 1998, and all earnings per share and dividends per share information has been restated to reflect this stock split.

During 1998, the Company declared a dividend of goodwill convertible preferred stock to all holders of common stock of the Company as of August 24, 1998 on a share-for-share basis. As a result, 592,681 shares of goodwill preferred stock were issued to holders of common stock as of August 31, 1998. The goodwill preferred stock entitles the holders thereof to 75% of any settlement damages awarded upon a final judgment to the Savings Bank, net of expenses and certain other items, as a result of the Savings Bank's lawsuit against the United States seeking damages for breach of contract related to the elimination and exclusion of supervisory goodwill in the computation of the Savings Bank's regulatory capital in connection with the Company's acquisition of the Savings Bank in November 1998 ("Goodwill Litigation"). At the time of the final judgment and award of damages, if any, the goodwill preferred stock will either be (1) redeemed by the Company for cash or (2) become convertible into common stock. The Company will be entitled to retain the remaining 25% of any damages awarded to the Savings Bank, net of expenses and certain other items, in the Goodwill Litigation.

--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------




NOTE 14 - CAPITAL MATTERS (Continued)

Information regarding Class A common stock at December 31, 1998 and 1997 follows:

                                                                                   1998              1997
                                                                                   ----              ----
     Par value per share                                                     $           .01    $         .01
     Authorized shares                                                             9,000,000        3,020,000
     Shares issued                                                                 2,004,896          489,584

Information regarding preferred stock at December 31, 1998 and 1997 follows:

                                                                                   1998              1997
                                                                                   ----              ----
     Par value per share                                                     $           .01    $         .01
     Authorized shares                                                             1,000,000          500,000
     Shares issued                                                                   592,681                -

At December 31, 1997, Class B, Class C, and Class D common stock each had a par value of $.01 per share, with no shares outstanding. The authorized shares of each issue were 340,000, 340,000, and 800,000, respectively.

The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of Savings Bank assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Savings Bank capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital (as defined) to assets (as defined), and tangible capital (as defined). Management believes, as of December 31, 1998 and 1997, that the Savings Bank meets all capital adequacy requirements to which it is subject.

--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------

NOTE 14 - CAPITAL MATTERS (Continued)

As of December 31, 1998, the most recent notification from the Office of the Thrift Supervision categorized the Savings Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Savings Bank's actual capital amounts (in thousands) and ratios are as follows as of December 31, 1998 and 1997:

                                                                                              To be Well-
                                                                  For Capital              Capitalized Under
                                                                   Adequacy                Prompt Corrective
                                        Actual                     Purposes                     Action
                                        ------                     --------                     ------
                                 Amount        Ratio        Amount         Ratio         Amount          Ratio
                                 ------        -----        ------         -----         ------          -----
December 31, 1998
    Total capital
      (to risk-weighted
        assets)              $    18,310      10.54%      $    13,898      8.00%      $    17,372       10.00%
    Tier I capital
      (to risk-weighted
        assets)                   17,370       9.91             7,011      4.00            10,517        6.00
    Tier I capital
      (to adjusted assets)        17,370       6.32            10,994      4.00            13,742        5.00
    Tangible capital
      (to tangible assets)        17,370       6.32             4,123      1.50               N/A         N/A

December 31, 1997
    Total capital
      (to risk-weighted
        assets)              $    13,849      11.10%      $     9,981      8.00%      $    12,476       10.00%
    Tier I capital
      (to risk-weighted
        assets)                   13,035      10.45             4,990      4.00             7,486        6.00
    Tier I capital
      (to adjusted assets)        13,035       5.93             8,789      4.00            10,986        5.00
    Tangible capital
      (to tangible assets)        13,035       5.93             3,296      1.50               N/A         N/A

The OTS imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier I Savings Bank) and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the

--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 14 - CAPITAL MATTERS (Continued)

approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval. As of December 31, 1998 and 1997, the Savings Bank was a Tier I Savings Bank.


NOTE 15 - SEGMENT FINANCIAL INFORMATION

The operating segments are determined by the products and services offered, primarily distinguished between banking, acquisition of discount loans, mortgage banking, and data processing. Loans, investments, and deposits provide the revenues in the banking operation, fee income provides the primary revenue for mortgage banking and data processing, and discount accretion provides the primary revenue for discount loan workout. All operations are domestic.

The accounting policies used for the operating segments are the same as those described in the summary of significant accounting policies. On-Line comprises the data processing segment and performance is evaluated for On-Line on a stand-alone basis. Empire/Argo Mortgage LLC comprises the discount loans segment and performance is also evaluated on a stand-alone basis. Mortgage banking is comprised of a portion of the banking segment and Margo Financial Services LLC. Performance is evaluated on a stand-alone basis for Margo Financial Services LLC. Income taxes are allocated to banking and data processing segments. No indirect expenses are allocated. On-Line provides data processing service for banking segment.

Information reported internally for performance assessment follows. The column for other information primarily includes activity between segments which is being eliminated.

                                                               (In Thousands)
                                             Discount      Mortgage        Data                         Total
                                 Banking       Loans        Banking     Processing        Other       Segments
                                 -------       -----        -------     ----------        -----       --------
1998
    Net interest income       $     5,226  $     1,032    $        --   $      (408)  $        --   $     5,850
    Provision for loan losses         115          240             --            --            --           355
    Other revenue                   3,622          740          1,637        14,177        (2,501)       17,675
    Other expenses                  7,592          695          1,571        13,308          (319)       22,847
    Income tax expense               (383)          --             --           175            --          (208)
    Segment profit (loss)           1,524          837             66           286        (2,182)          531
       Segment assets             326,966       13,550            412        12,487       (46,397)      307,018



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 15 - SEGMENT FINANCIAL INFORMATION (Continued)

                                             Discount      Mortgage        Data                         Total
                                 Banking       Loans        Banking     Processing        Other       Segments
                                 -------       -----        -------     ----------        -----       --------
1997
    Net interest income       $     4,884  $     2,572    $        --   $      (476)  $        --   $     6,980
    Provision for loan losses         160           50             --            --            --           210
    Other revenue                   4,598          281            977        12,750        (3,021)       15,585
    Other expenses                  7,408        1,288            955        12,077          (319)       21,409
    Income tax expense                 51           --             --            72            --           123
    Segment profit (loss)           1,863        1,515             22           125        (2,702)          823
       Segment assets             249,674       35,876            191        11,168       (60,611)      236,298

1996
    Net interest income       $     3,622  $     3,687    $        --   $      (318)  $        --   $     6,991
    Provision for loan losses         248           --             --            --            --           248
    Other revenue                   2,975        1,856             85        11,521        (2,243)       14,194
    Other expenses                  7,665        1,529            163        10,075          (172)       19,260
    Income tax expense                (49)          --             --           392            --           343
    Segment profit (loss)          (1,267)       4,014            (78)          736        (2,071)        1,334
       Segment assets             225,464       57,194            103        10,312       (77,603)      215,470


NOTE 16 - PARENT COMPANY FINANCIAL INFORMATION

Condensed statements of financial condition, operations, and cash flows of Argo Bancorp, Inc. are presented on the following pages.



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 16 - PARENT COMPANY FINANCIAL INFORMATION (Continued)


                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                 ----------December 31,--------
                                                                                      1998              1997
                                                                                         (In Thousands)
Assets
     Cash                                                                           $     5,673     $      146
     Interest-bearing deposits                                                              250            520
                                                                                    -----------    -----------
         Total cash and cash equivalents                                                  5,923            666
     Securities available-for-sale                                                        2,505          1,333
     Loans receivable                                                                       387             62

     Investment in banking subsidiary                                                    17,592         13,731
     Investment in data processing subsidiary                                             6,545          5,024
     Investment in limited liability corporation                                            837          1,430
                                                                                    -----------    -----------
         Total investments in subsidiaries                                               24,974         20,185
     Other assets                                                                         4,243          1,760
                                                                                    -----------    -----------
         Total assets                                                               $    38,032    $    24,006
                                                                                    -----------    -----------
                                                                                    -----------    -----------
Liabilities and stockholders' equity
     Borrowed money                                                                 $       319    $     5,608
     Other liabilities                                                                    1,515            294
     Junior subordinated debentures                                                      17,784              -
     Stockholders' equity                                                                18,414         18,104
                                                                                    -----------    -----------
         Total liabilities and stockholders' equity                                 $    38,032    $    24,006
                                                                                    -----------    -----------
                                                                                    -----------    -----------




--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------



NOTE 16 - PARENT COMPANY FINANCIAL INFORMATION (Continued)


                       CONDENSED STATEMENTS OF OPERATIONS

                                                                     ----------Year Ended December 31,---------
                                                                       1998             1997            1996
                                                                                  (In Thousands)

Interest income                                                      $        52    $        23    $         9
Interest expense                                                            (827)          (335)          (341)
                                                                     -----------    -----------    -----------
Net interest expense                                                        (775)          (312)          (332)
Dividends from subsidiaries                                                  500          2,242          1,818
Equity in undistributed (overdistributed)
  earnings of subsidiaries                                                   804         (1,144)           148
Gains on sales of securities available-for-sale                              233            618            235
Noninterest expense                                                         (762)          (789)          (683)
                                                                     -----------    -----------    -----------
Net income before income taxes                                                --            615          1,186
Income tax benefit                                                          (531)          (208)          (148)
                                                                     -----------    -----------    -----------
Net income                                                           $       531       $    823          1,334
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------



NOTE 16 - PARENT COMPANY FINANCIAL INFORMATION (Continued)


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                           ----------Year Ended December 31,------
                                                                           1998           1997           1996
                                                                           ----           ----           ----
                                                                                        (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                        $     531       $    823     $    1,334
     Adjustments to reconcile net income to net cash
         provided by operating activities
              Gains on the sales of securities                              (233)          (618)          (235)
              Equity in (undistributed) over-
                distributed earnings of subsidiaries                        (804)         1,144           (148)
              Amortization of purchase price of
                ESOP and MRP                                                  69             72             60
              Recognition of fair value of ESOP
                shares scheduled to be released                               48             50             38
              Increase in other assets                                       (20)          (729)          (586)
              Increase (decrease) in other liabilities                       543           (143)           370
                                                                     -----------    -----------    -----------

                  Net cash from operating activities                         134            599            833
                                                                     -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Loans purchased, net                                                   (325)           (57)             3
     Proceeds from the sales of securities                                 2,388          5,790            742
     Purchases of securities                                              (3,740)        (6,306)          (127)
     Net cash (paid) received in purchase of subsidiary                     (454)           916              -
     Contribution to MRP and ESOP                                             --           (486)          (115)
                                                                     -----------    -----------    -----------
         Net cash from investing activities                               (2,131)          (143)           503
                                                                     -----------    -----------    -----------





--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------



NOTE 16 - PARENT COMPANY FINANCIAL INFORMATION (Continued)


                            STATEMENTS OF CASH FLOWS

                                                                     ----------Year Ended December 31,---------
                                                                       1998             1997            1996
                                                                                  (In Thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from stock issuance                                    $        --    $       412    $     4,027
     Proceeds from issuance of subordinated
       debentures, net of debt issuance expenses                          16,115             --             --
     Proceeds from borrowed money                                             --         11,108          1,943
     Repayment of borrowed money                                          (5,289)        (9,040)        (3,120)
     Capital contributions to subsidiaries                                (3,399)        (3,698)        (3,775)
     Proceeds from exercise of stock options                                 186            525            430
     Proceeds from sale of MRP stock                                          --            400             --
     Dividends paid                                                         (359)          (351)          (212)
                                                                     -----------    -----------    -----------
         Net cash from financing activities                                7,254           (644)          (707)
                                                                     -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents                       5,257           (188)           629

Cash and cash equivalents at beginning of year                               666            854            225
                                                                     -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                             $     5,923    $       666    $       854
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------



NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Argo Bancorp's financial instruments as of December 31, 1998 and 1997 are set forth in the following table, followed by the methods and assumptions used.


--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------




NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

                                                               1998                        1997
                                                               ----                        ----
                                                                    Estimated                       Estimated
                                                    Carrying          Fair         Carrying           Fair
                                                     Amount           Value         Amount            Value
                                                     ------           -----         ------            -----
                                                                         (In Thousands)
Financial assets
     Cash                                        $      3,276    $      3,276     $      6,211    $      6,211
     Interest-bearing deposits                          6,880           6,880            2,466           2,466
     Trading account securities                           693             693               --              --
     Securities available-for-sale                      7,208           7,208            4,974           4,974
     Loans receivable                                 245,189         248,536          184,358         201,466
     FHLB of Chicago stock                              1,911           1,911            3,271           3,271
     Accrued interest receivable                        2,024           2,024            1,725           1,725

Financial liabilities
     Deposits without stated maturities                53,302          53,202           37,055          37,055
     Deposits with stated maturities                  179,678         178,061          135,414         135,582
     Borrowed money                                    25,227          26,086           34,156          34,205
     Junior subordinated debt                          17,784          17,784               --              --
     Custodial escrow balances                          5,340           5,340            6,400           6,400
     Accrued interest payable                             661             661              264             264

Statement of Financial Accounting Standards No. 107 defined the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than a forced liquidation sale. The following methods and assumptions are used by Argo Bancorp in estimating the fair value amounts for its financial instruments.

(a)   CASH AND INTEREST-BEARING DEPOSITS

The carrying value of cash and interest-bearing deposits approximates fair value due to the short period of time between origination of the instruments and their expected realization.

(b) SECURITIES AVAILABLE-FOR-SALE, TRADING SECURITIES, AND FHLB OF CHICAGO STOCK

The fair value of these securities available-for-sale were estimated using quoted market prices. The fair value of FHLB stock is based on its redemption value.



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------





NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

(d)   DEPOSITS, CUSTODIAL ESCROWS, AND INTEREST PAYABLE

The fair value of deposits with no stated maturity, such as passbook savings, NOW, and money market accounts, and custodial escrows are disclosed as the amount payable on demand.

The fair value of fixed-maturity deposits is the present value of the contractual cash flows discounted using interest rates currently being offered for deposits with similar remaining terms to maturity.

The carrying amount of interest payable approximates its fair value due to the relatively short period of time between accrual and expected realization.

(e)   BORROWED FUNDS AND JUNIOR SUBORDINATED DEBT

The fair value of borrowed funds is the present value of the contractual cash flows, discounted by the current rate offered for similar remaining maturities. The carrying value approximates fair value for the junior subordinated debt as the debt was priced and issued late in 1998.



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------


NOTE 18 - EARNINGS PER SHARE

The following table sets forth the components of basic and diluted earnings per share:

                                                                         Year Ended December 31,
                                                                1998               1997               1996
                                                                ----               ----               ----
                                                         (Dollars in Thousands, Except Share and Per Share Data)
     Numerator
         Net income                                        $          531    $           823    $        1,334

     Denominator
         Basic earnings per share - weighted
           average shares outstanding                           1,948,843          1,931,572         1,253,024
         Effect of dilutive stock options
           outstanding                                             98,372            175,192           230,092
                                                           --------------    ---------------    --------------
     Diluted earnings per share -
       weighted average shares outstanding                      2,047,215          2,106,764         1,483,116
                                                           --------------    ---------------    --------------
                                                           --------------    ---------------    --------------
     Basic earnings per share                              $         .27                .43               1.07
     Diluted earnings per share                                      .26                .39                .90


NOTE 19 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                                         1998           1997          1996
                                                                         ----           ----          ----
     Unrealized holding gains (losses) on
       securities available-for-sale                                 $       (97)   $       639    $       185
     Reclassification adjustments for gains
       later recognized in income                                           (234)          (710)          (235)
                                                                     -----------    -----------    -----------
     Net unrealized losses                                                  (331)           (71)           (50)
     Tax effect                                                              126             26             20
                                                                     -----------    -----------    -----------
     Other comprehensive loss                                        $      (205)   $       (45)   $       (30)
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996

--------------------------------------------------------------------------------



NOTE 20 - COMMITMENT AND CONTINGENCIES

Neither the Company nor its subsidiaries are involved in any pending legal proceedings other than routine legal matters occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the consolidated financial condition or results of operations of the Company.

--------------------------------------------------------------------------------

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

Frances M. Pitts                                               Donald G. Wittmer
Executive Vice President, Secretary and Director               President and Owner, Wittmer Financial Services, Ltd.
                                                               Director

Dominic M. Fejer                                               Arthur E. Byrnes
Vice President,  Controller                                    Chairman, Deltec Asset Management Corporation
                                                               Director


                                              ARGO FEDERAL SAVINGS BANK, FSB

John G. Yedinak                                                Sergio Martinucci
President, Chief Executive Officer and Director                President and Owner, Coldwell Banker
                                                               Stanmeyer Realtors
Frances M. Pitts                                               Chairman of the Board
Senior Vice President, General Counsel and Secretary
                                                               Richard B. Duffner
Frank J. Lis                                                   President and Owner, RBD & Associates, Ltd.
Senior Vice President, Treasurer                               Director

Dominic M. Fejer                                               Emil T. Sergo
Vice President, Chief Financial Officer                        Mayor, McCook, Illinois
                                                               Director
Rebecca L. Leon
Vice President, Retail Operations                              Dennis G. Carroll
                                                               Detective, City of Chicago Police Department
Patricia E. Reid                                               Director
Assistant Vice President, Controller
                                                               Raymond E. Froula
Maria L. Horstmann                                             Retired
Assistant Secretary                                            Director

                                                               Mary Ann Gearhart
                                                               Member, Will County Board of Commissioners
                                                               Director

ARGO BANCORP, INC. AND SUBSIDIARIES

Shareholder Information


--------------------------------------------------------------------------------

                                  DIRECTORS AND OFFICERS

ON-LINE FINANCIAL SERVICES, INC.

John G. Yedinak                                                Dennis Kosobucki
Chief Executive Officer and Chairman of the Board              President and Chairman of the Board
                                                               West Town Savings Bank
Colleen Kitch                                                  Director
Senior Vice President
Chief Operating Officer                                        Sergio Martinucci
                                                               President and Owner, Coldwell Banker
Frances M. Pitts                                               Stanmeyer Realtors
Vice President and Secretary                                   Director

David Birk                                                     Joseph J. Renn
Vice President,                                                President, Chairman of the Board and
Information Systems Development                                Chief Executive Officer
                                                               Lisle Savings & Loan
Greg Wright                                                    Director
Vice President, Sales

Steve Szopa
Vice President,
Information Systems

Donald G. Wittmer
President and Owner,
Wittmer Financial Services, Ltd.
Director


ARGO BANCORP, INC. AND SUBSIDIARIES

Shareholder Information

--------------------------------------------------------------------------------



                                STOCKHOLDER REFERENCE

CORPORATE HEADQUARTERS                                         INDEPENDENT AUDITORS
Argo Bancorp, Inc.                                             Crowe, Chizek and Company LLP
7600 W. 63rd Street                                            One Mid America Plaza
Summit, Illinois  60501                                        Oak Brook, Illinois 60522
(708) 496-6010

WASHINGTON COUNSEL                                             TRANSFER AGENT AND REGISTRAR
Patton Boggs, L.L.P.                                           Harris Trust and Savings Bank
2550 M. Street, N.W.                                           Shareholder Services Division
Washington, D. C. 20037-1350                                   311 W. Monroe 11th floor
                                                               Chicago, Illinois  60690
                                                               312-461-2545

CHICAGO COUNSEL                                                ANNUAL REPORT ON FORM 10-K
Kemp & Grzelakowski, Ltd.                                      Copies of Argo Bancorp, Inc.'s 1998 Annual
1900 Spring Road                                               Report on Form 10-K filed without exhibits
Suite 500                                                      with the Securities and Exchange Commission
Oak Brook, Illinois 60523-14495                                are available without charge to stockholders,
                                                               upon written request to:
MARKET MAKERS
R. W. Baird, Incorporated                                           Frances M. Pitts, Corporate Secretary
227 W. Monroe                                                       Argo Bancorp, Inc.
Chicago, Illinois 60606                                             7600 W. 63rd Street
(312) 578-2060                                                      Summit, Illinois  60501


INVESTOR INFORMATION                                           ANNUAL MEETING
Stockholders, investors, and analysts interested               The annual meeting of stockholders will be held at
in additional information may contact:                         3:00 p.m. on April 27, 1999, at Argo Federal Savings
     John G. Yedinak, President and                            Bank, FSB, 7600 W. 63rd Street, Summit, Illinois     60501.
     CEO at the Corporate Headquarters
                                                               Stockholders are encouraged to attend.



                                OFFICE LOCATIONS


HOME OFFICE                                          BRANCH OFFICES
7600 W. 63rd Street                                  8267 S. Roberts Road                    2154 W. Madison Street
Summit, Illinois  60501                              Bridgeview, Illinois  60455             Chicago, Illinois  60612
(708) 496-6010                                       (708) 496-6020                          (312) 563-5500

                                                     14076 Lincoln Avenue                    47 West Polk St.
                                                     Dolton, Illinois  60419                 Chicago, Illinois 60605
                                                     (708) 849-3770                          (312) 588-1327


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

-----------------------------------------------------------------------------------------------------------------------------
                                                              High                       Low                     Dividends
-----------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998:
     First Quarter                                       $   8.734                 $   8.625                    $  .0450
     Second Quarter                                          8.875                     8.625                       .0450
     Third Quarter                                           8.875                     8.825                       .0450
     Fourth Quarter                                          9.500                     8.250                       .0450
-----------------------------------------------------------------------------------------------------------------------------

Year ended December 31, 1997:
     First Quarter                                       $   8.187                 $   7.812                    $  .0450
     Second Quarter                                          8.468                     8.182                       .0450
     Third Quarter                                           8.531                     8.468                       .0450
     Fourth Quarter                                          9.750                     8.531                       .0450
-----------------------------------------------------------------------------------------------------------------------------

Year ended December 31, 1996:
     First Quarter                                       $   7.500                 $   6.687                    $  .0425
     Second Quarter                                          7.562                     7.531                       .0425
     Third Quarter                                           7.625                     7.562                       .0450
     Fourth Quarter                                          7.812                     7.625                       .0450
-----------------------------------------------------------------------------------------------------------------------------

Year ended December 31, 1995:
     First Quarter                                       $   6.250                 $   6.250                    $  .0425
     Second Quarter                                          6.312                     6.250                       .0425
     Third Quarter                                           6.562                     6.312                       .0425
     Fourth Quarter                                          6.562                     6.562                       .0425
-----------------------------------------------------------------------------------------------------------------------------
