Form 10-K, Exhibit 13
period 1999-12-31
ARGO BANCORP INC /DE/
filed 2000-03-30
CIK 883502

                                                                      EXHIBIT 13


                       ARGO BANCORP, INC. AND SUBSIDIARIES
                                Summit, Illinois



                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                                Summit, Illinois



                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997





                                    CONTENTS





REPORT OF INDEPENDENT AUDITORS                                          1


CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                     2

     CONSOLIDATED STATEMENTS OF OPERATIONS                              3

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                    5

     CONSOLIDATED STATEMENTS OF CASH FLOWS                              6

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                         9

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Argo Bancorp, Inc.
Summit, Illinois


We have audited the accompanying consolidated statements of financial condition of Argo Bancorp, Inc. and Subsidiaries (the Company) as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of the Company for the year ended December 31, 1997 were audited by other auditors whose report dated March 24, 1998 expressed an unqualified opinion on those statements.

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

In our opinion, the 1999 and 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Argo Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




                                                   Crowe, Chizek and Company LLP

Oak Brook, Illinois
March 17, 2000

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 1999 and 1998
                             (Dollars in thousands)

--------------------------------------------------------------------------------


                                                                 1999         1998
                                                                 ----         ----
ASSETS
Cash                                                           $   5,603    $   3,216
Interest-earning deposits                                         32,069        6,880
                                                               ---------    ---------
   Total cash and cash equivalents                                37,672       10,096
Trading account securities                                           668          693
Securities available-for-sale                                     14,364        7,208
Securities held-to-maturity (fair value of $24,082)               25,859         --
Loans receivable, net                                            268,290      232,788
Discounted loans receivable, net                                   9,170       12,401
Mortgage loan servicing rights                                       464          593
Investment in limited partnership                                  4,494        4,469
Investment in GFS preferred stock                                  4,600         --
Stock in Federal Home Loan Bank of Chicago                         2,303        1,911
Foreclosed real estate, net                                        2,280        3,875
Premises and equipment, net                                        8,514        4,787
Debt issuance costs related to junior subordinated debt, net       1,838        1,657
Accrued interest receivable                                        3,392        2,024
Prepaid expenses and other assets                                  8,856       12,029
Net assets of discontinued operation                                --          6,545
                                                               ---------    ---------
   Total assets                                                $ 392,764    $ 301,076
                                                               =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits                                                    $ 301,673    $ 232,980
   Borrowed money                                                 40,336       21,051
   Advance payments by borrowers for taxes and insurance             902          853
   Custodial escrow balances for loans serviced for others         5,476        5,340
   Accrued interest payable                                          966          661
   Other liabilities                                               6,039        3,993
   Junior subordinated debt                                       17,784       17,784

Stockholders' equity
   Preferred stock                                                     3            3
   Common stock                                                       20           20
   Additional paid-in capital                                      8,829        8,829
   Retained earnings - substantially restricted                   12,260       10,084
   Employee Stock Ownership Plan loan                               (426)        --
   Unearned stock awards                                            (248)        (284)
   Accumulated other comprehensive loss                             (850)        (238)
                                                               ---------    ---------
     Total stockholders' equity                                   19,588       18,414
                                                               ---------    ---------

       Total liabilities and stockholders' equity              $ 392,764    $ 301,076
                                                               =========    =========

--------------------------------------------------------------------------------
         See accompanying notes to consolidated financial statements.


                                                                              2.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years ended December 31, 1999, 1998, and 1997
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                               1999        1998        1997
                                                               ----        ----        ----
Interest income
    Loans receivable                                         $ 18,564    $ 14,445    $ 12,072
    Discounted loans receivable                                 1,235       2,179       5,249
    Mortgage-backed securities available-for-sale                 114         143         293
    Securities available-for-sale                               1,011         252         288
    Securities held-to-maturity                                 1,167        --          --
    Interest-earning deposits                                   1,805         606         361
                                                             --------    --------    --------
       Total interest income                                   23,896      17,625      18,263
                                                             --------    --------    --------

Interest expense
    Deposits                                                   12,542       9,414       8,581
    Borrowed money                                              1,567       1,681       2,226
    Junior subordinated debt                                    1,905         272        --
                                                             --------    --------    --------
       Total interest expense                                  16,014      11,367      10,807
                                                             --------    --------    --------

Net interest income                                             7,882       6,258       7,456

Provision for loan losses                                         965         355         210
                                                             --------    --------    --------

Net interest income after provision for loan losses             6,917       5,903       7,246

Noninterest income
    Loan servicing income                                       1,372       1,626         962
    Net gain (loss) on sale of
       Loans held for sale                                        200         853         217
       Discounted loans receivable                                188         695         279
       Foreclosed real estate                                    (533)       (228)         19
       Securities available-for-sale                               (2)        234         710
       Profits on trading account activity                        119         245        --
       Branch locations                                            86         976        --
    Fees and service charges                                      638         702         477
    Net income (loss) on investment in limited partnership        166      (1,399)        341
    Other                                                         106         106         146
                                                             --------    --------    --------
       Total noninterest income                                 2,340       3,810       3,151
                                                             --------    --------    --------


--------------------------------------------------------------------------------
                                  (Continued)


                                                                              3.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years ended December 31, 1999, 1998, and 1997 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------


                                                                                1999        1998        1997
                                                                                ----        ----        ----
Noninterest expense
    Compensation and benefits                                                $    3,741  $    4,038  $    4,301
    Occupancy and equipment                                                       1,637       1,663       1,347
    Federal deposit insurance premiums                                              146         112         102
    Loan expense                                                                    797         816         620
    Professional fees                                                               572         992       1,261
    Advertising and promotion                                                       253         315         382
    Goodwill amortization                                                            47         102         102
    Data processing                                                                 396         334         289
    Other                                                                         1,490       1,479       1,244
                                                                             ----------  ----------  ----------
       Total noninterest expense                                                  9,079       9,851       9,648
                                                                             ----------  ----------  ----------

Income (loss) from continuing operations before income taxes                        178        (138)        749

Income tax expense (benefit)                                                       (336)       (383)         51
                                                                             ----------  ----------  ----------

Income from continuing operations                                                   514         245         698

Income from discontinued operation (net of tax)                                     135         286         125
Gain on sale of discontinued operation (net of tax)                               1,928           -           -
                                                                             ----------  ----------  ----------
    Income from discontinued operations                                           2,063         286         125
                                                                             ----------  ----------  ----------

    Net income                                                               $    2,577  $      531  $      823
                                                                             ==========  ==========  ==========

Per share amounts

Income from continuing operations
   Basic                                                                     $      .26  $      .12  $      .36
   Diluted                                                                          .25         .12         .33

Income from discontinued operations
   Basic                                                                     $     1.06  $      .15  $      .07
   Diluted                                                                         1.00         .14         .06

Net income
   Basic                                                                     $     1.32  $      .27  $      .43
   Diluted                                                                         1.25         .26         .39

-------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                              4.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years ended December 31, 1999, 1998, and 1997
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                                                        Accumulated
                                                                                                          Other
                                                                                                           Com-        Total
                                                         Additional                          Unearned   prehensive     Stock-
                                    Preferred   Common     Paid-in   Retained     ESOP         Stock      Income      holders'
                                      Stock      Stock     Capital   Earnings     Loan        Awards      (Loss)      Equity
                                    --------   --------   --------    --------   ---------  ----------  ----------   ---------
Balance at January 1, 1997          $   --     $      4   $  7,382    $  9,444   $    (117) $     (165)  $      12     $ 16,560

Comprehensive income:
   Net income                           --         --         --           823        --          --          --           823
   Other comprehensive loss             --         --         --          --          --          --           (45)        (45)
     Total comprehensive income                                                                                            778
Proceeds from issuance of stock         --            1        411        --          --          --          --           412
Release of ESOP shares                  --         --           50        --            60        --          --           110
MRP stock awards earned                 --         --         --          --          --            12        --            12
Proceeds from exercise of stock
  options                               --         --          525        --          --          --          --           525
Tax benefits of stock options
  exercised                             --         --          145        --          --          --          --           145
Cash dividends ($.18 per share)         --         --         --          (352)       --          --          --          (352)
Purchase of additional MRP shares       --         --         --          --          --          (486)       --          (486)
Proceeds from sale of MRP shares        --         --           57        --          --           343        --           400
                                    --------   --------   --------    --------   ---------   ---------   ---------   ---------

Balance at December 31, 1997            --            5      8,570       9,915         (57)       (296)        (33)     18,104

Comprehensive income:
   Net income                           --         --         --           531        --          --          --           531
   Other comprehensive loss             --         --         --          --          --          --          (205)       (205)
     Total comprehensive income                                                                                            326
Release of ESOP shares                  --         --           48        --            57        --          --           105
MRP stock awards earned                 --         --         --          --          --            12        --            12
Proceeds from exercise of stock
  options                               --         --          186        --          --          --          --           186
Tax benefits of stock options
  exercised                             --         --           40        --          --          --          --            40
Four-for-one stock split                --           15        (15)       --          --          --          --          --
Preferred stock dividend                   3       --         --            (3)       --          --          --          --
Cash dividends ($.185 per share)        --         --         --          (359)       --          --          --          (359)
                                    --------   --------   --------    --------   ---------   ---------   ---------   ---------

Balance at December 31, 1998               3         20      8,829      10,084        --          (284)       (238)     18,414

Comprehensive income:
   Net income                           --         --         --         2,577        --          --          --         2,577
   Other comprehensive loss             --         --         --          --          --          --          (612)       (612)
     Total comprehensive income                                                                                          1,965
Purchase of ESOP shares                 --         --         --          --          (498)       --          --          (498)
Release of ESOP shares                  --         --         --          --            72        --          --            72
MRP stock awards earned                 --         --         --          --          --            36        --            36
Cash dividends ($.20 per share)         --         --         --          (401)       --          --          --          (401)
                                    --------   --------   --------    --------   ---------   ---------   ---------   ---------

Balance at December 31, 1999        $      3   $     20   $  8,829    $ 12,260   $    (426)  $    (248)  $    (850) $  19,588
                                    ========   ========   ========    ========   =========   =========   =========  =========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                                                              5.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998, and 1997
                             (Dollars in thousands)

--------------------------------------------------------------------------------


                                                                                 1999        1998         1997
                                                                                 ----        ----         ----
Cash flows from operating activities
    Income from continuing operations                                          $    514    $    245    $    698
    Adjustments to reconcile income from continuing operations to net cash from operating activities
       Depreciation and amortization                                              1,100         757         676
       Accretion of discounts and deferred loan fees                              1,761      (1,867)     (1,032)
       Deferred income tax expense (benefit)                                       (780)       (580)        196
       Provision for losses on loans receivable
         and foreclosed real estate                                                 965         355         248
       Loss (gain) on sale of
          Loans held for sale                                                      (200)       (853)       (217)
          Discounted loans receivable                                              (188)       (695)       (279)
          Securities available-for-sale                                               2        (234)       (710)
          Trading account securities                                               (119)       (245)       --
          Foreclosed real estate                                                    533         228         (19)
          Branch location                                                           (86)       (976)       --
       Net change in trading account activity                                       279        (448)       --
       Net change in investment in limited partnership                              (25)      1,443      (1,731)
       Loans originated and purchased for sale, net                              10,305     (33,751)     25,884
       Proceeds from sale of discounted loans receivable                          2,162      10,827      20,990
       Goodwill amortization                                                         47         102         104
       Amortization of purchased loan servicing rights                              129         201         169
       MRP stock and ESOP shares earned                                             108         117         122
       Decrease (increase) in accrued interest receivable and
         prepaid expenses and other assets                                        2,855      (5,489)      1,571
       Increase (decrease) in accrued interest payable and other liabilities         62       1,725      (1,152)
                                                                               --------    --------    --------

          Net cash from operating activities                                     19,424     (29,138)     45,518

Cash flows from investing activities
    Loans originated and purchased for portfolio, net                           (49,025)    (37,708)    (61,368)
    Proceeds from maturities of and principal repayments on
      securities available-for-sale                                               3,402         645         855
    Proceeds from sale of
       Securities available-for-sale                                                420       2,993       8,668
       Stock in Federal Home Loan Bank of Chicago                                  --         1,360         157
       Foreclosed real estate                                                     3,011       3,010       4,543
       Purchased loan servicing rights                                           11,100        --           120
       Premises and equipment                                                      --            89        --
       On-Line Financial Services, Inc., net                                      4,583        --          --
       Gurnee branch, net of cash and cash equivalents                             --       (11,965)       --
       Banking facilities                                                         5,850        --          --
    Purchase of
       Loan servicing rights                                                    (11,100)       --          --
       Securities available-for-sale                                            (12,099)     (6,157)     (8,088)
       Securities held-to-maturity                                              (25,859)       --          --
       Premises and equipment                                                    (8,267)     (2,065)     (3,553)
       Stock in Federal Home Loan Bank of Chicago                                  (392)       --          --
    Cash paid to former stockholders of On-Line                                    (575)       (454)       --
                                                                               --------    --------    --------

       Net cash from investing activities                                       (78,951)    (50,252)    (58,666)

--------------------------------------------------------------------------------
                                   (Continued)

                                                                              6.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998, and 1997
                             (Dollars in thousands)

--------------------------------------------------------------------------------


                                                                  1999         1998         1997
                                                                  ----         ----         ----
Cash flows from financing activities
    Net increase in deposits                                    $  68,693    $  73,760    $  21,842
    Proceeds from borrowed money                                   24,885       73,968       88,433
    Repayment of borrowed money                                    (5,600)     (81,875)    (103,720)
    Proceeds from issuance of junior subordinated debentures,
      net of debt issuance expenses                                  (181)      16,115         --
    Purchase of MRP shares                                           --           --           (486)
    Purchase of additional ESOP shares                               (498)        --           --
    Proceeds from stock issuance                                     --           --            412
    Proceeds from sale of MRP stock                                  --           --            400
    Proceeds from exercise of stock options                          --            186          525
    Dividends paid                                                   (401)        (359)        (352)
    Net change in advance payment by borrowers for taxes
      and insurance                                                    49          112          717
    Net change in custodial balances for loans serviced               136       (1,060)         618
                                                                ---------    ---------    ---------
       Net cash from financing activities                          87,083       80,847        8,389

Net cash provided by discontinued operations                           20           60           98
                                                                ---------    ---------    ---------
                                                                       20           60           98

Net change in cash and cash equivalents                            27,576        1,517       (4,661)

Cash and cash equivalents at beginning of year                     10,096        8,579       13,240
                                                                ---------    ---------    ---------
Cash and cash equivalents at end of year                        $  37,672    $  10,096    $   8,579
                                                                =========    =========    =========

Supplemental disclosures of cash flow information
    Cash paid during the year for
       Interest                                                 $  15,709    $  10,970    $  10,717
       Income taxes                                                   240           15           76

Supplemental disclosure of noncash investing and
  financing activities
    Assumption of liability related to sale of On-Line
      Financial Services, Inc.                                 $     546
    Preferred stock received related to sale of On-Line
      Financial Services, Inc.                                     4,600
    Sale of Gurnee branch
       Assets sold                                                           $     351
       Cash paid                                                                12,316
                                                                             ---------
          Net liabilities sold                                               $  11,965
                                                                             =========
    Transfer of loans to foreclosed real estate                    2,219     $   3,102        4,955
    Deferred gain on sale lease back                               2,410

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                                                              7.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Argo Bancorp, Inc. (Argo Bancorp or the Company) and its wholly owned subsidiary, Argo Federal Savings Bank, FSB (Argo Savings or the Savings Bank); and the Savings Bank's wholly owned subsidiary, Dolton-Riverdale Savings Service Corporation (Dolton-Riverdale). Intercompany transactions and balances are eliminated in consolidation.

During 1999 the Company simplified its organizational structure by merging Argo Mortgage Corporation, a wholly owned subsidiary of the Savings Bank, and Margo Financial Services, LLC, a majority-owned subsidiary of the Savings Bank, into the Savings Bank and merging Empire/Argo Mortgage LLC, a consolidated joint venture of Argo Bancorp, into Argo Bancorp. The mergers qualified as tax-free reorganizations and were accounted for as internal reorganizations. Accordingly, the notes to the consolidated financial statements have been restated to reflect the internal reorganization as if they had occurred on January 1, 1997. Finally, as discussed in a separate note, during 1999, the Company sold its wholly owned subsidiary, On-Line Financial Services, Inc. (On-Line).

The Company, through its subsidiaries, provides a full range of financial services through its locations in Cook County, Illinois. The Savings Bank's primary business is the solicitation of savings deposits from the general public and the purchase or origination of loans secured by one-to-four-family residential real estate. In addition, the Savings Bank sells mortgage loans on a service released basis into the secondary market, has an ATM network, and has investments in a partnership which owns purchased mortgage servicing rights. In addition, the Company is involved in the purchase and disposition of discounted loans. Through its nonbank subsidiaries, the Savings Bank also provides mortgage banking activities that focus on the purchase and sale of mortgage loans into the secondary market.

Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, amortization period of debt issuance costs, and valuation of the limited partnership investment are particularly subject to change.

Securities: Securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses, net of taxes, reported in other comprehensive income. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock and investment in GFS preferred stock are carried at cost.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                              8.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

        NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Discounted Loans Receivable: The Company has from time to time purchased loans, predominately secured by single-family homes, at moderate to deep discounts. The moderate discount loans have been historically performing loans whereas the deep discount loans have been nonperforming. These loans receivable are stated at unpaid principal balance less unearned discount. Discounts on the performing loans are accreted to interest income over the contractual life of the related loans using the interest method. Discounts on purchased loans for which the collection of principal and interest is not probable are only recognized in income when the loan is sold or paid in full. Management evaluates collectibility of the portfolio of discounted loans receivable on an aggregate pool basis. There was no impairment expense recorded in 1999, 1998, or 1997.


--------------------------------------------------------------------------------
                                  (Continued)

                                                                              9.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives on a straight-line basis.

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


--------------------------------------------------------------------------------
                                  (Continued)


                                                                             10.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of equity.

Industry Segments: Internal financial information is primarily reported and aggregated into three lines of business; banking, discount loan operations, and mortgage banking.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.

On-Line Significant Accounting Policies: Significant accounting policies of On-Line prior to its sale were:

- The cost of software licensing rights acquired and other product conversion costs were capitalized and amortized to expense on a straight-line basis over periods of 5 to 7 years.
- Certain equipment was leased under capital lease agreements. The cost of these assets was amortized on the straight-line basis.

Reclassification: Certain reclassifications have been made to the 1997 and 1998 information to make it comparable with the 1999 presentation.

--------------------------------------------------------------------------------
                                  (Continued)


                                                                             11.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 2 - SALE OF ON-LINE FINANCIAL SERVICES, INC.

On March 31, 1999, the Company sold On-Line for cash proceeds of $6,700,000 and $4,600,000 in Series B preferred stock of GFS Holdings Co. After adjusting for sale expenses of $298,000 and recording an accrual for contingent payments to former On-Line shareholders of $546,000, the sale resulted in a pretax gain of $2,922,000 which, net of $994,000 of income taxes, produced a gain on sale of discontinued operations of $1,928,000.

Results from the data processing segment are shown as discontinued operations with prior years restated. Components of amounts reflected in the December 31, 1998 consolidated balance sheet and the December 31, 1999 (through the date of sale), 1998, and 1997 consolidated income statements are presented in the following table:

     (In thousands)                                              1998
                                                                 ----
     Balance Sheet Data:
     Current assets                                           $  3,186
     Property, plant and equipment, net                          5,920
     Noncurrent assets                                           3,387
     Current liabilities                                        (3,229)
     Noncurrent liabilities                                     (2,719)
                                                              --------
         Net assets of discontinued operations                $  6,545
                                                              ========

Income Statement Data:                       1999    1998       1997
                                             ----    ----       ----
Revenues                                  $ 4,247   $14,177   $12,750
Costs and expenses                          4,029    13,716    12,553
                                          -------   -------   -------
Operating income                              218       461       197

Income tax expense                             83       175        72
                                          -------   -------   -------
    Income from discontinued operations   $   135   $   286   $   125
                                          =======   =======   =======

As part of the acquisition of On-Line by Argo Bancorp in 1995, a structured schedule of contingent payments was established based on a percentage of future net revenues of On-Line over the next seven years ending October 31, 2002. As a condition of the acquisition, Argo Bancorp, Inc. retained this liability to the former stockholders of On-Line.

At December 31, 1999, the Company estimated the liability for future contingent payments to be $546,000 This liability has been recorded and reduced the gain on sale to $2,922,000. The actual amount to be paid will be impacted by future revenue streams.

--------------------------------------------------------------------------------
                                  (Continued)


                                                                             12.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES

Securities available-for-sale are summarized as follows:

                                               December 31, 1999
                                               -----------------
                                              Gross         Gross
                                 Amortized   Unrealized  Unrealized     Fair
                                   Cost        Gains       Losses      Value
                                   ----        -----       ------      -----
                                               (In Thousands)

Municipal securities             $    370   $      8    $   --      $    378
U.S. agency securities              5,500       --          (343)      5,157
Corporate bonds                       411       --           (18)        393
Mortgage-backed securities:
    Federal Home Loan Mortgage
      Corporation                      88       --            (3)         85
    Federal National Mortgage
      Association                   1,647       --           (50)      1,597
Trust preferred securities          3,960       --          (369)      3,591
Marketable equity securities        3,761         12        (610)      3,163
                                 --------   --------    --------    --------
                                 $ 15,737   $     20    $ (1,393)   $ 14,364
                                 ========   ========    ========    ========


                                               December 31, 1999
                                               -----------------
                                              Gross         Gross
                                 Amortized   Unrealized  Unrealized     Fair
                                   Cost        Gains       Losses      Value
                                   ----        -----       ------      -----
                                               (In Thousands)
Municipal securities             $    370   $     10    $   --      $    380
U.S. agency securities              2,091       --            (3)      2,088
Mortgage-backed securities:
    Federal Home Loan Mortgage
      Corporation                     110       --            (1)        109
    Federal National Mortgage
      Association                   1,827          3          (8)      1,822
Trust preferred securities            367          3          (2)        368
Marketable equity securities        2,828          2        (389)      2,441
                                 --------   --------    --------    --------
                                 $  7,593   $     18    $   (403)   $  7,208
                                 ========   ========    ========    ========


--------------------------------------------------------------------------------

                                  (Continued)


                                                                             13.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

Securities held-to-maturity are summarized as follows:


                                                  December 31, 1999
                                                  -----------------
                                                    Gross       Gross
                                      Amortized   Unrealized  Unrealized   Fair
                                        Cost         Gains      Losses     Value
                                        ----         -----      ------     -----
                                               (In Thousands)
U.S. agency securities                $ 24,157   $   --      $ (1,612)   $ 22,545
Collateralized mortgage obligations        976       --          --           976
Corporate bonds                            726       --          (165)        561
                                      --------   -------     --------    --------
                                      $ 25,859   $   --      $ (1,777)   $ 24,082
                                      ========   =======     ========    ========

The amortized cost and fair value of securities, by contractual maturity, at December 31, 1999 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                         Held-to-Maturity   Available-for-Sale
                                         Amortized   Fair   Amortized   Fair
                                          Cost       Value    Cost      Value
                                          ----       -----    ----      -----
                                         (In Thousands)      (In Thousands)

Due after one through five years         $  --     $  --     $ 3,000   $ 2,975
Due after five years through ten years     2,281     2,235     4,000     3,816
Due after ten years                        4,000     3,693    17,883    16,315
                                         -------   -------   -------   -------
                                           6,281     5,928    24,883    23,106
Mortgage-backed securities and
  collateralized mortgage obligations      1,735     1,682       976       976
Trust preferred securities                 3,960     3,591      --        --
Marketable equity securities               3,761     3,163      --        --
                                         -------   -------   -------   -------
                                         $15,737   $14,364   $25,859   $24,082
                                         =======   =======   =======   =======

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             14.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

Proceeds from sales of securities available-for-sale and the realized gross gains and losses are as follows:


                                        Year Ended December 31,
                                        -----------------------
                                         1999      1998     1997
                                         ----      ----     ----
                                               (In Thousands)

Proceeds for sales                      $  420    $2,993   $8,668
Gross realized gains                        27       234      710
Gross realized losses                      (29)     --       --


At December 31, 1999, trading account securities primarily consist of marketable equity securities which are carried at fair value. The unrealized loss of $52,000 at December 31, 1999 is reflected as a component of current earnings. There were no unrealized gains or losses at December 31, 1998 or 1997.

At December 31, 1999 and 1998, $5,600,000 and $2,255,000 of securities were pledged to secure short-term borrowings and Federal Home Loan Bank advances.


NOTE 4 - LOANS RECEIVABLE

Loans receivable and loans held for sale, net, are summarized as follows:


                                                             December 31,
                                                             ------------
                                                          1999          1998
                                                          ----          ----
                                                            (In Thousands)

First mortgage loans                                   $ 219,521     $ 198,178
Participating investment in first mortgage loans          30,021        22,701
Commercial real estate loans                                 997         1,390
Equity line of credit loans                                7,512         3,521
Other loans                                               11,331         8,493
                                                       ---------     ---------
    Total gross loans receivable                         269,382       234,283
Add (deduct)
    Allowance for loan losses                             (1,551)         (940)
    Deferred loan costs                                    1,384         1,208
    Unearned discounts                                      (925)       (1,763)
                                                       ---------     ---------
                                                       $ 268,290     $ 232,788
                                                       =========     =========

Weighted-average interest rate                              7.98%         7.84%
                                                       =========     =========

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             15.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 4 - LOANS RECEIVABLE (Continued)

Included in first mortgage loans are loans held for sale totaling approximately $18.9 million and $31.0 million at December 31, 1999 and 1998. The loans held for sale at December 31, 1999 included $16.7 million of loans originated by Argo Savings for an affiliate. The loans are originated with commitments to sell and are usually sold within 30 days of funding

The following is a summary of the changes in the allowance for loan losses:


                                                                 Year Ended December 31,
                                                                -----------------------
                                                        1999             1998            1997
                                                        ----             ----            ----
                                                                   (In Thousands)
     Balance at beginning of year                     $       940    $       814    $       665
     Provision for loan losses                                965            355            210
     Allowance on acquired loans                                -             30              -
     Transfer to allowance for losses on
       foreclosed real estate                                   -              -            (50)
     Charge-offs                                             (354)          (259)           (11)
                                                     ------------    -----------    -----------
         Balance at end of year                       $     1,551    $       940    $       814
                                                     ============    ===========    ===========

Loans receivable on nonaccrual are as follows:

                                                          Percentage
                                                           of Loans
                                Number                     Receivable,
                                  of                         Net of
                                 Loans       Amount         Discount
                                 -----       ------         --------
                                       (Dollars in Thousands)

     December 31, 1999              86    $     6,039          2.25%
     December 31, 1998             105          6,518          2.80

First mortgage loans at December 31, 1999 include approximately $141.3 million in out-of-area purchased participation and whole loans, which are secured by single-family homes, with approximately 9.9% in California, 5.4% in New York, and 84.7% spread throughout the remainder of the country. There is no geographic concentration of nonperforming loans.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             16.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 5 - DISCOUNTED LOANS RECEIVABLE

Discounted loans receivable, net, are as follows:
                                                              December 31,
                                                              ------------
                                                            1999          1998
                                                            ----          ----
                                                                 (In Thousands)

     Discounted first mortgage loans                      $  11,040    $ 15,018
         Unearned discount                                   (1,870)     (2,617)
                                                          ---------    --------
                                                          $   9,170    $ 12,401
                                                          =========    ========

Discounted loans receivable on nonaccrual are as follows:

                                                               Percentage
                                                               of Discount
                                 Number                           Loans
                                of Loans         Amount        Receivable
                                --------         ------        ----------
                                             (In Thousands)

     December 31, 1999              64        $     1,718         18.74%
     December 31, 1998              83              3,019         24.34


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment, net, are summarized as follows:

                                                          December 31,
                                                        ----------------
                                                        1999        1998
                                                        ----        ----
                                                          (In Thousands)

Land                                                  $   --      $    537
Office buildings and improvements                          341       4,159
Leasehold improvements                                     472         361
Furniture, fixtures, and equipment                      11,640       4,330
                                                      --------    --------
                                                        12,453       9,387
Less accumulated depreciation and amortization          (3,939)     (4,600)
                                                      --------    --------
                                                      $  8,514    $  4,787
                                                      ========    ========

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             17.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 6 - PREMISES AND EQUIPMENT (Continued)

Included in occupancy and equipment expense is depreciation and amortization expense of office properties and equipment of approximately $1,100,000, $757,000, and $676,000 for the years ended December 31, 1999, 1998, and 1997.

During 1999, the Company sold five banking facilities to an unrelated third party for $5,850,000. The facilities are being leased back from the purchaser over a period of 170 months. The leases are accounted for as operating leases. The gain of $2,400,000 was deferred and is being recognized into income over the life of the leases, with $86,000 recognized during the year ended December 31, 1999. The leases contain renewal options for three additional periods, the first for ten years and the final two for five years each.

During the year ended December 31, 1998, Argo Savings sold its Gurnee, Illinois branch to an unrelated party. The purchaser assumed selected deposit accounts as part of this transaction. Argo Savings recorded a gain of $976,000 on the branch sale.

The Company leases office space under noncancelable operating leases. Rent expense for the years ended December 31, 1999, 1998, and 1997 totaled $457,000, $118,000, and $58,000.

The estimated minimum rental payments under the terms of the leases at December 31, 1999 are as follows:

                  Year Ended December 31                   Amount
                  ----------------------                   ------
                                                       (In Thousands)
                         2000                            $      683
                         2001                                   692
                         2002                                   701
                         2003                                   654
                         2004                                   605
                         Thereafter                           5,453
                                                         ----------
                         Total minimum lease payments    $    8,788
                                                         ==========
--------------------------------------------------------------------------------

                                  (Continued)



                                                                             18.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 7 - LOAN SERVICING, PURCHASED MORTGAGE SERVICING RIGHTS, AND INVESTMENT IN LIMITED PARTNERSHIP

For independently acquired servicing rights, the cost of acquiring the rights to service mortgage loans is capitalized and amortized in proportion to and over the period of the estimated net servicing income. On December 31, 1999 and 1998, Argo Savings held $464,000 and $593,000 in purchased mortgage servicing rights (PMSRs) with underlying principal balances of approximately $35.7 million and $46.8 million. During 1999, the Company bought an additional $11.1 million of servicing rights with underlying principal balances of approximately $823 million. At June 30, 1999, these servicing rights were called at the Company's original purchase price. There was no gain or loss recorded. Servicing income related to these loans approximated $619,000. During the year ended December 31, 1997, PMSRs totaling $120,000 with an underlying principal balance of $9.2 million were sold at cost by the Savings Bank. There were no sales of purchased mortgage servicing rights for the year ended December 31, 1998.

The balance of investment in limited partnership of $4.5 million at December 31, 1999 and 1998 represents Argo Savings' investment in various divisions of a single limited partnership. The investment includes a $3.3 million equity interest in a limited partnership whose business activities are to purchase mortgage servicing rights, and a $1.2 million investment in subordinated debentures of the partnership. The debentures have an interest rate of 30%. During 1999, the Company reinvested the equity in one division into another previously owned division. The single business activity of this limited partnership is the purchase of current mortgage servicing rights. There are several equity investors in each division of the partnership. The purchase of the servicing rights is leveraged, allowing the partnership to purchase additional servicing rights. At the end of five years, or at such time as the investors agree, the servicing rights will be sold and the proceeds divided pro rata among the investors. As with typical investments in PMSRs, the collateral underlying the equity investment is the servicing rights. All purchases of servicing rights must be approved by all equity investors and undergo stringent guidelines outlined previously for a purchase of servicing. The administration and servicing of the purchased portfolios in each division is performed by the general partner. During 1998, the net loss for the partnership resulted from the temporary impairment of the PMSRs at the partnership level, due to a decrease in the appraised value of the PMSRs, which exceeded income from the partnership.


--------------------------------------------------------------------------------

                                  (Continued)


                                                                             19.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 8 - DEPOSITS

Deposits at December 31 are summarized as follows (dollars in thousands):


                                               1999                                       1998
                                               ----                                       ----
                                 Amount       Percent      Weighted       Amount        Percent       Weighted
                                   in           of          Average         in            of           Average
                                Thousands      Total         Rate        Thousands       Total          Rate
                               ----------     -------      --------     -----------      -------      ---------
Non-interest-bearing           $   6,072          2.0%           --%    $    18,244          7.8%             --%
Passbook accounts                 19,873          6.6          2.20          21,307          9.1           2.78
NOW accounts                      10,612          3.5          1.36           9,045          3.9           1.97
Money market accounts              4,426          1.5          2.90           4,706          2.0           3.57
                               ---------        -----          ----     -----------        -----           ----
                                  40,983         13.6          1.77          53,302         22.8           1.76
Certificate accounts:
    4.00% - 4.99%                 47,892         15.9          4.58          28,491         12.2           4.72
    5.00% - 5.99%                118,805         39.4          5.61         139,039         59.7           5.52
    6.00% - 6.99%                 93,542         31.0          6.37          11,665          5.0           6.29
    7.00% - 7.99%                    443           .1          7.17             475           .3           7.28
    8.00% - 8.99%                      8           --          8.53               8           --           8.53
                               ---------        -----          ----     -----------        -----           ----
                                 260,690         86.4          5.70         179,678         77.2           5.45
                               ---------        -----          ----     -----------        -----           ----
                               $ 301,673        100.0%         5.16     $   232,980        100.0%          4.60
                               =========        =====          ====     ===========        =====           ====

Contractual maturities of certificate accounts at December 31, 1999 are as follows (in thousands):

     Under 12 months                      $    183,289
     12 months to 36 months                     71,779
     Over 36 months                              5,622
                                          ------------

                                          $    260,690
                                          ============

The Savings Bank has pledged investment securities of approximately $3,323,000 and $6,379,000 at December 31, 1999 and 1998 as collateral to secure certain public deposits. In addition to securities at December 31, 1999 and 1998, the Savings Bank also had letters of credit totaling $14,280,000 and $13,260,000 as collateral to secure several State of Illinois certificates. The total State of Illinois certificates secured by letters of credit and securities totaled approximately $15,523,000 and $15,102,000 at December 31, 1999 and 1998. The
aggregate amount of certificate of deposit accounts with a balance greater than $100,000 was $75,134,000 and $60,348,000 at December 31, 1999 and 1998.

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             20.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 8 - DEPOSITS (Continued)

Interest expense on deposit accounts is summarized as follows:

                                                Year Ended December 31,
                                          ---------------------------------
                                            1999         1998         1997
                                          ---------    --------    --------
                                                   (In Thousands)

     Passbook and certificate accounts    $  12,247    $  8,960    $  8,064
     NOW accounts                               143         230         270
     Money market accounts                      152         224         246
                                          ---------    --------    --------
                                          $  12,542    $  9,414    $  8,580
                                          =========    ========    ========


NOTE 9 - BORROWINGS

In 1998, the Company issued 11% junior subordinated debentures aggregating $17,784,000 to Argo Capital Trust Company (Trust). The Trust issued 11% capital securities with an aggregate liquidation amount of $17,250,000 ($10 per capital security) to third-party investors. The capital securities and cash are the sole assets of the Trust. The junior subordinated debentures are includable as Tier I capital for regulatory capital purposes. The offering price was $10 per capital security. The junior subordinated debentures and the capital securities pay dividends and distributions, respectively, on a quarterly basis, which are included in interest expense. The Trust is a statutory business trust formed under the laws of the State of Delaware and is wholly owned by the Company. The junior subordinated debentures will mature on November 6, 2028, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities can be redeemed contemporaneously, in whole or in part, beginning November 6, 2003 at a redemption price of $10 per capital security. The Company has provided a full and unconditional guarantee of the obligations of the Trust under the capital securities in the event of the occurrence of an event of default, as defined. Debt issuance costs totaling $1,913,000, including $244,000 paid in 1999, were capitalized related to the debenture offering and are being amortized over the 30-year life of the junior subordinated debentures.


--------------------------------------------------------------------------------

                                  (Continued)


                                                                             21.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 9 - BORROWINGS  (Continued)

Borrowed money at December 31 is summarized as follows:


                                                                Weighted Interest Rate           Balance
                                                                     December 31,             December 31,
                                                                     ------------             ------------
                                         Maturity              1999            1998         1999         1998
                                         --------              ----            ----         ----         ----
                                                                                             (In Thousands)
    Advances from the Federal
      Home Loan Bank of Chicago
                                           Open line            4.74%           5.23%   $   17,100   $    2,300
                                            2/21/00                -            5.48             -        5,000
                                            2/22/00             5.95              -          5,000            -
                                            6/03/01             8.43            8.43            72           72
                                            4/20/03             6.13            6.13         2,760        2,760
                                           11/25/06             6.58            6.58        10,000       10,000
                                                                                        ----------   ----------
                                                                5.56            6.10        34,932       20,132
    Other borrowings
       Margin accounts                     Open line            7.79            7.28         5,404          319
       Federal funds purchased               Daily                 -            5.50             -          600
                                                                                        ----------   ----------

                                                                7.79            7.71         5,404          919
                                                                                        ----------   ----------

                                                                5.86            6.10    $   40,336   $   21,051
                                                                                        ==========   ==========


The required aggregate principal balance of first mortgage loans securing advances is determined by the Federal Home Loan Bank (FHLB). At December 31, 1999 and 1998, approximately $63 million and $48 million of loans were pledged and delivered to the FHLB. In addition, the Savings Bank adopted a collateral pledge agreement whereby the Savings Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances and letters of credit from the Federal Home Loan Bank of Chicago. All stock in the Federal Home Loan Bank of Chicago is also pledged as collateral for these advances.

The open line with the FHLB bears interest at a rate that adjusts daily. All other FHLB advances are at fixed interest rates.

The margin account loans are from third-party securities brokers and were secured at December 31, 1999 by securities which are held by the broker and have a market value of $24.4 million.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             22.

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------


NOTE 10 - INCOME TAXES - CONTINUING OPERATIONS

Income tax expense (benefit) from continuing operations consists of the following:

                                      Year Ended December 31,
                                      -----------------------
                                      1999     1998     1997
                                      ----     ----     ----
                                          (In Thousands)
Federal
    Current                          $ 572    $  90    $(145)
    Deferred                          (908)    (473)     196
                                     -----    -----    -----
                                      (336)    (383)      51
State
    Current                            318      107       --
    Deferred                          (318)    (107)      --
                                     -----    -----    -----

Total income tax expense (benefit)   $(336)   $(383)   $  51
                                     =====    =====    =====
The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999 and 1998 are summarized as follows:

                                                              December 31,
                                                              ------------
                                                            1999       1998
                                                            ----       ----
                                                             (In Thousands)
Deferred tax assets
    Net operating loss carryforwards                      $  281     $  537
    Unused tax credits                                       914        490
    Allowance for loan losses                                713        472
    Depreciation                                              --         57
    Deferred gain on sale of fixed assets                    900         --
    Unrealized losses on securities available-for-sale       523        147
    Gross deferred tax assets                              3,331      1,703
                                                         -------     ------

Deferred tax liabilities
    Excess tax bad debt deduction                         $  (20)    $  (26)
    Limited partnership interest                            (851)      (850)
    Depreciation                                              (2)        --
    Other                                                    (37)        (8)
    Gross deferred tax liabilities                          (910)      (884)
                                                          ------     ------

         Net deferred tax asset                           $2,421     $  819
                                                          ======     ======


--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------


NOTE 10 - INCOME TAXES - CONTINUING OPERATIONS (Continued)

The effective income tax rate differs from the statutory federal tax rate of 34%. The major reasons for this difference related to income (loss) from continuing operations for the years ended December 31 follow:

                                                   Year Ended December 31,
                                                   -----------------------
                                                   1999     1998     1997
                                                   ----     ----     ----
                                                        (In Thousands)

Federal income tax at statutory rate              $  61    $ (47)   $ 212
Increase (decrease) in tax resulting from:
    Amortization of discounts and goodwill, net      16       35       35
    Municipal interest, net                         (11)     (11)     (13)
    Tax credits                                    (300)    (275)    (216)
    Other                                          (102)     (85)      33
                                                  -----    -----    -----

         Income tax expense (benefit)             $(336)   $(383)   $  51
                                                  =====    =====    =====
At December 31, 1999, state net operating loss carryforwards of $5,921,000 were available for future use. These net operating losses expire from 2012 through 2019.

At December 31, 1999, Argo Bancorp has low income housing and alternative minimum tax credit carryforwards in the amount of $914,000 expiring from 2012 through 2019.

Retained earnings at December 31, 1999 include $1,349,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income, which will be subject to the then-current corporate income tax rate.


NOTE 11 - EMPLOYEE BENEFIT PLANS

401(k) PLAN AND TRUST

The Argo Federal Savings 401(k) plan is an ERISA-qualified plan covering all employees of the Savings Bank who have completed at least 1,000 hours of service within a 12 consecutive month period and are age 21 or older. Participants may make contributions to the plan from 1% to 12% of their earnings, subject to Internal Revenue Service (IRS) limitations. Discretionary matching contributions of 50% of each participant's contribution up to 12% may be made by the Savings Bank each plan year. The Savings Bank made contributions of $76,000, $71,000, and $82,000 to the plan for the years ended December 31, 1999, 1998, and 1997. The plan also provides benefits in the event of death, disability, or other termination of employment.



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------


NOTE 11 - EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN

The Savings Bank maintains an employee stock ownership plan (ESOP) for eligible employees. The ESOP borrowed funds from an unrelated third-party lender in the amount of $60,180 in order to purchase 7% of the common stock to be issued in the merger conversion (20,932 shares at $2.88 per share). The ESOP subsequently borrowed additional funds from the same third-party lender in the amount of $245,000 in order to purchase an additional 52,080 shares at an average price of $4.70 per share. All of this debt was repaid during 1998. During 1999, the ESOP borrowed funds from Argo Bancorp in the amount of $498,000 in order to purchase 49,136 shares at an average price of $10.13 per share. In addition, during 1999, the ESOP used available cash in the plan to purchase an additional 2,500 shares. Consolidated stockholders' equity was reduced by the unpaid balance of the ESOP loan at December 31, 1999. Contributions of $72,000, $60,000, and $67,000 were accrued or made to the ESOP to fund principal and interest payments for the years ended December 31, 1999, 1998, and 1997. Selected ESOP information at December 31, 1999, 1998, and 1997 follows:

                                             1999       1998       1997
                                             ----       ----       ----

Shares allocated                            82,503     73,909     63,424
Unearned shares                             44,485      1,443      9,588

    Total ESOP shares                      126,988     75,352     73,012
                                          ========    =======    =======
         Total value of unearned shares   $511,578    $13,709    $93,483
                                          ========    =======    =======

During 1998, in connection with the goodwill convertible preferred stock issuance (see Note 13), 18,838 shares of preferred stock were contributed to the ESOP. At December 31, 1999, all 18,838 preferred shares were allocated. At December 31, 1998, the total allocated preferred shares were 18,618 and the unallocated shares were 220.

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



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

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

The Board of Directors of Argo Bancorp formed a new MRP effective September 1, 1996, which purchased 50,000 shares of Argo Bancorp stock on September 24, 1996 for $115,000. Under this plan, employees in key management positions with Argo Bancorp and all its subsidiaries are eligible for participation. During the year ended December 31, 1997, 6,300 shares were awarded to certain key On-Line employees. The awards vest over a five-year period, the aggregate purchase price of shares awarded was being expensed as a portion of annual compensation, and the remaining cost is reflected as a reduction of stockholders' equity. Due to the sale of On-Line, the shares became fully vested and compensation expense of $36,000 was recognized in 1999. The expense totaled $12,000 for each of the years 1998 and 1997. No MRP shares were awarded during the years ended December 31, 1999 and 1998. Also during the year ended December 31, 1997, the Company sold 18,608 shares held by the Argo Bancorp MRP plan for $181,000, reducing the total shares held by the plan to 31,392, including the 6,300 awarded shares. The proceeds from this transaction were recorded as an increase in capital at December 31, 1997.

STOCK OPTION PLANS

Argo Bancorp's Board of Directors adopted the 1991 Stock Option and Incentive Plan (the 1991 Stock Option Plan), under which up to 429,800 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of incentive stock options to be granted to full-time employees of Argo Bancorp and its subsidiaries from time to time. All 429,800 options were awarded during 1993. The exercise price for the options awarded was equal to or greater than the fair market value of the common stock on the date of grant ($3.84 per share). During 1999, no options were exercised. In 1998 and 1997, 42,980, and 95,988 of the options were exercised. The weighted average exercise price for the options exercised in 1998 and 1997 was $3.60 and $3.85. At December 31, 1999, options to purchase 171,468 shares were outstanding, at an average price of $5.90.



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------


NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

Argo Bancorp's Board of Directors adopted the Non-Qualified Stock Option Plan for Non-Employee Directors (Non-Qualified Stock Option Plan) in 1991, under which up to 429,800 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of nonincentive stock options to be granted to nonemployee directors of the Savings Bank subsidiary from time to time. Options for 4,000 shares were granted in 1997. At December 31, 1997, the Board of Directors approved a resolution to discontinue any further grants under this plan. At December 31, 1999, 252,400 options for shares had been awarded by Argo Bancorp under the Non-Qualified Stock Option Plan. The exercise price for the options awarded was equal to the fair market value of the common stock on the date of grant ($6.02 per share). During 1999, no options were exercised. In 1998 and 1997, 3,580, and 34,000 of the options were exercised. The weighted average exercise price for options exercised in 1998 and 1997 was $8.87 and $4.56. At December 31, 1999, options to purchase 199,600 shares were outstanding at an average price of $6.02.

Argo Bancorp's Board of Directors adopted the 1998 Incentive Stock Option Plan for Employees in 1998, under which up to 400,000 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of stock options to be granted to employees from time to time. Options to purchase 23,000 and 12,000 shares were granted during 1999 and 1998, and options to acquire 12,000 were forfeited in 1999. At December 31, 1999 and 1998, 35,000 and 12,000 options for shares have been awarded by Argo Bancorp under the plan. The exercise price for the options awarded was equal to the fair market value of the common stock on the date of grant ($9.00 per share 1999 and $8.625 in 1998). At December 31, 1999, options to purchase 23,000 shares were outstanding at an average price of $9.00 per share.

At December 31, 1999 and 1998, the total options outstanding under all plans were 394,068 and 383,068, at an average price of $6.14 and $6.05.

The Company applies ABP Opinion No. 25 in accounting for the stock option plans and, accordingly, compensation cost based on the fair value at grant date has not been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income from continuing operations would have been reduced to the pro forma amounts indicated below:

                                        Year Ended December 31,
                                        -----------------------
                                       1999      1998       1997
                                       ----      ----       ----
                                  (In Thousands, Except Per Share Data)

Income from continuing operations
    As reported                       $ 514     $ 245     $ 698
    Pro forma                           490       220       458
Earnings per share
    Basic
         As reported                    .26       .12       .36
         Pro forma                      .25       .11       .24
    Diluted
         As reported                    .25       .12       .33
         Pro forma                      .23       .11       .22



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were used in estimating the fair value for options granted in 1999, 1998, and 1997:

                                      Year Ended December 31,
                                      -----------------------
                                    1999       1998       1997
                                    ----       ----       ----

Dividend yield                      2.08%      2.07%      2.13%
Risk-free interest rate             5.50%      5.50%      6.11%
Weighted average expected life   10 years    8 years    8 years
Expected volatility                18.06%     13.93%      6.70

The weighted average per share fair values of options granted during 1999, 1998, and 1997 were $2.70, $2.11, and $2.68.


NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its business to meet the financing needs of its customers and to reduce its own exposure to fluctuations of interest rates. These financial instruments represent commitments to originate and sell first mortgage loans and letters of credit and involve credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

Commitments to originate fixed and adjustable rate mortgage loans amounted to approximately $3.9 million and $22.2 million at December 31, 1999 and 1998. The fixed rate commitments at December 31, 1999 have rates ranging from 7.63% to 9.00%. These commitments represent amounts which the Savings Bank plans to fund in its normal commitment period. the Company evaluates each customer's creditworthiness on a case-by-case basis.

Unused lines of credit amounted to approximately $9.0 million and $4.2 million as of December 31, 1999 and 1998.

The Company also had outstanding firm commitments to originate mortgage loans and sell the loans to the secondary market approximating $30.2 million at December 31, 1999.

The Savings Bank had Community Reinvestment Act (CRA) investment commitments outstanding of $2.6 million. These commitments include $1,000,000 to be funded for investment in the Greater West Side Loan Fund, $703,000 to be funded over ten years for


--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

investment in the Chicago Equity Fund, and $336,000 to be funded over thirteen years for investment in the Community Investment Corporation.


NOTE 13 - CAPITAL MATTERS

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

Information regarding Class A common stock at December 31, 1999 and 1998 follows:

                      Par value per share          $      .01
                      Authorized shares             9,000,000
                      Shares issued                 2,004,896

Information regarding preferred stock at December 31, 1999 and 1998 follows:

                      Par value per share          $      .01
                      Authorized shares             1,000,000
                      Shares issued                   592,681

The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of Savings Bank assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 13 - CAPITAL MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined) and Tier I capital (as defined) to assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Office of the Thrift Supervision categorized the Savings Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Savings Bank's actual capital amounts (in thousands) and ratios are as follows as of December 31, 1999 and 1998:

                                                                  To Be Well-
                                               For Capital     Capitalized Under
                                                Adequacy       Prompt Corrective
                                Actual          Purposes            Action
                                ------          --------            ------
                            Amount   Ratio   Amount    Ratio    Amount    Ratio
                            ------   -----   ------    -----    ------    -----

December 31, 1999
    Total capital
      (to risk-weighted
      assets)              $23,404    12.3%  $15,191    8.00%  $18,989   10.00%
    Tier I capital
      (to risk-weighted
      assets)               21,853    11.5     7,596    4.00    11,394    6.00
    Tier I capital
      (to adjusted assets)  21,853     5.9    14,809    4.00    18,512    5.00

December 31, 1998
    Total capital
      (to risk-weighted
      assets)              $18,310   10.54%  $13,898    8.00%  $17,372   10.00%
    Tier I capital
      (to risk-weighted
      assets)               17,370    9.91     7,011    4.00    10,517    6.00
    Tier I capital
      (to adjusted assets)  17,370    6.32    10,994    4.00    13,742    5.00

--------------------------------------------------------------------------------
                                  (Continued)
                                                                              30

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 13 - CAPITAL MATTERS (Continued)

Effective April 1, 1999, the Office of Thrift Supervision's capital distribution regulation changed. Under the new regulation, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under Office of Thrift Supervision regulations (generally, compliance with all capital requirements and examination ratings in one of two top categories); the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years; the institution would be undercapitalized following the distribution; or the distribution would otherwise be contrary to a statute, regulation, or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still give advance notice to the Office of Thrift Supervision of the capital distribution.


NOTE 14 - SEGMENT FINANCIAL INFORMATION

The operating segments are determined by the products and services offered, primarily distinguished between banking, discount loan operations, and mortgage banking. Loans, investments, and deposits provide the revenues in the banking operation; fee income provides the primary revenue for mortgage banking interest income; and discount accretion provides the primary revenue for discount loan workout. All operations are domestic.

The accounting policies used for the operating segments are the same as those described in the summary of significant accounting policies. Income taxes are allocated to the banking segment. No indirect expenses are allocated.

Information reported internally for performance assessment follows. The column for other information primarily includes activity between segments which is being eliminated.


                                                      (In Thousands)
                                              Discount   Mortgage                     Total
                                 Banking       Loans      Banking      Other        Segments
                                 -------       -----      -------      -----        --------
1999
----
    Net interest income        $   7,346   $     536      $    --     $     --     $   7,882
    Provision for loan losses        695         270           --           --           965
    Other revenue                  3,095        (313)         754       (1,196)        2,340
    Other expenses                 7,848         352          879           --         9,079
    Income tax expense (benefit      433          --           --         (769)         (336)
    Segment profit (loss)          1,465        (399)        (125)        (427)          514
       Segment assets            419,763      11,879           34      (38,912)      392,764


--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 14 - SEGMENT FINANCIAL INFORMATION  (Continued)


                                                     (In Thousands)
                                            Discount    Mortgage                     Total
                                 Banking      Loans      Banking      Other        Segments
                                 -------      -----      -------      -----        --------
1998
----
    Net interest income        $   5,226   $   1,032   $      --   $      --    $   6,258
    Provision for loan losses        115         240          --          --          355
    Other revenue                  3,622         740       1,637      (2,189)       3,810
    Other expenses                 7,592         695       1,571          (7)       9,851
    Income tax expense (benefit      148          --          --        (531)        (383)
    Segment profit (loss)            993         837          66      (1,651)         245
       Segment assets for
         continuing operations   320,421      13,550         412     (39,852)     294,531

1997
----
    Net interest income        $   4,884   $   2,572   $      --   $      --      $   7,456
    Provision for loan losses        160          50          --          --            210
    Other revenue                  4,598         281         977      (2,705)       3,151
    Other expenses                 7,408       1,288         955          (3)       9,648
    Income tax expense               259          --          --        (208)          51
    Segment profit (loss)          1,655       1,515          22      (2,494)         698
       Segment assets for
         continuing operations   244,560      35,876         191     (55,497)     225,130





--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------


NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION

Condensed statements of financial condition, operations, and cash flows of Argo Bancorp, Inc. follow:


                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                          December 31,
                                                          ------------
                                                       1999        1998
                                                       ----        ----
                                                        (In Thousands)
Assets
     Cash                                             $   145   $ 5,673
     Interest-bearing deposits                             39       250
                                                      -------   -------
         Total cash and cash equivalents                  184     5,923
     Trading securities                                   197      --
     Securities available-for-sale                     11,415     2,505
     Investment in GFS preferred stock                  4,600      --
     Loans receivable                                     778       387
     Discounted loans receivable                          301      --
     Investment in banking subsidiary                  21,831    17,592
     Investment in limited liability corporation         --         837
         Total investments in subsidiaries             22,831    18,429

     Investment in discontinued operation                --       6,545
     Other assets                                       4,817     4,243
                                                      -------   -------
         Total assets                                 $44,123   $38,032
                                                      =======   =======

Liabilities and stockholders' equity
     Borrowed money                                   $ 5,404   $   319
     Other liabilities                                  1,347     1,515
     Junior subordinated debentures                    17,784    17,784
     Stockholders' equity                              19,588    18,414
                                                      -------   -------

         Total liabilities and stockholders' equity   $44,123   $38,032
                                                      =======   =======



--------------------------------------------------------------------------------
                                  (Continued)
                                                                              33

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------


NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION (Continued)


                       CONDENSED STATEMENTS OF OPERATIONS

                                                             Year Ended December 31,
                                                             -----------------------
                                                         1999        1998        1997
                                                         ----        ----        ----
                                                                 (In Thousands)

Interest income                                         $   971    $    52    $    23
Interest expense                                         (2,093)      (827)      (335)
                                                        -------    -------    -------
Net interest expense                                     (1,122)      (775)      (312)
Dividends from subsidiaries                                --          500      2,242
Equity in undistributed (overdistributed)
  earnings of subsidiaries                                1,721        518     (1,269)
Gain (loss) on sales of securities available-for-sale        (2)       233        618
Profits on trading account activity                          29       --         --
Loss on sales of foreclosed real estate                      (3)      --         --
Noninterest expense                                        (878)      (762)      (789)
                                                        -------    -------    -------
Income (loss) from continuing operations
  before income taxes                                      (255)      (286)       490
Income tax benefit                                         (769)      (531)      (208)
                                                        -------    -------    -------
Income from continuing operations                           514        245        698
Income from discontinued operation (net of tax)             135        286        125
Gain on sale of discontinued operation (net of tax)       1,928       --         --
                                                        -------    -------    -------

Net income                                              $ 2,577    $   531    $   823
                                                        =======    =======    =======

--------------------------------------------------------------------------------
                                  (Continued)
                                                                              34

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------


NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION (Continued)


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                         Year Ended December 31,
                                                                         -----------------------
                                                                       1999       1998        1997
                                                                       ----       ----        ----
                                                                            (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $    514    $    245    $    698
     Adjustments to reconcile net income to net cash
         provided by operating activities
              Net change in trading account activity                   (33)       --          --
              Loss (gain) on the sales of securities available-
                for-sale                                                 2        (233)       (618)
              Gain on trading account securities                       (29)       --          --
              Gains on the sales of foreclosed real estate               3        --          --
              Equity in (undistributed) over-
                distributed earnings of subsidiaries                (1,721)       (518)      1,144
              Amortization of purchase price of
                ESOP and MRP                                           108          69          72
              Recognition of fair value of ESOP
                shares scheduled to be released                       --            48          50
              Increase in other assets                                 652        (580)       (702)
              Increase (decrease) in other liabilities                (206)        543        (143)
                                                                  --------    --------    --------
                  Net cash from operating activities                  (710)       (426)        501

CASH FLOWS FROM INVESTING ACTIVITIES
     Loans purchased, net                                             (692)       (325)        (57)
     Proceeds from the sales of securities                             420       2,388       5,790
     Purchases of securities                                       (13,361)     (3,740)     (6,306)
     Proceeds from sale of On-Line Financial
       Services, Inc., net                                           4,583        --          --
     Net cash (paid) received in purchase of subsidiary               (575)       (454)        916
     Contribution to MRP and ESOP                                       73        --          (486)
                                                                  --------    --------    --------
         Net cash from investing activities                         (9,552)     (2,131)       (143)





--------------------------------------------------------------------------------
                                  (Continued)
                                                                              35

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------


NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION (Continued)


                            STATEMENTS OF CASH FLOWS

                                                              Year Ended December 31,
                                                              -----------------------
                                                          1999        1998        1997
                                                          ----        ----        ----
                                                                  (In Thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from stock issuance                      $   --      $   --      $    412
     Proceeds from issuance of subordinated
       debentures, net of debt issuance expenses           (181)     16,115        --
     Proceeds from borrowed money                         5,085        --        11,108
     Repayment of borrowed money                           --        (5,289)     (9,040)
     Capital contributions to subsidiaries                 --        (2,899)     (3,698)
     Proceeds from exercise of stock options               --           186         525
     Proceeds from sale of MRP stock                       --          --           400
     Dividends paid                                        (401)       (359)       (351)
                                                       --------    --------    --------
         Net cash from financing activities               4,503       7,754        (644)

Net cash provided by discontinued operations                 20          60          98
                                                       --------    --------    --------

Net increase (decrease) in cash and cash equivalents     (5,739)      5,257        (188)

Cash and cash equivalents at beginning of year            5,923         666         854
                                                       --------    --------    --------

CASH AND CASH EQUIVALENTS AT END OF YEAR               $    184    $  5,923    $    666
                                                       ========    ========    ========

Supplemental disclosure of noncash
  investing activities
     Preferred stock received related to sale
       of On-Line Financial Services, Inc.             $  4,600
     Transfer of securities available-for-sale
       to tracing account                                   135
     Capital contribution to banking subsidiary
       in the form of securities available-for-sale       3,000



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Argo Bancorp's financial instruments as of December 31, 1999 and 1998 are set forth in the following table, followed by the methods and assumptions used.


                                                 1999                          1998
                                                 ----                          ----
                                                     Estimated                Estimated
                                          Carrying     Fair       Carrying      Fair
                                           Amount      Value       Amount       Value
                                           ------      -----       ------       -----
                                                         (In Thousands)
Financial assets
     Cash                                 $  5,603   $  5,603   $  3,216       $  3,216
     Interest-bearing deposits              32,069     32,069      6,880          6,880
     Trading account securities                668        668        693            693
     Securities available-for-sale          14,364     14,364      7,208          7,208
     Securities held-to-maturity            25,859     24,082       --             --
     Loans receivable                      277,460    277,859    245,189        248,536
     Investment in GFS preferred stock       4,600      4,600       --             --
     FHLB of Chicago stock                   2,303      2,303      1,911          1,911
     Accrued interest receivable             3,392      3,392      2,024          2,024

Financial liabilities
     Deposits without stated maturities     40,983     40,983     53,302         53,302
     Deposits with stated maturities       260,690    262,390    179,678        178,061
     Borrowed money                         40,336     40,042     21,051         21,910
     Junior subordinated debt               17,784     23,707     17,784         17,784
     Advance payments by borrowers
       for taxes and insurance                 902        902        853            853
     Custodial escrow balances               5,476      5,476      5,340          5,340
     Accrued interest payable                  966        966        661            661

Statement on Financial Accounting Standards No. 107 defined the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than a forced liquidation sale. The following methods and assumptions are used by Argo Bancorp in estimating the fair value amounts for its financial instruments.

(a)  CASH AND INTEREST-BEARING DEPOSITS

The carrying value of cash and interest-bearing deposits approximates fair value due to the short period of time between origination of the instruments and their expected realization.



--------------------------------------------------------------------------------
                                  (Continued)

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

(b) SECURITIES AVAILABLE-FOR-SALE, HELD-TO-MATURITY, TRADING SECURITIES, FHLB OF CHICAGO STOCK, AND INVESTMENT IN GFS PREFERRED STOCK.

The fair value of securities available-for-sale and held-to-maturity and trading securities was estimated using quoted market prices. The fair value of FHLB stock is based on its redemption value. The fair value of the GFS preferred stock is its carrying value based upon the market interest rate.

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

(d)  DEPOSITS, ESCROWS, AND INTEREST PAYABLE

The fair value of deposits with no stated maturity, such as passbook savings, NOW, and money market accounts, and escrows is disclosed as the amount payable on demand.

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

(e)  BORROWED FUNDS AND JUNIOR SUBORDINATED DEBT

The fair value of borrowed funds and junior subordinated debt is the present value of the contractual cash flows, discounted by the current rate offered for similar remaining maturities.





--------------------------------------------------------------------------------
                                  (Continued)
                                                                              38

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------

NOTE 17 - EARNINGS PER SHARE

The following table sets forth the components of basic and diluted earnings per share from continuing operations:

                                                  Year Ended December 31,
                                                  -----------------------
                                              1999        1998          1997
                                              ----        ----          ----
                                   (Dollars in Thousands, Except Per Share Data)

Numerator                                 $      514   $      245   $      698
                                          ==========   ==========   ==========

Denominator
    Basic earnings per share - weighted
      average shares outstanding           1,946,744    1,948,843    1,931,572
    Effect of dilutive stock options
      outstanding                            114,581       98,372      175,192
                                          ----------   ----------   ----------

Diluted earnings per share -
  weighted average shares outstanding     $2,061,325   $2,047,215   $2,106,764
                                          ==========   ==========   ==========

Basic earnings per share                  $      .26   $      .12   $      .36
Diluted earnings per share                       .25          .12          .33


NOTE 18 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                              1999     1998      1997
                                              ----     ----      ----
Unrealized holding gains (losses) on
  securities available-for-sale               $(990)   $ (97)   $ 639
Less reclassification adjustments for gains
  (losses) recognized in income                  (2)     234      710
                                              -----    -----    -----
Net unrealized losses                          (988)    (331)     (71)
Tax effect                                      376      126       26
                                              -----    -----    -----

Other comprehensive loss                      $(612)   $(205)   $ (45)
                                              =====    =====    =====

--------------------------------------------------------------------------------
                                  (Continued)
                                                                              39

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                December 31, 1999
                             (Dollars in thousands)

--------------------------------------------------------------------------------


                                       Argo      Dolton                 Argo                              Argo
                                      Federal   Riverdale              Savings                           Bancorp
                                      Savings    Savings     Elimin-  Consoli-     Argo       Elimin-   Consoli-
                                       Bank    Serving Corp. nations    dated     Bancorp     nations     dated
                                       ----    ------------  -------    -----     -------     -------     -----


ASSETS
Cash                                 $  5,561   $      8   $     (8)   $  5,561   $    145   $   (103)   $  5,603
Interest-earning deposits              32,034         20        (20)     32,034         39         (4)     32,069
                                     --------   --------   --------    --------   --------   --------    --------
   Total cash and cash equivalents     37,595         28        (28)     37,595        184       (107)     37,672

Trading account securities                471       --         --           471        197       --           668
Securities available-for-sale           2,818        131       --         2,949     11,415       --        14,364
Securities held-to-maturity            25,859       --         --        25,859       --         --        25,859
Loans receivable, net                 267,973       --         --       267,973        778       (461)    268,290
Discounted loans receivable, net        8,869       --         --         8,869        301       --         9,170
Mortgage loan servicing rights            464       --         --           464       --         --           464
Investment in limited partnership       4,494       --         --         4,494       --         --         4,494
Investment in GFS preferred stock        --         --         --          --        4,600       --         4,600
Stock in Federal Home Loan Bank
  of Chicago                            2,303       --         --         2,303       --         --         2,303
Foreclosed real estate, net             1,961       --         --         1,961        319       --         2,280
Premises and equipment, net             8,504       --         --         8,504         10       --         8,514
Debt issuance costs related to
  junior subordinated debt, net          --         --         --          --        1,838       --         1,838
Accrued interest receivable             3,031       --         --         3,031        361       --         3,392
Prepaid expenses and other assets       6,611       --         --         6,611      2,289        (44)      8,856
Investments in subsidiaries               159       --         (159)       --       21,831    (21,831)       --
                                     --------   --------   --------    --------   --------   --------    --------

   Total assets                      $371,112   $    159   $   (187)   $371,084   $ 44,123   $(22,443)   $392,764
                                     ========   ========   ========    ========   ========   ========    ========

LIABILITIES AND
  STOCKHOLDERS' EQUITY
Liabilities
   Deposits                          $301,808   $   --     $    (28)   $301,780   $   --     $   (107)   $301,673
   Borrowed money                      35,393       --         --        35,393      5,404       (461)     40,336
   Advance payments by borrowers
     for taxes and insurance              902       --         --           902       --         --           902
   Custodial escrow balances for
     loans serviced for others          5,476       --         --         5,476       --         --         5,476
   Accrued interest payable               555       --         --           555        411       --           966
   Other liabilities                    5,147       --         --         5,147        936        (44)      6,039
   Junior subordinated debt              --         --         --          --       17,784       --        17,784
                                     --------   --------   --------    --------   --------   --------    --------
     Total liabilities                349,281       --          (28)    349,253     24,535       (612)    373,176
                                     --------   --------   --------    --------   --------   --------    --------





--------------------------------------------------------------------------------
                                  (Continued)
                                                                              40

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                December 31, 1999
                             (Dollars in thousands)


--------------------------------------------------------------------------------

                                          Argo       Dolton                    Argo                                   Argo
                                         Federal    Riverdale                Savings                                 Bancorp
                                         Savings     Savings      Elimin-    Consoli-      Argo          Elimin-     Consoli-
                                          Bank     Serving Corp.  nations      dated      Bancorp        nations      dated
                                          ----     -------------  -------      -----      -------        -------      -----
Stockholders' equity
   Preferred stock                     $    --      $    --     $    --      $    --      $       3    $    --      $       3
   Common stock                            1,060            1          (1)       1,060           20       (1,060)          20
   Additional paid-in capital             12,866          125        (125)      12,866        8,829      (12,866)       8,829
   Retained earnings - substantially
     restricted                            8,391           33         (33)       8,391       12,260       (8,391)      12,260
   Employee Stock Ownership
       Plan loan                            (426)        --          --           (426)        (426)         426         (426)
   Unearned stock awards                    --           --          --           --           (248)        --           (248)
   Accumulated other
     comprehensive loss                      (60)        --          --            (60)        (850)          60         (850)
                                       ---------    ---------   ---------    ---------    ---------    ---------    ---------
     Total stockholders' equity           21,831          159        (159)      21,831       19,588      (21,831)      19,588
                                       ---------    ---------   ---------    ---------    ---------    ---------    ---------

       Total liabilities and
         stockholders' equity          $ 371,112    $     159   $    (187)   $ 371,084    $  44,123    $ (22,443)   $ 392,764
                                       =========    =========   =========    =========    =========    =========    =========

--------------------------------------------------------------------------------
                                   (Continued)
                                                                              41

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                December 31, 1999
                             (Dollars in thousands)

--------------------------------------------------------------------------------


                                       Argo        Dolton                 Argo                                Argo
                                      Federal     Riverdale              Savings                             Bancorp
                                      Savings      Savings     Elimin-  Consoli-      Argo       Elimin-    Consoli-
                                       Bank     Serving Corp.  nations    dated      Bancorp     nations      dated
                                       ----     -------------  -------    -----      -------     -------      -----
INTEREST INCOME
   Loans receivable                  $ 18,531    $    --     $   --     $ 18,531    $     58    $    (25)   $ 18,564
Discounted loans receivable             1,175         --         --        1,175          60        --         1,235
   Mortgage-backed securities
     available-for-sale                   114         --         --          114        --          --           114
   Securities available-for-sale          164         --         --          164         847        --         1,011
   Securities held-to-maturity          1,167         --         --        1,167        --          --         1,167
   Interest-earning deposits            1,799         --         --        1,799           6        --         1,805
                                     --------    ---------   --------   --------    --------    --------    --------
     Total interest income             22,950         --         --       22,950         971         (25)     23,896
                                     --------    ---------   --------   --------    --------    --------    --------

INTEREST EXPENSE
   Deposits                            12,542         --         --       12,542        --          --        12,542
   Borrowed money                       1,404         --         --        1,404         188         (25)      1,567
   Junior subordinated debt              --           --         --         --         1,905        --         1,905
                                     --------    ---------   --------   --------    --------    --------    --------
     Total interest expense            13,946         --         --       13,946       2,093         (25)     16,014
                                     --------    ---------   --------   --------    --------    --------    --------

NET INTEREST INCOME                     9,004         --         --        9,004      (1,122)       --         7,882

Provision for loan losses                 965         --         --          965        --          --           965
                                     --------    ---------   --------   --------    --------    --------    --------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES             8,039         --         --        8,039      (1,122)       --         6,917
                                     --------    ---------   --------   --------    --------    --------    --------

NONINTEREST INCOME
   Loan servicing income                1,372         --         --        1,372        --          --         1,372
   Net gain (loss) on sale of
     Loans held for sale                  200         --         --          200        --          --           200
     Discounted loans receivable          188         --         --          188        --          --           188
     Foreclosed real estate              (530)        --         --         (530)         (3)       --          (533)
     Securities available-for-sale       --           --         --         --            (2)       --            (2)
     Profits on trading account
       activity                            90         --         --           90          29        --           119
     Branch locations                      86         --         --           86        --          --            86
   Fees and service charges               638         --         --          638        --          --           638
   Net income (loss) on investment
     in limited partnership               166         --         --          166        --          --           166
   Other                                  101         --         --          101           5        --           106
   Equity in earnings of
     subsidiaries                          (1)        --            1       --         1,721      (1,721)       --
                                     --------    ---------   --------   --------    --------    --------    --------
     Total noninterest income           2,310         --            1      2,311       1,750      (1,721)      2,340
                                     --------    ---------   --------   --------    --------    --------    --------

--------------------------------------------------------------------------------
                                   (Continued)
                                                                              42

                       ARGO BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                December 31, 1999
                             (Dollars in thousands)

--------------------------------------------------------------------------------


                                  Argo      Dolton                 Argo                          Argo
                                 Federal   Riverdale              Savings                       Bancorp
                                 Savings    Savings    Elimin-   Consoli-    Argo     Elimin-  Consoli-
                                  Bank   Serving Corp. nations     dated    Bancorp   nations    dated
                                  ----   ------------- -------     -----    -------   -------    -----
NONINTEREST EXPENSE
   Compensation and benefits      $ 3,196   $  --      $  --     $ 3,196   $   545    $  --      $ 3,741
   Occupancy and equipment          1,633      --         --       1,633         4       --        1,637
   Federal deposit insurance
     premiums                         146      --         --         146      --         --          146
   Loan expense                       779      --         --         779        18       --          797
   Professional fees                  495      --         --         495        77       --          572
   Advertising and promotion          253      --         --         253      --         --          253
   Goodwill amortization               47      --         --          47      --         --           47
   Data processing                    396      --         --         396      --         --          396
   Other                            1,250         1       --       1,251       239       --        1,490
                                  -------   -------    -------   -------   -------    -------    -------
     Total  noninterest expense     8,195         1       --       8,196       883       --        9,079
                                  -------   -------    -------   -------   -------    -------    -------

Income (loss) from continuing
  operations before taxes           2,154        (1)         1     2,154      (255)    (1,721)       178
Income tax expense (benefit)          433      --         --         433      (769)      --         (336)
                                  -------   -------    -------   -------   -------    -------    -------

Income (loss) from continuing
  operations                        1,721        (1)         1     1,721       514     (1,721)       514
Income from discontinued
  operations (net of tax)            --        --         --        --         135       --          135
Gain on sale of discontinued
  operations (net of tax)            --        --         --        --       1,928       --        1,928
                                  -------   -------    -------   -------   -------    -------    -------

   Income from discontinued
     operations                      --        --         --        --       2,063       --        2,063
                                  -------   -------    -------   -------   -------    -------    -------

   Net income (loss)              $ 1,721   $    (1)   $     1   $ 1,721   $ 2,577    $(1,721)   $ 2,577
                                  =======   =======    =======   =======   =======    =======    =======

--------------------------------------------------------------------------------
                                  (Continued)
                                                                              43