Form 10-K/A, Exhibit 13
period 1999-12-31
ARGO BANCORP INC /DE/
filed 2000-03-31
CIK 883502

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
                                              =====    =====    =====

--------------------------------------------------------------------------------
                                                                              39

ARGO BANCORP, INC.


Shareholder Information

-------------------------------------------------------------------------------

                             DIRECTORS AND OFFICERS

                               ARGO BANCORP, INC.

John G. Yedinak                          Sergio Martinucci
President and Chief Executive Officer    Senior Vice President,
Chairman of the Board                      Coldwell Banker Residential Realtors
                                         Vice President and Director

Frances M. Pitts                         Donald G. Wittmer
Executive Vice President,                President and Owner,
Secretary and Director                     Wittmer Financial Services, Ltd.
                                         Director

Dominic M. Fejer                         Arthur E. Byrnes
Vice President, Controller               Chairman, Deltec Asset
                                           Management Corporation
                                         Director

Colleen A. Kitch
Executive Vice President


                         ARGO FEDERAL SAVINGS BANK, FSB


John G. Yedinak                          Sergio Martinucci
President, Chief Executive Officer       Senior Vice President,
  and Director                             Coldwell Banker Residential Realtors
                                         Chairman of the Board

Frances M. Pitts                         Richard B. Duffner
Senior Vice President,                   President and Owner,
General Counsel and Secretary              RBD & Associates, Ltd.
                                         Director

Dominic M. Fejer                         Emil T. Sergo
Vice President, Chief Financial Officer  Mayor, McCook, Illinois
                                         Director

Rebecca L. Leon                          Dennis G. Carroll
Vice President, Retail Operations        Detective, City of Chicago Police Dept.
                                         Director

Marie C. Goudie                          Raymond E. Froula
Controller                               Retired
                                         Director

Teena D. Juergens                        Mary Ann Gearhart
Assistant Secretary                      Member, Will County
                                           Board of Commissioners
                                         Director

ARGO BANCORP, INC.


Shareholder Information

-------------------------------------------------------------------------------

                              STOCKHOLDER REFERENCE

Corporate Headquarters                          Independent Auditors
Argo Bancorp, Inc.                              Crowe, Chizek and Company LLP
7600 W. 63rd Street                             One Mid America Plaza
Summit, Illinois 60501                          Oak Brook, Illinois 60522
(708) 496-6010

Chicago Counsel                                 Transfer Agent and Registrar
Kemp & Grzelakowski, Ltd.                       LaSalle Bank, N.A.
1900 Spring Road                                Trust and Asset Management Division
Suite 500                                       135 South LaSalle Street
Oak Brook, Illinois 60523-14495                 Chicago, Illinois 60603
                                                (312) 904-2584

Market Makers                                   Annual Report on Form 10-K
Tucker Anthony, Incorporated                    Copies of Argo Bancorp, Inc.'s 1999
1 South Wacker Drive                              Annual Report on Form 10-K
Suite 1900                                        filed without exhibits with the Securities
Chicago, Illinois 60606                           and Exchange Commission are available
(888)655-4135                                     without charge to stockholders, upon
                                                  written request to:
Investor Information                                Frances M. Pitts, Corporate Secretary
Stockholders, investors, and analysts               Argo Bancorp, Inc.
  interested in additional information              7600 W. 63rd Street
  may contact:                                      Summit, Illinois 60501
     John G. Yedinak, President and CEO,
       at the Corporate Headquarters            Annual Meeting
                                                The annual meeting of stockholders will
                                                  be held at 12:00 p.m. on May 2, 2000 at
                                                  Argo Federal Savings Bank, FSB,
                                                  7600 W. 63rd Street, Summit, Illinois
                                                  60501.

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

ARGO BANCORP, INC.


Shareholder Information

-------------------------------------------------------------------------------

                             STOCK PRICE INFORMATION

Argo Bancorp Inc.'s common stock is traded on the NASDAQ Over the Counter Market under the symbol ARGO. The table shows the reported high and low sale prices of common stock and the dividends per share during the periods indicated.

                                      High          Low         Dividends
                                      ----          ---         ---------

Year ended December 31, 1999:
    First Quarter                   $ 9.375       $ 8.250       $ .0500
    Second Quarter                    9.500         8.500         .0500
    Third Quarter                    10.250         8.500         .0500
    Fourth Quarter                   11.500         9.750         .0500

Year ended December 31, 1998:
    First Quarter                   $ 8.734       $ 8.625       $ .0450
    Second Quarter                    8.875         8.625         .0450
    Third Quarter                     8.875         8.825         .0450
    Fourth Quarter                    9.500         8.250         .0450

Year ended December 31, 1997:
    First Quarter                   $ 8.187       $ 7.812       $ .0450
    Second Quarter                    8.468         8.182         .0450
    Third Quarter                     8.531         8.468         .0450
    Fourth Quarter                    9.750         8.531         .0450

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

CORPORATE PROFILE

Argo Bancorp, Inc. ("Argo Bancorp" or "the Company") is a Delaware corporation organized in August 1987 for the purpose of acquiring Argo Federal Savings Bank, FSB ("Argo Savings"). Argo Bancorp acquired Argo Savings on November 17, 1987 for a capital infusion of $1.1 million. On May 26, 1992, Argo Bancorp completed a merger conversion with Dolton-Riverdale Savings and Loan Association ("Dolton") and, as part of the conversion, Argo Bancorp sold an additional 299,000 shares of common stock at an issuance price of $2.875, which increased the outstanding common stock to 1,299,600 shares. There were 2,004,896 shares of common stock outstanding at December 31, 1999. Argo Bancorp is a unitary savings and loan holding company and is registered as such with the Office of Thrift Supervision ("OTS"). Argo Bancorp's common stock is publicly traded on the Nasdaq Stock Market Over the Counter Market under the symbol ARGO. The current market makers of the stock are Keck, Bruyette & Woods, Inc., ABN AMRO Incorporated, and Kemper Securities.

Argo Savings was originally chartered in 1908 as a mutual savings and loan association in the state of Illinois and converted to a federal stock charter in 1982. Argo Savings is headquartered in Summit, Illinois and conducts business as a traditional savings and loan from five locations in Cook County, Illinois.

On December 31, l996, Argo Bancorp entered into a stock purchase agreement with The Deltec Banking Corporation Limited ("Deltec"), a banking corporation organized under the laws of the Commonwealth of the Bahamas. Under the terms of the agreement, Argo Bancorp agreed to issue and sell 446,256 shares of the Company's authorized and unissued common stock to Deltec at a purchase price of $9.50 per share. Total proceeds from this transaction were approximately $4.2 million. A five (5.0%) percent investment advisory fee was paid to Charles E. Webb and Company reducing the net proceeds of the transaction to approximately $4.0 million. The stock purchase agreement also provides that Deltec may acquire additional shares of common stock from the Company when the Company issues or sells additional shares to third parties in order that Deltec can maintain 25% ownership in the Company's common stock.

In October of 1998, the Company formed Argo Capital Trust Co. ("Argo Capital Trust"), a statutory business trust formed under the laws of the State of Delaware. In November 1998, the Company and Argo Capital Trust offered 11% Capital Securities with a liquidation amount of $10.00 per security. The proceeds from the offering were $17,250,000. Argo Capital Trust used the gross proceeds from the sale of the Capital Securities to purchase Junior Subordinated Debentures of the





                                                                              1.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

CORPORATE PROFILE (Continued)

Company. The Junior Subordinated Debentures carry an interest rate of 11% paid quarterly in arrears and are scheduled to mature on November 6, 2028. The costs of the debt issuance were approximately $1,913,000 and were capitalized by the Company. The expenses are being amortized over 30 years. However, the debentures, under certain circumstances, may be prepaid prior to maturity date. The proceeds from the sale of the Junior Subordinated Debentures are being used by Argo Savings for general lending purposes and enhancements of operational capabilities and by the Company for general corporate purposes, the enhancement of operational capabilities, and the potential purchase of loans.

On September 27, 1999, the Company purchased 16,666 shares of Synergy Plan Ltd. ("Synergy") Class A Common Stock at $15.00 per share and 16,667 of Synergy's Convertible Preferred Stock at $15.00 per share. The Company's total investment was $500,000. The Company also received an option to acquire on or before March 31, 2000, up to 33,333 shares of Synergy Class A Common Stock for a purchase price of $15.00 per share. The convertible Preferred Stock owned by the Company is convertible into 16,667 shares of Class A Common Stock of Synergy on or before September 30, 2004, subject to Synergy's right to redeem the shares on September 30, 2002, at a redemption price of $25.00 per share. The Convertible Preferred Shares have a stated dividend of $.90 per share, per annum, payable quarterly. The Company owns at December 31, 1999, 2.9% of the Class A Common Stock and 100% of the Convertible Preferred Stock of Synergy. As a condition to the Company's purchase, John G. Yedinak, the Chief Executive Officer and Chairman of the Board of Directors of the Company, was elected to the Board of Synergy. Donald Wittmer, a director of the Company, also serves on the Board of Synergy. Synergy is a professional employee organization, formed in 1989, which is in the business of leasing individuals in its employ to various companies. The Company on September 30, 1999, entered into a Client Services Agreement with Synergy effective October 1, 1999, whereunder employees of the Company and its subsidiaries were transferred to Synergy. The Company estimates that the cost savings to the Company and Argo Savings under the Client Services Agreement will be $50,000 annually.






                                                                              2.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

CORPORATE PROFILE (Continued)

Argo Bancorp acquired on October 31, 1995, On-Line Financial Services, Inc. ("On-Line"), an Oak Brook, Illinois based computer services bureau which, at the time of the acquisition, served only bank, thrift, and mortgage banking clients throughout the Midwest. Company management believed that it had acquired a mature, but limited, technology company that required a new strategic vision and enhanced technological capabilities to meet the needs of its evolving marketplace. The Company's strategy was to enhance On-Line's strong foundation as a data processing and data communications network by implementing tools to continue supporting existing services, as well as to evolve into a provider of electronic commerce, Intranet and Internet services, technical training services, and document management and imaging services.

On March 31, 1999, the Company sold On-Line to GFS Holdings Co. of Palm Beach Gardens, Florida. Under the terms of the transaction, the Company received $11.3 million in cash and securities in exchange for all of the outstanding stock of On-Line. The Company received $6.7 million in cash at closing, together with 4,600 shares of GFS Series B Preferred Stock, valued at $4.6 million. The Preferred Stock, par value $.01, pays the Company a semi-annual dividend at the rate of 7.625%. The mandatory redemption of up to 1,400 shares subject to completion of certain conditions precedent was to be made by GFS on July 31, 1999. The Company voluntarily waived its right to redeem 600 shares of the Preferred Stock at July 31, 1999. During January 2000, the Company redeemed 600 shares of the preferred stock.






                                                                              3.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA

                                                               At or For the Year Ended December 31,
                                                 --------------------------------------------------------------
                                                    1999         1998          1997         1996         1995
                                                    ----         ----          ----         ----         ----
                                                           (Dollars in thousands, except per share data)
CONSOLIDATED FINANCIAL CONDITION DATA:
Loans receivable, net                            $  277,460   $  245,189   $  184,358   $  173,429   $  142,380
Stock in Federal Home Loan Bank of Chicago            2,303        1,911        3,271        3,428        2,669
Securities                                           40,891        7,901        4,974        5,788        7,573
Cash and cash equivalents                            37,672       10,096        8,579       13,240        9,890
Mortgage loan servicing rights                        4,958        5,062        6,706        5,264        4,033
Foreclosed real estate                                2,280        3,875        4,251        3,913        2,234
Net assets of discontinued operation                      -        6,545        5,114        3,546        1,403
Investment in GFS preferred stock                     4,600            -            -            -            -
Other assets                                         22,600       20,497       12,991       13,310       11,204
                                                 ----------   ----------   ----------   ----------   ----------

Total assets                                     $  392,764   $  301,076   $  230,244   $  221,918   $  181,386
                                                 ==========   ==========   ==========   ==========   ==========

Deposits                                         $  301,673   $  232,980   $  172,469   $  150,627   $  123,484
Borrowed money                                       40,336       21,051       29,497       45,013       36,755
Custodial escrow balances for loans serviced          5,476        5,340        6,400        5,782        9,696
Other liabilities                                     7,907        5,507        3,774        3,936          572
Junior subordinated debt                             17,784       17,784            -            -            -
Stockholders' equity                                 19,588       18,414   $   18,104   $   16,560   $   10,879
                                                 ----------   -------------------------------------------------

Total liabilities and stockholders' equity       $  392,764   $  301,076   $  230,244   $  221,918   $  181,386
                                                 ==========   ==========   ==========   ==========   ==========

SELECTED OPERATING DATA:
Interest income                                  $   23,896   $   17,625   $   18,263   $   16,050   $   13,973
Interest expense                                     16,014       11,367       10,807        8,741        8,299
                                                 --------------------------------------------------------------

    Net interest income                               7,882        6,258        7,456        7,309        5,674

Provision for loan losses                               965          355          210          248           55
                                                 --------------------------------------------------------------

Net interest income after provision
  for loan losses                                     6,917        5,903        7,246        7,061        5,619

Noninterest income                                    2,340        3,810        3,151        2,897        2,465
Noninterest expense                                   9,079        9,851        9,648        9,311        6,034
                                                 ----------   ----------   ----------   ----------   ----------

Income (loss) from continuing operations
  before income taxes                                   178         (138)         749          647        2,050
Income tax expense (benefit)                           (336)        (383)          51          (49)         531
                                                 ----------   ---------- ------------------------- ------------

Income from continuing operations                       514          245          698          598        1,519

Discontinued operations:
    Income from discontinued operation
      (net of tax)                                      135          286          125          736          222
    Gain on sale of discontinued operation
      (net of tax)                                    1,928            -            -            -            -
                                                 ----------   ----------   ----------   ----------   ----------

                                                 $    2,577   $      531   $      823   $    1,334   $    1,741
                                                 ==========   ==========   ==========   ==========   ==========

Income from continuing operations                    $  .26       $  .12        $ .36       $  .48       $ 1.28

Diluted basic                                           .25          .12          .33          .40         1.08

Net income
    Basic                                              1.32          .27          .43          .43         1.28
    Diluted                                            1.25          .26          .39          .40         1.08




                                                                              4.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA (Continued)

                                                                    At or For the Year Ended December 31,
                                                           ------------------------------------------------------
                                                           1999        1998        1997         1996        1995
                                                           ----        ----        ----         ----        ----
SELECTED FINANCIAL RATIOS AND OTHER DATA (1)                   (Dollars in thousands, except per share data)
                                                               ---------------------------------------------
Return from continuing operations on average
  assets (4)                                                0.15%       0.10%       0.31%        0.32%        0.91%
Return from continuing operations on average
  equity (4)                                                2.68        1.34        3.92         4.88        14.91
Average equity to average assets (4)                        5.54        7.58        7.94         6.55         6.08
Stockholders' equity to total assets (4)                    5.09        6.12        7.86         7.45         6.25
Interest rate spread                                        2.54        3.05        4.03         4.62         3.69
Net interest margin                                         2.53        2.95        3.78         4.29         3.65
Noninterest expense to average assets (4)                   3.77        3.80        4.28         4.99         3.61
Non-performing loans to net loans receivable (2)            2.25        2.80        3.57         3.12         1.54
Non-performing assets to total assets (3) (4)               2.12        3.45        4.25         3.53         1.91
Allowance for loan losses to non-performing
  loans (2)                                                25.61       14.42       14.73        16.87        29.54
Allowance for loan losses to net loans receivable (3)       0.58        0.40        0.53         0.53         0.45
Ratio of net charge-offs to average loans
outstanding,                                                0.03        0.01        0.01         0.08         0.03
  excluding discounted loans
Average interest-earning assets to average
   interest-bearing liabilities                             1.01x        .96x        .95x         .94x         .99x
Book value per share                                      $ 9.75     $  9.18    $   9.25      $  9.28     $   8.82
Full-service customer service facilities                       5           5           5            5            5


-------------------------
(1)  Average balances are derived from month-end balances.
(2) The formula used to calculate the ratios excludes balances related to the portfolio of discounted loans receivable from both the numerator and the denominator.
(3) The formulas used to calculate the ratios excludes the portfolio of discounted loans receivable.
(4)  Restated to remove results of discontinued operation.





                                                                              5.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

In addition to historical information, this Consolidated Annual Report may include certain forward looking statements based on current management expectations. Forward looking statements which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "may," "could," "should," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions; an increase in loan delinquencies or foreclosures; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state, and local tax authorities; changes in interest rates; a decline in real estate values; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality or composition of the Company's loan and investment portfolios; changes in accounting principles, policies, or guidelines; and other economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 1999 Form 10-K.

GENERAL

Argo Bancorp is a unitary savings and loan holding company and is registered as such with the OTS. The Company is an active holding company with assets consisting of investments in Argo Savings, marketable securities, and interest-earning deposits. Argo Bancorp is a Federal Housing Authority (FHA) approved originator and servicer, a licensed Illinois mortgage banker, and an approved Federal National Mortgage Association (FNMA) seller/servicer.

The principal business of Argo Savings consists of attracting deposits from the general public and investing those deposits, together with deposits associated with purchased mortgage servicing rights (PMSRs) and funds generated internally, primarily in one-to-four-family mortgage loans. Argo Savings is a member of the Federal Home Loan Bank (FHLB) System, and its deposits are insured to the maximum allowable amount by the Federal Deposit Insurance Corporation (FDIC).






                                                                              6.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

During 1999, Argo Mortgage Corporation ("Argo Mortgage"), a wholly owned subsidiary of Argo Savings, was merged into Argo Savings. In addition, Empire/Argo Mortgage LLC, a consolidated joint venture of the Company, was merged into the Company. The mergers qualified as tax-free reorganizations and were accounted for as internal reorganizations.

In addition, Argo Savings had a 50.1% ownership interest in Margo Financial Services, LLC ("Margo"). The other owner was E-Conduit, Inc. ("E-Conduit"). On June 1, 1999, Margo was restructured so that all of the unlicensed assets and liabilities of Margo were distributed and/or assumed by the owners in accordance with the equity ownership. On June 1, 1999, Argo Savings entered into a management services agreement with E-Conduit. Under the agreement, E-Conduit acquired certain assets and liabilities of Margo and assumed the day-to-day operations related to the origination of mortgage loans. The agreement also provided a license to E-Conduit allowing the Company to use the Margo name and all of the intellectual properties of Margo retained after the restructure. In exchange for the license of assets under the agreement, E-Conduit is required to pay a six basis point per transaction license fee on loans originated on behalf of Argo Services. As a result of this transaction, Margo has discontinued its wholesale mortgage operation and is focusing on fee generation through its licensing activities. Margo will be a franchiser and license the use of various proprietary assets and products retained by the Company.

Through its subsidiaries, Argo Mortgage and Margo, and on its own since the 1999 transactions discussed above, Argo Savings has engaged in mortgage brokerage activities that focus on the origination, purchase, and sale of mortgage loans in the secondary market. Argo Savings also offers, to a much lesser extent, one-to four-family loans that are generally not Agency Qualified, due to the borrower's credit profile, and are not as readily saleable in the secondary market as Conventional Loans ("Expanded Criteria Loans"). The Expanded Criteria Loans also include home equity lines of credit. Argo Savings generates income by the sale of these mortgage loans on a "servicing released" basis and as well as through investments in Purchased Mortgage Servicing Rights ("PMSRs"). More recently, Argo Savings has also generated fee income from an expanding network of regionally deployed ATMs, both in the Chicago area and in mid-Atlantic states.

Through Argo Mortgage and on its own, Argo Savings has acquired loans for which the borrowers may not be current as to principal and interest payments ("Discounted Loans"). In determining the amount it will bid to acquire such loans at public sales and auctions, Argo Savings estimated the amounts it would realize through foreclosure, collection efforts, or other resolution of each loan and the length of time required to complete the collection process. Investment in these assets has often resulted in higher yields and gains. However, Argo Savings has also incurred losses on certain properties,






                                                                              7.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

which have become real estate owned. Argo Savings discontinued additional investments in discounted loans in 1998.

Argo Savings continues to expand its operations to include additional ATMs and real estate secured consumer lending. Argo Savings also plans to expand, on a limited basis, its commercial real estate lending, commercial lending, and commercial checking. Argo Savings also invests funds in securities approved for investment by federal regulations, including obligations of the United States Government and its agencies.

On June 29, 1999, Argo Savings Bank sold its five operating properties located at 7600 West 63rd Street and 5818 South Archer Road, Summit, Illinois; 8267 South Roberts Road, Bridgeview, Illinois; 2154 West Madison Street, Chicago, Illinois; and 14076 Lincoln Avenue, Dolton, Illinois, to a non-affiliated third party for an aggregate contractual purchase price of $5,850,000 and simultaneously entered into a 14-year, 2-month operating lease for each of the properties with the new purchaser. Under the terms of the lease, Argo Savings will pay an initial monthly rental of $48,000 per month, or $576,000 per year, which will increase at the rate of 1% each year commencing January 1, 2000. The net proceeds of the sale realized by Argo Savings after deducting customary closing costs including broker's commissions, title charges, environmental studies, surveys, and legal fees was $5,230,662, resulting in a profit of $2,246,862 to Argo Savings. The profit, under generally accepted accounting principles, will be taken into income by Argo Savings over the lease term. As a result of this sale and leaseback transaction, Argo Savings rents as opposed to owns the properties from which it transacts business.

Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, real estate values, government policies, and actions of regulatory authorities.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits, proceeds from principal and interest payments on the loan and mortgage-backed securities portfolios, custodial deposit accounts related to loans serviced for others, maturing investments and borrowed money, FHLB advances, and loan sales. In addition, during 1999, the Company also had a source of funds related to the sale of its operating facilities and the sale of On-Line. Most liquid assets are cash and short-term investments. The levels of these assets are dependent on operating, financing, and investing activities during any given period. Cash and interest-earning deposits totaled $37.7 million at December 31, 1999. Argo Savings has adequate alternative funding sources if short-term liquidity needs arise.





                                                                              8.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

The primary investing activity of Argo Savings is the origination and purchase of mortgage loans. During the years ended December 31, 1999 and 1998, Argo Savings originated and purchased $129.7 million and $175.0 million of loans receivable, respectively. Purchases of securities available-for-sale and held-to-maturity totaled $38.0 million and $6.2 million for 1999 and 1998, respectively. These investing activities were primarily funded by principal repayments on loans and mortgage-backed securities of $84.1 million and $138.0 million, for 1999 and 1998, respectively, and an increase in deposits of $68.7 million and $73.8 million for 1999 and 1998, respectively. Also providing funding was the $37.3 million in total proceeds that resulted from the sale of loans receivable, discounted loans receivable, securities available-for-sale, foreclosed real estate, banking facilities, and On-Line in 1999. In addition to these sources of funding, the Company also uses FHLB advances. During 1999 and 1998, the Company borrowed $14.8 million and $20.1 million, respectively, from the FHLB. These borrowings have maturities ranging from daily through November of 2006. In addition, during 1999 the Company used margin accounts to purchase securities. At December 31, 1999, there was approximately $5.4 million in margin balances outstanding. During 1998, to increase liquidity, as well as provide more capital for Argo Savings, the Company issued $17.8 million of junior subordinated debt. This debt bears interest at 11% and is due in November of 2028.

Argo Savings is required to maintain minimum levels of liquid assets as defined by OTS regulation. At December 31, 1999, Argo Savings' liquid assets represented 12.42% of its liquidity base as compared to the required level of 4%. The level of liquidity maintained is believed by management to be adequate to meet the requirements of normal operations, potential deposit outflows, and current loan demand. Cash flow projections are updated regularly to ensure necessary liquidity.

Liquidity management for Argo Savings is both a daily and long-term function of Argo Savings' management. Argo Savings' management meets on a daily basis and monitors interest rates, current and projected commitments to purchase loans and the likelihood of funding such commitments, and projected cash flows. Excess funds are generally invested in short-term investments.

At December 31, 1999, Argo Savings' capital exceeded all capital requirements of the OTS. Argo Savings' Tier I capital to adjusted assets, Tier I capital to risk-weighted assets, and risk-based capital ratios were 5.90%, 11.5%, and 12.3%, respectively. Argo Savings is considered "well capitalized" under OTS prompt corrective action regulations.







                                                                              9.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

At December 31, 1999, Argo Savings had outstanding loan commitments and unused lines of credit of $3.9 million and $9.0 million, respectively. In addition to this, Argo Savings had a firm commitment to originate loans and sell the loans to the secondary market approximating $30.2 million at December 31, 1999. Argo Savings also had Community Reinvestment Act investment commitments outstanding of $2.6 million. These commitments include $703,000 to be funded over 10 years for the investment in the Chicago Equity Fund, $336,000 to be funded over 13 years for investment in the Community Investment Corporation, $1.0 million to be funded for the Greater West Side Loan Fund, $112,500 to be funded over five years for investment in the Kedzie Limited Partnership, and $182,000 to be funded for investment in the Westward III Limited Partnership.

FINANCIAL CONDITION

Total assets increased $91.7 million to $392.8 million at December 31, 1999 from $301.1 million at December 31, 1998.

Cash and interest-earning deposits increased by $27.6 million to $37.7 million at December 31, 1999 from $10.1 million at December 31, 1998. Included in the increase was $28.6 million in cash used to fund a network of ATM's in the midwest and midatlantic states. The network of ATMs is through a servicing agreement between the Savings Bank, EFmark Inc. of Westmont, Illinois and Dairy Mart convenience stores of Hudson, Ohio. This also caused an increase in premises and equipment, after taking into account the sale leaseback discussed previously, as the Bank funded the acquisition of the ATM machines.

Loans receivable, which includes loans held for sale and discounted loans receivable, increased $32.3 million, or 13.2%, in 1999 to $277.5 million at December 31, 1999 after increasing by $60.8 million, or 33.0%, in 1998. The increase in loans receivable for 1999 and 1998 is due to the origination and purchase of seasoned fixed rate and adjustable rate loans secured by single-family residences. New originations and purchases of loans contributed $129.7, net of proceeds of $12.4 million from the sale of similar assets. These purchases and originations were primarily funded by principal repayments of $84.1 million on loans receivable, Discounted Loans, and mortgage-backed securities; an increase in deposits of $68.7 million; and a $19.3 million net increase in borrowings.








                                                                             10.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

Securities available-for-sale, which totaled $14.4 million at December 31, 1999, are carried at fair value and include $1.7 million of mortgage-backed securities, $3.2 million of marketable equity securities, $3.6 million of trust preferred securities, $5.2 million of U.S Agency securities, $378,000 of municipal securities, and $393,000 of corporate bonds.

The Company has been actively trading the marketable equity securities of FNMA and FHLMC common stock. These securities are classified as trading and totaled $668,000 and $693,000 at December 31, 1999 and 1998, respectively, with fair value approximately equal to cost.

During 1999, the Company used excess cash to purchase securities totaling $25.9 at December 31, 1999, which are classified as held-to-maturity. These securities were classified as held-to-maturity since management has the intent and the Company the ability to hold these securities to maturity. These securities are made up of $24.2 million of U.S. Agency securities, $976,000 of collateralized mortgage obligations and $726,000 of corporate bonds.

Deposits increased $68.7 million, or 29.5%, to $301.7 million at December 31, 1999, after increasing by $60.5 million in 1998. The increase is attributable to increased focus on attracting deposits to fund loan demand, the use of brokered deposits, and other initiatives.

Borrowings increased $19.3 million to $40.3 million at December 31, 1999. The increase is primarily due to short-term borrowings at year end to fund loan demand and the use of margin accounts to purchase securities.

Custodial escrow balances for loans serviced increased by $136,000 to $5.5 million at December 31, 1999. The custodial accounts relate to escrowed payments of taxes and insurance and the float on principal and interest payments on loans serviced either for Argo Savings or on behalf of others by an independent mortgage servicing operation. The custodial accounts related to loans serviced by others are maintained at Argo Savings in non-interest-bearing accounts. The custodial accounts associated with loans or purchased mortgage servicing rights ("PMSRS") serviced for Argo Savings are also maintained in non-interest-bearing accounts. At December 31, 1999 and 1998, $6.0 million and $5.3 million, respectively, of all custodial escrow balances pertain to loans subserviced on behalf of Argo Saving for portfolio loans, servicing retained loans, and PMSRS. Due to the nature of custodial escrow deposits, balances may fluctuate widely on a day-to-day basis.






                                                                             11.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

During 1999, the ESOP borrowed $498,000 from the Company and bought an additional 49,136 shares at an average price of $10.13 per share.

PURCHASED MORTGAGE  SERVICING RIGHTS

Argo Savings' principal investment in mortgage servicing rights ("MSRS") is through a $3.3 million equity interest in a limited partnership whose business activities are to purchase MSRS and a $1.2 investment in subordinated debentures of the partnership. There are several unaffiliated equity investors in the limited partnership. The purchase of the servicing rights is then leveraged, allowing the limited partnership to purchase MSRS equaling one to three times the equity investment by its partners. The cost of the borrowings, as well as the servicing income and expense and related amortization, is recorded at the limited partnership level. Each quarter, financial statements are issued to the limited partnership by Dovenmuehle Mortgage, Inc. ("DMI"), the general partner of the limited partnership, and the pro rata share of the income for each investor is calculated by DMI. Argo Savings records its share of income or loss on the equity method for the partnership investment. At the end of five years, or at such time as the investors may agree, the MSRS will be sold and the proceeds divided pro rata among the investors. As with a direct investment in PMSRS, the collateral behind the equity investment is the servicing rights. All limited partnership purchases of servicing rights must be approved by all equity investors and undergo the same guidelines for direct purchases of MSRS. The task of finding and acquiring the MSRS controlled by the limited partnership, as well as all associated administrative duties, is assigned to DMI. DMI also sub-services the MSRS in the partnership. The limited partnership is audited annually by an independent auditor and an independent third party valuation of the partnership's MSRS is performed quarterly. In addition, unaudited financial statements of the limited partnership are distributed quarterly by DMI to each investor. The audited financial statements, the unaudited quarterly financial statements, and the quarterly valuations are sent directly to each equity investor.

At December 31, 1998, the independent valuation showed an appraised value lower than the current book value. The general partner recorded a valuation allowance. Argo Savings' proportionate share of the writedown was $1.4 million, which Argo Savings recorded based upon information received from DMI. During 1999, $1.2 million of Argo's investment was converted to subordinated debentures, which yield interest at 30%. In addition, the value of the servicing revenue remained stable and the Bank did not record any additional write-down in 1999.






                                                                             12.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

In addition to its investment in the limited partnerships, at December 31, 1999, the Savings Bank had a $464,000 investment in a MSRS portfolio that it owns directly which consisted of 2,365 mortgage loans having an outstanding principal balance of $35.7 million.

The Company owned as of December 31, 1999, $4.6 million of Series B preferred stock issued by GFS Holdings Company in connection with the acquisition of On-Line by GFS. The preferred stock bears interest at 7.625% per annum payable semi-annually.

ASSET QUALITY

Argo Bancorp and Argo Savings regularly review assets to determine proper valuation. Loans are reviewed on a regular basis and an allowance for loan losses is established when, in the opinion of management, the net realizable value of the property collateralizing the loan is less than the outstanding principal and interest and the collectibility of the loan's principal and interest becomes doubtful. The allowance for loan losses totaled $1.6 million and $940,000 at December 31, 1999 and 1998, respectively.

The total amount of loans (excluding Discounted Loans) 90 days or more past due at December 31, 1999 was $6.0 million, or 2.25% of total loans receivable, as compared to $6.5 million, or 2.80%, on December 31, 1998. The total amount of Discounted Loans 90 days or more past due at December 31, 1999, was $1.7 million, or 18.7% of total Discounted Loans receivable. The total amount of Discounted Loans 90 days or more past due at December 31, 1998 was $3.0 million, or 24.3% of total Discounted Loans receivable.

At December 31, 1999, Argo Bancorp had 58 properties totaling $2.3 million classified as foreclosed as compared to 90 properties totaling $3.9 million on December 31, 1998. The underlying properties at December 31, 1999, consist primarily of single-family residences. The foreclosed real estate has been written down to its estimated net realizable value at December 31, 1999. During 1999, foreclosed real estate properties were sold resulting in net losses of $533,000 compared to sales of foreclosed properties in 1998 resulting in net losses of $228,000.





                                                                             13.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED
  DECEMBER 31, 1999  TO THE YEAR ENDED DECEMBER 31, 1998

General. Net income for the year ended December 31, 1999, was $2.6 million, or $1.25 per diluted share, including the after tax gain of $1.9 million, or $.94 per diluted share, on the sale of On-Line. Net income for the twelve months ended December 31, 1998, was $531,000, or $.26 per diluted share.

Income from continuing operations totaled $514,000, or $.25 per diluted share, compared to $245,000, or $.12 per diluted share, for 1998. The increase in income from continuing operations was primarily due to a $1.6 million improvement in net interest income and a $772,000 reduction in operating expenses, which offset a $610,000 increase in the provision for loan losses and a $1.5 million decline in noninterest income.

Interest Income. Interest income increased by $6.3 million, or 35.6%, to $23.9 million for the year ended December 31, 1999, from $17.6 million for the same period last year. The improvement in interest income was the result of a $99.3 million increase in average interest-earning assets to $311.5 million, which offset a decline of 64 basis points in the yield on interest-earning assets to 7.67% for the year ended December 31, 1999, from 8.31% for 1998.

Interest Expense. Interest expense increased by $4.6 million, or 40.9%, to $16.0 million in 1999 from $11.4 million in 1998, as a result of a $91.5 million increase in average interest-bearing liabilities. The average cost of interest-bearing liabilities declined by 21 basis points to 5.13% for the year ended 1999 from 5.10% for 1998.

Net Interest Income. Net interest income increased by $1.6 million to $7.9 million for the twelve months ended December 31, 1999, from $6.3 million for the same period last year. The increase to net interest income was despite a 42 basis point decline in the net interest margin to 2.53% for the year ended December 31, 1999, from 2.95% in 1998. The interest rate spread decreased to 2.54% in 1999 from 3.15% in 1998.

The table below sets forth certain information regarding changes in interest income and interest expense of Argo Bancorp, Inc. for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (change in volume multiplied by prior rate); (2) changes in rates (change in rate multiplied by prior volume); and (3) net changes in rate-volume. The change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.






                                                                             14.

ARGO BANCORP, INC.


-------------------------------------------------------------------------------

The following table sets forth certain information relating to Argo Bancorp's consolidated average balance sheets and reflects the average yield on assets and average cost of liabilities for the continuing operations for the years indicated. Such yields and costs are derived by dividing income or expense by the average of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management believes that the use of month-end balances instead of daily average balances has not caused a material difference in the information presented.



                                                                             Years ended December 31,
                                              --------------------------------------------------------------------------------------
                                                          1999                          1998                        1997
                                              ---------------------------   --------------------------  --------------------------
                                                                  Average                      Average                     Average
                                              Average              Yield/   Average             Yield/  Average             Yield/
                                              Balance   Interest   Cost     Balance   Interest  Cost    Balance   Interest   Cost
------------------------------------------------------------------------------------------------------------------------------------
                    ASSETS

Interest-earning assets:
   Loans receivable (1)                        $245,739  $19,799    8.06%  $194,378   $16,624    9.55%  $180,964  $17,321   9.57%
   Mortgage-backed securities                     1,816      114    6.28      2,284       143    6.26      4,423      293   6.60
   Interest-earning deposits                     31,120    1,805    5.80     10,066       606    6.02      6,573      361   5.54
   Securities                                    32,707    2,178    6.66      5,428       252    4.64      5,247      288   5.51
                                               -------------------------   --------------------------   ------------------------
Total interest-earning assets                   311,382   23,896    7.67    212,156    17,625    8.31    197,207   18,263   9.26
Non-interest-earning assets (2)                  33,777                      39,029                       39,260
                                               --------                    --------                     --------
Total assets                                   $345,159                    $251,185                     $236,467
                                               ========                    ========                     ========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:                  $268,727   12,542    4.67   $188,680     9,414    4.99   $165,669    8,581   5.18
   Deposits                                      26,016    1,567    6.02     29,260     1,681    5.75     41,140    2,226   5.41
   FHLB advances and other borrowings
   Guaranteed preferred beneficial
     interest in the Corporation's
     junior subordinated debt                    17,250    1,905   11.04      2,519       272   10.80        -        -       -
                                               -------------------------   --------------------------   ------------------------
Total interest-bearing liabilities              311,993   16,014    5.13    220,459    11,367    5.16    206,810   10,807   5.23
Other liabilities                                14,175                      12,139                       11,827
                                               --------                    --------                     --------
Total liabilities                               326,168                     232,598                      218,637

Equity                                           19,091                      18,587                       17,810
                                               --------                    --------                     --------
Total liabilities and equity                   $345,259                    $251,185                     $236,447
                                               ========                    ========                     ========


Net interest income/interest rate spread (3)             $ 7,882    2.54%             $ 6,258    3.15%            $ 7,456   4.03%
                                                         ===============              ===============             ==============
Net interest-earning assets/(liabilities)
   /net interest margin (4)                    $   (611)            2.53%  $ (8,303)             2.95%  $ (9,623)           3.78%
                                               ========           ======   ========            ======   ========          ======
Ratio of average interest-earning assets to
   average interest-bearing liabilities            0.96x                       0.96x                        0.95x
                                               ========                    ========                     ========



(1) Loans receivable include loans held for sale, portfolio loans receivable, and discount loans receivable.
(2) Included in the balances are PM SRs of approximately in $5.0, $5.1 million and $6.7 million in 1999, 1998, and 1997 respectively.
(3) Interest rate spread represents the difference between the average yield on total interest-earning assets and the average cost of total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

                                                                            15.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

                                             1999 Compared to 1998                   1998 Compared to 1997
                                          Increase (Decrease) Due to              Increase (Decrease) Due to
                                       Volume        Rate            Net       Volume         Rate         Net
                                       ------        ----            ---       ------         ----         ---
                                                                    (In thousands)
Interest-earning assets:
    Loans receivable, net             $     272    $   2,903    $   3,175    $   1,284    $  (1,980)    $   (696)
    Interest-earning deposits                72        1,127        1,199          194           50          244
    Mortgage-backed securities               (2)         (27)         (29)        (141)          (8)        (149)
    Investment securities                    89        1,837        1,926            9           47           37
                                      ---------    ---------    ---------    ---------    ---------     --------

       Total                                431        5,840        6,271        1,346       (1,984)        (638)

Interest-bearing liabilities:
    Deposits                                156        2,972        3,128        1,191         (358)         833
    FHLB advances and other
       Borrowings                            (7)        (107)        (114)        (574)          29         (545)
    Guaranteed preferred beneficial
      interest in the Corporation's
      junior subordinated debt              177        1,456        1,633          272            -          272
                                      ---------    ---------    ---------    ---------    ---------     --------

          Total                             326        4,321        4,647          889         (329)         560
                                      ---------    ---------    ---------    ---------    ---------     --------

Net change in interest income         $     105    $   1,519    $   1,624    $     457    $  (1,655)    $ (1,198)
                                      =========    =========    =========    =========    =========     ========


Provision for Loan Losses. The provision for loan losses totaled $965,000 for the year ended December 31, 1999, compared to $355,000 for 1998, resulting in an allowance for loan losses of $1.6 million, or .58% of total loans receivables and 25.61% of total non-performing loans at December 31, 1999. The allowance for loan losses balance at December 31, 1998 was $940,000, or .40% of loans receivable excluding Discounted Loans receivable. The increase in the provision for loan losses was primarily due to the increase in the Savings Bank's loan portfolio. In determining the provision for loan losses and adequacy of the corresponding allowance for loan losses, management considers changes in the asset quality, charge-off experience, and economic conditions.

Noninterest Income. Noninterest income declined by $1.5 million to $2.3 million for the year ended December 31, 1999, compared to $3.8 million in 1998. This decrease was in part the result of a $1.2 million decline in gains on the sale of loans held for sale and discounted loans receivable. The sale of foreclosed real estate resulted in net losses of $533,000 for the year ended December 31, 1999, or $205,000 higher than the net losses of $228,000 recorded in 1998. Profits on the sale of trading account securities declined by $126,000 to $119,000 in 1999 from $245,000 in 1998. The Company also recorded a net loss of $2,000 on the sale of securities available-for-sale in 1999 compared to net gains of $245,000 in 1998. In addition, loan servicing income declined by $254,000 to $1.4 million for the year ended December 31, 1999, from $1.6 million for 1998. The decline in loans servicing income was as a result of the management services agreement dated June 1, 1999, between the Savings Bank and E-Conduit which limited the Savings Bank's revenue to a six basis point per transaction license fee. In addition, in 1998, the









                                                                             16.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

Company had a $976,000 gain on the sale of a branch which was offset by $1,399,000 of losses from the investment in the MSR limited partnership. In 1999, the gain recognized on the sale of five operating properties of the Bank in the sale and leaseback transaction was $86,000 with limited partnership net income of $166,000.

Noninterest Expense. Noninterest expense declined by $772,000 to $9.1 million in 1999 from $9.9 million in 1998. This decline was in part the result of the Margo restructuring and the management services agreement with E-Conduit, which reduced the operating expenses related to Margo by $693,000 to $879,000 in 1999 from $1.6 million in 1998. In addition, professional services fees declined by $420,000 to $572,000 in 1999 from $992,000 in 1998 as management focused on controlling these costs during 1999. Finally, compensation and benefits decreased as a result of the client services agreement with Synergy and as a result of a reduction in full-time employees.

Income Tax Expense. The Company recorded a tax benefit from continuing operations of $336,000 for 1999 compared to a tax benefit of $383,000 1998. The 1999 tax benefit resulted primarily from recognizing low-income housing tax credits totaling $300,000. The Company has low-income housing tax credit carryforwards in the amount of $914,000 expiring in 2012 and 2019. In addition, the Company has state tax net operating loss carryforwards of $5,921,000 expiring in 2012 through 2019.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED
  DECEMBER 31, 1998 TO THE YEAR ENDED DECEMBER 31, 1997

General. Net income for the year ended December 31, 1998 was $531,000, or $.26 per share (on a diluted basis), compared to net income of $823,000, or $.39 per share (on a diluted basis), in 1997. Income from continuing operations totaled $245,000, or $.12 per share (diluted), compared to $698,000, or $.33 per share (diluted), for 1997. The decrease in net income was due to various factors, including a decrease in the net interest margin and a loss on the investment in the MSR limited partnership, offset by a gain on the sale of a branch location.

Interest Income. Interest income decreased by $638,000, or 3.5%, to $17.6 million for the year ended December 31, 1998, from $18.3 million for 1997. The decrease was primarily the result of a 95 basis point decline in the average yield on average interest earning assets to 8.31% in 1998 from 9.26% in 1997. This was primarily due to the decline in yield on loans receivable of 102 basis points. Partially offsetting this decrease was an overall increase of $14.9 million in the average balance of interest-earning assets to $212,156,000 in 1998 from $197,207,000 in 1997.







                                                                             17.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

Interest Expense. Interest expense increased $560,000, or 5.18%, to $11.4 million in 1998 from $10.8 million in 1997, primarily as a result of higher averages. The average balance of interest-bearing liabilities increased $13.6 million to $220.5 million from $206.8 million in 1997. Partially offsetting this increase in average balances was a 7 basis point decline in the average cost of interest-bearing liabilities to 5.16% in 1998 from 5.23% in 1997.

Net Interest Income. Net interest income decreased by $1.2 million to $6.3 million for 1998 from $7.5 million for 1997. The net interest margin decreased from 3.78% in 1997 to 2.95% in 1998. The interest rate spread decreased to 3.15% in 1998 from 4.03% in 1997.

Provision for Loan Losses. A provision of $355,000 was recorded during 1998, resulting in an allowance for loan losses of $940,000, or .40% of total loans receivable, excluding Discounted Loans receivable, and 14.47% of total non-performing loans, excluding Discounted Loans receivable, at December 31, 1998. The loan loss provision in 1997 was $210,000, and the allowance for loan losses balance at December 31, 1997 was $814,000, or .53% of loans receivable, excluding Discounted Loans receivable. The increase in the provision for loan losses was primarily due to the increase in non-accrual loans. Non-accrual loans increased by $993,000, or 18%, during 1998.

Noninterest Income. Noninterest income increased $659,000 to $3.8 million in 1998 from $3.2 million in 1997. This increase was primarily the result of a $976,000 gain recorded on the sale of the Gurnee branch, a $664,000 increase in loan servicing fees and an aggregate increase of $574,000 in gains on sales of loans receivable, Discounted Loans receivable, securities available-for-sale, trading account securities, and foreclosed real estate. Partially offsetting the increases to noninterest income was a decline of $1.7 million in limited partnership income which was the result of losses totaling $1.4 million recorded on the Company's investment in the MSRS limited partnership. The general partner recorded a valuation allowance for the twelve months ended December 31, 1998 and Argo Saving's proportionate share of the valuation allowance was $1.4 million.

Noninterest Expense. Noninterest expense increased by $200,000, or 2.1%, to $9.9 million in 1998 from $9.6 million in 1997. This increase was primarily due to a $316,000 increase in occupancy and equipment expenses, a $45,000 increase in data processing costs of services, and a $235,000 increase in other expenses. The occupancy and equipment increase was primarily the result of significant leasehold improvements at the Savings Bank's Margo subsidiary, increased property tax accruals as a result of increased assessments, hardware purchases, and software upgrades at On-Line, as well






                                                                             18.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

as the opening of two permanent branch locations within the city limits of Chicago, Illinois.

Income Tax Expense. The Company recorded a tax benefit from continuing operations of $383,000 for 1998 compared to tax expense of $51,000 for 1997. The 1998 tax benefit resulted primarily from recognizing low-income housing tax credits totaling $250,000.

LEGISLATIVE MATTERS

Legislation enacted in 1996 provided that BIF and SAIF would merge by January 1, 1999, if there were no savings associations in existence on that date. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter, and abolish the OTS have been introduced in Congress. Argo Savings is unable to predict whether such legislation would be enacted or the extent to which the legislation would restrict or disrupt its operations.

RECENT AND PROPOSED CHANGES IN ACCOUNTING RULES

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", ("SFAS No. 133") which is effective for fiscal years beginning after June 15, 1999. The statement requires all derivatives to be recorded on the balance sheet at fair value. It also establishes "special accounting" for hedges of changes in the fair value of assets, liabilities, or firm commitments (fair value hedges) and hedges of foreign currency exposures of net investments in foreign operations. To the extent the hedge is considered highly effective, both the change in the fair value of the derivative and the change in the fair value of the hedged item are recognized (offset) in earnings in the same period. Changes in fair value of derivatives that do not meet the criteria of one of these three hedge categories are included in income.

In September 1999, the FASB issued Statement of Financial Accounting Standards No. 137 ("SFAS No. 137"), titled "Accounting for Derivative Instruments in Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 from years beginning after June 15, 1999, to all fiscal quarters of all fiscal years beginning after January 1, 2001. Since the Company has no significant derivative instruments or hedging activities, adoption of Statement No. 133 and No. 137 is not expected to have a material impact on Argo Bancorp's consolidated financial statements.






                                                                             19.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

YEAR 2000

The Year 2000 issue arose from the inability of some computer systems to recognize the year 2000. Many computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field.

The Company experienced no problems or issues related to the millennium issue. The Company is not aware of any borrowers incurring significant Year 2000 issues or any vendors used by the Company which have incurred significant Year 2000 issues. The Company spent approximately $30,000 on Year 2000 related hardware, software and contingency planning over the past two years.

A contingency plan, which involves processing transactions at the third party data processors back-up recovery site, disaster recovery programs in the event of electrical failures, manual bookkeeping systems and additional cash requirements was approved by the board of directors and will be maintained by management during the year 2000 in the event that unanticipated Year 2000 issues arise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As part of its normal operations, the Savings Bank is subject to interest-rate risk on the interest-sensitive assets it invests in and the interest-sensitive liabilities it borrows. The investment committee, which includes members of senior management and directors, monitors and determines the strategy of managing the rate and sensitivity repricing characteristics of the individual asset and liability portfolios the Savings Bank maintains. The overall goal is to manage this interest rate risk to most efficiently utilize the Savings Bank's capital, as well as to maintain an acceptable level of change to its net portfolio value ("NPV") and net interest income. The Savings Bank Strategy is to minimize the impact of sudden and sustained changes in interest rates on NPV and its net interest margin.

Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Savings Bank's change in NPV in the event of hypothetical changes in interest rates, as well as interest rate sensitivity gap analysis, which monitors the repricing characteristics of the Savings Bank's interest-earning assets and interest-bearing liabilities. The Board of Directors has established limits to changes in NPV and net interest income across a range of hypothetical interest rate changes. If estimated changes to NPV and net interest income are not within these limits, the Board may direct management to adjust its asset/liability mix to bring its interest rate risk within Board limits.






                                                                             20.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

In an effort to reduce its interest rate risk, the Savings Bank has focused on strategies limiting the average maturity of its assets by emphasizing the origination of adjustable-rate mortgage loans. The Savings Bank, from time to time, also invests in long-term fixed-rate mortgages provided it is compensated with an acceptable spread.

Interest rate sensitivity analysis is used to measure the Savings Bank's interest rate risk by calculating the estimated change in the NPV of its cash flows from interest sensitive assets and liabilities, as well as certain off-balance-sheet items, in the event of a series of sudden and sustained changes in interest rates ranging from 100 to 300 basis points. Management assumes that a 200 basis point movement up or down is considered reasonable and plausible for purposes of managing its interest-rate risk on a day-to-day basis. NPV is the market value of portfolio equity and is computed as the difference between the market value of assets and the market value of liabilities, adjusted for the value of off-balance-sheet items. The following table presents the Savings Bank's projected change in NPV for the various rate shocks as of December 31, 1999 and 1998.


                                                       Estimated Increase
                                                       (Decrease) in NPV
          Change in                Estimated         ----------------------
        Interest Rate                 NPV            Amount         Percent
        -------------                 ---            ------         -------
                                             (Dollars in thousands)
            1999:
   300 basis point rise        $    10,005       $   (14,099)        (58)%
   200 basis point rise             15,915            (8,189)        (34)
   100 basis point rise             20,893            (3,211)        (13)
   Base scenario                    24,104                 -           -
   100 basis point decline          25,715             1,611           7
   200 basis point decline          26,805             2,701          11
   300 basis point decline          27,806             3,701          15

           1998:
   300 basis point rise        $    15,770       $   (12,986)        (45)%
   200 basis point rise             21,493            (7,263)        (25)
   100 basis point rise             25,932            (2,824)        (10)
   Base scenario                    28,756                 -           -
   100 basis point decline          29,939             1,183           4
   200 basis point decline          30,471             1,715           6
   300 basis point decline          31,375             2,619           9

The Savings Bank is more sensitive to a sudden rise in interest rates at December 31, 1999, as compared to December 31, 1998. However, a decline in interest rates would be beneficial to the Savings Bank at December 31, 1999, compared to December 31, 1998, where a decline in rates produces lower results.





                                                                             21.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

The NPV is calculated by the Savings Bank using guidelines established by the OTS related to interest rates, loan prepayment rates, deposit decay rates, and market values of certain assets under the various interest rate scenarios. These assumptions should not be relied upon as indicative of actual results due to the inherent shortcomings of the NPV analysis. These shortcomings include (i) the possibility that actual market conditions could vary from the assumptions used in the computation of NPV; (ii) certain assets, including adjustable-rate loans, have features which affect the potential repricing of such instruments, which may vary from the assumptions used; and (iii) the likelihood that as interest rates are changing, the Investment Committee would likely be changing strategies to limit the indicated changes in NPV as part of its management process.

The Savings Bank does not use derivative instruments to control interest rate risk. In addition, interest rate risk is the most significant market risk affecting the Savings Bank. Other types of market risk, such as foreign currency exchange risk and commodity price risk, do not arise in the normal course of the Company's business activities and operations.










                                                                             22.