Form 10-K, Exhibit 13
period 2000-12-31
ARGO BANCORP INC /DE/
filed 2001-04-02
CIK 883502

                                                                    EXHIBIT 13.1









                      ARGO BANCORP, INC. AND SUBSIDIARIES

                                 ANNUAL REPORT

                       DECEMBER 31, 2000, 1999, AND 1998

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

CORPORATE PROFILE

Argo Bancorp, Inc. ("Argo Bancorp" or "the Company") was incorporated in Delaware in August 1987, for the purpose of acquiring ARGO Federal Savings Bank, FSB ("Savings Bank"). The Company is a unitary savings and loan holding company and is registered as such with the Office of Thrift Supervision ("OTS"), Federal Deposit Insurance Corporation ("FDIC"), and the Securities and Exchange Commission ("SEC").

On December 31, 1996, the Company entered into a Stock Purchase Agreement ("the Purchase Agreement") with The Deltec Banking Corporation Limited, a banking corporation organized under the laws of the Commonwealth of the Bahamas ("Deltec") whereby Deltec acquired 25% of the issued and outstanding shares of the Company as of that date. Pursuant to the Purchase Agreement, the Company and Deltec also entered into a stockholder agreement ("the Stockholder Agreement"). The Stockholder Agreement provides to Deltec, among other matters, the right to acquire additional shares (or sell back owned shares) from the Company when the Company issues or sells additional shares (or repurchases shares) to third parties in order that Deltec may maintain 25% ownership in the Company's common stock. The Stockholder Agreement also granted Deltec registration rights in respect of any shares of Common Stock owned by Deltec should it decide to sell its interest in the Company. In 2000, Deltec advised the Company that it no longer intended to maintain its ownership position of 25% of the issued and outstanding shares of the Company, in accordance with the plan of liquidation and dissolution of Deltec. In connection therewith and in furtherance of the exercise of Deltec's registration rights, the Company has filed a Registration Statement with the Securities and Exchange Commission, in part to register such shares.

In October 1998, the Company formed Argo Capital Trust Co. ("Argo Capital Trust"), a statutory business trust formed under the laws of the State of Delaware. In November 1998, the Company and Argo Capital Trust offered 11% Capital Securities ("Capital Securities") with a liquidation amount of $10.00 per security. The proceeds from the offering were $17,250,000. Argo Capital Trust used the gross proceeds from the sale of the Capital Securities to purchase Junior Subordinated Debentures of the Company. The Junior Subordinated Debentures carry an interest rate of 11% paid quarterly in arrears and are scheduled to mature, subject to the Company's right to prepay the debentures under certain circumstances, on November 6, 2028.

On June 24, 2000, the Company incorporated a wholly owned subsidiary, Argo Redemption Corporation ("ARC"), an Illinois corporation. ARC was chartered to effectuate, from time to time, purchases of the Company's outstanding Capital Securities by tender in the open market or by private agreement. Acquisitions through the over-the-counter dealer market are anticipated to comprise the majority of purchase activity. As of December 31, 2000, ARC had acquired 66,293 shares of Argo Capital Trust preferred securities at an average price of $8.61 per share.



                                                                              1.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

CORPORATE PROFILE (Continued)

On March 31, 1999, the Company sold its wholly owned subsidiary On-Line Financial Services, Inc. ("On-Line") to GFS Holdings, Co. of Palm Beach Gardens Florida. The Company sold On-Line for cash proceeds of $6,700,000 and $4,600,000 of Series B Preferred Stock of GFS Holdings Co. The Company recorded a gain of $1,928,000, net of taxes of $619,000, as of March 31, 1999 based on information available at that date. Operating results from On-Line through March 31, 1999 are included in the financial statements in results of discontinued operations. On January 31, 2000, six hundred (600) shares of the preferred stock were redeemed by the Purchaser at $1,000 per share for a total redemption price of $600,000. Subsequent to December 31, 2000, the Company received cash of $3,900,000 for redemption of preferred stock and additional consideration of an $8,025 per month credit to offset future data processing expenses for a period not to exceed 48 months.

On September 27, 1999, the Company purchased 16,666 shares of Synergy Plan Ltd. ("Synergy") Class A Common Stock at $15.00 per share and 16,667 of Synergy's Convertible Preferred Stock at $15.00 per share. The Company's total investment was $500,000. On March 31, 2000, the Company exercised an option to acquire an additional 33,333 shares of Synergy Class A Common Stock for a purchase price of $15.00 per share. The convertible Preferred Stock owned by the Company is convertible into 16,667 shares of Class A Common Stock of Synergy on or before September 30, 2004, subject to Synergy's right to redeem the shares on September 30, 2002, at a redemption price of $25.00 per share. The Convertible Preferred Shares have a stated dividend of $.90 per share, per annum, payable quarterly. The Company owned at December 31, 2000, 2.9% of the Class A Common Stock and 100% of the Convertible Preferred Stock of Synergy. John G. Yedinak, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Donald Wittmer a director of the Company, have been elected and serve on the Board of Directors of Synergy.

On July 9, 2000, the Savings Bank established an Internet banking division of the Savings Bank, which is marketed as "umbrellabank.com, a division of Argo Federal Savings Bank, FSB" ("umbrellabank.com"). Umbrellabank.com is accessible via the Internet at http://www.umbrellabank.com and allows consumers to conduct online financial transactions with the Savings Bank, including but not limited to opening account relationships, transferring funds, accessing account information, processing bill payments, and applying for or obtaining loan products, including but not limited to credit cards and residential mortgage secured loans. At December 31, 2000, umbrellabank.com deposits totaled $149.3 million and represented 38.4% of consolidated total deposits of $388.5 million.

During the year ended December 31, 2000, the Savings Bank through its wholly owned subsidiary, Dolton Riverdale Savings Services, Inc. ("Dolton Service"), purchased 2,500 shares or 23.7% of the issued and outstanding stock of Commercial Loan Corporation ("CLC") at a purchase price of $125,000. CLC, which is owned by Chicagoland financial institutions, through its management processes, underwrites, documents and services commercial loans for financial institution investors. The services performed by CLC include monitoring post closing performance of the loan, preparation of the loan summaries, ongoing analysis of the performance of the loan and the borrower including review of financial and operating



                                                                              2.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

CORPORATE PROFILE (Continued)

statements of the borrower and collection and remittance of all loan payments. CLC entered into a master loan participation agreement with each of its shareholders or their affiliates, by which such investors purchase participations in pools offered by CLC. Participation interests in commercial loans originated are also sold to financial institution clients who are not investors of CLC. At December 31, 2000, CLC originated 122 loans aggregating $36.0 million, which were funded through 48 pools. The interest rates paid on the pools to the investors, including the Bank, ranged from 7.50% to 9.50% and consisted of both fixed and variable rates. As of December 31, 2000, the Bank had purchased interest in twenty-five pools aggregating $14.8 million.



                                                                              3.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA


                                                               At or For the Year Ended December 31,
                                                 --------------------------------------------------------------
                                                    2000         1999          1998         1997         1996
                                                    ----         ----          ----         ----         ----
                                                           (Dollars in thousands, except per share data)
CONSOLIDATED FINANCIAL CONDITION DATA:
Loans receivable, net                            $  286,523   $  277,460   $  245,189   $  184,358   $  173,429
Stock in Federal Home Loan Bank of Chicago            2,615        2,303        1,911        3,271        3,428
Securities                                           42,196       40,891        7,901        4,974        5,788
Cash and cash equivalents                            94,017       37,672       10,096        8,579       13,240
Mortgage loan servicing rights                        4,784        4,958        5,062        6,706        5,264
Foreclosed real estate                                2,498        2,280        3,875        4,251        3,913
Net assets of discontinued operation                      -            -        6,545        5,114        3,546
Investment in GFS preferred stock                     4,000        4,600            -            -            -
Other assets                                         26,460       22,066       19,963       12,991       13,310
                                                 ----------   ----------   ----------   ----------   ----------

Total assets                                     $  463,093   $  392,230   $  300,542   $  230,244   $  221,918
                                                 ==========   ==========   ==========   ==========   ==========

Deposits                                         $  388,537   $  301,673   $  232,980   $  172,469   $  150,627
Borrowed money                                       18,708       40,336       21,051       29,497       45,013
Custodial escrow balances for loans serviced          7,519        5,476        5,340        6,400        5,782
Other liabilities                                     7,968        7,907        5,507        3,774        3,936
Junior subordinated debt                             16,587       17,250       17,250            -            -
Stockholders' equity                                 23,774       19,588       18,414       18,104       16,560
                                                 ----------   ----------   ----------   ----------   ----------

Total liabilities and stockholders' equity       $  463,093   $  392,230   $  300,542   $  230,244   $  221,918
                                                 ==========   ==========   ==========   ==========   ==========

SELECTED OPERATING DATA:
Interest income                                  $   30,071   $   23,896   $   17,625   $   18,263   $   16,050
Interest expense                                     22,750       16,014       11,367       10,807        8,741
                                                 ----------   ----------   ----------   ----------   ----------
    Net interest income                               7,321        7,882        6,258        7,456        7,309

Provision for loan losses                             1,218          965          355          210          248
                                                 ----------   ----------   ----------   ----------   ----------

Net interest income after provision for loan
  losses                                              6,103        6,917        5,903        7,246        7,061

Noninterest income                                   10,091        2,340        3,810        3,151        2,897
Noninterest expense                                  10,636        9,079        9,851        9,648        9,311
                                                 ----------   ----------   ----------   ----------   ----------

Income (loss) from continuing operations
  before income taxes                                 5,558          178         (138)         749          647
Income tax expense (benefit)                          1,227         (336)        (383)          51           49
                                                 ----------   ---------- ------------ -------------------------

Income from continuing operations                     4,331          514          245          698          598

Discontinued operations:
    Income from discontinued operation
      (net of tax)                                        -          135          286          125          736
    Gain on sale of discontinued operation
      (net of tax)                                        -        1,928            -            -            -
                                                 ----------   ----------   ----------   ----------   ----------

                                                 $    4,331   $    2,577   $      531   $      823   $    1,334
                                                 ==========   ==========   ==========   ==========   ==========

Basic earnings per share from continuing
 operations                                          $ 2.16      $  .26         $ .12       $  .36       $  .48
Diluted earnings per share from continuing
 operations                                            2.00         .25           .12          .33          .40




                                                                              4.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA (Continued)


                                                                   At or For the Year Ended December 31,
                                                        ----------------------------------------------------------
                                                           2000        1999        1998         1997        1996
                                                           ----        ----        ----         ----        ----
SELECTED FINANCIAL RATIOS AND OTHER DATA (1)                   (Dollars in thousands, except per share data)
                                                               ---------------------------------------------
Return from continuing operations on average
  assets (4)                                                1.05%       0.15%       0.10%        0.31%        0.32%
Return from continuing operations on average
  equity (4)                                               20.93        2.68        1.34         3.92         4.88
Average equity to average assets (4)                        5.00        5.54        7.58         7.94         6.55
Stockholders' equity to total assets (4)                    5.13        5.09        6.12         7.86         7.45
Interest rate spread                                        2.34        2.54        3.05         4.03         4.62
Net interest margin                                         2.00        2.53        2.95         3.78         4.29
Noninterest expense to average assets (4)                   2.57        3.77        3.80         4.28         4.99
Non-performing loans to net loans receivable (2)            1.59        2.25        2.80         3.57         3.12
Non-performing assets to total assets (3) (4)               1.50        2.12        3.45         4.25         3.53
Allowance for loan losses to non-performing
  loans (2)                                                54.98       25.61       14.42        14.73        16.87
Allowance for loan losses to net loans receivable (3)       0.87        0.58        0.40         0.53         0.53
Ratio of net charge-offs to average loans
outstanding, excluding discounted loans                     0.12        0.03        0.01         0.01         0.08

Average interest-earning assets to average
   interest-bearing liabilities                              .94x       1.00x         .96x        .95x         .94x
Book value per share                                     $ 11.75      $ 9.75      $  9.18    $   9.25     $   9.28
Full-service customer service facilities                       2           5           5            5            5

-------------------------
(1)   Average balances are derived from month-end balances.
(2) The formula used to calculate the ratios excludes balances related to the portfolio of discounted loans receivable from both the numerator and the denominator.
(3) The formulas used to calculate the ratios exclude the portfolio of discounted loans receivable.
(4)   Restated to remove results of discontinued operation.




                                                                              5.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

In addition to historical information, this Consolidated Annual Report may include certain forward looking statements based on current management expectations. Forward looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "may," "could," "should," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's actual results could differ materially from management's expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions; an increase in loan delinquencies or foreclosures; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; a decline in real estate values; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality or composition of the Company's loan and investment portfolios; changes in accounting principles, policies, or guidelines; and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 2000 Form 10-K.

GENERAL

Argo Bancorp is a unitary savings and loan holding company and is registered as such with the OTS. The Company is an active holding company with assets consisting of investments in the Savings Bank, marketable securities, and interest-earning deposits. Argo Bancorp is a Federal Housing Authority ("FHA") approved originator and servicer, a licensed Illinois mortgage banker, and an approved Federal National Mortgage Association ("FNMA") servicer.

The principal business of the Savings Bank consists of attracting deposits from the general public and investing those deposits, together with deposits associated with purchased mortgage servicing rights ("PMSRs") and funds generated internally, primarily in one-to-four-family mortgage loans. The Savings Bank is a member of the Federal Home Loan Bank ("FHLB") System, and its deposits are insured to the maximum allowable amount by the FDIC.

The Savings Bank also offers "purchase/repurchase" mortgage loan facilities to a number of third party mortgage banking firms. The Savings Bank purchase/repurchase loans are one-to-four-family secured mortgage loans held for sale by the Savings Bank, with mortgage loans acquired by the Savings Bank generally delivered for sale to third party investors within 60 days of closing.




                                                                              6.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

During 2000, the Savings Bank increased its commercial lending activities. Through its investment in Commercial Loan Corporation, the Savings Bank invests in commercial loan and commercial real estate loan participations in the Chicago metropolitan area. The Savings Bank has also directly originated or participated in commercial real estate development loans, primarily in the Chicagoland area. The Savings Bank has also acquired interests in charter school lease transactions, and diversified its commercial loan portfolio by acquisition of participations in commercial real estate and development loans in the greater Denver, Colorado area.

In addition to its lending activities, the Savings Bank also generates fee income from an expanding network of regionally deployed ATMs. Deployment activities have been concentrated primarily in the Midwest and mid-Atlantic regions of the country, with current expansion into the southeastern United States underway, and deployments west of the Mississippi planned during 2001. Revenues are derived from interchange and surcharge fees, together with income from related leasing and interest on currency used in operations. At December 31, 2000, the Savings Bank had deployed 776 ATMs in 17 states.

Since 1999, the Savings Bank has undertaken a number a steps, designed to restructure and change the way the Savings Bank conducts banking activities in its marketplace. The most significant of these changes was the establishment, on July 9, 2000, of an Internet banking division operating under the name 'umbrellabank.com, a division of Argo Federal Savings Bank, FSB' "umbrellabank.com"). Umbrellabank.com is accessible via the Internet at http://www.umbrellabank.com and allows consumers to conduct online financial transactions with the Savings Bank, including but not limited to opening account relationships, transferring funds, accessing account information, processing bill payments, and applying for or obtaining loan products, including, but not limited to, credit cards and residential mortgage secured loans.

Prior to the establishment of the umbrellabank.com division, the Savings Bank operated as a traditional savings and loan institution from five (5) physical branch locations located in Chicago and suburban Cook County, Illinois. On June 29, 1999, the Savings Bank sold its five operating properties located at 7600 West 63rd Street and 5818 South Archer Road, Summit, Illinois; 8267 South Roberts Road, Bridgeview, Illinois; 2154 West Madison Street, Chicago, Illinois; and 14076 Lincoln Avenue, Dolton, Illinois, to a non-affiliated third party for an aggregate contractual purchase price of $5,850,000 and simultaneously entered into a 14 year, 2-month operating lease for each of the properties with the new purchaser. Under the terms of the lease, the Savings Bank paid an initial monthly rental of $48,000 per month or $576,000 per year, which increases at the rate of 1% each year commencing January 1, 2000. The sale resulted in a profit of $2,400,000 to the Savings Bank. The profit, under generally accepted accounting principles, was deferred and included in income by the Savings Bank over the lease term. As a result of this sale and leaseback transaction, the Savings Bank rents, as opposed to owns, the properties from which it transacts business.

SALE OF DEPOSITS AND LEASED FACILITIES

On November 17, 2000, the Savings Bank sold combined deposits of $113,585,000 from three (3) of its five (5) branch banking locations. The Company recognized a gain of $7,974,000 on the deposit sale, net of expenses of $1,216,000. In conjunction with the deposit sale, the Savings



                                                                              7.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

Bank assigned the leases to the Summit and Bridgeview facilities sold in 1999, together with the leased facility not subject to the 1999 sale located at 47 W. Polk Street, Chicago, to the deposit acquirer. The Company recorded income, before tax effects, of $591,000 in the fourth quarter of 2000, attributable to the deferred gain on the sale of the Summit and Bridgeview branch office buildings that were sold in June 1999. The Savings Bank funded the transaction through short-term liquid investments, including deposits raised through the umbrellabank.com Internet retail banking division.

SALE OF SUBSIDIARY

On March 31, 1999 the Company sold its wholly owned subsidiary, On-Line Financial Services, Inc. of Oak Brook, Illinois ("On-Line"), to GFS Holdings, Co. of Palm Beach Gardens, Florida ("Purchaser").

Under the terms of the transaction, in exchange for all of the outstanding stock of On-Line, the Company received $11.3 million consisting of $6.7 million in cash together with 4,600 shares of GFS Holdings Co. Series B Preferred Stock, valued at $4.6 million. The preferred stock, par value $.01, originally paid the Company a semi-annual dividend at the rate of 7.625%. The preferred stock was restructured on January 31, 2000 to provide that the semi-annual dividend would be paid at the rate of 8.625% per annum.

On January 31, 2000, six hundred (600) shares of the preferred stock were redeemed by the Purchaser at $1,000 per share for a total redemption price of $600,000. Subsequent to December 31, 2000, the Company received cash of $3,900,000 for redemption of preferred stock and additional consideration of an $8,025 per month credit to offset future data processing expenses for a period not to exceed 48 months.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits; proceeds from principal and interest payments on the loan and mortgage-backed securities portfolios, custodial deposit accounts related to loans serviced for others; maturing investments; and borrowed money; FHLB advances, and loan sales. The most liquid assets are cash and short-term investments. The levels of these assets are dependent on operating, financing, and investing activities during any given period. Cash and interest-earning deposits totaled $94.0 million at December 31, 2000. The Savings Bank has adequate alternative funding sources if short-term liquidity needs arise.

The primary investing activity at the Savings Bank is the origination and purchase of mortgage loans. During the years ended December 31, 2000 and 1999, the Savings Bank originated and purchased $397.0 million and $395.2 million of loans receivable, respectively. Purchases of securities available-for-sale and held-to-maturity totaled $2.2 million and $38.0 million for 2000 and 1999, respectively. These investing activities were primarily funded by principal repayments on loans and mortgage-backed securities of $77.1 million and $84.1 million, for 2000 and 1999, and a net increase in deposits of $86.9 million and $68.7 million for 2000 and 1999. The 2000 deposit increase is net of $113,585,000 of deposits sold in 2000. In addition to these sources of funding, the Company also utilizes advances and overnight borrowings from the FHLB and purchases federal funds from other financial institutions. During 2000, the Company repaid a $5.0 million FHLB advance at maturity and FHLB overnight borrowings of



                                                                              8.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

$17.1 million. At December 31, 2000, FHLB advances totaled $12.8 million. The borrowings from the FHLB include a $10.0 million advance, which matures in November 2006, and a $2.8 million advance, which matures in April 2003. During 1999, the Company had borrowings of $34.9 million outstanding from the FHLB. The Company used margin accounts to purchase securities in both 2000 and 1999. At December 31, 2000, there was $5.9 million in margin balances outstanding compared to $5.4 million at December 31, 1999.

The Savings Bank is required to maintain minimum levels of liquid assets as defined by OTS regulation. At December 31, 2000, the Savings Bank's liquid assets represented 19.7% of its liquidity base as compared to the required level of 4%. The level of liquidity maintained is believed by management to be adequate to meet the requirements of normal operations, potential deposit outflows, and current loan demand. Cash flow projections are updated regularly to ensure necessary liquidity.

Liquidity management for the Savings Bank is both a daily and long-term function of the Savings Bank's management. The Savings Bank's management meets on a daily basis and monitors interest rates, current and projected commitments to purchase loans and the likelihood of funding such commitments, and projected cash flows. Excess funds are generally invested in short-term investments.

At December 31, 2000, the Savings Bank's capital exceeded all capital requirements of the OTS. The Savings Bank's Tier I capital to adjusted assets, Tier I capital to risk weighted assets, and risk-based capital ratios were 5.95%, 11.24%, and 12.29%, respectively. The Savings Bank is considered "well capitalized" under OTS prompt corrective action regulations.

At December 31, 2000, the Savings Bank had outstanding loan commitments and unused lines of credit of $8.5 million and $3.9 million, respectively. The Savings Bank also had Community Reinvestment Act investment commitments outstanding of $2.5 million. These commitments include $598,000 to be funded over 10 years for the investment in the Chicago Equity Fund, $336,000 to be funded over 13 years for investment in the Community Investment Corporation, $1.0 million to be funded for the Greater West Side Loan Fund, and $112,500 to be funded over five years for investment in the Kedzie Limited Partnership.




                                                                              9.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

FINANCIAL CONDITION

Total assets increased $70.9 million to $463.1 million at December 31, 2000 from $392.2 million at December 31, 1999.

Cash and interest-earning deposits increased by $56.3 million to $94.0 million at December 31, 2000 from $37.7 million at December 31, 1999. The increase was attributable to deposits attracted by the Savings Bank's Internet division, umbrellabank.com.

Loans receivable, which includes loans held for sale and discounted loans receivable, increased $9.0 million, or 3.1%, in 2000 to $286.5 million at December 31, 2000 after increasing by $32.3 million, or 13.2%, in 1999. The increase in loans receivable for 2000 and 1999 is due to the origination and purchase of seasoned fixed rate and adjustable rate loans secured by single-family residences. New originations and purchases of loans contributed $397 million, which was partially offset by $17.9 million from the sale of similar assets. These purchases and originations were primarily funded by principal repayments of $77 million on loans receivable, discounted loans receivable, and mortgage-backed securities, and an increase in deposits of $86.9 million.

Securities available-for-sale, which totaled $14.6 million at December 31, 2000, are carried at fair value and include $1.6 million of mortgage-backed securities, $2.9 million of marketable equity securities, $2.6 million of trust preferred securities, $5.4 million of U.S. Agency securities, $375,000 of municipal securities, and $1.6 million of corporate bonds.

The Company has been actively trading the marketable equity securities of FNMA and FHLMC common stock. These securities are classified as trading and totaled $1,099,000 and $668,000 at December 31, 2000 and 1999, respectively, with fair value approximately equal to cost.

During 2000, the Company purchased securities totaling $2.2 million. These securities are made up of $1.4 million of collateralized mortgage obligations and $778,000 of corporate bonds.

As of December 31, 2000, the Company owned $4.0 million of Series B preferred stock issued by GFS Holdings Company in connection with the acquisition of On-Line by GFS. The preferred stock bears interest at 8.625% per annum payable semi-annually.

On January 31, 2000, six hundred (600) shares of the preferred stock were redeemed by the Purchaser at $1,000 per share for a total redemption price of $600,000. Subsequent to December 31, 2000, the Company received cash of $3,900,000 for redemption of preferred stock and additional consideration of an $8,025 per month credit to offset future data processing expenses for a period not to exceed 48 months.

Deposits increased $86.9 million, or 28.8%, to $388.5 million at December 31, 2000 after increasing by $68.7 million in 1999. The increase came despite the sale of three banking centers with aggregate deposits of $113.6 million. The Savings Bank's Internet banking division, umbrellabank.com, had deposit balances totaling $149.3 million at December 31, 2000.




                                                                             10.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

Borrowings declined $21.6 million to $18.7 million at December 31, 2000. The decrease was primarily due to the repayment of a $17.1 million FHLB open line and a $5.0 million FHLB advance. At December 31, 2000, the Company had FHLB advances totaling $12.8 million and margin account borrowings totaling $5.9 million.

Custodial escrow balances for loans serviced increased by $2.0 million to $7.5 million at December 31, 2000. The custodial accounts relate to escrowed payments of taxes and insurance and the float on principal and interest payments on loans serviced either for the Savings Bank or on behalf of others by an independent mortgage servicing operation. The custodial accounts related to loans serviced by others are maintained at the Savings Bank in non-interest-bearing accounts. The custodial accounts associated with loans or purchased mortgage servicing rights serviced for the Savings Bank are also maintained in noninterest-bearing accounts. At December 31, 2000 and 1999, $5.0 million and $6.0 million, respectively, of all custodial escrow balances pertain to loans subserviced on behalf of the Savings Bank for portfolio loans, servicing retained loans, and purchased mortgage servicing rights. Due to the nature of custodial escrow deposits, balances may fluctuate widely on a day-to-day basis.

During 1999, the ESOP borrowed $498,000 from the Company and bought an additional 49,136 shares at an average price of $10.13 per share. At December 31, 2000 the ESOP loan balance was $405,943 and 34,506 shares remained unallocated.

PURCHASED MORTGAGE SERVICING RIGHTS

The Savings Bank's principal investment in mortgage servicing rights is through a $2.9 million equity interest in a limited partnership whose business activities are to purchase mortgage servicing rights and a $1.5 million investment in subordinated debentures of the partnership. There are several unaffiliated equity investors in the limited partnership. The purchase of the mortgage servicing rights is then leveraged, allowing the limited partnership to purchase mortgage servicing rights equaling one to three times the equity investment by its partners. The cost of the borrowings, as well as the servicing income and expense and related amortization, is recorded at the limited partnership level. Each quarter, financial statements are issued to the limited partnership by Dovenmuehle Mortgage, Inc. ("DMI"), the general partner of the limited partnership and the pro-rata share of the income for each investor is calculated by DMI. The Savings Bank records its share of income or loss on the equity method for the partnership investment. At the end of five years or at such time as the investors may agree, the mortgage servicing rights will be sold and the proceeds divided pro-rata among the investors. As with a direct investment in PMSRs, the collateral behind the equity investment is the servicing rights. All limited partnership purchases of servicing rights must be approved by all equity investors and undergo the same guidelines for direct purchases of mortgage servicing rights. The task of finding and acquiring the PMSRs controlled by the limited partnership, as well as all associated administrative duties, is assigned to DMI. DMI also sub-services the PMSRs in the partnership. The limited partnership is audited annually by an independent auditor and an independent third party valuation of the partnership's PMSRs is performed quarterly. In addition, unaudited financial statements of the limited partnership are distributed quarterly by DMI to each investor. The audited financial statements, the unaudited quarterly financial statements, and the quarterly valuations are sent directly to each equity investor. Although the latest independent appraisal at November 30, 2000 supported the carrying value of PMSRs at that date, management chose to increase its valuation reserve on



                                                                             11.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

PMSRs by $300,000 during the fourth quarter of 2000 due to the effects of the rapidly declining interest rate environment in December 2000.

In addition to its investment in the limited partnerships, at December 31, 2000, the Savings Bank had a $397,000 investment in a PMSRs portfolio that it owns directly, which consisted of 771 mortgage loans having an outstanding principal balance of $29.3 million.

ASSET QUALITY

Argo Bancorp and the Savings Bank regularly review assets to determine proper valuation. Loans are reviewed on a regular basis and an allowance for loan losses is established when, in the opinion of management, the net realizable value of the property collateralizing the loan is less than the outstanding principal and interest, and the collectibility of the loan's principal and interest becomes doubtful. The allowance for loan losses totaled $2.4 million and $1.6 million at December 31, 2000 and 1999, respectively.

The total amount of loans (excluding discounted loans) 90 days or more past due at December 31, 2000 was $4.4 million, or 1.59%, of total loans receivable as compared to $6.0 million, or 2.25%, on December 31, 2000. The total amount of discounted loans 90 days or more past due at December 31, 1999 was $1.0 million, or 14.5%, of total discounted loans receivable. The total amount of discounted loans 90 days or more past due at December 31, 1999 was $1.7 million or 18.7% of total discounted loans receivable.

At December 31, 2000, Argo Bancorp had 41 properties totaling $2.5 million classified as foreclosed as compared to 58 properties totaling $2.3 million on December 31, 1999. The underlying properties at December 31, 2000 consist primarily of single-family residences. The foreclosed real estate has been written down to its estimated net realizable value at December 31, 2000. During 2000, foreclosed real estate properties were sold resulting in net losses of $18,000 compared to sales of foreclosed properties in 1999 resulting in net losses of $533,000.

RESULTS OF OPERATIONS

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2000 TO THE
 YEAR ENDED DECEMBER 31, 1999

General: Net income for the year ended December 31, 2000 was $4.3 million or $2.00 per diluted share, including the after-tax gain of $5.7 million, or $2.71 per diluted share, on the sale of three of the Savings Bank's branch deposits. Net income for the year ended December 31, 1999 was $2.6 million, or $1.25 per diluted share, including the after tax gain of $1.9 million, or $.94 per diluted share, on the sale of On-Line. Income from continuing operations totaled $514,000, or $.25 per diluted share, for the twelve months ended December 31, 1999.

Interest Income: Interest income increased by $6.2 million, or 25.9%, to $30.1 million for the year ended December 31, 2000 from $23.9 million for last year. The improvement in interest income was the result of a $54.3 million increase in average interest-earning assets to $365.7



                                                                             12.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

million and a 55 basis point increase in the yield on interest-earning assets to 8.22% for the year ended December 31, 2000 from 7.67% for 1999.

Interest Expense: Interest expense increased by $6.8 million, or 42.1%, to $22.8 million in 2000 from $16.0 million in 1999, as a result of a $75.1 million increase in average interest-bearing liabilities and a 75 basis point increase in the average cost of interest-bearing liabilities to 5.88% for the year ended 2000 from 5.13% for 1999.

Net Interest Income: Net interest income declined by $561,000 to $7.3 million for the twelve months ended December 31, 2000 from $7.9 million for last year. The decrease in net interest income was the result of a 53 basis point decline in the net interest margin to 2.00% for the year ended December 31, 2000 from 2.53% in 1999. The interest rate spread decreased by 20 basis points to 2.34% in 2000 from 2.54% in 1999.



                                                                             13.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------
The following table sets forth certain information relating to Argo Bancorp's consolidated average balance sheets and reflects the average yield on assets and average cost of liabilities for the continuing operations for the years indicated. Such yields and costs are derived by dividing income or expense by the average of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management believes that the use of month-end balances instead of daily average balances has not caused a material difference in the information presented.

                                                 ---------------------------------------- ---------------------------------------
                                                                      2000                                     1999
                                                 ---------------------------------------- ---------------------------------------
                                                                                Average                                   Average
                                                     Average                     Yield/       Average                     Yield/
                                                     Balance     Interest         Cost        Balance      Interest        Cost
                                                 ------------- ------------ ------------- ------------- ------------ ------------
         Assets
Interest-earning assets:
     Loans receivable (1)                           $ 280,777     $ 23,585         8.40%     $ 245,739     $ 19,799        8.06%
     Mortgage-backed securities                         1,627          103         6.33%         1,816          114        6.28%
     Interest-earning deposits                         36,666        3,161         8.62%        31,120        1,805        5.80%
     Securities                                        46,590        3,222         6.92%        32,707        2,178        6.66%
                                                 ---------------------------------------- ---------------------------------------

Total interest-earning assets                         365,660       30,071         8.22%       311,382       23,896        7.67%
Non-interest-earning assets (2)                        48,605                                   33,877
                                                 -------------                            -------------

Total assets                                        $ 414,265                                $ 345,259
                                                 =============                            =============

Liabilities and Stockholders' Equity

Interest-bearing liabilities:
     Deposits                                       $ 344,075       19,089         5.55%     $ 268,727       12,542        4.67%
     FHLB advances and other borrowings                25,773        1,753         6.80%        26,016        1,567        6.02%
     Junior subordinated debt                          17,180        1,908        11.11%        17,250        1,905       11.04%
                                                 ---------------------------------------- ---------------------------------------

Total interest-bearing liabilities                    387,028       22,750         5.88%       311,993       16,014        5.13%
Other liabilities                                       6,609                                   14,175
                                                 -------------                            -------------

Total liabilities                                     393,637                                  326,168

Equity                                                 20,695                                   19,091
                                                 -------------                            -------------

Total liabilities and equity                        $ 414,332                                $ 345,259
                                                 ============= ------------               ============= ------------

Net interest income/interest rate spread (3)                       $ 7,321         2.35%                    $ 7,882        2.54%
                                                               ============ =============               ============ ============

Net interest-earning asset/(liabilities)/net
    interest margin (4)                           $   (21,368)                     2.00%        $ (611)                    2.53%
                                                 =============              ============= =============              ============
Ratio of average interest-earning assets to
   average interest-bearing liabilities                 94.00 x                                   1.00 x
                                                 =============                            =============

                                                 ----------------------------------------
                                                                      1998
                                                 ----------------------------------------
                                                                                 Average
                                                      Average                     Yield/
                                                      Balance      Interest        Cost
                                                 ------------- ------------ -------------
         Assets
Interest-earning assets:
     Loans receivable (1)                           $ 194,378     $ 16,624         8.55%
     Mortgage-backed securities                         2,284          143         6.26%
     Interest-earning deposits                         10,066          606         6.02%
     Securities                                         5,428          252         4.64%
                                                 ----------------------------------------

Total interest-earning assets                         212,156       17,625         8.31%
Non-interest-earning assets (2)                        39,029
                                                 -------------

Total assets                                        $ 251,185
                                                 =============

Liabilities and Stockholders' Equity

Interest-bearing liabilities:
     Deposits                                       $ 188,680        9,414         4.99%
     FHLB advances and other borrowings                29,260        1,681         5.75%
     Junior subordinated debt                           2,519          272        10.80%
                                                 ----------------------------------------

Total interest-bearing liabilities                    220,459       11,367         5.16%
Other liabilities                                      12,139
                                                 -------------

Total liabilities                                     232,598

Equity                                                 18,587
                                                 -------------

Total liabilities and equity                        $ 251,185
                                                 ============= ------------

Net interest income/interest rate spread (3)                       $ 6,258         3.15%
                                                               ============ =============

Net interest-earning asset/(liabilities)/net
   interest margin (4)                                $ (8,303)                    2.95%
                                                 =============              =============
Ratio of average interest-earning assets to
   average interest-bearing liabilities                  96.00 x
                                                 =============




(1) Loans receivable include loans held for sale, portfolio loans receivable, and discount loans receivable.
(2) Included in the balances are PMSRs of approximately $4.6 million, $5.0 million, and $5.1 million in 2000, 1999, and 1998, respectively.
(3) Interest rate spread represents the difference between the average yield on total interest-earning assets and the average cost of total interest-earning liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.




                                                                             14.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------


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



                                             2000 Compared to 1999                   1999 Compared to 1998
                                      -----------------------------------    -------------------------------------
                                          Increase (Decrease) Due to              Increase (Decrease) Due to
                                      -----------------------------------    -------------------------------------
                                       Volume        Rate            Net       Volume         Rate         Net
                                       ------        ----            ---       ------         ----         ---
                                                                    (In thousands)
Interest-earning assets:
    Loans receivable, net             $   2,907    $     879    $   3,786    $   4,191    $  (1,016)    $  3,175
    Interest-earning deposits               364          992        1,356        1,222          (23)       1,199
    Mortgage-backed securities              (12)           1          (11)         (29)           -          (29)
    Investment securities                   957           87        1,044        1,773          153        1,926
                                      ---------    ---------    ---------    ---------    ---------     --------

       Total                              4,216        1,959        6,175        7,157         (886)       6,271

Interest-bearing liabilities:
    Deposits                              3,913        2,634        6,547        3,770         (642)       3,128
    FHLB advances and other
      borrowings                            (14)         200          186         (230)         116         (114)
    Junior subordinated debt                  3            -            3        1,633            -        1,633
                                      ---------    ---------    ---------    ---------    ---------     --------

       Total                              3,902        2,834        6,736        5,173         (526)       4,647
                                      ---------    ---------    ---------    ---------    ---------     --------

Net change in interest income         $     314    $    (875)   $    (561)   $   1,984    $    (360)    $ (1,624)
                                      =========    =========    =========    =========    =========     ========

Provision for Loan Losses: The Savings Bank recorded provision for loan losses of $1.2 million for the year ended December 31, 2000 compared to $965,000 for 1999, resulting in total allowances for loan losses of $2.4 million, or .87%, of total loans receivables and 54.98% of total non-performing loans at December 31, 2000. The allowance for loan losses balance at December 31, 1999 was $1.6 million, or .58% of loans receivable, excluding discounted loans receivable. The allowance was increased due to purchases in the fourth quarter of commercial and commercial real estate loans and direct financing leases, which are considered of higher risk than the Bank's traditional loan products primarily secured by residential real estate. The allowance was also increased to bring the ratio of the allowance to gross loans closer to that of peer financial institutions, as recommended by the Savings Bank's regulators. The commercial real estate and commercial loan balances totaled $48.7 million at December 31, 2000 compared to $16.3 million at December 31, 1999.

Our evaluation of risk in maintaining the allowance for loan losses includes the review of all loans on which the collectibility of principal may not be reasonably assured. We consider the following factors as part of this evaluation: our historical loan loss experience, known and inherent risks in the loan portfolio, the estimated value of the underlying collateral, peer group information and current economic and market trends. There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for probable losses. This evaluation is inherently subjective as it requires estimates that are




                                                                             15.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

susceptible to significant revisions as more information becomes available or as future events change. Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment.

In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The Office of Thrift Supervision may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

Noninterest Income: Noninterest income increased by $7.8 million to $10.1 million for the year ended December 31, 2000 compared to $2.4 million in 1999. This increase was primarily the result of the $7.9 million pre-tax gain on the sale of deposits from three of the Savings Bank's branches. The purchaser of the branches also assumed the lease contracts on those buildings, which resulted in an additional gain of $591,000 recorded from the previously deferred profit on the 1999 sale of two of those branch buildings. In 2000, the amortization of the deferred gain on the sale of five operating properties of the Savings Bank in the sale leaseback transaction was $128,000 compared to $86,000 for 1999. These gains were partially offset by an addition of $300,000 to the Valuation allowance for PMSRs. The sale of foreclosed real estate resulted in net losses of $18,000 for the year ended December 31, 2000, an improvement of $515,000 from net losses of $533,000 recorded in 1999. Profits on the sale of trading account securities increased by $95,000 to $214,000 in 2000 from $119,000 in 1999. Fee income and service charges increased by $375,000 to $1.0 million for the year ended December 31, 2000 from $638,000 for last year. The increase in fees and service charges was primarily the result of the Savings Bank's deployment of 776 ATMs in a 17 state area. In addition, loan servicing income declined to $109,000 for the year ended December 31, 2000 from $1.4 million for 1999. The decline in loan servicing income was a result of management's decision to restructure the mortgage-banking operations of Margo Financial Services, LLC ("Margo") and a management services agreement dated June 1, 1999 between the Savings Bank and E-Conduit which limited the Savings Bank's revenue to a six basis point per transaction license fee. Loan servicing income is expected to remain at the 2000 level during 2001.

Noninterest Expense: Noninterest expense increased by $1.5 million to $10.6 million in 2000 from $9.1 million in 1999. The increase is primarily the result of the start-up expenses related to the Savings Bank's Internet banking division, umbrellabank.com, which incurred operating expenses totaling $2.1 million. Partially offsetting the increase were reduced expenses related to Margo totaling $879,000. This decline was the result of the Margo restructuring and the management services agreement with E-Conduit.

Income Tax Expense: The Company recorded a tax provision of $1.2 million for 2000 compared to a tax benefit of $336,000 for 1999. The 2000 tax expense increased primarily due to taxes on the deposit sale, partially offset by $360,000 of low-income housing tax credits. The 1999 tax benefit resulted primarily from lower pre-tax income and low-income housing tax credits totaling $300,000.




                                                                             16.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED  DECEMBER 31, 1999  TO THE
 YEAR ENDED DECEMBER 31, 1998

General: Net income for the year ended December 31, 1999 was $2.6 million or $1.25 per diluted share, including the after-tax gain of $1.9 million, or $.94 per diluted share, on the sale of On-Line. Net income for the twelve months ended December 31, 1998 was $531,000, or $.26 per diluted share.

Income from continuing operations totaled $514,000, or $.25 per diluted share, compared to $245,000, or $.12 per diluted share, for 1998. The increase in income from continuing operations was primarily due to a $1.6 million improvement in net interest income and a $772,000 reduction in operating expenses, which offset a $610,000 increase in the provision for loan losses and a $1.5 million decline in non-interest income.

Interest Income: Interest income increased by $6.3 million, or 35.6%, to $23.9 million for the year ended December 31, 1999 from $17.6 million for the same period last year. The improvement in interest income was the result of a $99.3 million increase in average interest-earning assets to $311.5 million which offset a decline of 64 basis points in the yield on interest-earning assets to 7.67% for the year ended December 31, 1999 from 8.31% for 1998.

Interest Expense: Interest expense increased by $4.6 million, or 40.9%, to $16.0 million in 1999 from $11.4 million in 1998, as a result of a $91.5 million increase in average interest-bearing liabilities. The average cost of interest-bearing liabilities declined by 3 basis points to 5.13% for the year ended 1999 from 5.16% for 1998.

Net Interest Income: Net interest income increased by $1.6 million to $7.9 million for the twelve months ended December 31, 1999 from $6.3 million for the same period last year. The increase to net interest income was despite a 42 basis point decline in the net interest margin to 2.53% for the year ended December 31, 1999 from 2.95% in 1998. The interest rate spread decreased to 2.54% in 1999 from 3.15% in 1998.

Provision for Loan Losses: The provision for loan losses totaled $965,000 for the year ended December 31, 1999 compared to $355,000 for 1998, resulting in an allowance for loan losses of $1.6 million, or .58% of total loans receivables and 25.61% of total non-performing loans, at December 31, 1999. The allowance for loan losses balance at December 31, 1998 was $940,000, or .40% of loans receivable excluding discounted loans receivable. The increase in the provision for loan losses was primarily due to the increase in the Savings Bank's loan portfolio. In determining the provision for loan losses and adequacy of the corresponding allowance for loan losses, management considers changes in the asset quality, charge-off experience, and economic conditions.




                                                                             17.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

Noninterest Income: Noninterest income declined by $1.5 million to $2.3 million for the year ended December 31, 1999 compared to $3.8 million in 1998. This decrease was in part the result of a $1.2 million decline in gains on the sale of loans held for sale and discounted loans receivable. The sale of foreclosed real estate resulted in net losses of $533,000 for the year ended December 31, 1999, or $205,000 higher than the net losses of $228,000 recorded in 1998. Profits on the sale of trading account securities declined by $126,000 to $119,000 in 1999 from $245,000 in 1998. The Company also recorded a net loss of $2,000 on the sale of securities available-for-sale in 1999 compared to net gains of $245,000 in 1998. In addition, loan servicing income declined by $254,000 to $1.4 million for the year ended December 31, 1999 from $1.6 million for 1998. The decline in loans servicing income was as a result of the management services agreement dated June 1, 1999 between the Savings Bank and E-Conduit, which limited the Savings Bank's revenue to a six basis point per transaction license fee. In addition, in 1998, the Company had a $976,000 gain on the sale of a branch, which was offset by $1,399,000 of losses from the investment in the limited partnership. In 1999, the gain recognized on the sale of five operating properties of the Bank in the sale leaseback transaction was $86,000 and there was net income from the limited partnership of $166,000.

Noninterest Expense: Noninterest expense declined by $772,000 to $9.1 million in 1999 from $9.9 million in 1998. This decline was in part the result of the Margo restructuring and the management services agreement with E-Conduit which reduced the operating expenses related to Margo by $693,000 to $879,000 in 1999 from $1.6 million in 1998. In addition, professional services fees declined by $420,000 to $572,000 in 1999 from $992,000 in 1998 as management focused on controlling these costs during 1999. Finally, compensation and benefits decreased as a result of the client services agreement with Synergy and as a result of a reduction in full-time employees.

Income Tax Expense: The Company recorded a tax benefit from continuing operations of $336,000 for 1999 compared to a tax benefit of $383,000 for 1998. The 1999 tax benefit resulted primarily from recognizing low-income housing tax credits totaling $300,000. The Company has low-income housing tax credit carryforwards in the amount of $914,000 expiring in 2012 and 2019. In addition, the Company has state net operating loss carryforwards of $5,921,000 expiring in 2012 through 2019.

ACCOUNTING DEVELOPMENTS

Statement of Financial Accounting Standard No. 133 ("Statement No. 33") on derivatives will, effective January 1, 2001, require all derivatives to be recorded at fair value on the balance sheet, with changes in fair value charged or credited to income. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item. Under the new standard, securities held-to-maturity can no longer be hedged, except for changes in the issuer's creditworthiness. Therefore, upon adoption of Statement No. 133, companies will be able to reclassify securities held-to-maturity to either trading or available-for-sale, provided certain criteria are met. Since the Company has no significant derivative instruments or hedging activities, adoption of Statement No. 133 will not have a material impact on the Company's financial statements.




                                                                             18.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As part of its normal operations, the Savings Bank is subject to interest-rate risk on the interest-sensitive assets it invests in and the interest-sensitive liabilities it borrows. The Investment Committee, which includes members of senior management and directors, monitors and determines the strategy of managing the rate and sensitivity repricing characteristics of the individual asset and liability portfolios the Savings Bank maintains. The overall goal is to manage this interest rate risk to most efficiently utilize the Savings Bank's capital, as well as to maintain an acceptable level of change to its net portfolio value ("NPV"), and net interest income. The Savings Bank's strategy is to minimize the impact of sudden and sustained changes in interest rates on NPV and its net interest margin.

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

Interest rate sensitivity analysis is used to measure the Savings Bank's interest rate risk by calculating the estimated change in the NPV of its cash flows from interest sensitive assets and liabilities, as well as certain off-balance sheet items, in the event of a series of sudden and sustained changes in interest rates ranging from 100 to 300 basis points. Management assumes that a 200 basis point movement up or down is considered reasonable and plausible for purposes of managing its interest-rate risk on a day-to-day basis. NPV is the market value of portfolio equity and is computed as the difference between the market value of assets and the market value of liabilities, adjusted for the value of off-balance sheet items. The following table presents the Savings Bank's projected change in NPV for the various rate shocks as of December 31, 2000 and 1999.




                                                                             19.

ARGO BANCORP, INC.


--------------------------------------------------------------------------------

                                                                                         Estimated Increase
                                                                                         (Decrease) in NPV
          Change in                                                  Estimated           -----------------
        Interest Rate                                                   NPV            Amount         Percent
        -------------                                                   ---            ------         -------
                                                                               (Dollars in thousands)
   2000
       300 basis point rise                                      $    18,765       $    (7,605)        (29)%
       200 basis point rise                                           21,750            (4,620)        (18)
       100 basis point rise                                           24,260            (2,110)         (8)
       Base scenario                                                  26,370                 -           -
       100 basis point decline                                        28,013             1,643           6
       200 basis point decline                                        29,503             3,133          12
       300 basis point decline                                        31,003             4,633          18

   1999
       300 basis point rise                                      $    10,005       $   (14,099)        (58)%
       200 basis point rise                                           15,915            (8,189)        (34)
       100 basis point rise                                           20,893            (3,211)        (13)
       Base scenario                                                  24,104                 -           -
       100 basis point decline                                        25,715             1,611           7
       200 basis point decline                                        26,805             2,701          11
       300 basis point decline                                        27,806             3,701          15

The Savings Bank is less sensitive to a sudden rise in interest rates at December 31, 2000 as compared to December 31, 1999. A decline in interest rates, however, would have a similar impact to the Savings Bank at either December 31, 2000 or at December 31, 1999.

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




                                                                             20.

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Argo Bancorp, Inc.
Summit, Illinois


We have audited the accompanying consolidated statements of financial condition of Argo Bancorp, Inc. and Subsidiaries (the Company) as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Argo Bancorp, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.




                                                   Crowe, Chizek and Company LLP

Oak Brook, Illinois
March 16, 2001




                                                                             21.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2000 and 1999
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                                          2000           1999
                                                                                          ----           ----
ASSETS
Cash                                                                                  $    19,885   $     5,603
Interest-earning deposits                                                                  74,132        32,069
                                                                                      -----------   -----------
    Total cash and cash equivalents                                                        94,017        37,672
Trading account securities                                                                  1,099           668
Securities available-for-sale                                                              14,574        14,364
Securities held-to-maturity (fair value of $26,253 and $24,082)                            26,523        25,859
Loans held for sale                                                                        38,899        18,894
Loans receivable, net                                                                     240,521       249,396
Discounted loans receivable, net                                                            7,103         9,170
Mortgage loan servicing rights                                                                397           464
Investment in limited partnership                                                           4,387         4,494
Investment in GFS preferred stock                                                           4,000         4,600
Stock in Federal Home Loan Bank of Chicago                                                  2,615         2,303
Foreclosed real estate, net                                                                 2,498         2,280
Premises and equipment, net                                                                 9,823         8,514
Debt issuance costs related to junior subordinated debt, net                                1,774         1,838
Accrued interest receivable                                                                 3,988         3,392
Prepaid expenses and other assets                                                          10,875         8,322
                                                                                      -----------   -----------

    Total assets                                                                      $   463,093   $   392,230
                                                                                      ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Deposits                                                                          $   388,537   $   301,673
    Borrowed money                                                                         18,708        40,336
    Advance payments by borrowers for taxes and insurance                                     846           902
    Custodial escrow balances for loans serviced for others                                 7,519         5,476
    Accrued interest payable                                                                2,156           966
    Other liabilities                                                                       4,966         6,039
    Junior subordinated debt                                                               16,587        17,250

Stockholders' equity
    Preferred stock                                                                             3             3
    Common stock                                                                               20            20
    Additional paid-in capital                                                              8,893         8,829
    Retained earnings - substantially restricted                                           16,189        12,260
    Employee Stock Ownership Plan loan                                                       (405)         (426)
    Unearned stock awards                                                                    (248)         (248)
    Accumulated other comprehensive loss                                                     (678)         (850)
                                                                                      -----------   -----------

       Total stockholders' equity                                                          23,774        19,588
                                                                                      -----------   -----------

           Total liabilities and stockholders' equity                                 $   463,093   $   392,230
                                                                                      ===========   ===========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.



                                                                             22.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 Years ended December 31, 2000, 1999, and 1998
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                               2000         1999         1998
                                                                               ----         ----         ----
INTEREST INCOME
    Loans receivable                                                       $   22,425   $   18,564   $   14,445
    Discounted loans receivable                                                 1,160        1,235        2,179
    Mortgage-backed securities available-for-sale                                 103          114          143
    Securities available-for-sale                                               1,436        1,011          252
    Securities held-to-maturity                                                 1,786        1,167            -
    Interest-earning deposits                                                   3,161        1,805          606
                                                                           ----------   ----------   ----------
       Total interest income                                                   30,071       23,896       17,625
                                                                           ----------   ----------   ----------

INTEREST EXPENSE
    Deposits                                                                   19,089       12,542        9,414
    Borrowed money                                                              1,753        1,567        1,681
    Junior subordinated debt                                                    1,908        1,905          272
                                                                           ----------   ----------   ----------
       Total interest expense                                                  22,750       16,014       11,367
                                                                           ----------   ----------   ----------

NET INTEREST INCOME                                                             7,321        7,882        6,258

Provision for loan losses                                                       1,218          965          355
                                                                           ----------   ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                             6,103        6,917        5,903

NONINTEREST INCOME
    Loan servicing income                                                         109        1,372        1,626
    Net gain (loss) on sale of
       Loans held for sale                                                        107          200          853
       Discounted loans receivable                                                  -          188          695
       Foreclosed real estate                                                     (18)        (533)        (228)
       Securities available-for-sale                                             (111)          (2)         234
       Profits on trading account activity                                        214          119          245
       Branch deposits                                                          7,974            -          976
       Branch facilities                                                          591           86            -
    Fees and service charges                                                    1,013          638          702
    Net income (loss) on investment in limited partnership                       (107)         166       (1,399)
    Other                                                                         319          106          106
                                                                           ----------   ----------   ----------
       Total noninterest income                                                10,091        2,340        3,810
                                                                           ----------   ----------   ----------

--------------------------------------------------------------------------------

                                  (Continued)



                                                                             23.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 Years ended December 31, 2000, 1999, and 1998
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------


                                                                               2000         1999        1998
                                                                               ----         ----        ----
NONINTEREST EXPENSE
    Compensation and benefits                                              $    3,377   $    3,741   $    4,038
    Occupancy and equipment                                                     2,154        1,637        1,663
    Federal deposit insurance premiums                                             62          146          112
    Loan expense                                                                  722          797          816
    Professional fees                                                             650          572          992
    Advertising and promotion                                                     438          253          315
    Goodwill amortization                                                           -           47          102
    Data processing                                                               693          396          334
    Other                                                                       2,540        1,490        1,479
                                                                           ----------   ----------   ----------
       Total noninterest expense                                               10,636        9,079        9,851
                                                                           ----------   ----------   ----------

Income (loss) from continuing operations before income taxes                    5,558          178         (138)

Income tax expense (benefit)                                                    1,227         (336)        (383)
                                                                           ----------   ----------   ----------

Income from continuing operations                                               4,331          514          245

Income from discontinued operation (net of tax)                                     -          135          286
Gain on sale of discontinued operation (net of tax)                                 -        1,928            -
                                                                           ----------   ----------   ----------
    Income from discontinued operations                                             -        2,063          286
                                                                           ----------   ----------   ----------

    Net income                                                             $    4,331   $    2,577   $      531
                                                                           ==========   ==========   ==========

Per share amounts

Income from continuing operations
    Basic                                                                  $     2.16   $      .26   $      .12
    Diluted                                                                      2.00          .25          .12

Income from discontinued operations
    Basic                                                                  $       -    $     1.06   $      .15
    Diluted                                                                        -          1.00          .14

Net income
    Basic                                                                  $     2.16   $     1.32   $      .27
    Diluted                                                                      2.00         1.25          .26

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                                                             24.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years ended December 31, 2000, 1999, and 1998
                 (Dollars in  thousands, except per share data)

--------------------------------------------------------------------------------

                                                                                                     Accumulated
                                                                                                     Other Com-    Total
                                                         Additional                       Unearned   prehensive   Stock-
                                    Preferred   Common     Paid-in   Retained     ESOP      Stock      Income    holders'
                                      Stock      Stock     Capital   Earnings     Loan     Awards      (Loss)     Equity
                                      -----      -----     -------   --------     ----     ------      ------     ------
Balance at January 1, 1998         $      -  $       5  $   8,570  $   9,915  $     (57) $    (296) $     (33) $  18,104

Comprehensive income:
   Net income                             -          -          -        531          -          -          -        531
   Other comprehensive loss               -          -          -          -          -          -       (205)      (205)
                                                                                                               ---------
     Total comprehensive income                                                                                      326
Release of ESOP shares                    -          -         48          -         57          -          -        105
MRP stock awards earned                   -          -          -          -          -         12          -         12
Proceeds from exercise of stock
 options                                  -          -        186          -          -          -          -        186
Tax benefits of stock options
 exercised                                -          -         40          -          -          -          -         40
Four-for-one stock split                  -         15        (15)         -          -          -          -          -
Preferred stock dividend                  3          -          -         (3)         -          -          -          -
Cash dividends ($.185 per share)          -          -          -       (359)         -          -          -       (359)
                                   --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Balance at December 31, 1998              3         20      8,829     10,084          -       (284)      (238)    18,414

Comprehensive income:
   Net income                             -          -          -      2,577          -          -          -      2,577
   Other comprehensive loss               -          -          -          -          -          -       (612)      (612)
                                                                                                               ---------
     Total comprehensive income                                                                                    1,965
Purchase of ESOP shares                   -          -          -          -       (498)         -          -       (498)
Release of ESOP shares                    -          -          -          -         72          -          -         72
MRP stock awards earned                   -          -          -          -          -         36          -         36
Cash dividends ($.20 per share)           -          -          -       (401)         -          -          -       (401)
                                   --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Balance at December 31, 1999              3         20      8,829     12,260       (426)      (248)      (850)    19,588

Comprehensive income:
   Net income                             -          -          -      4,331          -          -          -      4,331
   Other comprehensive  income            -          -          -          -          -          -        172        172
                                                                                                               ---------
     Total comprehensive income                                                                                    4,503
Release of ESOP shares                    -          -          -          -         21          -          -         21
Proceeds from exercise of stock
 options                                  -          -         64          -          -          -          -         64
Cash dividends ($.20 per share)           -          -          -       (402)         -          -          -       (402)
                                   --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Balance at December 31, 2000       $      3  $      20  $   8,893  $  16,189  $    (405) $    (248) $    (678) $  23,774
                                   ========  =========  =========  =========  =========  =========  =========  =========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.




                                                                             25.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended December 31, 2000, 1999, and 1998
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                              2000         1999         1998
                                                                              ----         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Income from continuing operations                                       $   4,331   $      514   $       245
   Adjustments to reconcile income from continuing operations to net cash from operating activities
     Depreciation and amortization                                             1,796        1,100           757
     Accretion of discounts and deferred loan fees                               (64)       1,761        (1,867)
     Deferred income tax expense (benefit)                                       981         (780)         (580)
     Provision for losses on loans receivable and foreclosed real estate       1,218          965           355
     Loss (gain) on sale of
       Loans held for sale                                                      (107)        (200)         (853)
       Discounted loans receivable                                                 -         (188)         (695)
       Securities available-for-sale                                             111            2          (234)
       Trading account securities                                               (214)        (119)         (245)
       Foreclosed real estate                                                     18          533           228
       Branch facilities                                                        (719)         (86)            -
       Branch deposits                                                        (7,974)           -          (976)
     Federal Home Loan Bank of Chicago stock dividend                           (134)           -             -
     Net change in trading account activity                                     (217)         279          (448)
     Net change in investment in limited partnership                             107          (25)        1,443
     Loans originated and purchased for sale, net                            (20,005)      10,305       (33,751)
     Proceeds from sale of discounted loans receivable                             -        2,162        10,827
     Payments received on discounted loans                                     1,067            -             -
     Goodwill amortization                                                         -           47           102
     Amortization of purchased loan servicing rights                              67          129           201
     Amortization of debt issuance costs                                          64           64             -
     MRP stock and ESOP shares earned                                             21          108           117
     Decrease (increase) in accrued interest receivable and prepaid
       expenses and other assets                                              (4,235)       2,855        (5,489)
     Increase (decrease) in accrued interest payable and other liabilities     1,039           62         1,725
                                                                           ---------   ----------   -----------
       Net cash from operating activities                                    (22,849)      19,488       (29,138)

CASH FLOWS FROM INVESTING ACTIVITIES
   Loans originated and purchased for portfolio, net                           6,170      (49,025)      (37,708)
   Proceeds from maturities of and principal repayments on
     Securities available-for-sale                                               180        3,402           645
     Securities held-to-maturity                                                 138            -             -
   Proceeds from sale of
     Securities available-for-sale                                             1,144          420         2,993
     Stock in Federal Home Loan Bank of Chicago                                    -            -         1,360
     Foreclosed real estate                                                    2,422        3,011         3,010
     Purchased loan servicing rights                                               -       11,100             -
     Premises and equipment                                                        -            -            89
     On-Line Financial Services, Inc., net                                         -        4,583             -
     Branch deposits, including cash and cash equivalents                   (105,611)           -       (11,965)
     Banking facilities                                                            -        5,850             -


--------------------------------------------------------------------------------

                                  (Continued)




                                                                             26.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended December 31, 2000, 1999, and 1998
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                              2000         1999         1998
                                                                              ----         ----         ----
Purchase of
     Loan servicing rights                                                 $       -   $  (11,100)  $         -
     Securities available-for-sale                                            (1,368)     (12,099)       (6,157)
     Securities held-to-maturity                                                (802)     (25,859)            -
     Premises and equipment                                                   (3,579)      (8,267)       (2,065)
     Stock in Federal Home Loan Bank of Chicago                                 (178)        (392)            -
   Payment received on GFS preferred stock                                       600            -             -
   Cash paid to former stockholders of On-Line                                  (203)        (575)         (454)
                                                                           ---------   ----------   -----------
     Net cash from investing activities                                     (101,087)     (78,951)      (50,252)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                                  200,923       68,693        73,760
   Proceeds from borrowed money                                                  472       24,885        73,968
   Repayment of borrowed money                                               (22,100)      (5,600)      (81,875)
   Proceeds from issuance of junior subordinated debentures,
     net of debt issuance expenses                                                 -         (245)       16,115
   Repurchase of junior subordinated debentures                                 (663)           -             -
   Purchase of additional ESOP shares                                              -         (498)            -
   Proceeds from exercise of stock options                                        64            -           186
   Dividends paid                                                               (402)        (401)         (359)
   Net change in advance payment by borrowers for taxes
     and insurance                                                               (56)          49           112
   Net change in custodial balances for loans serviced                         2,043          136        (1,060)
                                                                          ----------   ----------   -----------
     Net cash from financing activities                                      180,281       87,019        80,847

Net cash provided by discontinued operations                                       -           20            60
                                                                          ----------   ----------   -----------
                                                                                   -           20            60
                                                                          ----------   ----------   -----------

Net change in cash and cash equivalents                                       56,345       27,576         1,517

Cash and cash equivalents at beginning of year                                37,672       10,096         8,579
                                                                          ----------   ----------   -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $   94,017   $   37,672   $    10,096
                                                                          ==========   ==========   ===========

Supplemental disclosures of cash flow information
   Cash paid during the year for
     Interest                                                             $   21,560   $   15,709   $    10,970
     Income taxes                                                                900          240            15

Supplemental disclosure of noncash investing and
  financing activities
   Assumption of liability related to sale of On-Line Financial
     Services, Inc.                                                       $        -   $      546   $         -
   Preferred stock received related to sale of On-Line Financial
     Services, Inc.                                                                -        4,600             -
   Sale of branch deposits
     Assets sold                                                          $      474                        351
     Cash paid                                                               106,085                     12,316
                                                                          ----------                -----------
         Net liabilities sold                                                105,611                     11,965

   Transfer of loans to foreclosed real estate                            $    2,658        2,219         3,102
   Deferred gain on sale lease back                                                -        2,410             -

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.




                                                                             27.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Argo Bancorp, Inc. (Argo Bancorp or the Company) and its wholly owned subsidiaries, Argo Federal Savings Bank, FSB (Argo Savings or the Savings Bank) and Argo Redemption Corporation (Argo Redemption); and the Savings Bank's wholly owned subsidiary, Dolton-Riverdale Savings Service Corporation (Dolton Service). Intercompany transactions and balances are eliminated in consolidation.

During 1999 the Company simplified its organizational structure by merging Argo Mortgage Corporation, a wholly owned subsidiary of the Savings Bank, and Margo Financial Services, LLC, a majority-owned subsidiary of the Savings Bank, into the Savings Bank and merging Empire/Argo Mortgage LLC, a consolidated joint venture of Argo Bancorp, into Argo Bancorp. The mergers qualified as tax-free reorganizations and were accounted for as internal reorganizations. Accordingly, the notes to the consolidated financial statements have been restated to reflect the internal reorganization as if they had occurred on January 1, 1998. Finally, as discussed in a separate note, during 1999, the Company sold its wholly owned subsidiary, On-Line Financial Services, Inc. (On-Line).

The Company, through its subsidiaries, provides a full range of financial services through its locations in Cook County, Illinois and an Internet site. The Savings Bank's primary business is the solicitation of savings deposits from the general public and the purchase or origination of loans secured by one-to-four-family residential real estate. In addition, the Savings Bank sells mortgage loans on a service-released basis into the secondary market, has an ATM network, and has investments in a partnership which owns purchased mortgage servicing rights. In addition, the Company is involved in the purchase and disposition of discounted loans. Through a nonbank affiliate, the Savings Bank also provides mortgage banking activities that focus on the purchase and sale of mortgage loans into the secondary market.

During 2000, Argo Savings established an Internet banking division, which is marketed as "umbrellabank.com, a division of Argo Federal Savings Bank, FSB" ("umbrellabank.com"). Umbrellabank.com allows consumers to conduct online financial transactions with the Savings Bank, including but not limited to opening account relationships, transferring funds, accessing account information, processing bill payments, and applying for or obtaining loan products, including but not limited to credit cards and residential mortgage secured loans. Argo Savings expensed $626,000 during the year ended December 31, 2000 related to organizational expenses of umbrellabank.com, which are classified with other expense in the consolidated statements of operations.


--------------------------------------------------------------------------------

                                  (Continued)




                                                                             28.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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


--------------------------------------------------------------------------------

                                  (Continued)




                                                                             29.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Discounted Loans Receivable: The Company has from time to time purchased loans, predominately secured by single-family homes, at moderate to deep discounts. The moderate discount loans have been historically performing loans whereas the deep discount loans have been nonperforming. These loans receivable are stated at unpaid principal balance less unearned discount. Discounts on the performing loans are accreted to interest income over the contractual life of the related loans using the interest method. Discounts on purchased loans for which the collection of principal and interest is not probable are only recognized in income when the loan is sold or paid in full. Management evaluates collectibility of the portfolio of discounted loans receivable on an aggregate pool basis. There was no impairment expense recorded in 2000, 1999, or 1998.

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


--------------------------------------------------------------------------------

                                  (Continued)




                                                                             30.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Industry Segments: Internal financial information is primarily reported and aggregated into two lines of business; banking and discount loan operations.

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

New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This did not have a material effect as the Company had no derivative holdings at December 31, 2000.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             31.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Reclassification: Certain reclassifications have been made to the 1998 and 1999 information to make it comparable with the 2000 presentation.


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

Results from the data processing segment are shown as discontinued operations with prior years restated. Components of amounts reflected in the December 31, 1999 (through the date of sale) and 1998 consolidated statements of operations are presented in the following table:

     (In thousands)
                                                         1999          1998
                                                     -----------    -----------

     Revenues                                        $     4,247    $    14,177
     Costs and expenses                                    4,029         13,716
                                                     -----------    -----------
     Operating income                                        218            461
     Income tax expense                                       83            175
                                                     -----------    -----------

         Income from discontinued operations         $       135    $       286
                                                     ===========    ===========


As part of the acquisition of On-Line by Argo Bancorp in 1995, a structured schedule of contingent payments was established based on a percentage of future net revenues of On-Line over the next seven years ending October 31, 2002. As a condition of the acquisition, Argo Bancorp, Inc. retained this liability to the former stockholders of On-Line.

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             32.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 2 - SALE OF ON-LINE FINANCIAL SERVICES, INC. (Continued)

At December 31, 2000, the Company estimated the liability for future contingent payments to be $295,000. The actual amount to be paid will be impacted by future revenue streams.


NOTE 3 - SECURITIES

Securities available-for-sale are summarized as follows:


                                                 Gross         Gross
                                      Amortized Unrealized   Unrealized    Fair
                                         Cost     Gains        Losses     Value
                                      --------  ----------- -----------  --------
                                                      (In thousands)
December 31, 2000
     Municipal securities             $    370   $      5    $   --      $    375
     U.S. agency securities              5,500       --           (81)      5,419
     Corporate bonds                     1,908       --          (285)      1,623
     Mortgage-backed securities:
         Federal Home Loan Mortgage
           Corporation                      81       --            (2)         79
         Federal National Mortgage
           Association                   1,526       --           (12)      1,514
     Trust preferred securities          3,033          5        (388)      2,650
     Marketable equity securities        3,252         22        (360)      2,914
                                      --------   --------    --------    --------

                                      $ 15,670   $     32    $ (1,128)   $ 14,574
                                      ========   ========    ========    ========

December 31, 1999
     Municipal securities             $    370   $      8    $   --      $    378
     U.S. agency securities              5,500       --          (343)      5,157
     Corporate bonds                       411       --           (18)        393
     Mortgage-backed securities:
         Federal Home Loan Mortgage
           Corporation                      88       --            (3)         85
         Federal National Mortgage
           Association                   1,647       --           (50)      1,597
     Trust preferred securities          3,960       --          (369)      3,591
     Marketable equity securities        3,761         12        (610)      3,163
                                      --------   --------    --------    --------

                                      $ 15,737   $     20    $ (1,393)   $ 14,364
                                      ========   ========    ========    ========

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             33.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 3 - SECURITIES (Continued)

Securities held-to-maturity are summarized as follows:


                                                         Gross      Gross
                                           Amortized  Unrealized  Unrealized    Fair
                                             Cost       Gains       Losses      Value
                                           ---------  ----------  ----------  --------
                                                       (In thousands)
December 31, 2000
     U.S. agency securities                $ 24,451   $      1    $   (272)   $ 24,180
     Collateralized mortgage obligations      1,294          7          (1)      1,300
     Corporate bonds                            778       --            (5)        773
                                           --------   --------    --------    --------

                                           $ 26,523   $      8    $   (278)   $ 26,253
                                           ========   ========    ========    ========

December 31, 1999
     U.S. agency securities                $ 24,157   $   --      $ (1,612)   $ 22,545
     Collateralized mortgage obligations        976       --          --           976
     Corporate bonds                            726       --          (165)        561
                                           --------   --------    --------    --------

                                           $ 25,859   $   --      $ (1,777)   $ 24,082
                                           ========   ========    ========    ========


The amortized cost and fair value of securities, by contractual maturity, at December 31, 2000 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                         Available-for-Sale   Held-to-Maturity
                                         Amortized  Fair    Amortized     Fair
                                            Cost    Value      Cost      Value
                                         ------------------  -------------------
                                           (In thousands)     (In thousands)
Due after one through five years         $ 1,747   $ 1,474   $ 4,000   $ 4,000
Due after five years through ten years     2,031     2,013     3,000     2,991
Due after ten years                        4,000     3,930    18,229    17,962
                                         -------   -------   -------   -------
                                           7,778     7,417    25,229    24,953
Mortgage-backed securities and
  collateralized mortgage obligations      1,607     1,593     1,294     1,300
Trust preferred securities                 3,033     2,650      --        --
Marketable equity securities               3,252     2,914      --        --
                                         -------   -------   -------   -------

                                         $15,670   $14,574   $26,523   $26,253
                                         =======   =======   =======   =======
--------------------------------------------------------------------------------

                                  (Continued)



                                                                             34.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 3 - SECURITIES (Continued)

Proceeds from sales of securities available-for-sale and the realized gross gains and losses are as follows:


                           Year ended December 31,
                        -----------------------------
                          2000       1999      1998
                        -------    -------    -------
                                 (In thousands)
Proceeds for sales      $ 1,144    $   420    $ 2,993
Gross realized gains        151         27        234
Gross realized losses      (262)       (29)      --

At December 31, 2000 and 1999, trading account securities primarily consist of marketable equity securities which are carried at fair value. The unrealized gain (loss) of $24,000 and $(52,000) at December 31, 2000 and 1999 is reflected as a component of current earnings.

At December 31, 2000 and 1999, $3,546,000 and $5,600,000 of securities were pledged to secure short-term borrowings and Federal Home Loan Bank advances.


NOTE 4 - LOANS RECEIVABLE

Loans receivable and loans held for sale, net, are summarized as follows:


                                                  December 31,
                                           ------------------------
                                               2000          1999
                                            ---------     ---------
                                                (In thousands)

One-to-four-family mortgage loans           $ 209,066     $ 238,502
Commercial real estate loans                   41,872        13,887
Direct financing leases                        18,456         8,671
Commercial loans                                6,779         2,416
Home equity loans                               4,436         4,738
Other loans                                       856         1,168
                                            ---------     ---------
    Total gross loans receivable              281,465       269,382
Add (deduct)
    Allowance for loan losses                  (2,440)       (1,551)
    Deferred loan costs                         1,373         1,384
    Unearned discounts                           (978)         (925)
                                            ---------     ---------

                                            $ 279,420     $ 268,290
                                            =========     =========

Weighted-average interest rate                   9.25%         7.98%
                                            =========     =========

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             35.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 4 - LOANS RECEIVABLE (Continued)

Included in first mortgage loans are loans held for sale totaling approximately $38.9 million and $18.9 million at December 31, 2000 and 1999. The loans held for sale at December 31, 2000 and 1999 included $38.0 million and $16.7 million of loans originated by Argo Savings for an affiliate. The loans are originated with commitments to sell and are usually sold within 30 days of funding

There were no impaired loans at or for the years ended December 31, 2000, 1999, or 1998.

The following is a summary of the changes in the allowance for loan losses:

                                                Year ended December 31,
                                           ------------------------------
                                             2000        1999       1998
                                            -------    -------    -------
                                                     (In thousands)

Balance at beginning of year                $ 1,551    $   940    $   814
Provision for loan losses                     1,218        965        355
Allowance on acquired loans                    --         --           30
Charge-offs                                    (329)      (354)      (259)
                                            -------    -------    -------

    Balance at end of year                  $ 2,440    $ 1,551    $   940
                                            =======    =======    =======

Loans receivable on nonaccrual are as follows:

                                                                     Percentage
                                                                      of Loans
                                           Number                    Receivable,
                                             of                        Net of
                                            Loans       Amount        Discount
                                           ------       ------       ----------
                                                  (Dollars in Thousands)

     December 31, 2000                       71        $4,438           1.56%
     December 31, 1999                       86         6,039           2.25

First mortgage loans at December 31, 2000 and 1999 include approximately $138.6 million and $141.3 million in out-of-area purchased participation and whole loans, which are secured by single-family homes, with approximately 10.7% in California, 5.8% in New York, and 83.5% spread throughout the remainder of the country at December 31, 2000. There is no geographic concentration of nonperforming loans.


--------------------------------------------------------------------------------

                                  (Continued)






                                                                             36.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------

NOTE 5 - DISCOUNTED LOANS RECEIVABLE

Discounted loans receivable, net, are as follows:

                                                December 31,
                                           ---------------------
                                             2000        1999
                                           --------    --------
                                               (In thousands)

Discounted first mortgage loans            $  8,378    $ 11,040
Unearned discount                            (1,275)     (1,870)
                                           --------    --------

                                           $  7,103    $  9,170
                                           ========    ========

Discounted loans receivable on nonaccrual are as follows:

                                                                      Percentage
                                                                     of Discount
                                         Number                          Loans
                                        of Loans         Amount       Receivable
                                        --------         ------       ----------
                                                     (In thousands)

     December 31, 2000                      55        $     1,030         14.50%
     December 31, 1999                      64              1,718         18.74


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment, net, are summarized as follows:

                                                          December 31,
                                                      --------------------
                                                        2000        1999
                                                      --------    --------
                                                         (In thousands)

Land                                                  $     75    $   --
Office buildings and improvements                          412         341
Leasehold improvements                                     785         472
Furniture, fixtures, and equipment                      13,916      11,640
                                                      --------    --------
                                                        15,188      12,453
Less accumulated depreciation and amortization          (5,365)     (3,939)
                                                      --------    --------

                                                      $  9,823    $  8,514
                                                      ========    ========

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             37.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------

NOTE 6 - PREMISES AND EQUIPMENT (Continued)

Included in occupancy and equipment expense is depreciation expense of office properties and equipment of approximately $1,796,000, $1,100,000, and $757,000 for the years ended December 31, 2000, 1999, and 1998.

During 1999, the Company sold five banking facilities to an unrelated third party for $5,850,000. The gain of $2,400,000 was deferred as the Company leased these facilities from the purchaser. During 2000, deposits totaling $113,585,000 for two of these locations and a third location which was leased by the Company were sold to a party unrelated to the 1999 transaction, and all three leases were assumed by that entity. The Company recognized a gain of $7,974,000 on the deposit sale, net of expenses of $1,216,000. In addition, during 2000, the Company recognized a portion of the deferred gain for the two branch facilities sold. Activity in the deferred gain account was as follows for the years ended December 31, 2000 and 1999 (in thousands):

                                     2000       1999
                                   -------    -------
Balance at beginning of year       $ 2,314    $  --
Deferred gain                         --        2,400
Amortization of deferred gain         (128)       (86)
Recognized upon lease assumption      (591)      --
                                   -------    -------

Balance at end of year             $ 1,595    $ 2,314
                                   =======    =======

The three remaining facilities at December 31, 2000 are being leased back over a period of 170 months. The leases contain renewal options for three additional periods, the first for ten years and the final two for five years each.

The Company leases office space under its noncancelable operating leases. Rent expense for the years ended December 31, 2000, 1999, and 1998 totaled $668,000, $457,000, and $118,000. The lease expense for 2000 included $304,000 related to the three branch facilities that were sold.

During the year ended December 31, 1998, Argo Savings sold its Gurnee, Illinois branch to an unrelated party. The purchaser assumed selected deposit accounts as part of this transaction. Argo Savings recorded a gain of $976,000 on the sale of these deposits.

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             38.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------

NOTE 6 - PREMISES AND EQUIPMENT (Continued)

The estimated minimum rental payments under the terms of the leases at December 31, 2000 are as follows:

                  Year ended December 31                     Amount
                  ----------------------                     ------
                                                         (In thousands)

                         2001                              $      383
                         2002                                     387
                         2003                                     391
                         2004                                     395
                         2005                                     399
                         Thereafter                             3,156
                                                           ----------

                         Total minimum lease payments      $    5,111
                                                           ==========


NOTE 7 - LOAN SERVICING, PURCHASED MORTGAGE SERVICING RIGHTS, AND
INVESTMENT IN LIMITED PARTNERSHIP

For independently acquired servicing rights, the cost of acquiring the rights to service mortgage loans is capitalized and amortized in proportion to and over the period of the estimated net servicing income. On December 31, 2000 and 1999, Argo Savings held $397,000 in purchased mortgage servicing rights (PMSRs) with underlying principal balances of approximately $29.3 million and $35.7 million. During 1999, the Company bought $11.1 million of servicing rights with underlying principal balances of approximately $823 million. At June 30, 1999, these servicing rights were called at the Company's original purchase price. There was no gain or loss recorded. Servicing income related to these loans approximated $619,000.

The balance of investment in limited partnership of $4.4 million and $4.5 million at December 31, 2000 and 1999 represents Argo Savings' investment in various divisions of a single limited partnership. The investment at December 31, 2000 includes a $3.1 million equity interest in a limited partnership whose business activities are to purchase mortgage servicing rights, and a $1.2 million investment in subordinated debentures of the partnership. The debentures have an interest rate of 30%. During 2000, the Company recorded a $300,000 reserve against its interest in the limited partnership due to the impact of the loan prepayment speeds on the value of PMSRs. In 1999, the Company reinvested the equity in one division into another previously owned division. The single business activity of this limited partnership is the purchase of current mortgage servicing rights. There are several equity investors in each division of the partnership. The purchase of the servicing rights is leveraged, allowing the

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             39.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 7 - LOAN SERVICING, PURCHASED MORTGAGE SERVICING RIGHTS, AND
INVESTMENT IN LIMITED PARTNERSHIP (Continued)

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


NOTE 8 - DEPOSITS

Deposits at December 31 are summarized as follows (dollars in thousands):


                                     2000                                1999
                        ----------------------------------  --------------------------------
                          Amount      Percent     Weighted  Amount      Percent     Weighted
                            in          of        Average     in          of         Average
                        Thousands      Total        Rate   Thousands     Total        Rate
                        ---------   --------      -------- ---------    -------     --------
Non-interest-bearing    $  9,744         2.5%         -%   $  6,072         2.0%         -%
Passbook accounts          5,291         1.4        2.20     19,873         6.6        2.20
NOW accounts               4,918         1.3        2.65     10,612         3.5        1.36
Money market accounts     69,035        17.7        6.86      4,426         1.5        2.90
                        --------    --------               --------     -------
                          88,988        22.9        5.60     40,983        13.6        1.77

Certificate accounts:
    4.00% - 4.99%          9,779         2.5        4.72     47,892        15.9        4.58
    5.00% - 5.99%         32,494         8.4        5.68    118,805        39.4        5.61
    6.00% - 6.99%        107,869        27.8        6.69     93,542        31.0        6.37
    7.00% - 7.99%        149,407        38.4        7.18        443          .1        7.17
    8.00% - 8.99%           --          --          --            8        --          8.53
                        --------    --------               --------     -------

                         299,549        77.1        6.74    260,690        86.4        5.70
                        --------    --------               --------     --------

                        $388,537       100.0%       6.48   $301,673       100.0%       5.16
                        ========    ========               ========     =======

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             40.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 8 - DEPOSITS (Continued)

Contractual maturities of certificate accounts at December 31, 2000 are as follows (in thousands):

     Under 12 months                   $ 177,566
     12 months to 36 months               95,286
     Over 36 months                       26,697
                                       ---------

                                       $ 299,549
                                       =========


The Savings Bank has pledged investment securities of approximately $345,000 and $3,323,000 at December 31, 2000 and 1999 as collateral to secure certain public deposits. In addition to securities at December 31, 2000 and 1999, the Savings Bank also had letters of credit totaling $14,280,000 as collateral to secure several State of Illinois certificates. The total State of Illinois certificates secured by letters of credit and securities totaled approximately $13,076,000 and $15,523,000 at December 31, 2000 and 1999. The aggregate amount of certificate of deposit accounts with a balance greater than $100,000 was $81,932,000 and $75,134,000 at December 31, 2000 and 1999.

Interest expense on deposit accounts is summarized as follows:

                                       Year ended December 31,
                                    ---------------------------
                                      2000      1999      1998
                                    -------   -------   -------

Passbook and certificate accounts   $18,015   $12,247   $ 8,960
NOW accounts                            149       143       230
Money market accounts                   925       152       224
                                    -------   -------   -------

                                    $19,089   $12,542   $ 9,414
                                    =======   =======   =======


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

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             41.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------

NOTE 9 - BORROWINGS  (Continued)

The Trust is a statutory business trust formed under the laws of the State of Delaware and is wholly owned by the Company. The junior subordinated debentures will mature on November 6, 2028, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities can be redeemed contemporaneously, in whole or in part, beginning November 6, 2003 at a redemption price of $10 per capital security. The Company has provided a full and unconditional guarantee of the obligations of the Trust under the capital securities in the event of the occurrence of an event of default, as defined. Debt issuance costs totaling $1,913,000 were capitalized related to the debenture offering and are being amortized over the 30-year life of the junior subordinated debentures.

In 2000, Argo Redemption was formed for the purpose of purchasing back a portion of the 11% capital securities. Argo Redemption purchased 66,293 of the 11% capital securities for $570,557 and recorded a gain of $92,373, which is recorded with other income in the consolidated statement of operations. The 11% capital share can be resold.

Borrowed money at December 31 is summarized as follows:


                                                     Weighted Interest Rate               Balance
                                                          December 31,                  December 31,
                                                     ----------------------       ---------------------
                                       Maturity       2000            1999           2000        1999
                                       --------      --------        ------       ---------   ---------
                                                                                      (In thousands)
    Advances from the Federal
      Home Loan Bank of Chicago
                                       Open line           --%       4.74%            $  --     $17,100
                                        2/22/00            --        5.95                --       5,000
                                        6/03/01          8.43        8.43                  72        72
                                        4/20/03          6.13        6.13               2,760     2,760
                                       11/25/06          6.58        6.58              10,000    10,000
                                                                                      -------   -------
                                                         6.49        5.56              12,832    34,932
    Margin accounts                    Open line         8.92        7.79               5,876     5,404
                                                                                      -------   -------

                                                         7.26        5.86             $18,708   $40,336
                                                                                      =======   =======


The required aggregate principal balance of first mortgage loans securing advances is determined by the Federal Home Loan Bank (FHLB). At December 31, 2000 and 1999, approximately $65 million and $63 million of loans were pledged and delivered to the FHLB. In addition, the Savings Bank adopted a collateral pledge agreement whereby the Savings Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances and letters of credit from the Federal Home Loan Bank of Chicago. All stock in the Federal Home Loan Bank of Chicago is also pledged as collateral for these advances.

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             42.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 9 - BORROWINGS  (Continued)

There are also four securities having a carrying value of $1,500,000 pledged to secure the advances.

The Savings Bank has an open line with the FHLB for up to $50 million that bears interest at a rate that adjusts daily. All other FHLB advances are at fixed interest rates.

The margin account loans are from third-party securities brokers and were secured at December 31, 2000 by securities which are held by the broker and have a market value of $9.9 million.


NOTE 10 - INCOME TAXES - CONTINUING OPERATIONS

Income tax expense (benefit) from continuing operations consists of the following:


                                                 Year ended December 31,
                                           ----------------------------------
                                             2000          1999         1998
                                           --------    ---------    --------
                                                      (In thousands)
     Federal
         Current                           $     75    $     572    $     90
         Deferred                             1,054         (908)       (473)
                                           --------    ---------    --------
                                              1,129         (336)       (383)
     State
         Current                                120          318         107
         Deferred                               (22)        (318)       (107)
                                           --------    ---------    --------

     Total income tax expense (benefit)    $  1,227    $    (336)   $   (383)
                                           ========    =========    ========



--------------------------------------------------------------------------------

                                  (Continued)






                                                                             43.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 10 - INCOME TAXES - CONTINUING OPERATIONS (Continued)

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2000 and 1999 are summarized as follows:


                                                                 December 31,
                                                             -------------------
                                                               2000       1999
                                                             -------    -------
                                                               (In thousands)
Deferred tax assets
    Net operating loss carryforwards                         $  --      $   281
    Unused tax credits                                           168        914
    Allowance for loan losses                                  1,005        713
    Deferred gain on sale of fixed assets                        622        900
    Unrealized losses on securities available-for-sale           418        523
                                                             -------    -------
    Gross deferred tax assets                                  2,213      3,331
                                                             -------    -------

Deferred tax liabilities
    Excess tax bad debt deduction                                (15)       (20)
    Limited partnership interest                                (814)      (851)
    Depreciation                                                --           (2)
    Other                                                       (100)       (37)
                                                             -------    -------
    Gross deferred tax liabilities                              (929)      (910)
                                                             -------    -------

         Net deferred tax asset                              $ 1,284    $ 2,421
                                                             =======    =======

The effective income tax rate differs from the statutory federal tax rate of 34%. The major reasons for this difference related to income (loss) from continuing operations for the years ended December 31 follow:


                                                      Year ended December 31,
                                                  ------------------------------
                                                    2000       1999       1998
                                                  -------    -------    -------
                                                          (In thousands)

Federal income tax at statutory rate              $ 1,890    $    61    $   (47)
Increase (decrease) in tax resulting from:
    Amortization of discounts and goodwill, net      --           16         35
    Municipal interest, net                           (11)       (11)       (11)
    Tax credits                                      (300)      (300)      (275)
    Benefit of prior year net operating losses       (258)      --         --
    Other                                             (94)      (102)       (85)
                                                  -------    -------    -------

         Income tax expense (benefit)             $ 1,227    $  (336)   $  (383)
                                                  =======    =======    =======

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             44.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 10 - INCOME TAXES - CONTINUING OPERATIONS (Continued)

At December 31, 2000, Argo Bancorp has low income housing and alternative minimum tax credit carryforwards in the amount of $168,000 expiring through 2020.

Retained earnings at December 31, 2000 include $1,349,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income, which will be subject to the then current corporate income tax rate.


NOTE 11 - EMPLOYEE BENEFIT PLANS

401(K) PLAN AND TRUST

The Argo Federal Savings 401(k) plan is an ERISA-qualified plan covering all employees of the Savings Bank who have completed at least 1,000 hours of service within a 12 consecutive month period and are age 21 or older. Participants may make contributions to the plan from 1% to 12% of their earnings, subject to Internal Revenue Service (IRS) limitations. Discretionary matching contributions of 50% of each participant's contribution up to 12% may be made by the Savings Bank each plan year. The Savings Bank made contributions of $60,000, $76,000, and $71,000 to the plan for the years ended December 31, 2000, 1999, and 1998. The plan also provides benefits in the event of death, disability, or other termination of employment.

EMPLOYEE STOCK OWNERSHIP PLAN

The Savings Bank maintains an employee stock ownership plan (ESOP) for eligible employees. The ESOP borrowed funds from an unrelated third-party lender in the amount of $60,180 in order to purchase 7% of the common stock to be issued in the merger conversion (20,932 shares at $2.88 per share). The ESOP subsequently borrowed additional funds from the same third-party lender in the amount of $245,000 in order to purchase an additional 52,080 shares at an average price of $4.70 per share. All of this debt was repaid during 1998. During 1999, the ESOP borrowed funds from Argo Bancorp in the amount of $498,000 in order to purchase 49,136 shares at an average price of $10.13 per share. In addition, during 2000 and 1999, the ESOP used available cash in the plan to purchase an additional 1,880 and 2,500 shares respectively. Consolidated stockholders' equity was reduced by the unpaid balance of the ESOP loan at December 31, 2000. Contributions of $95,000, $72,000, and $60,000 were accrued or made to the ESOP to fund principal and interest payments for the years ended December 31, 2000, 1999, and 1998. Selected ESOP information at December 31, 2000, 1999, and 1998 follows:

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             45.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)


                                             2000       1999       1998
                                          --------   --------   --------

Shares allocated                            94,362     82,503     73,909
Unearned shares                             34,506     44,485      1,443
                                          --------   --------   --------

    Total ESOP shares                      128,868    126,988     75,352
                                          ========   ========   ========

         Total value of unearned shares   $362,313   $511,578   $ 13,709
                                          ========   ========   ========

During 1998, in connection with the goodwill convertible preferred stock issuance (see Note 13), 18,838 shares of preferred stock were contributed to the ESOP. At December 31, 2000 and 1999, all 18,838 preferred shares were allocated and 18,618 were allocated at December 31, 1998.

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

On April 26, 1995, an amendment to the MRP was approved, which increased the amount of shares available to be awarded under the MRP to 97,992. An additional 15,188 and 7,628 shares were purchased in 1996 and 1995 under the MRP. There are no remaining MRP shares outstanding under this plan at December 31, 2000.

The Board of Directors of Argo Bancorp formed a new MRP effective September 1, 1996, which purchased 50,000 shares of Argo Bancorp stock on September 24, 1996 for $115,000. Under this plan, employees in key management positions with Argo Bancorp and all its subsidiaries are eligible for participation. During the year ended December 31, 1997, 6,300 shares were awarded to certain key On-Line employees. The awards originally vested over a five-year period and the aggregate purchase price of shares awarded was being expensed as a portion of annual compensation. Due to the sale of On-Line, the shares became fully vested and compensation

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             46.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

expense of $36,000 was recognized in 1999. The expense totaled $12,000 for 1998. Also during the year ended December 31, 1997, the Company sold 18,608 shares held by the Argo Bancorp MRP plan for $181,000, reducing the total shares held by the plan to 31,392, including the 6,300 awarded shares. The expense was recognized in 2000 and no additional shares were awarded for the years ended December 31, 2000 and 1999.

STOCK OPTION PLANS

Argo Bancorp's Board of Directors adopted the 1991 Stock Option and Incentive Plan (the 1991 Stock Option Plan), under which up to 429,800 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of incentive stock options to be granted to full-time employees of Argo Bancorp and its subsidiaries from time to time. All 429,800 options were awarded during 1993. The exercise price for the options awarded was equal to or greater than the fair market value of the common stock on the date of grant ($3.84 per share). During 2000, 17,196 options were forfeited and 18,213 options were exercised at a weighted average exercise price of $3.52 per share. During 1999, no options were exercised. In 1998, 42,980 of the options were exercised at a weighted average exercise price of $3.60 per share. At December 31, 2000, options to purchase 136,059 shares were outstanding, at an average price of $6.51.

Argo Bancorp's Board of Directors adopted the Non-Qualified Stock Option Plan for Non-Employee Directors (Non-Qualified Stock Option Plan) in 1991, under which up to 429,800 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of nonincentive stock options to be granted to nonemployee directors of the Savings Bank subsidiary from time to time. Options for 4,000 shares were granted in 1997. At December 31, 1997, the Board of Directors approved a resolution to discontinue any further grants under this plan. At December 31, 2000, 252,400 options for shares had been awarded by Argo Bancorp under the Non-Qualified Stock Option Plan. The exercise price for the options awarded was equal to the fair market value of the common stock on the date of grant ($6.02 per share). During 2000, no options were exercised. In 1998, 3,580 of the options were exercised at a weighted average exercise price of $8.87 per share. At December 31, 2000, options to purchase 199,600 shares were outstanding at an average price of $6.02.

Argo Bancorp's Board of Directors adopted the 1998 Incentive Stock Option Plan for Employees in 1998, under which up to 400,000 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of stock options to be granted to employees from time to time. Options to purchase 99,000, 23,000, and 12,000 shares were granted during 2000, 1999, and 1998, and options to acquire 14,000 and 12,000 were forfeited during 2000 and 1999. At December 31, 2000 and 1999, 134,000 and 35,000 options for shares have been awarded by Argo Bancorp under the plan. The exercise price for the options awarded was greater than or equal to the fair market value of the common stock on the date of grant ($10.58, $9.00, and $8.625 per

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             47.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

share in 2000, 1999, and 1998, respectively). At December 31, 2000, options to purchase 108,000 shares were outstanding at an average price of $10.44 per share.

At December 31, 2000 and 1999, the total options outstanding under all plans were 443,659 and 394,068, at an average price of $7.11 and $6.14.

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


                                             Year ended December 31,
                                      -------------------------------
                                          2000        1999       1998
                                       ---------    --------  --------
                                       (In thousands, except per share data)
Income from continuing operations
    As reported                        $   4,331      $  514  $   245
    Pro forma                              4,251         490      220
Earnings per share
    Basic
         As reported                        2.16         .26      .12
         Pro forma                          2.12         .25      .11
    Diluted
         As reported                        2.00         .25      .12
         Pro forma                          1.96         .23      .11

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were used in estimating the fair value for options granted in 2000, 1999, and 1998:


                                      Year ended December 31,
                                    ----------------------------
                                     2000       1999       1998
                                    --------   --------   ------

Dividend yield                      1.79%      2.08%      2.07%
Risk-free interest rate             5.75%      5.50%      5.50%
Weighted average expected life      8.6 years  10 years   8 years
Expected volatility                 20.6%      18.06%     13.93%

The weighted average per share fair values of options granted during 2000, 1999, and 1998 were $3.19, $2.70, and $2.11.

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             48.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------

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

Commitments to originate fixed and adjustable rate mortgage loans amounted to approximately $1.0 million and $3.9 million at December 31, 2000 and 1999. The fixed rate commitments at December 31, 2000 have rates ranging from 7.00% to 7.75%. These commitments represent amounts which the Savings Bank plans to fund in its normal commitment period. the Company evaluates each customer's creditworthiness on a case-by-case basis.

Unused lines of credit amounted to approximately $7.5 million and $9.0 million as of December 31, 2000 and 1999.

The Company also had outstanding firm commitments to originate mortgage loans and sell the loans to the secondary market approximating $30.2 million at December 31, 1999. There were no firm commitments outstanding at December 31, 2000.

The Savings Bank had Community Reinvestment Act (CRA) investment commitments outstanding of $2.5 million. These commitments include $1,000,000 to be funded for investment in the Greater West Side Loan Fund, $598,000 to be funded over ten years for investment in the Chicago Equity Fund, and $336,000 to be funded over thirteen years for investment in the Community Investment Corporation.


NOTE 13 - CAPITAL MATTERS

During 1998, the Company declared a dividend of goodwill convertible preferred stock to all holders of common stock of the Company as of August 24, 1998 on a share-for-share basis. As a result, 592,681 shares of goodwill preferred stock were issued to holders of common stock as of August 31, 1998. The goodwill preferred stock entitles the holders thereof to 75% of any settlement damages awarded upon a final judgment to the Savings Bank, net of expenses and certain other items, as a result of the Savings Bank's lawsuit against the United States seeking damages for breach of contract related to the elimination and exclusion of supervisory goodwill in the computation of the Savings Bank's regulatory capital in connection with the Company's acquisition of the Savings Bank in November 1998 ("Goodwill Litigation"). At the time of the final judgment and award of damages, if any, the goodwill preferred stock will either be (1) redeemed by the Company for cash or (2) become convertible into common stock. The

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             49.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 13 - CAPITAL MATTERS (Continued)

Company will be entitled to retain the remaining 25% of any damages awarded to the Savings Bank, net of expenses and certain other items, in the Goodwill Litigation.

Information regarding Class A common stock at December 31, 2000 and 1999 follows:

                                            2000                1999
                                       ---------------     -------------

     Par value per share               $           .01     $         .01
     Authorized shares                       9,000,000         9,000,000
     Shares issued                           2,023,109         2,004,896

Information regarding preferred stock at December 31, 2000 and 1999 follows:

     Par value per share                                   $          .01
     Authorized shares                                          1,000,000
     Shares issued                                                592,681

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

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined) and Tier I capital (as defined) to assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the Office of the Thrift Supervision categorized the Savings Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.


--------------------------------------------------------------------------------

                                  (Continued)






                                                                            50.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 13 - CAPITAL MATTERS (Continued)

The Savings Bank's actual capital amounts (in thousands) and ratios are as follows as of December 31, 2000 and 1999:


                                                                                            To Be Well-
                                                                For Capital              Capitalized Under
                                                                  Adequacy                Prompt Corrective
                                       Actual                     Purposes                     Action
                             -----------------------      ----------------------      ------------------------
                               Amount        Ratio          Amount        Ratio        Amount          Ratio
                             -----------   ---------      -----------    -------      -----------    ---------
December 31, 2000
    Total capital
      (to risk-weighted
      assets)                $    28,912      12.29%      $    18,617      8.00%      $    23,522       10.00%
    Tier I capital
      (to risk-weighted
      assets)                     26,448      11.24             9,409      4.00            14,113        6.00
    Tier I capital
      (to adjusted assets)        26,448       5.95            17,783      4.00            22,229        5.00

December 31, 1999
    Total capital
      (to risk-weighted
      assets)                $    23,404      12.30%      $    15,191      8.00%      $    18,989       10.00%
    Tier I capital
      (to risk-weighted
      assets)                     21,853      11.50             7,596      4.00            11,394        6.00
    Tier I capital
      (to adjusted assets)        21,853       5.90            14,809      4.00            18,512        5.00


NOTE 14 - SEGMENT FINANCIAL INFORMATION

The operating segments are determined by the products and services offered, primarily distinguished between banking and discount loan operations. As discussed in Note 1, the Company simplified its organizational structure in 1999. As a result, mortgage banking operations were discontinued and therefore are not disclosed as a separate operating segment in 2000. Loans, investments, and deposits provide the revenues in the banking operation; fee income provided the primary revenue for mortgage banking interest income; and discount accretion provides the primary revenue for discount loan workout. All operations are domestic.

The accounting policies used for the operating segments are the same as those described in the summary of significant accounting policies. Income taxes are allocated to the banking segment. No indirect expenses are allocated.

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             51.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------

NOTE 14 - SEGMENT FINANCIAL INFORMATION

Information reported internally for performance assessment follows. The column for other information primarily includes activity between segments which is being eliminated.


                                                                 Discount         Total
(In thousands)                            Banking      Loans       Other        Segments
                                       ------------  ----------  ---------    -----------
2000
    Net interest income                $     6,435   $     886   $       -    $     7,321
    Provision for loan losses                1,178          40           -          1,218
    Other revenue                           10,593        (129)       (373)        10,091
    Other expenses                          10,292         344           -         10,636
    Income tax expense (benefit)             1,227           -           -          1,227
    Segment profit (loss)                    4,331         373        (373)         4,331
       Segment assets                      462,896      12,285     (12,088)       463,093



                                                            Discount      Mortgage                     Total
(In thousands)                               Banking          Loans        Banking      Other        Segments
                                           -----------    ------------  ------------  ---------     -----------
1999
    Net interest income                    $     7,346    $       536   $         -   $        -    $     7,882
    Provision for loan losses                      695            270             -            -            965
    Other revenue                                3,095           (313)          754       (1,196)         2,340
    Other expenses                               7,848            352           879            -          9,079
    Income tax expense (benefit)                   433              -             -         (769)          (336)
    Segment profit (loss)                        1,465           (399)         (125)        (427)           514



                                                           Discount       Mortgage                     Total
(In thousands)                               Banking         Loans         Banking      Other        Segments
                                           -----------    ------------  ------------  ---------     -----------
1998
    Net interest income                    $     5,226    $     1,032   $         -   $        -    $     6,258
    Provision for loan losses                      115            240             -            -            355
    Other revenue                                3,622            740         1,637       (2,189)         3,810
    Other expenses                               7,592            695         1,571           (7)         9,851
    Income tax expense (benefit)                   148              -             -         (531)          (383)
    Segment profit (loss)                          993            837            66       (1,651)           245
       Segment assets for
         continuing operations                 320,421         13,550           412      (39,852)       294,531



--------------------------------------------------------------------------------

                                  (Continued)






                                                                             52.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION

Condensed statements of financial condition, operations, and cash flows of Argo Bancorp, Inc. follow:

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                         December 31,
                                                     ------------------
                                                       2000       1999
                                                     -------    -------
                                                       (In thousands)
Assets
     Cash                                            $  2,875   $   145
     Interest-bearing deposits                            125        39
                                                      -------   -------
         Total cash and cash equivalents                3,000       184
     Trading securities                                   162       197
     Securities available-for-sale                     10,276    11,415
     Investment in GFS preferred stock                  4,000     4,600
     Loans receivable                                   1,792       778
     Discounted loans receivable                          293       301
     Investment in banking subsidiary                  26,431    21,831
     Investment in nonbank subsidiary                     663      --
                                                      -------   -------
         Total investments in subsidiaries             27,094    21,831

     Other assets                                       4,637     4,283
                                                      -------   -------
         Total assets                                 $51,254   $43,589
                                                      =======   =======
Liabilities and stockholders' equity
     Borrowed money                                   $ 5,876   $ 5,404
     Other liabilities                                  4,354     1,347
     Junior subordinated debentures                    17,250    17,250
     Stockholders' equity                              23,774    19,588
                                                      -------   -------

         Total liabilities and stockholders' equity   $51,254   $43,589
                                                      =======   =======

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             53.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------

NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF OPERATIONS


                                                             Year ended December 31,
                                                          -----------------------------
                                                           2000       1999        1998
                                                          -------    -------    -------
                                                                  (In thousands)
Interest income                                           $ 1,236    $   971    $    52
Interest expense                                           (2,375)    (2,093)      (827)
                                                          -------    -------    -------
Net interest expense                                       (1,139)    (1,122)      (775)
Dividends from bank subsidiary                              2,200       --          500
Equity in undistributed earnings of subsidiaries            3,402      1,721        518
Gain (loss) on sales of securities available-for-sale         139         (2)       233
Profits (losses) on trading account activity                  (35)        29       --
Noninterest expense                                          (968)      (881)      (762)
                                                          -------    -------    -------
Income (loss) from continuing operations
  before income taxes                                       3,619       (255)      (286)
Income tax benefit                                           (712)      (769)      (531)
                                                          -------    -------    -------
Income from continuing operations                           4,331        514        245
Income from discontinued operation (net of tax)              --          135        286
Gain on sale of discontinued operation (net of tax)          --        1,928       --
                                                          -------    -------    -------

     Net income                                           $ 4,331    $ 2,577    $   531
                                                          =======    =======    =======


--------------------------------------------------------------------------------

                                  (Continued)






                                                                             54.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                     Year ended December 31,
                                                                 --------------------------------
                                                                   2000        1999        1998
                                                                 --------    --------    --------
                                                                          (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Income from continuing operations                           $  4,331    $    514    $    245
     Adjustments to reconcile income from
       continuing operations to net cash provided by
       operating activities
              Net change in trading account activity                 --           (33)       --
              Loss (gain) on the sales of securities
                available-for-sale                                   (139)          2        (233)
              (Gain) loss on trading account securities                35         (29)       --
              Equity in undistributed earnings of
                subsidiaries                                       (3,402)     (1,721)       (518)
              Amortization of purchase price of
                ESOP and MRP                                           21         108          69
              Recognition of fair value of ESOP
                shares scheduled to be released                      --          --            48
              Change in other assets                                 (463)        655        (580)
              Change in other liabilities                           2,437        (206)        543
                                                                 --------    --------    --------
                  Net cash from operating activities                2,820        (710)       (426)

CASH FLOWS FROM INVESTING ACTIVITIES
     Loans purchased, net                                          (1,006)       (692)       (325)
     Proceeds from the sales of securities                          1,144         420       2,388
     Purchases of securities                                         (876)    (13,361)     (3,740)
     Redemption of GFS preferred stock investment                     600        --          --
     Proceeds from sale of On-Line Financial
       Services, Inc., net                                           --         4,583        --
     Net cash (paid) received in purchase of subsidiary              --          (575)       (454)
     Contribution to MRP and ESOP                                    --            73        --
                                                                 --------    --------    --------
         Net cash from investing activities                          (138)     (9,552)     (2,131)


--------------------------------------------------------------------------------

                                  (Continued)






                                                                             55.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------



NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION (Continued)

                            STATEMENTS OF CASH FLOWS


                                                                   Year ended December 31,
                                                            ----------------------------------
                                                              2000         1999        1998
                                                            --------     --------    ---------
                                                                  (In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of subordinated
       debentures, net of debt issuance expenses             $   --      $   (181)   $ 16,115
     Increase in borrowed money, net                              472       5,085        --
     Repayment of borrowed money                                 --          --        (5,289)
     Capital contributions to subsidiaries                       --          --        (2,899)
     Proceeds from exercise of stock options                       64        --           186
     Dividends paid                                              (402)       (401)       (359)
                                                             --------    --------    --------
         Net cash from financing activities                       134       4,503       7,754

Net cash provided by discontinued operations                     --            20          60
                                                             --------    --------    --------

Change in cash and cash equivalents                             2,816      (5,739)      5,257

Cash and cash equivalents at beginning of year                    184       5,923         666
                                                             --------    --------    --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                     $  3,000    $    184    $  5,923
                                                             ========    ========    ========

Supplemental disclosure of noncash
  investing activities
     Investment in non-banking subsidiary                    $    570    $   --      $   --
     Preferred stock received related to sale
       of On-Line Financial Services, Inc.                       --         4,600        --
     Transfer of securities available-for-sale
       to trading account                                        --           135        --
     Capital contribution to banking subsidiary
       in the form of securities available-for-sale             1,250       3,000        --

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             56.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Argo Bancorp's financial instruments as of December 31, 2000 and 1999 are set forth in the following table, followed by the methods and assumptions used.


                                                               2000                           1999
                                                 ----------------------------     ----------------------------
                                                                  Estimated                         Estimated
                                                   Carrying         Fair            Carrying           Fair
                                                    Amount          Value            Amount            Value
                                                 ------------    ------------     ------------    ------------
                                                                         (In thousands)
Financial assets
     Cash                                        $     19,885    $     19,885     $      5,603    $      5,603
     Interest-earning deposits                         74,132          74,132           32,069          32,069
     Trading account securities                         1,099           1,099              668             668
     Securities available-for-sale                     14,574          14,574           14,364          14,364
     Securities held-to-maturity                       26,523          26,253           25,859          24,082
     Loans and discount loans receivable              286,523         287,623          277,460         277,859
     Investment in GFS preferred stock                  4,000           4,000            4,600           4,600
     FHLB of Chicago stock                              2,615           2,615            2,303           2,303
     Accrued interest receivable                        3,988           3,988            3,392           3,392

Financial liabilities
     Deposits without stated maturities                88,988          88,988           40,983          40,983
     Deposits with stated maturities                  299,549         304,004          260,690         262,390
     Borrowed money                                    18,708          18,953           40,336          40,042
     Junior subordinated debt                          16,587          14,618           17,250          23,707
     Advance payments by borrowers
       for taxes and insurance                            846             846              902             902
     Custodial escrow balances                          7,519           7,519            5,476           5,476
     Accrued interest payable                           2,156           2,156              966             966

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

--------------------------------------------------------------------------------

                                  (Continued)






                                                                             57.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

(b) SECURITIES AVAILABLE-FOR-SALE, SECURITIES HELD-TO-MATURITY, TRADING SECURITIES, FHLB OF CHICAGO STOCK, AND INVESTMENT IN GFS PREFERRED STOCK.

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

(e) BORROWED FUNDS AND JUNIOR SUBORDINATED DEBT

The fair value of junior subordinated debt at December 31, 2000 was estimated using quoted market prices. The fair value of borrowed funds and junior subordinated debt at December 31, 1999 is the present value of the contractual cash flows, discounted by the current rate offered for similar remaining maturities.


--------------------------------------------------------------------------------

                                  (Continued)






                                                                             58.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 17 - EARNINGS PER SHARE

The following table sets forth the components of basic and diluted earnings per share from continuing operations:


                                                           Year ended December 31,
                                                   -----------------------------------------
                                                      2000           1999           1998
                                                   -----------    -----------    -----------

                                                  (Dollars in thousands, except per share data)
     Numerator                                     $     4,331    $       514    $       245
                                                   ===========    ===========    ===========

     Denominator
         Basic earnings per share - weighted
           average shares outstanding                2,008,056      1,946,744      1,948,843
         Effect of dilutive stock options
           outstanding                                 157,070        114,581         98,372
                                                   -----------    -----------    -----------

     Diluted earnings per share -
       weighted average shares outstanding           2,165,126      2,061,325      2,047,215
                                                   ===========    ===========    ===========

     Basic earnings per share                      $      2.16    $      .26     $       .12
     Diluted earnings per share                           2.00           .25             .12


NOTE 18 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income components and related taxes were as follows:


                                               2000     1999     1998
                                              -----    -----    -----
Unrealized holding gains (losses) on
  securities available-for-sale               $ 166    $(990)   $ (97)
Less reclassification adjustments for gains
  (losses) recognized in income                (111)      (2)     234
                                              -----    -----    -----
Net unrealized losses                           277     (988)    (331)
Tax effect                                     (105)     376      126
                                              -----    -----    -----

Other comprehensive income (loss)             $ 172    $(612)   $(205)
                                              =====    =====    =====



--------------------------------------------------------------------------------

                                  (Continued)






                                                                             59.

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


NOTE 19 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                               First        Second       Third      Fourth
                                              --------     --------    --------    ---------
2000
     Total interest income                    $  7,189     $  7,095    $  7,309    $  8,478
     Net interest income                         2,157        1,888       1,676       1,600
     Net income (a)                                455          436          89       3,351

     Basic earnings per share                     0.22         0.22        0.04        1.68
     Diluted earnings per share                   0.20         0.20        0.04        1.56

1999
     Total interest income                    $  5,027     $  5,696    $  6,428    $  6,745
     Net interest income                         1,633        1,836       2,150       2,263
     Net income from continuing
       operations                                    5          133         336          40
     Net income (b)                              1,341          331         336         569

     Basic earnings from continuing
       operations per share                       -            0.07        0.17         .02
     Basic earnings per share                     0.67         0.17        0.17         .31
     Diluted earnings from continuing
       operations per share                       -            0.06        0.15         .04
     Diluted earnings per share                   0.62         0.15        0.15         .33


(a) During the fourth quarter of 2000, the Company sold deposits and the acquirer assumed selected leased facilities. The allowance was increased due to purchases in the fourth quarter of commercial and commercial real estate loans and direct financing leases, which are considered of higher risk than the Bank's traditional loan products primarily secured by residential real estate. The allowance was also increased to bring the ratio of the allowance to gross loans closer to that of peer financial institutions, as recommended by the Savings Bank's regulators.

(b) During the first quarter of 1999, the Company sold its data processing subsidiary.


--------------------------------------------------------------------------------

                                  (Continued)






                                                                             60.

ARGO BANCORP, INC.

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

Frances M. Pitts                                            Donald G. Wittmer
Executive Vice President,                                   President and Owner,
Secretary and Director                                        Wittmer Financial Services, Ltd.
                                                              Director

Dominic M. Fejer                                            Arthur E. Byrnes
Vice President, Controller                                  Chairman, Deltec Asset
                                                              Management  LLC
                                                              Director


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

Frances M. Pitts                                            Richard B. Duffner
Senior Vice President,                                      President and Owner,
General Counsel and Secretary                                 RBD & Associates, Ltd.
                                                            Director

Colleen A. Kitch                                            Emil T. Sergo
Executive Vice President                                    Mayor, McCook, Illinois
                                                            Director

Dominic M. Fejer                                            Dennis G. Carroll
Principal Accounting & Financial Officer                    Detective, City of Chicago Police Dept.
                                                            Director

Rebecca L. Leon                                             Raymond E. Froula
Vice President, Retail Operations                           Retired
                                                            Director

Marie C. Goudie                                             Mary Ann Gearhart
Assistant Vice President, Controller                        Member, Will County
                                                            Board of Commissioners
                                                            Director
Teena D. Juergens
Assistant Vice President


                                                                             61.

ARGO BANCORP, INC.

Shareholder Information

--------------------------------------------------------------------------------



                              STOCKHOLDER REFERENCE

Corporate Headquarters                                      Independent Auditors
Argo Bancorp, Inc.                                          Crowe, Chizek and Company LLP
5818 S. Archer Road                                         One Mid America Plaza
Summit, Illinois 60501                                      Oak Brook, Illinois 60522
(708) 458-2002

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

Market Makers                                               Annual Report on Form 10-K
Tucker Anthony, Incorporated                                Copies of Argo Bancorp, Inc.'s 2000
1 South Wacker Drive                                          Annual Report on Form 10-K
Suite 1900                                                    filed without exhibits with the Securities
Chicago, Illinois 60606                                       and Exchange Commission are available
(888) 655-4135                                                without charge to stockholders, upon
                                                              written request to:
Investor Information                                            Frances M. Pitts, Corporate Secretary
Stockholders, investors, and analysts                           Argo Bancorp, Inc.
  interested in additional information                          5818 S. Archer Road
  may contact:                                                  Summit, Illinois 60501
     John G. Yedinak, President and CEO,
     at the Corporate Headquarters                          Annual Meeting
                                                            The annual meeting of stockholders will
                                                              be held at 12:00 p.m. on April 26, 2001 at
                                                              5818 S. Archer Road
                                                              Summit, Illinois  60501

                                                            Stockholders are encouraged to attend.

                                OFFICE LOCATIONS

Home Office                               Branch Office
2154 W. Madison Street                    14076 Lincoln Avenue
Chicago, Illinois 6060612                 Dolton, Illinois 60419
(312) 563-5500                            (708) 849-3770



                                                                             62.

ARGO BANCORP, INC.

Shareholder Information

--------------------------------------------------------------------------------


                             STOCK PRICE INFORMATION

Argo Bancorp Inc.'s common stock is traded on the NASDAQ Over the Counter Market under the symbol ARGO. The table shows the reported high and low sale prices of common stock and the dividends per share during the periods indicated.


                                         High         Low      Dividends
                                      ---------     --------   ---------
Year ended December 31, 2000:
    First Quarter                     $  11.500     $ 10.500   $  .050
    Second Quarter                       13.000        9.000      .050
    Third Quarter                        10.125        9.000      .050
    Fourth Quarter                       16.000       10.500      .050


Year ended December 31, 1999:
    First Quarter                     $   9.375     $  8.250   $  .050
    Second Quarter                        9.500        8.500      .050
    Third Quarter                        10.250        8.500      .050
    Fourth Quarter                       11.500        9.750      .050

Year ended December 31, 1998:
    First Quarter                     $   8.734     $  8.625   $  .045
    Second Quarter                        8.875        8.625      .045
    Third Quarter                         8.875        8.825      .045
    Fourth Quarter                        9.500        8.250      .045



                                                                             63.