Form 10-K, Exhibit 13
period 2001-12-31
UMBRELLA BANCORP INC
filed 2002-04-01
CIK 883502

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

CORPORATE PROFILE

Umbrella Bancorp, Inc. ("Umbrella Bancorp" or "the Company") (formerly, Argo Bancorp, Inc.) was incorporated in Delaware in August 1987 for the purpose of acquiring UmbrellaBank, fsb ("UmbrellaBank" or "Savings Bank") (formerly Argo Federal Savings Bank, FSB). The Company is a unitary savings and loan holding company and is registered as such with the Office of Thrift Supervision ("OTS"), Federal Deposit Insurance Corporation ("FDIC"), and the Securities and Exchange Commission ("SEC").

On April 18, 2001, the Company repurchased 365,796 shares of common stock from The Deltec Banking Corporation Ltd. ("Deltec"), in accordance with the terms of a stock purchase agreement (the "Purchase Agreement") and a stockholder agreement ("Stockholder Agreement") executed by the Company and Deltec on December 31, 1996. An additional 135,428 shares were purchased from Deltec at the same price per share by officers and directors of the Registrant. After completion of the transaction, 1,657,313 common shares of the Registrant were issued and outstanding.

The Company's subsidiary, Argo Capital Trust Co. ("Argo Capital Trust"), a statutory business trust formed under the laws of the State of Delaware, has issued $17,250,000 of 11% Capital Securities ("Capital Securities") with a liquidation amount of $10.00 per security. Argo Capital Trust used the gross proceeds from the sale of the Capital Securities to purchase Junior Subordinated Debentures of the Company. The Junior Subordinated Debentures carry an interest rate of 11% paid quarterly in arrears and are scheduled to mature, subject to the Company's right to prepay the debentures under certain circumstances, on November 6, 2028.

The Company's wholly owned subsidiary, Argo Redemption Corporation ("ARC"), an Illinois corporation, was chartered to effectuate, from time to time, purchases of the Company's outstanding Capital Securities by tender in the open market or by private agreement. Acquisitions through the over-the-counter dealer market are anticipated to comprise the majority of purchase activity. As of December 31, 2001 and 2000, ARC had acquired 64,717 and 66,293 shares of Argo Capital Trust preferred securities at an average price of $9.85 and $8.61 per share.

On July 9, 2000, the Savings Bank established an Internet banking platform, which is accessible via the Internet at http://www.umbrellabank.com and allows consumers to conduct online financial transactions with the Savings Bank, including but not limited to opening account relationships; transferring funds; accessing account information; processing bill payments; and applying for or obtaining loan products, including but not limited to credit cards and residential mortgage secured loans. At December 31, 2001 and 2000, umbrellabank.com deposits totaled $296.3 and $149.3 million and represented 64.7% and 38.4% of consolidated total deposits of $458.1 and $388.5 million.

UmbrellaBank has a wholly owned subsidiary, Dolton-Riverdale Savings Service Corp. ("Dolton-Service"). At December 31, 2001, UmbrellaBank had an equity investment in Dolton-Service of $1,530,077. The assets of Dolton-Service include 50,000 shares of the Class A


                                                                              1.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

common stock of The Synergy Plan, Ltd. ("Synergy"), a professional employer organization, valued at $15.00 per share, 16,666 shares of Synergy Convertible Preferred Stock also valued at $15.00 per share, 11,630 shares of FBA Bancorp, Inc., the parent company of the First Bank of the Americas, S.S.B., a Department of the Treasury Community Development Fund Institution, valued in total at $135,000, 2,500 shares of Commercial Loan Corporation, commercial loan originator, valued at $125,000, and 454,545 shares of Guaranteed Rate, Inc., a residential mortgage loan originator, valued at $250,000.


                                                                              2.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth selected consolidated historical financial data for the Company during the periods ended and at the dates indicated. This information should be read in conjunction with the Consolidated Financial Statements of the Company and notes thereto in the 2001 Annual Report to Stockholders, portions of which are incorporated herein by reference.

                                                                                  At or For the Year Ended December 31,
                                                                  ------------------------------------------------------------------
                                                                     2001          2000          1999           1998           1997
                                                                     ----          ----          ----           ----           ----
                                                                              (Dollars in thousands, except per share data)
CONSOLIDATED FINANCIAL CONDITION DATA:
Loans receivable, net                                             $ 315,409      $286,523     $ 277,460      $ 245,189      $184,358
Stock in Federal Home Loan Bank of Chicago                            2,800         2,615         2,303          1,911         3,271
Securities                                                          131,030        42,196        40,891          7,901         4,974
Cash and cash equivalents                                            37,649        94,017        37,672         10,096         8,579
Mortgage loan servicing rights                                        4,080         4,784         4,958          5,062         6,706
Foreclosed real estate                                                  730         2,498         2,280          3,875         4,251
Net assets of discontinued operation                                     --            --            --          6,545         5,114
Investment in GFS preferred stock                                        --         4,000         4,600             --            --
Other assets                                                         44,937        26,460        22,066         19,963        12,991
                                                                  ---------      --------     ---------      ---------      --------

Total assets                                                      $ 536,635      $463,093     $ 392,230      $ 300,542      $230,244
                                                                  =========      ========     =========      =========      ========

Deposits                                                          $ 458,147      $388,537     $ 301,673      $ 232,980      $172,469
Borrowed money                                                       28,343        18,708        40,336         21,051        29,497
Custodial escrow balances for loans serviced                          9,499         8,365         5,476          5,340         6,400
Other liabilities                                                     6,466         7,122         7,907          5,507         3,774
Junior subordinated debt                                             16,603        16,587        17,250         17,250            --
Stockholders' equity                                                 17,577        23,774        19,588         18,414        18,104
                                                                  ---------      --------     ---------      ---------      --------

Total liabilities and stockholders' equity                        $ 536,635      $463,093     $ 392,230      $ 300,542      $230,244
                                                                  =========      ========     =========      =========      ========

SELECTED OPERATING DATA:
Interest income                                                   $  37,075      $ 30,071     $  23,896      $  17,625      $ 18,263
Interest expense                                                     29,414        22,750        16,014         11,367        10,807
                                                                  ---------      --------     ---------      ---------      --------
    Net interest income                                               7,661         7,321         7,882          6,258         7,456

Provision for loan losses                                             1,710         1,218           965            355           210
                                                                  ---------      --------     ---------      ---------      --------

Net interest income after provision for loan losses                   5,951         6,103         6,917          5,903         7,246

Noninterest income                                                    3,395        10,091         2,340          3,810         3,151
Noninterest expense                                                  12,424        10,636         9,079          9,851         9,648
                                                                  ---------      --------     ---------      ---------      --------

Income (loss) from continuing operations
  before income taxes                                                (3,078)        5,558           178           (138)          749
Income tax expense (benefit)                                         (2,441)        1,227          (336)          (383)           51
                                                                  ---------      --------     ---------      ---------      --------

Income (loss) from continuing operations                               (637)        4,331           514            245           698

Discontinued operations:
    Income from discontinued operation
      (net of tax)                                                       --            --           135            286           125
    Gain on sale of discontinued operation
      (net of tax)                                                       --            --         1,928             --            --
                                                                  ---------      --------     ---------      ---------      --------

       Net income (loss)                                          $    (637)     $  4,331     $   2,577      $     531      $    823
                                                                  =========      ========     =========      =========      ========

Basic earnings (loss) per share - continuing operations           $    (.37)     $   2.16     $     .26      $     .12      $    .36
Diluted earnings (loss) per share _ continuing operations              (.37)         2.00           .25            .12           .33

Basic earnings (loss) per share                                   $    (.37)     $   2.16     $    1.32      $     .27      $    .43
Diluted earnings (loss) per share                                      (.37)         2.00          1.25            .26           .39


                                                                              3.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA (Continued)

                                                                                  At or For the Year Ended December 31,
                                                                    ---------------------------------------------------------------
                                                                     2001          2000           1999           1998         1997
                                                                     ----          ----           ----           ----         ----
SELECTED FINANCIAL RATIOS AND OTHER DATA (1)                                (Dollars in thousands, except per share data)

Return from continuing operations on average
  assets                                                             (0.12)%         1.05%         0.15%         0.10%         0.31%
Return from continuing operations on average
  equity                                                             (3.00)         20.93          2.68          1.34          3.92
Average equity to average assets                                      3.99           5.00          5.54          7.58          7.94
Cash dividends declared per share                                   $  .20         $  .20        $  .20        $  .19        $  .18
Dividend payout ratio                                                  N/A           9.28%        15.56%        67.61%        42.77%
Stockholders' equity to total assets                                  3.28%          5.13          5.09          6.12          7.86
Interest rate spread                                                  2.59           2.34          2.54          3.15          4.03
Net interest margin                                                   2.04           2.00          2.53          2.95          3.78
Noninterest expense to average assets                                 2.33           2.57          3.77          3.80          4.28
Nonperforming loans to net loans receivable (2)                       2.82           1.56          2.25          2.80          3.57
Nonperforming assets to total assets (3)                              1.85           1.50          2.12          3.45          4.25
Allowance for loan losses to nonperforming
  loans (2)                                                          33.16          54.98         25.61         14.42         14.73
Allowance for loan losses to loans receivable (3)                     1.18           0.98          0.61          0.46          0.57
Ratio of net charge-offs to average loans
outstanding,
  excluding discounted loans                                                         0.12          0.03          0.01          0.01
Average interest-earning assets to average
   interest-bearing liabilities                                       0.91x           .94x         1.01x          .96x          .95x
Book value per share                                                $10.31         $11.75        $ 9.75        $ 9.18        $ 9.25
Full-service customer service facilities                                 2              2             5             5             5

----------
(1) Average balances are derived from daily average balances for 2001 and month-end balances for all other years.
(2) The formula used to calculate the ratios excludes balances related to the portfolio of discounted loans receivable from both the numerator and the denominator.
(3) The formulas used to calculate the ratios exclude the portfolio of discounted loans receivable and loans held for sale.
(4)   Dividend payout ratio is not presented for 2001 due to net loss in 2001.

                                                                              4.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

This report contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its subsidiary include, but are not limited to changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or securities portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the Company's implementation of new technologies, the Company's ability to develop and maintain secure and reliable electronic systems and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 2001 Form 10-K.

GENERAL

Umbrella Bancorp ("the Company") is a unitary savings and loan holding company and is registered as such with the OTS. The Company is an active holding company with assets consisting of investments in UmbrellaBank, fsb ("UmbrellaBank" or the "Savings Bank"), marketable securities, and interest-earning deposits. The Company is a Federal Housing Authority ("FHA") approved originator and servicer, a licensed Illinois mortgage banker, and an approved Federal National Mortgage Association ("Fannie Mae") servicer.

UmbrellaBank's primary business is the solicitation of deposits from the general public, and the purchase or origination of loans secured by one-to-four-family residential and commercial real estate, together with investments in a portfolio of mortgage backed securities, trust preferred securities, and municipal bonds. The Savings Bank is a member of the Federal Home Loan Bank ("FHLB") System, and its deposits are insured to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC").


                                                                              5.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

The Savings Bank also offers "purchase/repurchase" mortgage loan facilities to a number of third party mortgage banking firms. The Savings Bank purchase/repurchase loans are one-to-four-family secured mortgage loans held for sale by the Savings Bank, with mortgage loans acquired by the Savings Bank generally delivered for sale to third party investors within 30-60 days of closing.

During 2001 and 2000, the Savings Bank increased its commercial lending activities. Through its investment in the Commercial Loan Corporation ("CLC"), the Savings Bank invests in commercial loan and commercial real estate loan participations in the Chicago metropolitan area. The Savings Bank has also directly originated or participated in commercial real estate development loans, primarily in the Chicagoland area. The Savings Bank has also acquired interests in charter school lease and loan transactions, which are generally exempt from federal taxation, and diversified its commercial loan portfolio by acquisition of participations in commercial real estate and development loans in the greater Denver, Colorado area.

In addition to its lending activities, the Savings Bank also generates interest and fee income from an expanding network of regionally deployed ATMs. Deployment activities have been concentrated primarily in the Midwest and Mid-Atlantic regions of the country, with limited expansion in the southeastern United States and west of the Mississippi. Revenues are derived from interchange and surcharge fees, together with income from related leasing and interest on currency used in operations. At December 31, 2001, the Savings Bank had deployed 2,019 ATMs in 17 states.

Since 1999, the Savings Bank has undertaken a number of steps designed to restructure and change the way the Savings Bank conducts banking activities in its marketplace. The most significant of these changes was the establishment, on July 9, 2000, of an Internet banking platform which is accessible via the Internet at http://www.umbrellabank.com and allows consumers to conduct online financial transactions with the Savings Bank, including but not limited to opening account relationships; transferring funds; accessing account information; processing bill payments; and applying for or obtaining loan products, including, but not limited to, credit cards and residential mortgage-secured loans.

Prior to the establishment of the Internet platform, the Savings Bank operated as a traditional savings and loan institution from five physical branch locations located in Chicago and suburban Cook County, Illinois. On June 29, 1999, the Savings Bank sold its five operating properties to a nonaffiliated third party for an aggregate contractual purchase price of $5,850,000 and simultaneously entered into a 14-year, 2-month operating lease for each of the properties with the new purchaser. Under the terms of the lease, the Savings Bank paid an initial monthly rental of $48,000 per month, or $576,000 per year, which increases at the rate of 1% each year commencing January 1, 2000. The sale resulted in a profit of $2,400,000 to the Savings Bank. The profit, under accounting principles generally accepted in the United States of America, was deferred and included in income by the Savings Bank over the lease term. As a result of this sale and leaseback transaction, the Savings Bank rents, rather than to owns, the properties from which it transacts business.


                                                                              6.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

FINANCIAL CONDITION

Total assets increased $73.5 million to $536.6 million at December 31, 2001 from $463.1 million at December 31, 2000.

Cash and interest-earning deposits decreased by $56.4 million to $37.6 million at December 31, 2001 from $94.0 million at December 31, 2000. The decrease was attributable to the Company maintaining liquidity at December 31, 2000 until deposit inflows could be reinvested in loans and securities.

                               LENDING ACTIVITIES

As shown in the following table, loans receivable, net, which includes loans held for sale and discounted loans receivable, increased $28.9 million, or 10.1%, in 2001 to $315.4 million after increasing by $9.0 million, or 3.1%, in 2000. The increase in 2001 was primarily due to purchases and origination of commercial loans, which increased by $68.2 million, which was partially offset by reductions in one-to-four family mortgage loans and commercial real estate. The decrease in one-to-four family mortgage loans resulted from pay-offs due to refinancing. The increase in loans receivable for 2000 was due to the origination and purchase of seasoned fixed rate and adjustable rate loans secured by single-family residences. New originations and purchases of loans contributed $626.9 million, which was partially offset by $36.9 million from the sale of similar assets. These purchases and originations were primarily funded by principal repayments of $560.7 million on loans receivable and mortgage-backed securities, and an increase in deposits of $69.6 million. At December 31, 2001, $195.6 million of total loans outstanding, or 61.27% of its total loan portfolio, consisted of loans secured by first mortgages on one-to-four-family residential properties, $38.7 million, or 12.13% consisted of loans secured by commercial real estate, $75.0 million, or 23.49% consisted of commercial loans either unsecured or secured by non-residential real estate and other assets, and $9.9 million, or 3.10% consisted of other loans.

The following table sets forth the composition of Company's loan portfolio, including loans held for sale, in dollar amounts and in percentages of the portfolio at the dates indicated.


                                                                              7.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

                                                                      At December 31,
                                               --------------------------------------------------------
                                                         2001                          2000
                                               --------------------------    --------------------------
                                                Amount         % of Total     Amount         % of Total
                                               --------        ----------    --------        ----------
                                                               (Dollars in Thousands)
Mortgage loans:
  One-to four-family (2) : .............       $195,603           61.28%     $217,444           75.02%
  Commercial multi-family secured
    real estate ........................         38,722           12.13        41,872           14.44
                                               --------          ------      --------          ------

    Total mortgage loans ...............        234,325           73.41       259,316           89.46

Other loans

  Commercial ...........................         74,986           23.48        22,947            7.92
  Home equity ..........................          4,304            1.35         4,436            1.53
  Direct financing leases ..............          4,368            1.37         2,288             .79
  Other ................................          1,235            0.39           856             .30
                                               --------          ------      --------          ------

    Total other loans ..................         84,893           26.59        30,527           10.54
                                               --------          ------      --------          ------
    Total loans receivable (1) .........        319,218          100.00%      289,843          100.00%
                                                =======          ======       =======          ======
Less:
  Unearned discounts and
    premiums and deferred loan
    fees, net ..........................            825                           880
  Allowance for loan losses ............          2,984                         2,440
                                               --------                      --------

    Loans receivable, net ..............       $315,409                      $286,523
                                               ========                      ========

                                                                  At December 31,
                                              --------------------------------------------------------
                                                        1999                          1998
                                              --------------------------    --------------------------
                                               Amount         % of Total     Amount         % of Total
                                              --------        ----------    --------        ----------
                                                               (Dollars in Thousands)
Mortgage loans:
  One-to four-family (2) : .............      $249,542           88.99%     $233,461           93.64%
  Commercial multi-family secured
    real estate ........................        13,887            4.95         2,179             .87
                                              --------          ------      --------          ------

    Total mortgage loans ...............       263,429           93.94       235,640           94.51

Other loans

  Commercial ...........................         9,521            3.39         6,577            2.65
  Home equity ..........................         4,738            1.69         4,013            1.61
  Direct financing leases ..............         1,566             .56         1,207             .48
  Other ................................         1,168             .42         1,864             .75
                                              --------          ------      --------          ------

    Total other loans ..................        16,993            6.06        13,661            5.49
                                              --------          ------      --------          ------
    Total loans receivable (1) .........       280,422          100.00%      249,301          100.00%
                                               =======          ======       =======          ======
Less:
  Unearned discounts and
    premiums and deferred loan
    fees, net ..........................         1,411                         3,172
  Allowance for loan losses ............         1,551                           940
                                              --------                      --------

    Loans receivable, net ..............      $277,460                      $245,189
                                              ========                      ========

                                                    At December 31,
                                              --------------------------
                                                         1997
                                              --------------------------
                                               Amount         % of Total
                                              --------        ----------
                                                 (Dollars in Thousands)
Mortgage loans:
  One-to four-family (2) : .............      $177,521           92.20%
  Commercial multi-family secured
    real estate ........................         3,203            1.66
                                              --------          ------

    Total mortgage loans ...............       180,724           93.86

Other loans

  Commercial ...........................           450             .23
  Home equity ..........................         4,497            2.34
  Direct financing leases ..............            --              --
  Other ................................         6,862            3.57
                                              --------          ------

    Total other loans ..................        11,809            6.14
                                              --------          ------
    Total loans receivable (1) .........       192,533          100.00%
                                                                ======
Less:
  Unearned discounts and
    premiums and deferred loan
    fees, net ..........................         7,361
  Allowance for loan losses ............           814
                                              --------

    Loans receivable, net ..............      $184,358
                                              ========

----------
(1)   Includes loans receivable and discounted loans receivable.
(2) Includes loans held for sale of $65.1 million, $38.9 million, $18.9 million, $31.0 million, and $6.5 million at December 31, 2001, 2000, 1999, 1998, and 1997.


                                                                              8.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

Set forth below is a table showing the Company's loan originations, purchases and sales for the years indicated:

                                                              Year Ended December 31,
                                                        ----------------------------------
                                                          2001        2000          1999
                                                          ----        ----          ----
                                                                  (In thousands)
      Loans originated:
          One-to-four-family (1)(2)                     $534,416     $342,109     $292,842
          Commercial real estate (5 or more units)        10,128        5,236        6,615
          Commercial                                       4,442        3,586        1,926
          Home equity                                      3,513        2,729        1,653
          Direct financing leases                             --        1,465           --
          Other                                            1,314        5,327          588
                                                        --------     --------     --------

               Total mortgage loans originated           553,813      360,452      303,624

      Loans purchased:
          One-to-four-family                              34,880        5,764       70,113
          Commercial real estate (5 or more units)        22,082       26,290        7,152
          Commercial                                      12,992       18,033       12,789
          Direct financing leases                          3,151        2,288        1,566
                                                        --------     --------     --------

               Total loans purchased                      73,105       52,375       91,620
                                                        --------     --------     --------

               Total loans originated and purchased     $626,918     $412,827     $395,244
                                                        ========     ========     ========

      Loans sold:
          One-to-four-family (1)                        $ 33,388     $308,211     $282,026
          Commercial loans                                 3,500           --           --
                                                        --------     --------     --------

               Total loans sold                         $ 36,888     $308,211     $282,026
                                                        ========     ========     ========

----------
(1) Originations and sales exclude $24.6 million, $15.8 million and $103.0 million for the years ended December 31, 2001, 2000, and 1999 of loans originated and immediately sold directly to third party investors.

(2) One-to-four family loan originations include balances on purchase/repurchase lines.


                                                                              9.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

The following table shows the remaining maturities or period to repricing of the Company's loan portfolio at December 31, 2001. Loans that have adjustable rates are shown as being due in the period during which the interest rates are next subject to change. Prepayments and scheduled principal amortization on mortgage loans totaled $549.4 million, $95.6 million and $75.9 million for the years ended December 31, 2001, 2000, and 1999.

                                                                                  Loans
                                  ----------------------------------------------------------------------------------------------
                                                                        (Dollars In Thousands)
                                                   Commercial                                   Direct
                                     One-to-          Real        Commercial       Home       Financing
                                  Four-Family        Estate         Loans         Equity        Leases        Other        Total
                                  -----------        ------         -----         ------        ------        -----        -----
AMOUNTS DUE:
Within one year                     $126,262        $17,897        $69,385        $3,756        $2,261       $  872      $220,433

After one year:
    One to three years                14,292             --             --            --           349          363        15,004
    Three to five years                7,177         20,366             --            --         1,693           --        29,236
    Five to ten years                  3,713             --          5,601            --            --           --         9,314
    Ten to twenty years               23,396            459             --           548            --           --        24,403
    Over 20 years                     20,763             --             --            --            65           --        20,828
                                    --------        -------        -------        ------        ------       ------      --------

    Total due after one year          69,341         20,825          5,601           548         2,107          363        98,785
                                    --------        -------        -------        ------        ------       ------      --------

Total loans receivable              $195,603        $38,722        $74,986        $4,304        $4,368       $1,235      $319,218
                                    ========        =======        =======        ======        ======       ======      ========

The following table sets forth at December 31, 2001, the dollar amount of all loans due after December 31, 2002, and whether such loans have fixed or adjustable interest rates.

                                         Fixed       Adjustable
                                         Rates          Rates          Total
                                         -----          -----          -----
                                                   (In thousands)
      Mortgage loans:
          One-to-four-family            $55,334        $14,007        $69,341
          Commercial real estate         20,825             --         20,825
      Commercial loans                    5,601             --          5,601
      Home equity loans                     548             --            548
      Direct financing leases             2,107             --          2,107
      Other loans                           363             --            363
                                        -------        -------        -------

      Total                             $84,778        $14,007        $98,785
                                        =======        =======        =======


                                                                             10.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

Problem Assets and Asset Classification. In accordance with Federal regulations, loans and other assets are reviewed by the Company on a regular basis for a determination of need to classify such assets. There are three classifications for assets: Substandard, Doubtful and Loss. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor, or the current realizable value of the collateral pledged. Substandard assets include those characterized by the "distinct possibility" that the Company will sustain "some loss" if the deficiencies noted are not corrected. Assets classified as "Doubtful" have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of "currently existing facts, conditions and values," "highly questionable and improbable." Assets classified as "Loss" are those with weaknesses and characteristics considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. An allowance for losses is established in amounts deemed prudent by management. When an asset is classified as Loss, the Company is required to establish a specific allowance for such losses equal to 100% of the amount of the asset so classified, or to charge-off such amount. The Company's policy is to stop accruing interest for any loan in excess of 90 days delinquent separate from management's analysis as to the future collectibility of interest.

At December 31, 2001, UmbrellaBank had $9 million of loans classified as Substandard or Doubtful, with no Loss assets at December 31, 2001. The Company recorded a provision for loan losses of $1,710,000 during 2001, consisting of $1,183,000 recorded by the Savings Bank and $527,000 recorded by Umbrella Bancorp. The Savings Bank's provision included a $1,000,000 provision recorded in the fourth quarter primarily as a result of the Savings Bank's decision to classify mortgage loans securing purchase/repurchase lines of credit facilities with weaknesses attributable to a customer mortgage broker and origination fraud discovered in the fourth quarter. UmbrellaBank provided $902,000 to cover probable incurred losses resulting from certain fraudulent loans that are the subject of litigation. Management has identified the expense credit loss from this customer and these loans were subsequently charged off prior to December 31, 2001. In addition, the Bank provided for reserves of $98,000 in the fourth quarter for growth in the commercial loans portfolio. Finally, Umbrella Bancorp established a reserve of $500,000 for one problem loan.

In addition, at December 31, UmbrellaBank had $730,000 of real estate, net of $280,000 of specific reserves, acquired through foreclosure or deed in lieu of foreclosure ("REO"), which was comprised of 27 properties. REO or real estate in judgment is carried at the lower of the fair market value less cost to dispose or the related loan balance at the date of foreclosure. An allowance for loss has been established by a charge to operations or a transfer from the allowance for loan losses where the carrying value of REO exceeds its fair value less cost to dispose.

NONACCRUAL AND PAST-DUE LOANS. The following table sets forth information regarding nonaccrual loans and other real estate owned ("REO"). It is the policy of the Savings Bank to cease accruing interest on loans 90 days or more past due. For the years ended December 31 presented below, the amount of interest income that would have been recognized on nonaccrual loans is immaterial to the financial statements. As of the dates shown, UmbrellaBank had no restructured loans.


                                                                             11.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

                                                                           At December 31,
                                                      ---------------------------------------------------------
                                                                        (Dollars in Thousands)
                                                         2001        2000         1999       1998        1997
                                                         ----        ----         ----       ----        ----
Nonperforming loans (1)(2)                            $   9,000   $   4,438   $   6,039   $   6,518    $  5,525
Foreclosed real estate, net (3)                             730       2,498       2,280       3,875       4,251
                                                      ---------   ---------   ---------   ---------    --------

Total nonperforming assets                            $   9,730   $   6,936   $   8,319   $  10,393    $  9,776

Allowance for loan losses as a
  percentage of net loans receivable excluding
  loans held for sale(1)                                   1.18%        .98%        .61%        .46%        .57%

Allowance for loan losses to nonperforming
  loans (1)                                               33.16       54.98       25.68       14.42       14.73

Nonperforming loans as a percentage of
  loans receivable (1)                                     2.82        1.59        2.25        2.80        3.57

Nonperforming assets as a percentage of
  total assets                                             1.81        1.50        2.12        3.45        4.25

----------
(1) All nonperforming loan totals exclude discounted loans receivable ninety days or more past due which at December 31, 2001, 2000, 1999, 1998, and 1997 amounted to $901,000, $1.0 million, $1.7 million, $3.0 million, and $6.2 million. All net loan totals exclude discounted loans receivable, which at December 31, 2001, 2000, 1999, 1998, and 1997 amounted to $4.9 million, $7.1 million, $9.1 million, $12.4 million, and $30.6 million.
(2) At December 31, 2001, $1.6 million or 17.8% of the $9 million in nonperforming loans represent loans originated by the Savings Bank. The remaining loans represent loans purchased by the Savings Bank, including loans underlying purchase/repurchase lines of credit facilities.
(3) Includes $292,000 and $582,000 of REO related to the discounted loans receivable portfolio at December 31, 2001 and 2000.

The Company also has investments in trust preferred securities with an amortized cost of $11,064 and a carrying value of $10,835 where, in accordance with regulatory guidelines, such securities have been rated below investment grade by one or more nationally recognized rating agencies, management is monitoring repayment capability. Other than these trust preferred securities, management knows of no other asset that would be required to be presented in the table above if such assets were loans.


                                                                             12.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

The following table sets forth delinquencies in UmbrellaBank's loan portfolio as of the dates indicated:

                                                                       At December 31, 2001
                                                  --------------------------------------------------------------
                                                          30-89 Days                    90 Days or More
                                                  ----------------------------       ---------------------------
                                                                     Loans                             Loans
                                                   Number          Receivable,        Number         Receivable,
                                                  of Loans             Net           of Loans            Net
                                                  --------             ---           --------            ---
                                                                      (Dollars in Thousands)
            Mortgage loans:
               One-to-four-family                      54            $4,544               48           $7,161
               Commercial multi-family
                 secured real estate                   --                                  2            1,064
                                                   ------            ------            -----           ------

               Total mortgage loans                    54             4,544               50            8,225

               Commericial                             --                --                2              601
               Home equity                             --                --                2               77
               Direct financing leases                 --                --               --               --
               Other                                    6                35               19               97
                                                   ------            ------            -----           ------

                   Total                               60            $4,579               73           $9,000
                                                   ======            ======            =====           ======

            Delinquent loans to total
               loans receivable (1)                                    1.43%                             2.82%
                                                                      =====                            ======

----------
(1)   Excludes balances related to portfolio of discounted loans receivable.


                                                                             13.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

                                                                        At December 31, 2000
                                                      -------------------------------------------------------
                                                             30-89 Days                90 Days or More
                                                                       Loans                         Loans
                                                       Number        Receivable,     Number       Receivable,
                                                      of Loans          Net         of Loans          Net
                                                      --------          ---         --------          ---
                                                                      (Dollars in Thousands)
Mortgage loans:
   One-to four-family                                       69         $3,551            66         $4,257
   Commericial multi-family secured real estate             --             --            --             --
                                                        ------         ------        ------         ------
   Total mortgage loans                                     69          3,551            66          4,257

   Home equity                                               6            179             1             74

   Commercial loans                                         --             --            --             --

   Direct financing leases                                  --             --            --             --

     Other loans                                            --             --             4            107
                                                        ------         ------        ------         ------
       Total                                                75         $3,730            71         $4,438
                                                        ======         ======        ======         ======

Delinquent loans to total
   loans receivable (1)                                                  1.33%                        1.59%
                                                                       ======                       ======

                                                                          At December 31, 1999
                                                        ---------------------------------------------------
                                                               30-89 Days             90 Days or More
                                                                         Loans                    Loans
                                                         Number       Receivable,   Number      Receivable,
                                                        of Loans          Net      of Loans        Net
                                                                        (Dollars in Thousands)
Mortgage loans:
   One-to four-family                                         78        $3,364          86        $6,039
   Commericial multi-family secured real estate               --            --          --            --
                                                          ------        ------      ------        ------
   Total mortgage loans                                       78         3,364          86         6,039

   Home equity                                                --            --          --            --

   Commercial loans                                           --            --          --            --

   Direct financing leases                                    --            --          --            --

     Other loans                                              --            --          --            --
                                                          ------        ------      ------        ------
       Total                                                  78        $3,364          86        $6,039
                                                          ======        ======      ======        ======

Delinquent loans to total
   loans receivable (1)                                                   1.25%                     2.25%
                                                                        ======                    ======


                                                                             14.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses balance at December 31, 2001 was $3.0 million or 1.18% of loans excluding loans held for sale. The allowance for loan losses is maintained at a level determined to be adequate by management to absorb probable incurred credit losses. Determination of an appropriate level of allowance for loan losses necessarily involves a high degree of judgment. Primary considerations in this evaluation are prior loan loss experience, the character and mix of the loan portfolio, adverse situations which may affect a borrower's ability to repay, size of the loan portfolio, peer group information, business and economic conditions and management's estimate of probable incurred losses. While management uses all available information, including the monitoring of the economic conditions in the geographic regions in which the loan portfolio is located, future additions to the allowance may be necessary based on estimates that are susceptible to significant revision as a result of changes in economic conditions and other factors. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review UmbrellaBank's allowance for loan losses. Such agencies may require UmbrellaBank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

At December 31, 2001, the Savings Bank experienced an increase in the percentage of net loans 90 days or more delinquent from 1.59% of total loans receivable and loans held for sale at December 31, 2000 to 2.82% of total loans receivable and loans held for sale at December 31, 2001. The increase was primarily due to classification activities relating to certain single-family residential mortgage loans underlying purchase/repurchase lines of credit, which were discovered to involve various irregularities including broker and originator fraud issues, as well as payment and loan servicing defaults. Also, total purchase/repurchase lines of credit facilities outstanding at December 31, 2001 were $65.1 million, compared to $38.0 million at December 31, 2000 and the commercial multi-family secured real estate and commercial loan balances totaled $113.7 million at December 31, 2001 compared to $65.2 million at December 31, 2000.

Based upon these factors, management increased the allowance for loan losses during the fourth quarter of 2001. Approximately $800,000 was established to cover purchase/repurchase lines of credit facilities and $300,000 allocated to cover commercial loan assets, including real estate secured construction loans. In addition, Umbrella Bancorp recorded a $500,000 provision for loan losses in the fourth quarter of 2001 related to loans acquired from the Savings Bank. Based upon management's analysis, the allowance for loan losses at December 31, 2001 is adequate to cover probable incurred loan losses.


                                                                             15.

Allowance for Loan and Lease Loss Allocation

                                                         2001                                        2000
                                         --------------------------------------     --------------------------------------
                                                                    Percent of                                  Percent of
                                                                       Loans                                      Loans
                                                    Percent of        in Each                   Percent of       in Each
                                                     Allowance       Category                   Allowance        Category
                                                      to Total       to Total                    to Total        to Total
                                         Amount      Allowance     Gross Loans      Amount      Allowance      Gross Loans
                                         ------      ---------     -----------      ------      ---------      -----------
One-to-four-family mortgage loans        $1,534         51.41%         61.28%        $1,678         68.77%         74.28%

Commercial real estate loans                329         11.03          12.13            440         18.03          14.88

Commercial                                  915         30.66          23.48             71          2.91           2.41

Home equity                                  34          1.14           1.35             47          1.93           1.58

Direct lease financing                        9           .30           1.37            194          7.95           6.56

Other                                       111          3.72           0.39             10           .41           0.30

Unallocated                                  52          1.74             --             --            --             --
                                         ------        ------         ------         ------        ------         ------

Total allowance for
  loan losses                            $2,984        100.00%        100.00%        $2,440        100.00%        100.00%
                                         ======        ======         ======         ======        ======         ======

                                                         1999                                       1998
                                          --------------------------------------     -------------------------------------
                                                                     Percent of                                 Percent of
                                                                       Loans                                      Loans
                                                     Percent of       in Each                    Percent of      in Each
                                                      Allowance       Category                    Allowance      Category
                                                       to Total       to Total                    to Total       to Total
                                          Amount      Allowance      Gross Loans     Amount       Allowance    Gross Loans
                                          ------      ---------      -----------     ------       ---------    -----------
One-to-four-family mortgage loans         $1,298         83.69%         88.54%        $687         73.08%          93.64%

Commercial real estate loans                  14          0.90           5.16           14          1.49            0.87

Commercial                                   216         13.93           0.89          216         22.98            0.04

Home equity                                   --            --           1.76           --            --            1.61

Direct lease financing                        --            --           3.22           --            --            3.09

Other                                         23          1.48           0.43           23          2.45            0.75

Unallocated                                   --            --             --           --            --              --
                                          ------        ------         ------         ----        ------          ------

Total allowance for
  loan losses                             $1,551        100.00%        100.00%        $940        100.00%         100.00%
                                          ======        ======         ======         ====        ======          ======

                                                           1997
                                           -------------------------------------
                                                                    Percent of
                                                                       Loans
                                                     Percent of       in Each
                                                      Allowance       Category
                                                      to Total        to Total
                                           Amount     Allowance      Gross Loans
                                           ------     ---------      -----------
One-to-four-family mortgage loans           $561        68.92%          92.20%

Commercial real estate loans                  14         1.72            1.66

Commercial                                   216        26.53            0.23

Home equity                                   --           --            2.34

Direct lease financing                        --           --              --

Other                                         23         2.83            3.57

Unallocated                                   --           --              --
                                            ----       ------          ------

Total allowance for
  loan losses                               $814       100.00%         100.00%
                                            ====       ======          ======


                                                                             16.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

The following table sets forth information with respect to the Company's allowance for loan losses by loan category for the years and at the dates indicated.

                                                        2001          2000          1999        1998         1997
                                                      -------       -------       -------       -----       -----
Balance at beginning of year:                         $ 2,440       $ 1,551       $   940       $ 814       $ 665

Provision for loan losses:                              1,710         1,218           965         355         210

Purchased allowance on one-to-four-family loans            --            --            --          30          --

Net charge-offs:
   Mortgage loans:
     One-to-four-family .........................      (1,014)         (329)         (354)       (259)        (61)
     Commercial real estate .....................          --            --            --          --          --
   Commercial ...................................          --            --            --          --          --
   Direct finance leases ........................          --            --            --          --          --
   Home equity ..................................          --            --            --          --          --
   Other ........................................        (152)           --            --          --          --
                                                      -------       -------       -------       -----       -----
     Total ......................................      (1,166)         (329)         (354)       (259)        (61)
                                                      -------       -------       -------       -----       -----

Balance at end of year:                               $ 2,984       $ 2,440       $ 1,551       $ 940       $ 814
                                                      =======       =======       =======       =====       =====

Ratio of net charge-offs during the period to net
   loans receivable, excluding discounted loans .         .38%          .12%          .03%        .01%        .01%
                                                      =======       =======       =======       =====       =====
Ratio of allowance for loan losses to net loans
   receivable, excluding discounted loans
   and loans held for sale ......................        1.18%          .98%          .61%        .46%        .57%
                                                      =======       =======       =======       =====       =====


                                                                             17.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

INVESTMENT ACTIVITIES

The Company has been actively trading the marketable equity securities of the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") and Annaly Mortgage common stock. These securities are classified as trading and totaled $6,053,000 and $1,099,000 at December 31, 2001 and 2000, with fair value approximately equal to cost.

Securities available-for-sale, which totaled $123.1 million at December 31, 2001, are carried at fair value and include $49.2 million of mortgage-backed securities, $32.2 million of trust preferred securities, $15.2 million of marketable equity securities and collateralized mortgage obligations, $3.0 million of U.S. Agency securities, $18.7 of municipal securities, and $3.3 million of corporate bonds. Securities classified as held-to-maturity were carried at $1,859,000 at December 31, 2001, had a market value of $1,838,000, and consisted of U.S. agency securities and corporate bonds.

During 2001, the Company purchased securities totaling $255.8 million. These securities are made up primarily of $56.8 million of mortgage-backed securities and collateralized mortgage obligations, $43.8 million in marketable equity securities, $37.7 million of municipal securities, $80.4 million of trust preferred securities and $37.1 in corporate and agency bonds.

Included in mortgage-backed securities and collateralized mortgage obligations
(CMOs), are Fannie Mae, Freddie Mac, and Government National Mortgage Association ("GNMA") CMOs managed by Annaly Mortgage Management, Inc. with a carrying value of $30.5 million and an amortized cost of $30.7 million at December 31, 2001. There were no other concentrations by issuer at December 31, 2000.

In prior periods, the investment policy of the Savings Bank was to invest funds among various categories of investments and maturities based upon the Savings Bank's asset/liability management policies, liquidity needs and performance objectives, and investment quality and marketability. These investments generally included certificates of deposit, overnight funds, and securities of government sponsored entities and federal agency obligations, and other issues that are rated investment grade. During 2001, the Savings Bank increased its investment securities portfolio, concentrating new investments primarily in government agency collateralized mortgage obligations ("CMOs") and mortgage backed securities ("MBS") principally issued by the Freddie Mac and Fannie Mae, trust preferred securities ("TPS") issued by a diverse group of U.S. banks, savings associations and their related holding companies, as well as a portfolio of municipal securities issued by nationally diversified local governmental units.

In addition to investment activities at UmbrellaBank, Umbrella Bancorp maintains a portfolio of marketable securities, generally comprised of TPSs and equity securities consisting of non-control positions in financial institution equities which management believes, after analysis of market pricing, business practices, and earnings potential, were under-valued and represent an opportunity for profit from sales of such securities, together with mutual fund investments whose activities include investments in government securities and tax free


                                                                             18.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

investments. At December 31, 2001, Umbrella Bancorp had $7.9 million in these securities, which are included in the securities available-for-sale totals above.

The following table sets forth the composition of the Company's available-for-sale portfolio in dollar amounts and percentages at the dates indicated.

                                                                                       At December 31,
                                                           ------------------------------------------------------------------------
                                                                    2001                     2000                     1999
                                                           ------------------------------------------------------------------------
                                                              Fair        % of          Fair        % of         Fair         % of
                                                             Value       Total         Value       Total         Value        Total
                                                           --------      ------       -------      ------       -------      ------
DEBT SECURITIES:
U.S. government agency obligations                         $  2,975        2.42%        5,419       37.18%      $ 5,157       35.90%
Municipal bonds                                              18,745       15.23           375        2.57           378        2.63
Corporate bonds                                               4,684        3.80         1,623       11.14           393        2.74
Mortgage-backed securities and
    collateralized mortgage obligations                      49,240       39.99         1,593       10.94         1,682       11.71
                                                           --------      ------       -------      ------       -------      ------

       Total debt securities                                 75,644       61.44         9,010       61.83         7,160       52.98

Equity securities                                            15,199       12.35         2,914       19.99         3,163       22.02

Trust preferred securities                                   32,275       26.21         2,650       18.18         3,591       25.00

       Total securities available-for-sale                 $123,118      100.00%      $14,574      100.00%      $14,364      100.00%
                                                           ========      ======       =======      ======       =======      ======

FHLB of Chicago stock                                      $  2,800      100.00%      $ 2,615      100.00%      $ 2,303      100.00%
                                                           ========      ======       =======      ======       =======      ======

The following table sets forth the composition of the Company's held-to-maturity securities portfolio in dollar amounts and percentages at December 31, 2001, 2000, and 1999.

                                                                   2001                     2000                       1999
                                                          ---------------------      --------------------      --------------------
                                                          Amortized       % of       Amortized     % of        Amortized     % of
                                                             Cost         Total         Cost       Total          Cost        Total
                                                             ----         -----         ----       -----          ----        -----
Corporate bonds                                            $    685       36.85%      $   778        2.93%      $   726        2.81%
U.S. agency securities                                        1,174       63.15        24,451       92.19        24,157       93.42
Collateralized mortgage obligations                              --          --         1,294        4.88           976        3.77
                                                           --------      ------       -------      ------       -------      ------

    Total securities held-to-maturity                      $  1,859      100.00%      $26,523      100.00%      $25,859      100.00%
                                                           ========      ======       =======      ======       =======      ======


                                                                             19.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

The table below sets forth certain information regarding the amortized cost, weighted average yields and contractual maturities of securities as of December 31, 2001.

                                                               More than One Year         More than Five Years
                                     One Year or Less            to Five Years                 to Ten Years
                                 -----------------------     ----------------------      -----------------------
                                                Weighted                   Weighted                     Weighted
                                 Amortized      Average      Amortized     Average       Amortized       Average
                                    Cost         Yield          Cost        Yield           Cost          Yield
                                 ---------      -------      ---------     -------       ---------       -------
AVAILABLE-FOR-SALE:
   U.S. government and
     agency obligations            $    --          --%         $   --          --%        $  500           8.10%
   Municipal bonds (2)               1,105        4.57              --          --            370           9.50
   Corporate bonds                      --          --              --          --             --             --
   Trust preferred securities          870        8.18              --          --             --             --
   Mortgage-backed
     Securities and CMOs                --          --              --          --            548           5.23
   Equity securities (1)            15,482          --              --          --             --             --
                                   -------      ------          ------      ------         ------        -------
       Total available-
         for-sale                  $17,457        6.16%         $   --          --%        $1,418           7.36%
                                   =======                      ======                     ======
HELD-TO-MATURITY:
   Corporate bonds                 $    --          --%         $   --          --%        $   --             --%
   U.S. agency securities               --          --              --          --             --             --
                                   -------      ------          ------      ------         ------        -------
   Total held-to-
     maturity                      $    --          --%         $   --          --%        $   --             --%
                                   =======                      ======                     ======

                                        More than Ten
                                           Years                            Total
                                 --------------------------      -------------------------
                                                  Weighted                        Weighted
                                 Amortized        Average        Amortized        Average
                                    Cost           Yield            Cost           Yield
                                 ---------        -------        ---------        -------
AVAILABLE-FOR-SALE:
   U.S. government and
     agency obligations           $  2,495           6.53%        $  2,995           6.79%
   Municipal bonds (2)              17,801           5.01           19,276           5.07
   Corporate bonds                   4,691          13.45            4,691          13.45
   Trust preferred securities       31,861           8.42           32,731           8.42
   Mortgage-backed
     Securities and CMOs            49,220           4.57           49,768           4.58
   Equity securities (1)                --             --           15,482             --
                                  --------        -------         --------        -------
       Total available-
         for-sale                 $106,068           6.24%        $124,943           6.25%
                                  ========                        ========
HELD-TO-MATURITY:
   Corporate bonds                $    685           7.61%        $    685           7.61%
   U.S. agency securities            1,174           7.00            1,174           7.00
                                  --------        -------         --------        -------
   Total held-to-
     maturity                     $  1,859           7.22%        $  1,859           7.22%
                                  ========                        ========

----------
(1)   Weighted average yield does not include equity securities.
(2) Computed on tax equivalent basis for nontaxable securities (34% statutory tax rate).


                                                                             20.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

PURCHASED MORTGAGE SERVICING RIGHTS

The Company's principal investment in purchased mortgage servicing rights ("PMSRs") is through a $3.0 million equity interest in a limited partnership whose business activities are to purchase mortgage servicing rights and a $751,000 investment in subordinated debentures of the partnership. The PMSRs were acquired in prior periods, for a purchase price based on the present value of the expected future stream of cash flows, computed by using a discount rate that management considered to approximately reflect the risk associated with the investment, and using loan prepayment assumptions. Management did not purchase PMSRs with recourse servicing, thus the Company is not subject to the risk of and costs (including foreclosure costs) associated with borrower default on the underlying loans.

There are several unaffiliated equity investors in the limited partnership. The purchase of the PMSRs is leveraged, allowing the limited partnership to purchase PMSRs equaling one to three times the equity investment by its partners. The cost of the borrowings, as well as the servicing income and expense and related amortization, is recorded at the limited partnership level. In November 2001, the debt associated with the Company's largest investment in PMSRs was repaid. As a result, in December the Company began to receive cash distributions on a prorata basis from cash flows generated by the PMSRs. The Company anticipates such payments will continue until the assets are sold or are all paid off.

Subject to approval by the limited partners, the task of finding and acquiring the PMSRs controlled by the limited partnership, as well as all associated administrative duties, is assigned to Dovenmuehle Mortgage, Inc. ("DMI"), the general partner of the limited partnership. DMI also sub-services the PMSRs in the partnership. Each quarter, financial statements are issued to the limited partnership by DMI, and the pro rata share of the income for each investor is calculated by DMI. The Company records its share of income or loss on the equity method for the partnership investment. The limited partnership is audited annually by an independent auditor and an independent third party valuation of the partnership's PMSRs is performed quarterly. In addition, unaudited financial statements of the limited partnership are distributed quarterly by DMI to each investor. The audited financial statements, the unaudited quarterly financial statements and the quarterly valuations are sent directly to each equity investor. At the end of five years, or at such time as the investors may agree, the PMSRs will be sold and the proceeds divided pro rata among the investors.

Due to the volatility of the interest rate environment in 2001 and the effect on prepayment speeds of mortgages underlying the PMSRs held through the limited partnership, the value of PMSR assets owned by the Savings Bank was subject to substantial change. At September 30, 2001, the independent quarterly valuation performed on the PMSRs held by the limited partnership showed an appraised value lower than the current book value. The general partner recorded a valuation allowance. UmbrellaBank's proportionate share of the writedown was $1.1 million, which the Savings Bank recorded based upon information received from DMI. After recording the adjustment, the remaining value of the PMSR assets was transferred by the Savings Bank to Umbrella Bancorp, as part of a $751,000 capital infusion transaction from Umbrella Bancorp to UmbrellaBank. The latest independent appraisal dated December 31, 2001 supported Umbrella Bancorp's carrying value for the PMSRs on that date. The Savings Bank


                                                                             21.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

continues to carry interest free custodial accounts associated with Umbrella Bancorp's and the Savings Bank's PMSRs, comprised of the borrowers' taxes and insurance escrows and, for a short time period, the float on their principal and interest payments. The custodial balances are maintained in non-interest-bearing accounts and are not affected by changes in interest rates. The custodial balances relating to the PMSRs in the limited partnership owned at December 31, 2001, were $5.0 million.

In addition to its investment in the limited partnerships, at December 31, 2001, the Savings Bank had a $337,000 investment in a PMSR portfolio that it owns directly. At December 31, 2001, this directly owned PMSR portfolio consisted of 1,622 mortgage loans having an outstanding principal balance of $21.1 million.

SOURCES OF FUNDS AND BORROWINGS

Deposits increased $69.6 million, or 17.9%, to $458.1 million at December 31, 2001 after increasing by $86.9 million in 2000. The increase in 2001 came primarily in NOW accounts, which increased $37.1 million, and money market accounts, which increased $74.9 million, and were partially offset by a $38.6 million reduction in certificates of deposit. During 2001, the Company attempted to lower its cost of funds by allowing brokered certificates of deposit to run off while increasing NOW and money market balances. The NOW and money market balances increased primarily due to offering rates that were lower than brokered certificate rates but still exceeded NOW and money market rates offered by traditional "brick and mortar" competitors. The increase in 2000 came despite the sale of three banking centers in November 2000, with aggregate deposits of $113.6 million. The Savings Bank's Internet banking division had deposit balances totaling $296.3 million at December 31, 2001, which was an increase of $147.0 million from $149.3 million at December 31, 2000.

Borrowings increased $9.6 million to $28.3 million at December 31, 2001. The increase was primarily to fund the loan and securities growth. At December 31, 2001, the Company had FHLB advances totaling $12.8 million, margin account borrowings totaling $1.7 million, notes payable totaling $8.5 million, federal funds purchased of $2.4 million, and subordinated debentures totaling $3.0 million.

Custodial escrow balances for loans serviced increased by $1.1 million to $9.5 million at December 31, 2001. The custodial accounts relate to escrow payments of taxes and insurance and the float on principal and interest payments on loans serviced either for the Savings Bank or on behalf of others by an independent mortgage servicing operation. The custodial accounts related to loans serviced by others are maintained at the Savings Bank in non-interest-bearing accounts. The custodial accounts associated with loans or purchased mortgage servicing rights serviced for the Savings Bank are also maintained in non-interest-bearing accounts. At December 31, 2001 and 2000, $4.3 million and $5.0 million, of all custodial escrow balances pertain to loans sub-serviced on behalf of the Savings Bank for portfolio loans, servicing retained loans, and purchased mortgage servicing rights. Due to the nature of custodial escrow deposits, balances may fluctuate on a day-to-day basis.


                                                                             22.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

During 1999, the Company's ESOP borrowed $498,000 from the Company and bought an additional 49,136 shares at an average price of $10.13 per share. At December 31, 2001 the ESOP loan balance was $342,000 and 28,052 shares remained unallocated.


                                                                             23.

Deposit Flow. The following table sets forth the composition of and the change in dollar amount of deposit accounts offered by UmbrellaBank between the dates indicated.

                                             December 31, 2001
                                   --------------------------------------
                                                  Percent
                                                 of Total       Increase
                                    Amount       Deposits      (Decrease)
                                   --------      --------      ----------
                                           (Dollars in thousands)
Non-interest bearing accounts      $  3,879          0.8%      $  (5,865)
Savings accounts                      7,352          1.6           2,061
NOW accounts                         42,061          9.2          37,143
Money market accounts               143,918         31.4          74,883
                                   --------       ------       ---------

   Total                            197,210         43.0         108,222
                                   --------       ------       ---------

Certificate accounts:
   2.00% to 2.99%                    13,881          3.0%         13,881
   3.00% to 3.99%                    59,309         13.0          59,309
   4.00% to 4.99%                    45,329          9.9          35,550
   5.00% to 5.99%                    26,479          5.8          (6,015)
   6.00% to 6.99%                    32,633          7.1         (75,236)
   7.00% to 7.99%                    83,306         18.2         (66,101)
   8.00% to 8.99%                        --           --              --
                                   --------       ------       ---------
   Total                            260,937         57.0         (38,612)
                                   --------       ------       ---------

Total deposits                     $458,147        100.0%      $  69,610
                                   ========       ======       =========

Weighted average rate                  4.46%
                                   ========

                                              December 31, 2000
                                     ------------------------------------
                                                 Percent
                                                 of Total       Increase
                                      Amount     Deposits      (Decrease)
                                     --------    --------      ----------
                                            (Dollars in thousands)
Non-interest bearing accounts        $  9,744         2.5%      $   3,672
Savings accounts                        5,291         1.4         (14,582)
NOW accounts                            4,918         1.3          (5,694)
Money market accounts                  69,035        17.7          64,609
                                     --------      ------       ---------

   Total                               88,988        22.9          48,005
                                     --------      ------       ---------

Certificate accounts:
   2.00% to 2.99%                          --          --              --
   3.00% to 4.99%                          --          --              --
   4.00% to 4.99%                       9,779         2.5         (38,113)
   5.00% to 5.99%                      32,494         8.4         (86,311)
   6.00% to 6.99%                     107,869        27.8          14,327
   7.00% to 7.99%                     149,407        38.4         148,964
   8.00% to 8.99%                          --          --              (8)
                                     --------      ------       ---------
   Total                              299,549        77.1          38,859
                                     --------      ------       ---------

Total deposits                       $388,537       100.0%      $  86,864
                                     ========      ======       =========

Weighted average rate                    6.48%
                                     ========

                                                  December 31, 1999
                                           -----------------------------------
                                                        Percent
                                                        of Total      Increase
                                            Amount      Deposits     (Decrease)
                                           --------     --------      --------
                                                (Dollars in thousands)
Non-interest bearing accounts              $  6,072         2.0%      $(12,172)
Savings accounts                             19,873         6.6         (1,434)
NOW accounts                                 10,612         3.5          1,567
Money market accounts                         4,426         1.5           (280)
                                           --------      ------       --------

   Total                                     40,983        13.6        (12,319)
                                           --------      ------       --------

Certificate accounts:
   2.00% to 2.99%                                --          --             --
   3.00% to 4.99%                                --          --             --
   4.00% to 4.99%                            47,892        15.9         19,401
   5.00% to 5.99%                           118,805        39.4        (20,234)
   6.00% to 6.99%                            93,542        31.0         81,877
   7.00% to 7.99%                               443          .1            (32)
   8.00% to 8.99%                                 8          --             --
                                           --------      ------       --------
   Total                                    260,690        86.4         81,012
                                           --------      ------       --------

Total deposits                             $301,673       100.0%      $ 68,693
                                           ========      ======       ========

Weighted average rate                          5.16%
                                           ========


                                                                             24.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

Certificate Accounts. The following table presents the amount of certificate accounts outstanding at December 31, 2001, and the periods to maturity or repricing.

                                                                                 Weighted
                                                              Amount           Average Rate
                                                              ------           ------------
                                                         (In thousands)
      Within one year ............................           $176,591              5.30%
      One to three years .........................             56,223               5.67
      Thereafter .................................             28,123               7.05
                                                             --------

      Total ......................................           $260,937              5.56%
                                                             ========

At December 31, 2001, the Company had outstanding $80.8 million of certificate of deposit accounts in amounts of $100,000 or more maturing or repricing as follows:

                                                                                Weighted
                                                             Amount           Average Rate
                                                             ------           ------------
                                                        (In thousands)
      Three months or less .......................          $ 20,326               4.37%
      Over three through six months ..............             9,013               4.77
      Over six through 12 months .................            24,111               5.40
      Over 12 months .............................            26,366               6.22
                                                            --------

      Total ......................................          $ 80,816               5.34%
                                                            ========

The Company had pledged securities with principal balances totaling approximately $2.4 million and $345,000 at December 31, 2001 and 2000, as collateral to secure certain public deposits. In addition to securities pledged at December 31, 2001 and 2000, the Savings Bank also had letters of credit totaling $14.2 million as collateral to secure several State of Illinois certificates. The total State of Illinois certificates secured by letters of credit and securities totaled approximately $14 million and $13.1 million at December 31, 2001 and 2000.

Deposit Activity. The following table sets forth the deposit activities of the Savings Bank for the years indicated.

                                                                Year Ended December 31,
                                                        -------------------------------------
                                                          2001           2000           1999
                                                        -------       ---------       -------
                                                                   (In thousands)
      Deposits in excess of withdrawals .......         $43,949       $ 181,360       $56,151
      Sale of branch deposits .................              --        (113,585)           --
      Interest credited .......................          25,661          19,089        12,542
                                                        -------       ---------       -------

        Net increase in deposits ..............         $69,610       $  86,864       $68,693
                                                        =======       =========       =======


                                                                             25.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

Although savings deposits are the primary source of funds for UmbrellaBank's lending and investment activities and for its general business purposes, the Savings Bank can also borrow funds from the FHLB. As an FHLB member, UmbrellaBank is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities that are obligations of, or guaranteed by, the United States Government or its agencies) provided certain standards related to creditworthiness have been met. At December 31, 2001, UmbrellaBank had $12.8 million of fixed rate advances from the FHLB with interest rates ranging from 6.13% to 6.58% and a weighted rate of 6.48%.

As an alternative to accessing savings deposits and FHLB advances to fund lending and investment activities, on November 28, 2001, UmbrellaBank issued and sold $3.0 million of subordinated debentures in a pooled security offering which included non-affiliated banks, savings institutions and their related holding companies. The debentures have a maturity date of December 8, 2011, and the coupon interest rate is adjustable and paid semi annually at 375 basis points over the 180 day London Interbank Offered Rate ("LIBOR"), with a cap of 12%. The debentures are subordinated to all other claims against the Savings Bank, are not collateralized by the assets of UmbrellaBank, and can be purchased only by "qualified institutional buyers" as defined by Rule 144A of the Securities Act of 1934. On December 5, 2001 UmbrellaBank filed an application with the OTS seeking inclusion of the proceeds of the sale of the debentures in regulatory "Tier II" (risk-weighted) capital, which application is still pending as of March 25, 2002. At December 31, 2001, $3.0 million of subordinated debentures were outstanding, at a weighted rate of 6.01%.

The following table sets forth information regarding borrowings by the Company on a consolidated basis at the end of and during the year indicated. The borrowings at and during the year consisted of FHLB advances, junior subordinated debt issued by the Company, subordinated debentures issued by the Savings Bank, promissory notes and federal funds purchased. The weighted average was computed on a monthly average basis.


                                                                             26.

                                                                                     At December 31,
                                                                        -------------------------------------------
                                                                           2001            2000             1999
                                                                        ----------      ----------       ----------
                                                                                   (Dollars in thousands)
Weighted average interest rate at end of year on:
     FHLB advances ...........................................                6.48%           6.49%            5.56%
     Junior Subordinated debt ................................               11.00           11.00            11.00
     Notes payable ...........................................                7.50              --               --
     Other borrowings ........................................                4.04            8.92             7.79

Maximum amount of borrowings outstanding
  at any month end:
     FHLB advances ...........................................          $   26,760      $   29,732       $   34,934
Junior Subordinated debt .....................................              16,603          17,250           17,250
Notes payable ................................................               8,500              --               --
Other borrowings .............................................               6,545           5,930            5,404

Average borrowings outstanding with respect to:
     FHLB advances ...........................................          $   16,478      $   19,611       $   34,432
Junior subordinated debt .....................................              16,795          17,180           17,250
Notes payable ................................................               3,716              --               --
                                                                                                         ----------
Other borrowings .............................................               2,709           6,162            3,388
                                                                        ----------      ----------       ----------
     Total ...................................................          $   39,698      $   42,953       $   55,070
                                                                        ==========      ==========       ==========

Weighted average interest rate during the year paid on:
     FHLB advances ...........................................                6.13%           6.55%            5.35%
     Junior Subordinated debt ................................               10.67           11.11            11.04
     Notes payable ...........................................                6.13
     Other borrowings ........................................                4.39            7.59             8.67
         Total weighted average ..............................                7.79            8.52             7.35

RESULTS OF OPERATIONS

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31, 2000

General: Net loss for the year ended December 31, 2001 was $(637,000) or $(.37) per diluted share. Net income for the year ended December 31, 2000 was $4.3 million, or $2.00 per diluted share, including the after tax gain of $5.7 million, or $2.71 per diluted share, on the sale of the Savings Bank's branch deposits.

Interest Income: Interest income increased by $7.0 million, or 23.3%, to $37.1 million for the year ended December 31, 2001 from $30.1 million for last year. The improvement in interest income was primarily the result of a $94.5 million increase in average interest-earning assets to $460.1 million and a 21 basis point increase in the yield on interest-earning assets to 8.43% for the year ended December 31, 2001 from 8.22% for 2000. As seen in the following table, and as discussed previously, average balance growth was achieved in all categories of interest earning assets.


                                                                             27.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

In addition to interest earned on loans and commitments for making loans, the Savings Bank earns fees in connection with originating loans. Contractual fees are received from purchase/repurchase line of credit activity and interest is charged on outstanding balances. Net deferred fees or costs are amortized as yield adjustments over the life of the related loans using the interest method, adjusted for estimated prepayment based on the Savings Bank's historical prepayment experience.

Interest Expense: Interest expense increased by $6.6 million, or 29.3%, to $29.4 million in 2001 from $22.8 million in 2000, as a result of a $117.8 million increase in average interest-bearing liabilities, which was partially offset by a 5 basis point decrease in the average cost of interest-bearing liabilities to 5.83% for the year ended 2001 from 5.88% for 2000.

As seen in the next table, the majority of the interest-bearing liability growth occurred in deposits, particularly NOW and money market accounts, which were discussed previously.

Net Interest Income: Net interest income increased by $340,000 to $7.7 million for the twelve months ended December 31, 2001 from $7.3 million for last year. The increase in net interest income was the result of a 4 basis point increase in the net interest margin to 2.04% for the year ended December 31, 2001 from 2.00% in 2000. The interest rate spread increased by 24 basis points to 2.59% in 2001 from 2.35% in 2000.


                                                                             28.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

The following table sets forth certain information relating to Umbrella Bancorp's consolidated average balance sheets and reflects the average yield on assets and average cost of liabilities for the continuing operations for the years indicated. Such yields and costs are derived by dividing income or expense by the average of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily averages for 2001 and from month-end balances for 2000 and 1999. Management believes that the use of month-end balances for 2000 and 1999 instead of daily average balances has not caused a material difference in the information presented.

                                                                                     2001
                                                                      ------------------------------------
                                                                                                   Average
                                                                       Average                     Yield/
                                                                       Balance      Interest        Cost
                                                                       -------      --------        ----
Assets
Interest-earning assets
    Loans receivable (1) (5)                                          $301,117      $ 25,738          8.55%
    Mortgage-backed securities                                           9,209           664          7.21
    Interest-earning deposits                                           62,236         4,418          7.10
    Securities (5)                                                      87,618         7,968          9.09
                                                                      --------      --------      --------
Total interest-earning assets                                          460,180        38,788         8.43%
Non-interest-earning assets (2)                                         72,520
                                                                      --------
Total assets                                                          $532,700
                                                                      ========
Liabilities and stockholders' equity
Interest-bearing liabilities
    Deposits                                                          $465,171      $ 25,661          5.52%
    FHLB advances and other borrowings                                  22,903         1,975          8.62
    Trust Preferred                                                     16,795         1,778         10.59
                                                                      --------      --------      --------
Total interest-bearing liabilities                                     504,869        29,414          5.83%
Non-interest-bearing  liabilities                                        6,584
                                                                      --------

Total liabilities                                                      511,453

Equity                                                                  21,247
                                                                      --------

Total liabilities and equity                                          $532,700
                                                                      ========      --------
Net interest income/interest rate spread (3)                                        $  9,374          2.59%
                                                                                    ========
Net interest-earning asset/(Liabilities)/net interest margin (4)      $ 44,689                        2.04%
                                                                      ========
Ratio of average interest-earning assets to average interest-
  bearing liabilities                                                    91.15x
                                                                      ========

                                                                                           2000
                                                                          ------------------------------------
                                                                                                       Average
                                                                          Average                       Yield/
                                                                          Balance        Interest        Cost
                                                                          -------        --------        ----
Assets
Interest-earning assets
    Loans receivable (1) (5)                                              $280,777       $ 23,585         8.40%
    Mortgage-backed securities                                               1,627            103         6.33
    Interest-earning deposits                                               36,666          3,161         8.62
    Securities (5)                                                          46,590          3,222         6.92
                                                                          --------       --------     --------
Total interest-earning assets                                              365,660         30,071         8.22%
Non-interest-earning assets (2)                                             48,605
                                                                          --------
Total assets                                                              $414,265
                                                                          ========
Liabilities and stockholders' equity
Interest-bearing liabilities
    Deposits                                                              $344,075       $ 19,089         5.55%
    FHLB advances and other borrowings                                      25,773          1,753         6.80
    Trust Preferred                                                         17,180          1,908        11.11
                                                                          --------       --------     --------
Total interest-bearing liabilities                                         387,028         22,750         5.88%
Non-interest-bearing  liabilities                                            6,609
                                                                          --------

Total liabilities                                                          393,637

Equity                                                                      20,695
                                                                          --------

Total liabilities and equity                                              $414,332
                                                                          ========
Net interest income/interest rate spread (3)                                             $  7,321         2.35%
                                                                                         ========     ========
Net interest-earning asset/(Liabilities)/net interest margin (4)          $(21,368)                       2.00%
                                                                          ========                    ========
Ratio of average interest-earning assets to average interest-
  bearing liabilities                                                        94.00x
                                                                          ========

                                                                                           1999
                                                                            -----------------------------------
                                                                                                       Average
                                                                            Average                     Yield/
                                                                            Balance       Interest       Cost
                                                                            -------       --------       ----
Assets
Interest-earning assets
    Loans receivable (1) (5)                                                $245,739      $ 19,799         8.06%
    Mortgage-backed securities                                                 1,816           114         6.28
    Interest-earning deposits                                                 31,120         1,805         5.80
    Securities (5)                                                            32,707         2,178         6.66
                                                                            --------      --------      -------
Total interest-earning assets                                                311,382        23,896         7.67%
Non-interest-earning assets (2)                                               33,877
                                                                            --------
Total assets                                                                $345,259
                                                                            ========
Liabilities and stockholders' equity
Interest-bearing liabilities
    Deposits                                                                $268,727      $ 12,542         4.67%
    FHLB advances and other borrowings                                        26,016         1,567         6.02
    Trust Preferred                                                           17,250         1,905        11.04
                                                                            --------      --------      -------
Total interest-bearing liabilities                                           311,993        16,014         5.13
Non-interest-bearing  liabilities                                             14,175
                                                                            --------

Total liabilities                                                            326,168

Equity                                                                        19,091
                                                                            --------

Total liabilities and equity                                                $345,259
                                                                            ========
Net interest income/interest rate spread (3)                                              $  7,882         2.54%
                                                                                          ========      =======
Net interest-earning asset/(Liabilities)/net interest margin (4)            $   (611)                      2.53%
                                                                            ========                    =======
Ratio of average interest-earning assets to average interest-
  bearing liabilities                                                           1.00x
                                                                            ========

----------
(1) Loans receivable include loans held for sale, portfolio loans receivable , and discount loans receivable.
(2) Included in the balances are PMSRs of approximately $4.1 million, $4.6 million, and $5.0 million in 2001, 2000, and 1999, respectively.
(3) Interest rate spread represents the difference between the average yield on total interest-earning assets and the average cost of total interest-earning liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.
(5) Tax exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.


                                                                             29.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume (change in volume multiplied by prior rate); (2) changes in rates (change in rate multiplied by prior volume); and (3) net changes in rate-volume. The change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate. Tax exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.

                                             2001 Compared to 2000                  2000 Compared to 1999
                                      -----------------------------------    -------------------------------------
                                          Increase (Decrease) Due to              Increase (Decrease) Due to
                                      -----------------------------------    -------------------------------------
                                        Volume        Rate        Net         Volume        Rate          Net
                                        ------        ----        ---         ------        ----          ---
                                                                    (In thousands)
Interest-earning assets:
    Loans receivable, net             $   1,733    $    (420)   $   2,153    $   2,907    $     879     $  3,786
    Interest-earning deposits             1,894         (637)       1,257          364          992        1,356
    Mortgage-backed securities              545           16          561          (12)           1          (11)
    Investment securities                 3,496        1,250        4,746          957           87        1,044
                                      ---------    ---------    ---------    ---------    ---------     --------
       Total                              7,668        1,049        8,717        4,216        1,959        6,175

Interest-bearing liabilities:
    Deposits                              6,681         (109)       6,572        3,913        2,634        6,547
    FHLB advances and other
      borrowings                           (211)        (433)         222          (14)         200          186
    Junior subordinated debt               (130)          --         (130)           3           --            3
                                      ---------    ---------    ---------    ---------    ---------     --------

       Total                              6,340          324        6,664        3,902        2,834        6,736
                                      ---------    ---------    ---------    ---------    ---------     --------

Net change in interest income         $   1,328    $     725    $   2,053    $     314    $    (875)    $   (561)
                                      =========    =========    =========    =========    =========     ========

Provision for Loan Losses: The Company recorded provision for loan losses of $1.7 million for the year ended December 31, 2001 compared to $1.2 million for 2000, resulting in total allowances for loan losses of $3.0 million, or 1.18%, of total loans receivables and 33.16% of total nonperforming loans at December 31, 2001. The allowance for loan losses balance at December 31, 2000 was $2.4 million, or .98% of loans receivable, excluding discounted loans receivable.

Factors considered by management in calculating a required allowance for loan losses, and factors considered in providing for loan losses in 2001, are discussed previously in the section titled "Analysis of Allowance for Loan Losses."

Noninterest Income: Noninterest income decreased by $6.7 million to $3.4 million for the year ended December 31, 2001 compared to $10.1 million in 2000. This decrease was primarily the result of the $7.9 million pretax gain on the sale of deposits from three of the Savings Bank's branches in 2000. The purchaser of the branches also assumed the lease contracts on those buildings, which resulted in an additional gain of $591,000 during 2000 from the previously deferred profit on the 1999 sale of two of those branch buildings. 2001 was also negatively impacted by a $(899,000) loss on an investment in a limited partnership due to writing down the value of mortgage servicing rights within the partnership. These decreases were partially


                                                                             30.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

offset by gains on sales of securities, which increased from net losses of $(111,000) in 2000 to net gains of $1.4 million in 2001 and trading account gains, which increased to $1.2 million in 2001 from $214,000 in 2000.

There were no other components of noninterest income that changed substantially between 2000 and 2001.

Noninterest Expense: Noninterest expense increased by $1.8 million to $12.4 million in 2001 from $10.6 million in 2000. The increase is primarily due to a $453,000 increase in professional fees, which increased due to outsourcing of internal audit and loan review services and legal fees associated with the fraudulent loan activity previously discussed, a $328,000 increase in data processing due to costs of converting to a new data processing system and an increase in Internet banking customers, and a $945,000 increase in outsourced servicing due to increased consumer loan and deposit volumes managed by outsourced deposit operations, credit card operations, and call center servicing facilities.

Income Tax Expense (Benefit): The Company recorded a tax benefit of $2.4 million for 2001 compared to tax expense of $1.2 million for 2000. The 2001 tax benefit resulted from increased investments in tax-exempt loans and securities, the continued utilization of tax credits and due to a net operating loss in 2001. The 2000 tax expense was attributable to taxes on the deposit sale, partially offset by $360,000 of low-income housing tax credits.


                                                                             31.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31, 1999

General: Net income for the year ended December 31, 2000 was $4.3 million, or $2.00 per diluted share, including the after-tax gain of $5.7 million, or $2.71 per diluted share, on the sale of three of the Savings Bank's branch deposits. Net income for the year ended December 31, 1999 was $2.6 million, or $1.25 per diluted share, including the after tax gain of $1.9 million, or $.94 per diluted share, on the sale of On-Line Financial Services, Inc. Income from continuing operations totaled $514,000, or $.25 per diluted share, for the twelve months ended December 31, 1999.

Interest Income: Interest income increased by $6.2 million, or 25.9%, to $30.1 million for the year ended December 31, 2000 from $23.9 million for 1999. The improvement in interest income was the result of a $54.3 million increase in average interest-earning assets to $365.7 million and a 55 basis point increase in the yield on interest-earning assets to 8.22% for the year ended December 31, 2000 from 7.67% for 1999.

Interest Expense: Interest expense increased by $6.8 million, or 42.1%, to $22.8 million in 2000 from $16.0 million in 1999 as a result of a $75.1 million increase in average interest-bearing liabilities and a 75 basis point increase in the average cost of interest-bearing liabilities to 5.88% for the year ended 2000 from 5.13% for 1999.

Net Interest Income: Net interest income declined by $561,000 to $7.3 million for the year ended December 31, 2000 from $7.9 million for 1999. The decrease in net interest income was the result of a 53 basis point decline in the net interest margin to 2.00% for the year ended December 31, 2000 from 2.53% in 1999. The interest rate spread decreased by 19 basis points to 2.35% in 2000 from 2.54% in 1999.

Provision for Loan Losses: The Savings Bank recorded provision for loan losses of $1.2 million for the year ended December 31, 2000 compared to $965,000 for 1999, resulting in total allowances for loan losses of $2.4 million, or .87% of total loans receivables and 54.98% of total nonperforming loans at December 31, 2000. The allowance for loan losses balance at December 31, 1999 was $1.6 million, or .58% of loans receivable. The allowance was increased due to purchases in the fourth quarter of commercial and commercial real estate loans and direct financing leases, which are considered of higher risk than the Bank's traditional loan products primarily secured by residential real estate. The allowance was also increased to bring the ratio of the allowance to gross loans closer to that of peer financial institutions, as recommended by the Savings Bank's regulators. The commercial real estate and commercial loan balances totaled $64.8 million at December 31, 2000 compared to $16.3 million at December 31, 1999.

Noninterest Income: Noninterest income increased by $7.8 million to $10.1 million for the year ended December 31, 2000 compared to $2.3 million in 1999. This increase was primarily the result of the $7.9 million pretax gain on the sale of deposits from three of the Savings Bank's branches. The purchaser of the branches also assumed the lease contracts on those buildings, which resulted in an additional gain of $591,000 recorded from the previously deferred profit


                                                                             32.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

on the 1999 sale of two of those branch buildings. These gains were partially offset by an addition of $300,000 to the Valuation allowance for PMSRs. The sale of foreclosed real estate resulted in net losses of $18,000 for the year ended December 31, 2000, an improvement of $515,000 from net losses of $533,000 recorded in 1999. Profits on the sale of trading account securities increased by $95,000 to $214,000 in 2000 from $119,000 in 1999. Fee income and service charges increased by $375,000 to $1.0 million for the year ended December 31, 2000 from $638,000 for 1999. The increase in fees and service charges was primarily the result of the Savings Bank's deployment of 776 ATMs in a 17 state area. In addition, loan servicing income declined to $109,000 for the year ended December 31, 2000 from $1.4 million for 1999. The decline in loan servicing income was a result of management's decision to restructure the mortgage-banking operations of Margo Financial Services, LLC ("Margo") and a management services agreement dated June 1, 1999 between the Savings Bank and E-Conduit, which limited the Savings Bank's revenue to a six basis point per transaction license fee.

Noninterest Expense: Noninterest expense increased by $1.5 million to $10.6 million in 2000 from $9.1 million in 1999. The increase is primarily the result of the start-up expenses related to the Savings Bank's Internet banking platform, which incurred operating expenses totaling $2.1 million. Partially offsetting the increase were reduced expenses related to Margo totaling $879,000. This decline was the result of the Margo restructuring and the management services agreement with E-Conduit.

Income Tax Expense: The Company recorded a tax provision of $1.2 million for 2000 compared to a tax benefit of $336,000 for 1999. The 2000 tax expense was primarily due to taxes on the deposit sale, partially offset by $360,000 of low-income housing tax credits. The 1999 tax benefit resulted primarily from lower pretax income and low-income housing tax credits totaling $300,000.

Discontinued Operation: On March 31, 1999 the Company sold its wholly owned subsidiary, On-Line Financial Services, Inc. of Oak Brook, Illinois ("On-Line"), to GFS Holdings, Co. of Palm Beach Gardens, Florida ("Purchaser"). The Company recorded a gain, net of taxes, of $1,928,000 in 1999. Income from discontinued operations, net of taxes, totaled $135,000 during 1999.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits; proceeds from principal and interest payments on the loan and mortgage-backed securities portfolios; custodial deposit accounts related to loans serviced for others; maturing investments; borrowed money; FHLB advances; and loan sales. The most liquid assets are cash and short-term investments. The levels of these assets are dependent on operating, financing, and investing activities during any given period. Cash and interest-earning deposits totaled $37.6 million at December 31, 2001. The Company has adequate alternative funding sources if short-term liquidity needs arise.

The primary investing activity at the Company is the origination and purchase of mortgage loans. During the years ended December 31, 2001 and 2000, the Company originated and


                                                                             33.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

purchased $626.9 million and $397.0 million of loans receivable. Purchases of securities available-for-sale and held-to-maturity totaled $255.8 million and $2.2 million for 2001 and 2000. These investing activities were primarily funded by principal repayments on loans and mortgage-backed securities of $564.4 million and $77.1 million for 2001 and 2000 and a net increase in deposits of $69.6 million and $86.9 million for 2001 and 2000. The 2000 deposit increase is net of $113.6 million of deposits sold in 2000. In addition to these sources of funding, the Company also utilizes advances and overnight borrowings from the FHLB and purchases federal funds from other financial institutions. During 2001, the Company repaid a $72,600 FHLB advance at maturity. At December 31, 2001 and 2000, FHLB advances totaled $12.8 million. The borrowings from the FHLB include a $10.0 million advance, which matures in November 2006, and a $2.8 million advance, which matures in April 2003. The Savings Bank also issued $3 million of subordinated debt during 2001. The Company used margin accounts to purchase securities in both 2001 and 2000. At December 31, 2001, there was $1.7 million in margin balances outstanding compared to $5.9 million at December 31, 2000.

The Savings Bank is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision ("OTS") regulation. At December 31, 2001, the Savings Bank's liquid assets represented 9.95% of its liquidity base as compared to the required level of 4%. The level of liquidity maintained is believed by management to be adequate to meet the requirements of normal operations, potential deposit outflows, and current loan demand. Cash flow projections are updated regularly to ensure necessary liquidity.

Liquidity management for the Savings Bank is both a daily and long-term function of the Savings Bank's management. The Savings Bank's management meets on a daily basis and monitors interest rates, current and projected commitments to purchase loans and the likelihood of funding such commitments, and projected cash flows. Excess funds are generally invested in short-term investments.

At December 31, 2001, the Savings Bank's capital exceeded all capital requirements of the OTS. The Savings Bank's Tier I capital to adjusted assets, Tier I capital to risk-weighted assets, and risk-based capital ratios were 5.82%, 9.95%, and 10.77%, respectively. The Savings Bank is considered "well capitalized" under OTS prompt corrective action regulations. However, UmbrellaBank is restricted from increasing assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter without prior written approval of the OTS.

At December 31, 2001 and 2000, the Savings Bank had outstanding loan commitments and unused lines of credit of $36.0 million and $7.5 million, respectively. The Savings Bank also had Community Reinvestment Act investment commitments outstanding of $2.4 million. These commitments include $856,000 to be funded over eight years for the investment in the Chicago Equity Fund, $289,000 to be funded over six years for investment in the Community Investment Corporation, $1.0 million to be funded for investment in the Greater West Side Loan Fund, and $305,000 to be funded over fourteen years for investment in the Kedzie Limited Partnership.


                                                                             34.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

ACCOUNTING DEVELOPMENTS

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" in June 2001. SFAS No. 141 requires all business combinations within its scope to be accounted for using the purchase method, rather than the pooling-of-interest method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 will only impact the Company's financial statements if it enters into a business combination.

The FASB also issued SFAS No. 142, Goodwill and Other Intangible Assets," which addresses the accounting for such assets arising from prior and future business combinations, in June 2001. Upon the adoption of SFAS No. 142, goodwill arising from business combinations will no longer be amortized, but rather will be assessed regularly for impairment, with any such impairment recognized as a reduction of earnings in the period identified. Other identified intangible assets, such as core deposit intangible assets, will continue to be amortized over their estimated useful lives. The Company is required to adopt SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 142 will not have an impact on the Company's financial statements at that date as the Company had no recorded goodwill at December 31, 2001.

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


                                                                             35.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

established limits to changes in NPV and net interest income across a range of hypothetical interest rate changes. If estimated changes to NPV and net interest income are not within these limits, the Board may direct management to adjust its asset/liability mix to bring its interest rate risk within Board limits.

In an effort to reduce its interest rate risk, the Savings Bank has focused on strategies limiting the average maturity of its assets by emphasizing the origination of adjustable-rate mortgage loans. The Savings Bank, from time to time, also invests in long-term, fixed-rate mortgages provided it is compensated with an acceptable spread.

Interest rate sensitivity analysis is used to measure the Savings Bank's interest rate risk by calculating the estimated change in the NPV of its cash flows from interest sensitive assets and liabilities, as well as certain off-balance-sheet items, in the event of a series of sudden and sustained changes in interest rates ranging from 100 to 300 basis points. Management assumes that a 200 basis point movement up or down is considered reasonable and plausible for purposes of managing its interest-rate risk on a day-to-day basis. NPV is the market value of portfolio equity and is computed as the difference between the market value of assets and the market value of liabilities, adjusted for the value of off-balance-sheet items. The following table presents the Savings Bank's projected change in NPV for the various rate shocks as of December 31, 2001 and 2000:

                                                                        Estimated Increase
                                                                         (Decrease) in NPV
          Change in                                Estimated          ----------------------
        Interest Rate                                 NPV             Amount         Percent
        -------------                                 ---             ------         -------
                                                              (Dollars in thousands)
   2001
       300 basis point rise                      $    28,017       $   (11,880)        (30) %
       200 basis point rise                           31,686            (8,211)        (21)
       100 basis point rise                           35,592            (4,305)        (11)
       Base scenario                                  39,897                --          --
       100 basis point decline                        43,411             3,514           9

   2000
       300 basis point rise                      $    18,765       $    (7,605)        (29)%
       200 basis point rise                           21,750            (4,620)        (18)
       100 basis point rise                           24,260            (2,110)         (8)
       Base scenario                                  26,370                --          --
       100 basis point decline                        28,013             1,643           6
       200 basis point decline                        29,503             3,133          12
       300 basis point decline                        31,003             4,633          18

The Savings Bank is more sensitive to a sudden rise in interest rates at December 31, 2001 as compared to December 31, 2000. A decline in interest rates would have less of an impact in 2001 compared to 2000 as the Federal Reserve decreased interest rates eleven times during 2001.


                                                                             36.

UMBRELLA BANCORP, INC.
--------------------------------------------------------------------------------

Due to the level of interest rates at December 31, 2001, the Company is not able to model an additional 200 or 300 basis point decrease in rates.

The NPV is calculated by the Savings Bank using guidelines established by the OTS related to interest rates, loan prepayment rates, deposit decay rates, and market values of certain assets under the various interest rate scenarios. These assumptions should not be relied upon as indicative of actual results due to the inherent shortcomings of the NPV analysis. These shortcomings include: (i) the possibility that actual market conditions could vary from the assumptions used in the computation of NPV; (ii) certain assets, including adjustable-rate loans, have features which affect the potential repricing of such instruments, which may vary from the assumptions used; and (iii) the likelihood that as interest rates are changing, the Investment Committee would likely be changing strategies to limit the indicated changes in NPV as part of its management process.

The Savings Bank does not use derivative instruments to control interest rate risk. In addition, interest rate risk is the most significant market risk affecting the Savings Bank. Other types of market risk, such as foreign currency exchange risk and commodity price risk, do not arise in the normal course of the Company's business activities and operations.


                                                                             37.

UMBRELLA BANCORP, INC.

Shareholder Information
--------------------------------------------------------------------------------

                             DIRECTORS AND OFFICERS

                             UMBRELLA BANCORP, INC.

John G. Yedinak                                     Sergio Martinucci
President and Chief Executive Officer               Senior Vice President, Coldwell Banker
Chairman of the Board                                 Residential Realtors
                                                    Vice President and Director

Frances M. Pitts                                    Donald G. Wittmer
Executive Vice President,                           President and Owner, Wittmer Financial
Secretary and Director                                Services, Ltd.
                                                    Director

Colleen A. Kitch                                    Arthur E. Byrnes
Executive Vice President                            Chairman, Deltec Asset Management
                                                      Corporation, LLC
                                                    Director

                                                    Dennis G. Carroll
                                                    Detective, City of Chicago
                                                    Police Department

                               UMBRELLABANK, FSB

John G. Yedinak                                     Sergio Martinucci
President, Chief Executive Officer                  Senior Vice President, Coldwell Banker
  and Director                                        Residential Realtors
                                                    Chairman of the Board

Frances M. Pitts                                    Donald G. Wittmer
Executive Vice President,                           President and Owner, Wittmer Financial
General Counsel and Secretary                         Services, Ltd.
Director                                            Director

Colleen A. Kitch                                    Arthur E. Byrnes
President                                           Chairman, Deltec Asset Management
                                                      Corporation, LLC
                                                    Director

Rebecca L. Leon                                     Dennis G. Carroll
Vice President, Retail Operations                   Detective, City of Chicago Police Dept.
Director                                            Director

Marie C. Goudie                                     George P. Yedinak
Assistant Vice President and Controller             Vice President and Chief Information Officer

Teena D. Juergens
Vice President


                                                                             78.

UMBRELLA BANCORP, INC.

STOCKHOLDER REFERENCE
--------------------------------------------------------------------------------

Corporate Headquarters                            Independent Auditors
Umbrella Bancorp, Inc.                            Crowe, Chizek and Company LLP
5818 S. Archer Road                               One Mid America Plaza
Summit, Illinois 60501                            Oak Brook, Illinois 60522
(708) 458-2002

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

Market Makers                                     Annual Report on Form 10-K
RBC Dain Rauscher                                 Copies of Umbrella Bancorp, Inc.'s 2001
1 South Wacker Drive                               Annual Report on Form 10-K
Suite 1900                                         filed without exhibits with the Securities
Chicago, Illinois 60606                            and Exchange Commission are available
(888) 655-4135                                     without charge to stockholders, upon
                                                   written request to:
Keefe Bruyette and Woods, Inc.                       Frances M. Pitts, Corporate Secretary
787 7th Avenue, 4th Floor                            Umbrella Bancorp, Inc.
New York, New York 10019                             5818 S. Archer Road
(800 221-3246                                        Summit, Illinois 60501

Ryan Beck and Company, LLC                        Annual Meeting
220 South Orange Avenue                           The annual meeting of stockholders will
Livingston, New Jersey 07039                        be held at 2:00 p.m. on April 30, 2002 at
(800) 342-2325                                      5818 S. Archer Road
                                                    Summit, Illinois  60501
Investor Information
Stockholders, investors, and analysts             Stockholders are encouraged to attend.
  interested in additional information
  may contact:                                    Internet Banking Channel
      John G. Yedinak, President and CEO,         www.umbrellabank.com
        at the Corporate Headquarters

                OFFICE LOCATIONS

Home Office                       Branch Office
2154 W. Madison Street            14076 Lincoln Avenue
Chicago, Illinois 60612           Dolton, Illinois 60419
(312) 563-5500                    (708) 849-3770

                                                                             39.

UMBRELLA BANCORP, INC.

Shareholders Information
--------------------------------------------------------------------------------

                            STOCK PRICE INFORMATION

Umbrella Bancorp Inc.'s common stock is traded on the NASDAQ Over the Counter Market under the symbol UMBR. The table shows the reported high and low sale prices of common stock and the dividends per share during the periods indicated.

                                                         High              Low           Dividends
                                                         ----              ---           ---------
Year ended December 31, 2001:
     First quarter                                    $    14.81      $     10.13      $      .050
     Second quarter                                        14.13             9.00             .050
     Third quarter                                         12.25            11.00             .050
     Fourth quarter                                        11.00             9.98             .050

Year ended December 31, 2000:
     First quarter                                    $    11.500     $     10.500     $      .050
     Second quarter                                        13.000            9.000            .050
     Third quarter                                         10.125            9.000            .050
     Fourth quarter                                        16.000           10.500            .050

Year ended December 31, 1999:
     First quarter                                    $     9.375     $      8.250     $      .050
     Second quarter                                         9.500            8.500            .050
     Third quarter                                         10.250            8.500            .050
     Fourth quarter                                        11.500            9.750            .050


                                                                             80.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Umbrella Bancorp, Inc.
Summit, Illinois

We have audited the accompanying consolidated statements of financial condition of Umbrella Bancorp, Inc. (formerly Argo Bancorp, Inc.) and Subsidiaries (the Company) as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Umbrella Bancorp, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


Oak Brook, Illinois
March 26, 2002


                                                                              1.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2001 and 2000
                             (Dollars in thousands)
--------------------------------------------------------------------------------

                                                                       2001           2000
                                                                       ----           ----
ASSETS
Cash                                                                $     647       $  19,885
Interest-earning deposits                                              37,002          74,132
                                                                    ---------       ---------
    Total cash and cash equivalents                                    37,649          94,017
Trading securities                                                      6,053           1,099
Securities available-for-sale                                         123,118          14,574
Securities held-to-maturity (fair value of $1,838 and $26,253)          1,859          26,523
Loans held for sale                                                    65,056          38,899
Loans receivable, net                                                 250,353         247,624
Mortgage loan servicing rights                                            337             397
Investment in limited partnership                                       3,743           4,387
Investment in GFS preferred stock                                          --           4,000
Stock in Federal Home Loan Bank of Chicago                              2,800           2,615
Foreclosed real estate, net                                               730           2,498
Premises and equipment, net                                            20,609           9,823
Debt issuance costs, net                                                1,831           1,774
Accrued interest receivable                                             5,272           3,988
Receivable from loan servicers                                          4,479           3,162
Prepaid expenses and other assets                                      12,746           7,713
                                                                    ---------       ---------

    Total assets                                                    $ 536,635       $ 463,093
                                                                    =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Deposits                                                        $ 458,147       $ 388,537
    Borrowed money                                                     28,343          18,708
    Custodial escrow balances for loans serviced for others             9,499           8,365
    Accrued interest payable                                            1,707           2,156
    Other liabilities                                                   4,759           4,966
    Junior subordinated debt                                           16,603          16,587

Stockholders' equity
    Preferred stock                                                         3               3
    Common stock                                                           21              20
    Additional paid-in capital                                          9,214           8,893
    Retained earnings - substantially restricted                       15,181          16,189
    Treasury stock - common, at cost                                   (5,121)             --
    Employee Stock Ownership Plan loan                                   (341)           (405)
    Unearned stock awards                                                (248)           (248)
    Accumulated other comprehensive loss                               (1,132)           (678)
                                                                    ---------       ---------

        Total stockholders' equity                                     17,577          23,774
                                                                    ---------       ---------

             Total liabilities and stockholders' equity             $ 536,635       $ 463,093
                                                                    =========       =========

          See accompanying notes to consolidated financial statements.


                                                                             39.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years ended December 31, 2001, 2000, and 1999
                  (Dollars in thousands, except per share data)
--------------------------------------------------------------------------------


                                                                  2001           2000           1999
                                                                  ----           ----           ----
INTEREST INCOME
    Loans receivable                                            $ 24,268       $ 23,585       $ 19,799
    Mortgage-backed securities                                       664            103            114
    Securities                                                     7,725          3,222          2,178
    Interest-earning deposits                                      4,418          3,161          1,805
                                                                --------       --------       --------
        Total interest income                                     37,075         30,071         23,896
                                                                --------       --------       --------

INTEREST EXPENSE
    Deposits                                                      25,661         19,089         12,542
    Borrowed money                                                 1,975          1,753          1,567
    Junior subordinated debt                                       1,778          1,908          1,905
                                                                --------       --------       --------
        Total interest expense                                    29,414         22,750         16,014
                                                                --------       --------       --------

NET INTEREST INCOME                                                7,661          7,321          7,882

Provision for loan losses                                          1,710          1,218            965
                                                                --------       --------       --------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                5,951          6,103          6,917

NONINTEREST INCOME
    Loan servicing income                                            300            109          1,372
    Net gain (loss) on sale of
        Loans held for sale                                           19            107            200
        Discounted loans receivable                                   --             --            188
        Foreclosed real estate                                        53            (18)          (533)
        Securities available-for-sale                              1,411           (111)            (2)
        Profits on trading account activity                        1,221            214            119
        Branch deposits                                               --          7,974             --
        Branch facilities                                            116            719             86
    Fees and service charges                                       1,079          1,013            638
    Net income (loss) on investment in limited partnership          (899)          (107)           166
    Other                                                             95            191            106
                                                                --------       --------       --------
        Total noninterest income                                   3,395         10,091          2,340
                                                                --------       --------       --------

                                  (Continued)
--------------------------------------------------------------------------------

                                                                             40.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years ended December 31, 2001, 2000, and 1999
                  (Dollars in thousands, except per share data)
--------------------------------------------------------------------------------

                                                                    2001          2000          1999
                                                                    ----          ----          ----
NONINTEREST EXPENSE
    Compensation and benefits                                     $  3,651       $ 3,377      $ 3,741
    Occupancy and equipment                                          2,287         2,154        1,637
    Federal deposit insurance premiums                                  81            62          146
    Loan servicing expense                                             582           722          797
    Professional fees                                                1,103           650          572
    Advertising and promotion                                          316           438          253
    Goodwill amortization                                               --            --           47
    Data processing                                                  1,125           797          396
    Outsourced servicing expense                                     1,351           406           --
    Other                                                            1,928         2,030        1,490
                                                                  --------       -------      -------
        Total noninterest expense                                   12,424        10,636        9,079
                                                                  --------       -------      -------

Income (loss) from continuing operations before income taxes        (3,078)        5,558          178

Income tax expense (benefit)                                        (2,441)        1,227         (336)
                                                                  --------       -------      -------

Income (loss) from continuing operations                              (637)        4,331          514

Income from discontinued operation (net of tax)                         --            --          135
Gain on sale of discontinued operation (net of tax)                     --            --        1,928
                                                                  --------       -------      -------
    Income from discontinued operations                                 --            --        2,063
                                                                  --------       -------      -------

    Net income (loss)                                             $   (637)      $ 4,331      $ 2,577
                                                                  ========       =======      =======

Per share amounts

Income (loss) from continuing operations
    Basic                                                         $   (.37)      $  2.16      $   .26
    Diluted                                                           (.37)         2.00          .25

Income (loss) from discontinued operations
    Basic                                                         $     --       $    --      $  1.06
    Diluted                                                             --            --         1.00

Net income (loss)
    Basic                                                         $   (.37)      $  2.16      $  1.32
    Diluted                                                           (.37)         2.00         1.25


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                                                             41.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years ended December 31, 2001, 2000, and 1999
                  (Dollars in thousands, except per share data)
--------------------------------------------------------------------------------


                                                                      Additional
                                            Preferred       Common     Paid-in
                                              Stock         Stock      Capital
                                              -----         -----      -------
Balance at January 1, 1999                   $     3       $    20      $8,829

Comprehensive income:
   Net income                                     --            --          --
   Other comprehensive loss                       --            --          --

       Total comprehensive income
Purchase of ESOP shares                           --            --          --
Release of ESOP shares                            --            --          --
MRP stock awards earned                           --            --          --
Cash dividends ($.20 per share)                   --            --          --
                                             -------       -------      ------

Balance at December 31, 1999                       3            20       8,829

Comprehensive income:
   Net income                                     --            --          --
   Other comprehensive  income                    --            --          --

       Total comprehensive income
Release of ESOP shares                            --            --          --
Proceeds from exercise of stock options           --            --          64
Cash dividends ($.20 per share)                   --            --          --
                                             -------       -------      ------

Balance at December 31, 2000                       3            20       8,893

Comprehensive loss:
   Net loss                                       --            --          --
   Other comprehensive loss                       --            --          --

       Total comprehensive loss
Release of ESOP shares                            --            --          --
Purchase of 365,796 shares of
   treasury stock                                 --            --          --
Proceeds from exercise of stock options           --             1         250
Tax benefit of stock options exercised            --            --          71
Cash dividends ($.20 per share)                   --            --          --
                                             -------       -------      ------

Balance at December 31, 2001                 $     3       $    21      $9,214
                                             =======       =======      ======


                                                            Treasury
                                              Retained       Stock -       ESOP
                                              Earnings       Common        Loan
                                              --------       ------        ----
Balance at January 1, 1999                    $ 10,084       $    --       $  --

Comprehensive income:
   Net income                                    2,577            --          --
   Other comprehensive loss                         --            --          --

       Total comprehensive income
Purchase of ESOP shares                             --            --        (498)
Release of ESOP shares                              --            --          72
MRP stock awards earned                             --            --          --
Cash dividends ($.20 per share)                   (401)           --          --
                                              --------       -------       -----

Balance at December 31, 1999                    12,260            --        (426)

Comprehensive income:
   Net income                                    4,331            --          --
   Other comprehensive  income                      --            --          --

       Total comprehensive income
Release of ESOP shares                              --            --          21
Proceeds from exercise of stock options             --            --          --
Cash dividends ($.20 per share)                   (402)           --          --
                                              --------       -------       -----

Balance at December 31, 2000                    16,189            --        (405)

Comprehensive loss:
   Net loss                                       (637)           --          --
   Other comprehensive loss                         --            --          --

       Total comprehensive loss
Release of ESOP shares                              --            --          64
Purchase of 365,796 shares of
   treasury stock                                   --        (5,121)         --
Proceeds from exercise of stock options             --            --          --
Tax benefit of stock options exercised              --            --          --
Cash dividends ($.20 per share)                   (371)           --          --
                                              --------       -------       -----

Balance at December 31, 2001                  $ 15,181       $(5,121)      $(341)
                                              ========       =======       =====

                                           Accumulated        Total
                                             Unearned      Other Com-       Stock-
                                               Stock       prehensive      holders'
                                               Awards     Income (Loss)     Equity
                                               ------     -------------     ------
Balance at January 1, 1999                     $(284)        $  (238)      $ 18,414

Comprehensive income:
   Net income                                     --              --          2,577
   Other comprehensive loss                       --            (612)          (612)
                                                                           --------
       Total comprehensive income                                             1,965
Purchase of ESOP shares                           --              --           (498)
Release of ESOP shares                            --              --             72
MRP stock awards earned                           36              --             36
Cash dividends ($.20 per share)                   --              --           (401)
                                               -----         -------       --------

Balance at December 31, 1999                    (248)           (850)        19,588

Comprehensive income:
   Net income                                     --              --          4,331
   Other comprehensive  income                    --             172            172
                                                                           --------
       Total comprehensive income                                             4,503
Release of ESOP shares                            --              --             21
Proceeds from exercise of stock options           --              --             64
Cash dividends ($.20 per share)                   --              --           (402)
                                               -----         -------       --------

Balance at December 31, 2000                    (248)           (678)        23,774

Comprehensive loss:
   Net loss                                       --              --           (637)
   Other comprehensive loss                       --            (454)          (454)
                                                                           --------
       Total comprehensive loss                                              (1,091)
Release of ESOP shares                            --              --             64
Purchase of 365,796 shares of
   treasury stock                                 --              --         (5,121)
Proceeds from exercise of stock options           --              --            251
Tax benefit of stock options exercised            --              --             71
Cash dividends ($.20 per share)                   --              --           (371)
                                               -----         -------       --------

Balance at December 31, 2001                   $(248)        $(1,132)      $ 17,577
                                               =====         =======       ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                                                             42.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2001, 2000, and 1999
                             (Dollars in thousands)
--------------------------------------------------------------------------------

                                                                        2001           2000           1999
                                                                        ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Income (loss) from continuing operations                          $    (637)      $   4,331       $    514
   Adjustments to reconcile income (loss) from continuing
     operations to net cash from operating activities
       Depreciation and amortization                                     1,301           1,796          1,100
       Accretion of discounts and deferred loan fees                        55             (64)         1,761
       Deferred income tax expense (benefit)                              (655)            981           (780)
       Provision for losses on loans receivable                          1,710           1,218            965
       Loss (gain) on sale of
           Loans held for sale                                             (19)           (107)          (200)
           Discounted loans receivable                                      --              --           (188)
           Securities available-for-sale                                (1,411)            111              2
           Trading account securities                                   (1,221)           (214)          (119)
           Foreclosed real estate                                          (53)             18            533
           Branch facilities                                              (116)           (719)           (86)
           Branch deposits                                                 (31)         (7,974)            --
       Federal Home Loan Bank of Chicago stock dividend                   (185)           (134)            --
       Net change in trading account activity                           (3,733)           (217)           279
       Net change in investment in limited partnership                     644             107            (25)
       Loans originated and purchased for sale, net                    (26,138)        (20,005)        10,305
       Proceeds from sale of discounted loans receivable                    --              --          2,162
       Goodwill amortization                                                --              --             47
       Amortization of purchased loan servicing rights                      60              67            129
       Net change in debt issuance costs                                   (57)             64             64
       MRP stock and ESOP shares earned                                     64              21            108
       Change in accrued interest receivable and prepaid
         expenses and other assets                                      (1,796)         (4,107)         2,855
       Change in accrued interest payable and other liabilities           (352)          1,039             62
                                                                     ---------       ---------       --------
           Net cash from operating activities                          (32,570)        (23,788)        19,488

CASH FLOWS FROM INVESTING ACTIVITIES
   Loans originated and purchased for portfolio, net                   (10,562)          7,237        (49,025)
   Proceeds from maturities of and principal repayments on
       Securities available-for-sale                                    21,117             180          3,402
       Securities held-to-maturity                                      24,664             138             --
   Proceeds from sale of
       Securities available-for-sale                                   126,838           1,144            420
       Foreclosed real estate                                            3,452           2,422          3,011
       Purchased loan servicing rights                                      --              --         11,100
       On-Line Financial Services, Inc., net                                --              --          4,583
       Branch deposits, including cash and cash equivalents                 --        (106,085)            --
       Banking facilities                                                   --              --          5,850

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             43.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2001, 2000, and 1999
                             (Dollars in thousands)
--------------------------------------------------------------------------------

                                                                         2001           2000            1999
                                                                         ----           ----            ----
Purchase of
       Loan servicing rights                                          $      --       $      --       $(11,100)
       Securities available-for-sale                                   (255,817)         (1,368)       (12,099)
       Securities held-to-maturity                                           --            (802)       (25,859)
       Premises and equipment                                           (12,087)         (3,105)        (8,267)
       Stock in Federal Home Loan Bank of Chicago                            --            (178)          (392)
   Payment received on GFS preferred stock                                3,600             600             --
   Cash paid to former stockholders of On-Line                             (157)           (203)          (575)
                                                                      ---------       ---------       --------
       Net cash from investing activities                               (98,952)       (100,020)       (78,951)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                              69,610         200,795         68,693
   Proceeds from borrowed money                                          14,500             472         24,885
   Repayment of borrowed money                                           (4,865)        (22,100)        (5,600)
   Proceeds from issuance of junior subordinated debentures,
     net of debt issuance expenses                                           --              --           (245)
   Reissuance of junior subordinated debentures                             654              --             --
   Repurchase of junior subordinated debentures                            (638)           (663)            --
   Purchase of treasury stock                                            (5,121)             --             --
   Purchase of additional ESOP shares                                        --              --           (498)
   Proceeds from exercise of stock options                                  251              64             --
   Dividends paid                                                          (371)           (402)          (401)
   Net change in custodial balances for loans serviced                    1,134           1,987            185
                                                                      ---------       ---------       --------
       Net cash from financing activities                                75,154         180,153         87,019

Net cash provided by discontinued operations                                 --              --             20
                                                                      ---------       ---------       --------

Net change in cash and cash equivalents                                 (56,368)         56,345         27,576

Cash and cash equivalents at beginning of year                           94,017          37,672         10,096
                                                                      ---------       ---------       --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                              $  37,649       $  94,017       $ 37,672
                                                                      =========       =========       ========

Supplemental disclosures of cash flow information
   Cash paid during the year for
       Interest                                                       $  30,588       $  21,560       $ 15,709
       Income taxes                                                       1,800             900            240

Supplemental disclosure of noncash investing and
  financing activities
   Assumption of liability related to sale of On-Line Financial
     Services, Inc.                                                   $      --       $      --       $    546
   Preferred stock received related to sale of On-Line Financial
     Services, Inc.                                                          --              --          4,600
   Sale of branch deposits
       Assets sold                                                                    $     474
       Cash paid                                                                        106,085
                                                                                      ---------
               Net liabilities sold                                                     105,611

   Transfer of loans to foreclosed real estate                        $   1,631       $   2,658       $  2,219
   Deferred gain on sale lease back                                          --              --          2,410
   Amount receivable from loan servicer                                   4,437           3,162          1,850

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                                                             44.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Umbrella Bancorp, Inc. (formerly Argo Bancorp, Inc.) ("the Company") and its wholly owned subsidiaries, UmbrellaBank, FSB (formerly Argo Federal Savings Bank, FSB) (the "Savings Bank" or "UmbrellaBank") and Argo Redemption Corporation ("Argo Redemption"); and the Savings Bank's wholly owned subsidiary, Dolton-Riverdale Service Corporation ("Dolton Service"). Intercompany transactions and balances are eliminated in consolidation.

During 1999 the Company simplified its organizational structure by merging Argo Mortgage Corporation, a wholly owned subsidiary of the Savings Bank, into the Savings Bank and merging Empire/Argo Mortgage LLC, a consolidated joint venture of Umbrella Bancorp, into Umbrella Bancorp. The mergers qualified as tax-free reorganizations and were accounted for as internal reorganizations. Accordingly, the notes to the consolidated financial statements have been restated to reflect the internal reorganization as if they had occurred on January 1, 1999. Finally, as discussed in a separate note, during 1999, the Company sold its wholly owned subsidiary, On-Line Financial Services, Inc. ("On-Line").

The Company, through its subsidiaries, provides a full range of financial services through its branch locations in Cook County, Illinois and its Internet website. The Savings Bank's primary business is the solicitation of deposits from the general public and the purchase or origination of loans secured by one-to-four-family residential real estate. In addition, the Savings Bank sells mortgage loans on a service-released basis into the secondary market, has an ATM network, and has investments in a partnership which owns purchased mortgage servicing rights.

During July 2000, the Savings Bank established an Internet banking platform, which is accessible via the Internet at http://www.umbrellabank.com and allows consumers to conduct online financial transactions, including but not limited to opening account relationships, transferring funds, accessing account information, processing bill payments, and applying for or obtaining loan products, including but not limited to credit cards and residential mortgage secured loans. The Savings Bank expensed $626,000 during the year ended December 31, 2000 related to organizational expenses of umbrellabank.com, which are classified with other expense in the consolidated statements of operations.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, amortization period of debt issuance costs, and valuation of the limited partnership investment are particularly subject to change.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             45.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             46.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

Mortgage Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.


--------------------------------------------------------------------------------
                                   (Continued)


                                                                             47.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

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

Earnings (Loss) Per Share: Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares, adjusted for the dilutive effects of outstanding stock options and the management retention plan, to the extent they are dilutive, options and other potentially dilutive securities are excluded if they are anti-dilutive.

Comprehensive Income (loss): Comprehensive income (Loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as a separate component of equity.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             11.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Industry Segments: While the Company's chief decision-makers monitor the revenue streams of various Company products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's financial service operations are considered by management to be aggregated in one reportable operating segment. Prior to 2001, internal financial information was primarily reported and aggregated into two lines of business: banking and discount loan operations.

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

New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard required all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values are recorded in the income statement. Fair value changes involving hedges are generally recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This did not have a material effect as the Company had no derivative holdings at December 31, 2001.

The Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets," in July 2001. The statement no longer allows for the amortization of goodwill and requires that the carrying value of goodwill be written down when it is deemed to be impaired. The Company had no recorded goodwill at December 31, 2001.

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

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             12.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

Reclassification: Certain reclassifications have been made to the 1999 and 2000 information to make it comparable with the 2001 presentation.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             13.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

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

Results from the data processing segment are shown as discontinued operations. Components of amounts reflected in the December 31, 1999 (through the date of sale) consolidated statement of operations are presented in the following table:

      (In thousands)

      Revenues                                                         $   4,247
      Costs and expenses                                                   4,029
                                                                       ---------
      Operating income                                                       218
      Income tax expense                                                      83
                                                                       ---------

           Income from discontinued operations                         $     135
                                                                       =========

      As part of the acquisition of On-Line by Argo Bancorp in 1995, a structured schedule of contingent payments was established based on a percentage of future net revenues of On-Line over the next seven years ending October 31, 2002. As a condition of the acquisition, Umbrella Bancorp, Inc. retained this liability to the former stockholders of On-Line.

At December 31, 2001, the Company estimated the liability for future contingent payments to be $116,000. The actual amount to be paid will be impacted by future revenue streams.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             14.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 3 - SECURITIES

Securities available-for-sale are summarized as follows:

                                                       Gross        Gross
                                        Amortized   Unrealized    Unrealized         Fair
                                           Cost        Gains        Losses          Value
                                           ----        -----        ------          -----
December 31, 2001
      Municipal securities               $ 19,276     $    22      $    (553)     $ 18,745
      U.S. agency securities                2,995          14            (34)        2,975
      Corporate bonds                       4,691           3            (10)        4,684
      Mortgage-backed securities and
           collateralized mortgage
           obligations                     49,768          19           (547)       49,240
      Trust preferred securities           32,731          74           (530)       32,275
      Marketable equity securities         15,482         170           (453)       15,199
                                         --------     -------      ---------      --------

                                         $124,943     $   302      $  (2,127)     $123,118
                                         ========     =======      =========      ========

December 31, 2000
      Municipal securities               $    370     $     5      $      --      $    375
      U.S. agency securities                5,500          --            (81)        5,419
      Corporate bonds                       1,908          --           (285)        1,623
      Mortgage-backed securities:           1,607          --            (14)        1,593
      Trust preferred securities            3,033           5           (388)        2,650
      Marketable equity securities          3,252          22           (360)        2,914
                                         --------     -------      ---------      --------

                                         $ 15,670     $    32      $  (1,128)     $ 14,574
                                         ========     =======      =========      ========

Securities held-to-maturity are summarized as follows:

                                                       Gross        Gross
                                        Amortized   Unrealized    Unrealized         Fair
                                           Cost        Gains        Losses          Value
                                           ----        -----        ------          -----
December 31, 2001
      U.S. agency securities             $  1,174     $     9      $     (28)     $  1,155
       Corporate bonds                        685          --             (2)          683
                                         --------     -------      ---------      --------

                                         $  1,859     $     9      $     (30)     $  1,838
                                         ========     =======      =========      ========

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             15.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------


NOTE 3 - SECURITIES (Continued)

                                                              Gross         Gross
                                             Amortized     Unrealized     Unrealized      Fair
                                                Cost          Gains         Losses        Value
                                                ----          -----         ------        -----
December 31, 2000
      U.S. agency securities                  $24,451       $       1      $   (272)     $24,180
      Collateralized mortgage obligations       1,294               7            (1)       1,300
      Corporate bonds                             778              --            (5)         773
                                              -------       ---------      --------      -------

                                              $26,523       $       8      $   (278)     $26,253
                                              =======       =========      ========      =======

Included in mortgage-backed securities and collateralized mortgage obligations
(CMOs), are Fannie Mae, Freddie Mac, Government National Mortgage Association ("GNMA") CMOs managed by Annaly Mortgage Management, Inc. with a carrying value of $30.5 million and amortized cost of $30.7 million at December 31, 2001. There were no concentrations by issuer at December 31, 2000.

Trust preferred securities include issues of a diverse group of banks, savings institutions and their related holding companies located throughout the United States. There are no investments with balances greater than $3.3 million by a single issuer at December 31, 2001.

Marketable equity securities include investments in common stocks of various financial institutions and mutual funds.

The amortized cost and fair value of securities, by contractual maturity, at December 31, 2001 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Available-for-Sale          Held-to-Maturity
                                                    Amortized        Fair       Amortized       Fair
                                                      Cost           Value         Cost         Value
                                                      ----           -----         ----         -----
                                                         (In thousands)              (In thousands)
      Less than one year                           $    1,975     $    1,969     $     --     $     --
      Due after five years through ten years              870            877           --           --
      Due after ten years                              56,848         55,833        1,859        1,838
                                                   ----------     ----------     --------     --------
                                                       59,693         58,679        1,859        1,838
      Mortgage-backed securities and
        collateralized mortgage obligations            49,768         49,240           --           --
      Marketable equity securities                     15,482         15,199           --           --
                                                   ----------     ----------     --------     --------

                                                   $  124,943     $  123,118     $  1,859     $  1,838
                                                   ==========     ==========     ========     ========

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             16.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

Proceeds from sales of securities available-for-sale and the realized gross gains and losses are as follows:

                                             Year ended December 31,
                                             -----------------------
                                         2001           2000         1999
                                         ----           ----         ----
                                                    (In thousands)
      Proceeds for sales              $ 126,838       $ 1,144       $ 420
      Gross realized gains                1,728           151          27
      Gross realized losses                (317)         (262)        (29)

At December 31, 2001 and 2000, trading account securities primarily consist of marketable equity securities which are carried at fair value. At December 31, 2001 and 2000, the market value of these securities is approximately equal to cost.

At December 31, 2001 and 2000, securities with carrying values of $3.5 million were pledged to secure short-term borrowings and Federal Home Loan Bank advances.

NOTE 4 - LOANS RECEIVABLE

Loans receivable and loans held for sale, net, are summarized as follows. Other commercial loans includes those secured by non-residential real estate and other assets.

                                                                    December 31,
                                                                    ------------
                                                              2001             2000
                                                              ----             ----
                                                                  (In thousands)
      One-to-four-family mortgage loans                     $ 195,603       $ 217,444
      Commercial multi-family secured real estate loans        38,722          41,872
      Direct financing leases                                   4,368           2,288
      Other commercial loans                                   74,986          22,947
      Home equity loans                                         4,304           4,436
      Other loans                                               1,235             856
                                                            ---------       ---------
           Total gross loans receivable                       319,218         289,843
      Add (deduct)
           Allowance for loan losses                           (2,984)         (2,440)
           Deferred loan costs                                  1,050           1,373
           Unearned discounts, net of premiums                 (1,875)         (2,253)
                                                            ---------       ---------

                                                            $ 315,409       $ 286,523
                                                            =========       =========

      Weighted-average interest rate                             8.39%           9.25%
                                                            =========       =========

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             17.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 4 - LOANS RECEIVABLE (Continued)

Included in first mortgage loans are loans held for sale totaling approximately $65.1 million and $38.9 million at December 31, 2001 and 2000, which represent loans originated by the Savings Bank for unaffiliated entities. The loans are originated with commitments to sell and are usually sold within 30-60 days of funding, with a maximum holding period of 120 days.

Impaired loans totaled $529,000 at December 31, 2001, which were fully allocated in the allowance for loan losses. Average impaired loans were $1,427,000 in 2001. There were no impaired loans at or for the years ended December 31, 2000 or 1999.

The following is a summary of the changes in the allowance for loan losses:

                                                    Year ended December 31,
                                                    -----------------------
                                                2001        2000          1999
                                                ----        ----          ----
                                                       (In thousands)
      Balance at beginning of year            $ 2,440      $ 1,551      $   940
      Provision for loan losses                 1,710        1,218          965
      Charge-offs                              (1,166)        (329)        (354)
                                              -------      -------      -------

           Balance at end of year             $ 2,984      $ 2,440      $ 1,551
                                              =======      =======      =======

At December 31, 2001, the Savings Bank experienced an increase in the percentage of net loans 90 days or more delinquent. The increase was primarily due to classification activities relating to certain single-family residential mortgage loans underlying purchase/repurchase lines of credit facilities, which were discovered to involve various irregularities including broker and originator fraud issues, as well as payment and loan servicing defaults. The commercial real estate and commercial loan balances totaled $113.7 million at December 31, 2001 compared to $65.2 million at December 31, 2000. Based upon these factors, management increased the allowance for loan losses during the fourth quarter of 2001.

Loans receivable on nonaccrual are as follows:

                                                                     Percentage
                                                                      of Loans
                                         Number                      Receivable,
                                           of                          Net of
                                         Loans         Amount         Discount
                                         -----         ------         --------
                                                (Dollars in Thousands)
      December 31, 2001                     133        $9,000           2.82%
      December 31, 2000                      71         4,438           1.56

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             18.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 4 - LOANS RECEIVABLE (Continued)

First mortgage loans at December 31, 2001 and 2000 include $130.1 million and $138.6 million in out-of-area purchased participation and whole loans, which are secured by single-family homes, with approximately 11.15% in Texas, 7.75% in Arizona, 6.36% in Florida, 6.01% in California, 5.77% in Georgia, and 62.96% spread throughout the remainder of the country at December 31, 2001. There is no geographic concentration of nonperforming loans.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment, net, are summarized as follows:

                                                             December 31,
                                                             ------------
                                                           2001          2000
                                                           ----          ----
                                                              (In thousands)
      Land                                               $  1,668      $     75
      Office buildings and improvements                     3,288           412
      Leasehold improvements                                  768           785
      Automated teller machines                            13,714         5,646
      Furniture, fixtures, and equipment                    1,417         6,944
      Software and capitalized conversion costs             2,436         1,326
                                                         --------      --------
                                                           23,291        15,188
      Less accumulated depreciation and amortization       (2,682)       (5,365)
                                                         --------      --------

                                                         $ 20,609      $  9,823
                                                         ========      ========

Included in occupancy and equipment expense is depreciation expense of office properties and equipment of approximately $1,301,000, $1,796,000, and $1,100,000 for the years ended December 31, 2001, 2000, and 1999. Depreciation expense for ATMs is net of leasing reimbursements totaling $1.1 million, $592,000 and 387,000 for 2001, 2000, and 1999.

Included in software is approximately $1,002,000 of costs for software licensing rights acquired and other system related conversion costs amortized to expense on a straight-line basis over periods of 5 to 7 years. Also included is approximately $858,000 of capitalized internal software development costs primarily related to the Savings Bank's Internet platform, amortized over periods of 1 to 3 years.

During April 2001, the Savings Bank purchased an office building in downtown Chicago for $4.5 million, $1.5 million, and $3 million allocated to land and office buildings, respectively, for which it receives rental income and is considering opening a branch office location. Occupancy and equipment expense was reduced by approximately $420,000 of related rental income from this building.

During August 2001, the Savings Bank purchased approximately 850 ATMs for $7.75 million and another 12 ATMs during December 2001 for $114,000; such ATMs were deployed in gas station/convenience stores throughout the Midwest.

During 1999, the Company sold five banking facilities to an unrelated third party for $5,850,000. The gain of $2,400,000 was deferred as the Company leased these facilities from the purchaser.


--------------------------------------------------------------------------------
                                   (Continued)
                                                                             19.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

During 2000, deposits totaling $113,585,000 for two of these locations and a third location which was leased by the Company were sold to a party unrelated to the 1999 transaction, and all three



--------------------------------------------------------------------------------
                                   (Continued)


                                                                             20.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT (Continued)

leases were assumed by that entity. The Company recognized a gain of $7,974,000 on the deposit sale, net of expenses of $1,216,000. In addition, during 2000, the Company recognized a portion of the deferred gain for the two branch facilities sold. Activity in the deferred gain account was as follows for the years ended December 31, 2001, 2000 and 1999 (in thousands):

                                             2001        2000         1999
                                             ----        ----         ----
                                                     (In thousands)
      Balance at beginning of year         $ 1,595      $ 2,314      $    --
      Deferred gain                             --           --        2,400
      Amortization of deferred gain           (116)        (128)         (86)
      Recognized upon lease assumption          --         (591)          --
                                           -------      -------      -------

           Balance at end of year          $ 1,479      $ 1,595      $ 2,314
                                           =======      =======      =======

The three remaining facilities at December 31, 2001 are being leased back over a period of 170 months. The leases contain renewal options for three additional periods, the first for ten years and the final two for five years each.

The Company leases office space under its noncancelable operating leases. The Company also leases space for a data processing center and to manage its Internet operations. These leases renew on an annual basis. Rent expense for the years ended December 31, 2001, 2000, and 1999 totaled $679,000, $668,000, and
$457,000. The lease expense for 2000 included $304,000 related to the three branch facilities that were sold.

The estimated minimum rental payments under the terms of the leases at December 31, 2001 are as follows:

            Year ended December 31                             Amount
            ----------------------                             ------
                                                           (In thousands)
                  2002                                      $        387
                  2003                                               391
                  2004                                               395
                  2005                                               399
                  2006                                               403
                  Thereafter                                       2,754
                                                            ------------

                  Total minimum lease payments              $      4,729
                                                            ============

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             21.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 6 - LOAN SERVICING, PURCHASED MORTGAGE SERVICING RIGHTS, AND INVESTMENT IN LIMITED PARTNERSHIP

The cost of acquiring servicing rights from third parties to service mortgage loans is capitalized and amortized in proportion to and over the period of the estimated net servicing income. On December 31, 2001 and 2000, the Savings Bank held $337,000 and $397,000 in purchased mortgage servicing rights (PMSRs) with underlying principal balances of approximately $21.1 million and $29.3 million. During 1999, the Company bought $11.1 million of servicing rights with underlying principal balances of approximately $823 million. At June 30, 1999, these servicing rights were called at the Company's original purchase price. There was no gain or loss recorded. Servicing income related to these loans approximated $619,000.

The balance of investment in limited partnership of $3.7 million and $4.4 million at December 31, 2001 and 2000 represents the Savings Bank's investment in various divisions of a single limited partnership. The investment at December 31, 2001 and 2000 includes a $3.0 million and a $3.1 million equity interest in a limited partnership whose business activities are to purchase mortgage servicing rights, and a $751,000 and a $1.3 million investment in subordinated debentures of the partnership. The debentures have an interest rate of 30%. During 2001 and 2000, the Company recorded $1.1 million and $300,000 as a reserve against its interest in the limited partnership due to the impact of the loan prepayment speeds on the value of PMSRs. In 1999, the Company reinvested the equity in one division into another previously owned division. The single business activity of this limited partnership is the purchase of current mortgage servicing rights. There are several equity investors in each division of the partnership. The purchase of the servicing rights is leveraged, allowing the partnership to purchase additional servicing rights. At the end of five years, or at such time as the investors agree, the servicing rights will be sold and the proceeds divided pro rata among the investors. As with typical investments in PMSRs, the collateral underlying the equity investment is the servicing rights. All purchases of servicing rights must be approved by all equity investors. The administration and servicing of the purchased portfolios in each division is performed by the general partner.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             22.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS

Deposits at December 31 are summarized as follows (dollars in thousands):

                                                   2001            2000
                                                   ----            ----
      Non-interest-bearing                       $  3,879         $  9,744
      Savings accounts                              7,352            5,291
      NOW accounts                                 42,061            4,918
      Money market accounts                       143,918           69,035
      Certificate accounts                        260,937          299,549
                                                 --------         --------

                                                 $458,147         $388,537
                                                 ========         ========

Contractual maturities of certificate accounts at December 31, 2001 are as follows (in thousands):

      Under 12 months                                             $176,591
      12 months to 36 months                                        56,223
      Over 36 months                                                28,123
                                                                  --------

                                                                  $260,937
                                                                  ========

At December 31, 2001 and 2000, the Company had $104.6 million and $151.8 million of brokered deposits. The Savings Bank has pledged investment securities of approximately $2.4 million and $345,000 at December 31, 2001 and 2000 as collateral to secure certain public deposits. In addition to securities at December 31, 2001 and 2000, the Savings Bank also had letters of credit totaling $14.2 million and $14.3 million as collateral to secure several State of Illinois certificates. The total State of Illinois certificates secured by letters of credit totaled approximately $14.0 and $13.1 million at December 31, 2001 and 2000. The aggregate amount of certificate of deposit accounts with a balance greater than $100,000 was $80.8 million and $81.9 million at December 31, 2001 and 2000.

Interest expense on deposit accounts is summarized as follows:

                                               Year ended December 31,
                                               -----------------------
                                           2001        2000         1999
                                           ----        ----         ----
      Savings                            $   117      $   490      $   502
      NOW accounts                         1,111          149          143
      Money market accounts                5,487          925          152
      Certificate accounts                18,946       17,525       11,745
                                         -------      -------      -------

                                         $25,661      $19,089      $12,542
                                         =======      =======      =======

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             23.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 8 - BORROWINGS

Borrowed money at December 31 is summarized as follows:

                                                               Weighted Interest Rate             Balance
                                                                   December 31,                 December 31,
                                                                   ------------                 ------------
                                                 Maturity       2001          2000           2001           2000
                                                 --------       ----          ----           ----           ----
                                                                                               (In thousands)
    Advances from the Federal
      Home Loan Bank of Chicago
                Fixed rate                        06/03/01         --%         8.43%     $         --    $        72
                Fixed rate                        04/20/03       6.13          6.13             2,760          2,760
                Fixed rate                        11/25/06       6.58          6.58            10,000         10,000
                                                                                         ------------    -----------
                                                                 6.48          6.49            12,760         12,832
    Notes payable
                Variable rate                     03/30/02       5.75            --             5,000             --
                Fixed rate                        03/31/02      10.00            --             3,500             --
    Subordinated debentures                        12/8/11       6.01            --             3,000             --
    Federal funds purchased                       01/02/02       2.00            --             2,400             --
    Margin accounts                               Open line      3.92          8.92             1,683          5,876
                                                                                         ------------    -----------

                                                                 6.21          7.26      $     28,343    $    18,708
                                                                                         ============    ===========

The Company has issued 11% junior subordinated debentures aggregating $17,784,000 to Argo Capital Trust Company (Trust). The Trust issued 11% capital securities with an aggregate liquidation amount of $17,250,000 ($10 per capital security) to third-party investors. The capital securities and cash are the sole assets of the Trust. The junior subordinated debentures are includable as Tier I capital for regulatory capital purposes. The junior subordinated debentures and the capital securities pay dividends and distributions, respectively, on a quarterly basis, which are included in interest expense.

The Trust is a statutory business trust formed under the laws of the State of Delaware and its common stock is wholly owned by the Company. The junior subordinated debentures will mature on November 6, 2028, at which time the capital securities must be redeemed. The junior subordinated debentures and capital securities can be redeemed contemporaneously, in whole or in part, beginning November 6, 2003 at a redemption price of $10 per capital security. The Company has provided a full and unconditional guarantee of the obligations of the Trust under the capital securities in the event of the occurrence of an Event of Default, as defined. Debt issuance costs totaling $1,913,000 were capitalized related to the debenture offering and are being amortized over the 30-year life of the junior subordinated debentures.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             24.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 8 BORROWINGS (Continued)

In 2000, Argo Redemption was formed for the purpose of repurchasing a portion of the 11% capital securities. Argo Redemption held 64,717 and 66,293 shares of the 11% capital securities at cost basis of $637,607 and $570,557 at December 31, 2001 and 2000. During 2001, Argo Redemption reissued 65,400 shares for $655,000 and repurchased an additional 63,824 at a cost basis of $639,000. Gains of $103,000 and $92,000, are included with other income in the consolidated statement of operations for the years ended December 31, 2001 and 2000. The 11% capital securities can be resold.

The required aggregate principal balance of first mortgage loans securing advances is determined by the Federal Home Loan Bank (FHLB). At December 31, 2001 and 2000, approximately $40 million and $65 million of specifically identified loans were pledged and delivered to the FHLB. All stock in the Federal Home Loan Bank of Chicago is also pledged as collateral for these advances. Additionally, at December 31, 2000, there were also four securities having a carrying value of $1,500,000 pledged to secure the advances. There were no securities pledged against advances at December 31, 2001. The Savings Bank has an open line of credit with the FHLB for up to $50 million that bears interest at a rate that adjusts daily.

The margin account loans are from third-party securities brokers and were secured at December 31, 2001 by securities which are held by the broker and have a market value of $3.3 million.

In March of 2001, the Company borrowed $5.0 million to fund the repurchase of shares of common stock. The note is secured by all common stock of the Savings Bank. Interest on the note is payable quarterly.

In December of 2001, the Company borrowed an additional $3.5 million. The note is secured by certain securities with carrying values of $3.5 million at December 31, 2001. Interest on the note is payable monthly.

In November of 2001, the Savings Bank issued $3.0 million of subordinated debt in a private placement transaction to increase working capital. As of December 31, 2001, the Savings Bank's application to classify the issuance in Tier II capital was still pending. Debt issuance costs totaling $120,000 were capitalized related to the debenture offering and are being amortized over the 10 year life of the issuance.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             25.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES - CONTINUING OPERATIONS

Income tax expense (benefit) from continuing operations consists of the following:

                                                            Year ended December 31,
                                                            -----------------------
                                                         2001        2000         1999
                                                         ----        ----         ----
                                                               (In thousands)
      Federal
           Current                                     $(1,495)     $    75      $ 572
           Deferred                                       (587)       1,054       (908)
                                                       -------      -------      -----
                                                        (2,082)       1,129       (336)
      State
           Current                                        (291)         120        318
           Deferred                                        (68)         (22)      (318)
                                                       -------      -------      -----

      Total income tax expense (benefit)               $(2,441)     $ 1,227      $(336)
                                                       =======      =======      =====

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2001 and 2000 are summarized as follows:

                                                                     December 31,
                                                                     ------------
                                                                   2001         2000
                                                                   ----         ----
                                                                      (In thousands)
      Deferred tax assets
           Unused tax credits                                     $   465      $   168
           Allowance for loan losses                                1,156        1,005
           Deferred gain on sale of fixed assets                      572          622
           Unrealized losses on securities available-for-sale         693          418
                                                                  -------      -------
           Gross deferred tax assets                                2,886        2,213
                                                                  -------      -------

      Deferred tax liabilities
           Excess tax bad debt deduction                              (10)         (15)
           Limited partnership interest                              (581)        (814)
           Other                                                      (81)        (100)
                                                                  -------      -------
           Gross deferred tax liabilities                            (672)        (929)
                                                                  -------      -------

                Net deferred tax asset                            $ 2,214      $ 1,284
                                                                  =======      =======

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             26.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES - CONTINUING OPERATIONS (Continued)

The effective income tax rate differs from the statutory federal tax rate of 34%. The major reasons for this difference related to income (loss) from continuing operations for the years ended December 31 follow:

                                                                 Year ended December 31,
                                                                 -----------------------
                                                             2001        2000        1999
                                                             ----        ----        ----
                                                                    (In thousands)
      Federal income tax at statutory rate                 $(1,046)     $ 1,890      $  61
      Increase (decrease) in tax resulting from:
           Amortization of discounts and goodwill, net          --           --         16
           Municipal interest, net                            (905)         (11)       (11)
           Tax credits                                        (300)        (300)      (300)
           Benefit of prior year net operating losses           --         (258)        --
           Other                                              (190)         (94)      (102)
                                                           -------      -------      -----

                Income tax expense (benefit)               $(2,441)     $ 1,227      $(336)
                                                           =======      =======      =====

At December 31, 2001, Umbrella Bancorp has low income housing and alternative minimum tax credit carryforwards in the amount of $465,000 expiring through 2020.

NOTE 10 - EMPLOYEE BENEFIT PLANS

401(k) PLAN AND TRUST

The Argo Federal Savings 401(k) plan is an ERISA-qualified plan covering all employees of the Savings Bank who have completed at least 1,000 hours of service within a 12 consecutive month period and are age 21 or older. Participants may make contributions to the plan from 1% to 12% of their earnings, subject to Internal Revenue Service (IRS) limitations. Discretionary matching contributions of 50% of each participant's contribution up to 12% may be made by the Savings Bank each plan year. The Savings Bank made contributions of $65,000, $60,000, and $76,000 to the plan for the years ended December 31, 2001, 2000, and 1999. The plan also provides benefits in the event of death, disability, or other termination of employment.

EMPLOYEE STOCK OWNERSHIP PLAN

The Savings Bank maintains an ERISA qualified employee stock ownership plan
(ESOP) for eligible employees. During 1999, the ESOP borrowed funds from the Company in the amount of $498,000 in order to purchase 49,136 shares at an average price of $10.13 per share. In addition, during 2000 and 1999, the ESOP used available cash in the plan to purchase an

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             27.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE BENEFIT PLANS (Continued)

additional 1,880 and 2,500 shares respectively. Consolidated stockholders' equity was reduced by the unpaid balance of the ESOP loan at December 31, 2001 and 2000. Contributions of $81,000, $95,000, and $72,000 were accrued or made to the ESOP to fund principal and interest payments for the years ended December 31, 2001, 2000, and 1999. Selected ESOP information at December 31, 2001, 2000, and 1999 follows:

                                                     2001         2000         1999
                                                     ----         ----         ----
      Shares allocated                              100,816       94,362       82,503
      Unearned shares                                28,052       34,506       44,485
                                                   --------     --------     --------

           Total ESOP shares                        128,868      128,868      126,988
                                                   ========     ========     ========

                Total value of unearned shares     $283,325     $362,313     $511,578
                                                   ========     ========     ========

Umbrella Bancorp considers outstanding only those shares of the ESOP that are allocated and committed to be released when calculating both basic and diluted earnings per share. The Savings Bank records the difference between the fair value of the shares committed to be released and the cost of those shares to the ESOP as a charge to additional paid-in capital with the corresponding increase or decrease to compensation expense.

MANAGEMENT RECOGNITION PLAN

The Company's Management Recognition Plan ("MRP") provides for issue of shares to officers and employees of the Company. Compensation expense is recognized over the vesting period of the shares for the difference between exercise price and the market value at issue date. Total shares issuable under the plan are 25,492 at December 31, 2001 and 2000. Unearned compensation is reported as a reduction of stockholder's equity until earned.

STOCK OPTION PLANS

Umbrella Bancorp's Board of Directors adopted the 1991 Stock Option and Incentive Plan (the 1991 Stock Option Plan), under which up to 429,800 shares of Umbrella Bancorp's common stock were reserved for issuance by Umbrella Bancorp upon exercise of incentive stock options to be granted to full-time employees of Umbrella Bancorp and its subsidiaries from time to time. All 429,800 options were awarded during 1993.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             28.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE BENEFIT PLANS (Continued)

Umbrella Bancorp's Board of Directors adopted the Non-Qualified Stock Option Plan for Non-Employee Directors (Non-Qualified Stock Option Plan) in 1991, under which up to 429,800 shares of Umbrella Bancorp's common stock were reserved for issuance by Umbrella Bancorp upon exercise of nonincentive stock options to be granted to nonemployee directors of the Savings Bank from time to time. At December 31, 1997, the Board of Directors approved a resolution to discontinue any further grants under this plan.

Umbrella Bancorp's Board of Directors adopted the 1998 Incentive Stock Option Plan for Employees, under which up to 400,000 shares of Umbrella Bancorp's common stock were reserved for issuance by Umbrella Bancorp upon exercise of stock options to be granted to employees from time to time.

The Company applies ABP Opinion No. 25 in accounting for the stock option plans and, accordingly, compensation cost based on the fair value at grant date has not been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income (loss) from continuing operations would have been reduced to the pro forma amounts indicated below:

                                                           2001        2000         1999
                                                           ----        ----         ----
Income (loss) from continuing operations
      As reported                                       $    (637)   $   4,331     $     514
      Pro forma                                              (696)       4,251           490

Earnings (loss) per share
      Basic earnings (loss) per share as reported       $    (.37)   $    2.16     $     .26
      Pro forma basic earnings (loss) per share              (.40)        2.12           .25

      Diluted earnings (loss) per share as reported     $    (.37)   $    2.00     $     .25
      Pro forma diluted earnings (loss) per share            (.40)        1.96           .23

There were no options granted in 2001. For options granted during 2000 and 1999, the weighted average fair values at grant date are as follows:

                                                                     Weighted
                                                                     Average
                                                         Number of   Exercise       Fair
                                                          Options      Price        Value
                                                          -------      -----        -----
      1999                                                 23,000    $   10.58     $    2.70
      2000                                                 99,000         9.00          3.19

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             29.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE BENEFIT PLANS (Continued)

The fair value of options granted during 2000 and 1999 is estimated using the following weighted average information:

                                                          2000         1999
                                                          ----         ----
Risk-free interest rate                                     5.75%        5.50%
Expected life                                           8.6 years     10 years
Expected volatility of stock price                         20.60%       18.06%
Expected dividend                                           1.79%        2.08%

The activity in the stock option plans for 2001, 2000, and 1999 is summarized as follows:

                                                                        Weighted
                                                            Number       Average
                                                              of        Exercise
                                                            Options       Price
                                                            -------       -----
      Outstanding at January 1, 1999                        383,068      $ 6.05

      Granted                                                23,000       10.58
      Exercised                                                  --          --
      Forfeited                                             (12,000)     (11.78)
                                                            -------

      Outstanding at December 31, 1999                      394,068      $ 6.14

      Granted                                                99,000        9.00
      Exercised                                             (18,213)      (3.52)
      Forfeited                                             (31,196)      (5.98)
                                                            -------

      Outstanding at December 31, 2000                      443,659      $ 7.11

      Granted                                                    --          --
      Exercised                                             (48,125)      (5.01)
      Forfeited                                                  --          --
                                                            -------

      Outstanding at December 31, 2001                      395,534      $ 7.37
                                                            =======

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             30.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE BENEFIT PLANS (Continued)

Options exercisable at year end are as follows:

                                                                    Weighted
                                                     Number          Average
                                                      of            Exercise
                                                    Options           Price
                                                    -------           -----
      December 31, 2001                             321,334         $   5.46
      December 31, 2000                             307,344             5.33
      December 31, 1999                             375,668             6.00

At year-end 2001, options outstanding were as follows:

                                                        Outstanding                         Exercisable
                                                        -----------                         -----------
                                                                   Weighted Average                  Weighted
                  Range of                                             Remaining                     Average
                  Exercise                                            Contractual                    Exercise
                   Prices                         Number                 Life             Number       Price
                   ------                         ------                 ----             ------       -----
           $   2.88     -  3.85                    167,734             1.3 years          167,734     $   3.58
               5.00     -  6.88                     67,800             2.4 years           67,800         5.89
               7.22     -  8.66                     48,000             3.6 years           48,000         8.05
               9.00     - 11.00                    107,000             7.1 years           37,800         9.81
              16.00                                  5,000             3.5 years               --           --
                                                   -------             ---------          -------     --------

           Outstanding at year end                 395,534             3.5 years          321,334     $   5.46
                                                   =======             =========          =======     ========

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

There were no commitments to originate mortgage loans at December 31, 2001 and such commitments were $1.0 million at December 31, 2000. These commitments represent amounts which the Savings Bank plans to fund in its normal commitment period. the Company evaluates each customer's creditworthiness on a case-by-case basis.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             31.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

Unused lines and letters of credit amounted to approximately $36 million and $7.5 million as of December 31, 2001 and 2000.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             32.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

The Savings Bank has Community Reinvestment Act (CRA) investment commitments outstanding of $2.4 million. These commitments include $1.0 million to be funded for investment in the Greater West Side Loan Fund, $856,000 to be funded over eight years for investment in the Chicago Equity Fund, $289,000 to be funded over six years for investment in the Community Investment Corporation, and $305,000 to be funded over fourteen years for investment in the Kedzie Limited Partnership.

NOTE 12 - CAPITAL MATTERS

The Company has issued 592,681 shares of goodwill preferred stock. The goodwill preferred stock entitles the holders thereof to 75% of any settlement damages awarded upon a final judgment to the Savings Bank, net of expenses and certain other items, as a result of the Savings Bank's lawsuit against the United States seeking damages for breach of contract related to the elimination and exclusion of supervisory goodwill in the computation of the Savings Bank's regulatory capital in connection with the Company's acquisition of the Savings Bank ("Goodwill Litigation"). At the time of the final judgment and award of damages, if any, the goodwill preferred stock will either be (1) redeemed by the Company for cash or (2) become convertible into common stock. The Company will be entitled to retain the remaining 25% of any damages awarded to the Savings Bank, net of expenses and certain other items, in the Goodwill Litigation.

Information regarding Class A common stock at December 31, 2001 and 2000 follows:

                                                           2001          2000
                                                           ----          ----
      Par value per share                               $      .01    $      .01
      Authorized shares                                  9,000,000     9,000,000
      Shares issued                                      1,705,438     2,023,109

Information regarding preferred stock at December 31, 2001 and 2000 follows:

      Par value per share                               $      .01
      Authorized shares                                  1,000,000
      Shares issued                                        592,681

The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             33.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 12 - CAPITAL MATTERS (Continued)

Bank must meet specific capital guidelines that involve quantitative measures of Savings Bank assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined) and Tier I capital (as defined) to assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Office of the Thrift Supervision ("OTS") categorized the Savings Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category. However, UmbrellaBank is restricted from increasing assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter without prior written approval of the OTS and is required to divest of $27 million of trust preferred securities, which was accomplished by March 21, 2002. The sale of these securities did not result in significant gain or loss.

The Company's and Savings Bank's actual capital amounts (in thousands) and ratios are as follows as of December 31, 2001 and 2000:

                                                                                              To Be Well-
                                                                      For Capital          Capitalized Under
                                                                        Adequacy           Prompt Corrective
                                                Actual                  Purposes                Action
                                                ------                  --------                ------
                                        Amount          Ratio      Amount      Ratio      Amount      Ratio
                                        ------          -----      ------      -----      ------      -----
December 31, 2001
    Total capital
      (to risk-weighted assets)
        Company                         $38,296         11.94%
        Bank                             32,745         10.77      $24,329      8.00      $30,411     10.00%
    Tier I capital
      (to risk-weighted assets)
        Company                          35,312         11.01
        Bank                             30,261          9.95       12,164      4.00       18,247      6.00
    Tier I capital
      (to adjusted assets)
        Company                          35,312          6.58
        Bank                             30,261          5.82       20,785      4.00       25,981      5.00

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             34.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 12 - CAPITAL MATTERS (Continued)

                                                                                              To Be Well-
                                                                     For Capital          Capitalized Under
                                                                      Adequacy            Prompt Corrective
                                                Actual                Purposes                  Action
                                                ------                --------                  ------
                                       Amount          Ratio     Amount       Ratio        Amount     Ratio
                                       ------          -----     ------       -----        ------     -----
December 31, 2000
    Total capital
      (to risk-weighted assets)
        Company                        $43,503        17.35%
        Bank                            28,912        12.29      $18,617      8.00%       $23,522     10.00%
    Tier I capital
      (to risk-weighted assets)
        Company                         41,039        16.37
        Bank                            26,448        11.24        9,409      4.00         14,113      6.00
    Tier I capital
      (to adjusted assets)
        Company                         41,039         8.85
        Bank                            26,448         5.95       17,783      4.00         22,229      5.00

NOTE 13 - SEGMENT FINANCIAL INFORMATION

During 2001, the Company discontinued monitoring discounted loans as a reporting segment as no discounted loans have been acquired since 1998. Prior to 2001, the operating segments were determined by the products and services offered, primarily distinguished between banking and discount loan operations. As discussed in Note 1, the Company simplified its organizational structure in 1999. As a result, mortgage banking operations were discontinued and therefore are not disclosed as a separate operating segment in 2001 and 2000. Loans, investments, and deposits provide the revenues in the banking operation; fee income provided the primary revenue for mortgage banking interest income; and discount accretion provides the primary revenue for discount loan workout. All operations are domestic.

The accounting policies used for the operating segments are the same as those described in the summary of significant accounting policies. Income taxes are allocated to the banking segment. No indirect expenses are allocated.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             35.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 13 - SEGMENT FINANCIAL INFORMATION (Continued)

Information reported internally for performance assessment follows. The column for other information primarily includes activity between segments which is being eliminated.

                                                            Discount                    Total
(In thousands)                                 Banking       Loans        Other        Segments
                                               -------       -----        -----        --------
2000
  Net interest income                         $  6,435     $    886      $     --      $  7,321
  Provision for loan losses                      1,178           40            --         1,218
  Other revenue                                 10,593         (129)         (373)       10,091
  Other expenses                                10,292          344            --        10,636
  Income tax expense (benefit)                   1,227           --            --         1,227
  Segment profit (loss)                          4,331          373          (373)        4,331
    Segment assets                             462,896       12,285       (12,088)      463,093

                                              Discount    Mortgage                      Total
(In thousands)                   Banking       Loans      Banking        Other        Segments
                                 -------       -----      -------        -----        --------
1999
  Net interest income            $  7,346     $    536      $  --      $     --      $   7,882
  Provision for loan losses           695          270         --            --            965
  Other revenue                     3,095         (313)       754        (1,196)         2,340
  Other expenses                    7,848          352        879            --          9,079
  Income tax expense (benefit)        433           --         --          (769)          (336)
  Segment profit (loss)             1,465         (399)      (125)         (427)           514
    Segment assets                419,763       11,879         34       (38,912)       392,764

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             36.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 14 - PARENT COMPANY FINANCIAL INFORMATION

Condensed statements of financial condition, operations, and cash flows of Umbrella Bancorp, Inc. follow:

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                 December 31,
                                                                 ------------
                                                               2001        2000
                                                               ----        ----
                                                               (In thousands)
Assets
      Cash                                                   $   558     $ 2,875
      Interest-bearing deposits                                   89         125
                                                             -------     -------
           Total cash and cash equivalents                       647       3,000
      Trading securities                                          --         162
      Securities available-for-sale                            7,884      10,276
      Investment in GFS preferred stock                           --       4,000
      Loans receivable, net                                    2,678       2,085
      Investment in limited partnership                          751          --
      Due from subsidiary                                        144          --
      Investment in banking subsidiary                        29,163      26,431
      Investment in nonbank subsidiary                           639         663
                                                             -------     -------
           Total investments in subsidiaries                  29,802      27,094

      Other assets                                             3,638       4,637
                                                             -------     -------

           Total assets                                      $45,544     $51,254
                                                             =======     =======

Liabilities and stockholders' equity
      Borrowed money                                         $10,160     $ 5,876
      Due to subsidiary                                           --       2,998
      Other liabilities                                          557       1,356
      Junior subordinated debt                                17,250      17,250
      Stockholders' equity                                    17,577      23,774
                                                             -------     -------

           Total liabilities and stockholders' equity        $45,544     $51,254
                                                             =======     =======

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             37.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 14 - PARENT COMPANY FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                Year ended December 31,
                                                                -----------------------
                                                            2001         2000         1999
                                                            ----         ----         ----
                                                                    (In thousands)
Interest income                                           $ 1,439      $ 1,236      $   971
Interest expense                                            3,213       (2,375)      (2,093)
                                                          -------      -------      -------
Net interest expense                                       (1,774)      (1,139)      (1,122)
Provision for loan losses                                    (527)          --           --
Dividends from bank subsidiary                                 --        2,200           --
Equity in undistributed earnings of subsidiaries              999        3,402        1,721
Gain (loss) on sales of securities available-for-sale         163          139           (2)
Profits (losses) on trading account activity                  608          (35)          29
Other noninterest income                                      167           --           --
Noninterest expense                                        (1,105)        (948)        (881)
                                                          -------      -------      -------
Income (loss) from continuing operations
  before income taxes                                      (1,469)       3,619         (255)
Income tax benefit                                           (832)        (712)        (769)
                                                          -------      -------      -------
Income (loss) from continuing operations                     (637)       4,331          514
Income from discontinued operation (net of tax)                --           --          135
Gain on sale of discontinued operation (net of tax)            --           --        1,928
                                                          -------      -------      -------

      Net income                                          $  (637)     $ 4,331      $ 2,577
                                                          =======      =======      =======

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             38.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 14 - PARENT COMPANY FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                     Year ended December 31,
                                                                     -----------------------
                                                                2001          2000         1999
                                                                ----          ----         ----
                                                                         (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
      Income (loss) from continuing operations                $   (637)     $ 4,331      $    514
      Adjustments to reconcile income (loss) from
        continuing operations to net cash provided by
        operating activities
                Net change in trading account activity             770           --           (33)
                Provision for loan losses                          527           --            --
                Loss (gain) on the sales of securities
                  available-for-sale                              (163)        (139)            2
                (Gain) loss on trading account securities         (608)          35           (29)
                Equity in undistributed earnings of
                  subsidiaries                                    (872)      (3,402)       (1,721)
                Amortization of purchase price of
                  ESOP and MRP                                      64           21           108
                Change in other assets                           1,007         (463)          655
                Change in inter-company balance                 (3,142)       2,998            --
                Change in other liabilities                       (728)        (561)         (206)
                                                              --------      -------      --------
                     Net cash from operating activities         (3,782)       2,820          (710)

CASH FLOWS FROM INVESTING ACTIVITIES
      Loans purchased, net                                      (4,799)      (1,006)         (692)
      Proceeds from the sales of securities                     20,947        1,144           420
      Purchases of securities                                  (17,362)        (876)      (13,361)
      Redemption of GFS preferred stock investment               3,600          600            --
      Proceeds from sale of On-Line Financial
        Services, Inc., net                                         --           --         4,583
      Net cash (paid) received in purchase of subsidiary            --           --          (575)
      Contribution to MRP and ESOP                                  --           --            73
                                                              --------      -------      --------
           Net cash from investing activities                    2,386         (138)       (9,552)

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             39.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 14 - PARENT COMPANY FINANCIAL INFORMATION (Continued)

                            STATEMENTS OF CASH FLOWS

                                                               Year ended December 31,
                                                               -----------------------
                                                          2001          2000         1999
                                                          ----          ----         ----
                                                                  (In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from issuance of subordinated
        debentures, net of debt issuance expenses        $    --      $    --      $  (181)
      Increase in borrowed money, net                      4,284          472        5,085
      Proceeds from exercise of stock options                251           64           --
      Purchase of treasury shares                         (5,121)          --           --
      Dividends paid                                        (371)        (402)        (401)
                                                         -------      -------      -------
           Net cash from financing activities               (957)         134        4,503

Net cash provided by discontinued operations                  --           --           20
                                                         -------      -------      -------

Change in cash and cash equivalents                       (2,353)       2,816       (5,739)

Cash and cash equivalents at beginning of year             3,000          184        5,923
                                                         -------      -------      -------

CASH AND CASH EQUIVALENTS AT END OF YEAR                 $   647      $ 3,000      $   184
                                                         =======      =======      =======

Supplemental disclosure of noncash
  investing activities
      Investment in non-banking subsidiary               $    --      $   570      $    --
      Preferred stock received related to sale
        of On-Line Financial Services, Inc.                   --           --        4,600
      Transfer of securities available-for-sale
        to trading account                                    --           --          135
      Capital contribution to banking subsidiary
        in the form of securities available-for-sale
        and loans                                          2,928        1,250        3,000
      Data processing credit received in lieu of
        Cash on sale of GFS preferred stock                  400           --           --

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             40.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Umbrella Bancorp's financial instruments as of December 31, 2001 and 2000 are set forth in the following table, followed by the methods and assumptions used.

                                                                     2001                              2000
                                                                     ----                              ----
                                                                           Estimated                          Estimated
                                                            Carrying          Fair             Carrying          Fair
                                                              Amount         Value              Amount          Value
                                                              ------         -----              ------          -----
                                                                                  (In thousands)
Financial assets
      Cash                                                  $    647        $    647           $ 19,885        $ 19,885
      Interest-earning deposits                               37,002          37,002             74,132          74,132
      Trading account securities                               6,053           6,053              1,099           1,099
      Securities available-for-sale                          123,118         123,118             14,574          14,574
      Securities held-to-maturity                              1,859           1,838             26,523          26,253
      Loans, including loans held-for-
        sale                                                 315,409         317,209            286,523         287,623
      Investment in GFS preferred stock                           --              --              4,000           4,000
      FHLB of Chicago stock                                    2,800           2,800              2,615           2,615
      Accrued interest receivable                              5,272           5,272              3,988           3,988

Financial liabilities
      Deposits without stated maturities                     197,210         197,210             88,988          88,988
      Deposits with stated maturities                        260,937         270,152            299,549         304,004
      Borrowed money                                          28,343          29,113             18,708          18,953
      Junior subordinated debt                                16,603          16,630             16,587          14,618
      Custodial escrow balances                                9,499           9,499              8,365           8,365
      Accrued interest payable                                 1,707           1,707              2,156           2,156

The following methods and assumptions are used by Umbrella Bancorp in estimating the fair value amounts for its financial instruments.

(a) CASH AND INTEREST-BEARING DEPOSITS

The carrying value of cash and interest-bearing deposits approximates fair value due to the short period of time between origination of the instruments and their expected realization.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             41.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

(d)   DEPOSITS, ESCROWS, AND INTEREST PAYABLE

The fair value of deposits with no stated maturity, such as statement savings, NOW, and money market accounts, and escrows is disclosed as the amount payable on demand.

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

(e)   BORROWED FUNDS AND JUNIOR SUBORDINATED DEBT

The fair value of junior subordinated debt was estimated using quoted market prices. The fair value of borrowed funds is the present value of the contractual cash flows, discounted by the current rate offered for similar remaining maturities.


--------------------------------------------------------------------------------
                                   (Continued)


                                                                             42.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 16 - EARNINGS PER SHARE

The following table sets forth the components of basic and diluted earnings
(loss) per share from continuing operations. Basic and dilutive loss per share are the same for 2001 as diluted loss per share would be anti-dilutive.

                                                                          Year ended December 31,
                                                                          -----------------------
                                                              2001                  2000                1999
                                                              ----                  ----                ----
                                                                (Dollars in thousands, except per share data)
      Numerator                                            $      (637)          $    4,331          $      514
                                                           ===========           ==========          ==========
      Denominator
           Basic earnings (loss) per share -
             weighted average shares outstanding             1,723,952            2,008,056           1,946,744
           Effect of dilutive stock options
             outstanding                                            --              157,070             114,581
                                                           -----------           ----------          ----------

      Diluted earnings (loss) per share -
        weighted average shares outstanding                  1,723,952            2,165,126           2,061,325
                                                           ===========           ==========          ==========

      Basic earnings (loss) per share                      $      (.37)          $     2.16          $      .26
      Diluted earnings (loss) per share                           (.37)                2.00                 .25

NOTE 17 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income components and related taxes were as follows:

                                                              2001                  2000                1999
                                                              ----                  ----                ----
      Unrealized holding gains (losses) on
        securities available-for-sale                      $       682           $      166          $     (990)
      Less reclassification adjustments for gains
        (losses) recognized in income                            1,411                 (111)                 (2)
                                                           -----------           ----------          ----------
      Net unrealized losses                                       (729)                 277                (988)
      Tax effect                                                   275                 (105)                376
                                                           -----------           ----------          ----------

      Other comprehensive income (loss)                    $      (454)          $      172          $     (612)
                                                           ===========           ==========          ==========

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             43.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000, and 1999
--------------------------------------------------------------------------------

NOTE 18 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                        First        Second        Third         Fourth
                                        -----        ------        -----         ------
2001
      Total interest income            $  8,755     $  9,674     $   9,865      $   9,913
      Net interest income                 1,444        1,888         2,392          2,344
      Net income (a)                        380          207          (301)          (923)

      Basic earnings per share              .19          .12          (.18)          (.50)
      Diluted earnings per share            .17          .11          (.18)          (.50)

2000
      Total interest income            $  7,189     $  7,095     $   7,309      $   8,478
      Net interest income                 2,157        1,888         1,676          1,600
      Net income (b)                        445          436            89          3,361

      Basic earnings per share             0.22         0.22          0.04           1.68
      Diluted earnings per share           0.20         0.20          0.04           1.56

(a) During the fourth quarter of 2001, the allowance for loan losses was increased as a result of the Savings Bank's decision to classify mortgage loans securing purchase/repurchase lines of credit facilities with weaknesses attributable to mortgage broker and origination deficiencies, as well as purchases and originations of commercial and commercial real estate loans and direct financing leases, which are considered of higher risk than the Savings Bank's traditional loan products primarily secured by residential real estate.

(b) During the fourth quarter of 2000, the Company recognized significant gains due to the sale of deposits and the acquiror assumed selected leased facilities. The allowance was increased due to purchases in the fourth quarter of commercial and commercial real estate loans and direct financing leases, which are considered of higher risk than the Savings Bank's traditional loan products primarily secured by residential real estate. The allowance was also increased to be comparable to peer financial institutions, as recommended by the Savings Bank's regulators.



--------------------------------------------------------------------------------
                                                                             77.