Form 10-K, Exhibit 13
period 2002-12-31
UMBRELLA BANCORP INC
filed 2003-04-14
CIK 883502

                                                                    EXHIBIT 13.1



                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                                 ANNUAL REPORT
                        DECEMBER 31, 2002, 2001 AND 2000
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

UMBRELLA BANCORP, INC.



CORPORATE PROFILE

Umbrella Bancorp, Inc. ("Umbrella Bancorp" or "Company") (formerly known as Argo Bancorp, Inc.) was incorporated in Delaware in August 1987, for the purpose of acquiring UmbrellaBank, fsb, ("UmbrellaBank" or "Savings Bank") (formerly known as Argo Federal Savings, fsb). On May 28, 2002, the Company completed the change in the state of its incorporation from Delaware to Maryland, as approved by the Registrant's Stockholders on April 30, 2002. The Company is a unitary savings and loan holding company and is registered as such with the Office of Thrift Supervision ("OTS"), Federal Deposit Insurance Corporation ("FDIC") and the Securities and Exchange Commission ("SEC"). The Company's business activities currently consist of ownership of the Savings Bank, and investments in other equity and debt securities.

UmbrellaBank is a federally chartered savings institution and was acquired by the Company on November 17, 1987. The Savings Bank operates under the authority of the OTS, its deposits are insured by the FDIC, and it is a member of the Federal Home Loan Bank ("FHLB") System. UmbrellaBank's primary business is the solicitation of savings deposits from the general public, and the purchase or origination of loans secured by one-to-four-family residential and commercial real estate, together with investments in a portfolio of mortgage mutual funds, mortgage backed securities, municipal bonds and other agency securities. UmbrellaBank's retail banking operations have been conducted from two traditional branch facilities, as well through an Internet banking channel operating under the name umbrellabank.com. At December 31, 2002, umbrellabank.com deposits totaled $248.6 million and represented 88.16% of total Company deposits of $282.0 million. Additionally, UmbrellaBank operates a network of approximately 1,900 ATM machines in 19 states.

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

On June 24, 2000, the Company incorporated a wholly owned subsidiary, Argo Redemption Corporation, an Illinois corporation ("ARC"). ARC was chartered to effectuate, from time to time, purchases of the Company's outstanding Capital Securities by tender, in the open market or by private agreement. Acquisitions through the over-the-counter dealer market are anticipated to comprise the majority of purchase activity. As of December 31, 2002, ARC held 12,700 shares of Argo Capital Trust Preferred securities with a cost basis of $127,000.




                                                                              1.

UMBRELLA BANCORP, INC.


On February 27, 2003 the Company announced its intention to repurchase from time to time in open market as well as privately negotiated transactions shares of the Trust's 11% securities, which trade under the symbol "ATP_P" on the American Stock Exchange. The present authorization does not impose any specific limit on the number of Trust securities which may be purchased, and is being undertaken in order to reduce debt and debt-like obligations as required by the capital plan as discussed following in the "Regulatory Compliance" and "Business Plan" sections. The continuing payment on the Trust securities is dependent on the Company's continuing ability to make payments on the subordinated debenture it issued to the Trust in connection with the 1998 public offering. In the absence of prior written approval, the Savings Bank is currently precluded from making dividend payments to the Company under mutual agreement with the OTS. Consequently, no assurance can be made that the Company will continue to make dividend payments on the Trust securities.

UmbrellaBank has a wholly owned subsidiary, Dolton-Riverdale Savings Service Corp. ("Dolton-Service"). At December 31, 2002, UmbrellaBank had an equity investment in Dolton-Service of $1,567,000.




                                                                              2.

UMBRELLA BANCORP, INC.


SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth selected consolidated historical financial data for the Company during the periods ended and at the dates indicated. This information should be read in conjunction with the Consolidated Financial Statements of the Company and notes thereto in the 2002 Annual Report to Stockholders, portions of which are incorporated herein by reference.


                                                                                    At or For the Year Ended December 31,
                                                                       -------------------------------------------------------------
                                                                         2002         2001         2000        1999         1998
                                                                         ----         ----         ----        ----         ----
                                                                              (Dollars in thousands, except per share data)
CONSOLIDATED FINANCIAL CONDITION DATA:
Loans receivable, net                                                  $ 116,452    $ 315,409    $ 286,523   $ 277,460    $ 245,189
Stock in Federal Home Loan Bank of Chicago                                 2,947        2,800        2,615       2,303        1,911
Securities                                                               105,613      131,030       42,196      40,891        7,901
Cash and cash equivalents                                                 71,900       37,649       94,017      37,672       10,096
Mortgage loan servicing rights                                             1,303        4,080        4,784       4,958        5,062
Foreclosed real estate                                                     2,361          730        2,498       2,280        3,875
Net assets of discontinued operation                                        --           --           --          --          6,545
Investment in GFS preferred stock                                           --           --          4,000       4,600         --
Other assets                                                              43,361       44,937       26,460      22,066       19,963
                                                                       ---------    ---------    ---------   ---------    ---------

Total assets                                                           $ 343,937    $ 536,635    $ 463,093   $ 392,230    $ 300,542
                                                                       =========    =========    =========   =========    =========

Deposits                                                               $ 282,047    $ 458,147    $ 388,537   $ 301,673    $ 232,980
Borrowed money                                                            22,305       28,343       18,708      40,336       21,051
Custodial escrow balances for loans serviced                               7,423        9,499        8,365       5,476        5,340
Other liabilities                                                          6,764        6,466        7,122       7,907        5,507
Junior subordinated debt                                                  17,123       16,603       16,587      17,250       17,250
Stockholders' equity                                                       8,275       17,577       23,774      19,588       18,414
                                                                       ---------    ---------    ---------   ---------    ---------

Total liabilities and stockholders' equity                             $ 343,937    $ 536,635    $ 463,093   $ 392,230    $ 300,542
                                                                       =========    =========    =========   =========    =========

SELECTED OPERATING DATA:
Interest income                                                        $  26,066    $  37,075    $  30,071   $  23,896    $  17,625
Interest expense                                                          21,036       29,477       22,813      16,014       11,367
                                                                       ---------    ---------    ---------   ---------    ---------
    Net interest income                                                    5,030        7,598        7,258       7,882        6,258

Provision for loan losses                                                  9,807        1,710        1,218         965          355
                                                                       ---------    ---------    ---------   ---------    ---------

Net interest income (loss) after provision for
  loan losses                                                             (4,777)       5,888        6,040       6,917        5,903

Noninterest income (loss)                                                 (1,199)       3,395       10,091       2,340        3,810
Noninterest expense                                                       15,356       12,361       10,573       9,079        9,851
                                                                       ---------    ---------    ---------   ---------    ---------

Income (loss) from continuing operations
  before income taxes                                                    (21,332)      (3,078)       5,558         178         (138)
Income tax expense (benefit)                                              (9,035)      (2,441)       1,227        (336)        (383)
                                                                       ---------    ---------    ---------   ---------    ---------

Income (loss) from continuing operations                                 (12,297)        (637)       4,331         514          245

Discontinued operations:
    Income from discontinued operation
      (net of tax)                                                          --           --           --           135          286
    Gain on sale of discontinued operation
      (net of tax)                                                          --           --           --         1,928         --
                                                                       ---------    ---------    ---------   ---------    ---------

       Net income (loss)                                               $ (12,297)   $    (637)   $   4,331   $   2,577    $     531
                                                                       =========    =========    =========   =========    =========

Basic earnings (loss) per share - continuing operations                $   (7.17)   $    (.37)   $    2.16   $     .26    $     .12
Diluted earnings (loss) per share - continuing operations                  (7.17)        (.37)        2.00         .25          .12

Basic earnings (loss) per share                                        $   (7.17)   $    (.37)   $    2.16   $    1.32    $     .27
Diluted earnings (loss) per share                                          (7.17)        (.37)        2.00        1.25          .26



                                                                              3.

UMBRELLA BANCORP, INC.

                                                                             At or For the Year Ended December 31,
                                                              -----------------------------------------------------------------
                                                              2002            2001           2000          1999          1998
                                                              ----            ----           ----          ----          ----
SELECTED FINANCIAL RATIOS AND OTHER DATA (1)                               (Dollars in thousands, except per share data)

Return from continuing operations on average
  assets                                                        (2.58)%        (0.12)%         1.05%         0.15%         0.10%
Return from continuing operations on average
  equity                                                      (100.34)         (3.00)         20.93          3.68          1.34
Average equity to average assets                                 2.57           3.99           5.00          5.54          7.58
Cash dividends paid per share                              $      .15      $     .20      $     .20     $     .20     $     .19
Dividend payout ratio (4)                                         n/a            n/a           9.28%        15.56%        67.61%
Stockholders' equity to total assets                             2.41           3.28           5.13          5.09          6.12
Interest rate spread                                             1.51           2.59           2.34          2.54          3.15
Net interest margin                                              1.30           2.04           2.00          2.53          2.95
Noninterest expense to average assets                            3.23           2.33           2.57          3.77          3.80
Nonperforming loans to net loans receivable (2)                 16.15           2.82           1.56          2.25          2.80
Nonperforming assets to total assets (2)                         6.40           1.81           1.50          2.12          3.45
Allowance for loan losses to nonperforming
  loans (2)                                                     21.10          33.16          54.98         25.61         14.42
Allowance for loan losses to loans receivable (3)                4.09           1.18           0.98          0.61          0.46
Ratio of net charge-offs to average loans
outstanding,                                                     3.47            .39           0.12          0.03          0.01
  excluding discounted loans
Average interest-earning assets to average
   interest-bearing liabilities                                  .96x           .91x           .94x         1.01x          .96x
Book value per share                                       $     4.75      $   10.31      $   11.75     $    9.75     $    9.18
Full-service customer service facilities                            2              2              2             5             5

----------
(1) Average balances are derived from daily average balances for 2002 and 2001 and month-end balances for all other years.
(2) The formula used to calculate the ratios excludes balances related to the portfolio of discounted loans receivable.
(3) The formulas used to calculate the ratios exclude the portfolio of discounted loans receivable and loans held for sale.
(4) Dividend payout ratios are not presented for 2002 and 2001 due to net losses in those years.




                                                                              4.

UMBRELLA BANCORP, INC.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

This report contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its subsidiary include, but are not limited to changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or securities portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the Company's implementation of new technologies, the Company's ability to develop and maintain secure and reliable electronic systems, accounting principles, policies and guidelines and limitations imposed on the Savings Bank's operations as a result of the agreed upon enforcement action described in the "Regulatory Compliance" section following. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

GENERAL

Umbrella Bancorp is a unitary savings and loan holding company and is registered as such with the OTS. The Company's business activities currently consist of ownership of the Savings Bank, and investments in other equity and debt securities. The Company is a Federal Housing Authority ("FHA") approved originator and servicer, a licensed Illinois mortgage banker, and an approved Federal National Mortgage Association ("Fannie Mae") servicer.

UmbrellaBank's primary business is the solicitation of savings deposits from the general public, and the purchase or origination of loans secured by one-to-four-family residential and commercial real estate, together with investments in a portfolio of mortgage mutual funds, mortgage backed securities, municipal bonds and other agency securities. UmbrellaBank's retail banking operations have been conducted from two traditional branch facilities, as well through an Internet banking channel operating under the name umbrellabank.com. At December 31, 2002, umbrellabank.com deposits totaled $248.6 million and represented 88.16%



                                                                              5.

UMBRELLA BANCORP, INC.


of total Company deposits of $282.0 million. During January 2003, the Savings entered into contracts for the sale of its two branch locations including the leasehold improvements, deposits and assumption of the lease obligations. The Savings Bank is a member of the FHLB System, and its deposits are insured to the maximum allowable amount by the FDIC.

Prior to 2002, the Company had focused lending activities on the generation of profits from the sale of mortgage loans. The Savings Bank's purchase repurchase program generated originations of long-term, fixed-rate mortgage loans with 15 and 30-year maturities for immediate sale in the secondary mortgage market. Prior to 2002, UmbrellaBank's lending activity also included the origination of primarily adjustable rate mortgage ("ARM") loans through the offering of portfolio ARM products in conduit activities and the purchase of ARM loans in the secondary market. Additionally, a significant portion of the growth in UmbrellaBank's loan balances prior to 2002 was due to origination and participation activities relating to secured commercial real estate loans located both in and outside UmbrellaBank's primary market area and other forms of commercial lending. Other forms of commercial lending have included financing the acquisition of equipment and receivables and providing working capital loans.

During 2002, the Company's one-to-four family loan portfolio decreased $142.0 million from $195.6 million to $53.6 million at December 31, 2001 and 2002, respectively. The Company's commercial loan portfolio decreased $55.5 million from $113.7 million to $58.2 million at December 31, 2001 and 2002, respectively. The decrease in the Company's outstanding loans was due to the termination of the purchase repurchase program, significant curtailment of commercial loan lending due to regulatory criticism and the sale of loans to fund actual and anticipated deposit liability reductions, in accordance with the business plan discussed below.

During 2003 and in conjunction with its business plan, the Company intends to originate, purchase and sell fixed-rate and adjustable-rate mortgage loans secured by one-to-four family residences. To a lesser extent, the Company plans to originate real estate secured commercial loans (subject to regulatory approval), home equity loans, and other consumer loans, including consumer credit card facilities through the umbrellabank.com Internet channel.

Due to several internal and external factors, described more fully following in the "Analysis of Allowance for Loan Losses" section, the Company incurred provisions for loan losses and net charge-offs of $9.8 million and $8.6 million, respectively during 2002.

Commercial real estate lending and commercial loans often entail significant additional risks as compared with one-to-four-family residential property lending. Commercial real estate loans typically involve larger loan balances to a single borrower or groups of affiliated borrowers. The payment experience on such loans is typically dependent on the successful sale or operation of the real estate project. These risks can be significantly impacted by supply and demand conditions in the market for housing, office and retail space, and as such may be subject to a greater extent to adverse conditions in the economy generally.

Investment activities by the Savings Bank are governed by the OTS, with limitations on both quantity (as either a percent of capital or assets) and quality (as determined by various national



                                                                              6.

UMBRELLA BANCORP, INC.


rating services) prescribed under various laws, regulations and bulletins giving effect to the regulatory framework underlying UmbrellaBank's activities in this area. As of December 31, 2002 and 2001 the Savings Bank's available-for-sale securities totaled $102.2 million and 115.2 million, respectively. In addition, as of December 31, 2001 the Savings Bank held trading securities of $6.1 million and securities held-to-maturity of $1.9 million. The overall decrease in investment securities between December 31, 2001 and 2002 can be principally attributable to utilizing the proceeds from sales to fund a portion of the deposit shrinkage that occurred during 2002 related to the Saving Bank's business plan objectives as discussed following. In addition, as discussed more fully following, due to regulatory requests the Savings Bank ceased its trading activity and sold certain other types of available-for-sale securities as the Savings Bank had exceeded the regulatory limitations for holding these types of securities.

Additionally, UmbrellaBank operates a network of approximately 1,900 ATM machines in 19 states. The Savings Bank generates interest and fee income from a network of regionally deployed ATMs. Deployment activities have been concentrated primarily in the Midwest and Mid-Atlantic regions of the country, with limited expansion in the southeastern United States and west of the Mississippi. Revenues are derived from interchange and surcharge fees, together with income from related leasing and interest on currency used in operations.

The Savings Bank's results of operations are dependent primarily on net interest income, which is the difference between the interest earned on its loan and security portfolios, and the interest paid on deposits and borrowed funds. The Savings Bank's operating results are also affected by provisions for loan losses, loan servicing fees, customer service charges and fees, fees from ATM operations, gains (losses) on the sale of securities, loans and other assets and other income. Operating expenses of the Savings Bank include employee compensation and benefits, equipment and occupancy costs, outsourced servicing expenses, federal deposit insurance premiums, professional fees and other general and administrative expenses. The Savings Bank's results of operations are further affected by economic and competitive conditions, particularly changes in market interest rates. Results are also affected by monetary and fiscal policies of federal agencies and actions of regulatory authorities.

During 2002, the implementation of certain initiatives under the business plan had a significant effect on the total assets and lending, investing and retail operations of the Savings Bank and the Company. During 2002, total assets of the Savings Bank decreased $186.6 million from $521.8 million to $335.2 at December 31, 2001 and 2002, respectively. Consolidated assets of the Company decreased $192.7 million from $536.6 million to 343.9 million at December 31, 2001 and 2002, respectively.

REGULATORY COMPLIANCE

The OTS commenced risk-focused safety and soundness examinations of the Savings Bank and the Bancorp on October 29, 2001 and November 14, 2001, respectively. Each OTS Report of Examination ("ROE"), which was primarily based on financial information as of September 30, 2001, was transmitted to the Savings Bank and Bancorp, respectively, in March 2002.



                                                                              7.

UMBRELLA BANCORP, INC.


The November 14, 2001 Holding Company Report of Examination ("Bancorp ROE") was not limited to any one area, but focused on the risk factors of Transactions with Affiliates, Funds Distribution, Financial Effect and Management Quality. During the course of the OTS examination, the Bancorp addressed the specific regulatory violations identified, and developed and implemented policies and procedures to ensure future regulatory compliance. The OTS commented in the Bancorp ROE on the Bancorp's level of operating losses, debt service requirements and capital position. As a result of the findings contained in the Bancorp ROE, the Bancorp was required to provide OTS with a quarterly financial cash flow projection report and quarterly monitoring reports. The Bancorp was also required to take actions to ensure future regulatory compliance, and take actions sufficient to ensure safe and sound operations. In addition, the Bancorp was placed under various operating restrictions, including a requirement that the Bancorp file notice with the OTS prior to adding or replacing a director or hiring a senior executive officer. The Bancorp was also restricted in making "golden parachute" payments to any institution-affiliated party unless authorized by regulation. The Bancorp has been, and is currently in compliance with the requirements set forth by the OTS, as a result of the findings contained in the Bancorp ROE.

The October 29, 2001, Report of Examination of the Savings Bank ("Savings Bank ROE") focused on Capital Adequacy, Asset Quality, Management, Earnings, Liquidity and Sensitivity to Market Risk. The OTS identified various regulatory deficiencies resulting, in part, in supervisory imposed operating restrictions on growth and lending activities, as well as restrictions on capital distributions, contracts, "golden parachute" payments and changes in senior executive positions. In addition, the Savings Bank was required to provide reports to the OTS detailing corrective actions taken, identification of policies and procedures adopted and implemented to remedy areas of criticism and ensure future regulatory compliance. Management and the Board of Directors responded to the Savings Bank ROE, and provided OTS with either assurance of compliance with the material exceptions noted in the Savings Bank ROE or the current status of efforts to correct matters requiring on-going remediation.

Upon completion of the November 14, 2001 Bancorp ROE and October 29, 2001 Savings Bank ROE, management officials and the Boards of Directors of both the Bancorp and the Savings Bank engaged in active discussions with the OTS to develop a mutually agreeable business framework designed to strengthen the regulatory foundation of the Bancorp and the Savings Bank. As a result, in the spirit of regulatory cooperation, the Board of Directors of both the Bancorp and the Savings Bank, without admitting or denying that such grounds exist, or the accuracy of the OTS findings, opinions and/or conclusions, separately agreed to enforcement actions that became effective on August 16, 2002.

The provisions of the enforcement action between the Bancorp and OTS established, in principal part, that the Bancorp provide the OTS with a plan for raising additional common equity capital and restructuring outstanding debt at the Bancorp, recognizing that economic and market conditions are outside of the control of the Bancorp. In addition to the operating restrictions previously placed on the Bancorp by the OTS, pursuant to the November 14, 2001 Bancorp ROE, the agreed upon action required the Bancorp to provide the OTS with quarterly cash flow projections for the purpose of identifying the Bancorp's sources and uses of funds for the remainder of fiscal 2002, fiscal 2003 and fiscal 2004. The subject enforcement action also



                                                                              8.

UMBRELLA BANCORP, INC.


provides that the Bancorp ensure that all transactions with affiliates comply with applicable statutory and regulatory requirements and that the Bancorp maintain documentation sufficient to evidence such compliance. To date, the Bancorp is in full material compliance with the provisions of the agreed upon enforcement action.

The agreed upon language in the enforcement action between the Savings Bank and the OTS provided, in principal part, for the establishment of a plan addressing the level of the Savings Bank's fixed assets, as well as the adoption and implementation of a capital plan for the establishment and maintenance of acceptable capital levels. On March 24, 2003, the Savings Bank submitted to the OTS a revised business plan which replaces the Savings Bank's previously filed business plan, capital plan and staffing plan. The revised business plan details the Savings Bank's overall operating strategies, in light of current economic conditions, and the intent of the Board of Directors to reformulate and reduce the Savings Bank's overall asset size. The agreed upon language of the enforcement action also (without prior written approval of the OTS): prohibits any increase in the Savings Bank's total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter; and prohibits the purchase or origination of new loans other than single-family residential mortgage loans, credit card loans and over draft lines of credit. The Board of Directors has already taken action to alleviate many of the issues raised by the OTS and has formalized plans, policies and procedures concerning the Savings Bank's internal audit function, overall lending programs, including loan administration, and refined its Allowance for Loan and Lease Losses ("ALLL") policy and practices. In addition to the operating restrictions previously imposed on the Savings Bank, as a result of the findings contained in the Savings Bank ROE, the Savings Bank has developed and implemented policies and procedures to: (i) ensure compliance with its loans to one borrower limitation; (ii) address its classified assets; (iii) monitor its interest rate risk; and (iv) ensure continued accurate thrift financial reports. Furthermore, the Savings Bank has agreed not to accept, renew or roll over any brokered deposits without the prior consent of the OTS. Beginning no later than fourth quarter 2001, management of the Savings Bank had already initiated a plan not to renew maturing brokered deposits. Additionally, the agreed upon action provides for an independent loan review of the Saving Bank's construction, commercial real estate, commercial, direct lease financing and broker purchase/repurchase lending programs. Such independent loan review is in its final stages. Of additional note, the Savings Bank will continue to utilize its Board of Directors Joint Oversight Committee for the purpose of reviewing and approving new lending and investment initiatives. To date, the Savings Bank is in full material compliance with the provisions of the agreed upon enforcement action. In addition, selected provisions of the mutually agreed upon enforcement action have been modified, or activities approved, by the OTS at the express request of the Savings Bank.

On May 20, 2002, the OTS and FDIC began a joint Field Visit examination in preparation for a joint risk-focused examination of the Savings Bank. According to the OTS/FDIC regulators, the purpose of the Field Visit was, in part, to obtain an initial assessment of the asset quality and capital levels of the Savings Bank to determine the effectiveness of corrective actions taken by the Board of Directors and management since the issuance of the Savings Bank ROE, and establish the scope for the full joint risk-focused examination of the Savings Bank and the Bancorp, each of which commenced on July 1, 2002.




                                                                              9.

UMBRELLA BANCORP, INC.


The OTS and FDIC initiated a risk-focused examination of the Savings Bank on July 1, 2002 focusing on the examination components of capital, assets, management, earnings, liquidity and sensitivity, and represented a continuation of the previous Field Visit. During the course of the examination, representatives of the Savings Bank, as well as members of the Board of Directors, met regularly and informally with representatives of both the OTS and FDIC to address issues, provide informational updates and enhance the existing avenues of communication that had been previously established. During the course of the examination, on September 17, 2002, the OTS issued a letter to the Savings Bank requiring, in part, the Savings Bank to i) establish position and loss limits for its available-for-sale investment portfolio; ii) reduce its borrowings under reverse repurchase agreements and margin debt to $0 and discontinue their use other than the permitted use of reverse repurchase agreements up to $10 million for liquidity purposes; iii) reduce its investment in a pass through investment mutual fund to a predetermined percentage; iv) suspend its trading portfolio; and v) revise its Investment Policy accordingly. Also during the examination, the OTS and FDIC, in part, raised and discussed with management concerns over the Savings Bank's staffing levels, overall level of expenses, long-term earnings potential and the effect of earnings on the Savings Bank's long-term capital position. Any issues identified by the OTS and FDIC examiners during the course of the July 1, 2002 examination were addressed, and appropriate action was taken by the Savings Bank, or is currently being taken by the Savings Bank's management in consultation with the OTS. The July 1, 2002 examination of the Savings Bank culminated in a routine exit meeting with representatives from the Savings Bank, OTS and FDIC.

Also on July 1, 2002, the OTS commenced a risk-focused examination of the Bancorp, focusing primarily of the Bancorp's financial condition and represented a continuation of the previous Field Visit. As with the Savings Bank examination, members of the Bancorp's management team, as well as members of the Board of Directors, met regularly and informally with representatives of the OTS to address issues, provide informational updates and enhance the existing avenues of communication previously established. During the examination, the OTS discussed its concerns with management regarding issues including, but not limited to, earnings, its leverage position, investment strategies, liquidity and capital. Any issues raised by OTS during the examination were addressed during the examination by management and continue to be of primary focus by the Board of Directors. The July 1, 2002 examination culminated in a routine exit meeting with representatives from the Bancorp and OTS, as well as representatives from the FDIC.

As part of the continuing regulatory spirit of cooperation and the mutual desire for future success, both the Bancorp and the Savings Bank are providing reports to, and consulting with, the OTS on all matters addressed under the agreed upon enforcement actions and issues raised during the aforementioned examinations.



                                                                             10.

UMBRELLA BANCORP, INC.


BUSINESS PLAN

During November 2002, the Board of Directors of the Bancorp and Savings Bank approved plans for increasing capital levels at both the Bancorp and Savings Bank as well as a business plan at the Savings Bank level which outlined the future operating strategies of the Savings Bank to achieve the targeted capital levels along with providing the framework for achieving profitability. The plans were delivered to the OTS for their review and approval. To achieve the targeted capital levels and profitability levels the business plan of the Savings Bank highlighted the following actions; (1) reduction of total assets to $250 million by March 31, 2003, to be achieved through the reduction of deposits by the selling of the Savings Bank's branch deposits and operations, rate reductions and the early redemption of brokered deposits with corresponding decreases in loans and investments; (2) the elimination of certain lending programs; (3) a restructuring of the Savings Bank's statement of financial condition to achieve the desired mix of interest earning assets and interest bearing liabilities; (4) staff and management reductions; (5) consolidation of personnel into one facility to achieve overhead reductions and economies of scale; (6) reductions in general and administrative expenses; and (7) capital infusions from the Bancorp. The increase in capital levels at the Bancorp is to be achieved through capital infusions from current principal shareholders and potential third party investors.

On February 28, 2003, the Savings Bank withdrew its business plan previously submitted to the OTS. On March 24, 2003 the Board of Directors submitted a revised Savings Bank business plan to the OTS for their review and nonobjection. The revised business plan includes significant further reductions of total assets by December 31, 2003. To achieve the revised business plan balance sheet reductions, the Savings Bank and the Company will continue to identify additional assets to be held for sale. Based on the Savings Bank's initial analysis, the fair value of assets to be held for sale exceeds the book value.

FINANCIAL CONDITION

Total assets decreased $192.7 million to $343.9 million at December 31, 2002 from $536.6 million at December 31, 2001. Proceeds from the sale of securities available-for-sale and principal repayments on loans receivable as well as proceeds from loan sales were used to fund the $176.1 million decrease in deposits, consisting primarily of a $104.6 million decrease in brokered certificates of deposit ("CDs") and a $47.4 million decrease in money market accounts. Of the $104.6 million decrease in high yielding/costing brokered CDs, $55.7 million is attributable to the Savings Bank's effort not to renew maturing brokered CDs yielding higher interest rates and the Savings Bank's early redemption of $48.9 million of brokered CDs during September and December 2002. In addition, the Company recorded a $9.8 million provision for loan losses and a $2.6 million valuation reserve on its purchased mortgage servicing rights ("PMSRs") during the year ended December 31, 2002, as described in the Results of Operations section following. Borrowed money also decreased by $6.0 million at December 30, 2002, as compared to December 31, 2001.




                                                                             11.

UMBRELLA BANCORP, INC.


Cash and interest-earning deposits increased by $34.3 million to $71.9 million at December 31, 2002 from $37.6 million at December 31, 2001. The increase was attributable to the Company maintaining liquidity at December 31, 2002 until the proceeds from loan sales closed during the last week of December could be reinvested in securities.

                               LENDING ACTIVITIES

As shown in the following table, loans receivable, which includes loans held for sale and discounted loans receivable, decreased $196.7 million in 2002 from $319.2 million at December 31, 2001 to $122.5 million at December 31, 2002. As of December 31, 2002, loans held for sale consisted of loans under the purchase repurchase program and loans held for sale-other as described in the following paragraph. Loans held for sale-purchase repurchase as of December 31, 2002 and 2001 were $647,000 and $65.1 million, respectively, and are included in one-to-four family mortgage loans. During the third quarter of 2002, the Company decided to cease its lending activity under the purchase repurchase program as a result of regulatory dissatisfaction with, and criticisms of, the program and considering the profitability of the program. The termination of the purchase repurchase loan program was completed in January 2003. Based on the sales prices received the actual gains on these sales was not significant to operations.

Loans held for-sale-other, which totaled $19.8 million as of December 31, 2002, consists of $2.1 million of one-to-four family mortgage loans and $17.7 million of commercial loans which the Company has identified as held for sale in conjunction with the Company's business plan. Based on the bid prices received, the actual and anticipated gain on these sales is not expected to be significant to future operations.

During 2002, $73.7 million of loans held for sale-other were transferred from the loans receivable portfolio and were recorded at the lower of cost or fair value with no resulting loss on transfer. $53.8 million of these loans were sold prior to December 31, 2002.

In addition, further contributing to the overall reduction in loans receivable was the fact that the Company experienced minimal loan originations or purchases of loan pools during the second half of the year as the funds received from loan payments were utilized to fund deposit reductions.

The following table sets forth the composition of the Company's loan portfolio, including loans held for sale, in dollar amounts and in percentages of the portfolio at the dates indicated.



                                                                             12.

UMBRELLA BANCORP, INC.



                                                                   At December 31,
                                      -------------------------------------------------------------------
                                               2002                  2001                   2000
                                      --------------------- ----------------------  ---------------------
                                        Amount   % of Total   Amount    % of Total   Amount    % of Total
                                        ------   ----------   ------    ----------   ------    ----------
                                                               (Dollars in Thousands)
Mortgage loans:
  One-to four-family (2) ...........  $  54,637     44.59%  $ 195,603     61.28%    $217,444      75.02%
  Commercial multi-family secured
   real estate......................     10,799      8.81      38,722     12.13       41,872      14.44
                                      ---------    ------   ---------    ------     --------     ------
    Total mortgage loans............     65,436     53.40     234,325     73.41      259,316      89.46


Other loans
  Commercial (2)....................     47,182     38.51      74,986     23.48       22,947       7.92
  Home equity.......................      4,219      3.44       4,304      1.35        4,436       1.53
  Direct financing leases...........      4,029      3.29       4,368      1.37        2,288        .79
  Other.............................      1,654      1.36       1,235       .39          856        .30
                                      ---------    ------   ---------    ------     --------     ------

    Total other loans...............     57,084     46.60      84,893     26.59       30,527      10.54
                                      ---------    ------   ---------    ------     --------     ------

    Total loans receivable (1)......    122,520    100.00%    319,218    100.00%     289,843     100.00%
                                                   ======                ======                  ======

Less:
  Unearned discounts and
    premiums and deferred loan
    fees, net.......................      1,920                   825                    880
  Allowance for loan losses.........      4,148                 2,984                  2,440
                                      ---------              --------               --------

    Loans receivable, net...........  $ 116,452              $315,409               $286,523
                                      =========              ========               ========

                                                      At December 31,
                                      ------------------------------------------------
                                               1999                      1998
                                      ----------------------    ----------------------
                                       Amount     % of Total     Amount     % of Total
                                       ------     ----------     ------     ----------
                                               (Dollars in Thousands)
Mortgage loans:
  One-to four-family (2) ...........  $249,542       88.99%     $233,461       93.64%
  Commercial multi-family secured
   real estate......................    13,887        4.95         2,179         .87
                                      --------      ------      --------      ------
    Total mortgage loans............   263,429       93.94       235,640       94.51


Other loans
  Commercial (2)....................     9,521        3.39         6,577        2.65
  Home equity.......................     4,738        1.69         4,013        1.61
  Direct financing leases...........     1,566         .56         1,207         .48
  Other.............................     1,168         .42         1,864         .75
                                      --------      ------      --------      ------

    Total other loans...............    16,993        6.06        13,661        5.49
                                      --------      ------      --------      ------

    Total loans receivable (1)......   280,422      100.00%      249,301      100.00%
                                                    ======                    ======

Less:
  Unearned discounts and
    premiums and deferred loan
    fees, net.......................     1,411                     3,172
  Allowance for loan losses.........     1,551                       940
                                      --------                  --------

    Loans receivable, net...........  $277,460                  $245,189
                                      ========                  ========

----------
(1) Includes loans receivable, loans held for sale and discounted loans receivable.
(2) Includes loans held for sale of $20.4 million, $65.1 million, $38.9 million, $18.9 million, and $31.0 million at December 31, 2002, 2001, 2000, 1999, and 1998.




                                                                             13.

UMBRELLA BANCORP, INC.


The following table shows the remaining maturities or period to repricing of the Company's loan portfolio at December 31, 2002. Loans that have adjustable rates are shown as being due in the period during which the interest rates are next subject to change.

                                                                                      Loans
                                            ----------------------------------------------------------------------------------------
                                                                             (Dollars In Thousands)
                                                          Commercial                               Direct
                                              One-to-        Real       Commercial     Home       Financing
                                            Four-Family     Estate        Loans       Equity       Leases       Other        Total
                                            -----------     ------        -----       ------       ------       ------       -----
AMOUNTS DUE:
Within one year                               $ 16,671     $ 10,453     $ 18,723     $    345     $    358     $  1,637     $ 48,187

After one year:
    One to three years                           4,426         --          8,047          675           35           17       13,200
    Three to five years                          1,248          346        7,083        1,733        1,705         --         12,115
    Five to ten years                            1,840         --          1,048        1,466        1,089         --          5,443
    Ten to twenty years                         10,169         --         12,281         --            842         --         23,292
    Over 20 years                               20,283         --           --           --           --           --         20,283
                                              --------     --------     --------     --------     --------     --------     --------

    Total due after one year                    37,966          346       28,549        3,874        3,671         --         74,333
                                              --------     --------     --------     --------     --------     --------     --------

Total loans receivable                        $ 54,637     $ 10,799     $ 47,182     $  4,219     $  4,029     $  1,654     $122,520
                                              ========     ========     ========     ========     ========     ========     ========

The following table sets forth at December 31, 2002, the dollar amount of all loans due after December 31, 2003, and whether such loans have fixed or adjustable interest rates.


                                                       Fixed                Adjustable
                                                       Rates                   Rates                   Total
                                                       -----                   -----                   -----
                                                                            (In thousands)
Mortgage loans:
    One-to-four-family                                $32,370                 $ 5,579                 $37,949
    Commercial real estate                               --                       346                     346
Commercial loans                                       14,352                  14,324                  28,676
Home equity loans                                        --                     3,674                   3,674
Direct financing leases                                 2,820                     851                   3,671
Direct financing leases                                  --                        17                      17
                                                      -------                 -------                 -------

Total                                                 $49,542                 $24,791                 $74,333
                                                      =======                 =======                 =======



                                                                             14.

UMBRELLA BANCORP, INC.


Problem Assets and Asset Classification. In accordance with Federal regulations, loans and other assets are reviewed by the Company on a regular basis for a determination of need to classify such assets. There are three classifications for problem assets: Substandard, Doubtful and Loss. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor, or the current realizable value of the collateral pledged. Substandard assets include those characterized by the "distinct possibility" that the Company will sustain "some loss" if the deficiencies noted are not corrected. Assets classified as "Doubtful" have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of "currently existing facts, conditions and values," "highly questionable and improbable." Assets classified as "Loss" are those with weaknesses and characteristics considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. An allowance for losses is established in amounts deemed prudent by management. When an asset is classified as Loss, the Company is required to establish a specific allowance for such losses equal to 100% of the amount of the asset so classified, or to charge-off such amount. The Company's policy is to stop accruing interest for any loan in excess of 90 days delinquent separate from management's analysis as to the future collectibility of interest.

At December 31, 2002, UmbrellaBank had $26.0 million of loans classified as Substandard or Doubtful, with no Loss assets at December 31, 2002. The Company recorded a provision for loan losses of $9.8 million during 2002, consisting of $8.0 million recorded by the Savings Bank and $1.8 million recorded by Umbrella Bancorp. Factors considered by management in providing for loan losses in 2002 are discussed in the following section titled "Analysis of Allowance for Loan Losses".

In addition, at December 31, 2002 UmbrellaBank had $2.4 million of real estate, net of $328,000 of specific reserves, acquired through foreclosure or deed in lieu of foreclosure ("REO"), which was comprised of 52 properties. REO or real estate in judgment is carried at the lower of the fair market value less cost to dispose or the related loan balance at the date of foreclosure. An allowance for loss has been established by a charge to operations or a transfer from the allowance for loan losses where the carrying value of REO exceeds its fair value less cost to dispose.

NONACCRUAL AND PAST-DUE LOANS. The following table sets forth information regarding nonaccrual loans and REO. It is the policy of the Savings Bank to cease accruing interest on loans 90 days or more past due. For the years ended December 31 presented below, the amount of interest income that would have been recognized on nonaccrual loans is immaterial to the financial statements. As of the dates shown, UmbrellaBank had no restructured loans.



                                                                             15.

UMBRELLA BANCORP, INC.




                                                                                           At December 31,
                                                                -------------------------------------------------------------------
                                                                                        (Dollars in Thousands)
                                                                   2002           2001          2000          1999           1998
                                                                   ----           ----          ----          ----           ----
Nonperforming loans (1)                                         $   19,663     $   9,000     $   4,438     $   6,039     $    6,518
Foreclosed real estate, net                                          2,361           730         2,498         2,280          3,875
                                                                ----------     ---------     ---------     ---------     ----------

Total nonperforming assets                                      $   22,024     $   9,730     $   6,936     $   8,319     $   10,393
                                                                ==========     =========     =========     =========     ==========

Allowance for loan losses as a
  percentage of net loans receivable, excluding loans
  held for sale (1)                                                   4.09%         1.18%          .98%          .61%           .46%

Allowance for loan losses to nonperforming
  loans (1)                                                          21.10         33.16         54.98         25.68          14.42

Nonperforming loans as a percentage of
  loans receivable (1)                                               16.15          2.82          1.59          2.25           2.80

Nonperforming assets as a percentage of
  total assets                                                        6.40          1.81          1.50          2.12           3.45


----------
(1) All nonperforming loan totals exclude discounted loans receivable ninety days or more past due which at December 31, 2002, 2001, 2000, 1999, and 1998 amounted to $331,000, $901,000, $1.0 million, $1.7 million, and $3.0 million. All net loan totals exclude discounted loans receivable, which at December 31, 2002, 2001, 2000, 1999, and 1998 amounted to $793,000, $4.9 million, $7.1 million, $9.1 million, and $12.4 million.




                                                                             16.

UMBRELLA BANCORP, INC.


The following table sets forth delinquencies in UmbrellaBank's loan portfolio as of the dates indicated:

                                                           At December 31, 2002
                                     ---------------------------------------------------------------
                                             30-89 Days                        90 Days or More
                                     -----------------------------       ---------------------------
                                                         Loans                              Loans
                                      Number          Receivable,         Number         Receivable,
                                     of Loans             Net            of Loans            Net
                                     --------           -------          --------          -------
                                                        (Dollars in Thousands)
Mortgage loans:
   One-to-four-family...........           35           $ 2,699               160          $14,604
    Commercial multi-family
     secured real estate........         --                --                   3            2,354
                                      -------           -------           -------          -------
   Total mortgage loans.........           35             2,699               163           18,848

   Commercial...................            1             1,559                 5            2,352
   Home equity..................         --                --                   4              149
   Direct financing leases......         --                --                --               --
   Other........................            3                 9                 5               24
                                      -------           -------           -------          -------


       Total....................           39           $ 4,267               177          $19,663
                                      =======           =======           =======          =======

Delinquent loans to total
   loans receivable (1).........                           3.51%                             16.15%
                                                           ====                              =====

----------
(1)      Excludes balances related to portfolio of discounted loans receivable.




                                                                             17.

UMBRELLA BANCORP, INC.


                                              At December 31, 2001                                  At December 31, 2000
                             --------------------------------------------------    -------------------------------------------------
                                   30-89 Days               90 Days or More             30-89 Days              90 Days or More
                                             Loans                      Loans                     Loans                     Loans
                              Number      Receivable,    Number      Receivable,    Number     Receivable,    Number     Receivable,
                             of Loans         Net       of Loans         Net       of Loans        Net       of Loans        Net
                             --------       ------      --------       ------      --------      ------      --------      ------
                                                                   (Dollars in Thousands)
Mortgage loans:
   One-to four-family.......      54        $4,544           48        $7,161           69       $3,551           66       $4,257
   Commercial multi-family
    secured real estate.....      --            --            2         1,064         --           --           --           --
                              ------        ------       ------        ------       ------       ------       ------       ------
   Total mortgage loans.....      54         4,544           50         8,225           69        3,551           66        4,257

   Home equity..............    --            --              2           601            6          179            1           74

   Commercial loans.........    --            --              2            77         --           --           --           --


   Direct financing leases..    --            --           --            --           --           --           --           --

   Other loans..............       6            35           19            97         --           --              4          107
                              ------        ------       ------        ------       ------       ------       ------       ------

       Total................      60        $4,579           73        $9,000           75       $3,730           71       $4,438
                              ======        ======       ======        ======       ======       ======       ======       ======

Delinquent loans to total
   loans receivable (1).....                  1.43%                      2.82%                    1.33%                      1.59%
                                              ====                       ====                     ====                       ====

----------
(1)      Excludes balances related to portfolio of discounted loans receivable.



                                                                             18.

UMBRELLA BANCORP, INC.


ANALYSIS OF ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is maintained at a level determined to be adequate by management to absorb probable incurred credit losses. Determination of an appropriate level of allowance for loan losses necessarily involves a high degree of judgment. Primary considerations in this evaluation are prior loan loss experience, the character and mix of the loan portfolio, adverse situations which may affect a borrower's ability to repay, size of the loan portfolio, peer group information, business and economic conditions and management's estimate of probable incurred losses. While management uses all available information, including the monitoring of the economic conditions in the geographic regions in which the loan portfolio is located, future additions to the allowance may be necessary based on estimates that are susceptible to significant revision as a result of changes in economic conditions and other factors. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review UmbrellaBank's allowance for loan losses. Such agencies may require UmbrellaBank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

The allowance for loan losses balance at December 31, 2002 was $4.1 million as compared to $3.0 million at December 31, 2001. During 2002, the Company incurred provisions for loan losses and net charge-offs of $9.8 million and $8.6 million, respectively as compared to $1.7 million and $1.2 million during 2001.

The significant provisions and charge-offs recorded during 2002 can be attributable to several internal and external factors, as described below:

During the second quarter 2002, the Savings Bank started and completed the conversion of its commercial loan portfolio, which totaled $126.6 million as of March 31, 2002, to a new loan software subsidiary ledger system. As part of that conversion, the Savings Bank performed an extensive review of its loan files, payment histories, delinquency reporting and its loan classification reporting (e.g. special mention, substandard, doubtful and loss). The results of these procedures indicated that the Savings Bank's loan files related to certain loans were missing required documentation in accordance with the Savings Bank's underwriting standards. Management downgraded any loans where sufficient supporting documentation was not currently in the loan file. In addition, certain payment histories did not accurately reflect the loan's current payment status, and as such, the Savings Bank's delinquency reporting and loan classification reporting excluded certain loans. Accordingly, these loans were either classified for the first time or downgraded during the quarter ended June 30, 2002.

In addition, during the second quarter of 2002, commercial loan borrowers with loans totaling approximately $3.6 million either declared, or it was anticipated that they would likely declare bankruptcy. Although some of these loans had been previously classified, management downgraded these loans in the second quarter of 2002 due to the actual and likely bankruptcy filings and recorded a provision related to these loans totaling $1.9 million, of which $1.6 million was subsequently charged-off. The remaining $2.0 million of loans that were not charged off consist of two loans. The first is a loan with a remaining balance, as of December 31, 2002 of $1.5 million, with an allowance allocation of $220,000. This loan is secured by leases on consumer "photo center" equipment deployed in a national retailer. Management anticipates that during April 2003 the national retailer will reaffirm its obligation under these leases as part



                                                                             19.

UMBRELLA BANCORP, INC.


of its emergence from bankruptcy. The second is a loan with a remaining balance, as of December 31, 2002 of $364,000, with an allowance allocation of $55,000, and is secured by single family real estate. The Company also provided for and charged off $2.5 million related to one loan relationship during the second quarter of 2002. Based upon financial information received during the second quarter 2002 related to this borrower, updated information received related to the collateral for certain of these loans, and updated information related to the borrower's business as a whole, the Company charged off the entire relationship balance in question and is pursuing recovery. Management intends to actively seek recovery of charged off loan assets through legal proceedings. Management also increased its allowance factors within all commercial loan classifications, based on current economic factors.

During the third quarter 2002, the Savings Bank charged-off $2.5 million related to loans or pools of loans which it had previously provided an allowance of $1.0 million. The most significant was a $3.0 million commercial non-residential loan in which $1.9 million was charged-off, $900,000 of which had previously been reserved. During the third quarter, the principal of the company which was developing the property was indicted for bank fraud related to his financial dealings with another financial institution. The Company intends to pursue all avenues against the principal of the development company and his professional service firms to recover its investment in this loan; however, as of September 30, 2002 the loan was written down to its fair value based on recent appraisals of the land collateralizing the loan. During March 2003, the Company received title to this property.

During 2002, delinquencies increased in the single-family mortgage loan portfolio. The total amount of single-family mortgage loans ninety (90) days or more past due at December 31, 2001, March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002 were $7.6 million, $10.6 million, $14.6 million, $16.6 million and $14.9 million, respectively. Management believes these increases are attributable to a declining economy and higher unemployment levels. To address this situation, the Savings Bank lowered the classification on certain pools of loans and also increased its allowance factors within certain single-family loan classifications.

During the fourth quarter of 2002, the Savings Bank recaptured $500,000 of provision for loan losses recorded in previous quarters mainly related to the successful termination of the purchase/repurchase loan program. As of September 30, 2002 the purchase repurchase portfolio had an allowance for loan losses allocation of $413,000. The program termination was completed January 2003 with no losses incurred.

Nonaccrual loans as a percentage of gross loans increased from 2.82% to 16.75% as of December 31, 2001 and 2002, respectively. The increase is due to the increased delinquent loans as discussed above and the $196.7 million decrease in gross loans receivable which is significantly related to the business plan objectives. During 2003, management anticipates the nonaccrual loans will be sold or transferred to foreclosed real estate for their ultimate disposition.




                                                                             20.

UMBRELLA BANCORP, INC.


As discussed more fully in the Regulatory Compliance section of the MD&A, during May 2002, the OTS and the FDIC began a joint Field Visit examination in preparation for a joint risk-focused examination of the Savings Bank and the Bancorp, which commenced on July 1, 2002, and completed January 31, 2003. This examination follows the safety and soundness examinations by the OTS of the Savings Bank and Bancorp completed January 2002, for which the Reports of Examinations were delivered to the Savings Bank and Bancorp in March 2002 and in which no loans were classified as "loss" assets.

During the most recent joint OTS/FDIC safety and soundness examination, management met with the OTS/FDIC representatives numerous times. Based on those meetings, management believes that the loans have been properly graded by management and the Company's analysis of its ALLL, as of December 31, 2002, has properly considered the concerns conveyed by the OTS/FDIC representatives related to the status of the Savings Bank's loan files, delinquency reporting, and loan classification reporting. Based on these factors, management believes that the ALLL as of December 31, 2002 is adequate.

Management has taken the following steps to improve its ALLL reporting, delinquent loan reporting and its loan classification reporting: 1) as previously discussed, the Savings Bank completed the conversion of its commercial loan portfolio to a new loan software subsidiary ledger system; as part of that conversion, all commercial loans were re-amortized to determine that the principal and accrued interest balances were accurate (requiring minimal adjustment to either the principal or accrued interest), and all other significant information (such as origination date, interest rate, maturity date, payment dates, etc.) was re-verified to source documents such as the original note or payment tickets; and 2) during the period July 2002 to October 2002, the Savings Bank has expanded its commercial loan department by hiring several mid-level managers to effectively monitor and evaluate the commercial loan portfolio.




                                                                             21.

UMBRELLA BANCORP, INC.



Allowance for Loan and Lease Loss Allocation


                                                 2002                            2001                            2000
                                    ------------------------------  ------------------------------  ------------------------------
                                                       Percent of                      Percent of                      Percent of
                                                          Loans                           Loans                           Loans
                                           Percent of    in Each           Percent of    in Each           Percent of    in Each
                                            Allowance   Category            Allowance   Category            Allowance   Category
                                            to Total    to Total            to Total    to Total            to Total    to Total
                                    Amount  Allowance  Gross Loans  Amount  Allowance  Gross Loans  Amount  Allowance  Gross Loans
                                    ------  ---------  -----------  ------  ---------  -----------  ------  ---------  -----------
One-to-four-family mortgage loans   $2,020      48.70%       44.59% $1,534      51.41%       61.28% $1,678      68.77%       75.02%

Commercial real estate loans           372       8.97         8.81     329      11.03        12.13     440      18.03        14.44

Commercial                           1,441      34.74        38.51     915      30.66        23.48      71       2.91         7.92

Home equity                             30        .72         3.44      34       1.14         1.35      47       1.93         1.53

Direct lease financing                 246       5.93         3.29       9        .30         1.37     194       7.95         0.79

Other                                   39        .94         1.36     111       3.72         0.39      10        .41         0.30

Unallocated                           --         --           --        52       1.74         --       --        --           --
                                    ------     ------       ------  ------     ------       ------  ------     ------       ------

Total allowance for
  loan losses                       $4,148     100.00%      100.00% $2,984     100.00%      100.00% $2,440     100.00%      100.00%
                                    ======     ======       ======  ======     ======       ======  ======     ======       ======

                                                    1999                                    1998
                                    ------------------------------------   ------------------------------------
                                                             Percent of                             Percent of
                                                                Loans                                  Loans
                                              Percent of       in Each               Percent of       in Each
                                               Allowance      Category                Allowance      Category
                                               to Total       to Total                to Total       to Total
                                    Amount     Allowance     Gross Loans   Amount     Allowance     Gross Loans
                                    ------     ---------     -----------   ------     ---------     -----------
One-to-four-family mortgage loans   $1,298         83.69%          88.99%  $  687         73.08%          93.64%

Commercial real estate loans            14          0.90            4.95       14          1.49            0.87

Commercial                             216         13.93            3.39      216         22.98            2.65

Home equity                           --            --              1.69     --            --              1.61

Direct lease financing                --            --              0.56     --            --              0.48

Other                                   23          1.48            0.42       23          2.45            0.75

Unallocated                          --             --              --       --            --              --
                                    ------        ------          ------   ------        ------          ------

Total allowance for
  loan losses                       $1,551        100.00%         100.00%  $  940        100.00%         100.00%
                                    ======        ======          ======   ======        ======          ======



                                                                             22.

UMBRELLA BANCORP, INC.


The following table sets forth information with respect to the Company's allowance for loan losses by loan category for the years and at the dates indicated.

                                                                    2002          2001          2000          1999          1998
                                                                   -------       -------       -------       -------       -------
Balance at beginning of year:                                      $ 2,984       $ 2,440       $ 1,551       $   940       $   814


Provision for loan losses:                                           9,807         1,710         1,218           965           355

Purchased allowance on one-to-four-
family loans                                                          --            --            --            --              30

Gross charge-offs:
   Mortgage loans:
     One-to-four-family ......................................      (3,170)       (1,014)         (329)         (354)         (259)
     Commercial real estate ..................................        --            --            --            --            --
   Commercial ................................................      (5,266)         --            --            --            --
   Direct finance leases .....................................        --            --            --            --            --
   Home equity ...............................................        --            --            --            --            --
   Other .....................................................        (311)         (152)         --            --            --
                                                                   -------       -------       -------       -------       -------
     Total ...................................................      (8,747)       (1,166)         (329)         (354)         (259)
                                                                   -------       -------       -------       -------       -------

Recoveries - other                                                     104          --            --            --            --
                                                                   -------       -------       -------       -------       -------

Balance at end of year:                                            $ 4,148       $ 2,984       $ 2,440       $ 1,551       $   940
                                                                   =======       =======       =======       =======       =======

Ratio of net  charge-offs  during  the  period to
average loans outstanding,  excluding  discounted
loans                                                                 3.47%          .39%          .12%          .03%          .01%
                                                                   =======       =======       =======       =======       =======
Ratio of allowance for loan losses to net loans
   receivable,  excluding  discounted  loans  and
   loans held for sale .......................................        4.09%         1.18%          .98%          .61%          .46%
                                                                   =======       =======       =======       =======       =======




                                                                             23.

UMBRELLA BANCORP, INC.


INVESTMENT ACTIVITIES

As of December 31, 2002 and 2001 the Company's available-for-sale securities totaled $105.6 million and $123.1 million, respectively. In addition, as of December 31, 2001 the Company held trading securities of $6.1 million and securities held-to-maturity of $1.9 million. The overall decrease in investment securities between December 31, 2001 and 2002 can be principally attributable to utilizing the proceeds from sales to fund a portion of the deposit shrinkage that occurred during 2002 related to the Saving Bank's business plan objectives as discussed previously. In addition, as previously discussed in the "Regulatory Compliance" section, due to regulatory requests the Savings Bank ceased its trading activity and sold certain other types of available-for-sale securities as the Savings Bank had exceeded the regulatory limitations for holding these types of securities.

Securities available-for-sale, which totaled $105.6 million at December 31, 2002, are carried at fair value and include $71.0 million of mortgage-backed securities and collateralized mortgage obligations, $4.3 million of trust preferred securities, $3.5 million of marketable equity securities, $20.4 million of U.S. Agency securities, $4.5 of municipal securities, and $2.0 million of corporate bonds. Included in mortgage-backed securities and collateralized mortgage obligations (CMOs) are Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") and Government National Mortgage Association ("GNMA") securities, as well as mortgage mutual funds managed by Shay Assets Management, Inc. and The Vanguard Group. Of the $71.0 million, investments in the Shay AMF Funds and Vanguard GNMA fund totaled $27.0 million and $3.5 million, respectively. There were no other concentrations by issuer at December 31, 2002.

The Company had been actively trading the marketable equity securities of the FNMA, FHLMC, and Annaly Mortgage common stock during 2001 and most of the first three quarters of 2002. As discussed in the preceding "Regulatory Compliance" section, effective September 17, 2002, the trading portfolio was discontinued and the respective securities were classified as available-for-sale. The total amortized cost of these securities totaled $878,000 at the date of transfer.



                                                                             24.

UMBRELLA BANCORP, INC.


The following table sets forth the composition of the Company's available-for-sale portfolio in dollar amounts and percentages at the dates indicated.

                                                                  At December 31,
                                          -------------------------------------------------------------
                                                    2002                   2001               2000
                                          -------------------------------------------------------------
                                              Fair        % of      Fair       % of      Fair      % of
                                              Value      Total     Value      Total     Value     Total
                                             --------   ------    --------   ------    -------   ------
DEBT SECURITIES:
U.S. government agency obligations           $ 20,360    19.28%      2,975     2.42%   $ 5,419    37.18%
Municipal bonds                                 4,475     4.24      18,745    15.23        375     2.57
Corporate bonds                                   197     1.87       4,684     3.80      1,623    11.14
Mortgage-backed securities and
    collateralized mortgage obligations        71,038    67.26      49,240    39.99      1,593    10.94
                                             --------   ------    --------   ------    -------   ------

       Total debt securities                   97,845    92.65      75,644    61.44      9,010    61.83

Equity securities                               3,465     3.28      15,199    12.35      2,914    19.99

Trust preferred securities                      4,303     4.07      32,275    26.21      2,650    18.18
                                             --------   ------    --------   ------    -------   ------

       Total securities available-for-sale   $105,613   100.00%   $123,118   100.00%   $14,574   100.00%
                                             ========   ======    ========   ======    =======   ======

FHLB of Chicago stock                        $  2,947   100.00%   $  2,800   100.00%   $ 2,615   100.00%
                                             ========   ======    ========   ======    =======   ======


The following table sets forth the composition of the Company's held-to-maturity securities portfolio in dollar amounts and percentages at December 31, 2002, 2001, and 2000.

                                                2002                  2001                   2000
                                          -----------------   --------------------    ------------------
                                          Amortized   % of    Amortized     % of      Amortized    % of
                                             Cost     Total      Cost       Total        Cost      Total
                                          ---------   -----   ----------   -------    --------    ------
Corporate bonds                           $       -       -%  $      685     36.85%   $    778      2.93%
U.S. agency securities                            -       -        1,174     63.15      24,451     92.19
Collateralized mortgage obligations               -       -            -         -       1,294      4.88
                                          ---------   -----   ----------   -------    --------    ------

    Total securities held-to-maturity     $       -       -%  $    1,859    100.00%   $ 26,523    100.00%
                                          =========   =====   ==========   =======    ========    ======


                                                                             25.

UMBRELLA BANCORP, INC.



The table below sets forth certain information regarding the amortized cost, weighted average yields and contractual maturities of securities as of December 31, 2002.

                                                More than One Year    More than Five Years    More than Ten
                            One Year or Less       to Five Years          to Ten Years            Years                 Total
                          ----------------------------------------------------------------------------------------------------------
                                      Weighted             Weighted              Weighted             Weighted              Weighted
                           Amortized   Average  Amortized   Average   Amortized   Average  Amortized   Average   Amortized  Average
                             Cost       Yield      Cost      Yield      Cost      Yield       Cost      Yield      Cost      Yield
                          ----------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
  U.S. government and
    agency obligations      $     -          -%   $    -       -%       $ 1,216   6.23%     $ 18,999    6.03%     $ 20,215    6.04%
  Municipal bonds                 -          -         -       -            822   9.05         3,652     4.99        4,474    5.74
  Corporate bonds                 -          -         -       -            444   6.32         1,572     7.20        2,016    7.00
  Trust preferred securities      -          -         -       -              -      -         4,480    13.71        4,480   13.71
  Mortgage-backed
    Securities and CMOs(2)   30,510       4.46         -       -              -      -        40,627     3.37       71,137    3.84
   Equity securities (1)      3,548          -         -       -              -      -             -        -        3,548       -
                            -------     ------    ------      ----      -------   -----     --------    -----     --------   ------

      Total available-
        for-sale            $34,058       4.46%   $    -       -%       $ 2,482   7.18%     $ 69,330    4.94%     $105,870    4.85%
                            =======               ======                =======             ========              ========



---------------
    (1)  Weighted average yield does not include equity securities.
    (2) Mortgage-backed securities with maturities less than one year are comprised of investments in Shay & Vanguard mortgage mutual funds totaling $30.5 million.




                                                                             26.

UMBRELLA BANCORP, INC.



PURCHASED MORTGAGE SERVICING RIGHTS AND INVESTMENT IN LIMITED PARTNERSHIP

The cost of acquiring servicing rights from third parties to service mortgage loans is capitalized and amortized in proportion to and over the period of the estimated net servicing income. On December 31, 2002 and 2001, the Savings Bank held $105,000 and $337,000 in PMSRs.

The balance of investment in limited partnership of $1.2 million and $3.7 million at December 31, 2002 and 2001 represents the Savings Bank's investment in various divisions of a single limited partnership. The investment at December 31, 2002 and 2001 includes a $910,000 and a $3.0 million equity interest in a limited partnership whose business activities are to purchase mortgage servicing rights, and a $288,000 and a $751,000 investment in subordinated debentures of the partnership. The debentures have an interest rate of 30%. During 2002 and 2001, the Company recorded $2.5 million and $1.1 million as a reserve against its interest in the limited partnership and subordinate debentures due to the impact of declines in interest rates and the adverse effect of increased loan prepayment speeds on the value of PMSRs. In addition, a $5.0 million escrow deposit of the PMSR servicer is maintained at the Savings Bank. The fair value of this escrow is reflected in determining the value of the investment in limited partnership. Based on a ruling from the OTS, the value of the escrow deposit declined by $1.6 million, which is reflected as a component of the $2.5 million reserve recorded in 2002 against the investment in limited partnership. In 1999, the Company reinvested the equity in one division into another previously owned division. The single business activity of this limited partnership is the purchase of current mortgage servicing rights. There are several equity investors in each division of the partnership. The purchase of the servicing rights is leveraged, allowing the partnership to purchase additional servicing rights. At the end of five years, or at such time as the investors agree, the servicing rights will be sold and the proceeds divided pro rata among the investors. As with typical investments in PMSRs, the collateral underlying the equity investment is the servicing rights. All purchases of servicing rights must be approved by all equity investors. The administration and servicing of the purchased portfolios in each division is performed by the general partner.

SOURCES OF FUNDS AND BORROWINGS

Deposits decreased $176.1 million to $282.0 million at December 31, 2002, from $458.1 million at December 31, 2001. The decrease consists primarily of a $104.6 million decrease in high yielding/costing brokered CDs and a $47.4 million decrease in money market accounts. Of the $104.6 million decrease in brokered CDs $55.7 million is attributable to the Savings Bank's effort not to renew maturing brokered CDs yielding higher interest rates and the Savings Bank's early redemption of $48.9 million of brokered CDs during September and December 2002. Deposits at December 31, 2002 include $248.6 million, or 88%, of deposits attracted via the Savings Bank's Internet delivery channel, as compared to $296.3 million, or 64.7%, at December 31, 2001. All deposits attracted via the Internet are consumer deposits.

As discussed in the preceding "Business Plan" section, to achieve the desired capital levels and profitability levels, the business plan of the Savings Bank anticipates reduction of total assets to $250 million by March 31, 2003 to be achieved through reduction of deposits by selling the Savings Bank's branch deposits and operations, rate reductions and the early redemption of




                                                                             27.

UMBRELLA BANCORP, INC.



brokered deposits. On January 31, 2003, the Savings Bank executed a Branch Sale Agreement to sell its branch office in Chicago, Illinois with approximately $6.7 million in deposits. On January 24, 2003, the Savings Bank entered into a separate Branch Purchase and Assumption Agreement to sell its other branch office located in Dolton, Illinois with approximately $21.5 million in deposits. Both contracts included the sale of leasehold improvements and furniture, fixtures and equipment at the locations along with the assumption of the buildings' lease obligations. The sale of the Chicago branch closed March 28, 2003 and the Dolton branch sale is expected to close April 26, 2003. During 2003, the Savings Bank anticipates recording a gain on the sales transactions of $1.4 million, including recognition of the deferred gains on the branch buildings sold in prior years.

Borrowings decreased by $6.0 million to $22.3 million at December 31, 2002, from $28.3 million at December 31, 2001, primarily due to the repayment of $2.4 million in federal funds purchased, $2.2 million in notes payable and $1.7 million in margin account open lines using the proceeds from the sale of securities available-for-sale and loans held for sale offset by an increase of $300,000 in short term debt.

Although savings deposits are the primary source of funds for UmbrellaBank's lending and investment activities and for its general business purposes, the Savings Bank can also borrow funds from the FHLB. As a FHLB member, UmbrellaBank is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally securities that are obligations of, or guaranteed by, the United States Government or its agencies) provided certain standards related to creditworthiness have been met. At December 31, 2002, UmbrellaBank had $12.8 million of fixed rate advances from the FHLB with interest rates ranging from 6.13% to 6.58% and a weighted rate of 6.48%.

As an alternative to accessing savings deposits and FHLB advances to fund lending and investment activities, on November 28, 2001, UmbrellaBank issued and sold $3.0 million of subordinated debentures in a pooled security offering which included non-affiliated banks, savings institutions and their related holding companies. The debentures have a maturity date of December 8, 2011, and the coupon interest rate is adjustable and paid semi annually at 375 basis points over the 180 day London Interbank Offered Rate ("LIBOR"), with a cap of 12%. The debentures are subordinated to all other claims against the Savings Bank, are not collateralized by the assets of UmbrellaBank, and can be purchased only by "qualified institutional buyers" as defined by Rule 144A of the Securities Act of 1934. On December 5, 2001 UmbrellaBank filed an application with the OTS seeking inclusion of the proceeds of the sale of the debentures in regulatory "Tier II" (risk-weighted) capital. As of June 28, 2002 the OTS approved the application. At December 31, 2002, $3.0 million of subordinated debentures were outstanding, at a weighted rate of 5.78%.

In previous years, the employee stock ownership plan ("ESOP") borrowed funds from the Bancorp in order to purchase shares for the ESOP. Effective September 30, 2002, the ESOP was terminated and the Bancorp accepted the unallocated shares in full satisfaction of the loan balance of $289,000. The unallocated shares were accounted for as a treasury stock transaction.

                                                                             28.

UMBRELLA BANCORP, INC.



Subsequent to December 31, 2002, and in accordance with its capital and business plans discussed in the preceding "Regulatory Compliance" and "Business Plan" sections, the Company paid-off outstanding debt consisting of the following: during January and February 2003 the Company paid-off the $2.0 million note payable with the proceeds from the sale of an available-for-sale security and capital contributions from the Company's two principal shareholders; on March 31, 2003, the Company paid-off the $4.3 million note payable with the proceeds from capital contributions from the Company's two principal shareholders; and on February 28, 2003, the Savings Bank paid-off the $2.8 million FHLB advance incurring a penalty of $17,600 related to this transaction.

On February 27, 2003 the Company announced its intention to repurchase from time to time in open market as well as privately negotiated transactions shares of the Trust's 11% securities, which trade under the symbol "ATP_P" on the American Stock Exchange. The present authorization does not impose any specific limit on the number of Trust securities which may be purchased, and is being undertaken in order to reduce debt and debt-like obligations as required by the capital plan as discussed in the preceding "Regulatory Compliance" and "Business Plan" sections. The continuing payment on the Trust securities is dependent on the Company's continuing ability to make payments on the subordinated debenture it issued to the Trust in connection with the 1998 public offering. In the absence of prior written approval, the Savings Bank is currently precluded from making dividend payments to the Company under mutual agreement with the OTS. Consequently, no assurance can be made that the Company will continue to make dividend payments on the Trust securities.



                                                                             29.

UMBRELLA BANCORP, INC.


Deposit Flow. The following table sets forth the composition of and the change in dollar amount of deposit accounts offered by UmbrellaBank between the dates indicated.

                                                 December 31, 2002
                                     -----------------------------------------
                                                      Percent
                                                      of Total        Increase
                                      Amount          Deposits       (Decrease)
                                     --------         --------       ---------
Non-interest bearing accounts        $  5,835              2.1%      $   1,956
Savings accounts                       13,127              4.7           5,775
NOW accounts                           41,492             14.7            (569)
Money market accounts                  96,512             34.2         (47,406)
                                     --------         --------       ---------

   Total                              156,966             55.7         (40,244)
                                     --------         --------       ---------

Certificate accounts:
   1.00% to 2.99%                      14,631              5.2             750
   3.00% to 3.99%                      29,623             10.5         (29,686)
   4.00% to 4.99%                       6,249              2.2         (39,080)
   5.00% to 5.99%                      11,699              4.1         (24,780)
   6.00% to 6.99%                      62,679             22.2          30,046
   7.00% to 7.99%                         200               .1         (83,106)
   8.00% to 8.99%                           -                -               -
                                     --------         --------       ---------
   Total                              125,081             44.3        (135,856)
                                     --------         --------       ---------

Total deposits                       $282,047            100.0%      $(176,100)
                                     ========         ========       =========

Weighted average rate                    3.10%
                                     ========

                                                  December 31, 2001
                                     -----------------------------------------
                                                      Percent
                                                      of Total        Increase
                                      Amount          Deposits       (Decrease)
                                     --------         --------       ---------
                                                (Dollars in thousands)
Non-interest bearing accounts        $  3,879              0.8%      $  (5,865)
Savings accounts                        7,352              1.6           2,061
NOW accounts                           42,061              9.2          37,143
Money market accounts                 143,918             31.4          74,883
                                     --------         --------       ---------

   Total                              197,210             43.0         108,222
                                     --------         --------       ---------

Certificate accounts:
   1.00% to 2.99%                      13,881              3.0          13,881
   3.00% to 3.99%                      59,309             13.0          59,309
   4.00% to 4.99%                      45,329              9.9          35,550
   5.00% to 5.99%                      26,479              5.8          (6,015)
   6.00% to 6.99%                      32,633              7.1         (75,236)
   7.00% to 7.99%                      83,306             18.2         (66,101)
   8.00% to 8.99%                           -                -               -
                                     --------         --------       ---------
   Total                              260,937             57.0         (38,612)
                                     --------         --------       ---------

Total deposits                       $458,147            100.0%      $  69,610
                                     ========         ========       =========

Weighted average rate                    4.46%
                                     ========

                                                  December 31, 2000
                                     ------------------------------------------
                                                      Percent
                                                      of Total       Increase
                                      Amount          Deposits      (Decrease)
                                     --------         --------       ---------
                                                (Dollars in thousands)
Non-interest bearing accounts        $  9,744              2.5%      $   3,672
Savings accounts                        5,291              1.4         (14,582)
NOW accounts                            4,918              1.3          (5,694)
Money market accounts                  69,035             17.7          64,609
                                     --------         --------       ---------

   Total                               88,988             22.9          48,005
                                     --------         --------       ---------

Certificate accounts:
   1.00% to 2.99%                           -                -               -
   3.00% to 3.99%                           -                -               -
   4.00% to 4.99%                       9,779              2.5         (38,113)
   5.00% to 5.99%                      32,494              8.4         (86,311)
   6.00% to 6.99%                     107,869             27.8          14,327
   7.00% to 7.99%                     149,407             38.4         148,964
   8.00% to 8.99%                           -                -              (8)
                                     --------         --------       ---------
   Total                              299,549              7.1          38,859
                                     --------         --------       ---------

Total deposits                       $388,537            100.0%      $  86,864
                                     ========         ========       =========

Weighted average rate                    6.48%
                                     ========



                                                                             30.

UMBRELLA BANCORP, INC.





Certificate Accounts. The following table presents the amount of certificate accounts outstanding at December 31, 2002, and the periods to maturity or repricing.

                                                          Amount
                                                          ------          Weighted
                                                      (In thousands)    Average Rate
                                                                        ------------

Twelve months or less ..........................        $ 61,525           4.50%
Thirteen months to 36 months ...................          46,694           5.83
Over 36 Months .................................          16,862           4.90
                                                        --------

Total ..........................................        $125,081           5.05%
                                                        ========



At December 31, 2002, the Company had outstanding $39.3 million of certificate of deposit accounts in amounts of $100,000 or more maturing or repricing as follows:


                                                               Amount             Weighted
                                                               ------           Average Rate
                                                           (In thousands)       ------------

Three months or less............................              $    7,071           3.78%
Over three through six months...................                   3,391           4.60
Over six less than 12 months....................                   9,406           5.43
12 months and over..............................                  19,478           6.03
                                                              ----------

Total...........................................              $   39,346           5.36%
                                                              ==========

The Company had pledged securities with principal balances totaling approximately $2.8 million and $2.4 million at December 31, 2002 and 2001, as collateral to secure certain public deposits.

Deposit Activity. The following table sets forth the deposit activities of the Savings Bank for the years indicated.

                                                          Year Ended December 31,
                                                ------------------------------------------
                                                   2002            2001            2000
                                                ---------         -------        ---------
                                                              (In thousands)
Deposits in excess of withdrawals ......        $(193,338)        $43,949        $ 181,360
Sale of branch deposits ................                -               -         (113,585)
Interest credited ......................           17,238          25,661           19,089
                                                ---------         -------        ---------

  Net increase (decrease) in deposits...        $(176,100)        $69,610        $  86,864
                                                =========         =======        =========



                                                                             31.

UMBRELLA BANCORP, INC.



The following table sets forth information regarding borrowings by the Company on a consolidated basis at the end of and during the year indicated. The borrowings at and during the year consisted of FHLB advances, junior subordinated debt issued by the Company, subordinated debentures issued by the Savings Bank, included in other borrowings, and notes payable. The weighted average was computed on a monthly average basis.

                                                                                   At December 31,
                                                                  ------------------------------------------------
                                                                     2002               2001              2000
                                                                  ----------         ----------         ----------
                                                                               (Dollars in thousands)
Weighted average interest rate at end of year on:
     FHLB advances .......................................              6.48%              6.48%              6.49%
     Junior Subordinated debt ............................             11.00              11.00              11.00
     Notes payable .......................................              7.94               7.50                  -
     Other borrowings ....................................              5.78               4.04               8.92

Maximum amount of borrowings outstanding at any month end:
     FHLB advances .......................................        $   23,760         $   26,760         $   29,732
     Junior Subordinated debt ............................            17,160             16,603             17,250
     Notes payable .......................................             9,125              8,500                  -
     Other borrowings ....................................            49,711              6,545              5,930

Average borrowings outstanding with respect to:
     FHLB advances .......................................        $   15,072         $   16,478         $   19,611
     Junior subordinated debt ............................            16,986             16,795             17,180
     Notes payable .......................................             7,658              3,716                  -
     Other borrowings ....................................            18,967              2,709              6,162
                                                                  ----------         ----------         ----------
        Total ............................................        $   58,683         $   39,698         $   42,953
                                                                  ==========         ==========         ==========

Weighted average interest rate during the year paid on:
     FHLB advances .......................................              5.99%              6.13%              6.55%
     Junior Subordinated debt ............................             11.42              10.67              11.11
     Notes payable .......................................              7.42               6.13                  -
     Other borrowings ....................................              3.02               4.39               7.59
         Total weighted average ..........................              6.76               9.49               8.52





                                                                             32.

UMBRELLA BANCORP, INC.



RESULTS OF OPERATIONS

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR
 ENDED DECEMBER 31, 2001

General: Net loss for the year ended December 31, 2002 was $12.3 million or ($7.17) per diluted share as compared to a net loss of $637,000 or ($.37) per diluted share for 2001. The operating results were significantly impacted by the $9.8 million provision for loan losses, the $2.5 million valuation allowance on the investment in limited partnership related to the partnership's investment in PMSRs, and the early redemption of $48.9 million of brokered deposits resulting in additional interest expense of $1.0 million during the year.

Interest Income: Interest income decreased by $11.0 million, or 30%, to $26.1 million for the year ended December 31, 2002 from $37.1 million for last year. The decline in interest income was primarily the result of a $29.8 million decrease in average interest-earning assets to $430.0 million and a 224 basis point decrease in the yield on interest-earning assets to 6.19% for the year ended December 31, 2002 from 8.43% for 2001. As seen in the following table, and as discussed previously, average balance declines were reflected in all categories of interest earning assets.

Interest Expense: Interest expense decreased by $8.5 million, or 28.6%, to $21.0 million in 2002 from $29.5 million in 2001, as a result of a $55.1 million decrease in average interest-bearing liabilities, and was additionally impacted by a 116 basis point decrease in the average cost of interest-bearing liabilities to 4.68% for the year ended 2002 from 5.84% for 2001. Excluding the effect of the $1.0 million additional interest expense incurred during 2002 related to the early redemption of brokered deposits, 2002 interest expense would have decreased $9.5 million and the average cost of interest-bearing liabilities would have decreased 139 basis points.

As seen in the next table, the majority of the interest-bearing liability shrinkage occurred in deposits, particularly CDs, including brokered CDs and money market accounts, which were discussed previously.

Net Interest Income: Net interest income decreased by $2.6 million to $5.0 million for the year ended December 31, 2002 from $7.6 million during 2001. The decrease in net interest income was the result of a 72 basis point decrease in the net interest margin to 1.30% for the year ended December 31, 2002 from 2.02% in 2001. The interest rate spread decreased by 108 basis points to 1.51% in 2002 from 2.59% in 2001.




                                                                             33.

UMBRELLA BANCORP, INC.



The following table sets forth certain information relating to Umbrella Bancorp's consolidated average balance sheets and reflects the average yield on assets and average cost of liabilities for the continuing operations for the years indicated. Such yields and costs are derived by dividing income or expense by the average of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily averages for 2002 and 2001, and from month-end balances for 2000. Management believes that the use of month-end balances for 2000 instead of daily average balances has not caused a material difference in the information presented.

                                                                                  2002
                                                                -----------------------------------------
                                                                                                  Average
                                                                 Average                           Yield/
                                                                 Balance         Interest           Cost
                                                                -----------------------------------------
Assets
Interest-earning assets
    Loans receivable (1) (5)                                    $249,914         $ 17,434           6.98%
    Interest-earning deposits                                     77,766            4,848           6.23
    Securities (5)                                               102,725            4,368           4.25
                                                                --------         --------          -----
Total interest-earning assets                                    430,405           26,650           6.19%
Non-interest-earning assets (2)                                   45,745
                                                                --------
Total assets                                                    $476,150
                                                                ========

Liabilities and stockholders' equity
Interest-bearing liabilities
    Deposits                                                    $389,958         $ 16,994           4.36%
    FHLB advances and other borrowings                            42,851            2,102           4.91
    Trust Preferred                                               16,995            1,940          11.42
                                                                --------         --------          -----
Total interest-bearing liabilities                               449,804           21,036           4.68%
Non-interest-bearing  liabilities                                 14,091
                                                                --------

Total liabilities                                                463,895

Equity                                                            12,255
                                                                --------

Total liabilities and equity                                    $476,150
                                                                ========
Net interest income/interest rate spread (3)                                     $  5,614           1.51%
                                                                                 ========          =====
Net interest-bearing liabilities/net interest margin (4)        $ 19,399                            1.30%
                                                                ========                           =====
Ratio of average interest-earning assets to average interest-
  bearing liabilities                                              95.66x
                                                                ========
                                                                                      2001
                                                                     ---------------------------------------
                                                                                                     Average
                                                                      Average                        Yield/
                                                                      Balance       Interest          Cost
                                                                     --------       --------         -------
Assets
Interest-earning assets
    Loans receivable (1) (5)                                         $301,117        $25,738          8.55%
    Interest-earning deposits                                          62,236          4,418          7.10
    Securities (5)                                                     96,827          8,632          8.91
                                                                     --------        -------         -----
Total interest-earning assets                                         460,180         38,788          8.43%
Non-interest-earning assets (2)                                        72,520
                                                                     --------
Total assets                                                         $532,700
                                                                     ========

Liabilities and stockholders' equity
Interest-bearing liabilities
    Deposits                                                         $465,171        $25,661          5.52%
    FHLB advances and other borrowings                                 22,903          1,975          8.62
    Trust Preferred                                                    16,795          1,841         10.96
                                                                     --------        -------         -----
Total interest-bearing liabilities                                    504,869         29,477          5.84%
Non-interest-bearing  liabilities                                       6,584
                                                                     --------

Total liabilities                                                     511,453

Equity                                                                 21,247
                                                                     --------

Total liabilities and equity                                         $532,700
                                                                     ========
Net interest income/interest rate spread (3)                                         $ 9,311          2.59%
                                                                                     =======         =====
Net interest-bearing liabilities/net interest margin (4)             $ 44,689                         2.02%
                                                                     ========                        =====
Ratio of average interest-earning assets to average interest-
  bearing liabilities                                                   91.15x
                                                                     ========

                                                                                   2000
                                                                   ------------------------------------
                                                                                                Average
                                                                     Average                    Yield/
                                                                     Balance       Interest      Cost
                                                                   ------------------------------------
Assets
Interest-earning assets
    Loans receivable (1) (5)                                         $280,777       $23,585      8.40%
    Interest-earning deposits                                          36,666         3,161      8.62
    Securities (5)                                                     48,217         3,325      6.90
                                                                    ---------       -------     -----
Total interest-earning assets                                         365,660        30,071      8.22%
Non-interest-earning assets (2)                                        48,672
                                                                    ---------
Total assets                                                        $ 414,332
                                                                    =========

Liabilities and stockholders' equity
Interest-bearing liabilities
    Deposits                                                        $ 344,075       $19,089      5.55%
    FHLB advances and other borrowings                                 25,773         1,753      6.80
    Trust Preferred                                                    17,180         1,971     11.47
                                                                    ---------       -------     -----
Total interest-bearing liabilities                                    387,028        22,813      5.89
Non-interest-bearing  liabilities                                       6,609
                                                                    ---------

Total liabilities                                                     393,637

Equity                                                                 20,695
                                                                    ---------

Total liabilities and equity                                        $ 414,332
                                                                    =========
Net interest income/interest rate spread (3)                                        $ 7,258      2.33%
                                                                                    =======      ====
Net interest-bearing liabilities/net interest margin (4)            $  21,368                    1.98%
                                                                    =========                    ====
Ratio of average interest-earning assets to average interest-
  bearing liabilities                                                   94.00x
                                                                    =========

(1) Loans receivable include loans held for sale, portfolio loans receivable, and discount loans receivable.
(2) Included in the balances are PMSRs of approximately $2.6 million, $4.1 million, and $4.6 million, in 2002, 2001, and 2000, respectively.
(3) Interest rate spread represents the difference between the average yield on total interest-earning assets and the average cost of total interest-earning liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.
(5) Tax exempt income is reflected on a fully tax equivalent basis utilizing a 34% rate.




                                                                             34.

UMBRELLA BANCORP, INC.



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

                                             2002 Compared to 2001                  2001 Compared to 2000
                                      -----------------------------------    -------------------------------------
                                          Increase (Decrease) Due to              Increase (Decrease) Due to
                                      -----------------------------------    -------------------------------------
                                       Volume        Rate            Net       Volume         Rate         Net
                                       ------        ----            ---       ------         ----         ---
                                                                    (In thousands)
Interest-earning assets:
    Loans receivable, net             $  (3,990)   $  (4,314)   $  (8,304)   $   1,733    $     420     $  2,153
    Interest-earning deposits             1,012         (582)         430        1,894         (637)       1,257
    Investment securities                   497       (4,761)      (4,264)       4,041        1,266        5,307
                                      ---------    ---------    ---------    ---------    ---------     --------
       Total                             (2,481)      (9,657)     (12,138)       7,668        1,049        8,717

Interest-bearing liabilities:
    Deposits                             (3,770)      (4,897)      (8,667)       6,681         (109)       6,572
    FHLB advances and other
      borrowings                          1,224       (1,097)         127         (211)         433          222
    Junior subordinated debt                 99            -           99          (42)         (88)        (130)
                                      ---------    ---------    ---------    ---------    ---------     --------

       Total                             (2,447)      (5,994)      (8,441)       6,428          236        6,664
                                      ---------    ---------    ---------    ---------    ---------     --------

Net change in interest income         $     (34)   $  (3,663)   $  (3,697)   $   1,240    $     813     $  2,053
                                      =========    =========    =========    =========    =========     ========

Provision for Loan Losses: The Company recorded provision for loan losses of $9.8 million and net charge-offs of $8.6 million for the year ended December 31, 2002 compared to $1.7 million and $1.2 million for 2001. At December 31, 2002, the total allowance for loan losses was $4.1 million or 4.09% of total loans receivable and 21.10% of total nonperforming loans, excluding discounted loans and loans held for sale. The allowance for loan losses balance at December 31, 2001 was $3.0 million or 1.18% of loans receivable and 33.16% of total nonperforming loans, excluding discounted loans and loans held for sale.

Factors considered by management in calculating a required allowance for loan losses, and factors considered in providing for loan losses in 2002, were discussed previously in the section titled "Analysis of Allowance for Loan Losses."

Noninterest Income: Noninterest income (expense) decreased by $4.6 million to an expense of $1.2 million for the year ended December 31, 2002 compared to income of $3.4 million in 2001. This decrease was primarily the result of recording a $2.5 million valuation allowance during 2002 as compared to $900,000 in 2001, taken against the Company's interest in the limited partnership and resulting from declines in interest rates and the negative adverse effect of increased prepayment speeds on the value of PMSRs. In addition, during 2002 the Company changed its accounting for the value of a $5.0 million escrow deposit of the PMSR servicer associated with the PMSR based on a ruling from the OTS. The decline in value of the escrow




                                                                             35.

UMBRELLA BANCORP, INC.



deposit was $1.6 million. In addition, net losses on the sale of available-for-sale securities were $502,000 in 2002 as compared to net gains of $1.4 million in 2001 while net gains on trading securities was $33,000 in 2002 as compared to $1.2 million in 2001.

Noninterest Expense: Noninterest expense increased by $3.0 million to $15.4 million in 2002 from $12.4 million in 2001. The $3.0 million increase in operating expenses was primarily the result of increases in: (i) professional fees of approximately $1.0 million, consisting of legal, consulting and audit related fees, and resulting, in part, from the Bancorp ROE and Savings Bank ROE discussed in the preceding Regulatory Compliance section; (ii) data processing expense of approximately $510,000 due to the Savings Bank's increased volume of Internet transaction processing; (iii) compensation expense of approximately $569,000 due to additional personnel being hired in the loan and internal audit departments; (iv) federal deposit insurance premiums of $357,000 and (vi) an increase in other expense of $926,000 consisting of increased REO real estate taxes and loss provisions, increases in real estate taxes for corporate and branch locations and increased amortization of tax credits. All of which were offset by a $244,000 decline in occupancy expenses and a $367,000 decline in outsourced servicing expense.

Income Tax Expense (Benefit): The Company recorded a tax benefit of $9.0 million for 2002 compared to $2.4 million for 2001. The 2002 tax benefit is based on a tax rate of approximately 39% calculated on the pre-tax loss of $21.3 million, plus tax benefits derived from tax-exempt loans and securities, plus the utilization of tax credits. The 2001 tax benefit resulted from increased investments in tax-exempt loans and securities, the continued utilization of tax credits and due to a net operating loss in 2001.

The deferred tax totaled $9.7 million as of December 31, 2002, including $95,000 related to available-for-sale securities. The remaining deferred tax asset primarily consists of the tax effects of bad debt deductions, partnership interests, FHLB stock dividends, the deferred gain on prior sales of facilities, federal and state net operating loss carryforwards, and tax credit carryforwards. Based on management's projections of future taxable income, no valuation allowance is recorded against the deferred tax asset.

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

Interest Income: Interest income increased by $7.0 million, or 23.3%, to $37.1 million for the year ended December 31, 2001 from $30.1 million for last year. The improvement in interest income was primarily the result of a $94.5 million increase in average interest-earning assets to $460.1 million and a 21 basis point increase in the yield on interest-earning assets to 8.43% for the year ended December 31, 2001 from 8.22% for 2000. As seen in the preceding table, and as discussed previously, average balance growth was achieved in all categories of interest earning assets.

                                                                             36.

UMBRELLA BANCORP, INC.



In addition to interest earned on loans and commitments for making loans, the Savings Bank earns fees in connection with originating loans. Contractual fees are received from the purchase/repurchase loan program and interest is charged on outstanding balances. Net deferred fees or costs are amortized as yield adjustments over the life of the related loans using the interest method, adjusted for estimated prepayment based on the Savings Bank's historical prepayment experience.

Interest Expense: Interest expense increased by $6.7 million, or 29.3%, to $29.4 million in 2001 from $22.8 million in 2000, as a result of a $117.8 million increase in average interest-bearing liabilities, which was partially offset by a 5 basis point decrease in the average cost of interest-bearing liabilities to 5.83% for the year ended 2001 from 5.88% for 2000.

As seen in the preceding table, the majority of the interest-bearing liability growth occurred in deposits, particularly NOW and money market accounts, which were discussed previously.

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

Provision for Loan Losses: The Company recorded provision for loan losses of $1.7 million for the year ended December 31, 2001 compared to $1.2 million for 2000, resulting in total allowances for loan losses of $3.0 million, or .93%, of total loans receivables and 33.16% of total nonperforming loans at December 31, 2001. The allowance for loan losses balance at December 31, 2000 was $2.4 million, or .87% of loans receivable, excluding discounted loans receivable. At December 31, 2001, the Savings Bank experienced an increase in the percentage of net loans 90 days or more delinquent from 1.59% of total loans receivable and loans held for sale at December 31, 2000 to 2.82% of total loans receivable and loans held for sale at December 31, 2001. The increase was primarily due to classification activities relating to certain single-family residential mortgage loans underlying purchase repurchase loan program, which were discovered to involve various irregularities including broker and originator fraud issues, as well as payment and loan servicing defaults. Also, total purchase repurchase loans outstanding at December 31, 2001 were $65.1 million, compared to $38.0 million at December 31, 2000 and the commercial multi-family secured real estate and commercial loan balances totaled $113.7 million at December 31, 2001 compared to $65.2 million at December 31, 2000.

Based upon these factors, management increased the allowance for loan losses during the fourth quarter of 2001. Approximately $800,000 was established to cover the purchase repurchase loan program and $300,000 allocated to cover commercial loan assets, including real estate secured construction loans. In addition, Umbrella Bancorp recorded a $500,000 provision for loan losses in the fourth quarter of 2001 related to loans acquired from the Savings Bank.



                                                                             37.

UMBRELLA BANCORP, INC.



Noninterest Income: Noninterest income decreased by $6.7 million to $3.4 million for the year ended December 31, 2001 compared to $10.1 million in 2000. This decrease was primarily the result of the $7.9 million pretax gain on the sale of deposits from three of the Savings Bank's branches in 2000. The purchaser of the branches also assumed the lease contracts on those buildings, which resulted in an additional gain of $591,000 during 2000 from the previously deferred profit on the 1999 sale of two of those branch buildings. 2001 was also negatively impacted by a $(899,000) loss on an investment in a limited partnership due to writing down the value of mortgage servicing rights within the partnership. These decreases were partially offset by gains on sales of securities, which increased from net losses of $(111,000) in 2000 to net gains of $1.4 million in 2001 and trading account gains, which increased to $1.2 million in 2001 from $214,000 in 2000.

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

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits, proceeds from principal and interest payments on the loan and securities available-for-sale portfolios, custodial deposit accounts related to loans serviced for others, borrowed money; FHLB advances; and loan and security sales. The most liquid assets are cash and short-term investments. The levels of these assets are dependent on operating, financing, and investing activities during any given period. Cash and interest-earning deposits totaled $71.9 million at December 31, 2002. The Company has adequate alternative funding sources if short-term liquidity needs arise.

Recent legislation repealed the OTS minimum liquidity ratio requirements. OTS regulations now require the Savings Bank to maintain sufficient liquidity to ensure the Savings Bank's safe and sound operation.

Liquidity management for the Savings Bank is both a daily and long-term function of the Savings Bank's senior management. Management meets regularly to monitor interest rates,





                                                                             38.

UMBRELLA BANCORP, INC.


current and projected commitments to originate/purchase/sell loans and the likelihood of funding such commitments, monitor deposit flows and projected cash flows. Excess funds are generally invested in short-term investments. Cash flow projections are updated regularly to assure necessary liquidity.

At December 31, 2002, the Savings Bank's capital exceeded all capital requirements of the OTS. The Savings Bank's Tier I capital to adjusted assets, Tier I capital to risk-weighted assets, and risk-based capital ratios were 5.76%, 10.70%, and 13.61%, respectively.

On September 29, 2002, the Board of Directors of the Bancorp authorized the issuance of up to 10,000 shares of Series A 8.0% Perpetual Preferred Convertible Preferred Stock ("Series A Stock"). The Series A Stock has a par and face value of $1,000. After March 31, 2003, the holders of record of the Series A Stock on the dates specified below shall be entitled to receive, as and when declared by the Board of Directors and out of assets of the Bancorp which are by law available for payment of dividends, cumulative preferential cash dividends, at the rate of $80.00 per share per annum, payable quarterly on the first day of July, October, January and April in each year. Dividends on the Series A Stock shall be cumulative, whether or not in any dividend period or periods after March 31, 2003 there shall be surplus or net profits of the Company legally available for the payment of such dividends. Dividends on the Series A Stock shall be junior and subordinate to the payment of the Bancorp's obligations for dividends or payments under the Company's 11% Junior Subordinate Deferrable Interest Debentures. After March 31, 2004, the Bancorp, at the option of the Board of Directors, may at any time or from time to time redeem the whole or any part of the Series A Stock by paying therefore in cash $1,000 per share plus an amount equal to all dividends thereon declared but unpaid on the date fixed for redemption (the "Redemption Price"). Until March 31, 2008, each holder of Series A Stock may at any time upon surrender of the certificates therefore, convert any or all of such holder's Series A Stock into fully paid and nonassessable shares of Common Stock of the Bancorp, at the rate of 166 shares of Common Stock for each share of Series A Stock so surrendered for conversion.

For the period September 30, 2002 to December 31, 2002 the Company received from its two principal shareholders cash contributions totaling $2,075,000 for 1,921 shares of Series A Preferred Stock ($1,921,000), 18,000 shares of common stock ($59,000) related to the exercise of stock options and $95,000 for available-for-sale securities at the higher of fair market value or amortized cost.

For the period January 1, 2003 to March 31, 2003 the Company received from three of its principal shareholders cash contributions totaling $7,547,000 for 6,064 shares of Series A Stock ($6,064,000), 118,134 shares of common stock ($447,000) related to the exercise of stock options, and $1,036,000 for available-for-sale securities at the higher of fair market value or amortized cost.

At December 31, 2002, the Savings Bank had funding commitments relating to loans, lines of credit and letters of credit totaling $11.9 million. The Savings Bank has Community Reinvestment Act investment commitments outstanding of $1.5 million. These commitments include $1.2 million to be funded over nine years for the investment in the Chicago Equity Fund, $216,000 to be funded over five years for investment in the Community Investment Corporation, and $51,000 to be funded over two years for investment in the Kedzie Limited Partnership. On March 31, 2003, the Savings Bank funded its outstanding commitments to the



                                                                             39.

UMBRELLA BANCORP, INC.



Chicago Equity Fund and Community Investment Corporation of $1.2 million and $216,000, respectively.

Also as of December 31, 2002 the Savings Bank had commitments to purchase available-for-sale securities of $22.4 million.

ACCOUNTING DEVELOPMENTS

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" in June 2001. SFAS No. 141 requires all business combinations within its scope to be accounted for using the purchase method, rather than the pooling-of-interest method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 will only impact the Company's financial statements if it enters into a business combination.

The FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets", which addresses the accounting for such assets arising from prior and future business combinations, in June 2001. Under SFAS No. 142, goodwill arising from business combinations will no longer be amortized, but rather will be assessed regularly for impairment, with any such impairment recognized as a reduction of earnings in the period identified. Other identified intangible assets, such as core deposit intangible assets, will continue to be amortized over their estimated useful lives. The Company adopted SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 142 did not have any impact on the Company's financial statements at that date as the Company had no recorded goodwill at December 31, 2001.

Effective January 1, 2003, SFAS 143, "Accounting for Asset Retirement Obligations" will apply. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period incurred. The effect of this statement on the financial position and operations of the Company is not anticipated to have a material affect.

The Company adopted SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" on January 1, 2002. The statement requires that the Company recognize an impairment loss on long-lived assets when the carrying amount is not recoverable and the measurement of the impairment loss is the difference between the carrying amount and the fair value of the asset. This pronouncement did not have a material effect on the Company's financial statements.

On April 1, 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 is effective for financial statements issued on or after May 15, 2002. SFAS 145 requires that any gains or losses on extinguishment of debt that were classified as an extraordinary item in prior periods that are not unusual in nature and infrequent in occurrence be reclassified to other income or expense. SFAS No. 145 also amends SFAS No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor or guarantor. Adoption of SFAS No. 145 resulted in the Company recording $1.o million of additional interest expense on deposits in the statement




                                                                             40.

UMBRELLA BANCORP, INC.


of operations. The additional interest expense was the result of an early redemption of brokered CDs. Prior to the adoption of this pronouncement, the expense would have been recorded as an extraordinary event.

On June 1, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, and may be early applied. SFAS No. 146 supersedes EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 provides guidance on the accounting for the recognition of liabilities associated with exit and disposal activities. Under SFAS No. 146, "a liability for a cost associated with an exit or disposal activity should be recognized when the liability is incurred." The FASB concluded that an entity's commitment to a plan, by itself, does not create a present obligation to others that meet the definition of a liability. The Company has adopted SFAS No. 146 effective July 1, 2002 and the adoption of this standard did not have a material effect on the Company's consolidated financial position or results of operations. However as the Company exits certain business activities and reduces personnel it is anticipated the Company will recognize liabilities in accordance with SFAS No. 146.

On October 1, 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 is effective October 1, 2002, and may be early applied. SFAS No. 147 supersedes SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions." SFAS No. 147 provides guidance on the accounting for the acquisition of a financial institution, and applies to all such acquisitions except those between two or more mutual enterprises. Under SFAS No. 147, the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a financial institution business combination represents goodwill that should be accounted for under SFAS No. 142, "Goodwill and Other Intangible Assets." If certain criteria are met, the amount of the unidentifiable intangible asset resulting from prior financial institutions acquisitions is to be reclassified to goodwill upon adoption of this Statement. Financial institutions meeting conditions outlined in SFAS No. 147 are required to restate previously issued financial statements. The objective of the restatement is to present the balance sheet and income statement as if the amount accounted for under SFAS No. 72 as an unidentifiable intangible asset had been reclassified to goodwill as of the date the Company adopted SFAS No. 142. Adoption of SFAS No. 147 on October 1, 2002 did not have a material effect on the Company's financial statements at that date as the Company had not previously acquired any financial institution branches.

On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure". SFAS No. 148 is effective for the 2002 annual financial statements as well as interim financial statements starting in the first quarter of 2003. SFAS No. 148 requires more prominent disclosure of how an entity's accounting policy for stock based compensation affects net income, including moving the pro-forma table of the effect of not following FAS 123 to Note 1 Summary of Significant Accounting policies. SFAS No. 148 also provides additional choices on how to adopt FAS 123.



                                                                             41.

UMBRELLA BANCORP, INC.


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

In an effort to reduce its interest rate risk, the Savings Bank has focused on strategies limiting the average maturity of its assets by emphasizing the origination of adjustable-rate mortgage loans. The Savings Bank, from time to time, also invests in long-term, fixed-rate mortgages provided it is compensated with an acceptable spread. None of these strategies are prohibited or otherwise restricted by the Savings Bank ROE discussed previously.

Interest rate sensitivity analysis is used to measure the Savings Bank's interest rate risk by calculating the estimated change in the NPV of its cash flows from interest sensitive assets and liabilities, as well as certain off-balance-sheet items, in the event of a series of sudden and sustained changes in interest rates ranging from 100 to 300 basis points. Management assumes that a 200 basis point movement up or down is considered reasonable and plausible for purposes of managing its interest-rate risk on a day-to-day basis. NPV is the market value of portfolio equity and is computed as the difference between the market value of assets and the market value of liabilities, adjusted for the value of off-balance-sheet items. The following table presents the Savings Bank's projected change in NPV for the various rate shocks as of December 31, 2002 and 2001:



                                                                             42.

UMBRELLA BANCORP, INC.


                                                                   Estimated Increase
                                                                    (Decrease) in NPV
          Change in                            Estimated            -----------------
        Interest Rate                             NPV            Amount         Percent
        -------------                             ---            ------         -------
                                                         (Dollars in thousands)
   2002
       300 basis point rise                   $ 24,780       $    (4,282)        (15)%
       200 basis point rise                     26,252            (2,810)        (10)
       100 basis point rise                     27,794            (1,268)         (4)
       Base scenario                            29,062                 -           -
       100 basis point decline                  30,188             1,126           4

   2001
       300 basis point rise                   $ 28,017       $   (11,880)        (30)%
       200 basis point rise                     31,686            (8,211)        (21)
       100 basis point rise                     35,592            (4,305)        (11)
       Base scenario                            39,897                 -           -
       100 basis point decline                  43,411             3,514           9

Due to the level of interest rates at December 31, 2002 and 2001, the Company is not able to model an additional 200 or 300 basis point decrease in rates.

The NPV is calculated by the Savings Bank using guidelines established by the OTS related to interest rates, loan prepayment rates, deposit decay rates, and market values of certain assets under the various interest rate scenarios. These assumptions should not be relied upon as indicative of actual results due to the inherent shortcomings of the NPV analysis. These shortcomings include: (i) the possibility that actual market conditions could vary from the assumptions used in the computation of NPV; (ii) certain assets, including adjustable-rate loans, have features which affect the potential repricing of such instruments, which may vary from the assumptions used; and (iii) the likelihood that as interest rates are changing, the Investment Committee would likely be changing strategies to limit the indicated changes in NPV as part of its management process. In addition, as the Company executes its business plan to reduce assets and liabilities and restructure its balance sheet the Company could experience significant changes in NPV at various points in time during 2003 and the Investment Committee would likely be changing strategies to address these changes.

The Savings Bank does not use derivative instruments to control interest rate risk. In addition, interest rate risk is the most significant market risk affecting the Savings Bank. Other types of market risk, such as foreign currency exchange risk and commodity price risk, do not arise in the normal course of the Company's business activities and operations.




                                                                             43.

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Umbrella Bancorp, Inc.
Summit, Illinois


We have audited the accompanying consolidated statements of financial condition of Umbrella Bancorp, Inc. and Subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Umbrella Bancorp, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.




                                       Crowe Chizek and Company LLC

Oak Brook, Illinois
March 31, 2003

                                                                             44.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2002 and 2001
                             (Dollars in thousands)

                                                                                          2002           2001
                                                                                      -----------   -----------
ASSETS
Cash                                                                                  $     2,089   $       647
Interest-earning deposits                                                                  69,811        37,002
                                                                                      -----------   -----------
    Total cash and cash equivalents                                                        71,900        37,649
Trading securities                                                                              -         6,053
Securities available-for-sale                                                             105,613       123,118
Securities held-to-maturity                                                                     -         1,859
Loans held for sale                                                                        20,428        65,056
Loans receivable, net                                                                      96,024       250,353
Mortgage loan servicing rights                                                                105           337
Investment in limited partnership                                                           1,198         3,743
Stock in Federal Home Loan Bank of Chicago                                                  2,947         2,800
Foreclosed real estate, net                                                                 2,361           730
Premises and equipment, held for sale                                                       5,401             -
Premises and equipment, net                                                                13,476        20,609
Debt issuance costs, net                                                                    1,757         1,831
Accrued interest receivable                                                                 1,861         5,272
Receivable from loan servicers                                                              2,480         4,479
Deferred tax assets                                                                         9,679         2,214
Prepaid expenses and other assets                                                           8,707        10,532
                                                                                      -----------   -----------

    Total assets                                                                      $   343,937   $   536,635
                                                                                      ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Deposits                                                                          $   282,047   $   458,147
    Borrowed money                                                                         22,305        28,343
    Custodial escrow balances for loans serviced for others                                 7,423         9,499
    Accrued interest payable                                                                1,232         1,707
    Other liabilities                                                                       5,627         4,759
    Junior subordinated debt                                                               17,123        16,603

Stockholders' equity
    Preferred stock                                                                             3             3
    Preferred stock, Series A                                                               1,921             -
    Common stock                                                                               21            21
    Additional paid-in capital                                                              9,284         9,214
    Retained earnings - substantially restricted                                            2,620        15,181
    Treasury stock - common, at cost                                                       (5,261)       (5,121)
    Employee Stock Ownership Plan loan                                                          -          (341)
    Unearned stock awards                                                                    (248)         (248)
    Accumulated other comprehensive loss                                                     (160)       (1,132)
                                                                                      -----------   -----------

       Total stockholders' equity                                                           8,180        17,577
                                                                                      -----------   -----------

           Total liabilities and stockholders' equity                                 $   343,937   $   536,635
                                                                                      ===========   ===========


          See accompanying notes to consolidated financial statements.

                                                                             45.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years ended December 31, 2002, 2001, and 2000
                  (Dollars in thousands, except per share data)


                                                                    2002             2001             2000
                                                                  --------         --------         --------
INTEREST INCOME
    Loans receivable                                              $ 17,046         $ 24,268         $ 23,585
    Securities                                                       4,172            8,389            3,325
    Interest-earning deposits                                        4,848            4,418            3,161
                                                                  --------         --------         --------
       Total interest income                                        26,066           37,075           30,071

INTEREST EXPENSE
    Deposits                                                        16,994           25,661           19,089
    Borrowed money                                                   2,102            1,975            1,753
    Junior subordinated debt                                         1,940            1,841            1,971
                                                                  --------         --------         --------
       Total interest expense                                       21,036           29,477           22,813
                                                                  --------         --------         --------

NET INTEREST INCOME                                                  5,030            7,598            7,258

Provision for loan losses                                            9,807            1,710            1,218
                                                                  --------         --------         --------

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES          (4,777)           5,888            6,040

NONINTEREST INCOME
    Loan servicing income                                              244              300              109
    Net gain (loss) on sale of
       Loans held for sale                                             223               19              107
       Foreclosed real estate                                            2               53              (18)
       Securities available-for-sale                                  (502)           1,411             (111)
       Profits on trading account activity                              33            1,221              214
       Branch deposits                                                   -                -            7,974
       Branch facilities                                               127              116              719
    Fees and service charges                                           955            1,079            1,013
    Net loss on investment in limited partnership                   (2,550)            (899)            (107)
    Other                                                              269               95              191
                                                                  --------         --------         --------
       Total noninterest income (loss)                              (1,199)           3,395           10,091


                                   (Continued)

                                                                             46.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years ended December 31, 2002, 2001, and 2000
                  (Dollars in thousands, except per share data)


                                                2002         2001        2000
                                              --------     --------     -------
NONINTEREST EXPENSE
    Compensation and benefits                 $  4,220     $  3,651     $ 3,377
    Occupancy and equipment                      2,043        2,287       2,154
    Federal deposit insurance premiums             438           81          62
    Loan servicing expense                         890          582         722
    Professional fees                            2,111        1,103         650
    Advertising and promotion                      244          316         438
    Data processing                              1,635        1,125         797
    Outsourced servicing expense                   984        1,351         406
    Other                                        2,791        1,865       1,967
                                              --------     --------     -------
       Total noninterest expense                15,356       12,361      10,573
                                              --------     --------     -------

Income (loss)  before income taxes             (21,332)      (3,078)      5,558

Income tax expense (benefit)                    (9,035)      (2,441)      1,227
                                              --------     --------     -------

NET INCOME (LOSS)                             $(12,297)    $   (637)    $ 4,331
                                              ========     ========     =======

Net income (loss) per share
    Basic                                     $  (7.17)    $   (.37)    $  2.16
    Diluted                                      (7.17)        (.37)       2.00




          See accompanying notes to consolidated financial statements.



                                                                             47.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years ended December 31, 2002, 2001, and 2000
                  (Dollars in thousands, except per share data)

                                                               Preferred          Additional
                                                 Preferred      Stock,    Common    Paid-in    Retained
                                                   Stock       Series A   Stock     Capital    Earnings
                                                 ---------     ---------  ------  ----------   --------
Balance at January 1, 2000                       $       3           $ -  $   20  $    8,829   $ 12,260

Comprehensive income:
    Net income                                           -             -       -           -      4,331
    Other comprehensive income                           -             -       -           -          -

       Total comprehensive income
ESOP compensation                                        -             -       -           -          -
Proceeds from exercise of stock options                  -             -       -          64          -
Cash dividends ($.20 per share)                          -             -       -           -       (402)
                                                 ---------     ---------  ------  ----------   --------

Balance at December 31, 2000                             3             -      20       8,893     16,189

Comprehensive loss:
    Net loss                                             -             -       -           -       (637)
    Other comprehensive loss                             -             -       -           -          -

       Total comprehensive loss
ESOP compensation                                        -             -       -           -          -
Purchase of 365,796 shares of treasury stock             -             -       -           -          -
Proceeds from exercise of stock options                  -             -       1         250          -
Tax benefit of stock options exercised                   -             -       -          71          -
Cash dividends ($.20 per share)                          -             -       -           -       (371)
                                                 ---------     ---------  ------  ----------   --------

Balance at December 31, 2001                             3             -      21       9,214     15,181

Comprehensive loss:
    Net loss                                             -             -       -           -    (12,297)
    Other comprehensive income                           -             -       -           -          -

       Total comprehensive loss
ESOP termination                                         -             -       -        (142)         -
ESOP compensation                                        -             -       -           -          -
Proceeds from exercise of stock options                  -             -       -         183          -
Tax benefit of stock options exercised                   -             -       -          29          -
Cash dividends ($.15 per share)                          -             -       -           -       (264)
Issuance of Series A preferred stock                     -         1,921       -           -          -
                                                 ---------     ---------  ------  ----------   --------

Balance at December 31, 2002                     $       3     $   1,921  $   21  $    9,284   $  2,620
                                                 =========     =========  ======  ==========   ========


                                                                         Accumulated     Total
                                                 Treasury                  Unearned      Other
                                                 Stock -      ESOP          Stock     Comprehensive  Stockholders'
                                                 Common       Loan          Awards    Income (Loss)     Equity
                                                 --------     -----      -----------   ----------    -------------

Balance at January 1, 2000                       $      -     $(426)     $      (248)  $     (850)       $ 19,588

Comprehensive income:
    Net income                                          -         -                -            -           4,331
    Other comprehensive income                          -         -                -          172             172
                                                                                                         --------
       Total comprehensive income                                                                           4,503
ESOP compensation                                       -        21                -            -              21
Proceeds from exercise of stock options                 -         -                -            -              64
Cash dividends ($.20 per share)                         -         -                -            -            (402)
                                                 --------     -----      -----------   ----------        --------

Balance at December 31, 2000                            -      (405)            (248)        (678)         23,774

Comprehensive loss:
    Net loss                                            -         -                -            -            (637)
    Other comprehensive loss                            -         -                -         (454)           (454)
                                                                                                         --------
       Total comprehensive loss                                                                            (1,091)
ESOP compensation                                       -        64                -            -              64
Purchase of 365,796 shares of treasury stock       (5,121)        -                -            -          (5,121)
Proceeds from exercise of stock options                 -         -                -            -             251
Tax benefit of stock options exercised                  -         -                -            -              71
Cash dividends ($.20 per share)                         -         -                -            -            (371)
                                                 --------     -----      -----------   ----------        --------

Balance at December 31, 2001                       (5,121)     (341)            (248)      (1,132)         17,577

Comprehensive loss:
    Net loss                                            -         -                -            -         (12,297)
    Other comprehensive income                          -         -                -          972             972
                                                                                                         --------
       Total comprehensive loss                                                                           (11,325)
ESOP termination                                     (140)      282                -            -               -
ESOP compensation                                       -        59                -            -              59
Proceeds from exercise of stock options                 -         -                -            -             183
Tax benefit of stock options exercised                  -         -                -            -              29
Cash dividends ($.15 per share)                         -         -                -            -            (264)
Issuance of Series A preferred stock                    -         -                -            -           1,921
                                                 --------     -----      -----------   ----------        --------

Balance at December 31, 2002                     $ (5,261)    $   -      $      (248)  $     (160)       $  8,180
                                                 ========     =====      ===========   ==========        ========


          See accompanying notes to consolidated financial statements.


                                                                             48.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended December 31, 2002, 2001, and 2000
                             (Dollars in thousands)


                                                                              2002         2001         2000
                                                                              ----         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                          $ (12,297)  $     (637)  $     4,331
Adjustments to reconcile income (loss)
 to net cash from operating activities
      Depreciation and amortization                                            3,506        2,441         2,388
      Accretion of discounts and deferred loan fees                           (1,095)          55           (64)
      Deferred income tax expense (benefit)                                   (8,063)        (655)          981
      Provision for losses on loans receivable                                 9,807        1,710         1,218
      Loss (gain) on sale of
         Loans held for sale                                                    (223)         (19)         (107)
         Securities available-for-sale                                           502       (1,411)          111
         Trading account securities                                              (33)      (1,221)         (214)
         Foreclosed real estate                                                   (2)         (53)           18
         Branch facilities                                                      (127)        (116)         (719)
         Branch deposits                                                           -            -        (7,974)
      Federal Home Loan Bank of Chicago stock dividend                          (147)        (185)         (134)
      Net change in trading account activity                                   5,208       (3,733)         (217)
      Net change in investment in limited partnership                          2,545          644           107
      Loans originated and purchased for sale, net                           118,512      (26,138)      (20,005)
      Amortization of purchased loan servicing rights                            232           60            67
      Net change in debt issuance costs                                           74          (57)           64
      ESOP compensation                                                           59           64            21
      Change in accrued interest receivable and prepaid                        5,265       (1,796)       (4,107)
      Change in accrued interest payable and other liabilities                   520         (383)        1,039
                                                                           ---------   ----------   -----------
         Net cash provided by (used in) operating activities                 124,243      (31,430)      (23,196)

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in loans receivable                                69,795      (10,562)        7,237
   Proceeds from maturities of and principal repayments on
      Securities available-for-sale                                            7,710       21,117           180
      Securities held-to-maturity                                              1,859       24,664           138
   Proceeds from sale of (payment for)
      Securities available-for-sale                                          157,589      126,838         1,144
      Foreclosed real estate                                                   2,531        3,452         2,422
      Branch deposits, including cash and cash equivalents                         -            -      (106,085)
   Purchase of
      Securities available-for-sale                                         (145,848)    (255,817)       (1,368)
      Securities held-to-maturity                                                  -            -          (802)
      Premises and equipment                                                  (1,774)      13,227        (3,697)
      Stock in Federal Home Loan Bank of Chicago                                   -            -          (178)
   Payment received on GFS preferred stock                                         -        3,600           600
   Cash paid to former stockholders of On-Line                                     -         (157)         (203)
                                                                           ---------   ----------   -----------
      Net cash provided by (used in) investing activities                     91,862     (100,092)     (100,612)



                                  (Continued)

                                                                             49.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended December 31, 2002, 2001, and 2000
                             (Dollars in thousands)


                                                                              2002         2001         2000
                                                                              ----         ----         ----
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                    $ (176,100)  $   69,610   $   200,795
   Proceeds from borrowed money                                              298,425       40,138           472
   Repayment of borrowed money                                              (304,463)     (30,503)      (22,100)
   Reissuance of junior subordinated debentures                                1,385          654             -
   Repurchase of junior subordinated debentures                                 (865)        (638)         (663)
   Proceeds from issuance of preferred stock, Series A                         1,921            -             -
   Purchase of treasury stock                                                      -       (5,121)            -
   Proceeds from exercise of stock options                                       183          251            64
   Dividends paid                                                               (264)        (371)         (402)
   Net change in custodial balances for loans serviced                        (2,076)       1,134         1,987
                                                                          ----------   ----------   -----------
      Net cash provided by (used in) financing activities                   (181,854)      75,154       180,153
                                                                          ----------   ----------   -----------

Net change in cash and cash equivalents                                       34,251      (56,368)       56,345

Cash and cash equivalents at beginning of year                                37,649       94,017        37,672
                                                                          ----------   ----------   -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $   71,900   $   37,649   $    94,017
                                                                          ==========   ==========   ===========

Supplemental disclosures of cash flow information
   Cash paid (refunded) during the year for
      Interest                                                            $   21,511   $   30,588   $    21,560
      Income taxes                                                            (1,104)       1,800           900

Supplemental disclosure of noncash investing and
  financing activities
   Sale of branch deposits
      Assets sold                                                         $        -   $        -   $       474
      Cash paid                                                                    -            -       106,085
                                                                          ----------   ----------   -----------

         Net liabilities sold                                             $        -   $        -   $   105,611
                                                                          ==========   ==========   ===========

   Transfer of loans to foreclosed real estate                            $    4,160   $    1,631         2,658
   Amount receivable from loan servicer                                        2,480        4,437         3,162
   Transfer of trading securities to available for sale                          878            -             -
   Transfer of unallocated ESOP shares to treasury stock                         282            -             -
   Transfer of loans receivable to loans held for sale                        73,661            -             -




          See accompanying notes to consolidated financial statements.

                                                                             50.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Umbrella Bancorp, Inc. ("the Company" or "the Bancorp") and its wholly owned subsidiaries, UmbrellaBank, FSB (the "Savings Bank" or "UmbrellaBank") and Argo Redemption Corporation ("Argo Redemption"); and the Savings Bank's wholly owned subsidiary, Dolton-Riverdale Service Corporation ("Dolton Service"). Intercompany transactions and balances are eliminated in consolidation.

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

During July 2000, the Savings Bank established an Internet banking platform, 4hich is accessible via the Internet at http://www.umbrellabank.com and allows consumers to conduct online financial transactions, including but not limited to opening account relationships, transferring funds, accessing account information, processing bill payments, and applying for or obtaining loan products, including but not limited to credit cards and residential mortgage secured loans. The Savings Bank expensed $626,000 during the year ended December 31, 2000 related to organizational expenses of umbrellabank.com, which are classified with other expense in the consolidated statements of operations.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, amortization period of debt issuance costs, valuation of the limited partnership investment, and valuation of assets held for sale are particularly subject to change.

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



                                  (Continued)

                                                                             51.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000




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

Loans Held for Sale: Loans held for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Loans transferred to held for sale are transferred at the lower of cost or market.

Foreclosed Real Estate: Foreclosed real estate acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.



                                  (Continued)

                                                                             52.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Premises and Equipment, Held for Sale: Premises and equipment, held for sale are carried at the lower of amortized cost or market value. Depreciation is discontinued when the assets are classified as held for sale.

Investment in Limited Partnership: The investment in limited partnership is carried at the lower of fair value or the equity investment. The cost of acquiring the rights to service mortgage loans is capitalized at the partnership level as are other loan servicing costs. An independent valuation is performed quarterly by the partnership.

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

Income Taxes: Income tax expense (benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Cash and Cash Equivalents: Cash and interest-earning deposits with banks with original maturities less than 90 days are considered to be cash and cash equivalents. The Company reports net cash flows for customer loan and deposit activity.

Earnings (Loss) Per Share: Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares, adjusted for the dilutive effects of outstanding stock options and the management retention plan, to the extent they are dilutive. Options and other potentially dilutive securities are excluded if they are anti-dilutive.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income
(loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as a separate component of equity.



                                  (Continued)
                                                                             53.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000



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

New Accounting Pronouncements: The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" in June 2001. SFAS No. 141 requires all business combinations within its scope to be accounted for using the purchase method, rather than the pooling-of-interest method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 will only impact the Company's financial statements if it enters into a business combination.

The FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses the accounting for such assets arising from prior and future business combinations, in June 2001. Under SFAS No. 142, goodwill arising from business combinations will no longer be amortized, but rather will be assessed regularly for impairment, with any such impairment recognized as a reduction of earnings in the period identified. Other identified intangible assets, such as core deposit intangible assets, will continue to be amortized over their estimated useful lives. The Company adopted SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 142 did not have any impact on the Company's financial statements at that date as the Company had no recorded goodwill at December 31, 2001.


                                   (Continued)

                                                                             54.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effective January 1, 2003, SFAS 143, "Accounting for Asset Retirement Obligations" will apply. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period incurred. The effect of this statement on the financial position and operations of the Company is not anticipated to have a material affect.

The Company adopted SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" on January 1, 2002. The statement requires that the Company recognize an impairment loss on long-lived assets when the carrying amount is not recoverable and the measurement of the impairment loss is the difference between the carrying amount and the fair value of the asset. The impact on assets held for sale does not have a material effect on the consolidated financial statements as the estimated fair values exceed book values.

On April 1, 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 is effective for financial statements issued on or after May 15, 2002. SFAS 145 requires that any gains or losses on extinguishment of debt that were classified as an extraordinary item in prior periods that are not unusual in nature and infrequent in occurrence be reclassified to other income or expense. SFAS No. 145 also amends SFAS No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor or guarantor. Adoption of SFAS No. 145 resulted in the Company recording $1.0 million of additional interest expense on deposits in the statement of operations. The additional interest expense was the result of an early redemption of brokered CDs. Prior to the adoption of this pronouncement, the expense would have been recorded as an extraordinary event.

On June 1, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, and may be early applied. SFAS No. 146 supersedes EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 provides guidance on the accounting for the recognition of liabilities associated with exit and disposal activities. Under SFAS No. 146, "a liability for a cost associated with an exit or disposal activity should be recognized when the liability is incurred." The FASB concluded that an entity's commitment to a plan, by itself, does not create a present obligation to others that meet the definition of a liability. The Company has adopted SFAS No. 146 effective July 1, 2002 and the adoption of this standard did not have a material effect on the Company's consolidated financial position or results of operations. However, as the Company exits certain business activities and reduces personnel it is anticipated the Company will recognize liabilities in accordance with SFAS No. 146.



                                   (Continued)

                                                                             55.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On October 1, 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 was effective October 1, 2002, and may be early applied. SFAS No. 147 supersedes SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions." SFAS No. 147 provides guidance on the accounting for the acquisition of a financial institution, and applies to all such acquisitions except those between two or more mutual enterprises. Under SFAS No. 147, the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a financial institution business combination represents goodwill that should be accounted for under SFAS No. 142, "Goodwill and Other Intangible Assets." If certain criteria are met, the amount of the unidentifiable intangible asset resulting from prior financial institutions acquisitions is to be reclassified to goodwill upon adoption of this Statement. Financial institutions meeting conditions outlined in SFAS No. 147 are required to restate previously issued financial statements. The objective of the restatement is to present the balance sheet and income statement as if the amount accounted for under SFAS No. 72 as an unidentifiable intangible asset had been reclassified to goodwill as of the date the Company adopted SFAS No. 142. Adoption of SFAS No. 147 on October 1, 2002 did not have any impact on the Company's financial statements at that date as the Company had not previously acquired any financial institution branches.

On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure." SFAS No. 148 is effective for the 2002 annual financial statements as well as interim financial statements starting in the first quarter of 2003. SFAS No. 148 requires more prominent disclosure of how an entity's accounting policy for stock based compensation affects net income, including moving the pro-forma table of the effect of not following FAS 123 to Note 1 Summary of Significant Accounting policies. SFAS No. 148 also provides additional choices on how to adopt FAS 123.

Stock Compensation: The Company applies APB Opinion No. 25 in accounting for the stock option plans and, accordingly, compensation cost based on the fair value at grant date has not been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income (loss) from continuing operations would have been reduced to the pro forma amounts indicated below:



                                  (Continued)

                                                                             56.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                                                                         2002           2001            2000
                                                                         ----           ----            ----
     Net income (loss)
         As reported                                                 $   (12,297)   $      (637)   $     4,331
         Pro forma                                                       (12,356)          (696)         4,251

     Earnings (loss) per share
         Basic earnings (loss) per share as reported                 $    (7.17)    $      (.37)   $      2.16
         Pro forma basic earnings (loss) per share                        (7.20)           (.40)          2.12

         Diluted earnings (loss) per share as reported               $    (7.17)    $      (.37)   $      2.00
         Pro forma diluted earnings (loss) per share                      (7.20)           (.40)          1.96



The pro forma effects are computed using option pricing models utilizing the following weighted- average assumptions as of the date of grant for 2000. There were no options granted during 2002 and 2001.

     Risk-free interest rate                                               5.75%
     Expected life                                                     8.6 years
     Expected volatility of stock price                                   20.60%
     Expected dividend                                                     1.79%

Reclassification: Certain reclassifications have been made to the 2000 and 2001 information to conform to the 2002 presentation.

NOTE 2 - REGULATORY COMPLIANCE AND BUSINESS PLAN

The Office of Thrift Supervision (OTS) commenced risk-focused safety and soundness examinations of the Savings Bank and the Bancorp on October 29, 2001 and November 14, 2001, respectively. Each OTS Report of Examination ("ROE"), which was primarily based on financial information as of September 30, 2001, was transmitted to the Savings Bank and Bancorp, respectively, in March 2002.

The November 14, 2001 Holding Company Report of Examination ("Bancorp ROE") was not limited to any one area, but focused on the risk factors of Transactions with Affiliates, Funds Distribution, Financial Effect and Management Quality. During the course of the OTS examination, the Bancorp developed and implemented policies and procedures to address the specific regulatory violations identified.


                                  (Continued)

                                                                             57.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000




NOTE 2 - REGULATORY COMPLIANCE AND BUSINESS PLAN (Continued)

The OTS commented in the Bancorp ROE on the Bancorp's level of operating losses, debt service requirements and capital position. As a result of the findings contained in the Bancorp ROE, the Bancorp was required to provide OTS with a quarterly financial cash flow projection report and quarterly monitoring reports. The Bancorp was also required to take actions to ensure future regulatory compliance, and take actions sufficient to ensure safe and sound operations. In addition, the Bancorp was placed under various operating restrictions, including a requirement that the Bancorp file notice with the OTS prior to adding or replacing a director or hiring a senior executive officer. The Bancorp was also restricted in making "golden parachute" payments to any institution-affiliated party unless authorized by regulation. The Bancorp has been, and is currently, in compliance with the requirements set forth by the OTS, as a result of the findings contained in the Bancorp ROE.

The October 29, 2001, Report of Examination of the Savings Bank ("Savings Bank ROE") focused on Capital Adequacy, Asset Quality, Management, Earnings, Liquidity and Sensitivity to Market Risk. The OTS identified various regulatory deficiencies resulting, in part, in supervisory imposed operating restrictions on growth and lending activities, as well as restrictions on capital distributions, contracts, "golden parachute" payments and changes in senior executive positions. In addition, the Savings Bank was required to provide reports to the OTS detailing corrective actions taken, identification of policies and procedures adopted and implemented to remedy areas of criticism and ensure future regulatory compliance. Management and the Board of Directors responded to the Savings Bank ROE, and provided the OTS with either assurance of compliance with the material exceptions noted in the Savings Bank ROE or the current status of efforts to correct matters requiring on-going remediation.

Upon completion of the November 14, 2001 Bancorp ROE and October 29, 2001 Savings Bank ROE, management officials and the Boards of Directors of both the Bancorp and the Savings Bank engaged in active discussions with the OTS to develop a mutually agreeable business framework designed to strengthen the regulatory foundation of the Bancorp and the Savings Bank. As a result, in the spirit of regulatory cooperation, the Board of Directors of both the Bancorp and the Savings Bank, without admitting or denying that such grounds exist, or the accuracy of the OTS findings, opinions and/or conclusions, separately agreed to enforcement actions that became effective on August 16, 2002.

The provisions of the enforcement action between the Bancorp and OTS established, in principal part, that the Bancorp provide the OTS with a plan for raising additional common equity capital and restructuring outstanding debt at the Bancorp, recognizing that economic and market conditions are outside of the control of the Bancorp. In addition to the operating restrictions previously placed on the Bancorp by the OTS, pursuant to the November 14, 2001 Bancorp ROE, the agreed upon action required the Bancorp to provide the OTS with quarterly cash flow projections for the purpose of identifying the Bancorp's sources and uses of funds for



                                  (Continued)
                                                                             58.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000


NOTE 2 - REGULATORY COMPLIANCE AND BUSINESS PLAN (Continued)

the remainder of fiscal 2002, fiscal 2003 and fiscal 2004. The subject enforcement action also provides that the Bancorp ensure that all transactions with affiliates comply with applicable statutory and regulatory regulations and that the Bancorp maintain documentation sufficient to evidence such compliance.

The agreed upon language in the enforcement action between the Savings Bank and the OTS provided, in principal part, for the establishment of a plan addressing the level of the Savings Bank's fixed assets, as well as the adoption and implementation of a capital plan for the establishment and maintenance of acceptable capital levels. On March 24, 2003, the Savings Bank submitted to the OTS a revised business plan which replaces the Savings Bank's previously filed business plan, capital plan and staffing plan. The revised business plan details the Savings Bank's overall operating strategies, in light of current economic conditions, and the intent of the Board of Directors to reformulate and reduce the Savings Bank's overall asset size. The agreed upon language of the enforcement action also (without prior written approval of the OTS): prohibits any increase in the Savings Bank's total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter; and prohibits the purchase or origination of new loans other than single-family residential mortgage loans, credit card loans and over draft lines of credit. The Board of Directors has already taken action to alleviate many of the issues raised by the OTS and has formalized plans, policies and procedures concerning the Savings Bank's internal audit function, overall lending programs, including loan administration, and refined its Allowance for Loan and Lease Losses ("ALLL") policy and practices. In addition to the operating restrictions previously imposed on the Savings Bank, as a result of the findings contained in the Savings Bank ROE, the Savings Bank has developed and implemented policies and procedures to: i) ensure compliance with its loans to one borrower limitation; ii) address its classified assets; iii) monitor its interest rate risk; and iv) ensure continued accurate thrift financial reports. Furthermore, the Savings Bank has agreed not to accept, renew or roll over any brokered deposits without the prior consent of the OTS. Beginning no later than fourth quarter 2001, management of the Savings Bank had already initiated a plan not to renew maturing brokered deposits. Additionally, the agreed upon action provides for an independent loan review of the Saving Bank's construction, commercial real estate, commercial, direct lease financing and broker purchase/repurchase lending programs. Such independent loan review is in its final stages. Of additional note, the Savings Bank will continue to utilize its Board of Directors Joint Oversight Committee for the purpose of reviewing and approving new lending and investment initiatives. To date, the Savings Bank is in full material compliance with the provisions of the agreed upon enforcement action. In addition, selected provisions of the mutually agreed upon enforcement action have been modified, or activities approved, by the OTS at the express request of the Savings Bank.



                                  (Continued)

                                                                             59.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000


NOTE 2 - REGULATORY COMPLIANCE AND BUSINESS PLAN (Continued)

On May 20, 2002, the OTS and FDIC began a joint Field Visit examination in preparation for a joint risk-focused examination of the Savings Bank. According to the OTS/FDIC regulators, the purpose of the Field Visit was, in part, to obtain an initial assessment of the asset quality and capital levels of the Savings Bank to determine the effectiveness of corrective actions taken by the Board of Directors and management since the issuance of the Savings Bank ROE, and establish the scope for the full joint risk-focused examination of the Savings Bank and the Bancorp, each of which commenced on July 1, 2002.

The OTS and FDIC initiated a risk-focused examination of the Savings Bank on July 1, 2002 focusing on the examination components of capital, assets, management, earnings, liquidity and sensitivity, and represented a continuation of the previous Field Visit. During the course of the examination, representatives of the Savings Bank, as well as members of the Board of Directors, met regularly and informally with representatives of both the OTS and FDIC to address issues, provide informational updates and enhance the existing avenues of communication that had been previously established. During the course of the examination, on September 17, 2002, the OTS issued a letter to the Savings Bank requiring, in part, the Savings Bank to (i) establish position and loss limits for its available for sale investment portfolio; (ii) reduce its borrowings under reverse repurchase agreements and margin debt to $0 and discontinue their use other than the permitted use of reverse repurchase agreements up to $10 million for liquidity purposes; (iii) reduce its investment in a pass through investment mutual fund to a predetermined percentage; (iv) suspend its trading portfolio; and (v) revise its Investment Policy accordingly. Also during the examination, the OTS and FDIC, in part, raised and discussed with management concerns over the Savings Bank's staffing levels, overall level of expenses, long-term earnings potential and the effect of earnings on the Savings Bank's long-term capital position. Any issues identified by the OTS and FDIC examiners during the course of the July 1, 2002 examination were addressed, and appropriate action was taken by the Savings Bank, or is currently being taken by the Savings Bank's management in consultation with the OTS. The July 1, 2002 examination of the Savings Bank culminated in a routine exit meeting with representatives from the Savings Bank, OTS and FDIC.

Also on July 1, 2002, the OTS commenced a risk-focused examination of the Bancorp, focusing primarily of the Bancorp's financial condition and represented a continuation of the previous Field Visit. As with the Savings Bank examination, members of the Bancorp's management team, as well as members of the Board of Directors, met regularly and informally with representatives of the OTS to address issues, provide informational updates and enhance the existing avenues of communication previously established. During the examination, the OTS discussed its concerns with management regarding issues including, but not limited to, earnings, its leverage position, investment strategies, liquidity and capital. Any issues raised by OTS during the examination were addressed during the examination by management and continue to be of primary focus by the Board of Directors. The July 1, 2002 examination culminated in a routine exit meeting with representatives from the Bancorp and OTS, as well as representatives from the FDIC.


                                  (Continued)

                                                                             60.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000



NOTE 2 - REGULATORY COMPLIANCE AND BUSINESS PLAN (Continued)

As part of the continuing regulatory spirit of cooperation and the mutual desire for future success, both the Bancorp and the Savings Bank are providing reports to, and consulting with, the OTS on all matters addressed under the agreed upon enforcement actions and issues raised during the aforementioned examinations.

During November 2002, the Board of Directors of the Bancorp and Savings Bank approved plans for increasing capital levels at both the Bancorp and Savings Bank as well as a business plan at the Savings Bank level which outlined the future operating strategies of the Savings Bank to achieve the targeted capital levels along with providing the framework for achieving profitability. The plans were delivered to the OTS for their review and approval. To achieve the targeted capital levels and profitability levels, the business plan of the Savings Bank highlighted the following actions: (1) reduction of total assets to $250 million by March 31, 2003, to be achieved through the reduction of deposits by the selling of the Savings Bank's branch deposits and operations, rate reductions and the early redemption of brokered deposits with corresponding decreases in loans and investments; (2) the elimination of certain lending programs; (3) a restructuring of the Savings Bank's statement of financial condition to achieve the desired mix of interest earning assets and interest bearing liabilities; (4) staff and management reductions; (5) consolidation of personnel into one facility to achieve overhead reductions and economies of scale; (6) reductions in general and administrative expenses; and (7) capital infusions from the Bancorp. The increase in capital levels at the Bancorp is to be achieved through capital infusions from current principal shareholders and potential third party investors.

On February 28, 2003, the Savings Bank withdrew its business plan previously submitted to the OTS. On March 24, 2003, the Board of Directors submitted a revised Savings Bank business plan to the OTS for their review and nonobjection. The revised business plan includes significant further reductions of total assets by December 31, 2003. To achieve the revised business plan balance sheet reductions, the Savings Bank and the Company will continue to identify additional assets to be held for sale. Based on the Savings Bank's initial analysis, the fair value of assets to be held for sale exceeds the book value.


NOTE 3 - SALE OF ON-LINE FINANCIAL SERVICES, INC.

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

At December 31, 2002, the Company estimated the liability for future contingent payments to be $116,000. During 2003, the final calculation of the liability will be made and paid.



                                  (Continued)

                                                                             61.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000


NOTE 4 - SECURITIES

The fair value of securities available-for-sale and the unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows (in thousands):

                                                                                       Gross           Gross
                                                                         Fair       Unrealized      Unrealized
                                                                        Value          Gains          Losses
                                                                     -----------    -----------    -----------
December 31, 2002
     Municipal securities                                            $     4,475    $        32    $       (31)
     U.S. agency securities                                               20,360            145              -
     Corporate bonds                                                       1,972              8            (52)
     Mortgage-backed securities and
       collateralized mortgage
       obligations                                                        71,038            124           (223)
     Trust preferred securities                                            4,303             15           (192)
     Marketable equity securities                                          3,465             10            (93)
                                                                     -----------    -----------    -----------

                                                                     $   105,613    $       334    $      (591)
                                                                     ===========    ===========    ===========
December 31, 2001
     Municipal securities                                            $    18,745    $        22    $      (553)
     U.S. agency securities                                                2,975             14            (34)
     Corporate bonds                                                       4,684              3            (10)
     Mortgage-backed securities and
       collateralized mortgage
       obligations                                                        49,240             19           (547)
     Trust preferred securities                                           32,275             74           (530)
     Marketable equity securities                                         15,199            170           (453)
                                                                     -----------    -----------    -----------

                                                                     $   123,118    $       302    $    (2,127)
                                                                     ===========    ===========    ===========

Securities held-to-maturity at December 31, 2001 are summarized as follows:

                                                                         Gross          Gross
                                                        Amortized     Unrealized     Unrealized        Fair
                                                          Cost           Gains         Losses          Value
                                                     -----------     -----------    -----------    -----------
U.S. agency securities                               $     1,174     $         9    $       (28)   $     1,155
Corporate bonds                                              685               -             (2)           683
                                                     -----------     -----------    -----------    -----------

                                                     $     1,859     $         9    $       (30)   $     1,838
                                                     ===========     ===========    ===========    ===========


                                  (Continued)

                                                                             62.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000


NOTE 4 - SECURITIES (Continued)

Included in mortgage-backed securities (MBS) and collateralized mortgage obligations (CMOs), are Fannie Mae, Freddie Mac, and Government National Mortgage Association ("GNMA") MBS and CMOs with a fair value of $71.0 million at December 31, 2002. Of the $71.0 million, $30.5 million was invested in mortgage mutual funds, which are managed by Shay Assets Management, Inc. and The Vanguard Group. These mortgage mutual funds invest in AAA mortgage-related securities issued or guaranteed directly by the United States or by U.S. Government agencies. There were no concentrations by issuer at December 31, 2001.

Trust preferred securities (TPS) include issues of a diverse group of banks, savings institutions and their related holding companies located throughout the United States. There are no concentrations in TPS by a single issuer at December 31, 2002.

Marketable equity securities include investments in common stocks of various financial institutions.

The fair value of securities available-for-sale, by contractual maturity, at December 31, 2002 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily MBSs, CMOs and marketable equity securities, are shown separately. Amounts shown are in thousands.

   Due after five years through ten years           $      2,499
   Due after ten years                                    28,611
                                                    ------------
                                                          31,110
   Mortgage-backed securities and
     collateralized mortgage obligations                  71,038
   Marketable equity securities                            3,465
                                                    ------------

                                                    $    105,613
                                                    ============

Proceeds from sales of securities available-for-sale and the realized gross gains and losses are as follows:

                                               Year ended December 31,
                                    --------------------------------------------
                                        2002            2001            2000
                                        ----            ----            ----
                                                   (In thousands)
     Proceeds from sales            $     157,589    $   126,838    $     1,144
     Gross realized gains                   2,291          1,728            151
     Gross realized losses                 (2,793)          (317)          (262)


                                  (Continued)

                                                                             63.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000


NOTE 4 - SECURITIES (Continued)

At December 31, 2002 and 2001, securities with carrying values of $41.2 and $3.5 million were pledged to secure short-term borrowings and Federal Home Loan Bank advances.


NOTE 5 - LOANS RECEIVABLE

Loans receivable, including loans held for sale, are summarized as follows. Other commercial loans include those secured by non-residential real estate and other assets.

                                                                                           December 31,
                                                                                 ------------------------------
                                                                                      2002             2001
                                                                                      ----             ----
                                                                                         (In thousands)
     One-to-four-family mortgage loans                                            $     54,637    $    195,603
     Commercial multi-family secured real estate loans                                  10,799          38,722
     Direct financing leases                                                             4,029           4,368
     Other commercial loans                                                             47,182          74,986
     Home equity loans                                                                   4,219           4,304
     Other loans                                                                         1,654           1,235
                                                                                  ------------    ------------
         Total gross loans receivable                                                  122,520         319,218
     Add (deduct)
         Allowance for loan losses                                                     (4,148)          (2,984)
         Deferred loan costs                                                               472           1,050
         Unearned discounts, net of premiums                                            (2,392)         (1,875)
                                                                                  ------------    ------------

                                                                                  $    116,452    $    315,409
                                                                                  ============    ============

As of December 31, 2002, loans held for sale consisted of loans under the purchase repurchase program and loans held for sale-other, as described in the following paragraph. Loans held for sale-purchase repurchase as of December 31, 2002 and 2001 were $647,000 and $65.1 million, respectively, and are included in one-to-four family mortgage loans. During the third quarter of 2002, the Company decided to cease its lending activity under the purchase repurchase program as a result of regulatory dissatisfaction with, and criticisms of, the program and considering the profitability of the program, as described further in Note 2 - Regulatory Compliance and Business Plan. The termination of the purchase repurchase loan program was completed in January 2003. Based on the sales prices received the actual gains on these sales were not significant to operations.


                                  (Continued)

                                                                             64.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000


NOTE 5 - LOANS RECEIVABLE (Continued)

Loans held for sale-other, which totaled $19.8 million as of December 31, 2002, consists of $2.1 million of one-to-four family mortgage loans and $17.7 million of commercial and commercial real estate loans which the Company has identified as held for sale in conjunction with the Company's business plan as described further in Note - 2 Regulatory Compliance and Business Plan. Based on the bid prices received, anticipated gains on these sales are not expected to be significant to future operations.

During 2002, $73.7 million of loans held for sale-other were transferred from the loans receivable portfolio and were recorded at the lower of cost or fair value with no resulting loss on transfer. Of these loans, $53.8 million were sold prior to December 31, 2002.

The following is a summary of the changes in the allowance for loan losses:

                                                                               Year ended December 31,
                                                                     ------------------------------------------
                                                                       2002             2001            2000
                                                                       ----             ----            ----
                                                                                  (In thousands)
     Balance at beginning of year                                    $     2,984    $     2,440    $     1,551
     Provision for loan losses                                             9,807          1,710          1,218
     Recoveries                                                              104              -              -
     Charge-offs                                                          (8,747)        (1,166)          (329)
                                                                     -----------    -----------    -----------

         Balance at end of year                                      $     4,148    $     2,984    $     2,440
                                                                     ===========    ===========    ===========

Impaired loans were as follows:

                                                                                      2002         2001
                                                                                      ----         ----
                                                                                        (In thousands)
         Year-end loans with no allocated allowance
           for loan losses                                                          $   4,885    $       -
         Year-end loans with allocated allowance for
           loan losses                                                                    529          529
                                                                                    ---------    ---------

              Total                                                                 $   5,414    $     529
                                                                                    =========    =========

         Amount of allowances for losses allocated                                  $     500    $     500
                                                                                    =========    =========


                                  (Continued)

                                                                             65.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000


NOTE 5 - LOANS RECEIVABLE (Continued)

                                                                               Year ended December 31,
                                                                     ------------------------------------------
                                                                       2002             2001            2000
                                                                       ----             ----            ----
                                                                                  (In thousands)

     Average impaired loans during the year                          $     3,607    $     1,427    $         -

Non performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

Loans receivable on nonaccrual are as follows (in thousands):

         December 31, 2002                     $    19,663
         December 31, 2001                           9,000

The significant provisions and charge-offs recorded during 2002 can be attributable to several internal and external factors, as described below:

During the second quarter 2002, the Savings Bank started and completed the conversion of its commercial loan portfolio, which totaled $126.6 million as of March 31, 2002, to a new loan software subsidiary ledger system. As part of that conversion, the Savings Bank performed an extensive review of its loan files, payment histories, delinquency reporting and its loan classification reporting (e.g. special mention, substandard, doubtful and loss). The results of these procedures indicated that the Savings Bank's loan files related to certain loans were missing required documentation in accordance with the Savings Bank's underwriting standards. Management downgraded any loans where sufficient supporting documentation was not currently in the loan file. In addition, certain payment histories did not accurately reflect the loan's current payment status, and as such, the Savings Bank's delinquency reporting and loan classification reporting excluded certain loans. Accordingly, these loans were either classified for the first time or downgraded during the quarter ended June 30, 2002.

In addition, during the second quarter of 2002, commercial loan borrowers with loans totaling approximately $3.6 million either declared, or it was anticipated that they would likely declare, bankruptcy. Although some of these loans had been previously classified, management downgraded these loans in the second quarter of 2002 due to the actual and likely bankruptcy filings and recorded a provision related to these loans totaling $1.9 million, of which $1.6 million was subsequently charged-off. The remaining $2.0 million of loans that were not charged off consist of two loans. The first is a loan with a remaining balance, as of December 31, 2002 of $1.5 million, with an allowance allocation of $220,000. This loan is secured by leases on consumer "photo center" equipment deployed in a national retailer. Management anticipates that during April 2003 the national retailer will reaffirm its obligation under these


                                  (Continued)

                                                                             66.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000

NOTE 5 - LOANS RECEIVABLE (Continued)

leases as part of its emergence from bankruptcy. The second is a loan with a remaining balance, as of December 31, 2002 of $364,000, with an allowance allocation of $55,000, and is secured by single-family real estate. The Company also provided for and charged off $2.5 million related to one loan relationship during the second quarter of 2002. Based upon financial information received during the second quarter 2002 related to this borrower, updated information received related to the collateral for certain of these loans, and updated information related to the borrower's business as a whole, the Company charged off the entire relationship balance in question and is pursuing recovery. Management intends to actively seek recovery of charged off loan assets through legal proceedings. Management also increased its allowance factors within all commercial loan classifications, based on current economic factors.

During the third quarter 2002, the Savings Bank charged-off $2.5 million related to loans or pools of loans which it had previously provided an allowance of $1.0 million. The most significant was a $3.0 million commercial non-residential loan in which $1.9 million was charged-off, $900,000 of which had previously been reserved. During the third quarter, the principal of the company which was developing the property was indicted for bank fraud related to his financial dealings with another financial institution. The Company intends to pursue all avenues against the principal of the development company and his professional service firms to recover its investment in this loan; however, as of September 30, 2002 the loan was written down to its fair value based on recent appraisals of the land collateralizing the loan. During March 2003, the Company received title to this property.

During 2002, delinquencies increased in the single-family mortgage loan portfolio. The total amount of single-family mortgage loans ninety (90) days or more past due at December 31, 2001, March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002 were $7.6 million, $10.6 million, $14.6 million, $16.6 million and $14.9 million, respectively. Management believes these increases are attributable to a declining economy and higher unemployment levels. To address this situation, the Savings Bank lowered the classification on certain pools of loans and also increased its allowance factors within certain single-family loan classifications.

During the fourth quarter of 2002, the Savings Bank recaptured $500,000 of provision for loan losses recorded in previous quarters mainly related to the successful termination of the purchase/repurchase loan program. As of September 30, 2002 the purchase/repurchase portfolio had an allowance for loan losses allocation of $413,000. The program termination was completed January 2003 with no losses incurred.

                                  (Continued)

                                                                             67.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 5 - LOANS RECEIVABLE (Continued)

Nonaccrual loans as a percentage of gross loans, excluding discounted loans, increased from 2.82% to 16.15% as of December 31, 2001 and 2002, respectively. The increase is due to the increased delinquent loans as discussed above and the $196.7 million decrease in gross loans receivable which is significantly related to the business plan objectives. During 2003, management anticipates the nonaccrual loans will be sold or transferred to foreclosed real estate for their ultimate disposition.

As discussed more fully in the Note 2 - Regulatory Compliance and Business Plan, during May 2002, the OTS and the FDIC began a joint Field Visit examination in preparation for a joint risk-focused examination of the Savings Bank and the Bancorp, which commenced on July 1, 2002, and completed January 31, 2003. This examination follows the safety and soundness examinations by the OTS of the Savings Bank and Bancorp completed January 2002, for which the Reports of Examinations were delivered to the Savings Bank and Bancorp in March 2002 and in which no loans were classified as "loss" assets.

During the most recent joint OTS/FDIC safety and soundness examination, management met with the OTS/FDIC representatives numerous times. Based on those meetings, management believes that the loans have been properly graded by management and the Company's analysis of its ALLL, as of December 31, 2002, has properly considered the concerns conveyed by the OTS/FDIC representatives related to the status of the Savings Bank's loan files, delinquency reporting, and loan classification reporting. Based on these factors, management believes that the ALLL as of December 31, 2002 is adequate.

Management has taken the following steps to improve its ALLL reporting, delinquent loan reporting and its loan classification reporting: (1) as previously discussed, the Savings Bank completed the conversion of its commercial loan portfolio to a new loan software subsidiary ledger system; as part of that conversion, all commercial loans were re-amortized to determine that the principal and accrued interest balances were accurate (requiring minimal adjustment to either the principal or accrued interest), and all other significant information (such as origination date, interest rate, maturity date, payment dates, etc.) was re-verified to source documents such as the original note or payment tickets; and (2) during the period July 2002 to October 2002, the Savings Bank has expanded its commercial loan department by hiring several mid-level managers to effectively monitor and evaluate the commercial loan portfolio.

First mortgage loans at December 31, 2002 and 2001 include $ 44.7 million and $130.1 million in out-of-area purchased participation and whole loans, which are secured by single-family homes, with approximately 29.88% in Texas, 15.19% in Arizona, 13.79% in California, 4.82% in New York, 3.47% in Georgia, and 32.85% spread throughout the remainder of the country at December 31, 2002.


                                  (Continued)

                                                                             68.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                                                            December 31,
                                                                                  -----------------------------
                                                                                       2002             2001
                                                                                       ----             ----
                                                                                          (In thousands)

     Land                                                                           $         -    $     1,668
     Office buildings and improvements                                                      168          3,288
     Leasehold improvements                                                                   -            768
     Automated teller machines (ATMs)                                                    15,110         13,714
     Furniture, fixtures, and equipment                                                   1,267          1,417
     Software and capitalized conversion costs                                            2,581          2,436
                                                                                    -----------    -----------
                                                                                         19,126         23,291
     Less accumulated depreciation and amortization                                      (5,650)        (2,682)
                                                                                    -----------    -----------

                                                                                    $    13,476    $    20,609
                                                                                    ===========    ===========

Premise and equipment held for sale are summarized as follows:

                                                                         2002
                                                                         ----

                  Land                                               $    1,668
                  Office buildings and improvements                       3,187
                  Leasehold improvements                                    817
                  Automated teller machines (ATMs)                           69
                  Furniture, fixtures, and equipment                        203
                                                                     ----------
                                                                          5,944
                  Less accumulated depreciation and amortization           (543)
                                                                     ----------

                                                                     $    5,401
                                                                     ==========

During June 2002, the Savings Bank classified its investment in an office building as held for sale and, as such, it is being carried at the lower of cost or fair value. This building was purchased in April 2001 as a branch location for the Savings Bank. As of December 31, 2002, the net book value of this office building was $4.6 million. During the 2002 and 2001, occupancy and equipment expense was reduced by approximately $626,000 and $420,000 related to rental income from the building and included approximately $258,000 and $199,000 of expenses from the building, respectively. In addition, as of September 30, 2002, the Savings Bank classified land, leasehold improvements and furniture, fixtures and equipment located in its two branch locations and corporate office as held for sale. As of December 31, 2002, the net book values of these items were $835,000. As described further in Note 8 - Deposits, the Savings Bank has entered into contracts for the sale of its two branch locations including the leasehold improvements and deposits. The purchasers will also assume the lease obligations as of the closing of the sales. In addition, as discussed further in
Note 2 - Regulatory Compliance and Business Plan, the Company is exploring the consolidation of its corporate locations which would result in the sale of certain land, leasehold improvements and furniture, fixtures and equipment at these locations. The Company currently leases the facilities it utilizes for its branch and corporate locations from third parties. Management anticipates that new tenants for


                                  (Continued)

                                                                             69.

                     UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001, and 2000


NOTE 6 - PREMISES AND EQUIPMENT (Continued)

its corporate locations would also acquire the leasehold improvements and furniture and fixtures at these locations. Accordingly, the Company has recorded no impairment charges for the assets as of December 31, 2002.

On March 31, 2003, the two principal shareholders of the Company entered into an agreement with the Company and third party owner of one of the Company's corporate locations to assume the obligation under this lease. The transfer of the lease obligations to the principal shareholders allowed the Company to reverse the deferred gain and record additional paid-in capital in the amount of $987,000 related to this corporate location as of March 31, 2003.

During 1999, the Company sold five banking facilities to an unrelated third party for $5,850,000. The gain of $2,400,000 was deferred as the Company leased these facilities from the purchaser. During 2000, deposits totaling $113,585,000 for two of these locations and a third location which was leased by the Company were sold to a party unrelated to the 1999 transaction, and all three leases were assumed by that entity. The Company recognized a gain of $7,974,000 on the deposit sale, net of expenses of $1,216,000. In addition, during 2000, the Company recognized a portion of the deferred gain for the two branch facilities sold. Activity in the deferred gain account was as follows for the years ended December 31, 2002, 2001, and 2000:

                                                                       2002             2001            2000
                                                                       ----             ----            ----
                                                                                  (In thousands)
     Balance at beginning of year                                    $     1,479    $     1,595    $     2,314
     Amortization of deferred gain                                          (127)          (116)          (128)
     Recognized upon lease assumption                                          -              -           (591)
                                                                     -----------    -----------    -----------

         Balance at end of year                                      $     1,352    $     1,479    $     1,595
                                                                     ===========    ===========    ===========

Included in occupancy and equipment expense is depreciation expense of office properties and equipment of approximately $1,140,000, $1,301,000, and $1,796,000 for the years ended December 31, 2002, 2001, and 2000. Depreciation expense for ATMs is net of leasing reimbursements totaling $2.3 million, $1.1 million and $592,000 for 2002, 2001, and 2000.

Included in software is approximately $1,002,000 of costs for software licensing rights acquired and other system related conversion costs amortized to expense on a straight-line basis over periods of 5 to 7 years. Also included is approximately $926,236 of capitalized internal software development costs primarily related to the Savings Bank's Internet platform, amortized over periods of 1 to 3 years.


                                  (Continued)

                                                                             70.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 6 - PREMISES AND EQUIPMENT (Continued)

During May 2002, the Savings Bank purchased approximately 217 ATMs for $1.3 million; such ATMs were deployed in convenience stores throughout the Midwest. During August 2001, the Savings Bank purchased approximately 850 ATMs for $7.75 million and another 12 ATMs during December 2001 for $114,000; such ATMs were deployed in gas station/convenience stores throughout the Midwest.

The Company leases office space under its noncancelable operating leases. The Company also leases space for a data processing center under a lease that renews on an annual basis. Rent expense for the years ended December 31, 2002, 2001, and 2000 totaled $534,000, $679,000, and $668,000. The lease expense for 2000 included $304,000 related to the three branch facilities that were sold.

The estimated minimum rental payments under the terms of the leases at December 31, 2002 are as follows. The minimum rental payments have been adjusted for the sale of two branch locations and the transfer of certain lease obligations by the Company to its principal shareholders as discussed above.

Year ended December 31                                          Amount
----------------------                                          ------
                                                            (In thousands)

       2003                                                   $      177
       2004                                                           69
       2005                                                           46
                                                              ----------

       Total minimum lease payments                           $      292
                                                              ==========


NOTE 7 - LOAN SERVICING, PURCHASED MORTGAGE SERVICING RIGHTS, AND
  INVESTMENT IN LIMITED PARTNERSHIP

The cost of acquiring servicing rights from third parties to service mortgage loans is capitalized and amortized in proportion to and over the period of the estimated net servicing income. At December 31, 2002 and 2001, the Savings Bank held $105,000 and $337,000 in purchased mortgage servicing rights (PMSRs).

The balance of investment in limited partnership of $1.2 million and $3.7 million at December 31, 2002 and 2001 represents the Savings Bank's investment in various divisions of a single limited partnership. The investment at December 31, 2002 and 2001 includes a $910,000 and a $3.0 million equity interest in a limited partnership whose business activities are to purchase mortgage servicing rights, and a $288,000 and a $751,000 investment in subordinated debentures of the partnership. The debentures have an interest rate of 30%. During 2002 and


                                  (Continued)

                                                                            71.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 7 - LOAN SERVICING, PURCHASED MORTGAGE SERVICING RIGHTS, AND
  INVESTMENT IN LIMITED PARTNERSHIP (Continued)

2001, the Company recorded $2.5 million and $1.1 million as a reserve against its interest in the limited partnership and subordinate debentures due to the impact of declines in interest rates and the adverse effect of increased loan prepayment speeds on the value of PMSRs. In addition, a $5.0 million escrow deposit of the PMSR servicer is maintained at the Savings Bank. The fair value of this escrow deposit is reflected in determining the fair value of the investment in limited partnership. Based on a ruling from the OTS, the value of the escrow deposit declined by $1.6 million which is a component of the $2.5 million reserve recorded in 2002 against the investment in limited partnership. In 1999, the Company reinvested the equity in one division into another previously owned division. The single business activity of this limited partnership is the purchase of current mortgage servicing rights. There are several equity investors in each division of the partnership. The purchase of the servicing rights is leveraged, allowing the partnership to purchase additional servicing rights. At the end of five years, or at such time as the investors agree, the servicing rights will be sold and the proceeds divided pro rata among the investors. As with typical investments in PMSRs, the collateral underlying the equity investment is the servicing rights. All purchases of servicing rights must be approved by all equity investors. The administration and servicing of the purchased portfolios in each division is performed by the general partner.


NOTE 8 - DEPOSITS

Deposits at December 31 are summarized as follows (dollars in thousands):

                                                                2002            2001
                                                                ----            ----
         Non-interest-bearing                              $      5,835     $      3,879
         Savings accounts                                        13,127            7,352
         NOW accounts                                            41,492           42,061
         Money market accounts                                   96,512          143,918
         Certificate accounts                                   125,081          260,937
                                                           ------------     ------------

                                                           $    282,047     $    458,147
                                                           ============     ============

At year-end 2002, maturities of time deposits were as follows (in thousands):

         12 months or less                                 $     61,525
         13 months to 36 months                                  46,694
         37 months or more                                       16,862
                                                           ------------

                                                           $    125,081
                                                           ============


                                  (Continued)

                                                                             72.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000

NOTE 8 - DEPOSITS (Continued)

The Company had no brokered deposits at December 31, 2002. At December 31, 2001 the Company had $104.6 million of brokered deposits. The decline in brokered deposits during 2002 was due to the Savings Bank's effort not to renew maturing brokered certificates of deposit ("CDs") yielding higher interest rates and the Savings Bank's early redemption of $48.9 million of brokered CDs during September and December 2002. In conjunction with the early redemptions of the high yielding brokered CDs, the Savings Bank incurred additional interest expense of $1.0 million during 2002. This will have a positive effect on the cost of funds in future periods.

As discussed in Note 2 - Regulatory Compliance and Business Plan, to achieve the desired capital levels and profitability levels, the business plan of the Savings Bank anticipates reduction of total assets to $250 million by March 31, 2003 to be achieved through reduction of deposits by selling the Savings Bank's branch deposits and operations, rate reductions and the early redemption of brokered deposits. On January 31, 2003, the Savings Bank executed a Branch Sale Agreement to sell its branch office in Chicago, Illinois with approximately $6.7 million in deposits. On January 24, 2003, the Savings Bank entered into a separate Branch Purchase and Assumption Agreement to sell its other branch office located in Dolton, Illinois with approximately $21.5 million in deposits. Both contracts included the sale of leasehold improvements and furniture, fixtures and equipment at the locations along with the assumption of the buildings' lease obligations. The sale of the Chicago branch closed March 28, 2003 and the Dolton branch sale is expected to close April 26, 2003. During 2003, the Savings Bank anticipates recording a gain on the sales transactions of $1.4 million, including recognition of the deferred gains on the branch buildings sold in prior years.

The Savings Bank has pledged investment securities of approximately $2.8 million and $2.4 million at December 31, 2002 and 2001 as collateral to secure certain public deposits. In addition to securities at December 31, 2001, the Savings Bank also had letters of credit totaling $14.2 million as collateral to secure several State of Illinois certificates totaling $14.0 million. The aggregate amount of certificate of deposit accounts with a balance greater than $100,000 was $39.6 million and $80.8 million at December 31, 2002 and 2001.

Interest expense on deposit accounts is summarized as follows (in thousands):

                                                                         Year ended December 31,
                                                                -----------------------------------------
                                                                    2002           2001           2000
                                                                    ----           ----           ----
Savings                                                         $       243    $       117    $       490
NOW accounts                                                          1,061          1,111            149
Money market accounts                                                 3,269          5,487            925
Certificate accounts                                                 12,421         18,946         17,525
                                                                -----------    -----------    -----------

                                                                $    16,994    $    25,661    $    19,089
                                                                ===========    ===========    ===========


                                  (Continued)

                                                                             73.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 9 - BORROWINGS AND JUNIOR SUBORDINATED DEBT

Borrowed money at December 31 is summarized as follows:

                                                          Weighted Interest Rate            Balance
                                                               December 31,               December 31,
                                                               ------------               ------------
                                       Maturity             2002           2001         2002        2001
                                       --------             ----           ----         ----        ----
                                                                                         (In thousands)
Advances from the Federal
  Home Loan Bank of Chicago
          Fixed rate                   04/20/03             6.13%           6.13%   $    2,760   $    2,760
          Fixed rate                   11/25/06             6.58            6.58        10,000       10,000
                                                                                    ----------   ----------
                                                            6.48            6.48        12,760       12,760

Notes payable
          Variable rate                01/30/03             7.00            5.75         4,250        5,000
          Fixed rate                   03/31/03            10.00           10.00         2,000        3,500
          Variable rate                 Demand              7.41             --            295          --
Subordinated debentures                12/08/11             5.78            6.01         3,000        3,000
Federal funds purchased                01/02/03              --             2.00           --         2,400
Margin accounts                        Open line             --             3.92           --         1,683
                                                                                    ----------   ----------

                                                            6.81            6.21    $   22,305   $   28,343
                                                                                    ==========   ==========

The required aggregate principal balance of first mortgage loans securing advances is determined by the Federal Home Loan Bank of Chicago (FHLB). At December 31, 2002 and 2001, approximately $5.6 million and $40 million of specifically identified loans were pledged and delivered to the FHLB. All stock in the Federal Home Loan Bank of Chicago is also pledged as collateral for these advances. Additionally, securities having a carrying value of $41.2 million and $1.5 million were pledged against advances at December 31, 2002 and 2001.

As of December 31, 2002 the Company had no margin account loans outstanding. At December 31, 2001, the margin account loans were from third-party securities brokers and were secured by securities which are held by the broker and had a market value of $3.3 million.

In 2001, the Company borrowed $5.0 million to fund the repurchase of shares of common stock. The note is secured by all common stock of the Savings Bank. Interest on the note is payable quarterly. During 2002, the Company made principal reductions of $750,000 and the lender extended the due date of the note to January 30, 2003 and increased the interest rate to 7%. On March 31, 2003, the Company paid off the remaining balance of $4,250,000 with the proceeds from capital contributions from the Company's two principal shareholders.




                                  (Continued)

                                                                             74.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000



NOTE 9 - BORROWINGS AND JUNIOR SUBORDINATED DEBT (Continued)

In 2001, the Company borrowed an additional $3.5 million. During 2002, the Company made principal reductions of $1.5 million and the lender extended the due date of the note to March 31, 2003. The note is secured by certain securities with carrying values of $2.0 million at December 31, 2002. Interest on the note is payable monthly. During January and February 2003 the Company paid-off the $2 million note payable with the proceeds from the sale of an available-for-sale security and capital contributions from the Company's two principal shareholders.

In November of 2001, the Savings Bank issued $3.0 million of subordinated debt in a private placement transaction to increase working capital. On December 5, 2001, the Savings Bank filed an application with the OTS seeking inclusion of the proceeds of the sale of the debentures in regulatory "Tier II" (risk weighted) capital. As of June 28, 2002, the OTS approved the application. Debt issuance costs totaling $120,000 were capitalized related to the debenture offering and are being amortized over the 10 year life of the issuance.

As part of the business plan discussed in Note 2, on February 28, 2003, the Savings Bank paid-off the $2.8 million Federal Home Loan Bank Advance due April 20, 2003. The Savings Bank incurred a penalty of $17,600 related to this transaction.

Additionally, the Company has issued 11% junior subordinated debentures aggregating $17,784,000 to Argo Capital Trust Company (Trust). The Trust issued 11% capital securities with an aggregate liquidation amount of $17,250,000 ($10 per capital security) to third-party investors. The capital securities and cash are the sole assets of the Trust. The junior subordinated debentures are includable as Tier I capital for regulatory capital purposes. The junior subordinated debentures and the capital securities pay dividends and distributions, respectively, on a quarterly basis, which are included in interest expense.

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

In 2000, Argo Redemption was formed for the purpose of repurchasing a portion of the 11% capital securities. Argo Redemption held 12,700 and 64,717 shares of the 11% capital securities at cost basis of $127,000 and $647,170 at December 31, 2002 and 2001. During 2002 and 2001, Argo Redemption reissued 87,217 and 65,400 shares for $830,000 and $655,000 and repurchased an additional 35,200 and 63,824 shares at a cost basis of $292,000 and $639,000. Gains of


                                  (Continued)

                                                                             75.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 9 - BORROWINGS AND JUNIOR SUBORDINATED DEBT (Continued)

$38,000, $103,000, and $92,000 are included with other income in the consolidated statement of operations for the years ended December 31, 2002, 2001 and 2000. The 11% capital securities can be resold.

On February 27, 2003 the Company announced its intention to repurchase from time to time in open market as well as privately negotiated transactions shares of the Trust's 11% securities, which trade under the symbol "ATP_P" on the American Stock Exchange. The present authorization does not impose any specific limit on the number of Trust securities which may be repurchased, and is being undertaken in order to reduce debt and debt-like obligations as required by the capital plan as discussed in Note 2 - Regulatory Compliance and Business Plan. The continuing payment on the Trust securities is dependent on the Company's continuing ability to make payments on the subordinated debenture it issued to the Trust in connection with the 1998 public offering. In the absence of prior written approval, the Savings Bank is currently precluded from making dividend payments to the Company under mutual agreement with the OTS. Consequently, no assurance can be made that the Company will continue to make dividend payments on the Trust securities. In the event that shares are repurchased and retired, the Company will accelerate the amortization of the debt issuance costs attributable to each security.


NOTE 10 - INCOME TAXES

Income tax expense (benefit) from continuing operations consists of the following:

                                                                         Year ended December 31,
                                                                -----------------------------------------
                                                                    2002            2001          2000
                                                                    ----            ----          ----
                                                                             (In thousands)
Federal
    Current                                                     $      (854)   $    (1,495)   $        75
    Deferred                                                         (6,651)          (587)         1,054
                                                                -----------    -----------    -----------
                                                                     (7,505)        (2,082)         1,129
State
    Current                                                            (118)          (291)           120
    Deferred                                                         (1,412)           (68)           (22)
                                                                -----------    -----------    -----------

Total income tax expense (benefit)                              $    (9,035)   $    (2,441)   $     1,227
                                                                ===========    ===========    ===========


                                  (Continued)

                                                                             76.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000



NOTE 10 - INCOME TAXES (Continued)

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2002 and 2001 are summarized as follows:

                                                                                       December 31,
                                                                               --------------------------
                                                                                  2002           2001
                                                                                  ----           ----
                                                                                     (In thousands)
Deferred tax assets
    Net operating loss and unused tax credits                                  $     7,046    $       465
    Allowance for loan losses                                                        1,607          1,156
    Deferred gain on sale of fixed assets                                              524            572
    Limited partnership interest                                                       414              -
    Unrealized losses on securities available-for-sale                                  95            693
                                                                               -----------    -----------
         Gross deferred tax assets                                                   9,686          2,886

Deferred tax liabilities
    Excess tax bad debt deduction                                                       (5)           (10)
    Limited partnership interest                                                        --           (581)
    Other                                                                               (2)           (81)
                                                                               -----------    -----------
    Gross deferred tax liabilities                                                      (7)          (672)
                                                                               -----------    -----------

         Net deferred tax asset                                                $     9,679    $     2,214
                                                                               ===========    ===========

The effective income tax rate differs from the statutory federal tax rate of 34%. The major reasons for this difference related to income (loss) for the years ended December 31 follow:

                                                                          Year ended December 31,
                                                                ------------------------------------------
                                                                  2002             2001            2000
                                                                  ----             ----            ----
                                                                             (In thousands)
Federal income tax (benefit) at statutory rate                  $    (7,253)   $    (1,046)   $     1,890
Increase (decrease) in tax resulting from:
    Municipal interest, net                                            (608)          (905)           (11)
    Tax credits                                                        (300)          (300)          (300)
    Benefit of prior year net operating losses                           --             --           (258)
    State taxes and other, net                                         (874)          (190)           (94)
                                                                -----------    -----------    -----------

         Income tax expense (benefit)                           $    (9,035)   $    (2,441)   $     1,227
                                                                ===========    ===========    ===========


                                  (Continued)

                                                                             77.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 10 - INCOME TAXES  (Continued)

At December 31, 2002, the Bancorp has federal net operating loss carryforwards of approximately $12,500,000 and state net operating loss carryforwards of approximately $16,000,000, which will begin to expire in 2022. In addition, Umbrella Bancorp has low income housing and alternative minimum tax credit carryforwards of approximately $2,250,000 expiring through 2022. Based on management's projections of future taxable income, no valuation allowance is recorded against the deferred tax asset.


NOTE 11 - EMPLOYEE BENEFIT PLANS

401(k) PLAN AND TRUST

The Argo Federal Savings 401(k) (the "plan") is an ERISA-qualified plan covering all employees of the Savings Bank who have completed at least 1,000 hours of service within a 12 consecutive month period and are age 21 or older. Participants may make contributions to the plan from 1% to 12% of their earnings, subject to Internal Revenue Service (IRS) limitations. Discretionary matching contributions of 50% of each participant's contribution up to 12% may be made by the Savings Bank each plan year. The Savings Bank made contributions of $54,000, $65,000, and $60,000 to the plan for the years ended December 31, 2002, 2001, and 2000.

EMPLOYEE STOCK OWNERSHIP PLAN

The Savings Bank maintained an ERISA qualified employee stock ownership plan
(ESOP) for eligible employees. Effective September 30, 2002, the ESOP was terminated. The Bancorp accepted the unallocated shares in full satisfaction of the outstanding loan balance of $289,000. The unallocated shares were accounted as a treasury stock transaction by the Bancorp. During 1999, the ESOP borrowed funds from the Company in the amount of $498,000 in order to purchase 49,136 shares at an average price of $10.13 per share. In addition, during 2000, the ESOP used available cash in the plan to purchase 1,880 shares. Consolidated stockholders' equity was reduced by the unpaid balance of the ESOP loan at December 31, 2001 and 2000. Contributions of $64,000, $81,000, and $95,000 were accrued or made to the ESOP to fund principal and interest payments for the years ended December 31, 2002, 2001, and 2000. Selected ESOP information at December 31, 2001, and 2000 follows:

                                                                         2001            2000
                                                                         ----            ----
Shares allocated                                                    $    100,816     $     94,362
Unearned shares                                                           28,052           34,506
                                                                    ------------     ------------

     Total ESOP shares                                                   128,868          128,868
                                                                    ============     ============

     Total value of unearned shares                                 $    283,325     $    362,313
                                                                    ============     ============

                                  (Continued)

                                                                             78.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

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

MANAGEMENT RECOGNITION PLAN

The Company's Management Recognition Plan ("MRP") provides for issue of shares to officers and employees of the Company. Compensation expense is recognized over the vesting period of the shares for the difference between exercise price and the market value at issue date. Total shares issuable under the plan are 25,492 at December 31, 2002 and 2001. Unearned compensation is reported as a reduction of stockholder's equity until earned.

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


                                  (Continued)

                                                                             79.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000



NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

There were no options granted in 2002 and 2001. For options granted during 2000, the weighted average fair values and exercise price at grant date are as follows:

                                                                                     Weighted
                                                                                      Average
                                                                      Number of      Exercise           Fair
                                                                       Options         Price            Value
                                                                       -------         -----            -----
                                                                       99,000         $10.58            $3.19


The activity in the stock option plans for 2000, 2001, and 2002 is summarized as follows:

                                                                                                     Weighted
                                                                                       Number         Average
                                                                                         of          Exercise
                                                                                       Options         Price
                                                                                       -------         -----
     Outstanding at January 1, 2000                                                    394,068     $     6.14

     Granted                                                                            99,000          10.58
     Exercised                                                                         (18,213)         (3.52)
     Forfeited                                                                         (31,196)         (5.98)
                                                                                       -------

     Outstanding at December 31, 2000                                                  443,659           7.25

     Exercised                                                                         (48,125)         (5.01)
                                                                                       -------

     Outstanding at December 31, 2001                                                  395,534           6.45

     Exercised                                                                         (46,200)         (3.96)
     Forfeited                                                                         (55,200)         (6.00)
                                                                                       -------

     Outstanding at December 31, 2002                                                  294,134           6.93
                                                                                       =======

Options exercisable at year end are as follows:

                                                                                                     Weighted
                                                                                       Number         Average
                                                                                         of          Exercise
                                                                                       Options         Price
                                                                                       -------         -----
     December 31, 2002                                                                 253,134       $   6.36
     December 31, 2001                                                                 321,334           5.46
     December 31, 2000                                                                 307,344           5.33


                                  (Continued)

                                                                             80.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

At year-end 2002, options outstanding were as follows:

                                                Outstanding                      Exercisable
                                                -----------                      -----------
                                                      Weighted Average                     Weighted
      Range of                                            Remaining                         Average
      Exercise                                           Contractual                       Exercise
       Prices                            Number             Life             Number          Price
       ------                            ------             ----             ------          -----
$   2.88   -   3.85                       118,134          .5 years           118,134      $    3.78
    5.00   -   6.88                        40,000         1.6 years            40,000           5.80
    7.22   -   8.66                        24,000         4.0 years            24,000           8.01
    9.00   -  11.00                       107,000         5.8 years            68,000          10.15
   16.00                                    5,000         1.0 years             3,000          16.00
                                   --------------       -----------      ------------      ---------

Outstanding at year end                   294,134         2.9 years           253,134      $    6.36
                                   ==============       ===========      ============      =========


NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its business to meet the financing needs of its customers and to reduce its own exposure to fluctuations of interest rates. These financial instruments represent commitments to fund loans and letters of credit and involve credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

At December 31, 2002 the Savings Bank had funding commitments totaling $11.9 million. These commitments include $5.9 million for unused lines of credit, $4.3 million for the unfunded portion of construction loans, $1.4 million for letters of credit, and $300,000 for commitments to originate loans. Commitments to fund loans, lines of credit and letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to the Savings Bank's normal credit policies.

The Savings Bank has Community Reinvestment Act (CRA) investment commitments outstanding of $1.5 million. These commitments include $1.2 million to be funded over nine years for investment in the Chicago Equity Fund, $216,000 to be funded over five years for investment in the Community Investment Corporation, and $51,000 to be funded over two years for investment in the Kedzie Limited Partnership. On March 31, 2003, the Savings Bank funded its commitments to the Chicago Equity Fund and Community Investment Corporation of $1.2 million and $216,000, respectively.

Also as of December 31, 2002 the Savings Bank had commitments to purchase securities available-for-sale of $22.4 million.


                                  (Continued)

                                                                             81.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 13 - CAPITAL MATTERS

Information regarding common stock at December 31, 2002 and 2001 follows:

                                                                                     2002             2001
                                                                                     ----             ----
     Par value per share                                                          $      .01        $      .01
     Authorized shares                                                             9,000,000         9,000,000
     Shares issued                                                                 2,117,434         2,071,234
     Shares outstanding                                                            1,723,586         1,705,438

Information regarding preferred stock at December 31, 2002 and 2001 follows:

                                        Preferred Stock Series A             Preferred Stock
                                        ------------------------             ---------------
                                          2002             2001          2002             2001
                                          ----             ----          ----             ----
Par value per share                     $ 1,000          $   --              .01       $      .01
Authorized shares                        10,000              --        1,000,000        1,000,000
Shares issued and
  outstanding                             1,921              --          592,681          592,681

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

On September 29, 2002, the Board of Directors of the Bancorp authorized the issuance of up to 10,000 shares of Series A 8.0% Perpetual Preferred Convertible Preferred Stock ("Series A Stock"). The Series A Stock has a par and face value of $1,000. After March 31, 2003, the holders of record of the Series A Stock on the dates specified below shall be entitled to receive, as and when declared by the Board of Directors and out of assets of the Bancorp which are by law available for payment of dividends, cumulative preferential cash dividends, at the rate of $80.00 per share per annum, payable quarterly on the first day of July, October, January and April in each year. Dividends on the Series A Stock shall be cumulative, whether or not in any dividend period or periods after March 31, 2003 there shall be surplus or net profits of the Company legally available for the payment of such dividends. Dividends on the Series A Stock shall be junior and

                                  (Continued)

                                                                             82.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 13 - CAPITAL MATTERS (Continued)

subordinate to the payment of the Bancorp's obligations for dividends or payments under the Company's 11% Junior Subordinate Deferrable Interest Debentures. After March 31, 2004, the Bancorp, at the option of the Board of Directors, may at any time or from time to time redeem the whole or any part of the Series A Stock by paying therefore in cash $1,000 per share plus an amount equal to all dividends thereon declared but unpaid on the date fixed for redemption (the "Redemption Price"). Until March 31, 2008, each holder of Series A Stock may at any time upon surrender of the certificates therefore, convert any or all of such holder's Series A Stock into fully paid and nonassessable shares of Common Stock of the Bancorp, at the rate of 166 shares of Common Stock for each share of Series A Stock so surrendered for conversion.

For the period September 30, 2002 to December 31, 2002, the Company received from its two principal shareholders cash totaling $2,075,000 for 1,921 shares of Series A Preferred Stock ($1,921,000), 18,000 shares of common stock ($59,000) related to the exercise of stock options, and $95,000 for available-for-sale securities at the higher of fair market value or amortized cost.

For the period January 1, 2003 to March 31, 2003, the Company received from three of its principal shareholders cash totaling $7,547,000 for 6,064 shares of Series A Stock ($6,064,000), 118,134 shares of common stock ($447,000) related to the exercise of stock options, and $1,036,000 for available-for-sale securities at the higher of fair market value or amortized cost.

On September 30, 2002, the Bancorp made a $2 million cash contribution to the Savings Bank in order to increase the Savings Bank's capital ratios. On March 31, 2003, the Bancorp made a $1.5 million cash contribution to the Savings Bank in accordance with the capital plans as discussed in Note 2 - Regulatory Compliance and Business Plan.

Pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), savings institutions must meet three separate minimum capital requirements. There are no similar minimum capital requirements for thrift holding companies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of Savings Bank assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


                                  (Continued)

                                                                             83.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 13 - CAPITAL MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined) and Tier I capital (as defined) to assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the Savings Bank was well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

On November 28, 2001, the Savings Bank issued and sold $3.0 million subordinated debentures in a pooled security offering. On December 5, 2001, the Savings Bank filed an application with the OTS seeking inclusion of the proceeds of the sale of the debentures in regulatory "Tier II" (risk weighted) capital. As of June 28, 2002, the OTS approved the application. Thus, the Savings Bank's "Tier II" ratios below reflect the $3.0 million of subordinated debentures as of December 31, 2002 and the "Tier II" ratios do not reflect the subordinated debentures as of December 31, 2001.

The Savings Bank's actual capital amounts (in thousands) and ratios are as follows as of December 31, 2002 and 2001:

                                                                                                        To Be Well-
                                                                            For Capital              Capitalized Under
                                                                             Adequacy                Prompt Corrective
                                                  Actual                     Purposes                     Action
                                                  ------                     --------                     ------
                                           Amount        Ratio          Amount       Ratio          Amount       Ratio
                                           ------        -----          ------       -----          ------       -----
December 31, 2002
    Total capital
      (to risk-weighted assets)
       Savings Bank                       $24,226        13.61%        $14,245       8.00%         $17,806       10.00%
    Tier I capital
      (to risk-weighted assets)
       Savings Bank                        19,047        10.70           7,122       4.00           10,684        6.00
    Tier I capital
      (to adjusted assets)
       Savings Bank                        19,047         5.76          13,227       4.00           16,533        5.00


                                  (Continued)

                                                                             84.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000



NOTE 13 - CAPITAL MATTERS (Continued)

                                                                                                        To Be Well-
                                                                            For Capital              Capitalized Under
                                                                             Adequacy                Prompt Corrective
                                                  Actual                     Purposes                     Action
                                                  ------                     --------                     ------
                                           Amount        Ratio          Amount       Ratio          Amount       Ratio
                                           ------        -----          ------       -----          ------       -----
December 31, 2001
    Total capital
      (to risk-weighted assets)
       Savings Bank                       $32,745        10.77%        $24,329       8.00%         $30,411       10.00%
    Tier I capital
      (to risk-weighted assets)
       Savings Bank                        30,261         9.95          12,164       4.00           18,247        6.00
    Tier I capital
      (to adjusted assets)
       Savings Bank                        30,261         5.82          20,785       4.00           25,981        5.00



NOTE 14 - SEGMENT FINANCIAL INFORMATION

During 2001, the Company discontinued monitoring discounted loans as a reporting segment. Prior to 2001, the operating segments were determined by the products and services offered, primarily distinguished between banking and discount loan operations. Loans, investments, and deposits provide the revenues in the banking operation; fee income provided the primary revenue for mortgage banking interest income; and discount accretion provide the primary revenue for discount loan workout. All operations are domestic.

The accounting policies used for the operating segments are the same as those described in the summary of significant accounting policies. Income taxes are allocated to the banking segment. No indirect expenses are allocated.

Information reported internally during 2000 for performance assessment follows. The column for other information primarily includes activity between segments which is being eliminated.

                                                                        Discount                     Total
(In thousands)                                            Banking         Loans       Other        Segments
                                                          -------         -----       -----        --------
Net interest income                                   $     6,372   $       886   $      --     $     7,258
Provision for loan losses                                   1,178            40          --           1,218
Other revenue                                              10,593          (129)        (373)        10,091
Other expenses                                             10,229           344          --          10,573
Income tax expense (benefit)                                1,227           --           --           1,227
Segment profit (loss)                                       4,331           373         (373)         4,331
Segment assets                                            462,896        12,285      (12,088)       463,093


                                  (Continued)

                                                                             85.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000



NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION

Condensed statements of financial condition, operations, and cash flows of Umbrella Bancorp, Inc. follow:

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                             December 31,
                                                                                   ---------------------------------
                                                                                      2002                   2001
                                                                                      ----                   ----
                                                                                            (In thousands)
Assets
     Cash                                                                           $   192                $   558
     Interest-bearing deposits                                                          111                     89
                                                                                    -------                -------
         Total cash and cash equivalents                                                303                    647
     Securities available-for-sale                                                    3,371                  7,884
     Loans receivable, net                                                               29                  2,678
     Mortgage loan servicing rights                                                     288                    751
     Due from subsidiary                                                               --                      144
     Deferred tax assets                                                              4,433                    751
     Investment in banking subsidiary                                                23,548                 29,163
     Investment in nonbank subsidiary                                                   132                    639
                                                                                    -------                -------
         Total investments in subsidiaries                                           23,680                 29,802

     Other assets                                                                     2,470                  2,887
                                                                                    -------                -------

         Total assets                                                               $34,574                $45,544
                                                                                    =======                =======

Liabilities and stockholders' equity
     Borrowed money                                                                 $ 6,545                $10,160
     Due to subsidiary                                                                1,929                   --
     Other liabilities                                                                  670                    557
     Junior subordinated debt                                                        17,250                 17,250
     Stockholders' equity                                                             8,180                 17,577
                                                                                    -------                -------

         Total liabilities and stockholders' equity                                 $34,574                $45,544
                                                                                    =======                =======


                                  (Continued)

                                                                             86.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000



NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                               Year ended December 31,
                                                                     -----------------------------------------
                                                                        2002             2001            2000
                                                                        ----             ----            ----
                                                                                  (In thousands)
Interest income                                                      $       893    $     1,439    $     1,236
Interest expense                                                           2,557          3,213          2,375
                                                                      ----------    -----------    -----------
Net interest expense                                                      (1,664)        (1,774)        (1,139)
Provision for loan losses                                                 (1,812)          (527)           --
Dividends from bank subsidiary                                               --             --           2,200
Equity in undistributed earnings (losses)
  of subsidiaries                                                         (9,031)           999          3,402
Other noninterest income                                                      10            167            --
Gain (loss) on sales of securities available-for-sale                        (16)           163            139
Profits (losses) on trading account activity                                 --             608            (35)
Loss on sale of loans                                                        (70)           --             --
Noninterest expense                                                       (1,816)        (1,105)          (948)
                                                                      ----------    -----------    -----------
Income (loss) from continuing operations
  before income taxes                                                    (14,399)        (1,469)         3,619
Income tax benefit                                                        (2,102)          (832)          (712)
                                                                      ----------    -----------    -----------

     Net income (loss)                                                $  (12,297)   $      (637)   $     4,331
                                                                      ==========    ===========    ===========



                                  (Continued)

                                                                             87.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000



NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                               Year ended December 31,
                                                                     ------------------------------------------
                                                                       2002             2001            2000
                                                                       ----             ----            ----
                                                                                  (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                               $   (12,297)   $      (637)   $     4,331
     Adjustments to reconcile net income (loss)
        to net cash provided from operating activities
              Net change in trading account activity                         --             770            --
              Provision for loan losses                                    1,812            527            --
              Loss (gain) on the sales of securities
                available-for-sale                                            16           (163)          (139)
              (Gain) loss on trading account securities                      --            (608)            35
              Loss on sale of loans                                           70            --             --
              Dividends from nonbank subsidiary                              233            --             --
              Equity in undistributed earnings (losses)
                of subsidiaries                                            9,031           (999)        (3,402)
              ESOP expense                                                    59             64             21
              Change in other assets                                      (2,694)         1,134           (463)
              Change in inter-company balance                                148         (3,142)         2,998
              Change in other liabilities                                  2,038           (728)          (561)
                                                                     -----------    -----------    -----------
                  Net cash from operating activities                      (1,584)        (3,782)         2,820

CASH FLOWS FROM INVESTING ACTIVITIES
     Loans purchased, net                                                    416         (4,799)        (1,006)
     Proceeds from the sales of securities                                13,608         20,947          1,144
     Purchases of securities                                              (9,321)       (17,362)          (876)
     Redemption of GFS preferred stock investment                            --           3,600            600
     Return of Capital from nonbank subsidiaries                             312            --             --
     Capital contribution into subsidiaries                               (2,000)           --             --
                                                                     -----------    -----------    -----------
         Net cash from investing activities                                3,015          2,386           (138)



                                  (Continued)

                                                                             88.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000



NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION (Continued)

                            STATEMENTS OF CASH FLOWS

                                                                               Year ended December 31,
                                                                     ------------------------------------------
                                                                       2002             2001            2000
                                                                       ----             ----            ----
                                                                                  (In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
     Increase (decrease) in borrowed money, net                      $    (3,615)   $     4,284    $       472
     Proceeds from exercise of stock options                                 183            251             64
     Purchase of treasury shares                                             --          (5,121)           --
     Proceeds from issuance of preferred stock                             1,921            --             --
     Dividends paid                                                         (264)          (371)          (402)
                                                                     -----------    -----------    -----------
         Net cash from financing activities                               (1,775)          (957)           134
                                                                     -----------    -----------    -----------

Change in cash and cash equivalents                                         (344)        (2,353)         2,816

Cash and cash equivalents at beginning of year                               647          3,000            184
                                                                     -----------    -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                             $       303    $       647    $     3,000
                                                                     ===========    ===========    ===========

Supplemental disclosure of noncash
  investing activities
     Investment in non-banking subsidiary                            $       --     $       --     $       570
     Capital contribution to banking subsidiary
       in the form of securities available-for-sale
       and loans                                                             --           2,928          1,250
     Data processing credit received in lieu of
       cash on sale of GFS preferred stock                                   --             400            --


                                  (Continued)

                                                                             89.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Umbrella Bancorp's financial instruments as of December 31, 2002 and 2001 are set forth in the following table, followed by the methods and assumptions used.

                                                               2002                           2001
                                                               ----                           ----
                                                                    Estimated                       Estimated
                                                    Carrying          Fair         Carrying           Fair
                                                     Amount           Value         Amount            Value
                                                     ------           -----         ------            -----
                                                                         (In thousands)
Financial assets
     Cash                                        $      2,089    $      2,089     $        647    $        647
     Interest-earning deposits                         69,811          69,811           37,002          37,002
     Trading account securities                             -               -            6,053           6,053
     Securities available-for-sale                    105,613         105,613          123,118         123,118
     Securities held-to-maturity                            -               -            1,859           1,838
     Loans, including loans held-for-
       sale                                           116,452         119,531          315,409         317,209
     FHLB of Chicago stock                              2,947           2,947            2,800           2,800
     Accrued interest receivable                        1,861           1,861            5,272           5,272

Financial liabilities
     Deposits without stated maturities               156,966         156,966          197,210         197,210
     Deposits with stated maturities                  125,081         131,551          260,937         270,152
     Borrowed money                                    22,305          23,781           28,343          29,113
     Junior subordinated debt                          17,123           9,931           16,603          16,630
     Custodial escrow balances                          7,423           7,423            9,499           9,499
     Accrued interest payable                           1,232           1,232            1,707           1,707

The following methods and assumptions are used by Umbrella Bancorp in estimating the fair value amounts for its financial instruments.

(A)   CASH AND INTEREST-BEARING DEPOSITS

The carrying value of cash and interest-bearing deposits approximates fair value due to the short period of time between origination of the instruments and their expected realization.

(B) SECURITIES AVAILABLE-FOR-SALE, SECURITIES HELD-TO-MATURITY, TRADING SECURITIES, AND FHLB OF CHICAGO STOCK.

The fair value of securities available-for-sale and held-to-maturity and trading securities was estimated using quoted market prices. The fair value of FHLB stock is based on its redemption value.


                                  (Continued)

                                                                             90.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000



NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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



                                  (Continued)

                                                                             91.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 17 - EARNINGS PER SHARE

The following table sets forth the components of basic and diluted earnings
(loss) per share. Basic and dilutive loss per share are the same for 2002 and 2001 as diluted loss per share would be anti-dilutive.

                                                                             Year ended December 31,
                                                                             -----------------------
                                                                2002                   2001                   2000
                                                                ----                   ----                   ----
                                                                 (Dollars in thousands, except per share data)
Numerator
    Net income (loss)                                       $   (12,297)           $      (637)           $     4,331
                                                            ===========            ===========            ===========

Denominator
    Basic earnings (loss) per share -
      weighted average shares outstanding                     1,715,433              1,723,952              2,008,056
    Effect of dilutive stock options
      outstanding                                                  --                     --                  157,070
                                                            -----------            -----------            -----------

Diluted earnings (loss) per share -
  weighted average shares outstanding                         1,715,433              1,723,952              2,165,126
                                                            ===========            ===========            ===========

Basic earnings (loss) per share                             $     (7.17)           $      (.37)           $      2.16
Diluted earnings (loss) per share                                 (7.17)                  (.37)                  2.00


NOTE 18 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

                                                                2002                 2001                 2000
                                                                ----                 ----                 ----
Unrealized holding gains on
  securities available-for-sale                               $ 1,068              $   682              $   166
Less reclassification adjustments for gains
  (losses) recognized in income                                  (502)               1,411                 (111)
                                                              -------              -------              -------
Net unrealized gains (losses)                                   1,570                 (729)                 277
Tax effect                                                       (598)                 275                 (105)
                                                              -------              -------              -------

Other comprehensive income (loss)                             $   972              $  (454)             $   172
                                                              =======              =======              =======


                                  (Continued)

                                                                             92.

                    UMBRELLA BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2002, 2001, and 2000


NOTE 19 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                         First         Second          Third          Fourth
                                                         -----         ------          -----          ------
2002
     Total interest income (a)                      $      7,885     $     7,286    $     6,627    $     4,268
     Net interest income (b)                               1,918           1,818            955            339
     Net loss (c) (d)                                       (561)         (8,375)        (1,965)        (1,396)

     Basic earnings (loss) per share                        (.33)         (4.86)          (1.14)          (.83)
     Diluted earnings (loss) per share                      (.33)         (4.86)          (1.14)          (.83)

2001
     Total interest income                          $      8,755     $     9,674    $     9,865    $     9,913
     Net interest income                                   1,444           1,888          2,392          2,344
     Net income (loss) (e)                                   380             207           (301)          (923)

     Basic earnings (loss) per share                         .19            .12            (.18)          (.50)
     Diluted earnings (loss) per share                       .17            .11            (.18)          (.50)

(a) Interest income declined during the fourth quarter due to declining interest rates and reductions in the Company's interest earning assets as it executed its business plan.

(b) During the third and fourth quarters of 2002, the Savings Bank incurred additional interest expense of $638,000 and $362,000, respectively due to the early redemption of brokered deposit CDs.

(c) During the second and third quarters of 2002, the Company recorded provisions for loan losses of $8.6 million and $1.7 million, respectively. During the fourth quarter of 2002, the Savings Bank recaptured $500,000 of the provisions for loan losses recorded in previous quarters mainly due to the successful termination of the purchase/repurchase loan program.

(d) During the second quarter of 2002, the Company recorded a $2.5 million reserve against its interest in limited partnerships that invest in PMSRs.

(e) During the fourth quarter of 2001, the allowance for loan losses was increased as a result of the Savings Bank's decision to classify mortgage loans securing purchase/repurchase lines of credit facilities with weaknesses attributable to mortgage broker and origination deficiencies, as well as purchases and originations of commercial and commercial real estate loans and direct financing leases, which are considered higher risk than the Savings Bank's traditional loan products primarily secured by residential real estate.



                                                                             93.

UMBRELLA BANCORP, INC.

Shareholder Information


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

Frances M. Pitts                          Donald G. Wittmer
Executive Vice President,                 President and Owner, Wittmer Financial
Secretary and Director                      Services, Ltd.
                                          Director

Colleen A. Kitch                          Arthur E. Byrnes
Executive Vice President                  Chairman, Deltec Asset Management
                                            Corporation, LLC
                                          Director

Frank J. Shinnick                         Dennis G. Carroll
Chief Financial Officer                   Detective, City of Chicago
                                          Police Department
Marie Goudie
Controller
                                UMBRELLABANK, FSB

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

Colleen A. Kitch                          Arthur E. Byrnes
President                                 Chairman, Deltec Asset Management
                                            Corporation, LLC
Frank J. Shinnick                         Director
Chief Financial Officer

Rebecca L. Leon                           Dennis G. Carroll
Vice President, Retail Operations         Detective, City of Chicago Police
                                             Dept.
                                          Director

Marie C. Goudie                           George P. Yedinak
Assistant Vice President and Regulatory   Vice President and Chief Information
  Accounting Officer                         Officer

David Scherer                             Teena D. Juergens
AVP/Managing Accounting Officer           Vice President



                                                                             94.

UMBRELLA BANCORP, INC.

Shareholder Information


STOCKHOLDER REFERENCE

Corporate Headquarters                  Independent Auditors
Umbrella Bancorp, Inc.                  Crowe Chizek and Company LLC
220-222 West Huron Street               One Mid America Plaza
Chicago, Illinois 60610                 Oak Brook, Illinois 60522
(312) 397-8880
(Effective April 27, 2003)

Chicago Counsel                         Transfer Agent and Registrar
Kemp & Grzelakowski, Ltd.               LaSalle Bank, N.A.
1900 Spring Road                        Trust and Asset Management Division
Suite 500                               135 South LaSalle Street
Oak Brook, Illinois 60523-14495         Chicago, Illinois 60603
                                        (312) 904-2584

Market Makers                           Annual Report on Form 10-K
RBC Dain Rauscher                       Copies of Umbrella Bancorp, Inc.'s 2002
1 South Wacker Drive                     Annual Report on Form 10-K
Suite 1900                               filed without exhibits with the
Chicago, Illinois 60606                  Securities and Exchange Commission
(888) 655-4135                           are available without charge to
                                         stockholders, upon written
                                         request to:
Keefe Bruyette and Woods, Inc.            Frances M. Pitts, Corporate Secretary
787 7th Avenue, 4th Floor                 Umbrella Bancorp, Inc.
New York, New York 10019                  5818 S. Archer Road
(800) 221-3246                            Summit, Illinois 60501

Ryan Beck and Company, LLC              Annual Meeting
220 South Orange Avenue                 The annual meeting of stockholders will
Livingston, New Jersey 07039             be held at 2:00 p.m. on May 28, 2003 at
(800) 342-2325                           220-222 West Huron Street
                                         Chicago, Illinois 60610

Investor Information
Stockholders, investors, and analysts   Stockholders are encouraged to attend.
  interested in additional
  information may contact:              Internet Banking Channel
   John G. Yedinak, President and CEO, www.umbrellabank.com at the Corporate Headquarters

OFFICE LOCATIONS

Home Office
220-222 West Huron Street
Chicago, Illinois 60610
(312) 397-8880



                                                                             95.

UMBRELLA BANCORP, INC.

Shareholder Information


                             STOCK PRICE INFORMATION

Umbrella Bancorp Inc.'s common stock is traded on the NASDAQ Over the Counter Market under the symbol UMBR. The table shows the reported high and low sale prices of common stock and the dividends paid per share during the periods indicated.

                                                              High              Low           Dividends
                                                              ----              ---           ---------
Year ended December 31, 2002:
     First quarter                                         $     9.77      $      7.40      $      .05
     Second quarter                                              9.35             7.00             .05
     Third quarter                                               8.60             5.00             .05
     Fourth quarter                                              4.90             3.25             .00

Year ended December 31, 2001:
     First quarter                                         $    14.81      $     10.13      $      .05
     Second quarter                                             14.13             9.00             .05
     Third quarter                                              12.25            11.00             .05
     Fourth quarter                                             11.00             9.98             .05

Year ended December 31, 2000:
     First quarter                                         $    11.50      $     10.50      $      .05
     Second quarter                                             13.00             9.00             .05
     Third quarter                                              10.13             9.00             .05
     Fourth quarter                                             16.00            10.50             .05


                                                                             96.